Exhibit 10.1

Execution Version

Published CUSIP Number: 82704EAV8

USD Revolving Credit CUSIP Number: 82704EAW6

CAD Revolving Credit CUSIP Number: 82704EAY2

USD Term Loan CUSIP Number: 82704EAX4

CAD Term Loan CUSIP Number: 82704EAZ9

EUR Term Loan CUSIP Number: 82704EBA3

CREDIT AGREEMENT

among

SILGAN HOLDINGS INC.,

SILGAN CONTAINERS LLC,

SILGAN PLASTICS LLC,

SILGAN CONTAINERS MANUFACTURING CORPORATION,

SILGAN CAN COMPANY,

SILGAN PLASTICS CANADA INC.,

SILGAN HOLDINGS B.V.,

SILGAN INTERNATIONAL HOLDINGS B.V.,

CERTAIN OTHER BORROWERS,

VARIOUS LENDERS,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

BANK OF AMERICA, N.A.,

as Syndication Agent,

and

CITIGROUP GLOBAL MARKETS INC.

and

GOLDMAN SACHS BANK USA,

as Co-Documentation Agents

Dated as of January 14, 2014

WELLS FARGO SECURITIES, LLC,

MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

CITIGROUP GLOBAL MARKETS INC.

and

GOLDMAN SACHS BANK USA,

as Joint Lead Arrangers and Joint Bookrunners

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

		Page

Section 9.07	Interest Coverage Ratio	158

Section 9.08	Total Net Leverage Ratio	158

Section 9.09	Limitation on Voluntary Payments and Modifications of Certain Indebtedness; Modifications of Certain Documents; Certificate of Incorporation; By-Laws and Certain Other Agreements; etc.	158

Section 9.10	Creation of Subsidiaries and Unrestricted Subsidiaries	159

Section 9.11	Limitation on Restrictions on Subsidiary Dividends and Other Distributions	160

Section 9.12	Limitation on Issuances of Capital Stock	161

Section 9.13	Business	161

Section 9.14	Designated Senior Indebtedness	162

ARTICLE X	Events of Default	162

Section 10.01	Payments	162

Section 10.02	Representations, etc.	162

Section 10.03	Covenants	162

Section 10.04	Default Under Other Agreements	162

Section 10.05	Bankruptcy, etc.	163

Section 10.06	ERISA	163

Section 10.07	Guaranties	164

Section 10.08	Security Documents	164

Section 10.09	Judgments	164

Section 10.10	Change of Control	164

Section 10.11	Accounts Receivable Facility	164

Section 10.12	Crediting of Payments and Proceeds	165

ARTICLE XI	The Administrative Agent; etc.	166

Section 11.01	Appointment	166

Section 11.02	Nature of Duties	166

Section 11.03	Lack of Reliance on the Administrative Agent	167

Section 11.04	Certain Rights of the Administrative Agent	167

Section 11.05	Reliance	168

Section 11.06	Indemnification	168

-iv-

(continued)

-v-

SCHEDULES

Schedule I	Commitments
Schedule II	Existing Letters of Credit
Schedule III	Insurance
Schedule IV	Subsidiaries
Schedule V	Existing Liens
Schedule VI	Existing Indebtedness
Schedule VII	Existing Investments
Schedule VIII	Existing Intercompany Loans
Schedule IX	Associated Costs Rate
Schedule X	Notice Addresses
Schedule XI	Initial Voting Lender Participants
Schedule XII	ERISA Matters

EXHIBITS

Exhibit A-1	Form of Notice of Borrowing
Exhibit A-2	Form of Notice of Conversion/Continuation
Exhibit B-1	Form of US A Term Note
Exhibit B-2	Form of Canadian A Term Note
Exhibit B-3	Form of Euro A Term Note
Exhibit B-4	Form of Incremental Term Note
Exhibit B-5	Form of Revolving Note
Exhibit B-6	Form of Canadian Revolving Note
Exhibit B-7	Form of Dutch Revolving Note
Exhibit B-8	Form of Swingline Note
Exhibit C	Form of Letter of Credit Request
Exhibit D-1	Form of US Tax Compliance Certificate (Non-Partnership Foreign Lenders)
Exhibit D-2	Form of US Tax Compliance Certificate (Non-Partnership Foreign Participants)
Exhibit D-3	Form of US Tax Compliance Certificate (Foreign Participant Partnerships)
Exhibit D-4	Form of US Tax Compliance Certificate (Foreign Lender Partnerships)
Exhibit E	Form of Officers’ Certificate
Exhibit F-1	Form of US Borrowers/Subsidiaries Guaranty
Exhibit F-2	Form of Canadian Borrowers/Subsidiaries Guarantee
Exhibit F-3	Form of Dutch Guarantee
Exhibit G	Form of US Pledge Agreement
Exhibit H	Form of Canadian Pledge Agreement
Exhibit I	Form of Dutch Pledge Agreement
Exhibit J-1	Form of Election to Become a Revolving Borrower
Exhibit J-2	Form of Election to Become a Foreign Borrower
Exhibit K	Form of Assignment and Assumption Agreement
Exhibit L	Form of Incremental Term Loan Commitment Agreement
Exhibit M	Form of Incremental Revolving Loan Commitment Agreement

-i-

CREDIT AGREEMENT, dated as of January 14, 2014, among SILGAN HOLDINGS INC., a Delaware corporation (“Silgan”), SILGAN CONTAINERS LLC, a Delaware limited liability company (“Containers”), SILGAN PLASTICS LLC, a Delaware limited liability company (“Plastics”), SILGAN CONTAINERS MANUFACTURING CORPORATION, a Delaware corporation (“Manufacturing”), SILGAN CAN COMPANY, a Delaware corporation (“CanCo”), SILGAN PLASTICS CANADA INC., an Ontario corporation (“Silgan Canada”), SILGAN HOLDINGS B.V., a private company with limited liability incorporated under the laws of The Netherlands (“Silgan B.V.”), SILGAN INTERNATIONAL HOLDINGS B.V., a private company with limited liability incorporated under the laws of The Netherlands (“Silgan International B.V.”), each other Revolving Borrower party hereto from time to time, each other Incremental Term Loan Borrower party hereto from time to time (together with Silgan, Containers, Plastics, Manufacturing, CanCo, Silgan Canada, Silgan B.V., Silgan International B.V. and each other Revolving Borrower, the “Borrowers,” and each individually, a “Borrower”), the lenders from time to time party hereto (each a “Lender” and, collectively, the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, all capitalized terms used herein and defined in Article I are used herein as so defined.

WITNESSETH:

WHEREAS, subject to and upon the terms and conditions set forth herein, the Lenders are willing to make available to the Borrowers the respective credit facilities provided for herein;

NOW, THEREFORE, IT IS AGREED:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01 Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Accounts Receivable Facility” shall mean the transactions contemplated by the Accounts Receivable Facility Documents pursuant to which the Designated Credit Parties sell their accounts receivable and related assets to the Receivables Subsidiary for resale by the Receivables Subsidiary as part of a customary asset securitization transaction involving accounts receivable and related assets.

“Accounts Receivable Facility Documents” shall mean the pooling and servicing agreement, the receivables purchase agreement and each of the other documents and agreements entered into in connection with the Accounts Receivable Facility, all of the terms and conditions of which shall be required to be reasonably satisfactory in form and substance to the Agents (it being understood that at least 15 Business Days prior to the entering into of any Accounts Receivable Facility, drafts of the Accounts Receivable Facility Documents with respect thereto shall be distributed to the Agents for their review, and the Agents shall receive all subsequent drafts of such Accounts Receivable Facility Documents).

“Additional Collateral” shall mean any assets or properties of any Credit Party given as collateral pursuant to any Additional Security Document.

“Additional Permitted Dutch Subordinated Indebtedness” shall have the meaning provided in Section 9.04(ix).

“Additional Permitted Dutch Subordinated Indebtedness Documents” shall mean all indentures, securities purchase agreements, note agreements and other documents and agreements entered into in connection with any Additional Permitted Dutch Subordinated Indebtedness.

“Additional Permitted Indebtedness” shall have the meaning provided in Section 9.04(ix).

“Additional Permitted Indebtedness Documents” shall mean all Additional Permitted Dutch Subordinated Indebtedness Documents and all Additional Permitted Silgan Indebtedness Documents.

“Additional Permitted Silgan Indebtedness” shall have the meaning provided in Section 9.04(ix).

“Additional Permitted Silgan Indebtedness Documents” shall mean all indentures, securities purchase agreements, note agreements and other documents and agreements entered into in connection with any Additional Permitted Silgan Indebtedness.

“Additional Security Documents” shall have the meaning provided in Section 8.09(a) and shall include any additional security documentation executed and delivered pursuant to Sections 8.10 and/or 9.10.

“Adjusted Consolidated Net Income” shall mean, for any period, Consolidated Net Income of Silgan and its Subsidiaries for such period plus the amount of all net non-cash charges (including, without limitation, depreciation, amortization, deferred tax expense, non-cash interest expense, write-downs of inventory and other non-cash charges) that were deducted in (or excluded from) arriving at the Consolidated Net Income of Silgan and its Subsidiaries for such period less the amount of all net non-cash gains and gains from sales of assets (other than sales of inventory in the ordinary course of business) that were added in arriving at said Consolidated Net Income for such period.

“Administrative Agent” shall have the meaning provided in the first paragraph of this Agreement, and shall include any successor Administrative Agent appointed pursuant to Section 11.09.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agents” shall mean and include the Administrative Agent and Bank of America, N.A. in its capacity as syndication agent.

“Aggregate Canadian RL Exposure” shall mean, at any time, the aggregate principal amount of all Canadian Revolving Loans then outstanding.

“Aggregate RL Exposure” shall mean, at any time, the sum of (i) the aggregate principal amount of all Revolving Loans then outstanding (for this purpose, using the Dollar Equivalent of the outstanding principal amount of any Primary Alternate Currency Revolving Loans), (ii) the aggregate outstanding principal amount of all Swingline Loans at such time (for this purpose, using the Dollar Equivalent of any outstanding Euro Denominated Swingline Loan) and (iii) the aggregate amount of all Letter of Credit Obligations at such time.

“Agreement” shall mean this Credit Agreement, as same may be modified, supplemented, amended, extended or renewed from time to time.

“Alternate Currency” shall mean each Currency other than Dollars.

“Alternate Currency Incremental Term Loan” shall mean each Incremental Term Loan denominated in an Alternate Currency.

“Alternate Currency Loan” shall mean each Alternate Currency Term Loan, each Canadian Loan, each Primary Alternate Currency Revolving Loan and each Euro Denominated Swingline Loan, as the context may require.

“Alternate Currency Term Loan” shall mean each Term Loan denominated in an Alternate Currency.

“Applicable Commitment Commission Percentage” and “Applicable Margin” shall mean, from and after any Start Date to and including the corresponding End Date, (i) with respect to the Commitment Commission and Canadian Commitment Commission, the respective per annum percentage set forth below under the column “Applicable Commitment Commission Percentage”, and (ii) with respect to US A Term Loans, Canadian A Term Loans, Euro A Term Loans, Canadian Revolving Loans, Revolving Loans and Swingline Loans, the respective percentage per annum set forth below under the respective Tranche and Type of Loans and (in the case of preceding clauses (i) and (ii)) opposite the Total Net Leverage Ratio indicated to have been achieved on an applicable Test Date for such Start Date (as shown in the respective officer’s certificate delivered pursuant to Section 8.01(d) or the first proviso below):

Total Net Leverage Ratio	US A Term Loans, Euro A Term Loans, Canadian A Term Loans, Canadian Revolving Loans, Revolving Loans and Swingline Loans maintained as Base Rate Loans or Canadian Prime Rate Loans	US A Term Loans, Euro A Term Loans, Canadian A Term Loans, Canadian Revolving Loans, Revolving Loans and Swingline Loans maintained as Euro Rate Loans or CDOR Rate Loans	Applicable Commitment Commission Percentage
≥4.00x	1.00%	2.00%	0.35%
≥3.25x and <4.00x	0.75%	1.75%	0.30%

≥2.50x and <3.25x	0.50%	1.50%	0.25%
≥1.25x and <2.50x	0.25%	1.25%	0.20%
<1.25x	0.00%	1.00%	0.20%

; provided, however, that if Silgan fails to deliver the financial statements required to be delivered pursuant to Section 8.01(a) or (b) (accompanied by the officer’s certificate required to be delivered pursuant to Section 8.01(d) showing the applicable Total Net Leverage Ratio on the relevant Test Date) on or prior to the respective date required by such Sections, then the Total Net Leverage Ratio shall be deemed to be greater than 4.00:1.00 until such time, if any, as the financial statements required as set forth above and the accompanying officer’s certificate have been delivered showing the Total Net Leverage Ratio for the respective Margin Reduction Period is less than or equal to 4.00:1.00 (it being understood that, in the case of any late delivery of the financial statements and officer’s certificate as so required, any reduction in the Applicable Commitment Commission Percentage or in the Applicable Margin shall apply only from and after the date of the delivery of the complying financial statements and officer’s certificate); provided further, that the Applicable Commitment Commission Percentage and the Applicable Margin shall be the respective percentage applicable to a Total Net Leverage Ratio of higher than 4.00:1.00 at all times when a Specified Default or an Event of Default is in existence. Notwithstanding anything to the contrary contained in the immediately preceding sentence (other than the further proviso thereof), (A) for the period from the Effective Date through, but not including, the Start Date in respect of Silgan’s fiscal year ending December 31, 2013, (i) the Applicable Margin for (x) US A Term Loans, Euro A Term Loans, Canadian A Term Loans, Revolving Loans and Swingline Loans that are maintained as Euro Rate Loans and CDOR Rate Loans, as applicable, shall not be less than 1.50%, and (y) US A Term Loans, Canadian A Term Loans, Canadian Revolving Loans, Revolving Loans and Swingline Loans that are maintained as Base Rate Loans and Canadian Prime Rate Loans, as applicable, shall be not less than 0.50% and (ii) the Applicable Commitment Commission Percentage shall be 0.25%, (B) with respect to each Tranche of Incremental Term Loans (to the extent then outstanding), the Applicable Margin shall be that percentage set forth in, or calculated in accordance with, Section 2.14 and the relevant Incremental Term Loan Commitment Agreement, (C) the Applicable Margin in respect of Revolving Loans and Swingline Loans made pursuant to any Extended Revolving Loan Commitments shall be the applicable percentages per annum set forth in the relevant Extension Offer, (D) the Applicable Margin in respect of Canadian Revolving Loans made pursuant to any Extended Canadian Revolving Loan Commitments shall be the applicable percentages per annum set forth in the relevant Extension Offer and (E) the Applicable Margin in respect of any Tranche of Extended Term Loans shall be the applicable percentages per annum set forth in the relevant Extension Offer.

“Applicable Currency” shall mean, (i) for any Tranche of Incremental Term Loans, the Currency for such Tranche designated in the Incremental Term Loan Commitment Agreement for such Tranche, (ii) for US A Term Loans, Dollars, (iii) for Canadian A Term Loans, Canadian Dollars, (iv) for Euro A Term Loans, Euros, (v) for Revolving Loans, Dollars and Primary Alternate Currency, (vi) for Letters of Credit, Dollars and each Primary Alternate Currency, (vii) for Swingline Loans, Dollars and Euros, and (viii) for Canadian Revolving Loans, Canadian Dollars.

“Applicable Law” shall mean all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“AR Revolver Debt” shall mean the outstanding loans (or similar obligations) under the revolving facility component of the Accounts Receivable Facility.

“Asset Sale” shall mean any sale, transfer or other disposition by Silgan or any of its Subsidiaries to any Person other than to Silgan or a Wholly-Owned Subsidiary of Silgan of any asset (including, without limitation, any capital stock or other securities of, or equity interests in, another Person) other than sales of assets pursuant to Sections 9.02(i), (ii), (iv), (v), (xi), (xii) and (xiv).

“Assignment and Assumption Agreement” shall mean the Assignment and Assumption Agreement substantially in the form of Exhibit K (appropriately completed).

“Associated Costs Rate” shall mean the percentage rate per annum to be charged in addition to the interest rate which is intended to compensate each Lender for the cost to such Lender of compliance with (a) the cash ratios and special deposit requirements of the Bank of England and/or the banking supervision or other costs imposed by the UK Financial Services Authority (or in either case, any other authority which replaces all or any of its functions), determined in accordance with Schedule IX, and (b) any reserve asset requirements of the European Central Bank.

“Bankruptcy Code” shall have the meaning provided in Section 10.05.

“Base Rate” shall mean, at any time, the highest of (i) 1/2 of 1% in excess of the Federal Funds Rate at such time, (ii) the Prime Lending Rate at such time and (iii) the Eurodollar Rate for a Dollar Loan with a one-month interest period as of such day plus 1.00%. For purposes of this definition, the Eurodollar Rate shall be determined using the Eurodollar Rate as otherwise determined by the Administrative Agent in accordance with the definition of Eurodollar Rate, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (y) if a given day is not a Business Day, the Eurodollar Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day. Any change in the Base Rate due to a change in the Prime Lending Rate, the Federal Funds Rate or such Eurodollar Rate shall be effective as of the opening of business on the day of such change in the Prime Lending Rate, the Federal Funds Rate or such Eurodollar Rate, respectively.

“Base Rate Loan” shall mean (i) each Dollar Denominated Swingline Loan and (ii) any other Loan (other than an Alternate Currency Loan except as otherwise provided in Section 2.16) designated or deemed designated as a Base Rate Loan by the respective Borrower at the time of the incurrence thereof or conversion thereto.

“Borrower” shall have the meaning provided in the first paragraph of this Agreement.

“Borrowing” shall mean the borrowing of one Type of Loan of a single Tranche from all the Lenders having Commitments of the respective Tranche (or from the Swingline Lender in the case of Swingline Loans) on a given date (or resulting from a conversion or conversions on such date) having in the case of Euro Rate Loans (other than Euro Denominated Swingline Loans) and CDOR Rate Loans the same Interest Period; provided that Base Rate Loans incurred pursuant to Sections 2.10(a) or 2.10(c) shall be considered part of the related Borrowing of Eurodollar Loans.

“Business Day” shall mean (i) for all purposes other than as covered by clauses (ii) and (iii) below, any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized by law or other government action to close, (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on or with respect to, Euro Rate Loans, any day which is a Business Day described in clause (i) above and which is also (A) a day for trading by and between banks in the relevant interbank market and which shall not be a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in New York City or London and (B) in relation to any payment in Euros, a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open and (iii) with respect to all notices and determination in connection with, and payments of principal of, and interest on, Canadian Revolving Loans or Canadian Term Loans (as applicable), any day which is a Business Day described in clause (i) above and which is not a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in Toronto, Ontario or London, England.

“Calculation Period” shall mean the Test Period most recently ended on or prior to the date that any determination is required to be made hereunder on a Pro Forma Basis.

“Canadian A Term Loan” shall have the meaning provided in Section 2.01(b).

“Canadian A Term Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “Canadian A Term Loan Commitment,” as same may be (x) terminated pursuant to Section 4.03 or Article X or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Sections 2.13 and/or 12.04(b).

“Canadian A Term Loan Scheduled Repayment” shall have the meaning provided in Section 5.02(c).

“Canadian A Term Note” shall have the meaning provided in Section 2.05(a).

“Canadian Borrower” shall mean, as applicable, any Canadian Term Loan Borrower or any Canadian Revolving Borrower.

“Canadian Borrowers/Subsidiaries Guarantee” shall have the meaning provided in Section 6.01(f).

“Canadian Commitment Commission” shall have the meaning provided in Section 4.01(b).

“Canadian Credit Party” shall mean any Foreign Credit Party organized under the laws of Canada or any province or territory thereof.

“Canadian Dollar Equivalent” shall mean, at any time for the determination thereof, the amount of Canadian Dollars which could be purchased with the amount of Dollars involved in such computation at the spot rate of exchange therefor as quoted by the Administrative Agent as of 11:00 A.M. (New York time) on the date two Business Days prior to the date of any determination thereof for purchase on such date (or, in the case of any determination pursuant to Section 2.16 or 12.18 or Section 28 of the US Borrowers/Subsidiaries Guaranty, on the date of determination).

“Canadian Dollars” and “C$” shall mean freely transferable lawful money of Canada.

“Canadian Guarantors” shall mean (i) each Canadian Borrower in its capacity as a guarantor under the Canadian Borrowers/Subsidiaries Guarantee and (ii) each other Canadian Subsidiary of Silgan.

“Canadian Holdco” shall mean 827599 Ontario Inc., an Ontario corporation.

“Canadian Insolvency Law” shall mean any of the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and the Winding-Up and Restructuring Act (Canada), each as now and hereafter in effect, and any successors to such statutes and any proceeding under applicable corporate law seeking an arrangement of, or stay of proceedings to enforce, some or all of the claims of the corporation’s creditors against it.

“Canadian Loan” shall mean each Loan denominated in Canadian Dollars, which shall include each Canadian Term Loan and each Canadian Revolving Loan.

“Canadian Pledge Agreement” shall have the meaning provided in Section 6.01(h).

“Canadian Pledge Agreement Collateral” shall mean and include all “Collateral” (or any similarly defined term) as defined in the Canadian Pledge Agreement.

“Canadian Prime Rate” shall mean the greater of (a) the rate of interest publicly announced from time to time by the Canadian Reference Bank as its prime rate in effect for determining interest rates on Canadian Dollar denominated commercial loans in Canada (which such rate is not necessarily the most favored rate of such reference bank and such reference bank may lend to its customers at rates that are at, above or below such rate) and (b) the annual rate of interest equal to the sum of (i) the CDOR Rate for a one month interest period at such time plus (ii) 0.75% per annum.

“Canadian Prime Rate Loans” shall mean any Canadian Term Loan or Canadian Revolving Loan designated or deemed designated as such by the relevant Canadian Borrower at the time of the incurrence thereof or conversion thereto.

“Canadian Reference Bank” shall mean The Bank of Nova Scotia, or if such bank has not publicly announced its Canadian Prime Rate on any date of determination, such other Canadian bank as the Administrative Agent may determine in its sole discretion.

“Canadian Revolving Borrower” shall mean Silgan Canada and any other Canadian Subsidiary that becomes a Revolving Borrower hereunder pursuant to Section 6.03(b); it being understood that Canadian Revolving Borrowers shall only be permitted to incur Canadian Revolving Loans under this Agreement.

“Canadian Revolving Lender” shall mean each Lender which has a Canadian Revolving Loan Commitment or which has any outstanding Canadian Revolving Loans.

“Canadian Revolving Loan” shall have the meaning provided in Section 2.01(f).

“Canadian Revolving Loan Commitment” shall mean, for each Canadian Revolving Lender, the amount, in Canadian Dollars, set forth opposite such Canadian Revolving Lender’s name in Schedule I directly below the column entitled “Canadian Revolving Loan Commitment,” as same may be (x) reduced from time to time or terminated pursuant to Sections 4.02, 4.03, 5.02 and/or Article X, or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Sections 2.13 and/or 12.04(b). In addition, the Canadian Revolving Loan Commitment of each Canadian Revolving Lender shall include, subject to the consent of such Canadian Revolving Lender, any Extended Canadian Revolving Loan Commitment of such Canadian Revolving Lender.

“Canadian Revolving Note” shall have the meaning provided in Section 2.05(a).

“Canadian Security Documents” shall mean the Canadian Pledge Agreement and, after the execution and delivery thereof, each Additional Security Documents entered into by a Canadian Credit Party.

“Canadian Subsidiary” shall mean each Foreign Subsidiary of Silgan organized under the laws of Canada or any province or territory thereof.

“Canadian Term Loan” shall mean each Canadian A Term Loan and each Incremental Term Loan denominated in Canadian Dollars.

“Canadian Term Loan Borrower” shall mean Silgan Canada and each other Canadian Subsidiary that incurs an Incremental Term Loan hereunder.

“CanCo” shall have the meaning provided in the first paragraph of this Agreement.

“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with generally accepted accounting principles and, without duplication, the amount of all Capitalized Lease Obligations incurred by such Person (but excluding any such expenditures that constitute Permitted Acquisitions).

“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under accounting principles generally accepted in the United

States, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Cash Collateral Account” shall have the meaning provided in Section 5.02(a).

“Cash Collateralize” shall mean, to deposit in a controlled account or to pledge and deposit with, or deliver to the Administrative Agent, or directly to the applicable Issuing Lender (with notice thereof to the Administrative Agent), for the benefit of one or more of the Issuing Lenders, the Swingline Lender or the Lenders, as collateral for Letter of Credit Obligations or obligations of the Lenders to fund participations in respect of Letter of Credit Obligations or Swingline Loans, cash or deposit account balances or, if the Administrative Agent and the applicable Issuing Lender and the Swingline Lender shall agree, in their sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent, such Issuing Lender and the Swingline Lender, as applicable. “Cash Collateral” shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) time deposits, certificates of deposit and money market deposits of any commercial bank incorporated in the United States of recognized standing having capital and surplus in excess of $50,000,000 with maturities of not more than one year from the date of acquisition by such Person or any money-market fund sponsored by a registered broker dealer or mutual fund distributor, (iii) repurchase obligations with a term of not more than thirty days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, (iv) commercial paper issued by the parent corporation of any commercial bank (provided that the parent corporation and the commercial bank are both incorporated in the United States) of recognized standing having capital and surplus in excess of $500,000,000 and commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s and in each case maturing not more than one year after the date of acquisition by such Person, (v) marketable direct obligations issued by the District of Columbia or any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition and, at the time of acquisition, rated at least “A” by S&P or Moody’s, (vi) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (v) above, and (vii) in the case of a Foreign Subsidiary, substantially similar investments of the type described above denominated in foreign currencies and from similarly capitalized and rated foreign banks in the jurisdiction in which such Foreign Subsidiary is organized.

“CDOR Rate” shall mean the rate of interest per annum determined by the Administrative Agent on the basis of the rate applicable to Canadian Dollar bankers’ acceptances for a comparable loan amount and Interest Period appearing on the “Reuters Screen CDOR Page” (as defined in the International Swap Dealer Association, Inc.’s definitions, as amended, restated, supplemented or otherwise modified from time to time), or any successor page, as of

10:00 a.m. on such day (or if such day is not a Business Day, then on the immediately preceding Business Day) (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on the Reuters Screen CDOR Page on such day as contemplated, then the “CDOR Rate” on such day shall be calculated as the arithmetic average of the rates for a comparable loan amount and Interest Period applicable to Canadian Dollar bankers’ acceptances quoted by the banks listed in Schedule I of the Bank Act (Canada) which are also Revolving Lenders (or, if there are no such Lenders, then the Canadian Reference Bank) as of 10:00 a.m. on such day (or if such day is not a Business Day, then on the immediately preceding Business Day). Each calculation by the Lenders of the CDOR Rate shall be conclusive and binding for all purposes, absent manifest error.

“CDOR Rate Loan” shall mean a Canadian Loan bearing interest at a rate determined by reference to the CDOR Rate.

“CERCLA” shall mean the Comprehensive Environmental Response Compensation of Liability Act of 1980, as the same may be amended from time to time, 42 U.S.C. § 9601 et seq.

“Change of Control” shall mean (i)(a) any “person” or “group” (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act), other than Permitted Holders, becomes the ultimate “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act) of more than 40% of the total voting power of the Voting Stock of Silgan and (b) the Permitted Holders beneficially own, directly or indirectly, less than 18% of the total voting power of the Voting Stock of Silgan, (ii) individuals who on the Effective Date constitute the Board of Directors of Silgan (together with any new directors nominated by Mr. D. Greg Horrigan and/or Mr. R. Philip Silver and any new directors whose election by the Board of Directors of Silgan or whose nomination by the Board of Directors of Silgan for election by Silgan’s stockholders was approved by a vote of at least a majority of the members of the Board of Directors of Silgan then in office who either were members of the Board of Directors of Silgan on the Effective Date or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of the Board of Directors of Silgan then in office or (iii) any “change of control” or similar event shall occur under the Senior Notes or any Additional Permitted Indebtedness.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder and rulings issued thereunder. Section references to the Code are to the Code as in effect at the date of this Agreement, and to any subsequent provisions of the Code amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall mean all US Collateral, all Foreign Collateral and all cash and Cash Equivalents deposited into the Cash Collateral Account or as otherwise required by Cash Collateral arrangements.

“Collateral Agent” shall mean the Administrative Agent acting as collateral agent for the respective Secured Creditors pursuant to the respective Security Documents, and shall include any successor Collateral Agent appointed pursuant to the terms of this Agreement or the respective Security Document, as the case may be.

“Collateral Reinstatement Event” shall mean, at any time after the occurrence of a Collateral Release Event, the occurrence of either of the following: (a) the public corporate/corporate family ratings of Silgan from either Moody’s or S&P fall below Ba1 or BB+ (in each case, with a stable or better outlook) or (b) Silgan requests that the Liens and security interests in all Collateral granted by the Credit Parties to secure the Obligations be reinstated.

“Collateral Release Event” shall mean the satisfaction of each of the following conditions: (a) no Default or Event of Default shall have occurred and be continuing; (b) the achievement of public corporate/corporate family ratings of Silgan from each of Moody’s and S&P of at least (in each case, with a stable or better outlook) (i) Ba1 and BBB- or (ii) Baa3 and BB+ and (c) the Administrative Agent shall have received a certificate from Silgan certifying to the foregoing in a manner reasonably acceptable to the Administrative Agent.

“Collateral Release Period” shall mean each period commencing with the occurrence of a Collateral Release Event and continuing until the occurrence of the next Collateral Reinstatement Event, if any, immediately following such Collateral Release Event.

“Commitment Commission” shall have the meaning provided in Section 4.01(a).

“Commitments” shall mean any of the commitments of any Lender, i.e., whether the US A Term Loan Commitment, the Canadian A Term Loan Commitment, the Euro A Term Loan Commitment, each Incremental Term Loan Commitment, the Canadian Revolving Loan Commitment, or the Revolving Loan Commitment (including such Lender’s Incremental Revolving Loan Commitment, if any).

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Assets” means, for any Person, the total assets of such Person and its Subsidiaries, as determined from a consolidated balance sheet of such Person and its consolidated Subsidiaries prepared in accordance with GAAP.

“Consolidated Current Assets” shall mean, at any time, the current assets of Silgan and its Subsidiaries at such time determined on a consolidated basis.

“Consolidated Current Liabilities” shall mean, at any time, the current liabilities of Silgan and its Subsidiaries at such time determined on a consolidated basis, provided that the current portion of the Loans, the Senior Notes and any Additional Permitted Indebtedness (including any accrued interest with respect to such current portion and accrued interest on the Senior Notes and any Additional Permitted Indebtedness), in each case from the last regularly scheduled interest payment date) shall not be considered current liabilities for purposes of making the foregoing determination.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of Silgan and its Subsidiaries for such period, determined on a consolidated basis, provided that (i) the net income of any other Person which is not a Subsidiary of Silgan (including each Unrestricted Subsidiary) or is accounted for by Silgan by the equity method of accounting shall be included only to the extent of the payment of cash dividends or cash distributions by such other Person to Silgan or a Subsidiary thereof during such period, (ii) there shall be excluded from such calculation (to the extent otherwise included therein) (A) any non-cash charges incurred in connection with the entering into of this Agreement and any non-cash charges in connection with the refinancing, redemption or early extinguishment of any Indebtedness and (B) any extraordinary or unusual non-cash gains or extraordinary or unusual non-cash charges (including non-cash rationalization and non-cash asset impairment charges), and (iii) there shall be deducted from such calculation (to the extent not otherwise deducted in accordance with accounting principles generally accepted in the United States), any cash payments made in such period on account of an extraordinary or unusual non-cash charge (including non-cash rationalization charges) incurred in such period or in a prior period.

“Consolidated Tangible Assets” shall mean, at any time, the assets of Silgan and its Subsidiaries determined on a consolidated basis at such time less the amount of all intangible assets of Silgan and its Subsidiaries at such time, including, without limitation, all goodwill, customer lists, franchises, licenses, computer software, patents, trademarks, trade names, copyrights, service marks, brand names, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Containers” shall have the meaning provided in the first paragraph of this Agreement.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of the other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall, unless expressly limited by its terms to a lesser amount, be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or such lesser amount) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Corresponding Obligations” shall mean any obligation to pay an amount to the Lenders, the Agents or any other Secured Creditor (or any of them), whether for principal, interest, costs, any overdraft or otherwise and whether present or future: (a) under or in connection with the Credit Documents other than any obligation arising under or in connection with the Parallel Debt; (b) under any other Obligation; or and (c) under any other indebtedness as the Secured Creditors (or the Collateral Agent on their behalf) and the Borrowers may agree from time to time.

“Credit Documents” shall mean and include this Agreement, each Note, each Guaranty, each Security Document and, after the execution and delivery thereof, each Election to Become a Revolving Borrower, each Election to Become a Foreign Borrower, each Incremental Term Loan Commitment Agreement and each Incremental Revolving Loan Commitment Agreement.

“Credit Event” shall mean the making of any Loan or the issuance of any Letter of Credit.

“Credit Party” shall mean and include each US Credit Party and each Foreign Credit Party.

“Currency” shall mean Dollars, Euros, Pounds Sterling, Canadian Dollars and any other freely transferable currency to the extent that such currency is approved by the Administrative Agent and the respective Incremental Term Loan Lender and/or Incremental Term Loan Lenders providing the Incremental Term Loans subject to such Other Alternate Currency.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Defaulting Lender” shall mean, subject to Section 2.17(b), any Lender that (a) has failed to (i) fund all or any portion of the Revolving Loans, any Term Loan, participations in Letters of Credit or participations in Swingline Loans required to be funded by it hereunder within two (2) Business Days of the date such Loans or participations were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent, any Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swingline Loans) within two (2) Business Days of the date when due, (b) has notified the Borrowers, the Administrative Agent, any Issuing Lender or the Swingline Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any applicable bankruptcy, insolvency, reorganization or other similar law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the FDIC or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.17(b)) upon delivery of written notice of such determination to the Borrowers, each Issuing Lender, the Swingline Lender and each Lender.

“Designated Credit Parties” shall mean those Credit Parties that are from time to time party to the Accounts Receivables Facility Documents.

“Deutsche Bank” shall mean Deutsche Bank AG New York Branch, in its individual capacity, and any successor entity thereto by merger, consolidation or otherwise.

“Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than (x) in the case of any Subsidiary of Silgan, common equity of such Person and (y) in the case of Silgan, additional shares of Qualified Preferred Stock) or cash to its stockholders, partners or members as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any partnership interests or membership interest outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or such other equity interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any partnership interests or membership interests of such Person outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or such other equity interests).

“Dollar Denominated Swingline Loan” shall mean all Swingline Loans denominated in Dollars.

“Dollar Equivalent” shall mean, at any time for the determination thereof, with respect to an amount of an Alternate Currency (or another foreign currency), the amount of Dollars which could be purchased with such amount of such Alternate Currency (or such other foreign currency, as applicable) at the spot exchange rate therefor as quoted by the Administrative Agent as of 11:00 A.M. (Local Time) on the date two Business Days prior to the date of any determination thereof for purchase on such date (or, in the case of any determination pursuant to Section 2.16 or 12.18 or Section 28 of the US Borrowers/Subsidiaries Guaranty, on the date of determination); provided, however, that (x) the Dollar Equivalent of any Primary Alternate Currency Unpaid Drawing shall be determined at the time the Drawing under the related Primary Alternate Currency Letter of Credit was paid or disbursed by the relevant Issuing Lender, (y) following the occurrence of a Sharing Event, the Dollar Equivalent of any Primary Alternate Currency Unpaid Drawing or unreimbursed payment under a Primary Alternate Currency Letter of Credit shall be determined on the later of the time the Drawing under the related Primary Alternate Currency Letter of Credit was paid or disbursed by relevant Issuing Lender or the date of the occurrence of the Sharing Event, and (z) for purposes of (i) determining compliance with Sections 2.01(e), 2.01(g), 3.01(c), 5.01(a) and 5.02(a) and (ii) calculating Fees pursuant to Section 4.01, the Dollar Equivalent of any amounts denominated in (or with respect to) an Alternate Currency shall be revalued on a monthly basis using the spot exchange rates therefor as quoted in the Wall Street Journal (or, if same does not provide such exchange rates, on such other basis as is satisfactory to the Administrative Agent) on the first Business Day of each calendar month, although if, at any time during a calendar month, the Aggregate RL Exposure (for the purposes of the determination thereof, using the Dollar Equivalent as recalculated based on the spot exchange rate therefor as quoted in the Wall Street Journal (or, if same does not provide such exchange rates, on such other basis as is satisfactory to the Administrative Agent) on the respective date of determination pursuant to this exception) would exceed 85% of the Total Revolving Loan Commitment then in effect, then at the discretion of the Administrative Agent or at the request of the Required Lenders, the Dollar Equivalent shall be reset based upon the spot exchange rates on such date as quoted in the Wall Street Journal (or, if same does not provide such exchange rates, on such other basis as is satisfactory to the Administrative Agent), which rates shall remain in effect until the first Business Day of the immediately succeeding calendar month or such earlier date, if any, as the rate is reset pursuant to this sub-clause (z). Notwithstanding anything to the contrary contained in this definition, at any time that a Default or an Event of Default then exists, the Administrative Agent may revalue the Dollar Equivalent of any amounts outstanding under the Credit Documents in an Alternate Currency in its sole discretion. The Administrative Agent shall promptly notify Silgan and each Issuing Lender of each determination of the Dollar Equivalent for each outstanding Alternate Currency Loan and each Primary Alternate Currency Letter of Credit.

“Dollar Letter of Credit” shall mean any Letter of Credit denominated in Dollars.

“Dollar Loan” shall mean all Loans denominated in Dollars, which shall include each US A Term Loan, each Dollar Denominated Swingline Loan and each Dollar Revolving Loan, as well as each Alternate Currency Loan converted into Dollars in accordance with the provisions of Section 2.16.

“Dollar Revolving Loan” shall mean all Revolving Loans incurred in Dollars. “Dollar Unpaid Drawings” shall have the meaning provided in Section 3.05(a).

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Domestic Subsidiary” shall mean each Subsidiary of Silgan incorporated or organized in the United States or any State thereof.

“Drawing” shall have the meaning provided in Section 3.05(b).

“Dutch Borrower” shall mean each of Silgan B.V. and Silgan International B.V.

“Dutch Borrower Revolving Loans” shall mean each Revolving Loan made to a Dutch Borrower.

“Dutch Borrower Revolving Loan Sublimit” shall mean an amount equal to the lesser of (a) €150,000,000 and (b) the amount of the Total Revolving Loan Commitment as then in effect. The Dutch Borrower Revolving Loan Sublimit is part of, and not in addition to, the Total Revolving Loan Commitment.

“Dutch Credit Party” shall mean each Dutch Borrower and each Dutch Guarantor.

“Dutch Guarantee” shall have the meaning provided in Section 6.01(f).

“Dutch Guarantors” shall mean (a) each Dutch Borrower in its capacity as a guarantor under the Dutch Guarantee, (b) Silgan Partnership C.V., (c) Silgan Europe Holdings B.V. and (d) each other Foreign Subsidiary organized under the laws of The Netherlands that is a Material Subsidiary of a Dutch Borrower.

“Dutch Pledge Agreement” shall mean each of the security documents expressed to be governed by the laws of The Netherlands substantially in the form of Exhibit I (as modified, supplemented, amended or amended and restated from time to time) covering all of such Dutch Credit Party’s present and future Dutch Pledge Agreement Collateral, including, (a) a deed of pledge of shares in the capital of Silgan Holdings B.V., between Silgan Partnership C.V. as pledgor, the Administrative Agent as pledgee and Silgan Holdings B.V. as company, (b) a deed of pledge of shares in the capital of Silgan International Holdings B.V., between Silgan Partnership C.V. as pledgor, the Administrative Agent as pledgee and Silgan International Holdings B.V. as company, (c) a deed of pledge of shares in the capital of Silgan Europe Holdings B.V., between Silgan International Holdings B.V. as pledgor, the Administrative Agent as pledgee and Silgan Europe Holdings B.V. as company and (d) a deed of pledge of sixty-five percent (65%) of the limited partnership interests of Silgan Partnership C.V., between Silgan

Holdings Inc. and Silgan Holdings LLC as pledgors, the Administrative Agent as pledgee and Silgan Holdings Inc. as general partner for and in the name of Silgan Partnership C.V.

“Dutch Pledge Agreement Collateral” shall mean and include all “Collateral” (or any similarly defined term) as defined in the Dutch Pledge Agreement.

“Dutch Revolving Note” shall have the meaning provided in Section 2.05(a).

“Dutch Security Documents” shall mean the Dutch Pledge Agreement and, after the execution and delivery thereof, each Additional Security Documents entered into by a Dutch Credit Party.

“Dutch Subsidiary” shall mean each Foreign Subsidiary of Silgan organized under the laws of The Netherlands.

“EBIT” shall mean, for any period, the Consolidated Net Income of Silgan and its Subsidiaries for such period, before Interest Expense and provision for taxes and (to the extent not already otherwise excluded from the calculation thereof under this Agreement) without giving effect to any gains or losses from sales of assets (other than sales of inventory in the ordinary course of business), or any non-cash adjustments resulting from any equity based compensation.

“EBITDA” shall mean, for any period, EBIT for such period, adjusted by (A) adding thereto (to the extent otherwise deducted in calculating EBIT for such period) (i) the amount of all depreciation and all amortization and write-offs of intangibles (including covenants not to compete), goodwill and impaired assets, (ii) the amount of any fees, expenses or charges (including bank fees, merger and acquisition fees, accounting fees and legal fees) related to the transactions contemplated hereby or any equity offering, investments permitted hereunder, acquisition or recapitalization or Indebtedness permitted to be incurred hereunder (whether or not successful), (iii) the amount of any non-recurring charges (including any one-time costs incurred in connection with acquisitions after the Effective Date and any charges in connection with the remeasurement of the assets of the Venezuela operations) in an aggregate amount not in excess of $50,000,000 in any fiscal year of Silgan, (iv) the amount of all payments made in connection with severance packages, accelerated payments of long-term incentive awards, cash payments in lieu of anticipated equity awards, vested options, pro-rated bonuses, retention payments, and any additional amounts paid with respect to any increased payments for taxes in connection therewith in connection with any Permitted Acquisition (including in connection with the closing or rationalization of any then existing facilities of Silgan or any of its Subsidiaries in connection with any Permitted Acquisition and of any facilities of an acquired entity prior to such acquired entity being acquired) and (v) the amount of any non-cash foreign currency losses attributable to intercompany loans and (B) subtracting therefrom (to the extent otherwise added in calculating EBIT for such period) the amount of any non-cash foreign currency gains attributable to intercompany loans.

“Effective Date” shall have the meaning provided in Section 12.10.

“Election to Become a Foreign Borrower” shall mean a certificate in the form of Exhibit J-2.

“Election to Become a Revolving Borrower” shall mean a certificate in the form of Exhibit J-1.

“Eligible Assignee” shall mean any Person that meets the requirements to be an assignee under Section 12.04(b)(iii), (v) and (vi) (subject to such consents, if any, as may be required under Section 12.04(b)(iii)).

“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), but excluding Silgan or any of its Subsidiaries.

“EMU Legislation” shall mean the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“End Date” shall mean, for any Margin Reduction Period, the last day of such Margin Reduction Period.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement, and to any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.

“ERISA Affiliate” shall mean any person (as defined in Section 3(9) of ERISA) (including each trade or business (whether or not incorporated)) which together with any Borrower or any Subsidiary of any Borrower would be deemed to be a “single employer” or a member of the same “controlled group” of “contributing sponsors” within the meaning of Section 4001 of ERISA.

“Euro” shall mean the single currency of the participating member states as described in any EMU Legislation.

“Euro A Term Loan” shall have the meaning provided in Section 2.01(c).

“Euro A Term Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “Euro A Term Loan Commitment”, as same may be (x) terminated pursuant to Section 4.03 or Article X or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Sections 2.13 and/or 12.04(b).

“Euro A Term Loan Scheduled Repayment” shall have the meaning provided in Section 5.02(d).

“Euro A Term Note” shall have the meaning provided in Section 2.05(a).

“Euro Denominated Swingline Loan” shall mean each Swingline Loan denominated in Euros at the time of incurrence thereof.

“Euro Equivalent” shall mean, at any time for the determination thereof, the amount of Euros which could be purchased with the amount of Dollars involved in such computation at the spot rate of exchange therefor as quoted by the Administrative Agent as of 11:00 A.M. (Local Time) on the date two Business Days prior to the date of any determination thereof for purchase on such date (or, in the case of any determination pursuant to Section 12.18, on the date of determination).

“Euro Rate” shall mean:

(i) for any Borrowing of Loans denominated in Dollars, the Eurodollar Rate,

(ii) for any Borrowing of Loans denominated in a Primary Alternate Currency, with respect to each Interest Period applicable thereto, the rate per annum that appears on the Reuters Screen LIBOR01 (or, if such page is no longer available, such other comparable page as may, in the opinion of the Administrative Agent, replace such page for the purpose of displaying such rate) as the interbank offered rate for deposits in such Primary Alternate Currency with maturities comparable to such Interest Period as of approximately 11:00 AM (London time) on the applicable Interest Determination Date, provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this clause (ii), the rate above instead shall be the offered quotation to first-class banks in the London interbank Eurodollar market by the Administrative Agent for deposits in such Primary Alternate Currency of amounts in immediately available funds comparable to the outstanding principal amount of the Euro Rate Loan of the Administrative Agent (in its capacity as a Lender (or, if the Administrative Agent is not a Lender with respect thereto, taking the average principal amount of the Euro Rate Loan then being made by the various Lenders pursuant thereto)) with maturities comparable to the Interest Period applicable to such Euro Rate Loan commencing two Business Days thereafter as of 11:00 A.M. (London time) on the applicable Interest Determination Date; provided that in the event the Administrative Agent has made any determination pursuant to Section 2.10(a) in respect of Alternate Currency Loans denominated in the applicable Primary Alternate Currency, the relevant Euro Rate determined pursuant to this definition with respect to such Primary Alternate Currency shall instead be the rate determined by the Administrative Agent as the all-in-cost of funds for the Administrative Agent to fund the respective Alternate Currency Loan denominated in such Primary Alternate Currency with maturities comparable to the Interest Period applicable thereto;

(iii) for any Euro Denominated Swingline Loans, the Overnight Euro Rate; and

(iv) for any Borrowing of Loans denominated in an Other Alternate Currency (other than Canadian Loans), such rate per annum as shall be agreed upon by the respective Incremental Term Loan Borrower, the Administrative Agent and the relevant Incremental Term Loan Lenders and set forth in the relevant Incremental Term Loan Commitment Agreement.

“Euro Rate Loan” shall mean each Loan other than a Base Rate Loan, a Canadian Revolving Loan and a Canadian Term Loan.

“Eurodollar Loan” shall mean each Dollar Loan (other than a Dollar Denominated Swingline Loan) designated as a Eurodollar Loan by any Borrower at the time of the incurrence thereof or conversion thereto by such Borrower.

“Eurodollar Rate” shall mean, with respect to each Interest Period for a Eurodollar Loan, (a) the rate per annum that appears on the Reuters Screen LIBOR01 (or, if such page is no longer available, such other comparable page as may, in the opinion of the Administrative Agent, replace such page for the purpose of displaying such rate) as the interbank offered rate for Dollar deposits with maturities comparable to such Interest Period as of approximately 11:00 AM (London time) on the applicable Interest Determination Date, provided that, to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this clause (a), the rate above instead shall be the offered quotation to first-class banks in the London interbank Eurodollar market by the Administrative Agent for Dollar deposits of amounts in immediately available funds comparable to the outstanding principal amount of the Eurodollar Loan of the Administrative Agent (in its capacity as a Lender (or, if the Administrative Agent is not a Lender with respect thereto, taking the average principal amount of the Eurodollar Loan then being made by the various Lenders pursuant thereto)) with maturities comparable to the Interest Period applicable to such Eurodollar Loan commencing two Business Days thereafter as of 11:00 A.M. (London time) on the applicable Interest Determination Date, in either case divided by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by Applicable Law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D).

“Euro-zone” shall mean the region composed of the member states as described in any EMU Legislation.

“Event of Default” shall have the meaning provided in Article X.

“Excess Cash Flow” shall mean, for any period, the remainder of (a) the sum of (I) Adjusted Consolidated Net Income for such period and (II) the decrease, if any, in Working Capital from the first day to the last day of such period, minus, without duplication, (b) the sum of (I) the amount of all Capital Expenditures made by Silgan and its Subsidiaries (to the extent that such Subsidiary’s Adjusted Consolidated Net Income is included in clause (a)(I) of this definition) on a consolidated basis during such period, other than Capital Expenditures to the extent financed through insurance or condemnation proceeds, Asset Sale proceeds, proceeds from a sale and leaseback transaction, proceeds utilizing the Net Equity Proceeds Amount or the Retained Excess Cash Flow Amount or Indebtedness (other than Canadian Revolving Loans, Revolving Loans or Swingline Loans) during such period, (II) the aggregate principal amount of permanent payments or prepayments on Indebtedness for borrowed money of Silgan and its Subsidiaries (to the extent that such Subsidiary’s Adjusted Consolidated Net Income is included in clause (a)(I) of this definition) (other than (A) repayments or prepayments of intercompany loans, (B) repayments or prepayments of Indebtedness to the extent made with insurance or condemnation proceeds, Asset Sale proceeds, proceeds from a sale and leaseback transaction, equity proceeds or proceeds from the incurrence or issuance of any Indebtedness and (C) repayments of Loans, provided that repayments of Loans shall be deducted in determining

Excess Cash Flow if such repayments were required as a result of a Term Loan Scheduled Repayment) on a consolidated basis during such period, (III) the increase, if any, in Working Capital from the first day to the last day of such period, (IV) the aggregate amount of costs and expenses incurred by Silgan and its Subsidiaries (to the extent that such Subsidiary’s Adjusted Consolidated Net Income is included in clause (a)(I) of this definition) during such period in connection with the consolidation and plant rationalization of their operations to the extent such amounts have not reduced Adjusted Consolidated Net Income for such period or constituted Capital Expenditures made during such period, (V) the aggregate amount of Investments made under Section 9.05(xiii) during such period except to the extent utilizing (x) proceeds from the Permitted Additional Investment Basket Amount or (y) insurance or condemnation proceeds, Asset Sale proceeds, sale and leaseback proceeds or Indebtedness proceeds and (VI) the aggregate amount of cash Dividends paid pursuant to Sections 9.03(iii) and (iv) during such period except to the extent utilizing (x) proceeds from the Net Equity Proceeds Amount or (y) insurance proceeds or condemnation proceeds, Asset Sale proceeds, sale and leaseback proceeds or Indebtedness proceeds.

“Exchange Percentage” shall mean, as to each Lender, a fraction, expressed as a decimal, of which (a) the numerator shall be the sum of (i) the aggregate outstanding principal amount of the Loans owed to such Lender and (ii) the LC Exposure of such Lender, and (b) the denominator shall be the sum of (i) the aggregate outstanding principal amount of the Loans owed to all the Lenders and (ii) the aggregate LC Exposure of all the Lenders.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, United States federal, Canadian or Dutch withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrowers under Section 2.13) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.12, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 5.04(g) and (d) any United States federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” shall mean that certain Credit Agreement, dated as of July 28, 2011, among Silgan, Containers, Plastics, Manufacturing, CanCo, Silgan Canada, certain other Subsidiaries of Silgan, the financial institutions party thereto and Deutsche Bank, as administrative agent, as amended, modified or supplemented through the Effective Date.

“Existing Indebtedness” shall have the meaning provided in Section 9.04(ii). “Existing Letters of Credit” shall have the meaning provided in Section 3.01(a).

“Extended Canadian Revolving Loan Commitments” shall have the meaning provided in Section 2.18.

“Extended Revolving Loan Commitments” shall have the meaning provided in Section 2.18.

“Extended Term Loans” shall have the meaning provided in Section 2.18.

“Extension” shall have the meaning provided in Section 2.18.

“Extension Offer” shall have the meaning provided in Section 2.18.

“Farm Credit Lender” shall mean a federally-chartered Farm Credit System lending institution organized under the Farm Credit Act of 1971, as amended.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as enacted on the Effective Date (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and the regulations promulgated thereunder or published administrative guidance implementing such Sections.

“FCPA” shall mean The United States Foreign Corrupt Practices Act of 1977, as amended.

“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 4.01.

“Foreign Borrower” shall mean a Canadian Term Loan Borrower, any other Foreign Incremental Term Loan Borrower, a Canadian Revolving Borrower, a Dutch Borrower and/or any other Foreign Revolving Borrower, as the context may require.

“Foreign Collateral” shall mean the capital stock or other equity interests covered by any of the Foreign Security Documents, including all Additional Collateral covered thereby.

“Foreign Credit Party” shall mean each Foreign Borrower, each Canadian Guarantor, each Dutch Guarantor and each Related Foreign Company Guarantor.

“Foreign Incremental Term Loan Borrower” shall mean any Wholly-Owned Foreign Subsidiary of Silgan that becomes an Incremental Term Loan Borrower pursuant to Section 6.03(b).

“Foreign Lender” shall mean (a) if the applicable Borrower is a US Person, a Lender that is not a US Person, and (b) if the applicable Borrower is not a US Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes.

“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program (other than a statutorily required program) established or maintained outside the United States of America by Silgan or any one or more of its Subsidiaries primarily for the benefit of employees of Silgan or such Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.

“Foreign Revolving Borrower” shall mean (i) each Dutch Borrower, (ii) in the case of Canadian Revolving Loans only, each Canadian Revolving Borrower, and (iii) any other Wholly-Owned Foreign Subsidiary of Silgan that becomes a Revolving Borrower pursuant to Section 6.03(b).

“Foreign Security Documents” shall have the meaning provided in Section 6.03(b) and, after the execution and deliver thereof, shall include each Additional Security Document entered into by a Foreign Credit Party.

“Foreign Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Domestic Subsidiary.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (a) with respect to any Issuing Lender, such Defaulting Lender’s RL Percentage of the outstanding Letter of Credit Obligations with respect to Letters of Credit issued by such Issuing Lender, other than such Letter of Credit Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof and (b) with respect to the Swingline Lender, such Defaulting Lender’s Revolving Loan Commitment percentage of outstanding Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fronting Fees” shall have the meaning provided in Section 4.01(d).

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“GAAP” shall mean generally accepted accounting principles in effect in the United States of America applied on a consistent basis.

“Governmental Authority” shall mean the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supranational bodies such as the European Union or the European Central Bank).

“Guarantor” shall mean and include each US Guarantor, each Canadian Guarantor, each Dutch Guarantor and each Related Foreign Company Guarantor.

“Guaranty” shall mean and include the US Borrowers/Subsidiaries Guaranty, the Canadian Borrowers/Subsidiaries Guarantee, the Dutch Guarantee, each Related Foreign Company Guaranty and each other guaranty that may be executed and delivered pursuant to Section 8.10.

“Incremental Commitment Agreement” shall mean any Incremental Term Loan Commitment Agreement and/or any Incremental Revolving Loan Commitment Agreement, as the context may require.

“Incremental Commitment Effectiveness Requirements” shall mean, with respect to any provision of an Incremental Term Loan Commitment or an Incremental Revolving Loan Commitment on a given Incremental Loan Commitment Date, the satisfaction of each of the following conditions on or prior to the effective date of the respective Incremental Commitment Agreement: (i) no Default or Event of Default then exists or would result therefrom and all of the representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects at such time (unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); (ii) Silgan and its Subsidiaries shall have delivered such technical amendments, modifications and/or supplements to the respective Security Documents as are reasonably requested by the Administrative Agent to ensure that the additional Obligations to be incurred pursuant to the Incremental Term Loan Commitments or Incremental Revolving Loan Commitments (as applicable) are secured by, and entitled to the benefits of, the Security Documents (to the extent required by the terms of this Agreement); (iii) Silgan shall have delivered to the Administrative Agent an opinion or opinions, in form and substance reasonably satisfactory to the Administrative Agent, from counsel to the Credit Parties reasonably satisfactory to the Administrative Agent and dated the relevant Incremental Loan Commitment Date, covering such of the matters set forth in the opinions of counsel delivered to the Administrative Agent on the Effective Date pursuant to Section 6.01(c) as may be reasonably requested by the Administrative Agent, and such other matters incident to the transactions contemplated thereby as the Administrative Agent may reasonably request; (iv) Silgan and the other Credit Parties shall have delivered to the Administrative Agent such other officers’ certificates, resolutions and evidence of good standing as the Administrative Agent shall reasonably request; (v) to the extent requested by any Incremental Term Loan Lenders or any Incremental Revolving Lenders, as the case may be, Incremental Term Notes or Revolving Notes (as applicable) will be issued, at Silgan’s expense, to such Lenders, to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the Incremental Term Loan Commitments or Incremental Revolving Loan Commitments and outstanding Incremental Term Loans or Revolving Loans made by such Incremental Term Loan Lenders or Incremental Revolving Lenders, as the case may be; (vi) if the respective Borrower is a Wholly-Owned Foreign Subsidiary of Silgan, the provisions of Section 6.03 shall have been satisfied to the extent provided therein; (vii) calculations are made by Silgan demonstrating compliance with the covenants contained in Sections 9.07 and 9.08 for the Calculation Period most recently ended prior to such date of effectiveness, on a Pro Forma Basis, as if the relevant Incremental Term Loans or Revolving Loans to be made pursuant to such Incremental Term Loan Commitments or Incremental Revolving Loan Commitments (in each case, assuming the full utilization thereof) had been incurred and after giving effect to the application of the proceeds therefrom (including, without limitation, any Permitted Acquisition which is to be financed with the proceeds of such Loans (as well as other Permitted Acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period); and (viii) on or prior to each Incremental Loan Commitment Date (in addition to the applicable conditions precedent set forth in Section 6.02 to the extent required to be satisfied on such date), the Administrative Agent shall have received from the chief financial officer or treasurer of Silgan a certificate (x) certifying as to which provisions of the Senior Notes Documents and any Additional Permitted Silgan Indebtedness Document that the respective incurrence of Incremental Term Loans or Revolving Loans to be made pursuant to such Incremental Term Loan Commitments or Incremental Revolving Loan Commitments (in each case, assuming the full utilization thereof) will be justified and that such incurrence will not violate such provisions, and (y) containing calculations (in reasonable detail) demonstrating compliance with preceding clause (vii) and sub-clause (viii)(x).

“Incremental Commitment Termination Date” shall mean (x) with respect to any Tranche of Incremental Term Loans, the last date by which Incremental Term Loans under such Tranche may be incurred under this Agreement, which date shall be set forth in the respective Incremental Term Loan Commitment Agreement but may be no later than the latest Maturity Date then in effect, and (y) with respect to any Tranche of Incremental Revolving Loan Commitments, the last date such Incremental Revolving Loan Commitments may become effective but may be no later than the latest Maturity Date then in effect.

“Incremental Loan Commitment Date” shall mean any Incremental Term Loan Borrowing Date or any Incremental Revolving Loan Commitment Date, as the context may require.

“Incremental Loan Commitment Request Requirements” shall mean, with respect to any request for an Incremental Term Loan Commitment made pursuant to Section 2.14 or Incremental Revolving Loan Commitment made pursuant to Section 2.15, the satisfaction of each of the following conditions on the date of such request: (i) no Default or Event of Default then exists or would result therefrom and all of the representations and warranties contained herein and in the other Credit Documents are true and correct in all material respects at such time (unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date); (ii) Silgan and its Subsidiaries will be in compliance with Sections 9.07 and 9.08 for the Calculation Period most recently ended prior to the date of the request for Incremental Term Loan Commitments or Incremental Revolving Loan Commitments, as the case may be, on a Pro Forma Basis, as if the relevant Loans to be made pursuant to such Incremental Term Loan Commitments or Incremental Revolving Loan Commitments (in each case, assuming the full utilization thereof) had been incurred and after giving effect to the application of the proceeds therefrom (including, without limitation, any Permitted Acquisition which is to be financed with the proceeds of such Loans (as well as other Permitted Acquisitions theretofore consummated after the first day of such Calculation Period) had occurred on the first day of such Calculation Period); and (iii) the respective incurrence of Incremental Term Loans or incurrence of Revolving Loans (assuming full utilization of such Incremental Revolving Loan Commitments) may be incurred in accordance with, and will not violate the provisions of, the Senior Notes Documents and any Additional Permitted Silgan Indebtedness Document.

“Incremental Revolving Lender” shall have the meaning provided in Section 2.15(b).

“Incremental Revolving Loan Commitment Agreement” shall mean an Incremental Revolving Loan Commitment Agreement substantially in the form of Exhibit M (appropriately completed) executed in accordance with Section 2.15.

“Incremental Revolving Loan Commitment Date” shall mean each date upon which an Incremental Revolving Loan Commitment under an Incremental Revolving Loan Commitment Agreement becomes effective as provided in Section 2.15(b).

“Incremental Revolving Loan Commitments” shall mean, for any Lender, any commitment by such Lender to make Revolving Loans as agreed to by such Lender in the Incremental Revolving Loan Commitment Agreement delivered pursuant to Section 2.15; it being understood, however, that on each date upon which an Incremental Revolving Loan Commitment of any Lender becomes effective, such Incremental Revolving Loan Commitment of such Lender shall be added to (and thereafter become a part of) the Revolving Loan Commitment of such Lender for all purposes of this Agreement as contemplated by Section 2.15.

“Incremental Term Loan” shall have the meaning provided in Section 2.01(d).

“Incremental Term Loan Borrower” shall mean Silgan (if Silgan incurs Incremental Term Loans) and each Foreign Incremental Term Loan Borrower.

“Incremental Term Loan Borrowing Date” shall mean, with respect to each Tranche of Incremental Term Loans, each date on which Incremental Term Loans of such Tranche are incurred pursuant to Section 2.01(d) and as otherwise permitted by Section 2.14.

“Incremental Term Loan Commitment” shall mean, for each Lender, any commitment to make Incremental Term Loans provided by such Lender pursuant to Section 2.14, in such amount as agreed to by such Lender in the respective Incremental Term Loan Commitment Agreement and as set forth opposite such Lender’s name in Schedule I (as modified in accordance with Section 2.14) directly below the column entitled “Incremental Term Loan Commitment”, as the same may be (x) reduced from time to time or terminated pursuant to Sections 4.02, 4.03, 5.02 and/or Article X or (y) adjusted from time to time as a result of assignments to and from such Lender pursuant to Sections 2.13 and/or 12.04(b).

“Incremental Term Loan Commitment Agreement” shall mean each Incremental Term Loan Commitment Agreement in the form of Exhibit L (appropriately completed) executed in accordance with Section 2.14.

“Incremental Term Loan Lender” shall have the meaning provided in Section 2.14(b).

“Incremental Term Loan Maturity Date” shall mean, for any Tranche of Incremental Term Loans, the final maturity date set forth for such Tranche of Incremental Term Loans in the respective Incremental Term Loan Commitment Agreement relating thereto, provided that the final maturity date for all Incremental Term Loans of a given Tranche shall be the same date.

“Incremental Term Loan Scheduled Repayment” shall have the meaning provided in Section 5.02(e).

“Incremental Term Note” shall have the meaning provided in Section 2.05(a).

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, (ii) indebtedness under all bankers’ acceptances, and the face amount of all letters of credit issued for the account of such Person and all drafts drawn thereunder, (iii) all liabilities secured by any Lien on any property owned by such Person, whether or not such liabilities have been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the lesser of (x) the amount of such indebtedness and (y) the fair market value (as determined in good faith by Silgan) of the property to which such Lien relates), (iv) the aggregate amount required to be capitalized under leases under which such Person is the lessee, (v) all obligations under Interest Rate Protection Agreements and (vi) all Contingent Obligations of such Person. Notwithstanding the foregoing, Indebtedness (x) shall not include trade payables and accrued expenses incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person, (y) shall include the obligations under the Accounts Receivable Facility to the extent that such obligations are required to be reflected as a liability on the consolidated balance sheet of Silgan in accordance with accounting principles generally accepted in the United States and (z) shall include the obligations under supply chain financing arrangements to the extent that such obligations are required to be reflected as a liability on the consolidated balance sheet of Silgan in accordance with accounting principles generally accepted in the United States.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Individual Canadian RL Exposure” shall mean, at any time for any Canadian Revolving Lender, the aggregate principal amount of all Canadian Revolving Loans made by such Canadian Revolving Lender and outstanding at such time.

“Individual RL Exposure” shall mean, at any time for any Revolving Lender, the sum of (I) the aggregate principal amount of all Revolving Loans made by such Revolving Lender and outstanding at such time (for this purpose, using the Dollar Equivalent of each Primary Alternate Currency Revolving Loan of such Revolving Lender then outstanding), (II) such Revolving Lender’s RL Percentage of all Letter of Credit Obligations at such time and (III) such Revolving Lender’s RL Percentage of the aggregate principal amount of all Swingline Loans outstanding at such time (for this purpose, using the Dollar Equivalent of each outstanding Euro Denominated Swingline Loan)

“Initial Revolving Loan Maturity Date” shall mean January 14, 2019.

“Initial Term Loan Maturity Date” shall mean January 14, 2020.

“Interest Coverage Ratio” shall mean, for any period, the ratio of (x) EBITDA for such period to (y) Interest Expense for such period.

“Interest Determination Date” shall mean the second Business Day prior to the commencement of any Interest Period relating to a Euro Rate Loan.

“Interest Expense” shall mean, for any period, the sum of (i) the total consolidated interest expense of Silgan and its Subsidiaries for such period (without giving effect to any amortization or write-off of up-front fees and expenses in connection with any debt issuance or any premiums paid in connection with refinancing or repurchasing any Indebtedness) net of any total consolidated interest income of Silgan and its Subsidiaries for such period and (ii) the product of (A) the aggregate amount of all cash Dividend payments made on any class of Qualified Preferred Stock prior to the fifth anniversary after the issuance of such Qualified Preferred Stock and (B) a fraction, the numerator of which is one and the denominator of which is one minus the current effective consolidated federal, state, local and foreign income tax rate of Silgan expressed as a decimal.

“Interest Period” shall have the meaning provided in Section 2.09.

“Interest Rate Protection Agreement” shall mean any interest rate cap agreement, interest rate swap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Investments” shall have the meaning provided in Section 9.05.

“IRS” shall mean the United States Internal Revenue Service.

“Issuing Country” shall have the meaning provided in Section 12.19.

“Issuing Lender” shall mean each of Wells Fargo and any other Lender reasonably acceptable to the Administrative Agent which, at the request of Silgan, agrees in such Lender’s sole discretion to issue Letters of Credit hereunder; provided that, if any Extension or Extensions of Revolving Loan Commitments is or are effected in accordance with Section 2.18, then upon the occurrence of the Initial Revolving Loan Maturity Date and on each later date which is or was at any time a Revolving Loan Maturity Date with respect to Revolving Loan Commitments (each, an “Issuing Lender Termination Date”), each Issuing Lender at such time shall have the right to resign as an Issuing Lender on, or on any date within 20 Business Days after, the respective Issuing Lender Termination Date, in each case upon not less than 10 days’ prior written notice thereof to Silgan and the Administrative Agent and, in the event of any such resignation and upon the effectiveness thereof, the respective entity so resigning shall retain all of its rights hereunder and under the other Credit Documents as an Issuing Lender with respect to all Letters of Credit theretofore issued by it (which Letters of Credit shall remain outstanding in accordance with the terms hereof until their respective expirations) but shall not be required to issue any further Letters of Credit hereunder. If at any time and for any reason (including as a result of resignations as contemplated by the proviso to the preceding sentence), each Issuing Lender has resigned in such capacity in accordance with the preceding sentence, then no Person shall be an Issuing Lender hereunder obligated to issue Letters of Credit unless and until (and only for so long as) a Lender (or an affiliate of a Lender) reasonably satisfactory to the Administrative Agent and Silgan agrees to act as an Issuing Lender hereunder. Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Lender (in which case each such Affiliate shall be the Issuing Lender of such Letters of Credit). To the extent that any Affiliate of the Administrative Agent is an Issuing Lender hereunder, such Affiliate also shall cease to be an Issuing Lender hereunder as provided in Section 11.09 to the same extent as the Administrative Agent.

“Issuing Lender Termination Date” shall have the meaning set forth in the definition of “Issuing Lender” contained herein.

“Joint Lead Arrangers” shall mean Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Goldman Sachs Bank USA, in their respective capacities as Joint Lead Arrangers and Joint Bookrunners for the credit facilities provided for hereunder.

“Joint Venture” shall mean any Person (other than a Subsidiary of Silgan) in which Silgan (directly or through one or more of its Subsidiaries) owns 50% or less of the equity interests.

“Judgment Currency” shall have the meaning provided in Section 12.18(a).

“Judgment Currency Conversion Date” shall have the meaning provided in Section 12.18(a).

“LC Exposure” shall mean, at any time, the sum of (i) the aggregate Stated Amount of all outstanding Letters of Credit at such time and (ii) the aggregate amount of all Unpaid Drawings that have not yet been reimbursed by or on behalf of the Revolving Borrowers at such time.

“LC Reserve Account” shall have the meaning provided in Section 2.16(i).

“Lease Accounting GAAP Change” has the meaning assigned to such term in Section 1.02(b).

“Leaseholds” of any Person shall mean all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures.

“Lender” shall have the meaning provided in the first paragraph of this Agreement.

“Lender Participant” shall have the meaning provided in Section 12.04(c).

“Lender Participant Register” shall have the meaning provided in Section 12.04(c).

“Lending Office” shall mean, with respect to any Lender, the office where such Lender maintains such Lender’s extension of Loans.

“Letter of Credit” shall have the meaning provided in Section 3.01(a).

“Letter of Credit Fees” shall have the meaning provided in Section 4.01(c).

“Letter of Credit Obligations” shall mean, at any time, the sum of (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of all Unpaid Drawings (taking the Dollar Equivalent of any amounts owed in Currencies other than Dollars) in respect of all Letters of Credit at such time.

“Letter of Credit Request” shall have the meaning provided in Section 3.03(a).

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any lease having substantially the same effect as any of the foregoing).

“Loan” shall mean each US A Term Loan, each Canadian A Term Loan, each Euro A Term Loan, each Incremental Term Loan, each Canadian Revolving Loan, each Revolving Loan and each Swingline Loan.

“Local Time” shall mean the local time in effect at (x) the applicable Notice Office in the case of Notices of Borrowing, Notices of Conversions/Continuances and Letter of Credit Requests and (y) the applicable Payment Office in the case of all payments and disbursements of Loans, other Obligations or Letters of Credit.

“Majority Lenders” of any Tranche shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated.

“Mandatory Borrowing” shall have the meaning provided in Section 2.01(h).

“Manufacturing” shall have the meaning provided in the first paragraph of this Agreement.

“Margin Reduction Period” shall mean each period which shall commence on a date on which the financial statements are delivered pursuant to Section 8.01(a) (other than in respect of the fourth fiscal quarter of any fiscal year of Silgan) or Section 8.01(b), as the case may be, and which shall end on the earlier of (i) the date of actual delivery of the next financial statements pursuant to Section 8.01(a) (other than in respect of the fourth fiscal quarter of any fiscal year of Silgan) or Section 8.01(b), as the case may be, and (ii) the latest date on which the next financial statements are required to be delivered pursuant to Section 8.01(a) (other than in respect of the fourth fiscal quarter of any fiscal year of Silgan) or Section 8.01(b), as the case may be; provided that the first Margin Reduction Period shall commence on the date of delivery of the financial statements in respect of the fiscal quarter of Silgan ending on December 31, 2013.

“Margin Stock” shall have the meaning provided in Regulation U of the Board of Governors of the Federal Reserve System.

“Material Adverse Effect” shall mean a material adverse effect on the business, operations, property, assets, liabilities or condition (financial or otherwise) of Silgan and its Subsidiaries taken as a whole.

“Material Subsidiary” shall mean any Subsidiary of Silgan, which either (i) the Consolidated Assets (excluding intercompany amounts that are eliminated in Silgan’s consolidated financial statements in accordance with GAAP) of which were more than 7.5% of Silgan’s Consolidated Assets as of the end of the most recently completed fiscal year of Silgan for which audited financial statements are available or (ii) the consolidated total revenues of which were more than 7.5% of Silgan’s consolidated total revenues for such period; provided that other Borrowers shall be deemed to be Material Subsidiaries. Assets of Foreign Subsidiaries shall be converted into Dollars at the rates used for purposes of preparing the consolidated balance sheet of Silgan included in such audited financial statements.

“Maturity Date” shall mean the Initial Term Loan Maturity Date, each Incremental Term Loan Maturity Date, the Initial Revolving Loan Maturity Date or the Swingline Expiry Date, as the case may be; provided that, with respect to any Tranche of Extended Term Loans, Extended Canadian Revolving Loan Commitments (and related outstandings) or Extended Revolving Loan Commitments (and related outstandings), the Maturity Date with respect thereto shall instead be the final maturity date as specified in the applicable Extension Offer accepted by the respective Lender.

“Maximum Swingline Amount” shall mean $75,000,000; provided that, in no event shall the aggregate outstanding principal amount of all Euro Denominated Swingline Loans (for this purpose, using the Dollar Equivalent of all such outstanding Euro Denominated Swingline Loans) in respect of all Revolving Borrowers exceed €25,000,000.

“Minimum Borrowing Amount” shall mean (i) for Term Loans that are Dollar Loans, $5,000,000 (and integral multiples of $1,000,000 in excess thereof (or such other amount as may be agreed to by the Administrative Agent)), (ii) for Canadian A Term Loans, C$5,000,000 (and integral multiples of C$1,000,000 in excess thereof (or such other amount as may be agreed to by the Administrative Agent)), (iii) for Euro A Term Loans, €5,000,000 (and integral multiples of €1,000,000 in excess thereof (or other amount as may be agreed to by the Administrative Agent)), (iv) for Incremental Term Loans denominated in an Alternate Currency, an amount in such Alternate Currency to be determined by the Administrative Agent and the respective Incremental Term Loan Lenders as set forth in the relevant Incremental Term Loan Commitment Agreement, (v) for Revolving Loans, $2,500,000 (using the Dollar Equivalent thereof in the case of Primary Alternate Currency Revolving Loans) (and, in either case, integral multiples of $500,000 (or the applicable Dollar Equivalent thereof) in excess thereof (or such other amount as may be agreed to by the Administrative Agent)), (vi) for Swingline Loans, $250,000 (using the Dollar Equivalent thereof in the case of Euro Denominated Swingline Loans) (and integral multiples of $100,000 (or the applicable Dollar Equivalent thereof) in excess thereof (or such amount as may be agreed to by the Administrative Agent)) and (vii) for Canadian Revolving Loans maintained, incurred as, or converted into Canadian Prime Rate Loans, C$1,000,000 (and integral multiples of C$500,000 in excess thereof (or such amount as may be agreed to by the Administrative Agent)), and for Canadian Revolving Loans maintained or incurred as, or converted into CDOR Rate Loans, C$2,000,000 (and integral multiples of $500,000 in excess thereof (or such amount as may be agreed to by the Administrative Agent)).

“Minimum Extension Condition” shall mean (x) with respect to any Extension of any Tranche of Term Loans pursuant to Section 2.18, that Lenders, the sum of whose aggregate outstanding principal amount of Term Loans of such Tranche at such time equal 30% or more of the aggregate outstanding principal amount of all Term Loans of such Tranche at such time, shall have accepted the respective Extension Offer, (y) with respect to any Extension of any Tranche of Revolving Loan Commitments pursuant to Section 2.18, that Lenders, the sum of whose Revolving Loan Commitments of such Tranche at such time equal 30% or more of the aggregate Revolving Loan Commitments of such Tranche at such time, shall have accepted the respective Extension Offer and (z) with respect to any Extension of any Tranche of Canadian Revolving Loan Commitments pursuant to Section 2.18, that Lenders, the sum of whose Canadian Revolving Loan Commitments of such Tranche at such time equal 30% or more of the aggregate Canadian Revolving Loan Commitments of such Tranche at such time, shall have accepted the respective Extension Offer.

“Minimum Tranche Amount” shall have the meaning provided in Section 2.18.

“Moody’s” shall mean Moody’s Investors Services, Inc.

“NAIC” shall mean the National Association of Insurance Commissioners.

“Net Equity Proceeds” shall mean, with respect to each sale or issuance by Silgan of its equity (other than any sales or issuances to any Subsidiary or Unrestricted Subsidiary of Silgan), the cash proceeds received by Silgan therefrom (net of underwriting discounts and commissions and other reasonable costs associated therewith).

“Net Equity Proceeds Amount” shall mean, at any time, an amount equal to the sum of (i) $16,700,000 and (ii) the Net Equity Proceeds received by Silgan after September 30, 2013, with the Net Equity Proceeds Amount to be immediately reduced by (i) the amount of any Permitted Debt Repurchases made with Net Equity Proceeds, (ii) the amount of any Permitted Acquisitions made with Net Equity Proceeds, (iii) the amount of any Investments made pursuant to Section 9.05(xiii) or guarantees entered into pursuant to Section 9.04(xii) in each case with Net Equity Proceeds and (iv) the amount of any cash Dividends paid or made pursuant to Sections 9.03(iii) and (iv) with Net Equity Proceeds.

“Net Insurance Proceeds” shall mean, with respect to any Recovery Event, the cash proceeds received by the respective Person therefrom (net of (i) reasonable costs and taxes associated therewith and (ii) the amount of such insurance or condemnation proceeds required to be used to repay any Indebtedness (other than Indebtedness secured under the Security Documents) which is secured by the respective assets subject to such Recovery Event).

“Net Sale Proceeds” shall mean, for any Asset Sale or sale and leaseback transaction, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such

Asset Sale or sale and leaseback transaction net of (i) the reasonable costs incurred in connection therewith, (ii) the amount of such gross cash proceeds required to be used to repay any Indebtedness (other than Indebtedness secured under the Security Documents) which is secured by the respective assets which were sold and (iii) the estimated marginal increase in taxes which will be payable by Silgan’s consolidated group with respect to the year in which sale occurs as a result thereof.

“Non-Consenting Lender” shall mean any Lender that does not approve any consent, waiver, amendment, modification or termination that (i) requires the approval of all Lenders or all affected Lenders in accordance with the terms of Section 12.12 and (ii) has been approved by the Required Lenders.

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Note” shall mean each US A Term Note, each Canadian A Term Note, each Euro A Term Note, each Incremental Term Note, each Canadian Revolving Note, each Dutch Revolving Note, each Revolving Note and each Swingline Note.

“Notice of Borrowing” shall have the meaning provided in Section 2.03(a).

“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06(a).

“Notice Office” shall mean (i) except as provided in clause (ii) below, the office of the Administrative Agent located at 1525 West W.T. Harris Blvd., MACD1109-019, Charlotte, North Carolina, 28262, Attention: Syndication Agency Services, Telephone No.: (704) 590-2703, and Telecopier No.: (704) 715-0092 or such other office or offices as the Administrative Agent may designate in writing to the Borrowers and the Lenders from time to time, and (ii) in the case of Incremental Term Loans of a given Tranche to a Foreign Incremental Term Loan Borrower, the office of the Administrative Agent designated as the “Notice Office” for such Tranche of Incremental Term Loans in the respective Incremental Term Loan Commitment Agreement or a Foreign Revolving Borrower (other than a Canadian Revolving Borrower), the office of the Administrative Agent designated as the “Notice Office” at the time such Wholly-Owned Foreign Subsidiary of Silgan becomes a Foreign Revolving Borrower hereunder (which office, in the case of preceding sub-clauses (x) and (y), may be the same as that in preceding clause (i), although if such office is not the same, a copy of the relevant notice also shall be delivered to the Administrative Agent at the Notice Office referred to in preceding clause (i)), or such other office or offices as the Administrative Agent may designate in writing to the Borrowers and the Lenders from time to time.

“Obligation Currency” shall have the meaning provided in Section 12.18(a).

“Obligations” shall mean all amounts owing to any Agent, the Collateral Agent, any Issuing Lender, the Swingline Lender or any Lender pursuant to the terms of this Agreement or any other Credit Document, including, without limitation, all amounts in respect of any principal, premium, interest (including any interest accruing subsequent to the filing of a petition in bankruptcy, reorganization or similar proceeding at the rate provided for in this Agreement, whether or not such interest is an allowed claim under any such proceeding or under applicable state, federal or foreign law), penalties, fees, expenses, indemnifications, reimbursements (including Unpaid Drawings with respect to Letters of Credit), damages and other liabilities, and guarantees of the foregoing amounts.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Alternate Currency” shall mean an Alternate Currency other than Canadian Dollars and a Primary Alternate Currency.

“Other Hedging Agreements” shall mean (i) any foreign exchange contracts, currency swap agreements or other similar agreements or arrangements designed to protect against fluctuations in currency values and (ii) any commodity swap agreements or other similar agreements or arrangements designed to protect against fluctuations in commodity prices.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” shall mean all present or future stamp, court, documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.13).

“Overnight Euro Rate” on any date shall mean the offered quotation to first-class banks in the Euro-Zone interbank market by the Swingline Lender for Euro overnight deposits of amounts in immediately available funds comparable to the outstanding principal amount of the Euro Denominated Swingline Loan of the Swingline Lender as of 11:00 A.M. (Brussels time) on such date; provided that in the event the Administrative Agent has made any determination pursuant to Section 2.10(a) in respect of Euro Denominated Swingline Loans, the Overnight Euro Rate determined pursuant to this definition shall instead be the rate determined by the Swingline Lender as the all-in-cost of funds for the Swingline Lender to fund such Euro Denominated Swingline Loan.

“Parallel Debt” shall have the meaning provided in Section 12.21(a).

“Participant” shall have the meaning provided in Section 3.04(a).

“Patriot Act” shall have the meaning provided in Section 12.17.

“Payment Office” shall mean (i) except as provided in clause (ii) below, the office of the Administrative Agent located at 1525 West W.T. Harris Blvd., MACD1109-019, Attention: Syndication Agency Services, Telephone No.: (704) 590-2703, and Telecopier No.: (704) 715-

0092, or such other office as the Administrative Agent may designate in writing to the Borrowers and the Lenders from time to time, and (ii) in the case of (x) Incremental Term Loans of a given Tranche to a Foreign Incremental Term Loan Borrower, the office of the Administrative Agent designated as the “Payment Office” for such Tranche of Incremental Term Loans in the respective Incremental Term Loan Commitment Agreement or (y) a Foreign Revolving Borrower (other than a Canadian Revolving Borrower), the office of the Administrative Agent designated as the “Payment Office” at the time such Wholly-Owned Foreign Subsidiary of Silgan becomes a Foreign Revolving Borrower hereunder (which office, in the case of preceding sub-clauses (x) and (y), may be the same as that in preceding clause (i), although if such office is not the same, a copy of the relevant notice also shall be delivered to the Administrative Agent at the Payment Office referred to in preceding clause (i)), or such other office or offices as the Administrative Agent may designate in writing to the Borrowers and the Lenders from time to time.

“PBGC” shall mean the Pension Benefit Guaranty Corporation established pursuant to Section 4002 of ERISA, or any successor thereto.

“Permitted Acquisition” shall mean (a) the purchase by Silgan or any of its Subsidiaries (in one or a series of related transactions) of at least 51% of the capital stock or other equity interests of or all or substantially all of the assets of any Person (or any product line or division or unit of such Person or any manufacturing facility of such Person so long as the acquisition of any such manufacturing facility does not constitute a Capital Expenditure) or (b) the merger, consolidation or amalgamation of Silgan or one of its Subsidiaries with any other Person if all of the following conditions are met on the date such acquisition, merger, consolidation or amalgamation is consummated:

(i) no Default or Event of Default has occurred and is continuing or would result therefrom;

(ii) in the case of any acquisition of capital stock of a Person, such acquisition was not commenced or at any time conducted as a “hostile” transaction;

(iii) in the case of any acquisition of any equity interest in any Person, if after giving effect to such acquisition such Person becomes a Subsidiary of Silgan which is not an Unrestricted Subsidiary, such Person, to the extent required by Section 9.10, (A) guarantees the Obligations hereunder and (B) except during a Collateral Release Period, grants the security interest contemplated by such Section 9.10;

(iv) all actions, if any, required to be taken under Section 9.10 with respect to any acquired or newly formed Subsidiary are taken as and when required under Section 9.10; and

(v) if the aggregate purchase price for such acquisition is $300,000,000 or greater (excluding the maximum value of earn out obligations, if any): (x) immediately after giving effect thereto on a Pro Forma Basis for the Test Period most recently ended prior to the date of such acquisition for which financial statements have been delivered under this Agreement, the Borrowers are in compliance with the financial covenant in Section 9.08 and no Default or Event of Default would exist hereunder and (y) on or before the date of such acquisition, Silgan delivers to the Administrative Agent and the Lenders pro forma financial statements supporting the calculations required by clause (x) hereof, if applicable, certified on behalf of Silgan by the chief financial officer, treasurer or controller of Silgan to the best of his or her knowledge.

“Permitted Additional Investment Basket Amount” shall mean, at any time, an amount equal to the sum of (a) the Net Equity Proceeds Amount at such time and (b) the Retained Excess Cash Flow Amount at such time.

“Permitted Debt Repurchases” shall mean one or more open market or privately negotiated transactions or voluntary Refinancings pursuant to which (x) Silgan Refinances outstanding Senior Notes or Additional Permitted Indebtedness incurred by it or a Dutch Subsidiary or (y) a Dutch Subsidiary Refinances outstanding Additional Permitted Dutch Subordinated Indebtedness incurred by it, in each case, so long as (i) at the time of each such Refinancing, no Default or Event of Default then exists or would result therefrom, (ii) except as provided in the immediately succeeding sentence, at the time of each such Refinancing and immediately after giving effect thereto, the Total Net Leverage Ratio on a Pro Forma Basis for the Test Period then most recently ended for which financial statements have been delivered to the Lenders under this Agreement is in compliance with Section 9.08, (iii) except as provided in the immediately succeeding sentence, within five Business Days prior to the consummation of any such Refinancing, Silgan shall deliver to the Administrative Agent a certificate of its chief financial officer, treasurer or controller setting forth (in reasonable detail) the calculation of the Total Net Leverage Ratio on a Pro Forma Basis for the Test Period then most recently ended for which financial statements have been delivered to the Lenders under this Agreement is in compliance with Section 9.08, (iv) the sum of (I) the Total Unutilized Revolving Loan Commitment plus (II) the Dollar Equivalent of the Total Unutilized Canadian Revolving Loan Commitment plus (III) the aggregate amount of all unrestricted cash and Cash Equivalents on the consolidated balance sheet of Silgan and its Subsidiaries, in each case after giving effect to the respective Permitted Debt Repurchase, shall be at least $100,000,000, and (v) immediately following any such Refinancing, the Senior Notes or the Additional Permitted Indebtedness so Refinanced are cancelled by Silgan or the respective Dutch Subsidiary, as the case may be. Notwithstanding the foregoing, clauses (ii), (iii) and (iv) above in this definition shall not apply to any Refinancing of Senior Notes or Additional Permitted Silgan Indebtedness so long as the only proceeds used to effect such Refinancing are from the incurrence of Additional Permitted Silgan Indebtedness.

“Permitted Holders” shall mean any of the following Persons:

(1) Mr. D. Greg Horrigan and Mr. R. Phillip Silver;

(2) Affiliates, siblings, children and other lineal descendants, spouses or former spouses, widows or widowers and estates of either of the Persons referred to in clause (1) above;

(3) any trust having a majority of its beneficiaries be one or more of the Persons referred to in clauses (1) or (2) above; and

(4) any Person a majority of the voting power of the outstanding capital stock of which is owned by one or more of the Persons referred to in clauses (1), (2) or (3) above.

“Permitted Liens” shall have the meaning provided in Section 9.01.

“Permitted Subordinated Indebtedness” shall mean any Additional Permitted Dutch Subordinated Indebtedness.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, unlimited liability company, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” shall mean any multiemployer plan (as defined in Section 4001(a)(3) of ERISA) or any single-employer plan (as defined in Section 4001(a)(15) of ERISA), subject to Title IV of ERISA, which is maintained or contributed to, or at any time during the five calendar years preceding the date of this Agreement was maintained or contributed to by any Borrower, any Subsidiary of any Borrower or any ERISA Affiliate.

“Plastics” shall have the meaning provided in the first paragraph of this Agreement.

“Pounds Sterling” shall mean freely transferable lawful money of the United Kingdom.

“Pounds Sterling Equivalent” shall mean, at any time for the determination thereof, the amount of Pounds Sterling which could be purchased with the amount of Dollars involved in such computation at the spot exchange rate therefor as quoted by the Administrative Agent as of 11:00 A.M. (Local Time) on the date two Business Days prior to the date of any determination thereof for purchase on such date (or, in the case of any determination pursuant to Section 12.18, on the date of determination).

“PPSA” shall mean the Personal Property Security Act (Ontario) and the regulations thereunder and any other personal property security legislation and applicable regulations of any other province or territory of Canada (including the Civil Code (Quebec) and the regulation respecting the register of personal and movable real rights promulgated thereunder) where a Canadian Credit Party has, from time to time, its chief executive office or tangible personal property, in each case, as may be amended from time to time and includes any successor legislation.

“Primary Alternate Currency” shall mean each of Euros and Pounds Sterling.

“Primary Alternate Currency Letter of Credit” shall mean any Letter of Credit denominated in a Primary Alternate Currency.

“Primary Alternate Currency Revolving Loan” shall mean each Revolving Loan denominated in a Primary Alternate Currency.

“Primary Alternate Currency Revolving Loan Sublimit” shall mean an amount equal to the lesser of (i) $800,000,000 and (ii) the amount of the Total Revolving Loan Commitment as then in effect. The Primary Alternate Currency Revolving Loan Sublimit is part of, and not in addition to, the Total Revolving Loan Commitment.

“Primary Alternate Currency Unpaid Drawing” shall have the meaning provided in Section 3.05(a).

“Prime Lending Rate” shall mean the rate which Wells Fargo announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Wells Fargo may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term required by this Agreement to be determined on a Pro Forma Basis, the calculation thereof after giving effect on a pro forma basis to (w) the assumption, incurrence or issuance of any Indebtedness or capital stock (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness (including, without limitation, any Indebtedness assumed as part of any Permitted Acquisition and any Additional Permitted Indebtedness pursuant to a Refinancing), or to finance Permitted Acquisitions or Investments made pursuant to Section 9.05(xiii)) during (and, in the case of determining compliance with Section 9.02(x), after the first day of) the relevant Calculation Period as if such Indebtedness had been incurred or capital stock issued (and the proceeds thereof applied) on the first day of the relevant Calculation Period, it being understood that to the extent any Indebtedness is incurred to purchase any working capital in connection with a Permitted Acquisition, such amount shall be based on the average working capital of the Person or assets so acquired for the four quarter period immediately preceding the date of such acquisition, (x) the permanent repayment of any Indebtedness (other than revolving Indebtedness (except (A) to the extent accompanied by a corresponding permanent commitment reduction or (B) a repayment of such revolving Indebtedness, the original proceeds of which were used to fund (I) a Permitted Acquisition, (II) an Investment pursuant to Section 9.05(xiii), (III) a prepayment of Term Loans, (IV) a prepayment of Senior Notes permitted hereunder or (V) a prepayment of Additional Permitted Indebtedness permitted hereunder, in each case made using proceeds of Additional Permitted Indebtedness or Incremental Term Loans) and any Term Loan Scheduled Repayment) during (and, in the case of determining compliance with Section 9.02(x), after the first day of) the relevant Calculation Period as if such Indebtedness had been retired or redeemed on the first day of the relevant Calculation Period, (y) the consummation of any Specified Asset Sale or sale and leaseback transaction during and, in the case of determining compliance with Section 9.02(x), after the first day of) the relevant Calculation Period as if such Specified Asset Sale or sale and leaseback transaction had been consummated on the first day of the relevant Calculation Period and (z) all Permitted Acquisitions, consummated during (and, in the case of determining compliance with Section 9.02(x), after the first day of) the relevant Calculation Period and, in the case of determining compliance with Section 9.02(x), on or prior to the date of the respective Permitted Acquisition then being effected, with the following rules to apply in connection with the foregoing:

(i) all Indebtedness and capital stock (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness (including, without limitation, any Indebtedness assumed as part of any Permitted Acquisition and any Additional Permitted Indebtedness pursuant to a Refinancing) or to finance Permitted Acquisitions or Investments made pursuant to Section 9.05(xiii)) assumed, incurred or issued during (and, in the case of determining compliance with Section 9.02(x), after the first day of) the relevant Calculation Period (whether incurred to finance a Permitted Acquisition or an Investment made pursuant to Section 9.05(xiii), to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of the respective Calculation Period and remain outstanding through the date of determination and (y) (other than revolving Indebtedness (except (A) to the extent accompanied by a corresponding permanent commitment reduction or (B) repayment of such revolving Indebtedness, the original proceeds of which were used to fund (I) a Permitted Acquisition, (II) an Investment pursuant to Section 9.05(xiii), (III) a prepayment of Term Loans, (IV) a prepayment of Senior Notes permitted hereunder or (V) a prepayment of Additional Permitted Indebtedness permitted hereunder, in each case made using proceeds of Additional Permitted Indebtedness or Incremental Term Loans)) permanently retired or redeemed during (and, in the case of determining compliance with Section 9.02(x), after the first day of) the relevant Calculation Period shall be deemed to have been retired or redeemed on the first day of the respective Calculation Period and remain retired through the date of determination;

(ii) all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness or (y) in the case of floating rate indebtedness, the average rate which would have been applicable thereto during the respective period when same was deemed outstanding (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); and

(iii) in making any determination of EBITDA, pro forma effect shall be given to any cost savings from, or cash expenses in connection with, any Permitted Acquisition and any Specified Asset Sale and sale and leaseback transaction for the periods described above as if such cost savings or cash expenses were realized on the first day of the respective period, taking into account, in the case of any Permitted Acquisition, pro forma cost savings that are factually supportable, identifiable and directly attributable to operational efficiencies (including, without limitation, purchasing synergies and personnel reductions that are factually supportable, identifiable and directly attributable to operational efficiencies) expected to be created by Silgan or, without duplication, by the acquired entity (including such similar actions taken by an acquired entity prior to being acquired) with respect to any Permitted Acquisition (as certified by the chief financial officer, treasurer or controller of Silgan), which efficiencies can be reasonably computed (based on the four fiscal quarters immediately preceding the date of such proposed Permitted Acquisition), are expected to be realized within 12 months from the date of such Permitted Acquisition and (a) are permitted as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act, (b) represent in the aggregate for such Permitted Acquisition less than ten percent (10%) of the EBITDA being acquired in connection with such Permitted Acquisition or (c) are otherwise approved by the Administrative Agent in its sole discretion acting in good faith.

In addition, to the extent that either historical financial information of the Person or assets acquired as part of any Permitted Acquisition is not available or pro forma adjustments have been made to any available historical financial information, Silgan also shall provide a certificate of its chief financial officer, controller or treasurer certifying that the financial information used to determine such pro forma calculations reasonably reflects the results that would have occurred had such Permitted Acquisition occurred on the first day of the most recently ended Test Period.

“Projections” shall have the meaning provided in Section 6.01(m).

“Qualified Preferred Stock” shall mean any preferred stock of Silgan so long as the terms of any such preferred stock (i) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision occurring before the date which is six months after the latest Maturity Date then in effect, (ii) provide that the payment of all Dividends thereunder are subject to the provisions set forth in this Agreement, as the same may be amended, modified, replaced or refinanced from time to time, (iii) do not contain any covenants that are more restrictive in any material respect than those covenants contained in the Senior Notes Indenture (as in effect on the Effective Date), (iv) do not grant the holders thereof any voting rights except for (x) voting rights required to be granted to such holders under Applicable Law and (y) limited customary voting rights on fundamental matters such as mergers, consolidations, sales of all or substantially all of the assets of Silgan, liquidations involving Silgan or amendments to any of the covenants set forth therein, and (v) are otherwise reasonably satisfactory to the Administrative Agent.

“Quarterly Payment Date” shall mean the last Business Day of each March, June, September and December commencing March 31, 2014.

“Rating Agency” shall mean each of S&P and Moody’s; provided, however, if either such Rating Agency no longer provides a corporate credit or corporate family (as applicable) rating of Silgan, then Silgan agrees, at its own expense, to use its commercially reasonable efforts to find a replacement rating agency therefor that is reasonably satisfactory to the Administrative Agent to provide and maintain a public corporate rating of Silgan.

“RCRA” shall mean the Resources Conservation and Recovery Act, as the same may be amended from time to time, 42 U.S.C. § 6901 et seq.

“Real Property” of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures, including Leaseholds.

“Receivables Subsidiary” shall mean a special purpose Wholly-Owned Domestic Subsidiary of Silgan formed to enter into the Accounts Receivable Facility.

“Recipient” shall mean (a) the Administrative Agent, (b) any Lender and (c) any Issuing Lender, as applicable.

“Recovery Event” shall mean the receipt by Silgan or any of its Subsidiaries of any cash insurance proceeds (other than relating to business interruption coverage) or casualty or condemnation awards payable by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of Silgan or any of its Subsidiaries.

“Refinance,” “Refinanced” or “Refinancing” shall mean, when used in respect of the Senior Notes and/or any Additional Permitted Indebtedness, to refinance, redeem, repay,

repurchase, acquire or defease any Senior Notes or any such issue of Additional Permitted Indebtedness.

“Register” shall have the meaning provided in Section 12.16.

“Regulation D” shall mean Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.

“Regulation T” shall mean Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation U” shall mean Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Regulation X” shall mean Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor to all or a portion thereof.

“Related Foreign Company Group” shall mean, with respect to any Foreign Borrower, the Foreign Subsidiary that is the direct parent of such Foreign Borrower and the Material Subsidiaries of such Foreign Borrower that are organized in the same jurisdiction as such Foreign Borrower.

“Related Foreign Company Guarantor” shall have the meaning provided in Section 6.03(b).

“Related Foreign Company Guaranty” shall have the meaning provided in Section 6.03(b).

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Currency Equivalent” shall mean the Dollar Equivalent, the Canadian Dollar Equivalent, the Euro Equivalent or the Pounds Sterling Equivalent, as applicable.

“Relevant Effective Date” shall mean (i) in the case of any Lender party hereto on the Effective Date or any assignee of any such Lender, the Effective Date, and (ii) in the case of a Person which is an Eligible Transferee that initially becomes a Lender hereto pursuant to Section 2.14 or 2.15, the Incremental Loan Commitment Date specified in the respective Incremental Commitment Agreement for such Eligible Transferee.

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan as to which the 30-day notice requirement has not been waived by the PBGC.

“Required Lenders” shall mean Non-Defaulting Lenders the sum of whose outstanding Term Loans, Incremental Term Loan Commitments, Revolving Loan Commitments (or after the termination thereof, outstanding Revolving Loans and RL Percentage of outstanding Swingline

Loans and Letter of Credit Obligations) and Canadian Revolving Loan Commitments (or after the termination thereof, outstanding Canadian Revolving Loans) represent an amount greater than 50% of the sum of (i) all outstanding Term Loans of Non-Defaulting Lenders, (ii) the Total Incremental Term Loan Commitment in respect of all Tranches of Incremental Term Loans less the Incremental Term Loan Commitments of all Defaulting Lenders, (iii) the Total Revolving Loan Commitment less the Revolving Loan Commitments of all Defaulting Lenders (or, if after the Total Revolving Loan Commitment has been terminated, the sum of the then total outstanding Revolving Loans of Non-Defaulting Lenders) and the aggregate RL Percentages of all Non-Defaulting Lenders of the total outstanding Swingline Loans and Letter of Credit Obligations at such time and (iv) the Total Canadian Revolving Loan Commitment less the Canadian Revolving Loan Commitments of all Defaulting Lenders (or, if after the Total Canadian Revolving Loan Commitment has been terminated, the sum of the then total outstanding Canadian Revolving Loans of Non-Defaulting Lenders). For purposes of this definition, the calculation of the outstanding principal amount of all Alternate Currency Loans and the amount of any Incremental Term Loan Commitments denominated in an Alternate Currency shall be determined by taking the Dollar Equivalent thereof at the time of any such calculation.

“Required US Lenders” shall mean those Non-Defaulting Lenders holding Loans and Revolving Loan Commitments of the US Borrowers which would constitute the Required Lenders under, and defined in, this Agreement if all the outstanding Obligations of the Foreign Borrowers were repaid in full and all the Commitments with respect thereto were terminated.

“Restructuring Transaction” means any transaction or a series of transactions pursuant to which:

(i) a US Credit Party transfers the equity interests it holds in a Subsidiary to another US Credit Party or, in the case of a Subsidiary that is a Foreign Subsidiary, a Foreign Credit Party;

(ii) a Foreign Credit Party transfers the equity interests it holds in a Subsidiary to another Foreign Credit Party or a US Credit Party;

(iii) a Subsidiary of a US Credit Party transfers the equity interests it holds in a Subsidiary to a US Credit Party;

(iv) a Subsidiary of a Foreign Credit Party transfers the equity interests it holds in a Subsidiary to a Foreign Credit Party or a US Credit Party;

(v) a US Subsidiary that is not a US Credit Party transfers the equity interests it holds in a Subsidiary to another US Subsidiary;

(vi) a Foreign Subsidiary that is not a Foreign Credit Party transfers the equity interests it holds in a Subsidiary to a Foreign Subsidiary or a US Subsidiary and/or

(vii) Portola Packaging, Inc. may transfer the equity interests it holds in Portola S.R.O. (organized under the laws of the Czech Republic), Portola Limited (organized under the laws of England and Wales) and Limited Liability Company Portola (organized under the laws of Russia) to Silgan Europe Holdings B.V. and/or Silgan International Holdings B.V.;

provided that (a) no Default or Event of Default is continuing or would result therefrom and (b) to the extent applicable, the Credit Parties comply with the requirements of Sections 8.09 and 9.10 promptly after giving effect to each such transactions. The Administrative Agent and the Lenders hereby acknowledge and agree that where a Restructuring Transaction is to be accomplished in a series of substantially concurrent transactions, such Restructuring Transaction may be effected by transfers, Dividends and/or Investments (including, without limitation, the conversion of any related intercompany Indebtedness into equity interests) through Silgan or a Subsidiary of Silgan not otherwise permitted to take such actions in such Restructuring Transaction so long as the last step in such series is permitted by any provision of clauses (i) through (vii) above.

“Retained Excess Cash Flow Amount” shall mean the sum of (I) $853,000,000, (representing the Retained Excess Cash Flow Amount under, and as defined in, the Existing Credit Agreement as of the Effective Date) plus (II) a cumulative amount equal to the remainder of (x) 50% of Excess Cash Flow for each fiscal year of Silgan (commencing with the fiscal year ending December 31, 2013), increased to 100% of Excess Cash Flow if the Total Net Leverage Ratio as of the last day of such fiscal year is less than or equal to 3.50:1.00, less (y) the sum of (without duplication) (1) the aggregate amount of principal prepayments of Loans (for this purpose, using the Dollar Equivalent with respect to any Alternate Currency Loans) to the extent (and only to the extent) that such prepayments were made as a voluntary prepayment pursuant to Section 5.01 with internally generated funds (but in the case of a voluntary prepayment of (x) Revolving Loans or Swingline Loans, only to the extent accompanied by a voluntary reduction to the Total Revolving Loan Commitment in an amount equal to such prepayment, or (y) Canadian Revolving Loans, only to the extent accompanied by a voluntary reduction to the Total Canadian Revolving Loan Commitment in an amount equal to such prepayment) during such fiscal year and (2) the aggregate amount of principal prepayments of Term Loans (for this purpose, using the Dollar Equivalent with respect to any Alternate Currency Term Loans) to the extent (and only to the extent) that such prepayments were made as a voluntary prepayment pursuant to Section 5.01 with proceeds of Revolving Loans, Canadian Revolving Loans or Swingline Loans during (and which Revolving Loans, Canadian Revolving Loans or Swingline Loans were, at the time of the respective prepayment, anticipated to be repaid with internally generated funds during) such fiscal year, as reduced by (i) the amount of any Permitted Debt Repurchases made with the proceeds of the Retained Excess Cash Flow Amount (including all amounts expended in respect of principal, premium and fees, but excluding interest) and (ii) the amount of any Investments made pursuant to Section 9.05(xiii) or guaranties entered into pursuant to Section 9.04(xii) in excess of 20% of Consolidated Tangible Assets at the relevant time (based on the most recently delivered financial statements pursuant to Section 8.01) in the aggregate in each case made with the proceeds of the Retained Excess Cash Flow Amount.

“Revolving Borrower” shall mean each of (i) Silgan, Containers, Plastics, Manufacturing, CanCo, each Dutch Borrower and each Canadian Revolving Borrower (but, in the case of a Canadian Revolving Borrower, solely with respect to Canadian Revolving Loans incurred pursuant to the Total Canadian Revolving Loan Commitment) and (ii) Silgan and any other Wholly-Owned Subsidiary of Silgan (other than the Receivables Subsidiary) that in each case becomes a Revolving Borrower pursuant to Section 6.03(a) and, to the extent applicable, Section 6.03(b).

“Revolving Lender” shall mean each Lender which has a Revolving Loan Commitment (without giving effect to any termination of the Total Revolving Loan Commitment if any Swingline Loans or Letter of Credit Obligations remain outstanding) or which has any outstanding Revolving Loans.

“Revolving Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “Revolving Loan Commitment,” as same may be (x) increased from time to time pursuant to Section 2.15, (y) reduced from time to time or terminated pursuant to Sections 4.02, 4.03, 5.02 and/or Article X, or (z) adjusted from time to time as a result of assignments to or from such Lender pursuant to Sections 2.13 and/or 12.04(b). In addition, the Revolving Loan Commitment of each Lender shall include, subject to the consent of such Lender, any Extended Revolving Loan Commitment of such Lender.

“Revolving Loan Maturity Date” shall mean the Initial Revolving Loan Maturity Date; provided that, with respect to any Tranche of Extended Revolving Loan Commitments (and related outstandings) or Extended Canadian Revolving Loan Commitments (and related outstandings), the Revolving Loan Maturity Date with respect thereto shall instead be the final maturity date as specified in the applicable Extension Offer accepted by the respective Lender.

“Revolving Loans” shall have the meaning provided in Section 2.01(e).

“Revolving Notes” shall have the meaning provided in Section 2.05(a).

“Revolving Outstandings” shall mean, at any time, the sum of the aggregate principal amount of all Revolving Loans, Canadian Revolving Loans (for this purpose, using the Dollar Equivalent of each Canadian Revolving Loan) and Swingline Loans (for this purpose, using the Dollar Equivalent of each Euro Denominated Swingline Loan) then outstanding plus the aggregate amount of all Letter of Credit Obligations at such time plus the aggregate principal amount of all AR Revolver Debt then outstanding; provided, however, (i) that the term Revolving Outstandings shall not include any Revolving Loans, Canadian Revolving Loans, Swingline Loans or AR Revolving Debt the proceeds of which were used to finance a Permitted Acquisition (including to refinance any Indebtedness assumed as part of any Permitted Acquisition), an Investment pursuant to Section 9.05(xiii), a payment under a guaranty provided under Section 9.04(xii) or a Permitted Debt Repurchase and (ii) for the period through, but not including, December 31, 2013, the Revolving Outstandings amount shall be $0.

“RL Percentage” of any Revolving Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such Revolving Lender at such time and the denominator of which is the Total Revolving Loan Commitment at such time; provided that if the RL Percentage of any Revolving Lender is to be determined after the Total Revolving Loan Commitment has been terminated, then the RL Percentages of the Revolving Lenders shall be determined immediately prior (and without giving effect) to such termination.

“S&P” shall mean Standard & Poor’s Rating Services, a division of McGraw-Hill, Inc.

“SEC” shall have the meaning provided in Section 8.01(f).

“Secured Creditors” shall have the meaning provided in the respective Security Documents.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Security Document” shall mean and include each US Security Document, each Canadian Security Document, each Dutch Security Document and each other Foreign Security Document.

“Senior Notes” shall mean, collectively, (a) Silgan’s 5.00% Senior Notes due 2020 issued pursuant to the Senior Notes Indenture and (b) Silgan’s 5.50% Senior Notes due 2022 issued pursuant to the Senior Notes Indenture.

“Senior Notes Documents” shall mean the Senior Notes, the Senior Notes Indenture and each of the other documents executed in connection therewith.

“Senior Notes Indenture” shall mean, as applicable, (a) the Indenture, dated as of March 9, 2012, between Silgan and U.S. Bank National Association, as trustee and (b) the Indenture, dated as of September 4, 2013, between Silgan and U.S. Bank National Association, as trustee, in each case as the same may be amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

“Senior Secured Indebtedness” shall mean, at any time, the aggregate principal amount of Indebtedness of Silgan and its Subsidiaries determined on a consolidated basis at such time (including the Obligations, but excluding (x) obligations in respect of Interest Rate Protection Agreements and (y) any premiums or discounts associated with the issuance of any Indebtedness to the extent that accounting principles generally accepted in the United States would require such amounts to be reflected as Indebtedness on a consolidated balance sheet of Silgan) that, as of such date, is secured equally and ratably with the Obligations.

“Senior Secured Net Leverage Ratio” shall mean, as of the date of determination, the ratio of (x) Senior Secured Indebtedness (excluding Aggregate RL Exposure in an amount not to exceed $500,000,000) as of such date to (y) EBITDA for then the most recently ended Test Period. In determining the Senior Secured Net Leverage Ratio for any period, there shall be excluded from Senior Secured Indebtedness an amount equal to the amount of unrestricted cash and Cash Equivalents on the consolidated balance sheet of Silgan and its Subsidiaries as of the last day of such period.

“Sharing Event” shall mean (i) the occurrence of any Event of Default with respect to any Borrower pursuant to Section 10.05, (ii) the acceleration of the maturity of the Loans pursuant to the last paragraph of Article X or (iii) if the Required US Lenders so elect, the failure to pay any Tranche of Loans in full at the respective Maturity Date therefor.

“Silgan” shall have the meaning provided in the first paragraph hereto.

“Silgan Canada” shall have the meaning provided in the first paragraph hereof.

“Specified Asset Sale” shall mean any Asset Sale in which the gross cash proceeds received therefrom is at least $1,000,000.

“Specified Default” shall mean any Default under Section 10.01 or 10.05.

“Start Date” shall mean, with respect to any Margin Reduction Period, the first day of such Margin Reduction Period.

“Stated Amount” of each Letter of Credit shall mean the maximum amount available to be drawn thereunder (determined without regard to whether any conditions to drawing could then be met) but after giving effect to all previous drawings made thereunder; provided that, except as such term is used in Section 3.02, the “Stated Amount” of each Primary Alternate Currency Letter of Credit shall be, on any date of calculation, the Dollar Equivalent of the maximum amount available to be drawn in the relevant Primary Alternate Currency thereunder (determined without regard to whether any conditions to drawings could then be met) but after giving effect to all previous drawings made thereunder.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, association, limited liability company, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Notwithstanding the foregoing (and except for purposes of Sections 7.11, 7.12, 8.06, 8.08, 10.06 and 12.01, and the definition of Unrestricted Subsidiary contained herein), an Unrestricted Subsidiary shall be deemed not to be a Subsidiary of Silgan or any of its other Subsidiaries for purposes of this Agreement or any other Credit Document. Unless the context indicates otherwise, all references herein to Subsidiaries are references to Subsidiaries of any Borrower.

“Supermajority Lenders” of any Tranche shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if (x) all outstanding Obligations of the other Tranches under this Agreement were repaid in full and all Commitments with respect thereto were terminated and (y) the text “an amount greater than 50%” contained therein were changed to “an amount equal to at least 66-2/3%”.

“Supply Agreement Asset Sale” means the sale of assets by Silgan or any of its Subsidiaries to customers of Silgan or any of its Subsidiaries or Affiliates of such customers where such assets are located in or adjacent to a facility of such customer.

“Swingline Expiry Date” shall mean the date which is two Business Days prior to the Revolving Loan Maturity Date.

“Swingline Lender” shall mean the Administrative Agent, in its capacity as the Swingline Lender hereunder.

“Swingline Loan” shall have the meaning provided in Section 2.01(g).

“Swingline Loan Exposure” shall mean, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time (for this purpose, using the Dollar Equivalent of each outstanding Euro Denominated Swingline Loan). The Swingline Loan Exposure of any Revolving Lender at any time shall be its RL Percentage of the aggregate Swingline Loan Exposure at such time.

“Swingline Note” shall have the meaning provided in Section 2.05(a).

“Tax Sharing Agreement” shall mean the Tax Allocation Agreement, dated as of July 13, 1990, as amended on December 21, 1993 and August 1, 1995, by and among Silgan and each of its Domestic Subsidiaries party thereto, as amended, modified or supplemented from time to time.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, fines, additions to tax or penalties applicable thereto.

“Term Loan” shall mean each US A Term Loan, each Canadian A Term Loan, each Euro A Term Loan and each Incremental Term Loan.

“Term Loan Percentage” of a Tranche of Term Loans shall mean, at any time, a fraction (expressed as a percentage), the numerator of which is equal to the aggregate outstanding principal amount of all Term Loans of such Tranche (which, in the case of Canadian A Term Loans, Euro A Term Loans and Alternate Currency Incremental Term Loans, shall be the Dollar Equivalent of such aggregate outstanding principal amount) at such time and the denominator of which is equal to the aggregate outstanding principal amount of all Term Loans of all Tranches (which, in the case of Canadian A Term Loans, Euro A Term Loans and Alternate Currency Incremental Term Loans, shall be the Dollar Equivalent of such aggregate principal amount) at such time.

“Term Loan Scheduled Repayment” shall have the meaning provided in Section 5.02(e).

“Test Date” shall mean, with respect to any Start Date, the last day of the most recent fiscal quarter of Silgan ended immediately prior to such Start Date.

“Test Period” shall mean each period of four consecutive fiscal quarters of Silgan (in each case taken as one accounting period).

“Total Canadian A Term Loan Commitment” shall mean, at any time, the sum of the Canadian A Term Loan Commitments of each of the Lenders at such time. The Total Canadian A Term Loan Commitment on the Effective Date shall be C$70,000,000.

“Total Canadian Revolving Loan Commitment” shall mean, at any time, the sum of the Canadian Revolving Loan Commitments of each of the Canadian Revolving Lenders at such time. The Total Canadian Revolving Loan Commitment on the Effective Date shall be C$15,000,000.

“Total Commitment” shall mean, at any time, the sum of the Commitments of each of the Lenders at such time.

“Total Euro A Term Loan Commitment” shall mean, at any time, the sum of the Euro A Term Loan Commitments of each of the Lenders at such time. The Total Euro A Term Loan Commitment on the Effective Date shall be €220,000,000.

“Total Incremental Term Loan Commitment” shall mean, at any time and for any Tranche of Incremental Term Loans, the sum of the Incremental Term Loan Commitments of such Tranche of each of the Lenders at such time.

“Total Indebtedness” shall mean, at any time, the aggregate principal amount of Indebtedness of Silgan and its Subsidiaries determined on a consolidated basis at such time (but excluding (x) obligations in respect of Interest Rate Protection Agreements and (y) any premiums or discounts associated with the issuance of any Indebtedness to the extent that accounting principles generally accepted in the United States would require such amounts to be reflected as Indebtedness on a consolidated balance sheet of Silgan).

“Total Net Leverage Ratio” shall mean, as of the date of determination, the ratio of (x) the sum of (I) Total Indebtedness (excluding Revolving Outstandings) as of such date plus (II) the Revolving Outstandings on the December 31 immediately preceding such date (or, in the case of a Test Period ended on December 31 in any fiscal year of Silgan, the Revolving Outstandings on such December 31) to (y) EBITDA for then the most recently ended Test Period. In determining the Total Net Leverage Ratio for any period, there shall be excluded from Total Indebtedness an amount equal to the amount of unrestricted cash and Cash Equivalents on the consolidated balance sheet of Silgan and its Subsidiaries as of the last day of such period.

“Total Revolving Loan Commitment” shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Lenders at such time. The Total Revolving Loan Commitment on the Effective Date shall be $1,000,000,000.

“Total Unutilized Canadian Revolving Loan Commitment” shall mean, at any time, an amount equal to the remainder of (x) the then Total Canadian Revolving Loan Commitment less (y) the sum of the aggregate principal amount of all Canadian Revolving Loans then outstanding.

“Total Unutilized Revolving Loan Commitment” shall mean, at any time, an amount equal to the remainder of (x) the then Total Revolving Loan Commitment less (y) the sum of the aggregate principal amount of all Revolving Loans (for this purpose, using the Dollar Equivalent of all Primary Alternate Currency Revolving Loans) and Swingline Loans then outstanding plus the then aggregate amount of all Letter of Credit Obligations.

“Total US A Term Loan Commitment” shall mean, at any time, the sum of the US A Term Loan Commitments of each of the Lenders at such time. The Total US A Term Loan Commitment on the Effective Date shall be $365,000,000.

“Tranche” shall mean the respective facilities and commitments utilized in making Loans hereunder, with there being six separate Tranches on the Effective Date, i.e., US A Term Loans, Canadian A Term Loans, Euro A Term Loans, Canadian Revolving Loans, Revolving Loans and Swingline Loans; provided that, for purposes of Sections 2.13, 12.04(b) and 12.12(a) and the definition of “Majority Lenders,” Revolving Loans and Swingline Loans shall be deemed to constitute part of a single “Tranche.” In addition, and notwithstanding the foregoing, any Incremental Term Loans extended after the Effective Date shall, except to the extent provided in Section 2.14(c), be made pursuant to one or more additional Tranches which shall be designated pursuant to the respective Incremental Term Loan Commitment Agreements in accordance with the relevant requirements specified in Section 2.14. Furthermore, after giving effect to an Extension pursuant to Section 2.18, (x) any Revolving Loans pursuant to Extended Revolving Loan Commitments shall constitute a separate Tranche of Revolving Loans from the Tranche of Revolving Loans from which they were converted, (y) any Canadian Revolving Loans pursuant to Extended Canadian Revolving Loan Commitments shall constitute a separate Tranche of Canadian Revolving Loans from the Tranche of Canadian Revolving Loans from which they were converted and (z) any Extended Term Loans shall constitute a separate Tranche of Term Loans from the Tranche of Term Loans from which they were converted.

“Type” shall mean (i) for any Dollar Loan, the type of such Dollar Loan determined with regard to the interest option available thereto, i.e., whether a Base Rate Loan or a Eurodollar Loan, (ii) for any Alternate Currency Loan (other than a Canadian Term Loan), the Applicable Currency of such Alternate Currency Loan (other than a Canadian Term Loan), (iii) for any Canadian Term Loan, the type of such Canadian Term Loan determined with regard to the interest option available thereto, i.e., whether a Canadian Prime Rate Loan or a CDOR Rate Loan, and (iv) for any Canadian Revolving Loan, the type of such Canadian Revolving Loan determined with regard to the interest option available thereto, i.e., whether a Canadian Prime Rate Loan or a CDOR Rate Loan.

“UCC” shall mean the Uniform Commercial Code as in effect in the relevant jurisdictions.

“Unfunded Current Liability” of any Plan shall mean the amount, if any, by which the present value of the accrued benefits under the Plan as of the close of its most recent plan year exceeds the fair market value of the assets allocable thereto determined in accordance with Section 412 of the Code.

“United States” and “US” shall each mean the United States of America.

“Unpaid Drawing” shall mean a Dollar Unpaid Drawing and/or Alternate Currency Unpaid Drawing, as the context may require.

“Unrestricted Subsidiary” shall mean (i) any non-Credit Party Subsidiary designated by Silgan from time to time as an Unrestricted Subsidiary hereunder by written notice to the

Administrative Agent or (ii) any Subsidiary of Silgan that is acquired or created after the Effective Date and designated by Silgan as an Unrestricted Subsidiary hereunder by written notice to the Administrative Agent at the time that such Subsidiary is created or acquired, provided that Silgan shall only be permitted to so designate any Subsidiary as an Unrestricted Subsidiary after the Effective Date so long as (v) no Default or Event of Default then exists or would result therefrom, (w) no Subsidiary may be designated as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the Senior Notes or any Additional Permitted Indebtedness or any Refinancing thereof, (x) all of the provisions of Section 9.10 shall have been complied with in respect of such newly-designated Unrestricted Subsidiary, (y) such Unrestricted Subsidiary shall be capitalized (to the extent capitalized by Silgan or any of its Subsidiaries) through Investments as permitted by, and in compliance with, Section 9.05(xiii) and with any assets owned by such Unrestricted Subsidiary at the time of the initial designation thereof to be treated as Investments in such Unrestricted Subsidiary pursuant to Section 9.05(xiii), and (z) at least five Business Days prior to the designation of any Person as an Unrestricted Subsidiary, Silgan shall have delivered to the Administrative Agent a certificate of its chief financial officer, treasurer or controller setting forth (in reasonable detail) the recalculation of the Interest Coverage Ratio and the Total Net Leverage Ratio on a Pro Forma Basis for the Test Period then most recently ended prior to the date of such designation for which financial statements have been delivered to the Lenders under this Agreement, and such recalculation shall show that Silgan would have been in compliance with Sections 9.07 and 9.08 as of the last day of such Test Period.

“Unutilized Canadian Revolving Loan Commitment” with respect to any Canadian Revolving Lender, at any time, shall mean such Canadian Revolving Lender’s Canadian Revolving Loan Commitment at such time less the aggregate principal amount of all Canadian Revolving Loans made by such Canadian Revolving Lender and outstanding at such time.

“Unutilized Revolving Loan Commitment” with respect to any Revolving Lender, at any time, shall mean such Revolving Lender’s Revolving Loan Commitment at such time less the sum of (i) the aggregate principal amount of all Revolving Loans made by such Revolving Lender and outstanding at such time (for this purpose, using the Dollar Equivalent of all outstanding Primary Alternate Currency Revolving Loans of such Revolving Lender) and (ii) such Revolving Lender’s RL Percentage of the Letter of Credit Obligations at such time.

“US A Term Loan” shall have the meaning provided in Section 2.01(a).

“US A Term Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule I directly below the column entitled “US A Term Loan Commitment”, as same may be (x) terminated pursuant to Section 4.03 or Article X or (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Sections 2.13 and/or 12.04(b).

“US A Term Loan Scheduled Repayment” shall have the meaning provided in Section 5.02(b).

“US A Term Note” shall have the meaning provided in Section 2.05(a).

“US Borrower” shall mean Silgan or any other US Revolving Borrower.

“US Borrowers/Subsidiaries Guaranty” shall have the meaning provided in Section 6.01(f).

“US Collateral” shall mean and include all “Collateral” (or any similarly defined term) as defined in any of the US Security Documents, including all Additional Collateral covered thereby.

“US Credit Party” shall mean each of Silgan, each other US Revolving Borrower and each other US Guarantor.

“US Guarantor” shall mean Silgan, each other US Revolving Borrower and each other US Subsidiary Guarantor in their capacities as such.

“US Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“US Pledge Agreement” shall have the meaning provided in Section 6.01(g).

“US Pledge Agreement Collateral” shall mean all “Collateral” as defined in the US Pledge Agreement.

“US Revolving Borrower” shall mean Silgan and each Revolving Borrower that is a Wholly-Owned Domestic Subsidiary of Silgan.

“US Security Documents” shall mean and include the US Pledge Agreement and, after the execution and delivery thereof, each Additional Security Document entered into by a US Credit Party.

“US Subsidiary Guarantor” shall mean (i) each US Revolving Borrower (other than Silgan) in its capacity as a guarantor under the US Borrowers/Subsidiaries Guaranty and (ii) each other Domestic Subsidiary of Silgan (other than the Receivables Subsidiary).

“US Tax Compliance Certificate” has the meaning assigned thereto in Section 5.04(g).

“Voting Lender Participant” shall have the meaning provided in Section 12.04(c).

“Voting Lender Participant Notice” shall have the meaning provided in Section 12.04(c).

“Voting Stock” shall mean the capital stock of Silgan ordinarily having the power to vote for the election of directors of Silgan.

“Weighted Average Life to Maturity” shall mean, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the then outstanding principal amount of such Indebtedness into (ii) the product obtained by multiplying (x) the amount of each then remaining installment or other required scheduled payments of principal, including payment at final maturity, in respect thereof, by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“Wells Fargo” shall mean Wells Fargo Bank, National Association, in its individual capacity, and any successor entity thereto by merger, consolidation or otherwise.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person that is a Domestic Subsidiary.

“Wholly-Owned Foreign Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person that is a Foreign Subsidiary.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock (other than directors’ qualifying shares and/or other nominal amounts of shares required to be held by local nationals under Applicable Law) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than nominal interests required to be held by local nationals under Applicable Law); provided, however, except in the case of a Canadian Subsidiary, to the extent that Silgan owns directly or indirectly (through one or more Wholly-Owned Subsidiaries) at least 95% of the total outstanding equity interests (on a fully diluted basis) of any Foreign Subsidiary and the balance of such equity interests are owned by individuals (or their estates or trusts or companies established by such individuals) (and were owned by such individuals (or their estates or trusts or companies established by such individuals) at the time of (but not in contemplation or anticipation of) the acquisition of such Foreign Subsidiary by Silgan), such Foreign Subsidiary shall be deemed to be a Wholly-Owned Subsidiary of Silgan for all purposes under this Agreement except for purposes of (A) Section 9.03(ii) and (B) determining Consolidated Net Income.

“Withholding Agent” shall mean the Borrowers and the Administrative Agent.

“Working Capital” shall mean, at any time, Consolidated Current Assets (excluding cash and Cash Equivalents) less Consolidated Current Liabilities at such time.

Section 1.02 Principles of Construction. (a) All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified.

(b) All accounting terms not specifically defined herein shall be construed in accordance with accounting principles generally accepted in the United States in conformity with those used in the preparation of the last audited financial statements referred to in Section 7.07(a) as in effect from time to time; provided that, it being understood, for purposes of this Agreement (other than Sections 8.01(a), (b) and (c)) accounting principles generally accepted in the United States shall be determined without giving effect to any change thereto occurring after the date hereof as a result of the adoption of any proposals set forth in the Proposed Accounting Standards Update, Leases (Topic 840), issued by the Financial Accounting Standards Board on August 17, 2010, or any other proposals issued by the Financial Accounting Standards Board in connection therewith, in each case if such change would require treating any lease or similar agreement as a capital lease where such lease or similar agreement was not required to be so treated under accounting principles generally accepted in the United States as in effect on the date hereof (any such change being referred to herein as a “Lease Accounting GAAP Change”).

(c) Dutch Terms. In this Agreement, where it relates to a Dutch Credit Party, a reference to:

(i) a “necessary action to authorise” where applicable, includes without limitation:

(a) any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden); and

(b) obtaining an unconditional positive advice (advies) from the competent works council(s);

(ii) “security interest” includes any mortgage (hypotheek), pledge (pandrecht), retention of title arrangement (eigendomsvoorbehoud), right of retention (recht van retentie), right to reclaim goods (recht van reclame), and, in general, any right in rem (beperkt recht), created for the purpose of granting security (goederenrechtelijk zekerheidsrecht);

(iii) a “winding-up, administration” or “dissolution” includes a bankruptcy (faillissement) or dissolution (ontbinding);

(iv) a “suspension of payments” includes surseance van betaling;

(v) any “step” or “procedure” taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under Section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990);

(vi) a “liquidator” includes a curator;

(vii) an “administrator” includes a bewindvoerder;

(viii) an “attachment” includes a beslag;

(ix) “constitutional documents” means, in relation to a Dutch Credit Party, its deed of incorporation (akte van oprichting) and its articles of association (statuten);

(x) a “moratorium” includes surseance van betaling and granted a moratorium includes surseance verleend; and

(xi) a “receiver” or an “administrative receiver” does not include a curator or bewindvoerder.

ARTICLE II

AMOUNT AND TERMS OF CREDIT

Section 2.01 Commitments. (a) US A Term Loan. Subject to and upon the terms and conditions set forth herein, each Lender with a US A Term Loan Commitment severally agrees to make, on the Effective Date, a term loan (each, a “US A Term Loan” and, collectively, the “US A Term Loans”) to Silgan, which US A Term Loans:

(i) shall be denominated in Dollars;

(ii) shall, at the option of Silgan, be either Base Rate Loans or Eurodollar Loans, provided that all US A Term Loans made as part of the same Borrowing shall, unless otherwise specifically provided herein, be of the same Type; and

(iii) shall not exceed for any such Lender, in initial aggregate principal amount, that amount which equals the US A Term Loan Commitment of such Lender on the Effective Date (before giving effect to the termination thereof on such date pursuant to Section 4.03(a)).

Once repaid, US A Term Loans incurred hereunder may not be reborrowed.

(b) Canadian A Term Loan. Subject to and upon the terms and conditions set forth herein, each Lender with a Canadian A Term Loan Commitment severally agrees to make, on the Effective Date, a term loan (each, a “Canadian A Term Loan” and, collectively, the “Canadian A Term Loans”) to Silgan Canada, which Canadian A Term Loans:

(i) shall be denominated in Canadian Dollars;

(ii) shall, at the option of Silgan Canada, be either CDOR Rate Loans or Canadian Prime Rate Loans, provided that all Canadian A Term Loans made as part of the same Borrowing shall, unless otherwise specifically provided herein, be of the same Type; and

(iii) shall not exceed for any such Lender, in initial aggregate principal amount, that amount which equals the Canadian A Term Loan Commitment of such Lender on the Effective Date (before giving effect to the termination thereof on such date pursuant to Section 4.03(a)).

Once repaid, Canadian A Term Loans incurred hereunder may not be reborrowed.

(c) Euro A Term Loan. Subject to and upon the terms and conditions set forth herein, each Lender with a Euro A Term Loan Commitment severally agrees to make, on the Effective Date, a term loan (each, a “Euro A Term Loan” and, collectively, the “Euro A Term Loans”) to Silgan, which Euro A Term Loans:

(i) shall be denominated in Euros;

(ii) shall be maintained as Euro Rate Loans; and

(iii) shall not exceed for any such Lender, in initial aggregate principal amount, that amount which equals the Euro A Term Loan Commitment of such Lender on the Effective Date (before giving effect to the termination thereof on such date pursuant to Section 4.03(a)).

Once repaid, Euro A Term Loans incurred hereunder may not be reborrowed.

(d) Incremental Term Loans. Subject to and upon the terms and conditions set forth in Section 2.14 and the other provisions set forth herein, each Lender with an Incremental Term Loan Commitment for a given Tranche of Incremental Term Loans severally agrees, at any time and from time to time on and after the date that such Incremental Term Loan Commitment is obtained pursuant to Section 2.14 and prior to the Incremental Commitment Termination Date for such Tranche of Incremental Term Loans, to make a term loan or term loans (each an “Incremental Term Loan” and, collectively, the “Incremental Term Loans”) to the Incremental Term Loan Borrower for such Tranche, which Incremental Term Loans:

(i) shall be incurred on the applicable Incremental Term Loan Borrowing Date for such Tranche of Incremental Term Loans;

(ii) shall be denominated in the Applicable Currency for such Tranche of Incremental Term Loans;

(iii) shall, if Dollar Loans, at the option of the applicable Incremental Term Loan Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans or Eurodollar Loans, provided that all Incremental Term Loans that are Dollar Loans comprising the same Borrowing under such Tranche shall, unless otherwise specifically provided herein, be of the same Type;

(iv) shall, if Canadian Loans, at the option of the applicable Incremental Term Loan Borrower, be incurred and maintained as, and/or converted into, CDOR Rate Loans or Canadian Prime Rate Loans, provided that all Incremental Term Loans that are Canadian Loans comprising the same Borrowing under such Tranche shall, unless otherwise specifically provided herein, be of the same Type;

(v) shall, if an Alternate Currency Incremental Term Loan denominated in a Primary Alternate Currency, be incurred and maintained in one or more Borrowings of Euro Rate Loans denominated in such Primary Alternate Currency under such Tranche; and

(vi) shall not exceed for any such Incremental Term Loan Lender at the time of any incurrence thereof, that aggregate principal amount which equals the Incremental Term Loan Commitment of such Incremental Term Loan Lender for such Tranche at such time (before giving effect to any reduction thereof at such time pursuant to Section 4.03(b)).

Once repaid, Incremental Term Loans incurred hereunder may not be reborrowed.

(e) Revolving Loans. Subject to and upon the terms and conditions set forth herein, each Revolving Lender severally agrees, at any time and from time to time on and after the Effective Date and prior to the Revolving Loan Maturity Date, to make a revolving loan or revolving loans (each a “Revolving Loan” and, collectively, the “Revolving Loans”) to each Revolving Borrower, which Revolving Loans:

(i) shall be denominated in Dollars or in a Primary Alternate Currency, in each case, as elected by the respective Revolving Borrower;

(ii) shall, if Dollar Revolving Loans, at the option of the respective Revolving Borrower, be either Base Rate Loans or Eurodollar Loans, provided that all Dollar Revolving Loans made as part of the same Borrowing shall, unless otherwise specifically provided herein, be of the same Type;

(iii) shall, if Primary Alternate Currency Revolving Loans, be a Euro Rate Loan denominated in the applicable Primary Alternate Currency, provided that all Primary Alternate Currency Revolving Loans made as part of the same Borrowing shall be of the same Type;

(iv) may be repaid and reborrowed in accordance with the provisions hereof;

(v) shall not be made (and shall not be required to be made) by any Revolving Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to simultaneously repay any Unpaid Drawings, Revolving Loans and/or Swingline Loans theretofore outstanding) would cause the Individual RL Exposure of such Revolving Lender to exceed the Revolving Loan Commitment of such Revolving Lender at such time;

(vi) shall not be made (and shall not be required to be made) by any Revolving Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to simultaneously repay any Unpaid Drawings, Revolving Loans and/or Swingline Loans theretofore outstanding) would cause the Aggregate RL Exposure to exceed the Total Revolving Loan Commitment at such time;

(vii) in the case of Primary Alternate Currency Revolving Loans, shall not be made (and shall not be required to be made) by any Revolving Lender in any instance where the incurrence thereof would cause the aggregate principal amount (using the Dollar Equivalent thereof) of all Primary Alternate Currency Revolving Loans then outstanding to exceed the Primary Alternate Currency Revolving Loan Sublimit; and

(viii) in the case of Dutch Borrower Revolving Loans, shall not be made (and shall not be required to be made) by any Revolving Lender in any instance where the incurrence thereof would cause the aggregate principal amount (using the Euro Equivalent thereof) of all Dutch Borrower Revolving Loans then outstanding to exceed the Dutch Borrower Revolving Loan Sublimit.

(f) Canadian Revolving Loans. Subject to and upon the terms and conditions set forth herein, each Canadian Revolving Lender severally agrees, at any time and from time to time on and after the Effective Date and prior to the Revolving Loan Maturity Date, to make a revolving loan or revolving loans (each a “Canadian Revolving Loan” and, collectively, the “Canadian Revolving Loans”) to each Canadian Revolving Borrower, which Canadian Revolving Loans:

(i) shall be made and maintained in Canadian Dollars;

(ii) except as hereafter provided, shall, at the option of the applicable Canadian Revolving Borrower, be incurred and maintained as, and/or converted into, one or more Borrowings of (x) Canadian Prime Rate Loans or (y) CDOR Rate Loans;

(iii) may be repaid and reborrowed in accordance with the provisions hereof;

(iv) shall not be made (and shall not be required to be made) by any Canadian Revolving Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to simultaneously repay any Canadian Revolving Loans theretofore outstanding) would cause the Individual Canadian RL Exposure of such Canadian Revolving Lender to exceed the Canadian Revolving Loan Commitment of such Canadian Revolving Lender at such time; and

(v) shall not be made (and shall not be required to be made) by any Canadian Revolving Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to simultaneously repay any Canadian Revolving Loans theretofore outstanding) would cause the Aggregate Canadian RL Exposure to exceed the Total Canadian Revolving Loan Commitment at such time.

(g) Swingline Loans. Subject to and upon the terms and conditions set forth herein, the Swingline Lender in its individual capacity agrees to make, at any time and from time to time on and after the Effective Date and prior to the Swingline Expiry Date, a revolving loan or revolving loans (each a “Swingline Loan” and, collectively, the “Swingline Loans”) to each Revolving Borrower, which Swingline Loans:

(i) shall be denominated in Dollars or Euros, in each case, as elected by the respective Revolving Borrower;

(ii) shall be made and maintained as Base Rate Loans or, in the case of Euro Denominated Swingline Loans, Euro Rate Loans;

(iii) may be repaid and reborrowed in accordance with the provisions hereof;

(iv) shall not exceed in aggregate principal amount at any time outstanding (for this purpose, using the Dollar Equivalent of all Euro Denominated Swingline Loans) in respect of all Revolving Borrowers, when added to the sum of (I) the aggregate principal amount of all Revolving Loans then outstanding (for this purpose, using the Dollar Equivalent of each Primary Alternate Currency Revolving Loan then outstanding and exclusive of Revolving Loans and Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, such Swingline Loans) and (II) the aggregate amount of all Letter of Credit Obligations (exclusive of Unpaid Drawings which are repaid with the proceeds of, and simultaneously with the incurrence of, such Swingline Loans) at such time, an amount equal to the Total Revolving Loan Commitment at such time;

(v) shall not exceed in aggregate principal amount at any time outstanding (for this purpose, using the Dollar Equivalent of all Euro Denominated Swingline Loans) in respect of all Revolving Borrowers, the Maximum Swingline Amount.

Notwithstanding anything to the contrary contained in this Section 2.01(g), the Swingline Lender will not make a Swingline Loan after it has received written notice from any Borrower, the Administrative Agent or the Required Lenders stating that a Default or an Event of Default exists until such time as the Swingline Lender shall have received written notice of (x) rescission of all such notices from the party or parties originally delivering such notice or notices or (y) the cure or waiver of such Default or Event of Default in accordance with the requirements of this Agreement.

(h) Refunding of Swingline Loans. On any Business Day, the Swingline Lender may, in its sole discretion, give notice to the Revolving Lenders that the Swingline Lender’s outstanding Swingline Loans shall be funded with a Borrowing of Revolving Loans denominated in Dollars or Euros, as applicable (provided that (x) such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 10.05 or upon the exercise of any of the remedies provided in the last paragraph of Article X and (y) if a Sharing Event shall have occurred, all such Swingline Loans shall be denominated in Dollars in accordance with the provisions of Section 2.16, and refunded through a Mandatory Borrowing denominated in Dollars as provided below), in which case one or more Borrowings of Revolving Loans denominated in the respective Applicable Currency (subject to the provisions of the parenthetical in preceding clause (y)) (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day from all Revolving Lenders (without giving effect to any termination of the Total Revolving Loan Commitment pursuant to the last paragraph of Article X) pro rata based on each such Revolving Lender’s RL Percentage (determined before giving effect to any termination of the Total Revolving Loan Commitment pursuant to the last paragraph of Article X), and the proceeds thereof shall be applied directly to the Swingline Lender to repay the Swingline Lender for such outstanding Swingline Loans. Each Revolving Lender hereby irrevocably agrees to make Revolving Loans upon one (1) Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the Swingline Lender notwithstanding (i) the amount of the Mandatory Borrowing may not comply with the minimum amount for Borrowings otherwise required hereunder, (ii) whether any conditions specified in Article VI are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing and (v) the amount of the Total Revolving Loan Commitment at such time. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding of the type referred to in Section 10.05 with respect to any of the Revolving Borrowers), then each Revolving Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from the Revolving Borrowers on or after such date and prior to such purchase) from the Swingline Lender such participations in the outstanding Swingline Loans as shall be necessary to cause such Revolving Lenders to share in such Swingline Loans ratably based upon their respective RL Percentages (determined before giving effect to any termination of the Total Revolving Loan Commitment pursuant to the last paragraph of Article X); provided that (x) all interest payable on the Swingline Loans shall be for the account of the Swingline Lender until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Revolving Lender shall be required to pay the Swingline Lender interest on the principal amount of participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, at the overnight Federal Funds Rate for the first three days (or, in the case of Euro Denominated Swingline Loans, the Administrative Agent’s customary rate for interbank advances in Euros) and at the rate otherwise applicable to Revolving Loans maintained as Base Rate Loans or Euro Rate Loans, as applicable, hereunder for each day thereafter. Notwithstanding anything to the contrary contained above in this Section 2.01(h), upon the occurrence of a Sharing Event, all outstanding Swingline Loans shall, as provided in Section 2.16, be automatically converted into Dollar Denominated Swingline Loans and, to the extent the respective Mandatory Borrowing has not already occurred in respect of such Swingline Loans, a Mandatory Borrowing shall be effected with respect thereto in accordance with the provisions of this Section 2.01(h).

(i) Adjustment of Participations in Swingline Loans. If the Initial Revolving Loan Maturity Date shall have occurred at a time when Extended Revolving Loan Commitments are in effect, then on the Initial Revolving Loan Maturity Date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of the Initial Revolving Loan Maturity Date); provided that, if on the occurrence of the Initial Revolving Loan Maturity Date (after giving effect to any repayments of Revolving Loans, there shall exist sufficient unutilized Extended Revolving Loan Commitments so that the respective outstanding Swingline Loans could be incurred pursuant to Extended Revolving Loan Commitments, which will remain in effect after the occurrence of the Initial Revolving Loan Maturity Date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and same shall be deemed to have been incurred solely pursuant to the Extended Revolving Loan Commitments and such Swingline Loans shall not be so required to be repaid in full on the Initial Revolving Loan Maturity Date.

Section 2.02 Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing of Loans under a respective Tranche shall not be less than the Minimum Borrowing Amount for such Tranche of Loans. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than thirty Borrowings of Euro Rate Loans and CDOR Rate Loans in the aggregate.

Section 2.03 Notice of Borrowing.

(a) Term Loans and Revolving Loans. Whenever (i) a Borrower desires to incur Dollar Loans hereunder (excluding (I) Swingline Loans and (II) Revolving Loans incurred pursuant to a Mandatory Borrowing), such Borrower shall give the Administrative Agent at the applicable Notice Office at least one (1) Business Day’s prior notice of each Base Rate Loan, and at least three (3) Business Days’ prior notice of each Eurodollar Loan to be incurred hereunder, (ii) Silgan Canada desires to incur Canadian A Term Loans hereunder, Silgan Canada shall give the Administrative Agent at the applicable Notice Office at least one (1) Business Day’s prior notice of each Canadian A Term Loan to be maintained as a Canadian Prime Rate Loan, and at least three (3) Business Days’ prior notice of each Canadian Term Loan to be maintained as a CDOR Rate Loan, to be incurred hereunder, (iii) Silgan desires to incur Euro A Term Loans hereunder, Silgan shall give the Administrative Agent at the applicable Notice Office at least three (3) Business Days’ prior notice of each such Euro A Term Loan to be incurred hereunder, (iv) an Incremental Term Loan Borrower desires to incur Alternate Currency Incremental Term Loans hereunder, such Incremental Term Loan Borrower shall give the Administrative Agent at the applicable Notice Office at least three (3) Business Days’ prior notice of each such Alternate Currency Incremental Term Loan to be incurred hereunder, (v) a Revolving Borrower desires to incur Primary Alternate Currency Revolving Loans hereunder, such Revolving Borrower shall give the Administrative Agent at the applicable Notice Office at least three (3) Business Days’ prior notice of each such Primary Alternate Currency Revolving Loan to be incurred hereunder, and (vi) a Canadian Revolving Borrower desires to incur Canadian Revolving Loans hereunder, such Canadian Revolving Borrower shall give the Administrative Agent at the applicable Notice Office at least one (1) Business Day’s prior notice of each Canadian Prime Rate Loan, and at least three (3) Business Days’ prior notice of each CDOR Rate Loan, provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 1:00 P.M. (Local Time) on such day. Each such notice (each, a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall be given by the respective Borrower in writing, or by telephone promptly confirmed in writing, in the form of Exhibit A-1, appropriately completed to specify (i) the name of such Borrower, (ii) the aggregate principal amount of the Loans to be made pursuant to such Borrowing (stated in Dollars or, in the case of Alternate Currency Loans, in the relevant Alternate Currency), (iii) the date of such Borrowing (which shall be a Business Day), (iv) in the case of Incremental Term Loans and Revolving Loans, the Applicable Currency, (v) whether the Loans being made pursuant to such Borrowing shall constitute US A Term Loans, Canadian A Term Loans, Euro A Term Loans, Incremental Term Loans, Revolving Loans or Canadian Revolving Loans, (vi) (x) in the case of Dollar Loans, whether such Dollar Loans being made pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, Eurodollar Loans, and (y) in the case of Canadian Term Loans under a given Tranche, whether such Canadian Term Loans being made pursuant to such Borrowing are to be initially maintained as Canadian Prime Rate Loans or, to the extent permitted hereunder, CDOR Rate Loans, (vii) in the case of all Euro Rate Loans and CDOR Rate Loans, the initial Interest Period to be applicable thereto, and (viii) in the case of Canadian Revolving Loans, whether the respective Borrowing shall consist of Canadian Prime Rate Loans or, to the extent permitted hereunder, CDOR Rate Loans. The Administrative Agent shall promptly give each Lender which is required to make Loans of the Tranche specified in the respective Notice of Borrowing, notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.

(b) Swingline Loans and Mandatory Borrowings. (i) Whenever a Revolving Borrower desires to incur Swingline Loans hereunder, such Revolving Borrower shall give the Swingline Lender (i) not later than 1:00 P.M. (Local Time) on the date that a Dollar Denominated Swingline Loan is to be incurred hereunder and (ii) not later than 11 A.M. (London time) on the date that a Euro Denominated Swingline Loan is to be incurred hereunder, written notice or telephonic notice promptly confirmed in writing of each Swingline Loan to be incurred hereunder. Each such notice shall be irrevocable and specify in each case (A) the date of Borrowing (which shall be a Business Day), (B) the aggregate principal amount (stated in the Applicable Currency) of the Swingline Loans to be made pursuant to such Borrowing and (C) whether the respective Swingline Loan shall constitute a Dollar Denominated Swingline Loan or a Euro Denominated Swingline Loan.

(ii) Mandatory Borrowings shall be made upon the notice specified in Section 2.01(h), with each Revolving Borrower irrevocably agreeing, by its incurrence of any Swingline Loan, to the making of Mandatory Borrowings as set forth in Section 2.01(h).

(c) Telephonic Notice. Without in any way limiting the obligation of any Borrower to confirm in writing any telephonic notice of any Borrowing of Loans, the Administrative Agent or the Swingline Lender, as the case may be, may act without liability upon the basis of telephonic notice of such Borrowing, reasonably believed by the Administrative Agent or the Swingline Lender, as the case may be, in good faith to be from the president, a vice president, the chief financial officer, managing director, the treasurer or an assistant treasurer of such Borrower (or any other officer, employee or authorized individual of such Borrower designated in writing to the Administrative Agent and the Swingline Lender by the president, a vice president, the chief financial officer, the treasurer or an assistant treasurer of such Borrower as being authorized to give such notices under this Agreement) prior to receipt of written confirmation. In each such case, each Borrower hereby waives the right to dispute the Administrative Agent’s or the Swingline Lender’s record of the terms of such telephonic notice of such Borrowing of Loans.

Section 2.04 Disbursement of Funds. No later than 12:00 Noon (Local Time) on the date specified in each Notice of Borrowing (or (x) in the case of Swingline Loans, no later than 3:00 P.M. (Local Time, in the case of Dollar Denominated Swingline Loans or London time, in the case of Euro Denominated Swingline Loans) on the date specified pursuant to Section 2.03(b)(i) or (y) in the case of Mandatory Borrowings, no later than 12:00 Noon (Local Time) on the date specified in Section 2.01(h)), each Lender with a Commitment of the respective Tranche will make available its pro rata portion of each such Borrowing requested to be made on such date (or, in the case of Swingline Loans, the Swingline Lender shall make available the full amount thereof). All such amounts shall be made available in Dollars (or, in the case of Alternate Currency Loans, in the Alternate Currency for the relevant Tranche) and in immediately available funds at the applicable Payment Office, and the Administrative Agent will, except in the case of a Mandatory Borrowing, make available to the relevant Borrower at such Payment Office in Dollars (or, in the case of Alternate Currency Loans, in the Alternate Currency for such Tranche) the aggregate of the amounts so made available by the Lenders;

provided that, if, on the date of a Borrowing of Revolving Loans (other than a Mandatory Borrowing), there are Unpaid Drawings or Swingline Loans then outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such Unpaid Drawings with respect to Letters of Credit, second, to the payment in full of any such Swingline Loans, and third, to the respective Borrower as otherwise provided above. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may, in reliance upon such assumption, make available to the relevant Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the relevant Borrower and such Borrower shall immediately pay such corresponding amount to the Administrative Agent. The Administrative Agent shall also be entitled to recover on demand from such Lender or such Borrower, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to such Borrower until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, at the overnight Federal Funds Rate (or, in the case of Alternate Currency Loans, the Administrative Agent’s customary rate for interbank advances in the relevant Alternate Currency) for the first three days and at the rate of interest otherwise applicable to such Loans for each day thereafter and (ii) if recovered from such Borrower, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.08. Nothing in this Section 2.04 shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which the Borrowers may have against any Lender as a result of any failure by such Lender to make Loans hereunder. Each Lender may, at its option, make any Loan available to any Foreign Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that (x) any exercise of such option shall not affect the obligation of such Foreign Borrower to repay such Loan in accordance with the terms of this Agreement and (y) such foreign or domestic branch or Affiliate shall not be entitled to any benefits under Sections 2.10, 2.11, 2.12, 2.13 and 5.04 in excess of the amount of benefits such Lender would be entitled to under this Agreement.

Section 2.05 Notes. (a) Generally. Each Borrower’s obligation to pay the principal of, and interest on, all the Loans made by each Lender to such Borrower shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 12.16 and, subject to the provisions of Section 2.05(k), also be evidenced (i) if US A Term Loans, by a promissory note duly executed and delivered by Silgan substantially in the form of Exhibit B-1 (each a “US A Term Note” and, collectively, the “US A Term Notes”), (ii) if Canadian A Term Loans, by a promissory note duly executed and delivered by Silgan Canada substantially in the form of Exhibit B-2 (each a “Canadian A Term Note” and, collectively, the “Canadian A Term Notes”), (iii) if Euro A Term Loans, by a promissory note duly executed and delivered by Silgan substantially in the form of Exhibit B-3 (each a “Euro A Term Note” and, collectively, the “Euro A Term Notes”), (iv) if Incremental Term Loans, by a promissory note duly executed and delivered by the respective Incremental Term Loan Borrower substantially in the form of Exhibit

B-4 (each an “Incremental Term Note” and, collectively, the “Incremental Term Notes”), (v) if Revolving Loans, by promissory notes duly executed and delivered by each Revolving Borrower substantially in the form of Exhibit B-5 (each a “Revolving Note” and, collectively, the “Revolving Notes”), (vi) if Canadian Revolving Loans, by promissory notes duly executed and delivered by each Canadian Revolving Borrower substantially in the form of Exhibit B-6 (each a “Canadian Revolving Note” and, collectively, the “Canadian Revolving Notes”), in each case with blanks appropriately completed in conformity herewith, (vii) Dutch Borrower Revolving Loans, by promissory notes duly executed and delivered by each Dutch Borrower substantially in the form of Exhibit B-7 (each a “Dutch Revolving Note” and, collectively, the “Dutch Revolving Notes”), in each case with blanks appropriately completed in conformity herewith and (viii) if Swingline Loans, by promissory notes duly executed and delivered by each Revolving Borrower substantially in the form of Exhibit B-8 (each a “Swingline Note” and, collectively, the “Swingline Notes”), in each case with blanks appropriately completed in conformity herewith.

(b) US A Term Notes. The US A Term Note issued by Silgan to each Lender with a US A Term Loan Commitment or outstanding US A Term Loans shall (i) be payable to such Lender or its registered assigns and be dated the Effective Date (or, if issued after the Effective Date, be dated the date of issuance thereof), (ii) be in a stated principal amount (expressed in Dollars) equal to the principal amount of the US A Term Loans made by such Lender on the Effective Date (or, if issued after the Effective Date, be in a stated principal amount (expressed in Dollars) equal to the outstanding principal amount of US A Term Loans of such Lender at such time) and be payable in the outstanding principal amount of US A Term Loans evidenced thereby, (iii) mature on the Initial Term Loan Maturity Date, (iv) bear interest as provided in the appropriate clause of Section 2.08 in respect of Base Rate Loans and Eurodollar Loans, as the case may be, evidenced thereby, (v) be subject to voluntary prepayment as provided in Section 5.01, and mandatory repayment as provided in Section 5.02, and (vi) be entitled to the benefits of this Agreement and the other Credit Documents.

(c) Canadian A Term Notes. The Canadian A Term Note issued by Silgan Canada to each Lender with a Canadian A Term Loan Commitment or outstanding Canadian A Term Loans shall (i) be payable to such Lender or its registered assigns and be dated the Effective Date (or, if issued after the Effective Date, be dated the date of issuance thereof), (ii) be in a stated principal amount (expressed in Canadian Dollars) equal to the principal amount of the Canadian A Term Loans made by such Lender on the Effective Date (or, if issued after the Effective Date, be in a stated principal amount (expressed in Canadian Dollars) equal to the outstanding principal amount of Canadian A Term Loans of such Lender at such time) and be payable in the principal amount of the Canadian A Term Loans evidenced thereby, (iii) mature on the Initial Term Loan Maturity Date, (iv) bear interest as provided in the appropriate clause of Section 2.08 in respect of CDOR Rate Loans and Canadian Prime Rate Loans, as the case may be, evidenced thereby, (v) be subject to voluntary prepayment as provided in Section 5.01, and mandatory repayment as provided in Section 5.02, and (vi) be entitled to the benefits of this Agreement and the other Credit Documents.

(d) Euro A Term Notes. The Euro A Term Note issued by Silgan to each Lender with a Euro A Term Loan Commitment or outstanding Euro A Term Loans shall (i) be payable to such Lender or its registered assigns and be dated the Effective Date (or, if issued after the Effective Date, be dated the date of issuance thereof), (ii) be in a stated principal amount

(expressed in Euros) equal to the principal amount of the Euro A Term Loans made by such Lender on the Effective Date (or, if issued after the Effective Date, be in a stated principal amount (expressed in Euros) equal to the outstanding principal amount of Euro A Term Loans of such Lender at such time) and be payable in the outstanding principal amount of Euro A Term Loans evidenced thereby, (iii) mature on the Initial Term Loan Maturity Date, (iv) bear interest as provided in the appropriate clause of Section 2.08 in respect of Euro Rate Loans evidenced thereby, (v) be subject to voluntary prepayment as provided in Section 5.01, and mandatory repayment as provided in Section 5.02, and (vi) be entitled to the benefits of this Agreement and the other Credit Documents.

(e) Incremental Term Notes. The Incremental Term Note issued by each Incremental Term Loan Borrower to each Lender with an Incremental Term Loan Commitment or outstanding Incremental Term Loans under a given Tranche shall (i) be payable to such Lender or its registered assigns and be dated the date of issuance thereof, (ii) be in a stated principal amount (expressed in the relevant Applicable Currency) equal to the Incremental Term Loan Commitment of such Lender on the effective date of the respective Incremental Term Loan Commitment Agreement (prior to the incurrence of any Incremental Term Loans pursuant thereto on such date) (or, if issued thereafter, be in a stated principal amount (expressed in the relevant Applicable Currency) equal to the sum of the then remaining amount of the Incremental Term Loan Commitment of such Lender plus the outstanding principal amount of the Incremental Term Loans of such Lender on the date of issuance thereof) and be payable in the relevant Applicable Currency in the outstanding principal amount of the Incremental Term Loans evidenced thereby, (iii) mature on the respective Incremental Term Loan Maturity Date, (iv) bear interest as provided in the appropriate clause of Section 2.08 in respect of Base Rate Loans, Canadian Prime Rate Loans, CDOR Rate Loans and Euro Rate Loans, as the case may be, evidenced thereby, (v) be subject to voluntary prepayment as provided in Section 5.01, and mandatory repayment as provided in Section 5.02, and (vi) be entitled to the benefits of this Agreement and the other Credit Documents.

(f) Revolving Notes. The Revolving Note issued by each Revolving Borrower to each Revolving Lender shall (i) be payable to such Revolving Lender or its registered assigns and be dated the Effective Date (or, if issued after the Effective Date, be dated the date of issuance thereof), (ii) be in a stated principal amount (expressed in Dollars) equal to the Revolving Loan Commitment of such Revolving Lender (or, if issued after the termination thereof, be in a stated principal amount (expressed in Dollars) equal to the outstanding Revolving Loans of such Revolving Lender at such time) and be payable in the outstanding principal amount of the Revolving Loans to such Revolving Borrower evidenced thereby; provided that if, because of fluctuations in exchange rates after the Effective Date, the Revolving Note of any Revolving Lender would not be at least as great as the outstanding aggregate principal amount (taking the Dollar Equivalent of all Primary Alternate Currency Revolving Loans evidenced thereby) of the Revolving Loans made by such Revolving Lender to such Revolving Borrower at any time outstanding, the respective Revolving Lender may, at any time after the occurrence of any Specified Default or Event of Default, request (and in such case such Revolving Borrower shall promptly execute and deliver) a new Revolving Note in an amount equal to the aggregate principal amount (taking the Dollar Equivalent of all Primary Alternate Currency Revolving Loans evidenced thereby) of such Revolving Loans of such Revolving Lender outstanding on the date of the issuance of such new Revolving Note, (iii) mature on the Revolving Loan Maturity

Date, (iv) with respect to each Revolving Loan evidenced thereby, be payable in the respective Applicable Currency in which such Revolving Loan was made, provided that the obligations evidenced by each Primary Alternate Currency Revolving Loan evidenced thereby shall be subject to conversion into Dollar Loans as provided in (and in the circumstances contemplated by) Section 2.16, (v) bear interest as provided in the appropriate clause of Section 2.08 in respect of Base Rate Loans and Euro Rate Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 5.01, and mandatory repayment as provided in Section 5.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(g) Canadian Revolving Notes. The Canadian Revolving Note issued by each Canadian Revolving Borrower to each Canadian Revolving Lender shall (i) be payable to such Canadian Revolving Lender or its registered assigns and be dated the Effective Date (or, if issued after the Effective Date, be dated the date of issuance thereof), (ii) be in a stated principal amount (expressed in Canadian Dollars) equal to the Canadian Revolving Loan Commitment of such Canadian Revolving Lender (or, if issued after the termination thereof, be in a stated principal amount (expressed in Canadian Dollars) equal to the outstanding Canadian Revolving Loans of such Canadian Revolving Lender at such time) and be payable in the outstanding principal amount of the Canadian Revolving Loans to such Canadian Revolving Borrower evidenced thereby, (iii) mature on the Revolving Loan Maturity Date, (iv) with respect to each Canadian Revolving Loan evidenced thereby, be payable in Canadian Dollars, provided that the obligations evidenced by each Canadian Revolving Loan evidenced thereby shall be subject to conversion into Dollar Loans as provided in (and in the circumstances contemplated by) Section 2.16, (v) bear interest as provided in the appropriate clause of Section 2.08, (vi) be subject to voluntary prepayment as provided in Section 5.01, and mandatory repayment as provided in Section 5.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(h) Dutch Revolving Notes. The Dutch Revolving Note issued by each Dutch Borrower to each Revolving Lender shall (i) be payable to such Revolving Lender or its registered assigns and be dated the Effective Date (or, if issued after the Effective Date, be dated the date of issuance thereof), (ii) be in a stated principal amount (expressed in Euros) equal to the Revolving Loan Commitment of such Revolving Lender (or, if issued after the termination thereof, be in a stated principal amount (expressed in Euros) equal to the outstanding Dutch Borrower Revolving Loans of such Revolving Lender at such time) and be payable in the outstanding principal amount of the Dutch Borrower Revolving Loans to such Dutch Borrower evidenced thereby; provided that if, because of fluctuations in exchange rates after the Effective Date, the Dutch Revolving Note of any Revolving Lender would not be at least as great as the outstanding aggregate principal amount (taking the Euro Equivalent of all Primary Alternate Currency Revolving Loans or Dollars evidenced thereby) of the Dutch Borrower Revolving Loans made by such Revolving Lender to such Dutch Borrower at any time outstanding, the respective Revolving Lender may, at any time after the occurrence of any Specified Default or Event of Default, request (and in such case such Dutch Borrower shall promptly execute and deliver) a new Dutch Revolving Note in an amount equal to the aggregate principal amount (taking the Euro Equivalent of all Primary Alternate Currency Revolving Loans or Dollars evidenced thereby) of such Dutch Borrower Revolving Loans of such Revolving Lender outstanding on the date of the issuance of such new Dutch Revolving Note, (iii) mature on the

Revolving Loan Maturity Date, (iv) with respect to each Dutch Borrower Revolving Loan evidenced thereby, be payable in the respective Applicable Currency in which such Dutch Borrower Revolving Loan was made, provided that the obligations evidenced by each Primary Alternate Currency Revolving Loan evidenced thereby shall be subject to conversion into Dollar Loans as provided in (and in the circumstances contemplated by) Section 2.16, (v) bear interest as provided in the appropriate clause of Section 2.08 in respect of Base Rate Loans and Euro Rate Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 5.01, and mandatory repayment as provided in Section 5.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(i) Swingline Note. The Swingline Note issued by each Revolving Borrower to the Swingline Lender shall (i) be payable to the Swingline Lender or its registered assigns and be dated the Effective Date, (ii) be in a stated principal amount (expressed in Dollars) equal to the Maximum Swingline Amount and be payable in the outstanding principal amount of Swingline Loans to such Revolving Borrower evidenced thereby, provided that if, because of fluctuations in exchange rates after the Effective Date, the Swingline Note would not be at least as great as the outstanding aggregate principal amount (taking the Dollar Equivalent of all Euro Denominated Swingline Loans evidenced thereby) of the Swingline Loans made by the Swingline Lender to such Revolving Borrower at any time outstanding, the Swingline Lender may, at any time after the occurrence of any Specified Default or Event of Default, request (and in such case such Revolving Borrower shall promptly execute and deliver) a new Swingline Note in an amount equal to the aggregate principal amount (taking the Dollar Equivalent of all Primary Alternate Currency Revolving Loans evidenced thereby) of such Swingline Loans of the Swingline Lender outstanding on the date of the issuance of such new Swingline Note, (iii) mature on the Swingline Expiry Date, (iv) with respect to each Swingline Loan evidenced thereby, be payable in the respective Applicable Currency in which such Swingline Loan was made; provided that the obligations evidenced by each Euro Denominated Swingline Loan evidenced thereby shall be subject to conversion into Dollar Loans as provided in (and in the circumstances contemplated by) Section 2.16, (v) bear interest as provided in the appropriate clause of Section 2.08 in the case of the Base Rate Loans and Euro Rate Loans, as the case may be, evidenced thereby, (vi) be subject to voluntary prepayment as provided in Section 5.01, and mandatory repayment as provided in Section 5.02, and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(j) Lender Records. Except as otherwise provided in Section 2.05(k), each Lender will note on its internal records the amount of each Loan made by it and each payment and conversion in respect thereof and will prior to any transfer of any of its Notes endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect the respective Borrower’s obligations in respect of such Loans.

(k) Note Requests. Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request, obtain, maintain or produce a Note evidencing its Loans to any Borrower shall affect or in any manner impair the obligations of any Borrower to pay the Loans (and all related Obligations) incurred by it which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to the various Credit Documents. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (i). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, the respective Borrower shall promptly execute and deliver to the respective Lender the requested Note in the appropriate amount or amounts to evidence such Loans.

Section 2.06 Conversions. (a) Each Borrower shall have the option to convert, on any Business Day occurring on or after the Effective Date, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Dollar Loans or Canadian Term Loans, as the case may be, made to such Borrower pursuant to one or more Borrowings (so long as of the same Tranche) of one or more Types of Dollar Loans or Types of Canadian Term Loans, as the case may be, into a Borrowing (of the same Tranche) of another Type of Dollar Loan or Canadian Term Loan, as the case may be, provided that (i) except as otherwise provided in Sections 2.10(a) and 2.10(c), (x) Eurodollar Loans may be converted into Base Rate Loans and (y) CDOR Rate Loans may be converted into Canadian Prime Rate Loans, in each case, only on the last day of an Interest Period applicable to the Loans being converted and no such partial conversion of Eurodollar Loans or CDOR Rate Loans, as the case may be, shall reduce the outstanding principal amount of such Eurodollar Loans or CDOR Rate Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (ii) unless the Required Lenders otherwise agree, (x) Base Rate Loans may only be converted into Eurodollar Loans and (y) Canadian Prime Rate Loans may only be converted into CDOR Rate Loans, in each case, if no Specified Default or Event of Default is in existence on the date of the conversion, (iii) no conversion pursuant to this Section 2.06(a) shall result in a greater number of Borrowings of Euro Rate Loans and CDOR Rate Loans than is permitted under Section 2.02 and (iv) Swingline Loans may not be converted pursuant to this Section 2.06. Each conversion pursuant to this Section 2.06(a) shall be effected by the respective Borrower by giving the Administrative Agent at the applicable Notice Office prior to 1:00 P.M. (Local Time) at least (x) in the case of conversions into Eurodollar Loans (in the case of Dollar Loans) or CDOR Rate Loan (in the case of Canadian Term Loans), three (3) Business Days’ prior notice, and (y) in the case of conversions into Base Rate Loans (in the case of Dollar Loans) or Canadian Prime Rate Loans (in the case of Canadian Term Loans), one (1) Business Day’s prior notice (each, a “Notice of Conversion/Continuation”) in the form of Exhibit A-2, appropriately completed to specify the Dollar Loans or Canadian Term Loans to be so converted, the Borrowing(s) pursuant to which such Dollar Loans or Canadian Term Loans were made and, if to be converted into Eurodollar Loans (in the case of Dollar Loans) or CDOR Rate Loans (in the case of Canadian Term Loans), the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Dollar Loans and/or Canadian Term Loans. For the avoidance of doubt, it is understood that any conversion of one Type of Canadian Term Loan into another Type of Canadian Term Loan shall not constitute a repayment of any Canadian Term Loan being so converted.

(b) The Canadian Revolving Borrowers shall have the option to convert, on any Business Day occurring on or after the Effective Date, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of Canadian Revolving Loans constituting Canadian Prime Rate Loans into a Borrowing of CDOR Rate Loans; provided, that (i) unless the Required Lenders otherwise agree, Canadian Prime Rate Loans may only be converted into CDOR Rate Loans if no Specified Default or Event of Default is in existence on the date of the conversion, and (ii) no conversion pursuant to this Section 2.06(b) shall result in a greater number of CDOR Rate Loans than is permitted under Section 2.02. Each conversion pursuant to this Section 2.06(b) shall be effected by the relevant Canadian Revolving Borrower by giving the Administrative Agent at the applicable Notice Office prior to 1:00 P.M. (Local Time) at least three (3) Business Days’ prior notice in the form of Exhibit A-2, appropriately completed to specify the Canadian Prime Rate Loans to be so converted into CDOR Rate Loans. The Administrative Agent shall give each Canadian Revolving Lender prompt notice of any such proposed conversion affecting any of its Canadian Prime Rate Loans.

Section 2.07 Pro Rata Borrowings. All Borrowings of US A Term Loans, Canadian A Term Loans, Euro A Term Loans, Incremental Term Loans under a given Tranche, Canadian Revolving Loans and Revolving Loans shall be incurred from the Lenders pro rata on the basis of their respective Commitments for such Tranche of Loans; provided that (x) all Borrowings of Revolving Loans made pursuant to a Mandatory Borrowing shall be incurred from the Revolving Lenders pro rata on the basis of their respective RL Percentages and (y) all Borrowings of Swingline Loans shall be incurred from the Swingline Lender. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender or Lenders to make its or their Loans hereunder.

Section 2.08 Interest. (a) Base Rate Loans and Canadian Prime Rate Loans. Each Borrower agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan and Canadian Prime Rate Loan (including with respect to any (x) Euro Rate Loan converted into a Base Rate Loan pursuant to Section 2.16 or (y) CDOR Rate Loan converted into a Canadian Prime Rate Loan pursuant to Section 2.16) made to such Borrower hereunder from the date of Borrowing thereof (or, in the circumstances described in the immediately preceding parenthetical, from the date of conversion of the respective Euro Rate Loan into a Base Rate Loan or the respective CDOR Rate Loan into a Canadian Prime Rate Loan, as the case may be) until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a Eurodollar Loan or such Canadian Prime Rate Loan to a CDOR Rate Loan, as the case may be, pursuant to Section 2.06, at a rate per annum which shall be equal to (x) in the case of Dollar Loans, the sum of the Applicable Margin plus the Base Rate and (y) in the case of Canadian Prime Rate Loans, the sum of the Applicable Margin plus the Canadian Prime Rate, in each case, as in effect from time to time.

(b) Euro Rate Loans and CDOR Rate Loans. Each Borrower agrees to pay interest in respect of the unpaid principal amount of each Euro Rate Loan (other than a Euro Denominated Swingline Loan) and CDOR Rate Loan made to such Borrower from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) (A) in the case of Dollar Loans, the conversion of such Eurodollar Loan to a Base Rate Loan pursuant to Section 2.06, 2.09 or 2.10 as applicable, (B) in the case of Canadian Term Loans, the conversion of such CDOR Rate Loan to a Canadian Prime Rate Loan pursuant to Section 2.06, 2.09 or 2.10, as applicable, and/or (C) in the case of an Alternate Currency Loan (including a Canadian Term Loan), the conversion of such Alternate Currency Loan to a Base Rate Loan pursuant to Section 2.16, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the Applicable Margin as in effect from time to time during such Interest Period plus, in the case of Euro Rate Loans, the applicable Euro Rate for such Interest Period plus (except in the case of Eurodollar Loans) the Associated Costs Rate, if any, and in the case of CDOR Rate Loans, the applicable CDOR Rate for such Interest Period. Each Borrower hereby agrees to pay interest in respect of the unpaid principal amount of each Euro Denominated Swingline Loan made to it from the date of Borrowing thereof until the maturity thereof (whether by acceleration, prepayment or otherwise) at a rate per annum which shall be equal to the sum of the Applicable Margin as in effect from time to time plus the Overnight Euro Rate in effect from time to time during the period such Euro Denominated Swingline Loan is outstanding plus the Associated Costs Rate, if any.

(c) Default Rate. Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan and any other overdue amount payable hereunder or under any other Credit Document shall, in each case, bear interest at a rate per annum (i) in the case of overdue principal of, and interest or other overdue amounts owing with respect to, Alternate Currency Loans (other than Canadian Loans) under a given Tranche, equal to 2% in excess of the rate otherwise applicable to such Tranche of Alternate Currency Loans from time to time, (ii) in the case of overdue principal of, and interest on, Dollar Loans, equal to the greater of (x) the rate which is 2% in excess of the rate otherwise applicable to Base Rate Loans maintained pursuant to the respective Tranche from time to time and (y) the rate which is 2% in excess of the rate then borne by such Dollar Loans, (iii) in the case of overdue principal of, and interest on, Canadian Loans, equal to the greater of (x) the rate which is 2% in excess of the rate otherwise applicable to Canadian Prime Rate Loans from time to time and (y) the rate which is 2% in excess of the rate then borne by such Canadian Loans, as the case may be, (iv) in the case of overdue principal of, and interest or other amounts owing with respect to, Euro Denominated Swingline Loans, equal to 2% per annum in excess of the Applicable Margin as in effect from time to time plus the Overnight Euro Rate as in effect from time to time plus the Associated Costs Rate, if any, and (v) in the case of all other overdue amounts payable under this Agreement or under any other Credit Document, equal to the rate which is 2% in excess of the rate applicable to Revolving Loans maintained as Base Rate Loans from time to time. Interest that accrues under this Section 2.08(c) shall be payable on demand.

(d) Payment. Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan and Canadian Prime Rate Loan, (x) quarterly in arrears on each Quarterly Payment Date, (y) on the date of any repayment or prepayment in full of all outstanding Loans of the applicable Tranche (which, in the case of Revolving Loans and Canadian Revolving Loans, is accompanied by a termination of the Total Revolving Loan Commitment or the Total Canadian Revolving Loan Commitment, as the case may be), and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, (ii) in respect of each Euro Rate Loan (other than a Euro Denominated Swingline Loan) and each CDOR Rate Loan, (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, and (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (iii) in respect of each Euro Denominated Swingline Loan, on the date of any repayment or prepayment (on the amount repaid or prepaid), at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.

(e) Interest Determination Date. Upon each Interest Determination Date, the Administrative Agent shall determine the interest rate for the Euro Rate Loans for which such determination is being made and shall promptly notify the respective Borrower and the respective Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

Section 2.09 Interest Periods. At the time the respective Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, a Borrowing of Euro Rate Loans (other than a Euro Denominated Swingline Loan) or CDOR Rate Loans (in the case of the initial Interest Period applicable thereto) or prior to 1:00 P.M. (Local Time) on the third Business Day prior to the expiration of an Interest Period applicable to such Borrowing of Euro Rate Loans or CDOR Rate Loans (in the case of subsequent Interest Periods), such Borrower shall have the right to elect, by giving the Administrative Agent notice thereof, the interest period (each an “Interest Period”) applicable to such Borrowing, which Interest Period shall (x) in the case of Dollar Loans, at the option of such Borrower, be a one, two, three, six or, to the extent available to all Lenders with obligations in respect of the respective Tranche of Loans, twelve-month period or a period of less than one month, (y) in the case of Alternate Currency Loans (other than Canadian Loans and Euro Denominated Swingline Loans) under a given Tranche, at the option of such Borrower, be a one, two, three, six or, to the extent available to all Lenders with obligations in respect of the respective Tranche of Loans, twelve-month period or such other period of less than one month to the extent approved by the Administrative Agent and otherwise available to all Lenders with obligations in respect of such Tranche, and (z) in the case of Canadian Loans, at the option of the respective Canadian Borrower, be a one, two, three, six or, to the extent approved by the Administrative Agent and otherwise available to all Lenders with obligations in respect of the respective Tranche of Loans, twelve-month period, provided that (in each case):

(i) all Euro Rate Loans and CDOR Rate Loans comprising a Borrowing shall at all times have the same Interest Period;

(ii) the initial Interest Period for any Euro Rate Loan or CDOR Rate Loan shall commence on the date of Borrowing of such Euro Rate Loan or CDOR Rate Loan (including (x) in the case of Eurodollar Loans, the date of any conversion thereto from a Borrowing of Base Rate Loans and (y) in the case of CDOR Rate Loans, the date of any conversion thereto from a Borrowing of Canadian Prime Rate Loans) and each Interest Period occurring thereafter in respect of such Eurodollar Loan or CDOR Rate Loan shall commence on the day on which the next preceding Interest Period applicable thereto expires;

(iii) if any Interest Period relating to a Euro Rate Loan or CDOR Rate Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(iv) if any Interest Period for a Euro Rate Loan or CDOR Rate Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a

Euro Rate Loan or CDOR Rate Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(v) unless the Required Lenders otherwise agree, no Interest Period for a Eurodollar Loan or CDOR Rate Loan may be selected at any time when a Specified Default or an Event of Default is then in existence;

(vi) unless the Required Lenders otherwise agree, no Interest Period, other than a one month or less period, for any other Alternate Currency Loan may be selected at any time when a Specified Default or an Event of Default is then in existence;

(vii) except for Alternate Currency Incremental Term Loans (other than Alternate Currency Incremental Term Loans denominated in Canadian Dollars), no Interest Period in respect of any Borrowing of any Tranche of Term Loans shall be selected which extends beyond any date upon which a mandatory repayment of such Tranche of Term Loans will be required to be made under Section 5.02(b), 5.02(c), 5.02(d) or 5.02(e), as the case may be, if the aggregate principal amount of such Tranche of Term Loans which have Interest Periods which will expire after such date will be in excess of the aggregate principal amount of such Tranche of Term Loans then outstanding less the aggregate amount of such required repayment; and

(viii) except for Alternate Currency Incremental Term Loans (other than Alternate Currency Incremental Term Loans denominated in Canadian Dollars), no Interest Period in respect of any Borrowing of any Tranche of Loans shall be selected which extends beyond the respective Maturity Date for such Tranche of Loans.

If, by 1:00 P.M. (Local Time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of Euro Rate Loans (other than Euro Denominated Swingline Loans) or CDOR Rate Loans, the relevant Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such Euro Rate Loans or CDOR Rate Loans as provided above, such Borrower shall be deemed to have elected (x) in the case of Eurodollar Loans, to convert such Eurodollar Loans into Base Rate Loans, (y) in the case of CDOR Rate Loans, to convert such CDOR Rate Loans into Canadian Prime Rate Loans, and (z) in the case of other Alternate Currency Loans, to select a one month Interest Period for such Alternate Currency Loans, with such new Interest Period to be effective as of the expiration date of such current Interest Period.

Section 2.10 Changed Circumstances; Increased Costs.

(a) Circumstances Affecting Euro Rate and CDOR Rate Availability. In connection with any request for a Euro Rate Loan or a CDOR Rate Loan or a conversion to or continuation thereof, if for any reason (i) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that deposits (whether in Dollars or an Alternate Currency) are not being offered to banks in the London interbank Eurodollar market or Canadian Dollar bankers’ acceptances market, as applicable, for the applicable amount and Interest Period of such Loan, (ii) the Administrative Agent shall determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining the Euro Rate or CDOR Rate, as applicable, for such Interest Period with respect to a proposed Euro Rate Loan or CDOR Rate Loan (whether denominated in Dollars or an Alternate Currency, as applicable) or (iii) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the Euro Rate or CDOR Rate, as applicable, does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period, then the Administrative Agent shall promptly give written notice thereof to the Borrowers. Thereafter, until the Administrative Agent notifies the Borrowers in writing that such circumstances no longer exist, the obligation of the Lenders to make Euro Rate Loans or CDOR Rate Loans, as applicable, and the right of the Borrowers to convert any Loan to or continue any Loan as a Euro Rate Loan or CDOR Rate Loan, as applicable, shall be suspended, and any Notice of Borrowing or Notice of Conversion/Continuation given by any Borrower with respect to Euro Rate Loans or CDOR Rate Loans, as applicable, which have not yet been incurred (including by way of conversion) shall be deemed rescinded by such Borrower, and the Borrowers shall either (A) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such Euro Rate Loan or CDOR Rate Loan, as applicable, together with accrued interest thereon (to the extent permitted by law), on the last day of the then current Interest Period applicable to such Euro Rate Loan or CDOR Rate Loan; or (B) convert the then outstanding principal amount of each such Euro Rate Loan to a Base Rate Loan or such CDOR Rate Loan to a Canadian Prime Rate Loan, as applicable, as of the last day of such Interest Period. In the event that Alternate Currency Loans are so affected, the applicable Euro Rate shall be determined (I) in the case of Alternate Currency Loans denominated in a Primary Alternate Currency, on the basis provided in the proviso of clause (ii) of the definition of Euro Rate, and (II) in the case of Alternate Currency Incremental Term Loans denominated in an Other Alternate Currency, by the Administrative Agent as the all-in-cost of funds for the Administrative Agent to fund the respective Alternate Currency Incremental Term Loan denominated in such Other Alternate Currency.

(b) Circumstances Affecting Alternate Currencies. In the event that the Administrative Agent shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) at any time that any Alternate Currency is not available in sufficient amounts, as determined in good faith by the Administrative Agent, then the Administrative Agent shall promptly give written notice thereof to the Borrowers and the Revolving Lenders. Thereafter, until the Administrative Agent notifies in writing the Borrowers and the Revolving Lenders that such circumstances no longer exist, the Alternate Currency Loans denominated in the affected Currency (other than any such Alternate Currency Loans which have theretofore been funded) shall no longer be available and any Notice of Borrowing given by the respective Borrower with respect to such Alternate Currency Loans which have not yet been incurred shall be deemed rescinded by the respective Borrower.

(c) Laws Affecting Euro Rate and CDOR Rate Availability. If, after the date hereof, any Change in Law shall make it unlawful or impossible for compliance by any of the Lenders in good faith with any governmental requests (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any Euro Rate Loan or CDOR Rate Loan, as applicable, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give written notice to the Borrowers and the other Lenders. Thereafter, until the Administrative Agent notifies in writing the Borrowers that such circumstances no longer exist, (i) the obligations of the Lenders to make Euro Rate Loans or CDOR Rate Loans, as applicable, and the right of the Borrowers to convert any Loan to a Euro Rate Loan or CDOR Rate Loan, as applicable or continue any Loan as a Euro Rate Loan or CDOR Rate Loan, as applicable, shall be suspended and thereafter the Borrowers may select only Base Rate Loans or Canadian Prime Rate Loans, as applicable, and any Notice of Borrowing or Notice of Conversion/Continuation given by any Borrower with respect to Euro Rate Loans or CDOR Rate Loans, as applicable, which have not yet been incurred (including by way of conversion) shall be deemed rescinded by such Borrower, and (ii) if any of the Lenders may not lawfully continue to maintain a Euro Rate Loan or CDOR Rate Loan, as applicable, to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to a Base Rate Loan or Canadian Prime Rate Loan, as applicable, for the remainder of such Interest Period; provided, that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this clause (c) . In the event that Alternate Currency Loans are so affected, the applicable Euro Rate shall be determined (I) in the case of Alternate Currency Loans denominated in a Primary Alternate Currency, on the basis provided in the proviso of clause (ii) of the definition of Euro Rate, and (II) in the case of Alternate Currency Incremental Term Loans denominated in an Other Alternate Currency, by the Administrative Agent as the all-in-cost of funds for the Administrative Agent to fund the respective Alternate Currency Incremental Term Loan denominated in such Other Alternate Currency.

(d) Increased Costs Generally. If any Change in Law having general applicability to all comparably situated Lenders within the jurisdiction in which such Lender operates shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the Euro Rate) or any Issuing Lender;

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any Issuing Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Euro Rate Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender, the Issuing Lender or such other Recipient of making, converting to, continuing or maintaining any Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, such Issuing Lender or such other Recipient of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, such Issuing Lender or such other Recipient hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender under Section 2.10(f), such Issuing Lender or other Recipient, the Borrowers shall, subject to the provisions of Section 2.10(g) (to the extent applicable), pay to any such Lender, such Issuing Lender or other Recipient, as the case may be, in accordance with Section 2.10(f), such additional amount or amounts as will compensate such Lender, such Issuing Lender or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(e) Capital Requirements. Without duplication of the other costs referred to in this Section 2.10, if any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any lending office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements, has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Loan Commitment of such Lender or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy), then from time to time upon written request of such Lender or such Issuing Lender under Section 2.10(f), the Borrowers shall, subject to the provisions of Section 2.10(g) (to the extent applicable), pay to such Lender or such Issuing Lender, as the case may be, in accordance with Section 2.10(f), such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered.

(f) Certificates for Reimbursement. A certificate of a Lender, or an Issuing Lender or such other Recipient setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender, such other Recipient or any of their respective holding companies, as the case may be, as specified in paragraph (d) or (e) of this Section, in reasonable detail, showing the basis for the calculation thereof and delivered by such Lender in good faith to the Borrowers, shall be conclusive absent manifest error. The Borrowers shall, subject to the provisions of Section 2.10(g) (to the extent applicable), pay such Lender or such Issuing Lender or such other Recipient, as the case may be, the amount shown as due on any such certificate within ten (10) Business Days after receipt thereof.

(g) Limitations on Additional Amounts, etc. Notwithstanding anything to the contrary contained in Section 2.10(d), 2.10(e), 2.11 or 3.06, unless a Lender gives notice to Silgan that Silgan or another Borrower is obligated to pay an amount under any such Section within 135 days after the later of (x) the date such Lender incurs the respective increased costs, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital or (y) the date such Lender has actual knowledge of its incurrence of the respective increased costs, loss, expense or liability, reductions in amounts received or receivable or reduction in return on capital, then such Lender shall only be entitled to be compensated for such amount by the Borrowers pursuant to said Section 2.10(d), 2.10(e), 2.11 or 3.06, as the case may be, to the extent the respective increased costs, loss, expense or liability, reduction in amounts received or receivable or reduction in return on capital are incurred or suffered on or after the date which occurs 135 days prior to such Lender giving notice to Silgan that Silgan or another Borrower is obligated to pay the respective amounts pursuant to said Section 2.10(d), 2.10(e), 2.11 or 3.06, as the case may be; provided however, that if the circumstances giving rise to such claims have a retroactive effect, such 135 day period shall be extended to include the period of such retroactive effect. This Section 2.10(g) shall have no applicability to any Section of this Agreement other than said Section 2.10(d), 2.10(e), 2.11 or 3.06. Subject to the foregoing, failure or delay on the part of any Lender or any Issuing Lender or such other Recipient to demand compensation pursuant to Section 2.10(d), 2.10(e), 2.11 or 3.06 for a previous claim shall not constitute a waiver of such Lender’s or such Issuing Lender’s or such other Recipient’s right to demand such compensation for a future claim.

Section 2.11 Compensation. The Borrowers hereby, subject to the provisions of Section 2.10(g) (to the extent applicable), agree to compensate each of the Lenders against any loss or expense (including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain a Euro Rate Loan or CDOR Rate Loan, as applicable, or from fees payable to terminate the deposits from which such funds were obtained) which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrowers to make any payment when due of any amount due hereunder in connection with a Euro Rate Loan or CDOR Rate Loan, as applicable, (b) due to any failure of the Borrowers to borrow (other than as a result of a default by such Lender or the Administrative Agent), continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation, (c) due to any payment, prepayment or conversion of any Euro Rate Loan or CDOR Rate Loan, as applicable, on a date other than the last day of the Interest Period therefor, (d) due to any other failure by the Borrowers to repay Euro Rate Loans when required by the terms of this Agreement or (e) as a result of an election made by the Borrower pursuant to Section 2.13. The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Commitment of the Euro Rate Loans in the London interbank market or CDOR Rate Loans in the Canadian Dollar bankers’ acceptances market, as applicable, and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth in reasonable detail the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrowers through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

Section 2.12 Designation of a Different Lending Office. If any Lender requests compensation under Section 2.10(d) or (e), or requires the Borrowers to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.04 or if any Lender gives notice pursuant to Section 2.10(c), then such Lender shall, at the request of the Borrowers, use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.10(d) or (e) or Section 5.04, as the case may be, in the future or eliminate the need for the notice pursuant to Section 2.10(c), as applicable, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be economically, legally or administratively disadvantageous to such Lender.

Section 2.13 Replacement of Lenders. (a) If any Lender requests compensation under Section 2.10, or (b) if the Borrowers are required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.04, and, in each case, such Lender has declined or is unable to designate a different lending office in accordance with Section 2.12, or (c) if any Lender is a Defaulting Lender, or (d) if any Revolving Lender is unable to obtain the necessary governmental approvals and/or licenses required to be obtained by such Revolving Lender pursuant to Section 6.03(b)(i)(B), then the Borrowers may, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.04), all of its interests, rights (other than its existing rights to payments pursuant to Section 2.10 or Section 5.04) and obligations under this Agreement and the related Credit Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the assignee Lender shall have executed and delivered an Assignment and Assumption Agreement and shall have paid to the Administrative Agent the assignment fee (if any) specified in Section 12.04;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Credit Documents (including any amounts under Section 2.11) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 2.10 or payments required to be made pursuant to Section 5.04, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with Applicable Law; and

(v) in the case of any assignment resulting from a Lender becoming a Non-Consenting Lender, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

Section 2.14 Incremental Term Loan Commitments.

(a) Generally. So long as the Incremental Loan Commitment Request Requirements are satisfied at the time of the delivery of the request referred to below, Silgan shall have the right, in consultation and coordination with the Administrative Agent as to all of the matters set forth below in this Section 2.14, but without requiring the consent of any of the Agents (except as otherwise provided in this Section 2.14) or the Lenders, to request at any time and from time to time after the Effective Date and prior to the Incremental Commitment Termination Date for the respective Tranche of Incremental Term Loans that one or more Lenders (and/or one or more other Persons which are Eligible Transferees which will become Lenders) provide to the

Incremental Term Loan Borrower for the respective Tranche of Incremental Term Loan Commitments under such Tranche of Incremental Term Loans as designated in the respective Incremental Term Loan Commitment Agreement and, subject to the terms and conditions contained in this Agreement and in the respective Incremental Term Loan Commitment Agreement, make Incremental Term Loans pursuant thereto; provided that

(i) no Lender shall be obligated to provide an Incremental Term Loan Commitment, and until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental Term Loan Commitment and executed and delivered to Silgan, the respective Foreign Incremental Term Loan Borrower (if applicable) and the Administrative Agent an Incremental Term Loan Commitment Agreement as provided in clause (b) of this Section 2.14, such Lender shall not be obligated to fund any Incremental Term Loans;

(ii) any Lender (including any Eligible Transferee who will become a Lender) may so provide an Incremental Term Loan Commitment without the consent of the Administrative Agent or any other Lender;

(iii) each Tranche of Incremental Term Loan Commitments shall be made available to a single Incremental Term Loan Borrower and shall be denominated in a single Currency which, in the case of an Other Alternate Currency, shall be approved by the Administrative Agent;

(iv) the amount of each Tranche of Incremental Term Loan Commitments shall be in a minimum aggregate amount for all Lenders which provide an Incremental Term Loan Commitment under such Tranche of Incremental Term Loans (including Eligible Transferees who will become Lenders) of at least $50,000,000 (or the Dollar Equivalent thereof as determined at the time that Incremental Term Loan Commitments are obtained) (or such lesser amount as is acceptable to the Administrative Agent);

(v) the aggregate amount of all Incremental Term Loan Commitments permitted to be provided pursuant to this Section 2.14, when combined with the aggregate amount of Incremental Revolving Loan Commitments permitted to be provided pursuant to Section 2.15, shall not exceed the sum of (I) $1,250,000,000 plus (II) the aggregate amount of any reductions to the Total Revolving Loan Commitment made pursuant to Section 4.02 (or the Dollar Equivalent thereof as determined at the time that such Incremental Term Loan Commitments are obtained) (it being understood and agreed, however, to the extent that any such Incremental Term Loan Commitments are obtained but later expire, terminate or are voluntarily reduced in each case without being utilized, the amount of such Incremental Term Loan Commitments so expired, terminated or voluntarily reduced may again be available to be obtained under this Section 2.14 within the limits set forth herein); provided that an Incremental Term Loan Borrower may incur additional Incremental Term Loans in an amount that would not cause the Senior Secured Net Leverage Ratio to exceed 2.50:1.00 (calculated on a Pro Forma Basis after giving effect to such Incremental Term Loan and to any Permitted Acquisition or permanent repayment of Indebtedness in connection therewith), which such additional

Incremental Term Loans incurred pursuant to this proviso shall not reduce the $1,250,000,000 limit set forth above;

(vi) the Applicable Margin, the up-front fees and, if applicable, any unutilized commitment fees and/or other fees, payable in respect of each Incremental Term Loan Commitment shall be separately agreed to by Silgan, the respective Foreign Incremental Term Loan Borrower (if applicable) and each Incremental Term Loan Lender (and with all such fees to be disclosed by Silgan to the Administrative Agent);

(vii) each Tranche of Incremental Term Loans shall have (A) an Incremental Term Loan Maturity Date of no earlier than the Initial Term Loan Maturity Date and (B) a Weighted Average Life to Maturity of no less than the Weighted Average Life to Maturity as then in effect for the US A Term Loans, Canadian A Term Loans and Euro A Term Loans (determined on a weighted average basis for all such Term Loans);

(viii) the proceeds of all Incremental Term Loans shall be used only for the purposes permitted by Section 7.10;

(ix) each Incremental Term Loan Commitment Agreement shall specifically designate, with the approval of the Administrative Agent, the Tranche of the Incremental Term Loan Commitments being provided thereunder (which Tranche shall be a new Tranche (i.e., not the same as any existing Tranche of Incremental Term Loans, Incremental Term Loan Commitments or other Term Loans) unless the requirements of Section 2.14(c) are satisfied);

(x) all Incremental Term Loans (and all interest, fees and other amounts payable thereon) (including, without limitation, Incremental Term Loans incurred by a Foreign Incremental Term Loan Borrower) shall be Obligations under this Agreement and the other applicable Credit Documents and shall be secured by the US Collateral, and guaranteed under the US Borrowers/Subsidiaries Guaranty, on a pari passu basis with all other Term Loans;

(xi) all Incremental Term Loans (and all interest, fees and other amounts payable thereon) incurred by a Foreign Incremental Term Loan Borrower also shall be secured and guaranteed to the extent required by Section 6.03(b); and

(xii) each Lender (including any Eligible Transferee who will become a Lender) agreeing to provide an Incremental Term Loan Commitment pursuant to an Incremental Term Loan Commitment Agreement shall, subject to the satisfaction of the relevant conditions set forth in this Agreement, make Incremental Term Loans under the Tranche specified in such Incremental Term Loan Commitment Agreement as provided in Section 2.01(d) and such Loans shall thereafter be deemed to be Incremental Term Loans under such Tranche for all purposes of this Agreement and the other applicable Credit Documents.

(b) Incremental Term Loan Commitment Agreement. At the time of the provision of Incremental Term Loan Commitments pursuant to this Section 2.14, Silgan, the respective Foreign Incremental Term Loan Borrower (if applicable), each other Credit Party, the

Administrative Agent and each such Lender or other Eligible Transferee which agrees to provide an Incremental Term Loan Commitment (each, an “Incremental Term Loan Lender”) shall execute and deliver to Silgan, the respective Foreign Incremental Term Loan Borrower (if applicable) and the Administrative Agent an Incremental Term Loan Commitment Agreement, appropriately completed (with the effectiveness of the Incremental Term Loan Commitment provided therein to occur on the date set forth in such Incremental Term Loan Commitment Agreement, which date in any event shall be no earlier than the date on which (i) all fees required to be paid in connection therewith at the time of such effectiveness shall have been paid, (ii) all Incremental Commitment Effectiveness Requirements have been satisfied, (iii) all conditions set forth in this Section 2.14 shall have been satisfied and (iv) all other conditions precedent that may be set forth in such Incremental Term Loan Commitment Agreement shall have been satisfied). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Term Loan Commitment Agreement and, at such time, Schedule I shall be deemed modified to reflect the Incremental Term Loan Commitments of such Incremental Term Loan Lenders.

(c) Incremental Term Loan Tranches. Notwithstanding anything to the contrary contained above in this Section 2.14, the Incremental Term Loan Commitments provided by an Incremental Term Loan Lender or Incremental Term Loan Lenders, as the case may be, pursuant to each Incremental Term Loan Commitment Agreement shall constitute a new Tranche, which shall be separate and distinct from the existing Tranches pursuant to this Agreement (with a designation which may be made in letters (i.e., A, B, C, etc.), numbers (1, 2, 3, etc.) or a combination thereof (i.e., A-1, A-2, B-1, B-2, C-1, C-2, etc.), provided that, with the consent of the Administrative Agent, the parties to a given Incremental Term Loan Commitment Agreement may specify therein that the respective Incremental Term Loans made pursuant thereto shall constitute part of, and be added to, an existing Tranche of Term Loans so long as the following requirements are satisfied:

(i) the Incremental Term Loans to be made pursuant to such Incremental Term Loan Commitment Agreement shall have the same Borrower, shall be denominated in the same Currency, shall have the same Maturity Date and shall have the same Applicable Margins as the Tranche of Term Loans to which the new Incremental Term Loans are being added;

(ii) the new Incremental Term Loans shall have the same Term Loan Scheduled Repayment dates as then remain with respect to the Tranche to which such new Incremental Term Loans are being added (with the amount of each Term Loan Scheduled Repayment applicable to such new Incremental Term Loans to be the same (on a proportionate basis) as is theretofore applicable to the Tranche to which such new Incremental Term Loans are being added, thereby increasing the amount of each then remaining Term Loan Scheduled Repayment of the respective Tranche proportionately; and

(iii) on the date of the making of such new Incremental Term Loans, and notwithstanding anything to the contrary set forth in Section 2.09, such new Incremental Term Loans shall be added to (and form part of) each Borrowing of outstanding Term Loans of the respective Tranche on a pro rata basis (based on the relative sizes of the various outstanding Borrowings), so that each Lender will participate proportionately in each then outstanding Borrowing of Term Loans of the respective Tranche, and so that the existing Lenders with respect to such Tranche continue to have the same participation (by amount) in each Borrowing as they had before the making of the new Term Loans of such Tranche.

To the extent the provisions of preceding clause (iii) require that Lenders making new Incremental Term Loans add such Incremental Term Loans to the then outstanding Borrowings of Euro Rate Loans or CDOR Rate Loans, as the case may be, of such Tranche, it is acknowledged that the effect thereof may result in such new Incremental Term Loans having short Interest Periods (i.e., an Interest Period that began during an Interest Period then applicable to outstanding Euro Rate Loans or CDOR Rate Loans, as the case may be, of such Tranche and which will end on the last day of such Interest Period). In connection therewith, the respective Incremental Term Loan Borrower may agree, in the respective Incremental Term Loan Commitment Agreement, to compensate the Lenders making the new Incremental Term Loans of the respective Tranche for funding Euro Rate Loans or CDOR Rate Loans during an existing Interest Period on such basis as may be agreed by such Incremental Term Loan Borrower and the respective Lender or Lenders.

Section 2.15 Incremental Revolving Loan Commitments.

(a) Generally. So long as the Incremental Loan Commitment Request Requirements are satisfied at the time of the delivery of the request referred to below, Silgan shall have the right, in consultation and coordination with the Administrative Agent as to all of the matters set forth below in this Section 2.15, but without requiring the consent of any of the Agents (except as otherwise provided in this Section 2.15) or the Lenders, to request at any time and from time to time after the Effective Date and prior to the Incremental Commitment Termination Date that one or more Lenders (and/or one or more other Persons which are Eligible Transferees and which will become Revolving Lenders) provide Incremental Revolving Loan Commitments and, subject to the applicable terms and conditions contained in this Agreement, make Revolving Loans and participate in Letters of Credit and Swingline Loans pursuant thereto; provided that:

(i) no Lender shall be obligated to provide an Incremental Revolving Loan Commitment, and until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental Revolving Loan Commitment and executed and delivered to the Administrative Agent, Silgan and the Revolving Borrowers an Incremental Revolving Loan Commitment Agreement as provided in clause (b) of this Section 2.15, such Lender shall not be obligated to fund any Revolving Loans in excess of its Revolving Loan Commitment (if any) or participate in any Letters of Credit or Swingline Loans in excess of its RL Percentage, in each case, as in effect prior to giving effect to such Incremental Revolving Loan Commitment provided pursuant to this Section 2.15;

(ii) any Lender (including any Person which is an Eligible Transferee who will become a Revolving Lender) may so provide an Incremental Revolving Loan Commitment without the consent of any Agent or any other Lender; provided that any Person that is not a Revolving Lender prior to the effectiveness of its Incremental Revolving Loan Commitment shall require the consent of the Administrative Agent

(which consent shall not be unreasonably withheld or delayed) to provide an Incremental Revolving Loan Commitment pursuant to this Section 2.15;

(iii) the aggregate amount of each request (and provision therefor) for Incremental Revolving Loan Commitments shall be in a minimum aggregate amount for all Lenders which provide an Incremental Revolving Loan Commitment pursuant to a given Incremental Revolving Loan Commitment Agreement pursuant to this Section 2.15 (including Persons who are Eligible Transferees and will become Revolving Lenders) of at least $50,000,000 (or such lesser amount as is acceptable to the Administrative Agent);

(iv) the aggregate amount of all Incremental Revolving Loan Commitments permitted to be provided pursuant to this Section 2.15 shall not exceed the lesser of (A) $1,250,000,000 minus the amount of any Incremental Term Loans incurred under Section 2.14 (excluding Incremental Term Loans incurred under the proviso in Section 2.14(a)(v)) and (B) the sum of (1) $625,000,000 plus (2) the aggregate amount of any reductions to the Total Revolving Loan Commitment made pursuant to Section 4.02 (for this purpose, using the Dollar Equivalent of any Incremental Revolving Loan Commitments provided in an Alternate Currency);

(v) all Loans incurred pursuant to an Incremental Revolving Loan Commitment (and all interest, fees and other amounts payable thereon) (including, without limitation, such Revolving Loans incurred by a Foreign Revolving Borrower) shall be Obligations under this Agreement and the other applicable Credit Documents and shall be secured by the US Collateral, and guaranteed under the US Borrowers/Subsidiaries Guaranty, on a pari passu basis with all other Revolving Loans;

(vi) all Revolving Loans incurred pursuant to an Incremental Revolving Loan Commitment (and all interest, fees and other amounts payable thereon) incurred by a Foreign Revolving Borrower also shall be secured and guaranteed to the extent required by Section 6.03(b); and

(vii) each Lender (including any Person which is an Eligible Transferee who will become a Revolving Lender) agreeing to provide an Incremental Revolving Loan Commitment pursuant to an Incremental Revolving Loan Commitment Agreement shall, subject to the satisfaction of the relevant conditions set forth in this Agreement, participate in Swingline Loans and Letters of Credit pursuant to Sections 2.01(h) and 3.04, respectively, and make Revolving Loans as provided in Section 2.01(e) and such Revolving Loans shall constitute Revolving Loans for all purposes of this Agreement and the other applicable Credit Documents.

(b) Incremental Revolving Loan Commitment Agreement. At the time of the provision of Incremental Revolving Loan Commitments pursuant to this Section 2.15, Silgan, each Revolving Borrower, each other Credit Party, the Administrative Agent and each such Lender or other Eligible Transferee which agrees to provide an Incremental Revolving Loan Commitment (each, an “Incremental Revolving Lender”) shall execute and deliver to Silgan, each Revolving Borrower and the Administrative Agent an Incremental Revolving Loan Commitment Agreement, appropriately completed (with the effectiveness of the Incremental

Revolving Loan Commitment provided therein to occur on the date set forth in such Incremental Revolving Loan Commitment Agreement, which date in any event shall be no earlier than the date on which (i) all fees required to be paid in connection therewith at the time of such effectiveness shall have been paid, (ii) all Incremental Commitment Effectiveness Requirements have been satisfied, (iii) all conditions set forth in this Section 2.15 shall have been satisfied and (iv) all other conditions precedent that may be set forth in such Incremental Revolving Loan Commitment Agreement shall have been satisfied). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Revolving Loan Commitment Agreement and, at such time, Schedule I shall be deemed modified to reflect the Incremental Revolving Loan Commitments of such Incremental Revolving Lenders.

(c) Revolving Commitment Increase. It is understood and agreed that the Incremental Revolving Loan Commitments provided by an Incremental Revolving Lender or Incremental Revolving Lenders, as the case may be, pursuant to each Incremental Revolving Loan Commitment Agreement shall constitute part of, and be added to, the Total Revolving Loan Commitment and each Incremental Revolving Lender shall constitute a Revolving Lender for all purposes of this Agreement and each other applicable Credit Document.

(d) Pro Rata Participation. At the time of any provision of Incremental Revolving Loan Commitments pursuant to this Section 2.15, each Revolving Borrower shall, in coordination with the Administrative Agent, repay outstanding Revolving Loans of certain of the Revolving Lenders, and incur additional Revolving Loans from certain other Revolving Lenders (including the Incremental Revolving Lenders), in each case to the extent necessary so that all of the Revolving Lenders participate in each outstanding Borrowing of Revolving Loans pro rata on the basis of their respective Revolving Loan Commitments (after giving effect to any increase in the Total Revolving Loan Commitment pursuant to this Section 2.15) and with the Revolving Borrowers being obligated to pay to the respective Revolving Lenders any costs of the type referred to in Section 2.11 in connection with any such repayment and/or Borrowing.

Section 2.16 Special Sharing and Conversion Provisions Applicable to Lenders Upon the Occurrence of a Sharing Event.

(a) On the date of the occurrence of a Sharing Event, automatically (and without the taking of any action) (i) all then outstanding Alternate Currency Term Loans of a given Tranche shall be converted into Alternate Currency Term Loans of such Tranche which are maintained in Dollars (in an amount equal to the Dollar Equivalent of the aggregate principal amount of the respective Alternate Currency Term Loans on the date such Sharing Event first occurred), which Alternate Currency Term Loans (A) shall continue to be owed by the respective Borrowers, (B) shall at all times thereafter be deemed to be Base Rate Loans and (C) shall be immediately due and payable on the date such Sharing Event has occurred, and (ii) all principal, accrued and unpaid interest and other amounts owing with respect to such Alternate Currency Term Loans shall be immediately due and payable in Dollars (in an amount equal to the Dollar Equivalent of such principal, accrued and unpaid interest and other amounts). The occurrence of any conversion of Alternate Currency Term Loans as provided above in this Section 2.16(a) shall be deemed to constitute, for purposes of Section 2.11, a prepayment of the respective Alternate Currency Term Loans before the last day of any Interest Period relating thereto.

(b) On the date of the occurrence of a Sharing Event, automatically (and without the taking of any action) (i) all then outstanding Primary Alternate Currency Revolving Loans and Primary Alternate Currency Unpaid Drawings shall be converted into Revolving Loans which are maintained in Dollars and Dollar Unpaid Drawings (in each case, in an amount equal to the Dollar Equivalent of the aggregate principal amount of the respective Primary Alternate Currency Revolving Loans and the aggregate amount of such Primary Alternate Currency Unpaid Drawings, as the case may be, on the date such Sharing Event first occurred), which Primary Alternate Currency Revolving Loans and Primary Alternate Currency Unpaid Drawings (A) shall continue to be owed by the respective Revolving Borrowers, (B) shall, in the case of such Primary Alternate Currency Revolving Loans, at all times thereafter be deemed to be Base Rate Loans and (C) shall be immediately due and payable on the date such Sharing Event has occurred, (ii) all principal, accrued and unpaid interest, Fees and other amounts owing with respect to such Primary Alternate Currency Revolving Loans, Primary Alternate Currency Unpaid Drawings and Primary Alternate Currency Letters of Credit shall be immediately due and payable in Dollars (in an amount equal to the Dollar Equivalent of such principal, accrued and unpaid interest, Fees and other amounts), (iii) all then outstanding Canadian Revolving Loans shall be converted into Canadian Revolving Loans which are maintained in Dollars as Base Rate Loans (in an amount equal to the Dollar Equivalent of the aggregate principal amount thereof, on the date such Sharing Event first occurred), which Canadian Revolving Loans (A) shall continue to be owed by the respective Canadian Revolving Borrowers, (B) shall at all times thereafter be deemed to be Base Rate Loans and (C) shall be immediately due and payable on the date such Sharing Event has occurred and (iv) all principal, accrued and unpaid interest, Fees and other amounts owing with respect to such Canadian Revolving Loans shall be immediately due and payable in Dollars (in an amount equal to the Dollar Equivalent of such principal, accrued and unpaid interest, Fees and other amounts). The occurrence of any conversion of Primary Alternate Currency Revolving Loans or Canadian Revolving Loans as provided above in this Section 2.16(b) shall be deemed to constitute, for purposes of Section 2.11, a prepayment of the respective Primary Alternate Currency Revolving Loans or Canadian Revolving Loans before the last day of any Interest Period or maturity relating thereto.

(c) On the date of the occurrence of any Sharing Event, automatically (and without the taking of any action) all then outstanding Euro Denominated Swingline Loans shall be converted into Dollar Denominated Swingline Loans.

(d) Upon the occurrence of a Sharing Event, and immediately after giving effect to any automatic conversion pursuant to Sections 2.16(a) and/or (b), the Lenders shall automatically and without further action be deemed to have exchanged interests in the respective Tranches of Loans (including, in the case of the Total Revolving Loan Commitment, interests in each outstanding Letter of Credit and Unpaid Drawing) such that, in lieu of the interests of each Lender in each Tranche in which it participated as of such date, such Lender shall hold an interest in all Tranches (including, in the case of the Total Revolving Loan Commitment, an interest in each outstanding Letter of Credit, each Unpaid Drawing and each LC Reserve Account established pursuant to Section 2.16(i)), whether or not such Lender shall previously have participated therein, equal to such Lender’s Exchange Percentage thereof. The foregoing exchanges shall be accomplished through the purchases and sales of participations in the relevant Tranches and each Lender hereby agrees to enter into customary participation agreements approved by the Administrative Agent to accomplish same. All purchases and sales of participating interests pursuant to this Section 2.16 shall be made in Dollars. Upon any such occurrence, the Administrative Agent shall notify each Lender and shall specify the net amount of Dollars (if any) required from each such Lender to effect the purchases and sales by the various Lenders of participating interests in the amounts required above (together with accrued interest with respect to the period for the most recent interest payment date through the date of the Sharing Event plus any additional amounts payable by the Borrowers pursuant to Section 5.04 in respect of such accrued but unpaid interest); it being understood and agreed, however, in the event that a Sharing Event shall have occurred, each Lender shall be deemed to have purchased, automatically and without request, such participating interests (and, as a result thereof, shall be entitled to receive from, or shall owe to, the other Lenders the respective amounts owing as a result of the purchases and sales of participations contemplated herein). Promptly upon receipt of such request, each Lender shall deliver to the Administrative Agent (in immediately available funds in Dollars) the net amounts (if any) as specified by the Administrative Agent. The Administrative Agent shall promptly deliver the amounts so received to the various Lenders in such amounts as are needed to effect the purchases and sales of participations as provided above. Promptly following receipt thereof, each Lender which has sold participations in any of its Tranches as provided above (through the Administrative Agent) will deliver to each Lender (through the Administrative Agent) which has so purchased a participating interest in such Tranches a participation certificate dated the date of receipt of such funds and in such amount. It is understood that the amount of funds delivered by each Lender shall be calculated on a net basis, giving effect to both the sales and purchases of participations by the various Lenders as required above.

(e) Upon, and after, the occurrence of a Sharing Event (i) no further Credit Events shall be made or occur, (ii) all amounts from time to time accruing with respect to, and all amounts from time to time payable on account of, Alternate Currency Loans and Primary Alternate Currency Unpaid Drawings (including, without limitation, any interest and other amounts which were accrued but unpaid on the date of such Sharing Event) shall be payable in Dollars as if each such Alternate Currency Loans or Primary Alternate Currency Letter of Credit pursuant to which such Primary Alternate Currency Unpaid Drawings relates, in each case, had originally been denominated in Dollars and shall be distributed by the relevant Lenders to the Administrative Agent for the account of the Lenders which made such Loans or are participating therein, (iii) all of the Incremental Term Loan Commitments of all of the Incremental Term Loan Lenders that have provided such Incremental Term Loan Commitments shall be automatically terminated, (iv) all Revolving Loan Commitments (including Incremental Revolving Commitments) of all Revolving Lenders shall be automatically terminated, and (v) Canadian Revolving Loan Commitments of all Canadian Revolving Lenders shall be automatically terminated. Notwithstanding anything to the contrary contained above, the failure of any Lender to purchase its participating interest as required above in any extensions of credit upon the occurrence of a Sharing Event shall not relieve any other Lender of its obligation hereunder to purchase its participating interests in a timely manner, but no Lender shall be responsible for the failure of any other Lender to purchase the participating interest to be purchased by such other Lender on any date.

(f) If any amount required to be paid by any Lender pursuant to Section 2.16(d) is not paid to the Administrative Agent on the date upon which such Lender receives notice from the Administrative Agent of the amount of its participations required to be purchased pursuant to said Section 2.16(d), such Lender shall, in addition to such aforementioned amount, also pay to the Administrative Agent on demand an amount equal to the product of (i) the amount so required to be paid by such Lender for the purchase of its participations, (ii) the daily average Federal Funds Rate during the period from and including the date of request for payment to the date on which such payment is immediately available to the Administrative Agent and (iii) a fraction the numerator of which is the number of days that elapsed during such period and the denominator of which is 360. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts payable under this Section 2.16 shall be conclusive in the absence of manifest error. Amounts payable by any Lender pursuant to this Section 2.16 shall be paid to the Administrative Agent for the account of the relevant Lenders; provided that, if the Administrative Agent (in its sole discretion) has elected to fund on behalf of such other Lender the amounts owing to such other Lenders, then the amounts shall be paid to the Administrative Agent for its own account.

(g) Whenever, at any time after the relevant Lenders have received from any other Lenders purchases of participations pursuant to this Section 2.16, the various Lenders receive any payment on account thereof, such Lenders will distribute to the Administrative Agent, for the account of the various Lenders participating therein, such Lenders’ participating interests in such amounts (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such participations were outstanding) in like funds as received; provided, however, in the event that any such payment received by any Lenders is required to be returned, the Lenders who received previous distributions in respect of their participating interests therein will return to the respective Lenders any portion thereof previously so distributed to them in like funds as such payment is required to be returned by the respective Lenders.

(h) Each Lender’s obligation to purchase participating interests pursuant to this Section 2.16 shall be absolute and unconditional and shall not be affected by any circumstance including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any other Lender, any Borrower, any other Credit Party or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default, (iii) any adverse change in the condition (financial or otherwise) of any Borrower, any other Credit Party or any other Person, (iv) any breach of this Agreement by any Borrower, any other Credit Party, any Lender or any other Person, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(i) In the event that upon the occurrence of a Sharing Event any Letter of Credit shall be outstanding and undrawn in whole or in part, or there shall exist any Unpaid Drawing with respect to any Letter of Credit theretofore issued, each Revolving Lender shall on the date of such occurrence, before giving effect to the purchases and sales of participations on such date pursuant to Section 2.16(d), promptly pay over to the Administrative Agent, in immediately available funds in Dollars, an amount equal to such Lender’s RL Percentage of such undrawn face amount or such Unpaid Drawing (for this purpose, using the Dollar Equivalent of any amounts expressed in Alternate Currencies on the date such Sharing Event first occurred), as applicable, together with interest thereon from the date of the Sharing Event to the date on which such amount shall be paid to the Administrative Agent at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. The Administrative Agent shall establish a separate account or accounts for each Lender (each, an “LC Reserve Account”) in an amount equal to such Lender’s Exchange Percentage of the amounts received with respect to each such Letter of Credit pursuant to the preceding sentence. The Administrative Agent shall have sole dominion and control over each such LC Reserve Account, and the amounts deposited in each LC Reserve Account shall be held in such LC Reserve Account until withdrawn as provided in clause (j), (k) or (l) below in this Section 2.16. The Administrative Agent shall maintain records enabling it to determine the amounts paid over to it and deposited in the LC Reserve Accounts in respect of each Letter of Credit and the amounts on deposit in respect of each Letter of Credit attributable to each Lender’s Exchange Percentage. The amounts paid to the Administrative Agent pursuant to this clause (i) shall be held as a reserve against the Letter of Credit Obligations, shall not constitute Loans to any Borrower and shall not give rise to any obligation on the part of any Borrower to pay interest to such Lender, it being agreed that the Borrowers’ reimbursement obligations in respect of Letters of Credit shall arise only at such times as drawings or payments are made thereunder, as provided in Section 3.05.

(j) In the event that after the occurrence of a Sharing Event any drawing or payment shall be made in respect of a Letter of Credit, the Administrative Agent shall, at the request of the respective Issuing Lender, withdraw from the LC Reserve Account of each of the Lenders (in accordance with each Lender’s Exchange Percentage) any amounts, up to the aggregate amount of such drawing or payment, deposited in respect of such Letter of Credit (for this purpose, using the Dollar Equivalent of any amounts expressed in an Alternate Currency) and remaining on deposit and deliver such amounts to such Issuing Lender in satisfaction of the reimbursement obligations of the Lenders under Section 3.04(c) (but not of the applicable Borrower under Section 3.05(a)). In the event that any Lender shall default on its obligation to pay over any amount to the Administrative Agent in respect of any Letter of Credit as provided in Section 2.16(i), the respective Issuing Lender shall, in the event of a drawing or payment thereunder, have a claim against such Lender to the same extent as if such Lender had defaulted on its obligations under Section 3.04(c), but shall have no claim against any other Lender, notwithstanding the exchange of interests in the applicable Borrower’s reimbursement obligations pursuant to Section 2.16(d). Each other Lender shall have a claim against such defaulting Lender for any damages sustained by it as a result of such default, including, in the event such Letter of Credit shall expire undrawn, its Exchange Percentage of the defaulted amount.

(k) In the event that after the occurrence of a Sharing Event any Letter of Credit shall expire undrawn, the Administrative Agent shall withdraw from the LC Reserve Account of each Lender the amount remaining on deposit therein in respect of such Letter of Credit and distribute such amount to such Lender.

(l) Pending the withdrawal of any amounts from its LC Reserve Account as contemplated above in this Section 2.16, the Administrative Agent will, at the direction of such Lender and subject to such rules as the Administrative Agent may prescribe for the avoidance of inconvenience, invest such amounts in Cash Equivalents.

(m) Notwithstanding anything to the contrary contained elsewhere in this Agreement, upon any purchase of participations as required above, (i) each Lender which has purchased such participations shall be entitled to receive from the respective Borrowers any increased costs and indemnities (including, without limitation, pursuant to Sections 2.10, 2.11, 2.12, 3.06 and 5.04) directly from the respective Borrowers, to the same extent as if it were the direct Lender as opposed to a participant therein, which increased costs shall be calculated without regard to Section 2.13, Section 12.04(c) or the last paragraph of Section 12.04(b), and (ii) each Lender which has sold such participations shall be entitled to receive from the respective Borrowers indemnification from and against any and all Indemnified Taxes imposed as a result of the sale of the participations pursuant to this Section 2.16. Each Borrower acknowledges and agrees that, upon the occurrence of a Sharing Event and after giving effect to the requirements of this Section 2.16, increased Taxes may be owing by it pursuant to Section 5.04, which Taxes shall be paid (to the extent provided in Section 5.04) by the respective Borrowers, as the case may be, without any claim that the increased Taxes are not payable because same resulted from the participations effected as otherwise required by this Section 2.16.

(n) Notwithstanding anything to the contrary contained above in this Section 2.16, the provisions of this Section 2.16 only shall apply in the event that any Loan is outstanding to a Foreign Borrower or a Letter of Credit has been issued for the account of a Foreign Revolving Borrower, in each case, at the time that a Sharing Event occurs.

Section 2.17 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 12.12.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article X or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 12.02 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Issuing Lenders or the Swingline Lender hereunder; third, to Cash Collateralize the Fronting Exposure of the Issuing Lenders and the Swingline Lender with respect to such Defaulting Lender in accordance with Section 2.19; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan or funded participation in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to (A) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans and funded participations under this Agreement and (B) Cash Collateralize the Issuing Lenders’ future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit and Swingline Loans issued under this Agreement, in accordance with Section 2.19; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or the Swingline Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuing Lender or the Swingline Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (1) such payment is a payment of the principal amount of any Loans or funded participations in Letters of Credit or Swingline Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (2) such Loans were made or the related Letters of Credit or Swingline Loans were issued at a time when the conditions set forth in Section 6.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Letters of Credit or Swingline Loans owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Letters of Credit or Swingline Loans owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in LC Exposure and Swingline Loans are held by the Lenders pro rata in accordance with the Revolving Loan Commitments under the applicable revolving credit facility without giving effect to Section 2.17(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.17(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(a) No Defaulting Lender shall be entitled to receive any Commitment Commission for any period during which that Lender is a Defaulting Lender (and the US Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Each Defaulting Lender shall be entitled to receive letter of credit commissions pursuant to Section 4.01 for any period during which that Lender is a Defaulting Lender only to the extent allocable to its RL Percentage of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 2.19.

(c) With respect to any Commitment Commission or letter of credit commission not required to be paid to any Defaulting Lender pursuant to clause (a) or (b) above, the US Borrowers shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Letters of Credit or Swingline Loans that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each applicable Issuing Lender and Swingline Lender, as applicable, the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s or Swingline Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(d) With respect to any Canadian Commitment Commission or letter of credit commission not required to be paid to any Defaulting Lender pursuant to clause (a) or (b) above, the Canadian Borrower shall (1) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in Canadian Letters of Credit that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (2) pay to each applicable Issuing Lender the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Issuing Lender’s Fronting Exposure to such Defaulting Lender, and (3) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Lender’s participation in Letters of Credit and Swingline Loans shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Loan Commitment percentages (calculated without regard to such Defaulting Lender’s Revolving Loan Commitment) but only to the extent that (x) the conditions set forth in Section 6.02 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Administrative Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the Aggregate RL Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Revolving Loan Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation. Notwithstanding the foregoing provisions of this Section 2.17(a)(iv), (A) obligations in respect of Letter of Credit Obligations of a Canadian Lender that is a Defaulting Lender shall only be reallocated among other Canadian Lenders and (B) obligations in respect of Letter of Credit Obligations or Swingline Loans of a US Lender that is a Defaulting Lender shall only be reallocated among other US Lenders.

(v) Cash Collateral, Repayment of Swingline Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, (A) the US Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, (x) first, repay Swingline Loans in an amount equal to the Swingline Lenders’ Fronting Exposure and (y) second, Cash Collateralize the Issuing Lenders’ Fronting Exposure in accordance with the procedures set forth in Section 2.19 and (B) the Canadian Borrower shall, with respect to any Canadian Letter of Credit and without prejudice to any right or remedy available to it hereunder or under law, Cash Collateralize the Issuing Lender’s risk with respect to the Defaulting Lender in accordance with Section 2.19.

(b) Defaulting Lender Cure. If the Borrowers, the Administrative Agent, the Issuing Lenders and the Swingline Lender agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders (plus break funding amounts under Section 2.11 to the extent purchase occurs in the middle of an Interest Period) or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held pro rata by the Lenders in accordance with the Commitments under the applicable credit facility (without giving effect to Section 2.17(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the applicable affected party, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of such party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 2.18 Extension of Term Loans, Revolving Loan Commitments and Canadian Revolving Loan Commitments.

(a) Notwithstanding anything to the contrary in this Agreement, subject to the terms of this Section 2.18, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by Silgan to all Lenders of (i) a Tranche of Term Loans with a like Maturity Date, (ii) a Tranche of Revolving Loan Commitments with a like Maturity Date or (iii) a Tranche of Canadian Revolving Loan Commitments with a like Maturity Date, in each case, on a pro rata basis (based on the aggregate outstanding principal amount of the respective Tranche of Term Loans with a like Maturity Date, Tranche of Revolving Loan Commitments with a like Maturity Date or Tranche of Canadian Revolving Loan Commitments with a like Maturity Date, as the case may be) and on the same terms to each such Lender, Silgan is hereby permitted to consummate from time to time following the Effective Date transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the Maturity Date of each such Lender’s Term Loans, Revolving Loan Commitments and/or Canadian Revolving Loan Commitments and otherwise modify the terms of such Tranche of Term Loans, Tranche of Revolving Loan Commitments and/or Tranche of Canadian Revolving Loan Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of such Tranche of Term Loans, Revolving Loan Commitments (and related outstandings) and/or Canadian Revolving Loan Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension”, any Extended Term Loans shall constitute a separate Tranche of Term Loans from the Tranche of Term Loans from which they were converted, any Extended Revolving Loan Commitments shall constitute a separate Tranche of Revolving Loan Commitments from the Tranche of Revolving Loan Commitments from which they were converted and any Extended Canadian Revolving Loan Commitments shall constitute a separate Tranche of Canadian Revolving Loan Commitments from the Tranche of Canadian Revolving Loan Commitments from which they were converted), so long as the following terms are satisfied:

(i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders;

(ii) except as to interest rates, fees and final maturity, the Revolving Loan Commitment of any Revolving Lender or the Canadian Revolving Loan Commitment of any Canadian Revolving Lender, as applicable, extended pursuant to an Extension (an “Extended Revolving Loan Commitment” or “Extended Canadian Revolving Loan Commitment,” as applicable), and the related outstandings, shall be a Revolving Loan Commitment (or related outstandings, as the case may be) or Canadian Revolving Loan Commitment (or related outstandings, as the case may be), as applicable, with the same terms as the original Revolving Loan Commitments (and related outstandings) or Canadian Revolving Loan Commitments (and related outstandings) (except for covenants or other provisions contained herein applicable only to periods after the then latest Maturity Date then in effect); provided that (A) (I) subject to the provisions of Section 2.01(i), to the extent dealing with Swingline Loans which mature after the Initial Revolving Loan Maturity Date, all Swingline Loans shall be participated in on a pro rata basis by all Revolving Lenders with Revolving Loan Commitments in accordance with their RL Percentages (and, except as provided in Section 2.01(i), without giving effect to changes thereto on the Initial Revolving Loan Maturity Date, with respect to Swingline Loans theretofore incurred) and (II) subject to the provisions of Section 3.07, to the extent dealing with Letters of Credit which expire after the Initial Revolving Loan Maturity Date, all Letters of Credit shall be participated in on a pro rata basis by all Revolving Lenders with Revolving Loan Commitments in accordance with their RL Percentages (and, except as provided in Section 3.07, without giving effect to changes thereto on the Initial Revolving Loan Maturity Date, with respect to the Letters of Credit theretofore incurred or issued), and all borrowings and commitment reductions under Revolving Loan Commitments of the respective Tranche or Canadian Revolving Loan Commitments of the respective Tranche and (in either case) repayments thereunder shall be made on a pro rata basis (except for (x) payments of interest and fees at different rates on Extended Revolving Loan Commitments (and related outstandings) or Extended Canadian Revolving Loan Commitments (and related outstandings), as applicable, and (y) repayments required upon the Revolving Loan Maturity Date of the non-extending Revolving Loan Commitments or non-extending Canadian Revolving Loan Commitments, as applicable) and (B) at no time shall there be Revolving Loan Commitments hereunder (including Extended Revolving Loan Commitments and any original Revolving Loan Commitments) and Canadian Revolving Loan Commitments hereunder (including Extended Canadian Revolving Loan Commitments and any original Canadian Revolving Loan Commitments) which have more than four different Revolving Loan Maturity Dates in the aggregate for all such Tranches;

(iii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi), be determined by Silgan and set forth in the relevant Extension Offer), the Term Loans of any Lender that agrees to an extension with respect to such Term Loans extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the Tranche of Term Loans subject to such Extension Offer (except for covenants or other provisions contained herein applicable only to periods after the then latest Maturity Date then in effect);

(iv) the final maturity date of any Extended Term Loans shall be no earlier than the latest Maturity Date then in effect (other than the Maturity Date specified in any other Extension Offer with respect to any other Tranche of Extended Term Loans pursuant to this Section 2.18) and the amortization schedule applicable to Term Loans pursuant to Section 5.02(b), (c), (d) or (e), as the case may be, for periods prior to the respective Maturity Date may not be increased;

(v) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby;

(vi) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer;

(vii) if the aggregate principal amount of Term Loans (calculated on the face amount thereof), Revolving Loan Commitments of the applicable Tranche or Canadian Revolving Loan Commitments of the applicable Tranche, as the case may be, in respect of which Lenders with Term Loans, Revolving Loan Commitments of such Tranche or Canadian Revolving Loan Commitments of such Tranche, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans, Revolving Loan Commitments or Canadian Revolving Loan Commitments, as the case may be, offered to be extended by Silgan pursuant to such Extension Offer, then the Term Loans, Revolving Loan Commitments or Canadian Revolving Loan Commitments, as the case may be, of such Lenders with Term Loans, Revolving Loan Commitments or Canadian Revolving Loan Commitments, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders with Term Loans, Revolving Loan Commitments or Canadian Revolving Loan Commitments, as the case may be, have accepted such Extension Offer;

(viii) all documentation in respect of such Extension shall be consistent with the foregoing, and all written communications by Silgan generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and otherwise reasonably satisfactory to the Administrative Agent;

(ix) the applicable Minimum Extension Condition shall be satisfied;

(x) the Minimum Tranche Amount shall be satisfied unless waived by the Administrative Agent;

(xi) (A) no more than three (3) Extensions may be effected in respect of any Tranche of Revolving Loan Commitments, (B) no more than three (3) Extensions may be effected in respect of any Tranche of Canadian Revolving Loan Commitments and (C) no

more than three (3) Extensions may be effected in respect of any Tranche of Term Loans; and

(xii) the Extension shall not become effective unless, on the proposed effective date of the Extension, (A) Silgan shall have delivered to the Administrative Agent a certificate of an authorized officer of each applicable Credit Party dated the applicable date of the Extension and executed by an authorized officer of such Credit Party certifying and attaching the resolutions adopted by such Credit Party approving or consenting to such Extension and (B) the conditions set forth in Sections 6.02(a) and (b) shall be satisfied (with all references in such Section to any Credit Event being deemed to be references to the Extension on the applicable date of the Extension) and the Administrative Agent shall have received a certificate to that effect dated the applicable date of the Extension and executed by an authorized officer of Silgan. In connection with each Extension Offer, each relevant Lender, acting in its sole and individual discretion, shall determine whether it wishes to participate in the respective Extension contemplated by such Extension Offer. Any relevant Lender that does not respond to an Extension Offer within the time period contemplated by the applicable Extension Offer shall be deemed to have rejected such Extension Offer. The election of any relevant Lender to agree to an Extension shall not obligate any other Lender to so agree.

(b) With respect to all Extensions consummated by the Borrowers pursuant to this Section 2.18, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 5.01, 5.02, 12.02 or 12.06 and (ii) no Tranche of Extended Term Loans shall be in an amount of less than $50,000,000 (the “Minimum Tranche Amount”), unless such Minimum Tranche Amount is waived by the Administrative Agent. The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.18 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans, Extended Revolving Commitments and/or Extended Canadian Revolving Loan Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement (but otherwise subject to Section 12.12(a)) or any other Credit Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.18; provided that such consent shall not be deemed to be an acceptance of an Extension Offer.

(c) The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Credit Documents with Silgan (and the other applicable Credit Parties) as (and to the extent) may be necessary in order establish new Tranches in respect of Revolving Loan Commitments or Term Loans so extended and such technical amendments as may be necessary in connection with the establishment of such new Tranches, in each case on terms consistent with this Section 2.18.

(d) In connection with any Extension, Silgan shall provide the Administrative Agent at least fifteen (15) Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.18.

Section 2.19 Cash Collateral. At any time that there shall exist a Defaulting Lender, promptly upon demand by the Administrative Agent, any Issuing Lender (with a copy to the Administrative Agent) or the Swingline Lender (with a copy to the Administrative Agent), the Borrowers shall Cash Collateralize the Fronting Exposure of such Issuing Lender and/or the Swingline Lender, as applicable, with respect to such Defaulting Lender (determined after giving effect to Section 2.17(a)(iv) and any Cash Collateral provided by such Defaulting Lender) in an amount sufficient to cover all Fronting Exposure with respect to such Issuing Lender or Swingline Lender, as applicable.

(a) Grant of Security Interest. The Revolving Borrowers, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to the Administrative Agent, for the benefit of each Issuing Lender and the Swingline Lender, and agree to maintain, a first priority security interest in all such Cash Collateral as security for the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations and Swingline Loans with respect to such Revolving Borrower, to be applied pursuant to subsection (b) below. If at any time the Administrative Agent determines that the total amount of such Cash Collateral is less than the amount sufficient to cover all Fronting Exposure with respect to such Issuing Lender or Swingline Lender, as applicable, the Borrowers will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency (after giving effect to any Cash Collateral provided by the Defaulting Lender).

(b) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under this Section 2.19 or Section 2.17 in respect of Letters of Credit and Swingline Loans shall be applied to the satisfaction of the Defaulting Lender’s obligation to fund participations in respect of Letter of Credit Obligations and Swingline Loans (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) with respect to the Revolving Borrower for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(c) Termination of Requirement. Cash Collateral (or the appropriate portion thereof) provided to reduce the Fronting Exposure of any Issuing Lender and/or the Swingline Lender, as applicable, shall no longer be required to be held as Cash Collateral pursuant to this Section 2.19 following (i) the elimination of the applicable Fronting Exposure (including by the termination of Defaulting Lender status of the applicable Lender), or (ii) the determination by the Administrative Agent, the Issuing Lenders and the Swingline Lender that there exists excess Cash Collateral.

ARTICLE III

LETTERS OF CREDIT.

Section 3.01 Letters of Credit Generally. (a) Subject to and upon the terms and conditions set forth herein, any Revolving Borrower may request that an Issuing Lender in its individual capacity issue, at any time and from time to time on and after the Effective Date and prior to the 5th day (or, in the case of trade Letters of Credit, the 30th day) prior to the Revolving Loan Maturity Date, for the account of such Revolving Borrower, (i) an irrevocable sight standby letter of credit in a form customarily used by such Issuing Lender, or in such other form as has been approved by such Issuing Lender, in support of such obligations of Silgan or any of its Subsidiaries as may be requested by the respective Revolving Borrower (other than obligations in respect of any Indebtedness that is subordinated to the Obligations or capital stock), and (ii) an irrevocable sight trade letter of credit in a form customarily used by such Issuing Lender, or in such other form as has been approved by such Issuing Lender, in support of commercial transactions of any Revolving Borrower or any of its Subsidiaries (each letter of credit issued pursuant to this Section 3.01(a), together with each letter of credit described in the immediately succeeding sentence, a “Letter of Credit”). It is hereby acknowledged and agreed that each of the letters of credit described in Schedule II (the “Existing Letters of Credit”), which were issued by Deutsche Bank or its affiliates under the Existing Credit Agreement and remain outstanding on the Effective Date, shall constitute a “Letter of Credit” for all purposes of this Agreement and shall be deemed issued under this Agreement on the Effective Date.

(b) Subject to and upon the terms and conditions set forth herein, each Issuing Lender hereby agrees that it will, at any time and from time to time on and after the Effective Date and prior to the 5th day (or, in the case of trade Letters of Credit, the 30th day) prior to the Revolving Loan Maturity Date, following its receipt of the respective Letter of Credit Request, issue for the account of the respective Revolving Borrower, one or more Letters of Credit; provided that no Issuing Lender shall be under any obligation to issue any Letter of Credit if at the time of such issuance:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any requirement of law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect on the Effective Date, or any unreimbursed loss, cost or expense which was not applicable, in effect or known to such Issuing Lender as of the Effective Date and which such Issuing Lender in good faith deems material to it; or

(ii) such Issuing Lender shall have received notice from the Required Lenders prior to the issuance of such Letter of Credit of the type described in the second sentence of Section 3.03(b).

(c) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Obligations (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time, would exceed the lesser of (A) $200,000,000 (provided that no more than €50 million may have a stated amount in Euros) and (B) when added to the aggregate principal amount of all Revolving Loans (for this purpose, using the Dollar Equivalent of all Primary Alternate Currency Revolving Loans) and Swingline Loans (for this purpose, using the Dollar Equivalent of all Euro Denominated Swingline Loans) then outstanding, an amount equal to the

Total Revolving Loan Commitment at such time, (ii) each Letter of Credit shall by its terms terminate on or before (A) in the case of standby Letters of Credit, the earlier of (x) one year after the date of issuance thereof (although any such standby Letter of Credit may be extended for successive periods up to one year, but not beyond the Business Day immediately preceding the Revolving Loan Maturity Date, on terms acceptable to the respective Issuing Lender) and (y) the Business Day immediately preceding the Revolving Loan Maturity Date and (B) in the case of trade Letters of Credit, the earlier of (x) 180 days after the date of issuance thereof and (y) the 30th day preceding the Revolving Loan Maturity Date and (iii) each Letter of Credit shall be denominated in Dollars or in a Primary Alternate Currency.

Section 3.02 Minimum Stated Amount. The initial Stated Amount of each Letter of Credit shall be not less than $100,000 (or the Dollar Equivalent thereof) or such lesser amount as is acceptable to the respective Issuing Lender.

Section 3.03 Letter of Credit Requests. (a) Whenever a Revolving Borrower desires that a Letter of Credit be issued for its account, such Revolving Borrower shall give the Administrative Agent and the respective Issuing Lender at least two (2) Business Days’ prior written notice thereof. Each notice shall be in the form of Exhibit C appropriately completed (each a “Letter of Credit Request”).

(b) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the respective Revolving Borrower that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.01(c). Unless the respective Issuing Lender has received notice from the Required Lenders before it issues a Letter of Credit that one or more of the conditions specified in Section 6.01 or 6.02, as the case may be, are not then satisfied, or that the issuance of such Letter of Credit would violate Section 3.01(c), then such Issuing Lender may issue the requested Letter of Credit for the account of the respective Revolving Borrower in accordance with such Issuing Lender’s usual and customary practices. Upon its issuance of, or its entering into any amendment with respect to, any Letter of Credit, the respective Issuing Lender shall promptly notify the Administrative Agent of such issuance or amendment and deliver to the Administrative Agent a copy of the Letter of Credit actually issued or amended, as the case may be. In addition, on the first Business Day of each week thereafter, each Issuing Lender shall furnish the Administrative Agent with a written (including via facsimile) report of the daily aggregate Letter of Credit Obligations of all Letters of Credit issued by such Issuing Lender for the immediately preceding week.

Section 3.04 Letter of Credit Participations. (a) Immediately upon the issuance by an Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold to each Revolving Lender (each such Revolving Lender, in its capacity under this Section 3.04, a “Participant”), and each such Participant shall be deemed irrevocably and unconditionally to have purchased from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s RL Percentage in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the respective Revolving Borrower under this Agreement with respect thereto, in the respective Letter of Credit Fees (but not Fronting Fees) payable with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Loan Commitments or RL Percentages of

the Lenders pursuant to Section 2.13, 2.15, 2.17 or 12.04(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the participations pursuant to this Section 3.04 to reflect the new RL Percentages of the assignor and assignee Lender, as the case may be.

(b) In determining whether to pay under any Letter of Credit, no Issuing Lender shall have any obligation relative to the Participants therein other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit issued by it shall not create for an Issuing Lender any resulting liability to any Revolving Borrower, any other Credit Party, any Participant or any other Lender unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c) In the event that any Issuing Lender makes any payment under any Letter of Credit issued by it and the respective Revolving Borrower shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 3.05(a), such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to the Administrative Agent for the account of the respective Issuing Lender, the amount of such Participant’s RL Percentage of such unreimbursed payment in Dollars (or to the extent the respective Unpaid Drawing is, in accordance with Section 3.05(a), to be reimbursed by the respective Revolving Borrower in a Primary Alternate Currency, the respective Primary Alternate Currency) and in same day funds. If the Administrative Agent so notifies, prior to 11:00 A.M. (Local Time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the Administrative Agent for the account of the respective Issuing Lender in Dollars (or to the extent the respective Unpaid Drawing is, in accordance with Section 3.05(a), to be reimbursed by the respective Revolving Borrower in a Primary Alternate Currency, the respective Primary Alternate Currency) such Participant’s RL Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its RL Percentage of the amount of such payment available to the Administrative Agent for the account of the respective Issuing Lender, such Participant agrees to pay to the Administrative Agent for the account of such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Issuing Lender at the overnight Federal Funds Rate (or, in the case of amounts owed in a Primary Alternate Currency, the Administrative Agent’s customary rate for interbank advances in the relevant Primary Alternate Currency) for the first three days and at the interest rate applicable to Revolving Loans maintained as Base Rate Loans for each day thereafter. The failure of any Participant to make available to the Administrative Agent for the account of an Issuing Lender such Participant’s RL Percentage of any payment under any Letter of Credit issued by such Issuing Lender shall not relieve any other Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Issuing Lender such Participant’s RL Percentage of any Letter of Credit issued by such Issuing Lender on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to the Administrative Agent for the account of such Issuing Lender such other Participant’s RL Percentage of any such payment.

(d) Whenever an Issuing Lender receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of such Issuing Lender any payments from the respective Participants pursuant to clause (c) above, such Issuing Lender shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each such Participant which has paid its RL Percentage thereof, in Dollars (or in the respective Alternate Currency in the case of payments to be made in such Currencies pursuant to Section 3.05(a)) and in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.

(e) Upon the request of any Participant, each Issuing Lender shall furnish to such Participant copies of any Letter of Credit issued by it and such other documentation as may reasonably be requested by such Participant.

(f) The obligations of the respective Participants to make payments to the Administrative Agent for the account of each Issuing Lender with respect to Letters of Credit issued by it shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, set-off, defense or other right which any Revolving Borrower, any other Credit Party or any Subsidiary thereof may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, such Issuing Lender, any Lender or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between any Revolving Borrower, any other Credit Party or any Subsidiary thereof and the beneficiary named in any such Letter of Credit);

(iii) any draft, certificate or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(iv) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or

(v) the occurrence of any Default or Event of Default.

Section 3.05 Agreement to Repay Letter of Credit Drawings.

(a) Each Revolving Borrower hereby agrees to reimburse each Issuing Lender, by making payment to the Administrative Agent in immediately available funds at the Payment Office, (i) in Dollars for any payment or disbursement made by such Issuing Lender under any Dollar Letter of Credit issued by it for such Revolving Borrower’s account (each such amount so paid or disbursed until reimbursed by the respective Revolving Borrower, a “Dollar Unpaid Drawing”), and (ii) in the relevant Primary Alternate Currency for any payment or disbursement made by such Issuing Lender under any Primary Alternate Currency Letter of Credit issued by it for such Revolving Borrower’s account; provided that in the case of any such payment or disbursement under any Primary Alternate Currency Letter of Credit which is unpaid on the date of the occurrence of a Sharing Event, or which payments or disbursements are made thereafter, such amounts shall be paid in Dollars using the Dollar Equivalent of the amount of the respective payment or disbursement made in the relevant Primary Alternate Currency as such Dollar Equivalent is determined on the first date upon which the respective Sharing Event occurs or, if later, the date upon which the respective payment or disbursement is made (each such amount so paid or disbursed until reimbursed by the respective Revolving Borrower, a “Primary Alternate Currency Unpaid Drawing”). All Unpaid Drawings shall be paid immediately after, and in any event on the date of, such payment or disbursement with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 12:00 Noon (Local Time) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date such Issuing Lender was reimbursed therefore at a rate per annum which shall be (x) in the case of Dollar Letters of Credit (and other amounts owing in Dollars after the occurrence of a Sharing Event), the Base Rate in effect from time to time plus the Applicable Margin in effect from time to time for Revolving Loans that are maintained as Base Rate Loans, and (y) in the case of Primary Alternate Currency Letters of Credit (for periods occurring prior to the occurrence of a Sharing Event), the Euro Rate in effect from time to time plus the Applicable Margin in effect from time to time for Revolving Loans that are maintained as Euro Rate Loans plus the Associated Cost Rate (if any); provided, however, in each case, to the extent such amounts are not reimbursed prior to 12:00 Noon (Local Time) on the fourth Business Day following notice of such payment or disbursement (although no such notice shall be required to be given if a Default or an Event of Default under Section 10.05 shall exist, in which case interest shall accrue on such amounts as hereinafter provided in this proviso), interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing Lender (and until reimbursed by such Revolving Borrower) at a rate per annum which shall be (x) in the case of Dollar Letters of Credit (and other amounts owing with respect to any Letter of Credit in Dollars after the occurrence of a Sharing Event), the Base Rate in effect from time to time plus the Applicable Margin as in effect from time to time for Revolving Loans that are maintained as Base Rate Loans plus 2%, and (y) in the case of Primary Alternate Currency Letters of Credit (for periods occurring prior to the occurrence of a Sharing Event), the applicable Euro Rate in effect from time to time plus the Applicable Margin as in effect from time to time for Revolving Loans that are maintained as Euro Rate Loans plus the Associated Costs Rate (if any) plus 2%, in each case, with such interest to be payable on demand.

(b) The obligations of each Revolving Borrower under this Section 3.05 to reimburse each Issuing Lender with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which such Revolving Borrower may have or have had against any Lender (including in such Lender’s capacity as issuer of the Letter of Credit or as a Participant with respect thereto), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit (each a “Drawing”) to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such Drawing; provided, however, that no Revolving Borrower shall be obligated to reimburse an Issuing Lender for any wrongful payment made by such Issuing Lender under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).

Section 3.06 Increased Costs. If at any time after the Relevant Effective Date, the introduction of or any change in applicable law, rule or regulation, guideline or in the interpretation or administration thereof by the NAIC or any Governmental Authority charged with the interpretation or administration thereof, or compliance by an Issuing Lender or any Participant with any request or directive by any such authority (whether or not having the force of law), or any change in generally accepted accounting principles, shall either (i) impose, modify or deem applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by such Issuing Lender or participated in by any Participant, or (ii) impose on such Issuing Lender or any Participant any other conditions relating, directly or indirectly, to this Agreement or any respective Letter of Credit, and the result of any of the foregoing is to increase the cost to such Issuing Lender or any Participant of issuing, maintaining or participating in any such Letter of Credit, or reduce the amount of any sum received or receivable by such Issuing Lender or any Participant hereunder, then, upon demand to the respective Revolving Borrower by such Issuing Lender or such Participant (a copy of which notice shall be sent by such Issuing Lender or such Participant to the Administrative Agent), such Revolving Borrower shall, subject to the provisions of Section 2.10(g) (to the extent applicable), pay to such Issuing Lender or such Participant the additional amount or amounts as will compensate such Issuing Lender or such Participant for such increased cost or reduction. A certificate submitted to the respective Revolving Borrower by an Issuing Lender or a Participant, as the case may be (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), setting forth the basis for the determination of such additional amount or amounts necessary to compensate such Issuing Lender or such Participant as aforesaid, shall be conclusive and binding on such Revolving Borrower, absent manifest error, as to the amount thereof.

Section 3.07 Extended Revolving Loan Commitments. If the Initial Revolving Loan Maturity Date shall have occurred at a time when Extended Revolving Loan Commitments are in effect, then such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Lenders to purchase participations therein and to make payments in respect thereof pursuant to Section 3.04) under (and ratably participated in by Revolving Lenders under the applicable Tranche pursuant to) the Extended Revolving Loan Commitments up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Extended Revolving Loan Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated). Except to the extent of reallocations of participations pursuant to the prior sentence, the occurrence of the Initial Revolving Loan Maturity Date shall have no effect upon (and shall not diminish) the percentage participations of the Revolving Lenders under the Revolving Loan Commitments in any Letter of Credit issued before the Initial Revolving Loan Maturity Date.

ARTICLE IV

FEES; COMMITMENTS; REDUCTIONS OF COMMITMENTS.

Section 4.01 Fees.

(a) Commitment Commission. Each Revolving Borrower jointly and severally agrees to pay to the Administrative Agent for distribution to each Revolving Lender that is a Non-Defaulting Lender a commitment commission (the “Commitment Commission”) for the period from the Effective Date to but excluding the Revolving Loan Maturity Date (or such earlier date as the Total Revolving Loan Commitment shall have been terminated), computed at a rate per annum equal to the Applicable Commitment Commission Percentage on the daily Unutilized Revolving Loan Commitment of such Revolving Lender; provided that the amount of outstanding Swingline Loans shall not be considered usage of the Revolving Loan Commitment for the purposes of calculating the Commitment Commission. Accrued Commitment Commission shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the Revolving Loan Maturity Date or upon such earlier date as the Total Revolving Loan Commitment shall have been terminated. Notwithstanding the foregoing, Commitment Commission in respect of any Extended Revolving Loan Commitments shall be the rate set forth in the relevant Extension Offer.

(b) Canadian Commitment Commission. Each Canadian Revolving Borrower jointly and severally agrees to pay to the Administrative Agent for distribution to each Canadian Revolving Lender that is a Non-Defaulting Lender a commitment commission (the “Canadian Commitment Commission”) for the period from the Effective Date to but excluding the Revolving Loan Maturity Date (or such earlier date as the Total Canadian Revolving Loan Commitment shall have been terminated), computed at a rate per annum equal to the Applicable Commitment Commission Percentage on the daily Unutilized Canadian Revolving Loan Commitment of such Canadian Revolving Lender provided that the amount of outstanding Swingline Loans shall not be considered usage of the Canadian Revolving Loan Commitment for the purposes of calculating the Canadian Commitment Commission. Accrued Canadian Commitment Commission shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the Revolving Loan Maturity Date or upon such earlier date as the Total Canadian Revolving Loan Commitment shall have been terminated. Notwithstanding the foregoing, the Canadian Commitment Commission in respect of any Extended Canadian Revolving Loan Commitments shall be the rate set forth in the relevant Extension Offer.

(c) Letter of Credit Fee. Each Revolving Borrower jointly and severally agrees to pay to the Administrative Agent for proportionate distribution to each Revolving Lender (based upon each such Revolving Lender’s RL Percentage) a fee in respect of such Revolving Lender’s participation in each Letter of Credit issued hereunder (the “Letter of Credit Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin as in effect from time to time for Revolving Loans that are maintained as Eurodollar Rate Loans on the daily Stated Amount of such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding. Notwithstanding the foregoing, the Letter of Credit Fees in respect of any Extended Revolving Loan Commitment shall be the rate set forth in the relevant Extension Offer.

(d) Fronting Fee. Each Revolving Borrower jointly and severally agrees to pay to each Issuing Lender, for its own account, a fronting fee in respect of each Letter of Credit issued by such Issuing Lender hereunder (the “Fronting Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to 1/4 of 1% on the daily Stated Amount of such Letter of Credit, provided that in any event the minimum amount of Fronting Fees payable in any twelve-month period for each Letter of Credit shall be not less than $500. Accrued Fronting Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.

(e) Letter of Credit Processing Fee. Each Revolving Borrower jointly and severally agrees to pay to each Issuing Lender, for its own account, in respect of each Letter of Credit issued by it hereunder, such amount or amounts as such Issuing Lender customarily charges as processing fees for issuing, amending and paying on letters of credit.

(f) Other Fees. The Borrowers jointly and severally agree to pay to the Administrative Agent, the other Agent and the Joint Lead Arrangers, for their own accounts, such fees as may be agreed to from time to time between the Borrowers and the Administrative Agent, the other Agent and/or the Joint Lead Arrangers, as the case may be.

(g) Incremental Fees. Silgan and each other Borrower agrees to pay to the Incremental Term Loan Lenders and/or the Incremental Revolving Lenders, for their own accounts, such fees as may be separately agreed to with such Incremental Term Loan Lenders and/or the Incremental Revolving Lenders pursuant to Sections 2.14 and/or 2.15, as the case may be.

Section 4.02 Voluntary Termination of Revolving Commitments.

(a) (i) Revolving Loan Commitment. Upon at least two (2) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) by any Borrower to the Administrative Agent at the applicable Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), any Revolving Borrower shall have the right, without premium or penalty, to terminate the Total Unutilized Revolving Loan Commitment, in whole or, if in part, in integral multiples of $1,000,000, provided that each such reduction shall apply proportionately to permanently reduce the Revolving Loan Commitment of each Revolving Lender. A notice of termination of the Total Unutilized Revolving Loan Commitment pursuant to this Section 4.02(a), delivered by a Revolving Borrower contemporaneously with a notice of prepayment of all outstanding Loans pursuant to Section 5.01(a), may state that such notice is conditioned upon the effectiveness of other credit facilities the proceeds of which will be used to refinance in full this Agreement, in which case such notice may be revoked by such

Revolving Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied; provided, however, any such revocation shall not affect any Revolving Borrower’s obligations pursuant to Section 2.11.

(ii) Canadian Revolving Loan Commitment. Upon at least two (2) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) by any Canadian Revolving Borrower to the Administrative Agent at the applicable Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), any Canadian Revolving Borrower shall have the right, without premium or penalty, to terminate the Total Unutilized Canadian Revolving Loan Commitment, in whole or, if in part, in integral multiples of C$1,000,000, provided that each such reduction shall apply proportionately to permanently reduce the Canadian Revolving Loan Commitment of each Canadian Revolving Lender. A notice of termination of the Total Unutilized Canadian Revolving Loan Commitment pursuant to this Section 4.02(a), delivered by a Canadian Revolving Borrower contemporaneously with a notice of prepayment of all outstanding Canadian Revolving Loans pursuant to Section 5.01(a), may state that such notice is conditioned upon the effectiveness of other credit facilities the proceeds of which will be used to refinance in full this Agreement, in which case such notice may be revoked by such Canadian Revolving Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied; provided, however, any such revocation shall not affect any Canadian Revolving Borrower’s obligations pursuant to Section 2.11.

(iii) Incremental Term Loan Commitments. Upon at least two (2) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) by an Incremental Term Loan Borrower to the Administrative Agent at the applicable Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), such Incremental Term Loan Borrower shall have the right, without premium or penalty, to terminate or partially reduce the Total Incremental Term Loan Commitment under the Tranche with respect to such Incremental Term Loan Borrower, provided that (x) any such termination or partial reduction shall apply proportionately to permanently reduce the Incremental Term Loan Commitment of each of the Lenders with such a Commitment under such Tranche and (y) any partial reduction pursuant to this Section 4.02(a)(iii) shall be in integral multiples of $1,000,000 (or the Dollar Equivalent thereof). To the extent that any such Incremental Term Loan Commitments are terminated or are voluntarily reduced in each case without being utilized, the amount of such Incremental Term Loan Commitments so terminated or voluntarily reduced may again be available to be obtained under Section 2.14 within the limits set forth therein.

(b) Termination of Lender. In the event of the refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to any of the matters set forth in clauses (i) through (vii), inclusive, of the first proviso in Section 12.12(a) which has been approved by the Required Lenders, the Borrowers shall have the right (subject to the requirements of Section 12.12(b)), upon five (5) Business Days’ prior written notice to the Administrative Agent at the applicable Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), to terminate the entire Revolving Loan Commitment, Canadian Revolving Loan Commitment and Incremental Term Loan

Commitments of such Lender, so long as all Loans, together with accrued and unpaid interest, Fees and all other amounts owing to such Lender (but excluding the termination of any Commitments and payment of amounts owing in respect of Loans (and related Commitments) of any Tranche maintained by such Lender, if such Commitments are not being terminated and Loans not being repaid pursuant to Section 12.12(b)) are repaid concurrently with the effectiveness of such termination pursuant to Section 5.01(b) (at which time Schedule I shall be deemed modified to reflect such changed amounts), and at such time, unless the respective Lender continues to have outstanding Loans or Commitments hereunder, such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 12.01 and 12.06), which shall survive as to such repaid Lender.

Section 4.03 Mandatory Reduction or Termination of Commitments.

(a) In addition to any other mandatory commitment reductions pursuant to this Section 4.03, the Total US A Term Loan Commitment, the Total Canadian A Term Loan Commitment and the Total Euro A Term Loan Commitment (and the US A Term Loan Commitment, the Canadian A Term Loan Commitment and the Euro A Loan Commitment of each Lender) shall terminate in their entirety on the Effective Date (after the incurrence of the respective Tranches of Term Loans on such date).

(b) In addition to any other mandatory commitment reductions pursuant to this Section 4.03, the Total Incremental Term Loan Commitment under a given Tranche shall (i) be permanently reduced on each Incremental Term Loan Borrowing Date in respect of such Tranche in an amount equal to the aggregate principal amount of Incremental Term Loans of such Tranche incurred on each such date, (ii) terminate in its entirety (to the extent not theretofore terminated) on the Incremental Commitment Termination Date for such Tranche of Incremental Term Loans (after giving effect to any Incremental Term Loans of such Tranche to be made on such date) and (iii) prior to the termination of the Total Incremental Term Loan Commitment in respect of such Tranche, be permanently reduced from time to time to the extent required by Section 5.02(j).

(c) In addition to any other mandatory commitment reductions pursuant to this Section 4.03, (i)(A) the Total Revolving Loan Commitment (other than Extended Revolving Loan Commitments) shall terminate in its entirety on the Initial Revolving Loan Maturity Date and (B) the Total Revolving Loan Commitment remaining in effect after the Initial Revolving Loan Maturity Date shall terminate in its entirety upon the Revolving Maturity Date applicable to any Extended Revolving Loan Commitments and (ii)(A) the Total Canadian Revolving Loan Commitment (and the Canadian Revolving Loan Commitment of each Canadian Revolving Lender) (other than Extended Canadian Revolving Loan Commitments) shall terminate in its entirety on the Initial Revolving Loan Maturity Date and (B) the Total Canadian Revolving Loan Commitment remaining in effect after the Initial Revolving Loan Maturity Date shall terminate in its entirety upon the Revolving Loan Maturity Date applicable to any Extended Canadian Revolving Loan Commitments.

(d) In addition to any other mandatory commitment reductions pursuant to this Section 4.03, the Total Revolving Loan Commitment and the Total Canadian Revolving Loan

Commitment shall be permanently reduced from time to time to the extent required by Section 5.02(j).

(e) Each reduction to, and/or termination of, the Total Revolving Loan Commitment pursuant to this Section 4.03 shall be applied proportionately to permanently reduce, and/or terminate, the Revolving Loan Commitment of each Revolving Lender. Each reduction to, and/or termination of, the Total Canadian Revolving Loan Commitment pursuant to this Section 4.03 shall be applied proportionately to permanently reduce, and/or terminate, the Canadian Revolving Commitment of each Canadian Revolving Lender. Each reduction to, and/or termination of, the Total Incremental Term Loan Commitment under a given Tranche pursuant to this Section 4.03 shall be applied proportionately to permanently reduce, and/or terminate, the Incremental Term Loan Commitment of each Lender with such a Commitment under such Tranche; provided, however, any mandatory reduction to the Incremental Term Loan Commitments pursuant to Section 5.02(j) shall be applied to proportionately and permanently reduce the Incremental Term Loan Commitments of all Lenders for all Tranches on a pro rata basis (based on the then remaining amounts of such Incremental Term Loan Commitments).

ARTICLE V

PREPAYMENTS; PAYMENTS; COMMITMENT REDUCTIONS.

Section 5.01 Voluntary Prepayments. (a) Each Borrower shall have the right to prepay the Loans made to such Borrower, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions:

(i) such Borrower shall give the Administrative Agent prior to 3:00 P.M. (Local Time) at the applicable Notice Office (A) at least one (1) Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Base Rate Loans (or same day notice in the case of Swingline Loans provided such notice is given prior to 2:30 P.M. (Local Time) on such Business Day) and Canadian Prime Rate Loans and (B) at least three (3) Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Euro Rate Loans (other than Euro Denominated Swingline Loans) and CDOR Rate Loans;

(ii) which notice (A) shall specify whether US A Term Loans, Canadian A Term Loans, Euro A Term Loans, Incremental Term Loans under a given Tranche, Revolving Loans, Canadian Revolving Loans or Swingline Loans shall be prepaid, the amount of such prepayment, the Types of Loans to be prepaid and, in the case of Euro Rate Loans (other than Euro Denominated Swingline Loans) and CDOR Rate Loans, the specific Borrowing or Borrowings pursuant to which such Euro Rate Loans or CDOR Rate Loans were made, and (B) the Administrative Agent shall promptly transmit to each of the Lenders (or in the case of a prepayment of a Swingline Loan, to the Swingline Lender);

(iii) each partial prepayment shall be in an aggregate principal amount of at least $1,000,000 (taking the Dollar Equivalent of any amounts to be prepaid in an Alternate Currency) (or $250,000 in the case of Swingline Loans (taking the Dollar Equivalent of any Euro Denominated Swingline Loans) or, in the case of Incremental

Term Loans of a given Tranche, the minimum principal amount set forth in the Incremental Term Loan Commitment Agreement for such Tranche), provided that if any partial prepayment of Euro Rate Loans or CDOR Rate Loans made pursuant to any Borrowing shall reduce the outstanding Euro Rate Loans (other than Euro Denominated Swingline Loans) or CDOR Rate Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then (A) if such Borrowing is a Borrowing of Eurodollar Loans, such Borrowing shall be converted at the end of the then current Interest Period into a Borrowing of Base Rate Loans and any election of an Interest Period thereafter with respect thereto given by such Borrower shall have no force or effect, (B) if such Borrowing is a Borrowing of CDOR Rate Loans, such Borrowing shall be converted at the end of the then current Interest Period into a Borrowing of Canadian Prime Rate Loans and any election of an Interest Period thereafter with respect thereto given by such Borrower shall have no force or effect, and (C) if such Borrowing is a Borrowing of Alternate Currency Loans under a given Tranche (other than Canadian Loans), the respective Borrower shall cooperate with the Administrative Agent in selecting Interest Periods at the end of the then current Interest Period or Interest Periods so as to align such Borrowing with the Interest Period or Interest Periods applicable to one or more other Borrowings of such Tranche of Alternate Currency Loans;

(iv) each prepayment in respect of any Term Loans made pursuant to this Section 5.01(a) shall be allocated among the different Tranches of Term Loans or applied to a single Tranche of Term Loans in each case as Silgan shall specify in the respective notice of prepayment; provided, however, if either Silgan fails to specify how such prepayment is to be allocated or a Default or an Event of Default exists at the time of the respective prepayment, such prepayment shall be allocated among the Tranches of Term Loans on a pro rata basis (with each Tranche of Term Loans to be allocated its Term Loan Percentage of the amount of such prepayment);

(v) each prepayment of any Tranche of Term Loans pursuant to this Section 5.01(a) shall be applied to the Term Loan Scheduled Repayments of each such Tranche of Term Loans in direct order of maturity; and

(vi) each prepayment in respect of any Tranche of Loans pursuant to this Section 5.01(a) shall be applied pro rata among the Lenders with outstanding Loans of such Tranche; provided that at the respective Revolving Borrower’s or Canadian Revolving Borrower’s election in connection with any prepayment of Revolving Loans or Canadian Revolving Loans pursuant to this Section 5.01(a), as the case may be, such prepayment shall not, so long as no Default or Event of Default then exists, be applied to any Revolving Loan or Canadian Revolving Loans of a Defaulting Lender.

A notice of prepayment of all outstanding Loans pursuant to this Section 5.01(a), delivered by a Borrower contemporaneously with a notice of termination of the Total Unutilized Revolving Loan Commitment and the Total Unutilized Canadian Revolving Loan Commitment pursuant to Section 4.02(a), may state that such notice is conditioned upon the effectiveness of other credit facilities the proceeds of which will be used to refinance in full this Agreement, in which case such notice may be revoked by such Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied; provided, however, any such revocation shall not affect any Borrower’s obligations pursuant to Section 2.11.

(b) In the event of the refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to any of the matters described in clauses (i) through (vii), inclusive, of the first proviso in Section 12.12(a) which have been approved by the Required Lenders, the Borrowers shall have the right (subject to the requirements of Section 12.12(b)), upon five (5) Business Days’ prior written notice to the Administrative Agent at the applicable Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders) to repay all Loans, together with accrued and unpaid interest, Fees and other amounts (including, without limitation, all obligations under Section 2.11), then owing to such Lender (or, at the Borrowers’ discretion, owing to such Lender solely with respect to the Tranche which gave rise to the need to obtain such Lender’s individual consent) in accordance with said Section 12.12(b) so long as (A) in the case of the repayment of Revolving Loans of any Revolving Lender pursuant to this Section 5.01(b), the Revolving Loan Commitment of such Revolving Lender is terminated concurrently with such repayment pursuant to Section 4.02(b) (at which time Schedule I shall be deemed modified to reflect the changed Revolving Loan Commitments), (B) in the case of the repayment of Incremental Term Loans of any Lender under a given Tranche, the Incremental Term Loan Commitment of such Lender under such Tranche is terminated concurrently with such repayment pursuant to Section 4.02(b) (at which time Schedule I shall be deemed modified to reflect the changed Incremental Term Loan Commitments of such Tranche), (C) in the case of the repayment of Canadian Revolving Loans of any Canadian Revolving Lender pursuant to this Section 5.01(b), the Canadian Revolving Loan Commitment of such Canadian Revolving Lender is terminated concurrently with such repayment pursuant to Section 4.02(b) (at which time Schedule I shall be deemed modified to reflect the changed Canadian Revolving Loan Commitments) and (D) the consents required by Section 12.12(b) in connection with the repayment pursuant to this Section 5.01(b) have been obtained. Each prepayment of any Term Loans pursuant to this Section 5.01(b) shall be applied to reduce the then remaining Term Loan Scheduled Repayments of such Tranche of Term Loans on a pro rata basis (based upon the then remaining principal amount of such Term Loan Scheduled Repayments after giving effect to all prior reductions thereto).

Section 5.02 Mandatory Repayments, Prepayments and Commitment Reductions.

(a) (i) Swingline Loans; Revolving Loans; Cash Collateral. On any day on which the Aggregate RL Exposure exceeds the Total Revolving Loan Commitment as then in effect, the Revolving Borrowers shall prepay on such day the principal of outstanding Swingline Loans and, after all Swingline Loans have been repaid in full or if no Swingline Loans are then outstanding, Revolving Loans in an amount (in the case of payments made with respect to Euro Denominated Swingline Loans and Primary Alternate Currency Revolving Loans, taking the Dollar Equivalent of the amounts paid in the respective Primary Alternate Currency in which payments on such Euro Denominated Swingline Loans and Primary Alternate Currency Revolving Loans are owing) equal to such excess. If, after giving effect to the prepayment of all outstanding Swingline Loans and Revolving Loans, the aggregate amount of all Letter of Credit Obligations exceeds the Total Revolving Loan Commitment as then in effect, the Revolving Borrowers shall pay to the Administrative Agent at the applicable Payment Office on such day an amount of cash and/or Cash Equivalents in Dollars (and/or, to the extent that any Letter of Credit Obligations are denominated in a Primary Alternate Currency, in the Dollar Equivalent thereof) equal to the amount of such excess (up to a maximum amount equal to the Letter of Credit Obligations at such time), such cash or Cash Equivalents to be held as security for all Obligations of the Revolving Borrowers hereunder in a cash collateral account maintained by the Administrative Agent (the “Cash Collateral Account”); provided, however, that such amounts shall, so long as no Default or Event of Default then exists, be released to the Revolving Borrowers from time to time so long as the Total Revolving Loan Commitment as then in effect exceeds the Aggregate RL Exposure at such time.

(ii) Primary Alternate Currency Revolving Loans. On any day on which the Dollar Equivalent of the aggregate outstanding principal amount of all Primary Alternate Currency Revolving Loans exceeds the Primary Alternate Currency Revolving Loan Sublimit, the Revolving Borrowers shall prepay on such day the principal of outstanding Primary Alternate Currency Revolving Loans in an amount (taking the Dollar Equivalent of the amounts paid in the respective Primary Alternate Currency in which payments on such Primary Alternate Currency Revolving Loans are owing) equal to such excess.

(iii) Dutch Borrower Revolving Loans. On any day on which the Euro Equivalent of the aggregate outstanding principal amount of all Dutch Borrower Revolving Loans exceeds the Dutch Borrower Revolving Loan Sublimit, the Dutch Borrowers shall prepay on such day the principal of outstanding Dutch Borrower Revolving Loans in an amount (taking the Euro Equivalent of the amounts paid in the respective Primary Alternate Currency (other than Euros) and Dollars in which payments on such Dutch Borrower Revolving Loans are owing, as applicable) equal to such excess.

(iv) Letters of Credit. On any day on which the aggregate amount of Letter of Credit Obligations exceeds $200,000,000 (for this purpose, using the Dollar Equivalent with respect to any Euro Denominated Letters of Credit), the Revolving Borrowers shall pay to the Administrative Agent at the applicable Payment Office on such day an amount of cash and/or Cash Equivalents in Dollars (and/or, to the extent that any Letter of Credit Obligations are denominated in a Primary Alternate Currency, in the Dollar Equivalent thereof) equal to the amount of such excess (up to a maximum amount equal to the Letter of Credit Obligations at such time, such cash or Cash Equivalents to be held as security for all Obligations of the Revolving Borrowers hereunder in the Cash Collateral Account; provided, however, that such amounts shall, so long as no Default or Event of Default then exists, be released to the Revolving Borrowers from time to time to the extent that $200,000,000 (for this purpose, using the Dollar Equivalent with respect to any Euro Denominated Letters of Credit) exceeds the aggregate Letter of Credit Obligations, at such time.

(v) Canadian Revolving Loans. On any day on which the Aggregate Canadian RL Exposure exceeds the Total Canadian Revolving Loan Commitment as then in effect, the Canadian Revolving Borrowers shall prepay on such day the principal of outstanding Canadian Revolving Loans in an amount equal to such excess.

(vi) Swingline Loans. On any day on which the aggregate outstanding principal amount of all Swingline Loans (for this purpose, using the Dollar Equivalent with respect to any Euro Denominated Swingline Loans) exceeds the Maximum Swingline Amount, the Revolving Borrowers shall prepay on such day the principal of outstanding Swingline Loans in an amount (taking the Dollar Equivalent of the amounts paid in Euros in which payments on such Euro Denominated Swingline Loans are owing) equal to such excess.

(b) US A Term Loan Amortization. In addition to any other mandatory repayments or commitment reductions pursuant to this Section 5.02, on each date set forth below, Silgan shall be required to repay that principal amount of US A Term Loans, to the extent then outstanding, as is set forth opposite such date (each such repayment, as the same may be (x) reduced in amount as provided in Sections 5.01(a), 5.01(b) and 5.02(j) or (y) increased in amount as provided in clause (ii) of Section 2.14(c), a “US A Term Loan Scheduled Repayment”):

US A Term Loan Scheduled Repayment Date	Amount

December 31, 2015	$18,250,000.00
December 31, 2016	$36,500,000.00
December 31, 2017	$36,500,000.00
December 31, 2018	$36,500,000.00
Initial Term Loan Maturity Date	Remaining outstanding principal amount

(c) Canadian A Term Loan Amortization. In addition to any other mandatory repayments or commitment reductions pursuant to this Section 5.02, on each date set forth below, Silgan Canada shall be required to repay that principal amount of Canadian A Term Loans, to the extent then outstanding, as is set forth opposite such date (each such repayment, as the same may be (x) reduced in amount as provided in Sections 5.01(a), 5.01(b) and 5.02(j) or (y) increased in an amount as provided in clause (ii) of Section 2.14(c), a “Canadian A Term Loan Scheduled Repayment”):

Canadian A Term Loan Scheduled Repayment Date	Amount

December 31, 2015	C$	3,500,000.00
December 31, 2016	C$	7,000,000.00
December 31, 2017	C$	7,000,000.00
December 31, 2018	C$	7,000,000.00
Initial Term Loan Maturity Date		Remaining outstanding principal amount

(d) Euro A Term Loan Amortization. In addition to any other mandatory repayments or commitment reductions pursuant to this Section 5.02, on each date set forth below, Silgan shall be required to repay that principal amount of Euro A Term Loans, to the extent then outstanding, as is set forth opposite such date (each such repayment, as the same may be (x) reduced in amount as provided in Sections 5.01(a), 5.01(b) and 5.02(j) or (y) increased in amount as provided in clause (ii) of Section 2.14(c), a “Euro A Term Loan Scheduled Repayment”):

Euro A Term Loan Scheduled Repayment Date	Amount

December 31, 2015	€$11,000,000.00
December 31, 2016	€$22,000,000.00
December 31, 2017	€$22,000,000.00
December 31, 2018	€$22,000,000.00
Initial Term Loan Maturity Date	Remaining outstanding principal amount

(e) Incremental Term Loan Amortization. In addition to any other mandatory repayments or commitment reductions pursuant to this Section 5.02, the respective Incremental Term Loan Borrower shall be required to make, with respect to each Tranche of Incremental Term Loans incurred by such Incremental Term Loan Borrower, to the extent then outstanding, scheduled amortization payments of such Tranche of Incremental Term Loans on the dates and in the principal amounts set forth in the respective Incremental Term Loan Commitment Agreement (each such repayment, as the same may be (x) reduced in an amount as provided in Sections 5.01(a), 5.01(b) and 5.02(j) or (y) increased in an amount as provided in clause (ii) of Section 2.14(c), an “Incremental Term Loan Scheduled Repayment” and, together with the US A Term Loan Scheduled Repayments, the Canadian A Term Loan Scheduled Repayments and the Euro A Term Loan Scheduled Repayments, the “Term Loan Scheduled Repayments”); provided that, if any Incremental Term Loans are incurred which will be added to (and form part of) an existing Tranche of Term Loans, the amount of the then remaining Term Loan Scheduled Repayments of the respective Tranche shall be proportionally increased (with the aggregate amount of increases to the then remaining Incremental Term Loan Scheduled Repayments of such Tranche to equal the aggregate principal amount of such new Incremental Term Loans then being incurred) in accordance with the requirements of clause (ii) of Section 2.14(c).

(f) [Reserved].

(g) Prepayments from Net Sale Proceeds. In addition to any other mandatory repayments or commitment reductions pursuant to this Section 5.02, within three (3) Business Days following each date on or after the Effective Date upon which Silgan or any of its Subsidiaries receives any cash proceeds from any Asset Sale, an amount equal to 100% of the Net Sale Proceeds therefrom in excess of $100,000,000 in the aggregate for the Net Sale Proceeds received from all such Asset Sales during the immediately preceding twelve month period shall be applied on such date as a mandatory repayment and/or commitment reduction in accordance with the requirements of Section 5.02(j); provided, however, such Net Sale Proceeds shall not be required to be so applied on such date so long as no Default or Event of Default then exists and such Net Sale Proceeds shall be used to purchase property or assets (other than current assets) used or to be used in the businesses of Silgan and its Subsidiaries as are permitted by Section 9.13 within twelve (12) months following the date of such Asset Sale (or enter into a definitive agreement committing to so invest within six (6) months after the date of such agreement), and any proceeds committed for such purposes pursuant to a binding written commitment within such twelve (12) month period shall be used for such purposes within an additional six (6) months; provided further, that if all or any portion of such Net Sale Proceeds not required to be so applied as a mandatory repayment and/or commitment reduction as provided above are not so reinvested within such twelve (12) month period (or eighteen (18) month period, as applicable), such remaining portion shall be applied on the last day of such twelve (12)-month period (or eighteen (18) month period, as applicable) as a mandatory repayment and/or commitment reduction in accordance with the requirements of Section 5.02(j); provided further, that in the event that an Event of Default has occurred and is continuing, 100% of the Net Sale Proceeds from any Supply Agreement Asset Sale shall be applied as a mandatory prepayment pursuant to this clause (g) (without regard to the application of the dollar threshold amount and reinvestment rights of the Borrowers contained herein).

(h) Prepayments from Recovery Events; Net Insurance Proceeds. In addition to any other mandatory repayments or commitment reductions pursuant to this Section 5.02, within ten (10) Business Days following each date on or after the Effective Date upon which Silgan or any of its Subsidiaries receives any cash proceeds from any Recovery Event, an amount equal to 100% of the Net Insurance Proceeds therefrom in excess of $100,000,000 in the aggregate for the Net Sale Proceeds received from all such Recovery Events during the immediately preceding twelve month period shall be applied on such date as a mandatory repayment and/or commitment reduction in accordance with the requirements of Section 5.02(j); provided, however, that so long as no Default or Event of Default then exists, such proceeds shall not be required to be so applied on such date to the extent that such proceeds shall be used (or committed to be used pursuant to a binding written commitment) to replace or restore any properties or assets in respect of which such proceeds were paid (and/or to invest in a then existing manufacturing facility to accommodate for the loss of capacity at the manufacturing facility subject to such Recovery Event) within twelve (12) months following the date of the receipt of such proceeds (or to reimburse Silgan or any such Subsidiary on the date of receipt of such proceeds for amounts theretofore expended by Silgan or such Subsidiary to replace or restore any such properties or assets or to invest in a then existing manufacturing facility, as the case may be), and any proceeds committed for such purposes pursuant to a binding written commitment within such twelve (12) month period shall be used for such purposes within an additional twelve (12) months; provided further, that if all or any portion of such proceeds not required to be so applied as a mandatory repayment and/or commitment reduction as provided above are not so used within twelve (12) months (or twenty-four (24) months, as applicable) after the date of the receipt of such proceeds, such remaining portion shall be applied on the last day of such twelve (12) month (or twenty-four (24) month, as applicable) period as a mandatory repayment and/or commitment reduction in accordance with the requirements of Section 5.02(j).

(i) Prepayments from Sale-Leasebacks. In addition to any other mandatory repayments or commitment reductions pursuant to this Section 5.02, on each date on or after the Effective Date upon which Silgan or any of its Subsidiaries receives any cash proceeds from a sale and leaseback transaction for any asset or property of Silgan or any of its Subsidiaries, an amount equal to 75% of the Net Sale Proceeds therefrom shall be applied on such date as a mandatory repayment and/or commitment reduction in accordance with the requirements of Section 5.02(j); provided, however, (i) with respect to the first $50,000,000 in the aggregate of such proceeds in any fiscal year of Silgan, none of such Net Sale Proceeds shall be required to be so applied as provided above so long as no Default or Event of Default then exists and (ii) to the extent that any such sale and leaseback transaction constitutes an “Asset Sale” under, and as defined in, the Senior Notes Indenture or any Additional Permitted Indebtedness Documents to the extent any of the foregoing are then outstanding, 100% of the Net Sale Proceeds therefrom either shall be applied as a mandatory repayment and/or commitment reduction in accordance with the requirements of Section 5.02(j) and/or reinvested in assets (other than current assets) used or to be used in the businesses of Silgan and its Subsidiaries as are permitted by Section 9.13 within twelve (12) months following the date of such sale and leaseback transaction, and to the extent that all or any portion of such Net Sale Proceeds that have not been applied as a mandatory repayment and/or commitment reduction as provided above are not so reinvested within such twelve (12) month period, such remaining portion shall be applied on the last day of such twelve (12) month period as a mandatory repayment and/or commitment reduction in accordance with the requirements of Section 5.02(j).

(j) Application of Payments. Any amount required to be applied pursuant to this Section 5.02(j) shall be applied (i) first, as a mandatory repayment of the then outstanding principal amount of Term Loans, (ii) second, to the extent in excess of the amount required to be applied pursuant to the preceding clause (i), as a mandatory reduction to the Total Incremental Term Loan Commitment for each Tranche of Incremental Term Loans and (iii) third, to the extent in excess of the amount required to be applied pursuant to the preceding clauses (i) and (ii), as a mandatory reduction to the Total Revolving Loan Commitment and the Total Canadian Revolving Loan Commitment (with such reduction pursuant to this sub-clause (iii) to be made on a pro rata basis among the Total Revolving Loan Commitment and the Total Canadian Revolving Loan Commitment based on the relative amounts thereof). The amount to be applied to repay principal of outstanding Term Loans shall be allocated among each of the Tranches of Term Loans on a pro rata basis, with each Tranche of Term Loans to be allocated its Term Loan Percentage of the amount of such prepayment and with the amount allocated to each such Tranche of Term Loans to be applied (1) first, to reduce the next two Term Loan Scheduled Repayments of each such Tranche of Term Loans which is due on December 31 of the year in which such repayment is made and of the next succeeding year (or if no such payment is due on December 31 of such year, to the payment due on December 31 of the immediately succeeding year or of the next succeeding year in which a payment is to be made) and (2) second, to the extent in excess of the amounts set forth in preceding clause (1), to reduce the then remaining Term Loan Scheduled Repayments of each such Tranche of Term Loans on a pro rata basis (based upon the then remaining principal amounts of such Term Loan Scheduled Repayments of each such Tranche of Term Loans after giving effect to all prior reductions thereto); provided, however, in the case of the sale of all or substantially all of the assets of the Canadian Subsidiaries or all of the equity interests of the Canadian Subsidiaries, so long as no Default or Event of Default then exists or would result therefrom, the Net Sale Proceeds therefrom shall be applied first to repay in full all outstanding Canadian Term Loans, second, to the extent in excess thereof to repay Canadian Revolving Loans, and third, to the extent in excess thereof, as provided above in this Section 5.02(j) without regard to this proviso.

(k) Designation. With respect to each repayment of any Tranche of Loans required by this Section 5.02, the respective Borrower may designate the Types of Loans which are to be repaid of such Tranche and, in the case of Euro Rate Loans (other than Euro Denominated Swingline Loans) or CDOR Rate Loans, the specific Borrowing or Borrowings pursuant to which such Euro Rate Loans or CDOR Rate Loans were made, provided that: (i) repayments of Euro Rate Loans (other than Euro Denominated Swingline Loans) and CDOR Rate Loans made pursuant to this Section 5.02 may only be made on the last day of an Interest Period applicable thereto unless all such Euro Rate Loans or CDOR Rate Loans of the respective Tranche with

Interest Periods ending on such date of required repayment and all Base Rate Loans or Canadian Prime Rate Loans (as applicable) of the respective Tranche have been paid in full; (ii) if any repayment of Euro Rate Loans (other than Euro Denominated Swingline Loans) or CDOR Rate Loans made pursuant to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, (x) in the case of Eurodollar Loans, such Borrowing shall be converted at the end of the then current Interest Period into a Borrowing of Base Rate Loans, (y) in the case of CDOR Rate Loans, such Borrowing shall be converted at the end of the then current Interest Period into a Borrowing of Canadian Prime Rate Loans, and (z) in the case of Alternate Currency Loans of a given Tranche (other than Canadian Loans), the respective Borrower shall cooperate with the Administrative Agent in selecting Interest Periods at the end of the then current Interest Period or Interest Periods so as to align such Borrowing with the Interest Periods applicable to one or more other Borrowings of Alternate Currency Loans of such Tranche; and (iii) each repayment of any Tranche of Loans shall be applied pro rata among the Lenders with outstanding Loans of such Tranche. In the absence of a designation by the respective Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.

(l) Repayment at Maturity; Termination of Total Canadian Revolving Loan Commitment. In addition to any other mandatory repayments or commitment reductions pursuant to this Section 5.02, (i) all then outstanding Loans of a respective Tranche (other than Swingline Loans) shall be repaid in full on the respective Maturity Date for such Tranche of Loans, (ii) outstanding Swingline Loans shall be repaid in full on the earlier of (x) the tenth (10th) Business Day following the date of the incurrence of such Swingline Loans and (y) the Swingline Expiry Date, (iii) in the event that any Revolving Borrower is sold pursuant to the terms of this Agreement, all Revolving Loans and Swingline Loans incurred by such Revolving Borrower and outstanding at such time shall be repaid in full at the time of such sale and all Letters of Credit issued for the account of such Revolving Borrower and outstanding at such time shall be cash collateralized in the Cash Collateral Account in a manner reasonably satisfactory to the Administrative Agent, (iv) in the event that any Incremental Term Loan Borrower is sold pursuant to this Agreement, all Incremental Term Loans incurred by such Incremental Term Loan Borrower and outstanding at such time shall be repaid in full at the time of such sale, and (v) in the event that (A) any Canadian Borrower is sold pursuant to the terms of this Agreement, all Canadian Loans incurred by such Canadian Borrower and outstanding at such time shall be repaid in full at the time of such sale and such Canadian Borrower shall have no rights to borrow or receive other extensions of credit hereunder and (B) all Canadian Revolving Borrowers are sold pursuant to the terms of this Agreement, the Total Canadian Revolving Loan Commitment shall be terminated at the time the last Canadian Revolving Borrower is sold pursuant to such sale.

(m) Calculation of Amount. For purposes of making calculations pursuant to this Section 5.02, the Administrative Agent shall be entitled to use the Dollar Equivalent of any such amounts stated in a currency other than Dollars.

Section 5.03 Method and Place of Payment. Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made, without setoff or counterclaim, to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (Local Time) on the date when due and shall be made in immediately available funds at the applicable Payment Office in (a) Dollars if such payment is made in respect of (i) principal of or interest on Dollar Loans owing by any Borrower or any increased costs or similar obligations owing by any Borrower in respect of Dollar Loans or (ii) except as provided in following clause (b), any other Obligation of any Borrower under this Agreement or under any Note issued by such Borrower (calculated, in the case of Letter of Credit Fees and Fronting Fees owing with respect to Primary Alternate Currency Letters of Credit, using the Dollar Equivalent thereof) and (b) in the applicable Alternate Currency if such payment is made in respect of (i) principal of or interest on Alternate Currency Loans or Commitments in respect thereof, (ii) Unpaid Drawings on Primary Alternate Currency Letters of Credit or (iii) any increased costs, indemnities or other amounts owing with respect to Alternate Currency Loans or Commitments in respect thereof; provided that, from and after any Sharing Event, all payments of principal, interest and fees in respect of any outstanding Alternate Currency Loans, and all Unpaid Drawings in respect of Primary Alternate Currency Letters of Credit, in each case, shall be made in Dollars as provided in Section 2.16. Any payments under this Agreement or under any Note which are made later than 12:00 Noon (Local Time) on any Business Day shall be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

Section 5.04 Taxes.

(a) Defined Terms. For purposes of this Section 5.04, the term “Lender” includes any Issuing Lender and the term “Applicable Law” includes FATCA.

(b) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Credit Party under any Credit Document shall be made without deduction or withholding for any Taxes, except as required by Applicable Law. If any Applicable Law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Credit Party shall be increased as necessary so that, after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section), the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c) Payment of Other Taxes by the Credit Parties. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent timely reimburse the Administrative Agent for the payment of, any Other Taxes.

(d) Indemnification by the Borrowers. The Borrowers shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified

Taxes (including Indemnified Taxes imposed or asserted on or attributable to additional sums payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrowers by a Recipient (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Recipient, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04 relating to the maintenance of a Lender Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrowers to a Governmental Authority pursuant to this Section 5.04, the Borrowers shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(g) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrowers and the Administrative Agent, at the time or times reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.04(g)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that a Borrower is a US Person:

(A) Any Lender that is a US Person shall deliver to such Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from United States federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), whichever of the following is applicable:

(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of IRS Form W-8BEN (or any successor form) establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN (or any successor form) establishing an exemption from, or reduction of, United States federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of such Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “US Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN (or any successor form); or

(iv) to the extent a Foreign Lender is not the beneficial owner of any payments of interest or any other applicable payments under this Agreement, executed originals of IRS Form W-8IMY, accompanied by

IRS Form W-8ECI, IRS Form W-8BEN (or any successor form), a US Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a US Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to such Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of such Borrower or the Administrative Agent), executed originals of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit such Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Credit Document would be subject to United States federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to such Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by such Borrower or the Administrative Agent such documentation prescribed by Applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by such Borrower or the Administrative Agent as may be necessary for such Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (d), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall promptly update such form or certification or promptly notify such Borrower and the Administrative Agent in writing of its legal inability to do so.

(h) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 5.04 (including by the payment of additional sums pursuant to this Section 5.04), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (h), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (h) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(i) Indemnification of the Administrative Agent. Each Lender and each Issuing Lender shall severally indemnify the Administrative Agent within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Borrowers have not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 12.04 relating to the maintenance of a Lender Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (i). The agreements in paragraph (i) shall survive the resignation and/or replacement of the Administrative Agent.

(j) Survival. Each party’s obligations under this Section 5.04 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Credit Document.

ARTICLE VI

CONDITIONS PRECEDENT.

Section 6.01 Conditions to Loans on the Effective Date. The obligation of each Lender to make Loans, and the obligation of each Issuing Lender to issue Letters of Credit, in each case on the Effective Date are subject at the time of the making of such Loans or the issuance of such Letters of Credit to the satisfaction of the following conditions:

(a) Execution of Agreement; Notes. On or prior to the Effective Date, there shall have been delivered to the Administrative Agent, for the account of each of the Lenders that has requested same, the appropriate US A Term Note, Canadian A Term Note, Euro A Term Note, Revolving Note, Dutch Revolving Note and/or Canadian Revolving Note executed by the appropriate Borrower and to the Swingline Lender, to the extent requested by it, the appropriate Swingline Notes executed by the appropriate Borrower, in each case in the amount, the maturity and as otherwise provided herein.

(b) Officer’s Certificate. On the Effective Date, the Administrative Agent shall have received a certificate dated the Effective Date and signed by the president or any vice president of Silgan certifying that all of the applicable conditions in Sections 6.01(e), (j), (k) and (l) and 6.02 have been satisfied on such date.

(c) Opinions of Counsel. On the Effective Date, the Administrative Agent shall have received:

(i) from Frank Hogan, Esq., General Counsel to Silgan, an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Effective Date covering such matters incident to the transactions contemplated herein as the Agents may reasonably request;

(ii) from Winston & Strawn LLP, counsel to the Borrowers, an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Effective Date covering such matters incident to the transactions contemplated herein as the Agents may reasonably request;

(iii) from Fasken Martineau DuMoulin LLP, Canadian counsel to the Canadian Credit Parties, an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Effective Date covering such matters incident to the transactions contemplated herein as the Agents may reasonably request; and

(iv) from Loyens & Loeff N.V., Dutch counsel to Silgan, an opinion addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Effective Date covering such matters incident to the transactions contemplated herein as the Agents may reasonably request.

(d) Corporate Documents; Proceedings. (i) On the Effective Date, the Administrative Agent shall have received a certificate, dated the Effective Date, signed by the secretary or any assistant secretary of each Credit Party, and attested to by another officer of such Credit Party, in the form of Exhibit E with appropriate insertions, together with copies of the certificate of incorporation and by-laws (or equivalent organizational documents including unanimous shareholder agreements, if any relating to such Credit Party) of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and the foregoing shall be reasonably acceptable to the Agents.

(ii) All corporate and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Credit Documents shall be reasonably satisfactory in form and substance to the Agents, and the

Administrative Agent shall have received all information and copies of all documents and papers, including records of corporate proceedings, governmental approvals, good standing certificates (or equivalents thereof) and bring-down telegrams, if any, which the Agents reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper corporate or Governmental Authorities.

(e) Repayment and Termination of Commitments under the Existing Credit Agreement. On the Effective Date and concurrently with the incurrence of Term Loans and Revolving Loans on such date, the total commitments (and all security interests) under the Existing Credit Agreement shall have been terminated, and all loans thereunder shall have been repaid in cash in full, together with all accrued interest and fees thereon, all letters of credit (other than the Existing Letters of Credit, if any) issued thereunder shall have been terminated, and all other amounts owing pursuant to the Existing Credit Agreement shall have been repaid in full. The Administrative Agent shall have received evidence in form, scope and substance reasonably satisfactory to it that the matters set forth in this Section 6.01(e) have been satisfied on such date.

(f) Guaranties. On the Effective Date, (i) each US Credit Party shall have duly authorized, executed and delivered the US Borrowers/Subsidiaries Guaranty in the form of Exhibit F-1 (as modified, supplemented or amended from time to time, the “US Borrowers/Subsidiaries Guaranty”), and the US Borrowers/Subsidiaries Guaranty shall be in full force and effect, (ii) each Canadian Credit Party shall have duly authorized, executed and delivered the Canadian Borrowers/Subsidiaries Guarantee in the form of Exhibit F-2 (as modified, supplemented or amended from time to time, the “Canadian Borrowers/Subsidiaries Guarantee”), and the Canadian Borrowers/Subsidiaries Guarantee shall be in full force and effect and (iii) each Dutch Credit Party shall have duly authorized, executed and delivered the Dutch Guarantee in the form of Exhibit F-3 (as modified, supplemented or amended from time to time, the “Dutch Guarantee”), and the Dutch Guarantee shall be in full force and effect.

(g) US Pledge Agreement; Lien Searches.

(i) On the Effective Date, each US Credit Party shall have duly authorized, executed and delivered the US Pledge Agreement in the form of Exhibit G (together with such local law pledge agreements as the Administrative Agent may reasonably request covering the capital stock of any Foreign Subsidiary directly owned by a US Credit Party, in each case as modified, supplemented or amended from time to time, collectively, the “US Pledge Agreement”) and shall have delivered to the Collateral Agent, as pledgee thereunder, all of the Certificated Securities, if any, referred to (and as defined) therein and owned by such US Credit Party (other than any Certificated Securities with respect to the following Subsidiaries so long as (I) such entity either (x) conducts substantially no business other than in connection with its liquidation and distribution of its assets, if any, by transfer, dividend or merger or (y) is not a Material Subsidiary: (A) Thatcher Mexico, S.A. de R.L. de C.V., (B) Thatcher Investments, S.A. de R.L. de C.V., (C) Portola Packaging Inc. Mexico S.A. de C.V., (D) Asesoria Maxima S.A. de C.V., (E) Integra-Seal Industries LLC, (F) Portola Tech International, Inc. and (G) Portola (Asia Pacific) Holding Company Limited (Hong Kong) or (II) the equity interests of such Subsidiary are permitted to be transferred pursuant to clause (vii) of the definition of Restructuring Transaction), together with executed and undated stock powers in the case of capital stock constituting Certificated Securities, and the US Pledge Agreement shall be in full force and effect (it being understood that, as of the Effective Date, the only local law pledge agreements that shall be required are those governed by the laws of Canada as set forth in Section 6.01(h) and of The Netherlands as set forth in Section 6.01(i)).

(ii) The Administrative Agent shall have received proper Financing Statements (Form UCC-1 or the appropriate equivalent) for filing under the UCC of each jurisdiction as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the security interests purported to be created by the US Pledge Agreement.

(iii) The Administrative Agent shall have received the results of a Lien search (including a search as to judgments, bankruptcy and tax matters), in form and substance reasonably satisfactory to the Administrative Agent, made against the US Credit Parties under the Uniform Commercial Code (or applicable judicial docket) as in effect in each jurisdiction in which filings or recordations under the Uniform Commercial Code should be made to evidence or perfect security interests in all assets of such US Credit Party, indicating among other things that the assets of each such US Credit Party are free and clear of any Lien (except for Permitted Liens).

(h) Canadian Pledge Agreement. On the Effective Date, each Canadian Credit Party shall have duly authorized, executed and delivered the Canadian Pledge Agreement in the form of Exhibit H (collectively, as modified, supplemented, amended or amended and restated from time to time, the “Canadian Pledge Agreement”) covering all of such Canadian Credit Party’s present and future Canadian Pledge Agreement Collateral, together with:

(i) proper Financing Statements (PPSA Form 1-C or such other statements or similar notices as shall be required by local Applicable Law), registered under the PPSA in Ontario and each other jurisdiction as may be reasonably necessary or, in the opinion of the Collateral Agent, desirable to perfect the security interests purported to be created by the Canadian Pledge Agreement;

(ii) PPSA inquiry response certificates certificated by the Ontario Registrar of Personal Property and confirmation letters issued under the Bank Act (Canada) or any other equivalent certificate or search report in any other province or territory, listing all effective financing statements or notices of intention, as applicable, that name any Canadian Credit Party, or a division or other operating unit of any such Person, as debtor and that are filed in the jurisdictions referred to in clause (i) above, together with evidence of the discharge (by a PPSA Form 2-C or such other termination statements as shall be required by Applicable Law) of all Liens other than Permitted Liens and acknowledgements and confirmations from secured creditors of such Canadian Credit Party as reasonably requested by the Collateral Agent;

(iii) all Securities (as defined in the Canadian Pledge Agreement), if any, referred to therein and then owned by such Canadian Credit Party and evidenced by certificates, together with executed and undated endorsements for transfer in the case of equity capital stock constituting certificated Securities;

(iv) evidence of the completion of all other recordings and filings of, or with respect to, the Canadian Pledge Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests intended to be created by the Canadian Pledge Agreement;

and the Canadian Pledge Agreement shall be in full force and effect.

(i) Dutch Pledge Agreements.

(i) On the Effective Date, each Dutch Credit Party shall each have duly authorized, executed and delivered a Dutch Pledge Agreement and each Dutch Pledge Agreement shall be in full force and effect.

(ii) The Collateral Agent shall have received evidence of the completion of all other recordings and filings of, or with respect to, each Dutch Pledge Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable to perfect and protect the security interests intended to be created by the Dutch Pledge Agreement.

(j) Adverse Change, Governmental Approval; Consent; etc.

(i) Since December 31, 2012, nothing shall have occurred (and neither any Agent nor the Lenders shall have become aware of any facts or conditions not previously known) which any Agent or the Required Lenders shall determine has had, or could reasonably be expected to have, (A) a material adverse effect on (x) the rights or remedies of the Administrative Agent or the Lenders hereunder or under the other Credit Documents or (y) the ability of any Credit Party to perform its obligations to the Administrative Agent or the Lenders hereunder or under the other Credit Documents or (B) a Material Adverse Effect.

(ii) On or prior to the Effective Date, all necessary governmental (domestic and foreign) and material third party approvals and/or consents in connection with the transactions contemplated by the Credit Documents and otherwise referred to herein or therein shall have been obtained and remain in effect. Additionally, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the consummation of the transactions contemplated by the Credit Documents, the making of the Loans or issuance of any Letters of Credit.

(iii) No consents or approvals shall be required to be obtained by Silgan from the holders of the Senior Notes in connection with the entering into of this Agreement or any of the other documents referred herein (including, without limitation, any of the Security Documents) and the incurrence of all Loans hereunder. The full amount of the Loans may be incurred under the Senior Notes Indenture. The Administrative Agent shall have received evidence (including appropriate legal opinions) in form, scope and substance reasonably satisfactory to it that the matters set forth in this clause (iii) have been satisfied.

(k) Litigation. On the Effective Date, no litigation by any entity (private or governmental) shall be pending or threatened with respect to this Agreement or any documentation executed in connection herewith or the transactions contemplated hereby or which could reasonably be expected to have a Material Adverse Effect.

(l) Fees, etc. On the Effective Date, from the proceeds of the Loans made on such date, each Borrower shall have paid to each Agent, each Joint Lead Arranger and the Lenders all costs, fees and expenses (including, without limitation, reasonable legal fees and expenses) payable to each Joint Lead Arranger, each Agent and the Lenders to the extent then due.

(m) Financial Projections; Pro Forma Balance Sheet. On or prior to the Effective Date, there shall have been delivered to the Administrative Agent (i) detailed projected financial statements for Silgan and its Subsidiaries for the period through December 31, 2017 (the “Projections”), which Projections shall reflect the forecasted financial condition and results of operations of Silgan and its Subsidiaries after giving effect to the transactions contemplated hereby and (ii) a pro forma consolidated balance sheet as of September 30, 2013 of Silgan and its Subsidiaries after giving effect to the transactions contemplated hereby, which Projections and balance sheet shall be in form and substance reasonably satisfactory to the Agents and the Required Lenders. On the Effective Date, each Borrower believes that the Projections were prepared in good faith based upon reasonable assumptions, it being recognized, however, that projections as to future events are not to be viewed as facts and that actual results during the period or periods covered thereby may differ from the projected results and that the differences may be material.

(n) Insurance. On the Effective Date, Silgan shall have delivered to the Administrative Agent certificates from the respective insurer with respect to each insurance policy listed in Schedule III, and the Administrative Agent shall have received endorsements to such insurance policies naming the Collateral Agent, on behalf of the Lenders, as an additional insured and lender’s loss payee to the extent permitted by Applicable Law, as the case may be and stating that such insurance shall not be cancelled without at least 30 days’ prior written notice by the respective insurer to the Collateral Agent (unless it is such insurer’s policy not to provide such a statement).

(o) Patriot Act. Prior to the Effective Date, the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act (to the extent requested by such Lender prior to the Effective Date).

Section 6.02 Conditions to All Credit Events. The obligation of each Lender to make any Loans (including, without limitation, Loans made on the Effective Date) and of each Issuing Lender to issue any Letters of Credit, are subject at the time of each such Credit Event (to the extent applicable as set forth below) to the satisfaction of the following conditions:

(a) No Default. At the time of each such Credit Event and also immediately after giving effect thereto, there shall exist no Default or Event of Default.

(b) Representations and Warranties. At the time of each such Credit Event and also immediately after giving effect thereto, all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

(c) Notice of Borrowing; Letter of Credit Request. Prior to the making of any Loan (other than a Swingline Loan or a Revolving Loan made pursuant to a Mandatory Borrowing), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03(a). Prior to the making of any Swingline Loan, the Swingline Lender shall have received the notice required by Section 2.03(b)(i). Prior to the issuance of any Letter of Credit (other than the Existing Letters of Credit), the Administrative Agent and the respective Issuing Lender shall have received a Letter of Credit request meeting the requirements of Section 3.03.

Section 6.03 Additional Revolving Borrowers; Foreign Borrowers; etc. (a) Additional US Borrowers. At any time that Silgan desires that an additional Wholly-Owned Domestic Subsidiary of Silgan become a Revolving Borrower hereunder, such Revolving Borrower shall satisfy the following conditions at the time it becomes a Revolving Borrower:

(i) to the extent requested by any Lender or the Swingline Lender, such Revolving Borrower shall have executed and delivered Revolving Notes and Swingline Notes satisfying the conditions set forth in Section 2.05;

(ii) such Revolving Borrower shall have executed and delivered an Election to Become a Revolving Borrower in the form of Exhibit J-1, which shall be in full force and effect; and

(iii) to the extent any of the documents, writings, records, instruments, consents and opinions that would have been required by Sections 6.01(c), (d) and (o) if such Revolving Borrower had been subject thereto on the Effective Date had not been heretofore delivered, such items shall have been delivered to, and shall be reasonably satisfactory to, the Administrative Agent; provided that the documentation and other information required pursuant to Section 6.01(o) shall be delivered to the Administrative Agent at least three (3) Business Days prior to the date on which such Revolving Borrower becomes a Revolving Borrower hereunder.

(b) Additional Foreign Borrowers. At any time that Silgan desires that a Wholly-Owned Foreign Subsidiary of Silgan become a Foreign Revolving Borrower or a Foreign Incremental Term Loan Borrower hereunder, such Wholly-Owned Foreign Subsidiary shall satisfy the following conditions at the time it becomes a Foreign Revolving Borrower or a Foreign Incremental Term Loan Borrower, as the case may be:

(i) (A) the consent of the Administrative Agent shall have been obtained (which consent shall not be unreasonably withheld or delayed) and (B) in the case of a Foreign Revolving Borrower, each Revolving Lender at that time shall be permitted by, and shall have theretofore received all required governmental approvals and licenses under, Applicable Law to be able to make loans to Persons organized under (or domiciled in) the jurisdiction of organization (or the domicile, as the case may be) of such proposed Foreign Revolving Borrower;

(ii) to the extent requested by any Lender or the Swingline Lender (as applicable), such Foreign Borrower shall have executed and delivered Incremental Term Notes, Revolving Notes, Canadian Revolving Notes, Dutch Revolving Note and/or Swingline Notes satisfying the applicable conditions set forth in Section 2.05;

(iii) such Foreign Borrower shall have executed and delivered an Election to Become a Foreign Borrower in the form of Exhibit J-2, which shall be in full force and effect;

(iv) to the extent any of the documents, writings, records, instruments, consents and opinions that would have been required by Sections 6.01(c), (d) and (o) if such Foreign Borrower had been subject thereto on the Effective Date had not been heretofore delivered, such items shall have been delivered to, and shall be reasonably satisfactory to, the Administrative Agent; provided that the documentation and other information required pursuant to Section 6.01(o) shall be delivered to the Administrative Agent at least three (3) Business Days prior to the date on which such Foreign Borrower becomes a Foreign Borrower hereunder;

(v) if and to the extent permitted by Applicable Law (after complying with any “whitewash” and other applicable proceedings), all Obligations of such Foreign Borrower under the Credit Documents shall be guaranteed by each member of the Related Foreign Company Group of such Foreign Borrower (each such member providing such guaranty, a “Related Foreign Company Guarantor”) pursuant to a guaranty reasonably satisfactory in form and substance to the Administrative Agent (each a “Related Foreign Company Guaranty”) as well as by any other existing Foreign Credit Party (subject to such exceptions as may be reasonably acceptable to the Administrative Agent); and

(vi) if and to the extent permitted by Applicable Law (after complying with any “whitewash” and other applicable proceedings), all Obligations of such Foreign Borrower under the Credit Documents to which it is a party and all Obligations of the Related Foreign Company Guarantors, as well as all other Foreign Credit Parties, under the Related Foreign Company Guarantees shall be secured, pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent (together with the Canadian Security Documents and the Dutch Security Documents, collectively, the “Foreign Security Documents”), by a first priority perfected security interest in the capital stock and other equity interests of the Foreign Subsidiaries that are Material Subsidiaries owned directly by each such Person and organized in the same jurisdiction as such Person, in each case subject to such exceptions as may be reasonably acceptable to the Administrative Agent.

Upon Silgan’s written request to the Administrative Agent to add a Wholly-Owned Foreign Subsidiary of Silgan as a Foreign Revolving Borrower as provided above, (i) the Administrative Agent shall promptly deliver a copy of such request to each Revolving Lender and (ii) promptly after such Revolving Lender’s receipt of such request, such Revolving Lender will notify the Administrative Agent and Silgan in writing as to whether or not such Revolving Lender is permitted to make loans to Persons organized under (or domiciled in) the jurisdiction of organization (or the domicile, as the case may be) of such proposed Foreign Revolving Borrower (it being understood that (x) to the extent any Revolving Lender notifies the Administrative Agent and Silgan that such Revolving Lender is not permitted to make such loans, the proposed Foreign Revolving Borrower may not be added as a Foreign Revolving Borrower hereunder until such time as all Revolving Lenders are permitted to make such loans to the proposed Foreign Revolving Borrower and (y) any Revolving Lender who does not so respond to the Administrative Agent and Silgan shall be deemed to not have the necessary approvals and/or licenses required under Section 6.03(b)(i)(B)).

(c) Joint and Several Obligations. The Obligations of all US Borrowers shall be joint and several in nature. The Obligations of all Foreign Borrowers shall be joint and several in nature among them (subject, in each case, to any limits, if any, that would require limitations on the liability of any Foreign Borrower pursuant to local Applicable Laws), but in no event shall any Foreign Subsidiary have any obligation with respect to Obligations of any US Borrower or any US Guarantor.

Section 6.04 Incremental Term Loans; Incremental Revolving Loan Commitments.

(a) Prior to the incurrence of any Incremental Term Loans, Silgan shall have satisfied (or caused to be satisfied) all of the applicable conditions set forth in Section 2.14.

(b) Prior to the obtaining of any Incremental Revolving Loan Commitments, Silgan shall have satisfied (or caused to be satisfied) all of the applicable conditions set forth in Section 2.15.

The acceptance of the benefits of each Credit Event (and the occurrence of the Effective Date) shall constitute a representation and warranty by each of the Borrowers to the Administrative Agent and each of the Lenders that all the applicable conditions specified in this Article VI with respect to such Credit Event are satisfied as of that time. All of the Notes, certificates, legal opinions and other documents and papers referred to in this Article VI, unless otherwise specified, shall be delivered to the Administrative Agent at the applicable Notice Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts in the case of Credit Documents or copies for each of the Lenders and shall be reasonably satisfactory in form and substance to the Required Lenders.

ARTICLE VII

REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

In order to induce the Lenders to enter into this Agreement and to make the Loans and issue or participate in Letters of Credit, each of the Borrowers makes the following representations, warranties and agreements as to itself and its Subsidiaries, in each case after giving effect to the transactions to occur on the Effective Date, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and the issuance of the Letters of Credit, with the occurrence of each Credit Event on and after the Effective Date being deemed to constitute a representation and warranty that the matters specified in this Article VII are true and correct in all material respects on and as of the Effective Date and on the date of each such Credit Event (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date):

Section 7.01 Organizational Status. Each Credit Party and each of its Material Subsidiaries (a) is a duly organized and validly existing corporation, partnership or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its organization, (b) has the corporate, partnership or limited liability company, as the case may be, power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (c) is duly qualified as a foreign corporation, partnership or limited liability company, as the case may be, and in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except in those jurisdictions where the failure to be so qualified could not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect.

Section 7.02 Power and Authority. Each Credit Party has the corporate, partnership or limited liability company, as the case may be, power and authority to execute, deliver and carry out the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary corporate, partnership or limited liability company, as the case may be, action to authorize the execution, delivery and performance by it of each of such Credit Documents. Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law).

Section 7.03 No Violation. Neither the execution, delivery or performance by any Credit Party of any Credit Document to which it is a party, nor compliance by it with any of the terms and provisions thereof, (a) will contravene any applicable provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, (b) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of such Credit Party or any of its

Material Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other material agreement, contract or instrument to which such Credit Party or any of its Material Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject or (c) will violate any provision of the certificate of incorporation or by-laws (or equivalent organizational documents) of such Credit Party or any of its Material Subsidiaries.

Section 7.04 Governmental Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made and except for any filings of financing statements and other documents required by the Security Documents, all of which have been (or, as and to the extent set forth in Article VI, will be) made), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any such Credit Document (it being understood and agreed that the representation and warranty made under this Section 7.04 with respect to the pledge of the equity interests of a Foreign Subsidiary of Silgan pursuant to a US Security Document is limited to those orders, consents, approvals, licenses, authorization, validations, filings, recordings, registrations or exemptions that may be required under the laws of the United States or any State thereof).

Section 7.05 Security Documents. (a) The security interests created in favor of the Collateral Agent for the benefit of the Secured Creditors under the US Pledge Agreement constitute first priority perfected security interests in the US Pledge Agreement Collateral referred to therein to the extent that the laws of the United States or any State thereof govern the creation and perfection of any such security interests, and such US Pledge Agreement Collateral is subject to no Lien of any other Person. No consents, filings or recordings are required under the laws of the United States or any State thereof in order to perfect, and/or maintain the perfection and priority of, the security interests purported to be created by the US Pledge Agreement.

(b) The Canadian Pledge Agreement creates, in favor of the Collateral Agent for the benefit of the applicable Secured Creditors, a valid and enforceable security interest in and Lien on all of the Canadian Pledge Agreement Collateral referred to therein, and, upon the proper filing of PPSA financing statements and/or the Collateral Agent obtaining “control” (within the meaning of the applicable securities transfer legislation) of certain Canadian Pledge Agreement Collateral (which (x) filings shall have been made on the Effective Date or, if later, within ten days after a Canadian Credit Party becomes a party to the Canadian Pledge Agreement or (y) control shall have been obtained as, and to the extent, required by the Canadian Pledge Agreement), the Collateral Agent for the benefit of the applicable Secured Creditors will have a fully perfected security interest in and Lien on all the respective Canadian Credit Parties’ right, title and interest in all of such Canadian Pledge Agreement Collateral to the extent that such security interests may be perfected by the filing of PPSA financing statements or by the Collateral Agent having “control”, superior to and prior to the rights and Liens (other than Permitted Liens) of all third Persons and subject to no other Liens other than Permitted Liens. Except as have been obtained or made and except for the filing of the PPSA financing statements described above in this Section 7.05(b), no consents, filings or recordings are required to maintain the perfection and priority of the security interests purported to be created by the Canadian Pledge Agreement. At the time of the granting of any security interests pursuant to the Canadian Pledge Agreement, the respective Canadian Credit Party thereunder shall have good title to all Canadian Pledge Agreement Collateral referred to therein free and clear of all Liens except those described above in this Section 7.05(b).

(c) The security interests created in favor of the Collateral Agent for the benefit of the Administrative Agent under each Dutch Pledge Agreement constitute first priority perfected security interests in the respective Dutch Pledge Agreement Collateral referred to therein to the extent that the laws of The Netherlands govern the creation and perfection of any such security interests, and such Dutch Pledge Agreement Collateral is subject to no Lien of any other Person. No consents, filings or recordings are required under the laws of The Netherlands in order to perfect, and/or maintain the perfection and priority of, the security interests purported to be created by any Dutch Pledge Agreement.

(d) The Foreign Security Documents, after the execution and delivery thereof, will create in favor of the Collateral Agent for the benefit of the applicable Secured Creditors, a valid and enforceable perfected security interest in and Lien on all of the Foreign Collateral specified therein, superior to and prior to the rights and Liens of all third Persons (other than Permitted Liens) and subject to no other Liens other than Permitted Liens. The respective Foreign Credit Party will have good and marketable title to the respective Foreign Collateral, free and clear of all Liens, except those described in the preceding sentence.

(e) The Additional Security Documents, after the execution and delivery thereof, will create, in favor of the Collateral Agent for the benefit of the Secured Creditors referred to therein, a valid and enforceable perfected security interest in and Lien on all of the Additional Collateral covered thereby, superior to and prior to the rights and Liens of all third Persons (other than Permitted Liens) and subject to no other Liens other than Permitted Liens. The respective Credit Party will have good and marketable title to the respective Additional Collateral, free and clear of all Liens, except those described in the preceding sentence.

Section 7.06 Insurance. Schedule III sets forth, as of the Effective Date, a listing of all insurance maintained by each of the Borrowers and its Subsidiaries, with the amounts insured set forth therein.

Section 7.07 Financial Statements; Financial Condition; etc. (a) The statements of consolidated and consolidating financial condition of Silgan and its Subsidiaries at December 31, 2012 and September 30, 2013 and the related consolidated and consolidating statements of income and cash flow of Silgan and its Subsidiaries for the fiscal year and nine-month period ended on such date, as the case may be (which (x) in the case of the financial statements for the fiscal year ended on December 31, 2012, have been certified by Ernst & Young LLP, and (y) in the case of all such financial statements, have heretofore been furnished to the Lenders), present fairly the consolidated and consolidating financial position of Silgan and its Subsidiaries at the date of such statements and for the periods covered thereby and have been prepared in accordance with accounting principles generally accepted in the United States and practices consistently applied subject, in the case of the consolidated financial statements of Silgan for the nine-month period ended September 30, 2013, to normal year-end audit adjustments (all of which are of a recurring nature and none of which, individually or in the aggregate, would be material) and the absence of footnotes. Since December 31, 2012, nothing has occurred that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

(b) On the Effective Date and after giving effect to the transactions and financings contemplated hereby, (i) the sum of the assets of each of Silgan and its Subsidiaries (taken as a whole) and each Borrower (on a stand-alone basis), at a fair valuation, will exceed its respective liabilities, including contingent liabilities, (ii) each of Silgan and its Subsidiaries (taken as a whole) and each Borrower (on a stand-alone basis) will have sufficient capital with which to conduct its respective businesses and (iii) each of Silgan and its Subsidiaries (taken as a whole) and each Borrower (on a stand-alone basis) will not have incurred debts, and does not intend to incur debts, beyond its ability to pay such debts as they mature. For purposes of this Section 7.07(b), “debt” means any liability on a claim, and “claim” means (x) any right to payment, whether or not such right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured, or (y) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured.

(c) Except as fully disclosed in the financial statements delivered pursuant to clause (ii) of the first sentence of Section 6.01(m) and pursuant to Section 7.07(a), there were, as of the Effective Date, no liabilities or obligations with respect to Silgan or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due), which, either individually or in the aggregate, would be material to Silgan and its Subsidiaries taken as a whole. As of the Effective Date, each Borrower knows of no Material Loss Contingency (as defined in Statements of Financial Accounting Standards No. 5) as to Silgan and its Subsidiaries taken as a whole.

Section 7.08 Litigation. There are no actions, suits, investigations or proceedings pending or, to the best of the knowledge of any Borrower, threatened (i) with respect to any Credit Document or (ii) that are reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect.

Section 7.09 True and Complete Disclosure. To the best of each Borrower’s knowledge after due inquiry, this Agreement and all other written information furnished to the Lenders by or on behalf of the Borrowers in connection herewith (other than the Projections) did not (when so furnished) taken as a whole contain any untrue statement of material fact or omit to state a material fact necessary in order to make the information contained herein and therein not misleading.

Section 7.10 Use of Proceeds; Margin Regulations. (a) All proceeds of the Term Loans incurred on the Effective Date shall be used (i) to finance the repayment of amounts owing pursuant to the Existing Credit Agreement, (ii) to pay the fees and expenses incurred in connection with the transactions contemplated hereby and (iii) for the general corporate and working capital purposes of Silgan and its Subsidiaries, including the payment of Dividends, the repayment of certain Indebtedness, the financing of Permitted Acquisitions and the making of

Investments, in each case to the extent and for the purposes permitted herein. All proceeds of Incremental Term Loans incurred by Silgan and each other Incremental Term Loan Borrower shall be used for working capital and other general corporate purposes (including, without limitation, (A) to finance Permitted Acquisitions (and to pay the fees and expenses related thereto) and to refinance any Indebtedness assumed as part of any such Permitted Acquisitions (and to pay all accrued and unpaid interest thereon, any prepayment premium associated therewith and the fees and expenses related thereto), (B) to finance Permitted Debt Repurchases (and to pay all accrued and unpaid interest thereon, any prepayment premium associated therewith and the fees and expenses related thereto) and (C) to prepay outstanding Revolving Loans and/or Swingline Loans), in each case to the extent and for the purposes permitted herein.

(b) The proceeds of all Revolving Loans, Canadian Revolving Loans and Swingline Loans incurred by each Borrower shall be utilized (i) (A) to finance the repayment of amounts owing pursuant to the Existing Credit Agreement and (B) to pay the fees and expenses incurred in connection with the transactions contemplated hereby and (ii) for such Borrower’s general corporate and working capital purposes and for the general corporate and working capital purposes of its respective Subsidiaries, including the payment of Dividends, the repayment of certain Indebtedness, the financing of Permitted Acquisitions and the making of Investments, in each case to the extent and for the purposes permitted herein; provided that the proceeds of Swingline Loans shall not be used to refinance then outstanding Swingline Loans.

(c) No part of any Credit Event (or the proceeds thereof) will be used by any Borrower or any Subsidiary thereof to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock except to the extent permitted by Section 9.03(iv). The value of all Margin Stock at any time owned by Silgan and its Subsidiaries does not, and will not, exceed 25% of the value of the assets of Silgan and its Subsidiaries taken as a whole. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

Section 7.11 Tax Returns and Payments. Each of the Borrowers and each of its Material Subsidiaries has timely filed with the appropriate taxing authority all federal tax returns and all other tax returns, domestic and foreign, required to be filed by it and has paid all income taxes payable by it which have become due pursuant to such tax returns and all other taxes and assessments payable by it which have become due, (i) other than those taxes not yet delinquent and except for those taxes and assessments contested in good faith and for which the applicable Borrower or Material Subsidiary has provided adequate reserves (in the good faith judgment of the management of such Borrower or Material Subsidiary) for the payment thereof, and (ii) other than those taxes and/or filings that could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 7.12 Compliance with ERISA. (a) Except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: each Plan is in compliance with ERISA and the Code; no Plan is insolvent or in reorganization; except as disclosed on Schedule XII hereof, no Plan is determined to be an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; no Plan other than a Plan which is a multiemployer plan

(as defined in Section 4001(a)(3) of ERISA) has an Unfunded Current Liability; no Plan which is subject to Section 412 of the Code has failed to satisfy the minimum funding standard within such section or has applied for a waiver of the minimum funding standard or an extension of any amortization period within the meaning of Section 412 of the Code; no Borrower nor any Subsidiary of any Borrower nor any ERISA Affiliate has incurred any liability to or on account of a Plan which is a single-employer plan (as defined in Section 4001(a)(15) of ERISA) pursuant to Section 4062, 4063 or 4064 of ERISA or a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) pursuant to Section 515, 4201 or 4204 of ERISA; no proceedings have been instituted to terminate any Plan; and no condition exists which presents a risk to any Borrower or any Subsidiary of any Borrower or any ERISA Affiliate of incurring a liability to or on account of a Plan pursuant to any of the foregoing Sections of ERISA or the Code; no lien imposed under the Code or ERISA on the assets of any Borrower or any Subsidiary of any Borrower or any ERISA Affiliate exists or is likely to arise on account of any Plan; each of the Borrowers and their Subsidiaries may terminate contributions to any other employee benefit plans maintained by them (except as provided pursuant to collective bargaining agreements) without incurring any liability to any person interested therein other than with respect to benefits accrued prior to the date of termination; and each group health plan (as defined in 45 Code of Federal Regulations Section 160.103) which covers or has covered employees or former employees of the Borrower, any Subsidiary of the Borrower, or any ERISA Affiliate, has at all times been operated in compliance with the provisions of the Health Insurance Portability and Accountability Act of 1996 and the regulations promulgated thereunder. Notwithstanding anything to the contrary contained in this Section 7.12, all representations and warranties made in this Section 7.12 with respect to a Plan that is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) shall be to the best knowledge of the Borrowers.

(b) Except as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: each Foreign Pension Plan has been maintained in compliance with its terms and with the requirements of any and all Applicable Laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; all contributions required to be made with respect to a Foreign Pension Plan have been timely made; neither Silgan nor any of its Subsidiaries has incurred any obligation in connection with the termination of or withdrawal from any Foreign Pension Plan; and the present value of the accrued benefit liabilities (whether or not vested) under all Foreign Pension Plans, determined as of the end of Silgan’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plans allocable to such benefit liabilities.

Section 7.13 Subordination. The subordination provisions contained in all notes, debentures, indentures and other instruments entered into or issued in respect of any Permitted Subordinated Indebtedness are, or will be, enforceable against the issuer of the respective security and the holders thereof and the Loans and all other Obligations are, or will be, within the definition of “senior indebtedness” (or other comparable term) contained therein.

Section 7.14 Subsidiaries. Schedule IV sets forth, as of the Effective Date, (i) each of the Subsidiaries of Silgan, (ii) the legal name of each such Subsidiary, (iii) the jurisdiction of organization and the organizational identification number (if any) of each such Subsidiary, (iv) the percentage ownership (direct or indirect) of Silgan in each class of capital stock or other equity interest of its Subsidiaries and also identifies the direct owner thereof and (v) whether such Subsidiary is a Material Subsidiary. As of the Effective Date, Silgan has no Unrestricted Subsidiaries.

Section 7.15 Compliance with Statutes; etc. (a) Each Borrower and each of its Material Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, the Patriot Act, FCPA, OFAC (including sanctions administered and enforced thereunder) and applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except for any failure to be in compliance therewith which could not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect.

(b) Each Borrower and each of its Material Subsidiaries has complied with all applicable federal, state, provincial, foreign and local environmental laws (including, without limitation, RCRA and CERCLA), regulations and ordinances governing its business products, properties or assets with respect to all discharges into the ground and surface water, emissions into the ambient air and generation, accumulation, storage, treatment, transportation, labeling or disposal of waste materials or process by-products, and none of the Borrowers nor any of their Material Subsidiaries is liable for any penalties, fines or forfeitures. All material licenses, permits or registrations required for the business of the Borrowers and their Material Subsidiaries, as presently conducted, under any federal, state, provincial or local environmental laws, regulations or ordinances have been secured and each of the Borrowers and their Material Subsidiaries is in substantial compliance therewith. None of the Borrowers nor any of their Material Subsidiaries is in noncompliance with, breach of or default under any applicable writ, order, judgment, injunction, or decree to which any such Person is a party and no event has occurred and is continuing which, with the passage of time or the giving of notice or both, would constitute a noncompliance, breach of or default thereunder. There are no legal or governmental proceedings pending or, to the best of the Borrowers’ knowledge after reasonable investigation, threatened which (a) question the validity, term or entitlement of any Borrower or any of its Material Subsidiaries of or to any material permit, license, approval, order or registration required for the operation of any facility which any Borrower or any of its Material Subsidiaries currently operates and (b) wherein an unfavorable decision, ruling or finding could have an adverse effect on the financial viability of any of its facilities. To the best of the Borrowers’ knowledge and belief, none of the Borrowers nor any of their Material Subsidiaries has disposed of or otherwise discharged any hazardous waste, toxic substances or similar materials, the disposal of which could give rise to any liability under applicable environmental laws and regulations.

Notwithstanding anything to the contrary in this Section 7.15(b), the representations and warranties made in this Section 7.15(b) shall only be untrue if the aggregate effect of all failures, non-compliances and penalties, fines or forfeitures of the types described above in this Section 7.15(b) could reasonably be expected to have a Material Adverse Effect.

(c) To the extent applicable, each Borrower and each of its Subsidiaries is in compliance, in all material respects, with (i) the Trading with Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR,

Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the Patriot Act.

Section 7.16 Investment Company Act. None of the Borrowers nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

Section 7.17 Labor Relations. None of the Borrowers nor any of their respective Material Subsidiaries is engaged in any unfair labor practice that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against any Borrower or any of its Material Subsidiaries or, to the best knowledge of the Borrowers, threatened against any of them, before the National Labor Relations Board (or any similar tribunal in the applicable jurisdiction), and no grievance or arbitration proceeding arising out of or under collective bargaining agreements is so pending against any Borrower or any of its Material Subsidiaries or, to the best knowledge of the Borrowers, threatened against any of them and (ii) no strike, labor dispute, slowdown or stoppage pending against any Borrower or any of its Material Subsidiaries or, to the best knowledge of the Borrowers, threatened against any Borrower or any of its Material Subsidiaries, except (with respect to any matter specified in clause (i) or (ii) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

Section 7.18 Patents, Licenses, Franchises and Formulas. Each Borrower and each of its Material Subsidiaries owns all the patents, trademarks, permits, service marks, trade names, copyrights, domain names, licenses, franchises and formulas, or rights with respect to the foregoing, and has obtained assignments of all leases and other rights of whatever nature, necessary for the present conduct of its business, without any known conflict with the rights of others which, or the failure to obtain which, as the case may be, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

Section 7.19 FCPA. No part of the proceeds of the Loans will be used, directly or indirectly, in violation of the laws of the United States or other jurisdiction, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the FCPA.

ARTICLE VIII

AFFIRMATIVE COVENANTS.

Each Borrower covenants and agrees as to itself and its Subsidiaries that on and after the Effective Date and until the Total Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder and thereunder are paid in full:

Section 8.01 Information Covenants. Silgan will furnish to the Administrative Agent (who will then promptly furnish a copy of same to each Lender):

(a) Quarterly Financial Statements. Within 60 days (or 120 days in the case of the fourth fiscal quarter) after the close of each quarterly accounting period in each fiscal year of Silgan, (i) the consolidated and consolidating balance sheets of Silgan and its Subsidiaries and Unrestricted Subsidiaries as at the end of such quarterly accounting period and the related consolidated and consolidating statements of income and cash flow for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the related periods in the prior fiscal year, all of which shall be certified by the chief financial officer, treasurer or controller of Silgan, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) if Silgan no longer files a quarterly report on Form 10-Q with the SEC, Silgan shall deliver to the Administrative Agent a statement containing management’s discussion and analysis of the important operational and financial developments during such quarterly accounting period in a form that would otherwise be required in such quarterly report on Form 10-Q.

(b) Annual Financial Statements. Within 120 days after the close of each fiscal year of Silgan, (i) the consolidated and consolidating balance sheets of Silgan and its Subsidiaries and Unrestricted Subsidiaries as at the end of such fiscal year and the related consolidated and consolidating statements of income and cash flow for such fiscal year, in each case setting forth comparative figures for the preceding fiscal year and certified, in the case of the consolidated financial statements, by Ernst & Young LLP, another big four accounting firm or an independent registered public accounting firm of recognized national standing reasonably acceptable to the Administrative Agent, and in the case of the consolidating financial statements, by the chief financial officer, treasurer or controller of Silgan, in each case together with a report of such accounting firm stating that in the course of its regular audit of the financial statements of Silgan and its Subsidiaries and Unrestricted Subsidiaries, which audit was conducted in accordance with generally accepted auditing standards, such accounting firm obtained no knowledge that Silgan or any of its Subsidiaries failed to comply with any of the terms of Sections 9.03, 9.04, 9.05, 9.07 and 9.08 or, if in the opinion of such accounting firm Silgan or any of its Subsidiaries has failed to comply with any of the terms of any such Section and such failure is continuing, a statement as to the nature thereof, and (ii) if Silgan no longer files an annual report on Form 10-K with the SEC, Silgan shall deliver to the Administrative Agent a statement containing management’s discussion and analysis of the important operational and financial developments during such annual accounting period in a form that would otherwise be required in such annual report on Form 10-K.

(c) Budgets; Forecasts. Within 75 days after the first day of each fiscal year of Silgan, a budget in form and scope reasonably satisfactory to the Administrative Agent (including budgeted statements of income and sources and uses of cash and balance sheets) prepared by Silgan for each of the four fiscal quarters beginning on the first day of such fiscal year accompanied by the statement of the chief financial officer, treasurer or controller of Silgan to the effect that, to the best of such officer’s knowledge, the budget is a reasonable estimate for the period covered thereby, setting forth the assumptions made in preparing such budget and accompanied by the statement of the chief financial officer, treasurer or controller of Silgan to the effect that, to the best of such officer’s knowledge, the budget is a reasonable estimate for the period covered thereby.

(d) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 8.01(a) and/or (b), a certificate of the chief financial officer, treasurer or controller of Silgan to the effect that, (A) to the best of such officer’s knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall set forth (in reasonable detail) the calculations required to establish (i) in the case of the statements delivered pursuant to Section 8.01(a), (I) whether the Borrowers were in compliance with the provisions of Sections 5.02(g), 5.02(h), 5.02(i), 9.02(vi), 9.02(xi), 9.04(xii), 9.04(xvii), 9.05(viii), 9.05(xiii), 9.07 and 9.08 at the end of such fiscal quarter, (II) the amount of the Net Equity Proceeds Amount, the Permitted Additional Investment Basket Amount, the Consolidated Tangible Assets and the Retained Excess Cash Flow Amount at the end of such fiscal quarter, and (III) the Applicable Margin and the Applicable Commitment Commission Percentage at such time, and (ii) in the case of the statements delivered pursuant to Section 8.01(b), (I) the amount of any mandatory prepayments and/or commitment reductions required pursuant to Section 5.02 during such fiscal year, (II) whether the Borrowers were in compliance with the provisions of Sections 9.01(vi), 9.01(xii), 9.01(xiv), 9.01(xxi), 9.02(v), 9.02(vi), 9.02(xi), 9.02(xix), 9.03, 9.04, 9.05, 9.07 and 9.08 at the end of such fiscal year, (III) the amount of the Net Equity Proceeds Amount, the Permitted Additional Investment Basket Amount, the Consolidated Tangible Assets and the Retained Excess Cash Flow Amount at the end of such fiscal year, (IV) attaching an updated list of Subsidiaries and Material Subsidiaries as of the end of such fiscal year, and (V) the Applicable Margin and the Applicable Commitment Commission Percentage at such time, provided that, if any Lease Accounting GAAP Change shall have become effective and shall have been applied by Silgan in connection with the preparation of such consolidated financial statements but shall not have been applied in accordance with Section 1.02(b) for the purposes of any calculations of the Total Net Leverage Ratio set forth in such certificate as required by this clause (A), Silgan will provide a reconciliation of the financial information used in such calculations with the information set forth in the applicable financial statements, and (B) no changes are required to be made to any of Annexes A through E, inclusive, and Annex G, in each case of the US Pledge Agreement, so as to make the information set forth therein accurate and complete as of the date of such certificate, or to the extent that such information is no longer accurate and complete as of such date, list in reasonable detail all information necessary to make all such Annexes accurate and complete (at which time such Annexes shall be deemed modified to reflect such information).

(e) Notice of Default or Litigation. Promptly, and in any event within three (3) Business Days after an officer of any Borrower obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation or governmental proceeding pending (A) against any Borrower or any of its Material Subsidiaries which could reasonably be expected to have a Material Adverse Effect or (B) with respect to any Credit Document and (iii) any other event (including any such event relating to environmental matters) which is reasonably likely to have a Material Adverse Effect.

(f) Other Reports and Filings. To the extent not available on Silgan’s website or otherwise not publicly available, promptly, copies of all financial information, proxy materials and other information and reports, if any, (i) which any Borrower shall file with the Securities and Exchange Commission or any governmental agencies substituted therefor (the “SEC”) or (ii)

which Silgan shall deliver to the holders of, or to the trustee with respect to, the Senior Notes or any Additional Permitted Indebtedness.

(g) Patriot Act. Promptly following the Administrative Agent’s or any Lender’s request therefor, all documentation and other information that the Administrative Agent or such Lender (through the Administrative Agent) reasonably requests in order to comply with its ongoing obligations under the applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(h) Other Information. From time to time, such other information or documents (financial or otherwise) as any Agent or the Required Lenders may reasonably request.

Section 8.02 Books, Records and Inspections. Each of the Borrowers will, and will cause each of its Subsidiaries to, keep proper books of record and account in which full, true and correct entries in conformity with accounting principles generally accepted in the United States (or, in the case of a Foreign Subsidiary of Silgan, in the jurisdiction of organization of such Foreign Subsidiary) and all requirements of law shall be made of all dealings and transactions in relation to its business and activities. Each of the Borrowers will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent or any Lender to visit and inspect, under guidance of officers of such Borrower or such Subsidiary, any of the properties of such Borrower or such Subsidiary, and, under guidance of officers of such Borrower or such Subsidiary, to examine the books of account of such Borrower or such Subsidiary and discuss the affairs, finances and accounts of such Borrower or such Subsidiary with, and be advised as to the same by, its and their officers and independent public accountants (so long as an officer of such Borrower or Subsidiary is present), all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent or such Lender may request upon reasonable prior notice. In connection with the foregoing, each Agent and the Lenders agree to keep any information delivered or made available by the Borrowers which the Borrowers clearly indicate to be confidential information confidential in accordance with Section 12.15.

Section 8.03 Maintenance of Property; Insurance. (a) Each of the Borrowers will, and will cause each of its Material Subsidiaries to, (i) keep all property useful and necessary in its business in reasonable working order and condition, ordinary wear and tear excepted, (ii) maintain with financially sound and reputable insurance companies insurance on all of its property and against at least such risks and in at least such amounts as (in each case) is consistent with prudent risk management and industry practice and (iii) furnish to the Administrative Agent and each Lender, upon written request, full information as to the insurance carried.

(b) To the extent that insurance is required to be maintained in accordance with clause (a) above in this Section 8.03, each Borrower will, and will cause each of the other Credit Parties to, at all times keep its property insured in favor of the Collateral Agent, and all policies or certificates (or certified copies thereof) with respect to such insurance (and any other insurance maintained by such Borrower and/or such other Credit Parties) (i) shall be endorsed to the Collateral Agent’s satisfaction for the benefit of the Collateral Agent (including, without limitation, by naming the Collateral Agent as lender’s loss payee and/or additional insured to the extent permitted by Applicable Law), (ii) shall state that such insurance policies shall not be canceled without at least 30 days’ prior written notice thereof by the respective insurer to the Collateral Agent (unless it is such insurer’s policy not to provide such a statement), and (iii) shall be deposited with the Collateral Agent.

Section 8.04 Franchises. Each of the Borrowers will, and will cause each of its Material Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its rights, franchises, licenses and patents, except for those rights, franchises, licenses and patents the loss of which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect; provided, however, that nothing in this Section 8.04 shall prevent (i) the withdrawal by any Borrower or any of its Material Subsidiaries of its qualification as a foreign corporation, partnership or limited liability company, as the case may be, in any jurisdiction where such withdrawal, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or (ii) any transaction permitted by Section 9.02.

Section 8.05 Compliance with Statutes; etc. Each of the Borrowers will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including, without limitation, the Patriot Act, FCPA, OFAC (including sanctions administered and enforced thereunder) and applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except for any failure to be in compliance therewith which could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

Section 8.06 ERISA. (a) As soon as possible and in any event within 30 days after any Borrower or any Subsidiary of any Borrower or any ERISA Affiliate knows or has reason to know of any of the following events (to the extent that any such events, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect): that a Reportable Event has occurred with respect to a Plan (except to the extent that such Borrower has previously delivered to the Lenders a certificate and notice (if any) concerning such event pursuant to the next clause hereof); that a contributing sponsor (as defined in Section 4001(a)(13) of ERISA) of a Plan subject to Title IV of ERISA is subject to the advance reporting requirement of PBGC Regulation Section 4043.61 (without regard to subparagraph (b)(1) thereof), and an event described in subsection .62, .63, .64, .65, .66, .67 or .68 of PBGC Regulation Section 4043 is reasonably expected to occur with respect to such Plan within the following 30 days; that with respect to a Plan, such Plan has failed to satisfy the minimum funding standard within the meaning of Section 412 of the Code or an application is to be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or an extension of any amortization period under Section 412 of the Code; that a Plan has been or is likely to be terminated, reorganized, partitioned or declared insolvent under Title IV of ERISA; that a Plan other than a Plan which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) has an Unfunded Current Liability; that proceedings have been instituted or may reasonably be expected to be instituted to terminate a Plan; or that any Borrower, any Subsidiary of any Borrower or any ERISA Affiliate will incur or is likely to incur any liability to or on account of a Plan which is a single-employer plan (as defined in Section 4001(a)(15) of ERISA) under Section 4062, 4063 or 4064 of ERISA, or which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) under Section 515, 4201 or

4204 of ERISA, Silgan will (in each such case) deliver to the Administrative Agent a certificate of the chief financial officer, treasurer or controller of Silgan setting forth details as to such occurrence and action, if any, which such Borrower or Subsidiary or ERISA Affiliate is required or proposes to take, together with any notices required to be given to or filed with or by such Borrower or Subsidiary, the ERISA Affiliate, the PBGC, a Plan participant or the Plan administrator with respect thereto. Silgan will deliver to the Administrative Agent, upon request by the Administrative Agent, a complete copy of the annual report (Form 5500) of each Plan that is not (i) a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) or (ii) a Plan which is no longer maintained or contributed to by any Borrower, any Subsidiary of any Borrower or an ERISA Affiliate, in each case which is required to be filed with the Internal Revenue Service. Copies of any other notices required to be delivered to the Lenders hereunder shall be delivered no later than 30 days after the later of the date such report or notice has been filed with the Internal Revenue Service or the PBGC, given to Plan participants or received by any Borrower or any of its Subsidiaries or any ERISA Affiliate.

(b) As soon as possible and in any event within 30 days after any Borrower or any Subsidiary of any Borrower knows or has reason to know of the occurrence of any of the following events (to the extent that any such events, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect), Silgan will deliver to the Administrative Agent, a certificate of the chief financial officer, treasurer or controller of Silgan setting forth the full details as to such occurrence and the action, if any, that Silgan or such Subsidiary is required or proposes to take, together with any notices required or proposed to be given to or filed with or by Silgan, such Subsidiary or a Foreign Pension Plan participant with respect thereto: that any contribution required to be made with respect to a Foreign Pension Plan has not been timely made; or that Silgan or any Subsidiary of Silgan may incur any liability pursuant to any Foreign Pension Plan. In addition to any certificates or notices delivered to the Administrative Agent pursuant to the first sentence hereof, copies of any material notices received by Silgan or any Subsidiary of Silgan with respect to any Foreign Pension Plan shall be delivered to the Administrative Agent no later than 30 days after the date such notice has been received by Silgan or such Subsidiary, as applicable.

Section 8.07 End of Fiscal Years; Fiscal Quarters. Each US Borrower will cause (i) each of its, and each of its Domestic Subsidiaries’, fiscal years to end on December 31 and (ii) each of its, and each of its Domestic Subsidiaries’, fiscal quarters to end on March 31, June 30, September 30 and December 31.

Section 8.08 Taxes. Each of the Borrowers will, and will cause each of its Material Subsidiaries to, pay when due all taxes which, if not paid when due, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect except as contested in good faith and by appropriate proceedings if adequate reserves (in the good faith judgment of the management of Silgan) have been established with respect thereto.

Section 8.09 Additional Security; Further Assurances; etc. (a) Except during a Collateral Release Period and other than with respect to an Excluded Entity (as defined in the US Pledge Agreement), each of the Borrowers will, and will cause each of the US Subsidiary Guarantors, Canadian Guarantors, Dutch Guarantors and Related Foreign Company Guarantors to, grant to the Collateral Agent, for the benefit of the Secured Creditors described in the

Security Documents to which such Credit Party is a party, security interests in the capital stock and other equity interests of the Subsidiaries owned by such Credit Party (which, in the case of Foreign Subsidiaries (other than Canadian Subsidiaries) owned by a Foreign Credit Party, shall be limited to Material Subsidiaries organized in the country of such Foreign Credit Party which are directly owned by such Foreign Credit Party) as are not covered by the original Security Documents to which such Credit Party is a party, or as may be requested from time to time by the Required Lenders (the “Additional Security Documents”). Such security interests shall be granted pursuant to documentation reasonably satisfactory in form and substance to the Administrative Agent and shall (except as otherwise consented to by the Required Lenders) constitute valid and enforceable perfected security interests superior to and prior to the rights of all third Persons and subject to no other Liens, except Permitted Liens. The Additional Security Documents or other instruments related thereto shall have been duly recorded or filed in such manner and in such places as are required by law to establish, perfect, preserve and protect the Liens, in favor of the Collateral Agent for the benefit of the respective Secured Creditors, required to be granted pursuant to the Additional Security Documents and all taxes, fees and other charges payable in connection therewith shall have been paid in full; provided, however, no US Pledge Agreement that is governed by local law shall be required for the capital stock of any Foreign Subsidiary of Silgan that is owned directly by a US Credit Party unless such Foreign Subsidiary is either a Canadian Subsidiary, Dutch Subsidiary or a directly owned Foreign Credit Party. Notwithstanding the foregoing, except as, and to the extent, provided in Section 8.10, (i) no Foreign Credit Party shall be required to guaranty the Obligations of any US Credit Party or have any equity interests owned by it secure the Obligations of any US Credit Party and (ii) to the extent required, a Credit Party shall only be required to execute and deliver Additional Security Documents in connection with a Restructuring Transaction upon completion of such Restructuring Transaction.

(b) Each of the Borrowers will, and will cause each of the other Credit Parties to, at its own expense, deliver to the Collateral Agent agreements and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require. Furthermore, the Borrowers shall cause to be delivered to the Collateral Agent such opinions of counsel and other related documents as may be reasonably requested by the Administrative Agent to assure themselves that this Section 8.09 has been complied with.

(c) Each of the Borrowers agrees that each action required above by clauses (a) and (b) of this Section 8.09 shall be completed as soon as possible, but in no event later than 90 days after such action is either requested to be taken by the Administrative Agent or the Required Lenders or otherwise required to be taken by the respective Credit Parties, as the case may be (as such date may be extended by the Administrative Agent in its sole discretion).

(d) No later than January 17, 2014 (or such later date as the Administrative Agent shall agree to in its sole discretion), Silgan will cause Silgan Can Holding Company to pledge and deliver to the Collateral Agent pursuant to the US Pledge Agreement all of the capital stock of CanCo.

(e) In the event that any Borrower or any of its Subsidiaries which are Credit Parties changes its legal name or jurisdiction of organization, (i) it will give to the Administrative Agent and the Collateral Agent prompt written notice clearly describing such new name and/or jurisdiction of organization and providing such other information in connection therewith as the Administrative Agent and the Collateral Agent may reasonably request, and (ii) with respect to such new name and/or jurisdiction of organization, it shall take all action, reasonably satisfactory to the Administrative Agent and the Collateral Agent, to maintain the security interests granted by any Borrower or any such other Credit Party to the Collateral Agent in the Collateral pursuant to any Security Document at all times fully perfected and in full force and effect.

Section 8.10 Foreign Subsidiaries Security. If following a change in the relevant sections of the Code or the regulations, rules, revenue rulings, notices or other official pronouncements issued or promulgated thereunder, counsel for Silgan reasonably acceptable to the Administrative Agent does not within 30 days after a request from the Administrative Agent or the Required Lenders deliver a written opinion or other evidence, in form and substance reasonably satisfactory to the Administrative Agent, with respect to any Foreign Subsidiary directly owned by Silgan or another US Credit Party which has not already had all of its stock pledged pursuant to the US Pledge Agreement (other than of any Excluded Entity (as defined in the US Pledge Agreement)) that (i) a pledge of 66-2/3% or more of the total combined voting power of all classes of capital stock of such Foreign Subsidiary entitled to vote to secure the Obligations of the US Credit Parties (as opposed to the Obligations of a Foreign Credit Party, including, for this purpose, any guaranty of such Obligations by a US Credit Party), (ii) the entering into by such Foreign Subsidiary of a pledge agreement substantially in the form of the US Pledge Agreement to secure the Obligations of the US Borrowers and of such Foreign Subsidiary under the US Borrowers/Subsidiaries Guaranty and (iii) the entering into by such Foreign Subsidiary of a guaranty in substantially the form of the US Borrowers/Subsidiaries Guaranty guaranteeing the Obligations of the US Borrowers, in any such case could reasonably be expected to cause the undistributed earnings of such Foreign Subsidiary as determined for US Federal income tax purposes to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent for Federal income tax purposes, then, except during a Collateral Release Period, (A) in the case of a failure to deliver the evidence described in clause (i) above, that portion of such Foreign Subsidiary’s outstanding capital stock so issued by such Foreign Subsidiary not theretofore pledged pursuant to the US Pledge Agreement to secure the Obligations of the US Credit Parties shall be pledged to the Collateral Agent for the benefit of the Secured Creditors pursuant to the US Pledge Agreement, (B) in the case of a failure to deliver the evidence described in clause (ii) above, such Foreign Subsidiary shall execute and deliver the US Pledge Agreement (or another pledge agreement in substantially similar form, if needed, including by amending or otherwise modifying the comparable Foreign Security Document), granting to the Collateral Agent for the benefit of the Secured Creditors a security interest in all of such Foreign Subsidiary’s capital stock or the capital stock directly owned by such Foreign Subsidiary in the Material Subsidiaries of such Foreign Subsidiary organized in the same jurisdiction as such Foreign Subsidiary, as the case may be, and securing the Obligations of the US Borrowers and, in the event the US Borrowers/Subsidiaries Guaranty shall have been executed by such Foreign Subsidiary, the obligations of such Foreign Subsidiary thereunder, and (C) in the case of a failure to deliver the evidence described in clause (iii) above, such Foreign Subsidiary shall execute and deliver the US Borrowers/Subsidiaries Guaranty (or another guaranty in substantially similar form, if needed), guaranteeing the Obligations of the US Borrowers, in each case to the extent that the entering into of the US Pledge Agreement or the US Borrowers/Subsidiaries Guaranty (or substantially similar documents) is permitted by the laws of the respective foreign jurisdiction (after complying with any “whitewash” or other applicable proceedings) and with all documents delivered pursuant to this Section 8.10 to be in form and substance reasonably satisfactory to the Administrative Agent.

Section 8.11 Margin Stock. Each of the Borrowers will, and will cause each of their respective Subsidiaries to, take any and all actions as may be required to ensure that no capital stock pledged, or required to be pledged, pursuant to any Security Document shall constitute Margin Stock.

Section 8.12 Use of Proceeds. Each Borrower will use the proceeds of the Loans incurred by it only as provided in Section 7.10.

Section 8.13 Maintenance of Corporate Separateness. Each Borrower will cause each of its Unrestricted Subsidiaries to satisfy customary corporate formalities, including, as applicable, the holding of regular board of directors’ and shareholders’ meetings or action by directors or shareholders without a meeting and the maintenance of corporate offices and records. No Borrower nor any of its Subsidiaries shall make any payment to a creditor of any Unrestricted Subsidiary in respect of any liability of any Unrestricted Subsidiary except pursuant to any guaranty given by such Borrower or Subsidiary to such creditor pursuant to Section 9.04(xiv), and no bank account or similar account of any Unrestricted Subsidiary shall be commingled with any bank account or similar account of Silgan or any of its Subsidiaries. Any financial statements distributed to any creditors of any Unrestricted Subsidiary shall clearly establish or indicate the corporate separateness of such Unrestricted Subsidiary from Silgan and its Subsidiaries. Finally, neither Silgan nor any of its Subsidiaries shall take any action, or conduct its affairs in a manner, which is likely to result in the corporate existence of Silgan or any of its Subsidiaries or Unrestricted Subsidiaries being ignored, or in the assets and liabilities of Silgan or any of its Subsidiaries being substantively consolidated with those of any other such Person or any Unrestricted Subsidiary in a bankruptcy, reorganization or other insolvency proceeding.

Section 8.14 Maintenance of Ratings. Silgan will use its commercially reasonable efforts to maintain at all times public corporate credit ratings and corporate family ratings (as applicable) of any level with respect to Silgan, in each case from each of S&P and Moody’s.

Section 8.15 Release and Reinstatement of Collateral.

(a) Notwithstanding anything to the contrary contained in this Agreement or any Credit Document, if at any time (including after a Collateral Reinstatement Event shall have previously occurred) a Collateral Release Event shall have occurred and be continuing, then all Collateral (other than Cash Collateral) and the Security Documents (other than Security Documents entered into in connection with Cash Collateral) shall be released automatically and terminated without any further action. In connection with the foregoing, the Administrative Agent shall, at Silgan’s sole expense and at Silgan’s request, promptly (i) return to Silgan all certificates and instruments evidencing pledged Collateral, (ii) execute and file in the appropriate location and deliver to Silgan such termination and full or partial release statements or confirmation thereof, as applicable, and (iii) do such other things as are reasonably necessary to release the Liens to be released pursuant hereto promptly upon the effectiveness of any such release.

(b) Notwithstanding clause (a) above, if a Collateral Reinstatement Event shall have occurred, all Collateral and Security Documents shall, at Silgan’s sole cost and expense, be reinstated and all actions reasonably necessary, or reasonably requested by the Administrative Agent to provide to the Administrative Agent for the benefit of the Secured Creditors valid, perfected, first priority security interests (subject to Permitted Liens) in the Collateral (including without limitation the delivery of documentation and taking of actions of the type described in Sections 8.09, 8.10 and 9.10) shall be taken within thirty (30) days (or such longer period as agreed to by the Administrative Agent) after such Collateral Reinstatement Event.

ARTICLE IX

NEGATIVE COVENANTS.

Each Borrower covenants and agrees as to itself and its Subsidiaries that on and after the Effective Date and until the Total Commitment and all Letters of Credit have terminated and the Loans, Notes and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder and thereunder are paid in full:

Section 9.01 Liens. None of the Borrowers will, nor will it permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of such Borrower or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to any Borrower or any of its Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 9.01 shall not prevent the creation, incurrence, assumption or existence of the following Liens (collectively, “Permitted Liens”):

(i) inchoate Liens for taxes not yet due and payable, or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves (in the good faith judgment of the management of Silgan) have been established;

(ii) Liens in respect of property or assets of any Borrower or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business, such as carriers’, warehousemen’s, construction and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of such property or assets or materially impair the use thereof in the operation of the business of such Borrower or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to such Lien;

(iii) Liens in existence on the Effective Date which are listed, and the property subject thereto described, in Schedule V (other than Liens specifically permitted under clauses (viii) and (x) of this Section 9.01), plus any renewals, replacements and extensions of any such Liens, provided that (x) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase from that amount outstanding at the time of any such renewal, replacement or extension plus, in the case of a revolving credit facility, any unutilized commitments thereunder at such time (but only to the extent that such commitments were in effect on the Effective Date), (y) the terms of any such Indebtedness are no more restrictive in any material respect than the terms of the Indebtedness being renewed, replaced or extended and (z) any such renewal, replacement or extension does not encumber any additional assets or properties of Silgan or any of its Subsidiaries;

(iv) Liens created pursuant to the Security Documents;

(v) pledges or deposits in connection with worker’s compensation, unemployment insurance and other social security legislation;

(vi) deposits made in the ordinary course of business (including, without limitation, surety bonds) to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations, provided that the aggregate amount of cash and the fair market value (as determined in good faith by management of Silgan) of non-cash collateral so deposited shall at no time exceed $100,000,000;

(vii) (i) as to any particular Real Property at any time, such easements, encroachments, covenants, rights of way, subdivisions, parcelizations, minor defects, irregularities, encumbrances on title (including leasehold title) or other similar charges or encumbrances which do not materially detract from the value of such Real Property for the purpose for which it is held by the owner or lessor thereof, (ii) municipal and zoning ordinances and other land use and environmental regulations, which are not violated in any material respect by the existing improvements and the present use made by the owner thereof of the premises, and (iii) general real estate taxes and assessments not yet due or as to which the grace period has not yet expired (not to exceed 30 days) or the amount or validity of which are being contested in good faith by appropriate proceedings diligently pursued, if adequate provision for the payment of such taxes has been made on the books of such Person to the extent required by GAAP or, if applicable, in the case of a Foreign Subsidiary, generally accepted accounting principles in effect from time to time in its jurisdiction of organization;

(viii) Liens created by virtue of Capitalized Lease Obligations, provided that (x) such Liens are only in respect of the property or assets subject to, and secure only, the respective capitalized lease and (y) the aggregate outstanding principal amount of all Indebtedness secured by Liens permitted by this clause (viii) shall not at any time exceed 7.5% of Consolidated Tangible Assets at the time of incurrence thereof (based on the most recently delivered financial statements pursuant to Section 8.01);

(ix) leases or subleases granted to other Persons in the ordinary course of business not materially interfering with the conduct of the business of any Borrower or any of its Subsidiaries;

(x) Liens placed upon equipment, machinery or other materials used in the ordinary course of business of any Borrower or any of its Subsidiaries (other than the Receivables Subsidiary) at the time of the acquisition thereof by such Borrower or such Subsidiary or within 120 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment, machinery or other materials or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that (x) the aggregate outstanding principal amount of all Indebtedness secured by Liens permitted by this clause (x) shall not at any time exceed $300,000,000 and (y) in all events, the Lien encumbering the equipment, machinery or other materials so acquired does not encumber any other asset of such Borrower or such Subsidiary (other than the proceeds of such equipment, machinery or other materials);

(xi) statutory and common law landlords’ liens under leases to which any Borrower or any of its Subsidiaries is a party;

(xii) Liens existing on any asset prior to the acquisition thereof pursuant to a Permitted Acquisition so long as any such Liens were not created in contemplation of such acquisition and any such Liens do not extend to any other assets of any Borrower or any of its Subsidiaries, plus any renewals, replacements and extensions of any such Liens, provided that (x) the Indebtedness, if any, secured by such Liens is permitted by Section 9.04(x) and (y) any such renewal, replacement or extension does not encumber any additional assets or properties of Silgan or any of its Subsidiaries other than the assets of any Foreign Subsidiary that is not a Foreign Credit Party;

(xiii) Liens granted by the Receivables Subsidiary on those accounts receivable and related assets sold by it pursuant to the Accounts Receivable Facility Documents to the extent that such Liens are created by the Accounts Receivable Facility Documents;

(xiv) Liens arising from attachments, judgments, writs or warrants of attachment or other similar Liens arising in connection with court or arbitration proceedings which do not constitute an Event of Default under Section 10.09;

(xv) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xvi) Liens arising from licenses and sublicenses of patents, trademarks, or other intellectual property rights not interfering, individually or in the aggregate, in any material respect, with the conduct of the business of any Borrower or any of its Subsidiaries;

(xvii) Liens (A) in respect of an agreement to sell, transfer or dispose of any asset, to the extent such disposal is permitted or (B) solely on any earnest money deposits made by any Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement entered into by it to the extent such acquisition is not prohibited hereunder;

(xviii) Liens arising from filing precautionary UCC financing statements relating solely to personal property operating leases entered into in the ordinary course of business;

(xix) Liens placed upon the assets of a Foreign Subsidiary of Silgan to secure such Foreign Subsidiary’s Indebtedness incurred pursuant to Section 9.04(xvii);

(xx) customary bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more deposit accounts maintained by Silgan or any Subsidiary thereof, in each case granted in the ordinary course of business in favor of the bank or banks with respect to cash management and operating account arrangements; and

(xxi) Liens (other than in respect of the Receivables Subsidiary) not otherwise permitted by the provisions of this Section 9.01 to the extent securing liabilities not in excess of $250,000,000 in the aggregate; provided, however, that if such Liens are consensual Liens, those Liens also shall not encumber properties or assets with an aggregate fair market value (as determined in good faith by management of Silgan) in excess of $250,000,000;

provided that, notwithstanding anything in the contrary in this Section 9.01, during a Collateral Release Period none of the foregoing provisions of this Section 9.01 shall permit any Lien to exist on assets that constituted or would constitute Collateral immediately prior to the applicable Collateral Release Event, except to the extent that such Liens were expressly permitted on such assets prior to giving effect to such Collateral Release Event.

Section 9.02 Consolidation, Merger, Sale of Assets, etc. None of the Borrowers will, nor will it permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or enter into any transaction of merger, amalgamation or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets, or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of inventory, materials and equipment in the ordinary course of business) of any Person (or agree to do any of the foregoing at any future time unless any such agreement is expressly made subject to obtaining the consent of the Required Lenders), or permit any of its Subsidiaries so to do any of the foregoing, except that:

(i) such Borrower and its Subsidiaries may make sales of inventory, equipment and other assets, in each case, in the ordinary course of business;

(ii) such Borrower and its Subsidiaries may, in the ordinary course of business, grant licenses and sublicenses of intellectual property to other Persons not materially interfering with the conduct of the business of such Borrower or any of its Subsidiaries;

(iii) Capital Expenditures shall be permitted (other than by the Receivables Subsidiary);

(iv) the Designated Credit Parties and the Receivables Subsidiary may transfer and sell accounts receivable and related assets pursuant to, and in accordance with the terms of, the Accounts Receivable Facility Documents;

(v) Subsidiaries of Silgan may enter into sale and leaseback transactions with respect to their equipment and Real Property, so long as (v) no Default or Event of Default then exists or would result therefrom, (w) each such sale and leaseback transaction is in an arm’s length transaction and the respective Subsidiary receives at least fair market value (as determined in good faith by Silgan or such Subsidiary), (x) the total consideration received by such Subsidiary is cash and is paid at the time of the closing of such sale, (y) the Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 5.02(i) and (z) the aggregate amount of all proceeds received from all sale and leaseback transactions pursuant to this clause (v) shall not exceed the greater of (I) $400,000,000 and (II) 10% of the Consolidated Tangible Assets at such time (based on the most recently delivered financial statements pursuant to Section 8.01);

(vi) such Borrower and its Subsidiaries may sell other assets (other than (i) accounts receivable, (ii) pursuant to a sale and leaseback transaction or (iii) the capital stock of the Receivables Subsidiaries or the capital stock of any Subsidiary of Silgan which is a Credit Party unless all of such capital stock of such Subsidiary is sold), so long as (v) no Default or Event of Default then exists or would result therefrom, (w) each such sale is in an arm’s length transaction and such Borrower or such Subsidiary receives at least fair market value (as determined in good faith by such Borrower or such Subsidiary, as the case may be), (x) the total consideration received by such Borrower or such Subsidiary is at least 75% cash and such cash is paid at the time of the closing of such sale, (y) the Net Sale Proceeds therefrom are applied and/or reinvested as (and to the extent) required by Section 5.02(g) and (z) the aggregate amount of all proceeds received from all assets sold pursuant to this clause (vi) shall not exceed the sum of (I) $900,000,000 and (II) an amount equal to 20% of Consolidated Tangible Assets acquired by Silgan and its Subsidiaries following the Effective Date (based on the most recently delivered financial statements pursuant to Section 8.01);

(vii) Investments may be made to the extent permitted by Section 9.05;

(viii) (A) any Domestic Subsidiary of Silgan that is a US Credit Party may merge with and into any other Domestic Subsidiary of Silgan that is a US Credit Party, and (B) any Foreign Subsidiary of Silgan that is a Foreign Credit Party may merge with and into, or amalgamate with, any other Foreign Subsidiary of Silgan that is a Foreign Credit Party;

(ix) (A) any Domestic Subsidiary of Silgan (other than a US Credit Party and the Receivables Subsidiary) may merge with and into any other Domestic Subsidiary of Silgan (other than the Receivables Subsidiary), and (B) any Foreign Subsidiary of Silgan (other than a Foreign Credit Party) may merge with and into, or amalgamate with, any other Foreign Subsidiary of Silgan, in each case so long as (i) in the case of any merger involving a Credit Party, the Credit Party is the surviving corporation of such merger, (ii)

in the case of any merger involving a Borrower, such Borrower is the surviving corporation of such merger, (iii) if only one such Subsidiary is a Wholly-Owned Subsidiary of Silgan, such Wholly-Owned Subsidiary is the surviving corporation of such merger and (iv) if the Subsidiary that is being merged out of existence is a non-Wholly-Owned Subsidiary of Silgan, the only consideration paid to the minority shareholders of such non-Wholly-Owned Subsidiary is common stock of Silgan, Qualified Preferred Stock of Silgan and/or cash and with the payment of the merger consideration to be treated as a Permitted Acquisition made pursuant to (and Silgan shall be required to satisfy the requirements of) Section 9.02(x);

(x) Permitted Acquisitions shall be permitted;

(xi) Subsidiaries of Silgan may from time to time sell individual accounts receivable (other than as part of the Accounts Receivable Facility) so long as (i) no Default or Event of Default then exists or would result therefrom, (ii) each such sale is for cash which is paid at the time of such sale and (iii) no more than the greater of (I) $300,000,000 and (II) 10% of Consolidated Tangible Assets at such time (based on the most recently delivered financial statements pursuant to Section 8.01) of accounts receivable in the aggregate are sold pursuant to this clause (xi) in any fiscal year of Silgan;

(xii) such Borrower and its Subsidiaries may transfer and sell accounts receivable pursuant to a supply chain financing arrangement in the ordinary course of business on customary terms; provided that Silgan shall, at the time of the delivery of the financial statements provided for in Sections 8.01(a) and/or (b), deliver to the Administrative Agent a report of the amount of accounts receivable sold under this clause (xii) during the preceding fiscal quarter period;

(xiii) (A) any Subsidiary of Silgan that conducts no operations, has no assets (other than immaterial assets) and has no liabilities (other than immaterial liabilities) may be dissolved or liquidated, (B) any other Subsidiary of Silgan (other than a Credit Party or the Receivables Subsidiary) may be liquidated or dissolved so long as Silgan determines in good faith that such liquidation or dissolution is in the best interest of Silgan and its Subsidiaries and is not otherwise disadvantageous to the Lenders in any material respect and (C) any Subsidiary of Silgan may be dissolved in connection with a Restructuring Transaction;

(xiv) Silgan and its Subsidiaries may sell, convey or otherwise dispose of Cash Equivalents in the ordinary course of business, in each case for cash at fair market value (as determined in good faith by Silgan or such Subsidiary);

(xv) any US Credit Party that is a Domestic Subsidiary of Silgan may convey, sell or otherwise transfer all or any part of its business, properties and assets to any US Credit Party that is a Wholly-Owned Domestic Subsidiary of Silgan;

(xvi) any Subsidiary of Silgan that is a non-Credit Party may convey, sell or otherwise transfer all or any part of its business, properties and assets to any Credit Party for no more than the fair market value thereof (as determined in good faith by Silgan or such Subsidiary) or to another non-Credit Party;

(xvii) any Foreign Subsidiary of Silgan may convey, sell or otherwise transfer all or any part of its business, properties and assets to any Foreign Credit Party that is a Wholly-Owned Foreign Subsidiary of Silgan;

(xviii) (A) Foreign Subsidiaries of Silgan may sell, convey or otherwise transfer spare equipment parts and inventory to other Subsidiaries of Silgan (other than the Receivables Subsidiary) for no more than the fair market value thereof (as determined in good faith by Silgan or such Foreign Subsidiary), and (B) Domestic Subsidiaries of Silgan may sell spare equipment parts and inventory to Foreign Subsidiaries of Silgan at least at the fair market value thereof (as determined in good faith by Silgan or such Domestic Subsidiary) and for cash payable on Silgan’s customary trade terms for its customers;

(xix) (A) Foreign Subsidiaries of Silgan that are not Foreign Credit Parties may sell equipment lines to other Foreign Subsidiaries of Silgan that are not Foreign Credit Parties, and (B) without limiting the provisions of preceding sub-clause (A), Subsidiaries of Silgan may sell equipment lines to other Subsidiaries of Silgan (other than the Receivables Subsidiary) in an aggregate amount not to exceed $100,000,000 in any fiscal year of Silgan; provided that (i) any unused portion of such amount for any fiscal year of Silgan may be carried forward and utilized to make such sales in the immediately following fiscal year of Silgan but not in any fiscal year of Silgan thereafter (it being understood and agreed that any such sales made in such immediately succeeding fiscal year shall be deemed to have first utilized the unused amount carried forward from a preceding fiscal year) and (ii) all such sales by a Foreign Subsidiary of Silgan to a Domestic Subsidiary of Silgan shall be for no more than the fair market value thereof (as determined in good faith by Silgan or such Foreign Subsidiary), and all such sales by a Domestic Subsidiary of Silgan to a Foreign Subsidiary of Silgan shall be for at least the fair market value thereof (as determined in good faith by Silgan or such Domestic Subsidiary) and, in each case, for cash payable at the time of the closing of the respective sale;

(xx) a Restructuring Transaction shall be permitted; and

(xxi) a Supply Agreement Asset Sale shall be permitted; provided that the aggregate fair market value of all assets and properties sold or otherwise disposed of pursuant to this clause (xxi) during the term of this Agreement shall not exceed $250,000,000; provided further, that in the event that an Event of Default has occurred and is continuing, 100% of the Net Sale Proceeds thereof shall be applied as a mandatory prepayment pursuant to Section 5.02(g) (without regard to the application of the dollar threshold amount and reinvestment rights of the Borrowers contained therein).

To the extent any Collateral is sold as permitted by this Section 9.02 or the Required Lenders waive the provisions of this Section 9.02 with respect to the sale of any Collateral as provided in Section 12.12, such Collateral in each such case shall be sold free and clear of the

Liens created by the respective Security Documents and the Administrative Agent and Collateral Agent shall be authorized to take any action deemed appropriate to effect the foregoing. For purposes of determining compliance under this Sections 9.02, with respect to any amount of an asset sale made in a currency other than Dollars, (x) such amount shall deemed to be the Dollar Equivalent thereof at the time such asset sale is made and (y) no breach of any basket contained in such Section shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such asset sale is made.

Section 9.03 Dividends. None of the Borrowers will, nor will it permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to such Borrower or any of its Subsidiaries, except that:

(i) any Subsidiary of Silgan may pay any Dividends to Silgan or a Wholly-Owned Subsidiary of Silgan so long as, in the case of non-cash Dividends, any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the applicable Security Documents in the assets so transferred shall remain in full force and effect and perfected (and with at least the same priority as in effect prior to such transfer);

(ii) any non-Wholly-Owned Subsidiary of Silgan may pay Dividends to its shareholders, partners or members generally so long as (x) the respective Borrower or its respective Subsidiary which owns the equity interest or interests in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holdings of the equity interest or interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of equity interests in such Subsidiary) and (y) no Dividends may be paid by any Subsidiary of Silgan pursuant to this clause (ii) at any time that a Default or an Event of Default exists and any intercompany loans are outstanding to such Subsidiary;

(iii) Dividends made in connection with a Restructuring Transaction shall be permitted; and

(iv) so long as no Default or Event of Default has occurred and is continuing or would result therefrom and the Borrowers are in compliance with the financial covenants set forth in Sections 9.07 and 9.08 (which, except with respect to the payment of regular quarterly Dividends in the same per share amount as paid in the immediately preceding fiscal quarter, shall be calculated without giving effect to the proviso of Section 9.08) on a Pro Forma Basis for the Test Period most recently ended for which financial statements have been delivered to Administrative Agent pursuant to Section 8.01, both immediately before and immediately after giving effect to such Dividends, Silgan may declare and pay any Dividends.

Section 9.04 Indebtedness. None of the Borrowers will, nor will it permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i) Indebtedness incurred under the Credit Documents;

(ii) existing Indebtedness (other than Indebtedness specifically permitted under clauses (iv), (v), (vi), (vii) and (xiii) of this Section 9.04) listed on Schedule VI (“Existing Indebtedness”), plus any renewals, replacements or extensions thereof to the extent permitted by Section 9.01(iii);

(iii) obligations under trade letters of credit incurred by such Borrower or any of its Subsidiaries (other than the Receivables Subsidiary) in the ordinary course of business, which, in each case, are to be repaid in full not more than one year after the date on which such Indebtedness is originally incurred to finance the purchase of goods by such Borrower or such Subsidiary;

(iv) obligations under letters of credit incurred by such Borrower or any of its Subsidiaries (other than the Receivables Subsidiary) in the ordinary course of business in support of obligations incurred in connection with worker’s compensation, unemployment insurance and other social security legislation;

(v) unsecured Indebtedness of Silgan not to exceed $800,000,000 in aggregate principal amount (as reduced by any repayment of principal thereof) and evidenced by the Senior Notes, which Indebtedness may be guaranteed on an unsecured basis by the other US Credit Parties to the extent required by the terms of the Senior Notes;

(vi) intercompany Indebtedness among Silgan and its Subsidiaries to the extent permitted by Sections 9.05(vii), (viii), (ix) and (xiii);

(vii) Indebtedness consisting of Capitalized Lease Obligations (other than by the Receivables Subsidiary) to the extent permitted by Section 9.01(viii);

(viii) unsecured guarantees by Silgan or any of its Subsidiaries (other than the Receivables Subsidiary) of Silgan’s or such Subsidiaries’ respective lease obligations under operating leases and other obligations (including purchasing (but excluding debt for borrowed money)) in the ordinary course of business and in connection with the day to day operations of Silgan and its Subsidiaries entered into by any such Person;

(ix) (A) unsecured Indebtedness of Silgan (“Additional Permitted Silgan Indebtedness”) (which may be guaranteed on an unsecured basis by the other US Credit Parties) and (B) unsecured subordinated Indebtedness of any Dutch Subsidiary (which may be guaranteed on an unsecured and subordinated basis by Silgan) up to an aggregate principal amount for all Dutch Subsidiaries taken together not to exceed the Dollar Equivalent of $300,000,000 (“Additional Permitted Dutch Subordinated Indebtedness” and, together with any Additional Permitted Silgan Indebtedness, the “Additional Permitted Indebtedness”), so long as (i) no Default or Event of Default then exists or would result therefrom, (ii) at least five (5) Business Days prior to the issuance or incurrence of any such Additional Permitted Indebtedness, Silgan shall have delivered to the Administrative Agent a certificate of its chief financial officer, treasurer or controller setting forth (in reasonable detail) the recalculation of the Interest Coverage Ratio and the Total Net Leverage Ratio on a Pro Forma Basis for the Test Period then most recently ended prior to the date of such issuance for which financial statements have been delivered to the Lenders under this Agreement, and such recalculation shall show that Silgan would have been in compliance with Sections 9.07 and 9.08 as of the last day of such Test Period, (iii) the covenants, defaults and similar provisions applicable to such Additional Permitted Indebtedness are, taken as a whole, no more restrictive than the provisions contained in this Agreement and do not conflict in any material respect with this Agreement and are, taken as a whole, otherwise on market terms and conditions, (iv) the final maturity of such Additional Permitted Indebtedness is no earlier than the latest Maturity Date then in effect, (v) the Weighted Average Life to Maturity of such Additional Permitted Indebtedness shall be no less than the Weighted Average Life to Maturity as then in effect for the then outstanding Term Loans (as determined on a weighted average basis for all outstanding Term Loans) and (vi) the subordination terms of any Additional Permitted Dutch Subordinated Indebtedness (and any related guaranty by Silgan) shall be reasonably acceptable to the Administrative Agent.

(x) (A) Indebtedness of any Subsidiary of Silgan assumed in connection with a Permitted Acquisition so long as (i) such Indebtedness was not issued or created in contemplation of such acquisition and (ii) to the extent that the aggregate principal amount of the Indebtedness assumed in connection with a Permitted Acquisition exceeds $100,000,000, all of the terms and conditions of such Indebtedness are reasonably acceptable to the Administrative Agent, and (B) in the case of any assumed Indebtedness of a Subsidiary of Silgan pursuant to preceding sub-clause (A), any Indebtedness of such Subsidiary and/or one or more of its Subsidiaries that renews, replaces or refinances such assumed Indebtedness so long as (i) the aggregate principal thereof shall not exceed the aggregate principal of the assumed Indebtedness being renewed, replaced or refinanced (plus any fees and any accrued and unpaid interest and premium thereon), (ii) the aggregate outstanding principal amount of all Indebtedness incurred pursuant to this sub-clause (B) shall not at any time exceed 20% of Consolidated Tangible Assets at such time (based on the most recently delivered financial statements pursuant to Section 8.01), (iii) the final maturity date of such Indebtedness shall be no earlier than the final maturity date of the assumed Indebtedness being renewed, replaced or refinanced, (iv) the Weighted Average Life to Maturity of such Indebtedness shall be no less than the Weighted Average Life to Maturity as then in effect for the assumed Indebtedness being renewed, replaced or refinanced, (v) to the extent that the assumed Indebtedness being renewed, replaced or refinanced is subordinated to the Obligations, such Indebtedness shall be subordinated to the Obligations at least to the same extent, (vi) no greater collateral security shall be granted to secure such Indebtedness than that which was granted to secure the assumed Indebtedness being renewed, replaced or refinanced, (vii) the obligor or obligors (including guarantors) of such Indebtedness are the same as the obligor or obligors (including guarantors) under the assumed Indebtedness being renewed, replaced or refinanced, provided that the number of obligors (including guarantors) of such Indebtedness may be fewer than the number of obligors (including guarantors) prior to such renewal, replacement or refinancing, (viii) the terms of such Indebtedness do not contain any restrictions of the type described in Section 9.11 (other than as permitted by clauses (i), (iv), (v) (other than in respect of cash) and (vii)), and (ix) such Indebtedness does not prohibit any Domestic Subsidiary, Canadian Subsidiary or Dutch Subsidiary of Silgan that would otherwise be required by the terms of this Agreement to become a

Guarantor and a Pledgor under the applicable Credit Documents from becoming a Guarantor and a Pledgor under the applicable Credit Documents;

(xi) Indebtedness of Silgan under Interest Rate Protection Agreements related to Indebtedness otherwise permitted under this Section 9.04;

(xii) unsecured guaranties (including any payments made thereunder) by Silgan and its Subsidiaries (other than the Receivables Subsidiary) of obligations of Joint Ventures, Unrestricted Subsidiaries and Subsidiaries of Silgan which are not US Credit Parties (other than the Receivables Subsidiary and obligations under any Additional Permitted Dutch Subordinated Indebtedness) in an aggregate amount not to exceed at any time outstanding, when added to the aggregate amount of Investments made pursuant to Section 9.05(xiii), an amount equal to the sum of (I) 20% of the Consolidated Tangible Assets at such time (based on the most recently delivered financial statements pursuant to Section 8.01) and (II) the Permitted Additional Investment Basket Amount at such time (determined without regard to any write-downs or write-offs of such Investments); provided, however, the aggregate amount of all guaranties (and including all payments made thereunder) made pursuant to this Section 9.04(xii) for the benefit of Unrestricted Subsidiaries, when added to the aggregate amount of all Investments made pursuant to Section 9.05(xiii) in Unrestricted Subsidiaries, shall not exceed $200,000,000;

(xiii) unsecured guarantees by Silgan and the other US Credit Parties of Indebtedness of Domestic Subsidiaries of Silgan assumed in connection with a Permitted Acquisition in accordance with Section 9.04(x), so long as the obligor or obligors (including guarantors) of such assumed Indebtedness have executed and delivered counterparts to the US Borrowers/Subsidiaries Guaranty and the US Pledge Agreement to the extent required pursuant to Section 9.10;

(xiv) Indebtedness secured by Liens permitted by Section 9.01(x);

(xv) Indebtedness of the Receivables Subsidiary under the Accounts Receivable Facility to the extent that the obligations thereunder are required to be reflected as a liability on the consolidated balance sheet of Silgan in accordance with accounting principles generally accepted in the United States;

(xvi) Indebtedness of such Borrower and its Subsidiaries under the supply chain financing arrangements permitted by Section 9.02(xii) to the extent that the obligations thereunder are required to be reflected as a liability on the consolidated balance sheet of Silgan in accordance with accounting principles generally accepted in the United States;

(xvii) Indebtedness of any Foreign Subsidiary of Silgan (other than any Canadian Subsidiary) under lines of credit extended by third Persons to such Foreign Subsidiary the proceeds of which Indebtedness are used for such Foreign Subsidiary’s working capital, Capital Expenditure and general corporate purposes, provided that (A) the aggregate principal amount of all such Indebtedness incurred pursuant to this clause (xvii) at any time outstanding shall not exceed the greater of (i) $500,000,000 and (ii) 15% of the Consolidated Tangible Assets at such time (based on the most recently delivered financial statements pursuant to Section 8.01) and (B) all such Indebtedness may be guaranteed on an unsecured basis by Silgan; and

(xviii) additional Indebtedness of Silgan and its Subsidiaries (other than the Receivables Subsidiary) not otherwise permitted hereunder not exceeding $500,000,000 in the aggregate principal amount at any time outstanding.

For purposes of determining compliance under this Section 9.04, with respect to any amount of Indebtedness incurred in a currency other than Dollars, (x) such amount shall deemed to be the Dollar Equivalent thereof at the time such Indebtedness is incurred and (y) no breach of any basket contained in such Section shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness is incurred.

Section 9.05 Advances; Investments and Loans. None of the Borrowers will, nor will it permit any of its Subsidiaries to, lend money or credit or make advances to any Person, or purchase or acquire all or substantially all of the assets of any other Person (or any product line, division or unit of such Person or any manufacturing facility of such Person so long as any such manufacturing facility does not constitute a Capital Expenditure) or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other Person or become liable for the purchase or sale of any currency at a future date pursuant to a futures contract or similar agreement (each of the foregoing, an “Investment” and, collectively, “Investments”), or permit any of its Subsidiaries so to do, except that the following shall be permitted:

(i) such Borrower and its Subsidiaries may acquire and hold receivables owing to it, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms;

(ii) such Borrower and its Subsidiaries may acquire and hold Cash Equivalents;

(iii) such Borrower and its Subsidiaries may make loans and advances to their respective officers, employees and agents in the ordinary course of business in an aggregate amount not to exceed $20,000,000 at any one time outstanding (determined without regard to any write-downs or write-offs thereof);

(iv) such Borrower and its Subsidiaries may establish Subsidiaries to the extent permitted pursuant to Section 9.10;

(v) Silgan and its Subsidiaries may own the capital stock of their respective Subsidiaries;

(vi) such Borrower and its Subsidiaries may continue to hold any Investment they held as of the Effective Date as set forth on Schedule VII (other than Investments specifically permitted under clauses (viii) and (xiii) of this Section 9.05), provided that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 9.05;

(vii) (A) the US Credit Parties may make intercompany loans to one another and (B) the Foreign Credit Parties may make intercompany loans to one another and to the US Credit Parties so long as in the case of any intercompany loans made to a US Credit Party by a Foreign Credit Party, such intercompany loans are subordinated to the Obligations of the US Credit Parties on a basis reasonably satisfactory to the Administrative Agent (which, in any event, shall provide that no payments shall be made thereunder upon the occurrence and during the continuance of any Default or Event of Default);

(viii) (A) existing intercompany loans listed on Schedule VIII, (B) the Credit Parties may make intercompany loans to Wholly-Owned Subsidiaries of Silgan which are not US Credit Parties (other than the Receivables Subsidiary) in an aggregate principal amount not to exceed at any time the greater of (i) $600,000,000 and (ii) 20% of the Consolidated Tangible Assets at such time (based on the most recently delivered financial statements pursuant to Section 8.01) (determined without regard to any write-downs or write-offs thereof) and (C) Subsidiaries of Silgan which are not Credit Parties may make intercompany loans to one another (other than to the Receivables Subsidiary) and to Silgan and the other Credit Parties so long as in the case of any such intercompany loans made to Silgan and/or to any other Credit Party, such intercompany loans are subordinated to the Obligations on a basis reasonably satisfactory to the Administrative Agent (which, in any event, shall provide that no payment shall be made thereunder upon the occurrence and during the continuance of any Default or Event of Default);

(ix) Silgan and the other Credit Parties may make intercompany loans and/or cash common equity contributions to Wholly-Owned Foreign Subsidiaries of Silgan for the purpose of enabling such Wholly-Owned Foreign Subsidiaries to consummate a Permitted Acquisition (including to refinance any Indebtedness assumed as part of such Permitted Acquisition) so long as any such intercompany loan and/or cash common equity contribution is funded with proceeds from Additional Permitted Silgan Indebtedness, Incremental Term Loans incurred by Silgan and/or Revolving Loans or Swingline Loans incurred by a Revolving Borrower; provided, however, no more than $500,000,000 of proceeds of Revolving Loans and Swingline Loans in the aggregate may be used to make Investments pursuant to this Section 9.05(ix);

(x) (A) the US Credit Parties may make cash common equity contributions to their respective Subsidiaries which also are US Credit Parties, (B) the US Credit Parties may make cash common equity contributions to their respective Subsidiaries which are Foreign Credit Parties in an aggregate amount not to exceed $150,000,000 at any time, (C) the Foreign Credit Parties may make cash common equity contributions to their respective Subsidiaries which also are Foreign Credit Parties, (D) the Foreign Credit Parties may make cash common equity contributions to their respective Subsidiaries which are not Foreign Credit Parties in an aggregate amount not to exceed $100,000,000 at any time, (E) Subsidiaries of Silgan that are not Credit Parties may make cash common equity contributions to their respective Subsidiaries and (F) Wholly-Owned Foreign Subsidiaries of Silgan may make cash common equity contributions to other Wholly-Owned Foreign Subsidiaries of Silgan for the purpose of enabling such Wholly-Owned

Foreign Subsidiaries to consummate a Permitted Acquisition (including to refinance any Indebtedness assumed as part of such Permitted Acquisition);

(xi) Silgan and its Subsidiaries may receive and hold non-cash consideration in connection with any Asset Sale to the extent permitted by Section 9.02(vi);

(xii) Permitted Acquisitions shall be permitted;

(xiii) so long as no Default or Event of Default then exists or would result therefrom, Silgan and its Wholly-Owned Subsidiaries (other than the Receivables Subsidiary) may make cash Investments in, or transfer assets to, any Joint Venture, Unrestricted Subsidiary or any Subsidiary of Silgan which is not a US Credit Party (other than the Receivables Subsidiary), so long as the aggregate amount of such cash Investments and the fair market value of all other assets so transferred (as determined in good faith by Silgan), when added to the amount of guaranties outstanding under Section 9.04(xii) (and including any payments made under any such guaranties), does not exceed the sum of (I) 20% of the Consolidated Tangible Assets at such time (based on the most recently delivered financial statements pursuant to Section 8.01) and (II) the Permitted Additional Investment Basket Amount at such time (determined (x) without regard to any write-downs or write-offs of any Investments made pursuant to this clause (xiii), and (y) net of cash repayments of principal in the case of loans, sale proceeds in the case of Investments in the form of debt instruments and cash equity returns (whether as a distribution, dividend, redemption or sale) in the case of equity investments in each case with respect to Investments theretofore made pursuant to this clause (xiii)); provided, however, the aggregate amount of all net Investments made pursuant to this Section 9.05(xiii) in Unrestricted Subsidiaries, when added to the aggregate amount of all guaranties outstanding under Section 9.04(xii) made for the benefit of Unrestricted Subsidiaries (and including any payments made under any such guaranties), shall not exceed $200,000,000;

(xiv) Silgan and its Subsidiaries may enter into Other Hedging Agreements so long as management of Silgan or such Subsidiary, as the case may be, has determined in good faith that the entering into of such Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes;

(xv) Silgan and its Subsidiaries may make cash capital contributions to their respective Wholly-Owned Foreign Subsidiaries from time to time to the extent and only in the amounts necessary for such Wholly-Owned Foreign Subsidiaries to comply with certain local laws and regulations relating to minimum equity capitalization;

(xvi) Investments may be made to the extent permitted by Section 9.02; and

(xvii) Investments made in connection with a Restructuring Transaction shall be permitted.

Notwithstanding anything to the contrary contained above in this Section 9.05, Silgan and its Subsidiaries may not make any Investments in any Dutch Subsidiary that has incurred any Additional Permitted Dutch Subordinated Indebtedness at a time when the subordination provisions of such Additional Permitted Dutch Subordinated Indebtedness (or any related guaranties) would prohibit any payment to be made on (or received in respect of) such Additional Permitted Dutch Subordinated Indebtedness. For purposes of determining compliance under this Section 9.05, with respect to any amount of an Investment made in a currency other than Dollars, (x) such amount shall deemed to be the Dollar Equivalent thereof at the time such Investment is made and (y) no breach of any basket contained in such Section shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Investment is made.

Section 9.06 Transactions with Affiliates and Unrestricted Subsidiaries. None of the Borrowers will, nor will it permit any of its Subsidiaries to, enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate or Unrestricted Subsidiary of such Borrower, other than on terms and conditions substantially as favorable to such Borrower or such Subsidiary as would be obtainable by such Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that:

(i) each of Silgan and its Domestic Subsidiaries and Unrestricted Subsidiaries may execute, deliver and perform their obligations under the Tax Sharing Agreement; provided, however, to the extent that any such Unrestricted Subsidiary is a party thereto, such Unrestricted Subsidiary shall be treated no more favorably thereunder than the manner in which any Domestic Subsidiary of Silgan is treated;

(ii) transactions among Silgan and its Subsidiaries shall be permitted to the extent that such transactions are otherwise not restricted by the terms of this Agreement or any other Credit Document and so long as no minority shareholder in any such Subsidiary that is party to any such transaction is otherwise an Affiliate of Silgan;

(iii) the payment of reasonable and customary regular fees and granting of options, restricted stock or any other equity based awards to directors of Silgan who are not employees of Silgan or any of its Subsidiaries shall be permitted;

(iv) Silgan and its Subsidiaries may sell raw materials to Subsidiaries and Unrestricted Subsidiaries for cash and at a price or prices that are no less than the price or prices that Silgan or such Subsidiaries pay for such raw materials;

(v) Silgan and its Subsidiaries may provide general corporate, administrative and/or management services to its Subsidiaries and Unrestricted Subsidiaries and, in each case, may receive compensation therefor;

(vi) Canadian Holdco may provide general corporate, administrative and/or management services to Silgan Canada and may receive compensation therefor;

(vii) Silgan and Plastics may enter into franchise agreements with Silgan Canada and may receive compensation therefor;

(viii) Wholly-Owned Foreign Subsidiaries of Silgan may provide general corporate, administrative and/or management services to other Foreign Subsidiaries of Silgan and may receive compensation therefor;

(ix) Silgan and its Wholly-Owned Domestic Subsidiaries may enter into franchise agreements and license agreements with Subsidiaries of Silgan and may receive compensation therefor; and

(x) transactions among Silgan and its Subsidiaries in connection with a Restructuring Transaction shall be permitted.

Notwithstanding anything to the contrary contained above, this Section 9.06 shall not prohibit (i) the transfer of any assets, the making of any Dividends or the making of any Investments permitted pursuant to Sections 9.02, 9.03, 9.04 and 9.05 or otherwise specifically permitted by the terms of this Agreement or (ii) transactions with Affiliates (A) approved by a majority of the disinterested members of the Board of Directors (or an authorized committee thereof) of Silgan or, to the extent that the value of such transaction is less than $50,000,000, by a majority of the Board of Directors (or an authorized committee thereof) of Silgan or (B) for which Silgan or its respective Subsidiary delivers to the Administrative Agent a written opinion of an unaffiliated nationally recognized investment banking firm stating that such transaction is fair to Silgan or such Subsidiary from a financial point of view; provided that if the value of any such transaction not otherwise permitted under clauses (i) through (vi) of the first paragraph of this Section 9.06 exceeds $100,000,000, then the foregoing determination must be made in the manner provided in clause (B) above.

Section 9.07 Interest Coverage Ratio. None of the Borrowers will permit the Interest Coverage Ratio for any Test Period ended on the last day of a fiscal quarter of Silgan to be less than 3.00:1.00.

Section 9.08 Total Net Leverage Ratio. None of the Borrowers will permit the Total Net Leverage Ratio for any Test Period ended on the last day of a fiscal quarter of Silgan to be greater than 4.00:1.00; provided that so long as a Collateral Release Period is not in effect, the Total Net Leverage Ratio shall not exceed 4.50:1.00 for each Test Period occurring during the twelve (12) month period following the consummation of a Permitted Acquisition with total consideration (including any Indebtedness assumed in connection therewith) in excess of $20,000,000; provided further that following the end of such twelve (12) month period, the Total Net Leverage Ratio shall not be subsequently increased to 4.50:1.00 again until the Total Net Leverage Ratio has been less than or equal to 4.00:1.00 for at least one fiscal quarter following the end of such twelve (12) month period.

Section 9.09 Limitation on Voluntary Payments and Modifications of Certain Indebtedness; Modifications of Certain Documents; Certificate of Incorporation; By-Laws and Certain Other Agreements; etc. None of the Borrowers will, nor will Silgan permit any of its Subsidiaries to, (i) make any voluntary or optional payment or prepayment on or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto money or securities before due for the purpose of paying when due) or exchange any Senior Notes or any Additional Permitted Indebtedness, or make any purchase, redemption or acquisition for value of (or any offer to purchase, redeem or acquire) any Senior Notes or any Additional Permitted Indebtedness, whether as a result of a Change of Control, the consummation of asset sales or otherwise; provided, however, that (x) Silgan may Refinance outstanding Senior Notes and Additional Permitted Indebtedness incurred by it or a Dutch Subsidiary, and a Dutch Subsidiary may Refinance outstanding Additional Permitted Dutch Subordinated Indebtedness incurred by it, in either case through Permitted Debt Repurchases and (y) Silgan may redeem all outstanding Senior Notes so long as no Default or Event of Default exists at the time that Silgan delivers the applicable notice of redemption therefor, (ii) amend or modify, or permit the amendment or modification of, any provision of the Senior Notes Documents or any Additional Permitted Indebtedness Documents other than any amendments or modifications which could not reasonably be expected to be materially adverse to the interests of the Lenders and which have been approved by the Administrative Agent, (iii) after the execution or delivery thereof, amend or modify, or permit the amendment or modification of, any provision of the Accounts Receivable Facility Documents other than any amendments or modifications thereto which could not reasonably be expected to be materially adverse to the interests of the Lenders or (iv) amend, modify or change its certificate of incorporation (including, without limitation, by the filing or modification of any certificate of designation) or by-laws (or equivalent organizational documents) other than amendments, modifications or changes thereto which could not reasonably be expected to be materially adverse to the interests of the Lenders.

Section 9.10 Creation of Subsidiaries and Unrestricted Subsidiaries. None of the Borrowers will, nor will it permit any of its Subsidiaries to, establish, create or acquire after the Effective Date any Subsidiary or Unrestricted Subsidiary; provided, however, Silgan and its Wholly-Owned Subsidiaries shall be permitted to (I) establish or create Wholly-Owned Subsidiaries, (II) establish, create or acquire Unrestricted Subsidiaries to the extent permitted by Section 9.05(xiii), (III) acquire Subsidiaries which are at least 51% owned by Silgan and its Wholly-Owned Subsidiaries to the extent permitted by Section 9.02(x) and (IV) acquire or create other non-Wholly-Owned Subsidiaries to the extent permitted by Section 9.05(xiii), so long as:

(i) in the case of preceding clauses (I), (III) and (IV), where such Person is to become a Credit Party, and in the case of preceding clause (II), at any time, at least 5 Business Days’ prior written notice thereof is given to the Administrative Agent (or such shorter period of time as is acceptable to the Administrative Agent),

(ii) except during a Collateral Release Period, the capital stock of such new Subsidiary (which, in the case of Foreign Subsidiaries (other than Canadian Subsidiaries) owned by a Foreign Credit Party, shall be limited to Material Subsidiaries organized in the country of such Foreign Credit Party which are directly owned by such Foreign Credit Party), to the extent owned by a Credit Party or a Person that is required to become a Credit Party, is pledged pursuant to (and to the extent required by) the applicable Security Document, and the certificates representing such stock, together with stock powers duly executed in blank, are delivered to the Collateral Agent within 90 days after the date of such establishment or acquisition (as such date may be extended by the Administrative Agent in its sole discretion),

(iii) in the case of a Domestic Subsidiary, such new Domestic Subsidiary executes and delivers a counterpart of the US Borrowers/Subsidiaries Guaranty and the

US Pledge Agreement within 90 days after the date of such establishment or acquisition (as such date may be extended by the Administrative Agent in its sole discretion)),

(iv) in the case of a Canadian Subsidiary, such new Canadian Subsidiary executes and delivers the Canadian Pledge Agreement and the Canadian Borrowers/Subsidiaries Guarantee or a counterpart thereof, as the Administrative Agent may reasonably require within 90 days after the date of such establishment or acquisition (as such date may be extended by the Administrative Agent in its sole discretion),

(v) in the case of a Dutch Subsidiary that is a Material Subsidiary of a Dutch Borrower, such new Dutch Subsidiary executes and delivers such Additional Security Documents required pursuant to Section 8.09(a) and the Dutch Guarantee or a counterpart thereof, as the Administrative Agent may reasonably require within 90 days after the date of such establishment or acquisition (as such date may be extended by the Administrative Agent in its sole discretion),

(vi) subject to the limitations and requirements set forth in Sections 6.03(b), 8.09(a) and 8.10, in the case of any other Foreign Subsidiary that is (or is required to become) a Foreign Credit Party, such new Foreign Subsidiary executes and delivers counterparts of the applicable Foreign Security Documents (or new Foreign Security Documents) and Related Foreign Company Guaranty within 90 days after the date of such establishment or acquisition (as such date may be extended by the Administrative Agent in its sole discretion), and

(vii) such new Subsidiary takes all such other actions as may be required by Section 8.09;

provided, however, no such Domestic Subsidiary or Foreign Subsidiary shall be required to take the actions described in preceding sub-clauses (ii), (iii), (iv), (v), (vi) and (vii) to the extent and for so long as the terms of any Indebtedness incurred pursuant to Section 9.04(x) (but otherwise subject to sub-clause (ix) of Section 9.04(x)(B)) prohibit the taking of any such action (although each Borrower will cause each such Domestic Subsidiary and Foreign Subsidiary to take the respective actions as (and to the extent) described in such sub-clauses (ii), (iii), (iv), (v), (vi) and (vii) once those prohibitions cease to be in effect). In addition, Silgan will cause each new Subsidiary that is required to become a Credit Party to deliver to the Administrative Agent all other relevant documentation of the type described in Sections 6.01(c) and (d) as such new Subsidiary would have had to deliver if it were a Credit Party on the Effective Date.

Section 9.11 Limitation on Restrictions on Subsidiary Dividends and Other Distributions. None of the Borrowers will, nor will it permit any of its Material Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Material Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits, owned by such Borrower or any Subsidiary of such Borrower, or pay any Indebtedness owed to such Borrower or a Subsidiary of such Borrower, (b) make loans or advances to such Borrower or (c) transfer any of its properties or assets to such Borrower, except for such encumbrances or restrictions existing under or by reason of (i) Applicable Law, (ii) this

Agreement and the other Credit Documents, (iii) the Senior Notes Debt Documents or any Additional Permitted Silgan Indebtedness Documents (so long as such restrictions are no more restrictive in any material respect than those set forth in the Senior Notes Debt Documents (as in effect on the Effective Date)), (iv) customary provisions restricting subletting or assignment of any lease or other contract of such Borrower or a Subsidiary of such Borrower, (v) restrictions on the transfer of any asset subject to a Lien permitted by Section 9.01, (vi) restrictions on the Receivables Subsidiary to the extent set forth in the Accounts Receivable Facility Documents, (vii) agreements with principal customers of Silgan and its Subsidiaries restricting the transfer of assets substantially dedicated to products sold to such customers, (viii) customary restrictions imposed by any agreement or instrument governing Indebtedness of any Foreign Subsidiary incurred under Section 9.04(xvii) so long as (A) such restrictions are not applicable to any Subsidiary of Silgan other than the Foreign Subsidiary incurring such Indebtedness and its Foreign Subsidiaries and (B) Silgan has made a good faith determination that the imposition of such restrictions could not reasonably be expected to cause Silgan or any of its other Subsidiaries to fail to comply with all of their respective obligations under agreements which they are a party to or subject to (including, but not limited to, the Credit Documents, the Senior Notes Debt Documents and any Additional Permitted Indebtedness Documents), and (ix) restrictions only of the type described in clauses (a), (b) and (c) above in this Section 9.11 which are imposed on any Subsidiary of Silgan acquired pursuant to a Permitted Acquisition to the extent such restrictions are set forth in any Indebtedness assumed in connection with such Permitted Acquisition so long as such restrictions are not applicable to any Subsidiary of Silgan other than the Subsidiary being acquired and such restrictions were not created or imposed in connection with or in contemplation of such Permitted Acquisition.

Section 9.12 Limitation on Issuances of Capital Stock. (a) None of the Borrowers will permit any of its Subsidiaries to issue any capital stock (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock, except for (i) transfers and replacements of then outstanding shares of capital stock, (ii) stock splits, stock dividends and similar issuances which do not decrease the percentage ownership of such Borrower or any of its Subsidiaries in any class of the capital stock of such Subsidiary, (iii) issuances of common stock by Wholly-Owned Subsidiaries of Silgan to Silgan or a Wholly-Owned Domestic Subsidiary thereof, (iv) issuances of common stock by Foreign Subsidiaries of Silgan to Silgan or a Wholly-Owned Subsidiary thereof, (v) issuances of common stock by newly created Subsidiaries in accordance with the terms of this Agreement and (vi) in the case of Foreign Subsidiaries of Silgan, nominal shares to local nationals and to qualify directors, in each case to the extent required by Applicable Law.

(b) None of the Borrowers will, nor will it permit any of its Subsidiaries to, issue any class of (i) preferred stock other than (x) Qualified Preferred Stock of Silgan and (y) preferred stock issued by Foreign Subsidiaries of Silgan to a US Credit Party or a Foreign Credit Party or (ii) redeemable common stock other than at the sole option of such Borrower or such Subsidiary.

Section 9.13 Business. (a) None of the Borrowers will, nor will any Borrower permit any of its Subsidiaries or Unrestricted Subsidiaries to, engage (directly or indirectly) in any business other than the packaging business and businesses reasonably related, ancillary or complementary thereto.

(b) Notwithstanding anything to the contrary contained in this Agreement, the Borrowers will not permit the Receivables Subsidiary to engage in any business activities (including, but not limited to, making acquisitions or Investments) or incur or assume any liabilities other than, in each case, solely in connection with the transactions contemplated by the Accounts Receivable Facility Documents.

Section 9.14 Designated Senior Indebtedness. Silgan will not designate any Indebtedness, other than the Obligations, as “designated senior indebtedness” (or any comparable term) for purposes of any Additional Permitted Dutch Subordinated Indebtedness.

ARTICLE X

EVENTS OF DEFAULT.

Upon the occurrence of any of the following specified events (each an “Event of Default”):

Section 10.01 Payments. Any Borrower shall (i) default in the payment when due of any Unpaid Drawings or of any principal of the Loans or the Notes, or (ii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest on Unpaid Drawings or of any interest on the Loans or the Notes or of any Fees or any other amounts owing hereunder or thereunder; or

Section 10.02 Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered pursuant hereto or thereto shall prove to be untrue or inaccurate in any material respect on the date as of which made or deemed made; or

Section 10.03 Covenants. Any Credit Party shall (i) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Sections 10.01 and 10.02 and clause (ii) of this Section 10.03) contained in this Agreement and such default shall continue unremedied for a period of 30 days after written notice to the Borrowers by the Administrative Agent or the Required Lenders or (ii) default in the due performance or observance by it of any term, covenant or agreement contained in Sections 8.01(e)(i), 8.07 or Article IX; or

Section 10.04 Default Under Other Agreements. (i) Any Borrower or any of its Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Obligations and intercompany loans) beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations and intercompany loans) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required but giving effect to any grace period), any such Indebtedness to become due prior to its stated maturity or (ii) any Indebtedness of any Borrower or any of its Subsidiaries shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not constitute an Event of Default under this Section 10.04 unless the aggregate amount of all Indebtedness referred to in clauses (i) and (ii) above equals or exceeds $75,000,000; or

Section 10.05 Bankruptcy, etc. Any Borrower, Guarantor or Material Subsidiary shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against any Borrower, Guarantor or any Material Subsidiary, and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code), receiver, receiver manager, monitor, trustee or the like is appointed for, or takes charge of, all or substantially all of the property of any Borrower, Guarantor or any Material Subsidiary, or any Borrower, Guarantor or any Material Subsidiary commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction (including Canadian Insolvency Law) whether now or hereafter in effect relating to any Borrower, Guarantor or any of its Material Subsidiary, or there is commenced against any Borrower, Guarantor or any Material Subsidiary any such proceeding which remains undismissed for a period of 60 days, or any Borrower, Guarantor or any Material Subsidiary is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or any Borrower, Guarantor or any Material Subsidiary suffers any appointment of any custodian, receiver, receiver manager, monitor, or trustee or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or any Borrower, Guarantor or any Material Subsidiary makes a general assignment for the benefit of creditors; or any corporate action is taken by any Borrower, Guarantor or any Material Subsidiary for the purpose of effecting any of the foregoing; or

Section 10.06 ERISA. (i) (a) A single-employer plan (as defined in Section 4001(a)(15) of ERISA) established by any Borrower, any Subsidiary of any Borrower or any ERISA Affiliate shall fail to maintain the minimum funding standard required by Section 412 of the Code for any plan year or part thereof or a waiver of such standard or the extension of any amortization period is sought or granted under Section 412 of the Code, (b) any Plan is, shall have been or is likely to be terminated or the subject of termination proceedings under ERISA or an event has occurred entitling the PBGC to terminate a Plan under Section 4042(a) of ERISA, (c) any Plan other than a Plan which is a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) shall have an Unfunded Current Liability, (d) any Borrower, any Subsidiary of any Borrower or an ERISA Affiliate has incurred or is likely to incur a liability to or on account of a Plan under Section 515, 4062, 4063, 4064, 4201 or 4204 of ERISA or (e) a contribution required to be made with respect to a Foreign Pension Plan has not been timely made, or any Borrower or any Subsidiary of any Borrower has incurred liabilities pursuant to one or more Foreign Pension Plans; (ii) there shall result from any such event or events described in clause (i) (x) the imposition of a lien upon the assets of any Borrower, any Subsidiary of any Borrower or an ERISA Affiliate, (y) the provision of security to induce the issuance of a waiver or extension of any funding requirement under Section 412 of the Code, or (z) liability or a material risk of incurring liability to the PBGC or the Internal Revenue Service or a Plan or a trustee appointed under ERISA; and (iii) the events described in clauses (i) and (ii) could reasonably be expected to have a Material Adverse Effect; or

Section 10.07 Guaranties. Any Guaranty or any provision thereof shall cease to be in full force or effect, or any Guarantor, or any Person acting by or on behalf of such Guarantor, shall deny or disaffirm its obligations under any Guaranty to which it is party, or any Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any Guaranty to which it is party; or

Section 10.08 Security Documents. Any Security Document shall, after the execution and delivery thereof, cease to be in full force and effect, or shall cease to give the Collateral Agent the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all the Collateral covered thereby except as provided in such Security Document), in favor of the Collateral Agent for the benefit of the respective Secured Creditors, in each case superior to and prior to the rights and Liens of all third Persons (other than Permitted Liens), or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any Security Document beyond the period of grace, if any, provided for therein; or

Section 10.09 Judgments. One or more judgments or decrees shall be entered against any Borrower or any of its Subsidiaries involving, when added to any other judgments or decrees against any Borrower and its Subsidiaries, a liability (not paid or fully covered by a reputable and solvent insurance company) of $75,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged or stayed or bonded pending appeal within 60 days from the entry thereof; or

Section 10.10 Change of Control. A Change of Control shall occur; or

Section 10.11 Accounts Receivable Facility. After the execution and delivery thereof, (i) the Receivables Subsidiary shall default in any payment of any amounts beyond the period of grace, if any, provided in the Accounts Receivable Facility Documents or (ii) Silgan or any of its Subsidiaries shall default in the observance or performance of any agreement or condition contained in the Accounts Receivable Facility Documents to which they are a party, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of the obligations of the Receivables Subsidiary under the Accounts Receivable Facility (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required but giving effect to any grace period), the Accounts Receivable Facility to become due (or unwind) prior to its stated maturity or (iii) the obligations of the Receivables Subsidiaries under the Accounts Receivable Facility shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrowers, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Borrower (provided that, if an Event of Default specified in Section 10.05 shall occur with respect to any Borrower, the result which would occur upon the giving of written notice by the Administrative Agent to the Borrowers as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare the Total Commitment terminated, whereupon all Commitments shall forthwith terminate immediately and any Commitment Commission and Canadian Commitment Commission shall forthwith become due and payable without any other notice of any kind; (ii) declare the principal of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each of the Borrowers; (iii) exercise any rights or remedies under any of the Guaranties and/or in its capacity as Collateral Agent under any of the Security Documents; (iv) direct the Revolving Borrowers to pay (and the Revolving Borrowers agree that upon receipt of such notice they will pay) to the Administrative Agent at the Payment Office such additional amount of cash (in the respective Currencies in which such Letters of Credit are denominated), to be held as security by the Administrative Agent in the Cash Collateral Account, as is equal to the aggregate Stated Amount of all then outstanding Letters of Credit; and (v) terminate any Letter of Credit which may be terminated in accordance with its terms.

Section 10.12 Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to this Article X or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Credit Document, all payments received on account of the Obligations and all net proceeds from the enforcement of the Obligations shall be applied by the Administrative Agent as follows:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such, the Issuing Lenders in their capacity as such and the Swingline Lender in its capacity as such, ratably among the Administrative Agent, the Issuing Lenders and Swingline Lender in proportion to the respective amounts described in this clause First payable to them;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Credit Documents, including attorney fees, ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them;

Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and on the aggregate amount of Unpaid Drawings that have not yet been reimbursed at such time, ratably among the Lenders, Issuing Lenders and the Swingline Lender in proportion to the respective amounts described in this clause Third payable to them;

Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and the aggregate amount of Unpaid Drawings that have not yet been reimbursed at such time plus payment obligations then owing by Credit Parties under Interest Rate Protection Agreements or Other Hedging Agreements (with respect to such Other Hedging Agreement consisting of any commodity swap agreement or other similar agreement or arrangement designed to protect against fluctuations in commodity prices only to the extent that such Other Hedging Agreement specifically provides that it is entitled to the benefits of this Agreement) with any Person that was a Lender or an affiliate of a Lender at the time such Interest Rate Protection Agreements or Other Hedging Agreements (with respect to such Other Hedging

Agreement consisting of any commodity swap agreement or other similar agreement or arrangement designed to protect against fluctuations in commodity prices only to the extent that such Other Hedging Agreement specifically provides that it is entitled to the benefits of this Agreement) were entered into (the “Other Creditors”), ratably among the Lenders, the Issuing Lenders, the Swingline Lender and the Other Creditors in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to the Administrative Agent for the account of the Issuing Lenders, to Cash Collateralize any Letter of Credit Obligations then outstanding; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

Notwithstanding the foregoing, obligations then owing by Credit Parties under Interest Rate Protection Agreements or Other Hedging Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Other Creditors. Each Other Creditor not a party to this Agreement that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article X for itself and its Affiliates as if a “Lender” party hereto.

ARTICLE XI

THE ADMINISTRATIVE AGENT; ETC.

Section 11.01 Appointment. The Lenders hereby irrevocably designate and appoint Wells Fargo as Administrative Agent (for purposes of this Article XI and Section 12.01, the term “Administrative Agent” also shall include Wells Fargo in its capacity as Collateral Agent pursuant to the Security Documents) to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize, the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its respective duties hereunder by or through its officers, directors, agents, employees or affiliates.

Section 11.02 Nature of Duties. (a) The Administrative Agent shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither the Administrative Agent nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall not have by reason of

(b) this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.

(c) Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, the Joint Lead Arrangers, the syndication agent and the co-documentation agents are named as such for recognition purposes only, and in their capacities as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Joint Lead Arrangers, the syndication agent and the co-documentation agents shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Sections 11.06 and 12.01. Without limitation of the foregoing, neither any Joint Lead Arranger, the syndication agent nor any co-documentation agents shall, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.

Section 11.03 Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (i) its own independent investigation of the financial condition and affairs of Silgan and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (ii) its own appraisal of the creditworthiness of Silgan and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectibility, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of Silgan or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of Silgan or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.

Section 11.04 Certain Rights of the Administrative Agent. If the Administrative Agent requests instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender or any other Person by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the

Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.

Section 11.05 Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.

Section 11.06 Indemnification. To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrowers, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof) in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s (or such affiliate’s) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

Section 11.07 The Administrative Agent in its Individual Capacity. With respect to its obligation to make Loans, or issue or participate in Letters of Credit, under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Majority Lenders”, “Required Lenders,” “Supermajority Lenders,” “holders of Notes” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its respective individual capacities. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.

Section 11.08 Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent and recorded in the Register. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.

Section 11.09 Resignation by the Administrative Agent. (a) The Administrative Agent may resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 15 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 10.05 then exists, Silgan. Any such resignation by an Administrative Agent hereunder shall also constitute its resignation as an Issuing Lender and the Swingline Lender, in which case the resigning Administrative Agent (x) shall not be required to issue any further Letters of Credit or make any additional Swingline Loans hereunder and (y) shall maintain all of its rights as Issuing Lender or Swingline Lender, as the case may be, with respect to any Letters of Credit issued by it, or Swingline Loans made by it, prior to the date of such resignation. Such resignation shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation by the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder and/or under the other Credit Documents who shall be a commercial bank or trust company reasonably acceptable to Silgan, which acceptance shall not be unreasonably withheld or delayed (provided that Silgan’s approval shall not be required if an Event of Default then exists).

(c) If a successor Administrative Agent shall not have been so appointed within such 15 Business Day period, the Administrative Agent, with the consent of Silgan (which consent shall not be unreasonably withheld or delayed, provided that Silgan’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as Administrative Agent hereunder and/or under the other Credit Documents until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 20th Business Day after the date such notice of resignation was given by the Administrative Agent, the Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided above.

(e) Upon a resignation of the Administrative Agent pursuant to this Section 11.09, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Article XI (and the analogous provisions of the other Credit Documents) shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as the Administrative Agent.

Section 11.10 Collateral Matters. (a) Each Lender authorizes and directs the Collateral Agent to enter into the Security Documents for the benefit of the Lenders and the other Secured Creditors. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the

Required Lenders in accordance with the provisions of this Agreement or the Security Documents, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Collateral Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.

(b) The Lenders hereby authorize the Collateral Agent, at its option and in its discretion, to release any Lien granted to or held by the Collateral Agent upon any Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations (other than inchoate indemnification obligations) at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than Silgan and its Subsidiaries) upon the sale or other disposition thereof in compliance with Section 9.02, (iii) subject to a Permitted Lien pursuant to Sections 9.01(viii), (x) and (xii), (iv) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 12.12(a)), (v) in connection with the release of Collateral provided in Section 8.15 or (vi) as otherwise may be expressly provided in the relevant Security Documents. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Collateral Agent’s authority to release particular types or items of Collateral pursuant to this Section 11.10.

(c) The Collateral Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Collateral Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Collateral Agent in this Section 11.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Collateral Agent may act in any manner it may deem appropriate, in its sole discretion, given the Collateral Agent’s own interest in the Collateral as one of the Lenders and that the Collateral Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

ARTICLE XII

MISCELLANEOUS.

Section 12.01 Payment of Expenses, etc. (a) Costs and Expenses; Indemnification. The Borrowers jointly and severally agree that they will: (i) whether or not the transactions herein contemplated are consummated, pay all reasonable and documented out-of-pocket costs and expenses of each Agent in connection with the preparation, execution and delivery of the Credit Documents and the documents and instruments referred to therein and any amendment, waiver or consent relating thereto (including, without limitation, the reasonable and documented fees and disbursements of McGuireWoods LLP, as counsel to the Administrative Agent, and of a single law firm of outside local counsel for the Administrative Agent in any applicable jurisdiction as to which the Administrative Agent reasonably determines local counsel is necessary) and of each Agent in connection with their syndication efforts with respect to this Agreement, of the Administrative Agent and each Issuing Lender in connection with Cash Collateral arrangements entered into by such Persons and of each Agent and each of the Lenders in connection with the enforcement of the Credit Documents and the documents and instruments referred to therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, without limitation, the reasonable fees and disbursements of counsel and consultants for the Administrative Agent and, after the occurrence of an Event of Default, one additional counsel for the Lenders as a group); (ii) pay and hold each of the Lenders harmless from and against any and all present and future stamp, excise and other similar taxes with respect to the foregoing matters and save each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to such Lender) to pay such taxes; and (iii) indemnify each Agent, each Joint Lead Arranger and each Lender, its officers, directors, employees, affiliates, representatives and agents from and hold each of them harmless against any and all liabilities, obligations (including removal or remedial actions), losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ and consultants’ fees and disbursements) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (a) any investigation, litigation or other proceeding (whether or not any Agent or any Lender is a party thereto) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of any transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, provided that the indemnity described above in this clause (iii)(a) shall not apply to any liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements incurred by, imposed on or assessed as a result of, or arising out of, or in any way related to, or by reason of any litigation, proceeding or other action solely between or among the Lenders (excluding, however, any liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (all of which shall be covered by such indemnity) incurred by, imposed on or assessed against the Administrative Agent, the Collateral Agent or any of their respective officers, directors, employees, affiliates, representatives or agents as a result of, or arising out of, or in any way related to, or by reason of any such litigation, proceeding or action to which the Administrative Agent or the Collateral Agent (or any of their respective officers, directors, employees, affiliates, representatives or agents) is a party in its capacity as such) to the extent (and only to the extent) that such litigation, proceeding or other action does not relate to, or arise from, any action or omission by Silgan or any of its Subsidiaries or (b) the actual or alleged presence of hazardous materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property owned or at any time operated by Silgan or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of hazardous materials by or of (or on behalf of or at the direction of) Silgan or any of its Subsidiaries at any location, whether or not owned or operated by Silgan or any of its Subsidiaries, the non-compliance of any Real Property with foreign, federal, state and local laws, regulations, and ordinances (including applicable permits thereunder) applicable to any Real Property, or any environmental claim asserted against Silgan, any of its Subsidiaries or any Real Property owned or at any time operated by Silgan or any of its Subsidiaries, including, in each case, without limitation, the reasonable fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but, in each case, excluding any losses, liabilities, claims, damages or expenses to the extent incurred by reason of the gross negligence or willful misconduct of the Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision)). To the extent that the undertaking to indemnify, pay or hold harmless any Agent or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrowers shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under Applicable Law.

(b) Waiver of Consequential Damages, Etc. To the full extent permitted by Applicable Law, no party hereto shall be entitled to indemnification hereunder on any theory of liability for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof except, in the case of the Borrowers, to the extent that such special, indirect, consequential or incidental damages would otherwise be subject to indemnification by the Borrowers pursuant to clause (a) of this Section 12.01. No Person entitled to indemnification pursuant to clause (a) of this Section 12.01 shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such indemnified person results from such indemnified person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(c) Foreign Borrowers. Notwithstanding anything to the contrary in this Agreement or any other Credit Document, the obligations of any Foreign Borrower with respect to the indemnification and expense reimbursement obligations set forth in this Section shall, to the extent reasonably ascertainable, be limited to losses, claims, damages, liabilities, costs and expenses arising out of or relating to the obligations of such Foreign Borrower under this Agreement and the other Credit Documents (including the enforcement thereof) and such Foreign Borrower’s use or proposed use of the proceeds of any Loan made to such Foreign Borrower or Letter of Credit issued for the account of such Foreign Borrower.

Section 12.02 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrowers or any other Credit Party against any and all of the obligations of the Borrowers or such Credit Party now or hereafter existing under this Agreement or any other Credit Document to such Lender, such Issuing Lender or the Swingline Lender or any of their respective Affiliates, irrespective of whether or not such Lender, such Issuing Lender, the Swingline Lender or any such Affiliate shall have made any demand under this Agreement or any other Credit Document and although such obligations of the Borrowers or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, such Issuing Lender, the Swingline Lender or such Affiliate different from the branch, office or Affiliate holding such deposit or obligated on such indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Article X and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent, the Issuing Lenders, the Swingline Lender and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender, each Issuing Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender, the Swingline Lender or their respective Affiliates may have. Each Lender, such Issuing Lender and the Swingline Lender agree to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

Section 12.03 Notices.

(a) Except where telephonic instructions or notices are authorized herein to be given, all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto or any other Person shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by a reputable overnight or courier delivery service, or by prepaid telex or telecopier, and shall be deemed to be given for purposes of this Agreement on the third day after deposit in registered or certified mail, postage prepaid, and otherwise on the date that such writing is delivered or sent to the intended recipient thereof, or in the case of notice delivered by telecopy, upon completion of transmission with a copy of such notice also being delivered under any of the methods provided above, all in accordance with the provisions of this Section 12.03. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 12.03, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective telecopier numbers) indicated (i) in the case of any Lender, in such Lender’s administrative questionnaire most recently delivered to Administrative Agent, (ii) in the case of any Eligible Assignee, on its signature page to its Assignment and Assumption Agreement, (iii) in the case of any Borrower or Administrative Agent or Collateral Agent, indicated on Schedule X hereto and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party on such administrative questionnaire, such Assignment and Assumption Agreement or Schedule X, as the case may be.

(b) Notices and other communications to or by Administrative Agent, Collateral Agent and Lenders hereunder may be delivered or furnished by electronic communication

(including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent (with the written consent of Company, in the case of procedures for deliveries to the Borrowers), provided that the foregoing shall not apply to notices pursuant to Sections 2.03, 2.06 or 3.03 unless otherwise agreed by Administrative Agent, the applicable Issuing Lender and/or the applicable Lender. Administrative Agent or Borrowers may, in their discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor; provided that for both clauses (i) and (ii) above, if such notice, e-mail or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient. Each Credit Party and Lender hereunder agrees to notify Administrative Agent in writing promptly of any change to the notice information provided above.

Section 12.04 Successors and Assigns; Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither the Borrowers nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (c) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (d) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Lender Participants to the extent provided in paragraph (c) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Loan Commitment and the Loans at the time owing to it); provided that, in each case with respect to any credit facility, any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and/or the Loans at the time owing to it (in each case with respect to any credit facility) or contemporaneous assignments to related Approved Funds that equal at least the amount specified in paragraph (b)(i)(B) of this Section in the aggregate or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption Agreement with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption Agreement, as of the Trade Date) shall not be less than $5,000,000 (or the Dollar Equivalent thereof in the case of Alternate Currency Loans), in the case of any assignment in respect of the Revolving Loan Commitments and/or Canadian Revolving Loan Commitments, or $1,000,000 (or the Dollar Equivalent thereof in the case of Alternate Currency Loans), in the case of any assignment in respect of the term loan facility, unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); provided that each Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by such Borrower prior to such fifth (5th) Business Day;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment, (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund or (z) the assignment is made in connection with the primary syndication of the Credit Facility and during the period commencing on the Effective Date and ending on the date that is ninety (90) days following the Effective Date; provided, that each Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 5 Business Days after having received notice thereof; and provided, further, that such Borrower’s consent shall not be required during the primary syndication of the Credit Facility;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of (i) the Revolving Loan Commitments and/or Canadian Revolving Loan Commitments if such assignment is to a Person that is not a Lender with a Revolving Loan Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender or (ii) the Term Loans to a Person who is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) the consents of the Issuing Lenders and the Swingline Lender shall be required for any assignment in respect of the Revolving Loan Commitments and/or Canadian Revolving Loan Commitments.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption Agreement, together with a processing and recordation fee of $3,500 for each assignment; provided that (A) only one such fee will be payable in connection with simultaneous assignments to two or more related Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an administrative questionnaire in form and substance satisfactory to the Administrative Agent.

(v) No Assignment to Certain Persons. No such assignment shall be made to (A) any Borrower or any of its Subsidiaries or Affiliates or (B) any Defaulting Lender or any of its Subsidiaries, or any Person who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (B).

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural Person.

(vii) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested, but not funded by, the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Lenders, the Swingline Lender and each other Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its RL Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under Applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 12.16, from and after the effective date specified in each Assignment and Assumption Agreement, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption Agreement, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption Agreement, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.10, 2.11, 5.04 and 12.01 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section (other than a purported assignment to a natural Person or any Borrower or any of a Borrower’s Subsidiaries or Affiliates, which shall be null and void.)

(c) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural Person or the Borrowers or any of the Borrowers’ Subsidiaries or Affiliates) (each, a “Lender Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Issuing Lenders, the Swingline Lender and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Lender shall be responsible for the indemnity under Section 11.06 with respect to any payments made by such Lender to its Lender Participant(s).

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Lender Participant, agree to any amendment, modification or waiver or modification described in Section 12.12(a)(i) or (vii) that directly and adversely affects such Lender Participant. The Borrower agrees that each Lender Participant shall be entitled to the benefits of Sections 2.10 and 5.04 (subject to the requirements and limitations therein, including the requirements under Section 5.04(g) (it being understood that the documentation required under Section 5.04(g) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Lender Participant (A) agrees to be subject to the provisions of Sections 2.13 and 12.12(b) as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.10 or 5.04, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Lender Participant acquired the applicable participation. Each Lender that sells a participation agrees, at Silgan’s request and expense, to use reasonable efforts to cooperate with Silgan to effectuate the provisions of Sections 2.13 and 12.12(b) with respect to any Lender Participant. To the extent permitted by law, each Lender Participant also shall be entitled to the benefits of Section 12.02 as though it were a Lender; provided that such Lender Participant agrees to be subject to Section 12.06 as though it were a Lender.

Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Lender Participant and the principal amounts of (and stated interest on) each Lender Participant’s interest in the Loans or other obligations under the Credit Documents (the “Lender Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Lender Participant Register (including the identity of any Lender Participant or any information relating to a Lender Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Lender Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Lender Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Lender Participant Register.

Notwithstanding the preceding three paragraphs or the definition of Required Lenders, any Lender Participant that is a Farm Credit Lender that (i) has purchased a participation in a minimum amount of $10,000,000, (ii) has been designated as a voting participant (a “Voting Lender Participant”) in a notice (a “Voting Lender Participant Notice”) sent by the relevant Lender to the Administrative Agent and (iii) receives, prior to becoming a Voting Lender Participant, the consent of the Administrative Agent and Silgan (each such consent to be required only to the extent and under the circumstances it would be required if such Voting Lender Participant were to become a Lender pursuant to an assignment in accordance with Section 12.04(b)), shall be entitled to vote as if such Voting Lender Participant were a Lender on all matters subject to a vote by the Lenders and the voting rights of the selling Lender shall be correspondingly reduced on a dollar-for-dollar basis. Each Voting Lender Participant Notice shall include, with respect to each Voting Lender Participant, the information that would be included by a prospective Lender in an Assignment and Assumption Agreement. Notwithstanding the foregoing, each Farm Credit Lender designated as a Voting Lender Participant in Schedule XI shall be a Voting Lender Participant without delivery of a Voting Lender Participant Notice and without the prior written consent of Silgan and the Administrative Agent. The selling Lender and the Voting Lender Participant shall notify the Administrative

Agent and Silgan within three (3) Business Days of any termination, reduction or increase of the amount of such participation. Silgan and the Administrative Agent shall be entitled to conclusively rely on information contained in the Voting Lender Participant Notices and all other notices delivered pursuant hereto. The voting rights of each Voting Lender Participant are solely for the benefit of such Voting Lender Participant and shall not inure to any assignee or participant of such Voting Lender Participant.

(d) Certain Pledges. Notwithstanding any other provision set forth in this Agreement, any Lender may at any time pledge or assign all or any portion of its rights under this Agreement and the other Credit Documents (including, without limitation, the Notes held by it) to any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Board or to any other central bank with jurisdiction over such Lender without notice to, or the consent of, any Borrower, provided that, no such pledge or assignment of a security interest under this Section 12.04(d) shall release a Lender from any obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. Any Lender which is a fund may pledge all or any portion of its Notes or Loans to its trustee in support of its obligations to its trustee. No such pledge or assignment shall release the transferor Lender from its obligations hereunder.

(e) Prohibited Assignments and Participations. Notwithstanding anything to the contrary contained in this Section 12.04, no Lender may assign or sell participations, or otherwise syndicate all or any portion of such Lender’s interests under this Agreement or any other Credit Document to any Person who is (i) listed on the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) either (x) included within the term “designated national” as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, or (y) designated under Sections 1(a), 1(c) or 1(d) of Executive Order No. 13224, 66 Fed. Reg. 49079 (published September 25, 2001) or similarly designated under any related enabling legislation or any other similar Executive Orders.

Section 12.05 No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, any other Agent or any Lender or any holder of a Note in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between any Borrower and the Administrative Agent, any other Agent or any Lender or the holder of any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein and in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, any other Agent, any Lender or the holder of any Note would otherwise have. No notice to or demand on any Borrower in any case shall entitle any Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, any other Agent, any Lender or the holder of any Note to any other or further action in any circumstances without notice or demand.

Section 12.06 Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of any Borrower in respect of any Obligations of such Borrower hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.

(b) Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, the Unpaid Drawings, Commitment Commission or Letter of Credit Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all such Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of such Borrower to such Lenders in such amount as shall result in a proportional participation by all of the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lender, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.

(c) Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 12.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.

Section 12.07 Calculations: Computations. (a) The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by Silgan to the Lenders); provided that, except as otherwise specifically provided herein, (i) all computations determining compliance with Section 5.02, Article IX and the definitions of Applicable Commitment Commission Percentage and Applicable Margin shall utilize accounting principles and policies in conformity with those used to prepare the audited historical financial statements referred to in Section 7.07(a), (ii) in determining Interest Expense for any period, no effect shall be given (but only to the extent not already otherwise excluded for the calculation of Interest Expense under this Agreement) to non-cash amounts recorded (or required to be recorded) in accord with FAS 133, (iii) all computations determining compliance with Sections 9.07 and 9.08 and the definitions of Applicable Commitment Commission Percentage and Applicable Margin shall be determined on a Pro Forma Basis, and (iv) notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared, and all financial covenants contained herein or in any other Credit Document shall be calculated, in each case, without giving effect to any election or requirement under FAS 159, FAS 141R and FAS 157 (or any similar accounting principle) permitting or requiring a Person to value its financial liabilities at the fair value thereof; provided further that (i) in determining EBITDA for any period, no effect shall be given (but only to the extent not already otherwise excluded from the calculation of EBITDA under this Agreement) (I) to FAS 106, (II) to non-cash amounts recorded (or required to be recorded) in accordance with

FAS 133 or (III) to FAS 141R to the extent relating to expenses incurred in connection with business combinations as part of a Permitted Acquisition, and (ii) for purposes of calculating the Applicable Commitment Commission Percentage, the Applicable Margin and all financial ratios and financial terms, the financial results of Unrestricted Subsidiaries shall be ignored. If at any time any change in GAAP would materially affect the computation of any financial ratio or requirement set forth in any Credit Document and either Silgan or the Required Lenders shall so request, the Administrative Agent, the Lenders and Silgan shall enter into and diligently pursue negotiations in good faith in order to amend such ratio or requirement to equitably reflect such changes so that the criteria for evaluating Silgan’s financial condition will be the same after such changes as if such changes had not occurred (subject to the approval of the Required Lenders); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein.

(b) All computations of interest, Commitment Commission and other Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day; except that in the case of Letter of Credit Fees and Fronting Fees, the last day shall be included) occurring in the period for which such interest, Commitment Commission or other Fees are payable, provided, however, that (i) all computations of interest on Alternate Currency Loans denominated in Pounds Sterling, (ii) all computations of interest on Canadian Prime Rate Loans, (iii) all computations of interest on CDOR Rate Loans and (iv) all computations of interest on Base Rate Loans calculated by reference to the Prime Lending Rate, in each case shall be made on the basis of a year of 365 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest is payable.

(c) Notwithstanding anything to the contrary contained in clause (a) of this Section 12.07, for purposes of determining compliance with any incurrence tests set forth in Article IX (excluding Sections 9.07 and 9.08 and the definitions of Applicable Commitment Commission Percentage, Applicable Margin and Consolidated Tangible Assets), any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars) shall be converted into Dollars on the basis of the relevant exchange rates (as shown on the relevant page of Reuters or (x) if Reuters does not provide such exchange rates, as shown on the relevant page of the Wall Street Journal or (y) if the Wall Street Journal does not provide such exchange rates, on such other basis as is satisfactory to the Administrative Agent) as in effect on the date of such incurrence or expenditure under any provision of any such Section that has an aggregate Dollar limitation provided for therein.

(d) For purposes of the Interest Act (Canada) with respect to Canadian Term Loans or Canadian Revolving Loans, whenever any interest, fees or commission to be paid hereunder or in connection herewith is to be calculated on the basis of any period of time that is other than the number of days in such year (the “Contract Period”), the yearly rate to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days in the Contract Period. The rates of interest under the Agreement are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Agreement.

(e) Notwithstanding any provision of this Agreement, in no event shall the aggregate “interest” (as that term is defined in Section 347 of the Criminal Code (Canada)) with respect to the Canadian Loans exceed the effective annual rate of interest on the “credit advanced” (as defined therein) lawfully permitted under Section 347 of the Criminal Code (Canada).

Section 12.08 GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE. (A) THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO ITS CONFLICTS OF LAWS PRINCIPLES. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, BOROUGH OF MANHATTAN, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH BORROWER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENTS BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH BORROWER. EACH BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. WITHOUT LIMITING THE FOREGOING, EACH FOREIGN BORROWER HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS SILGAN (AND SILGAN HEREBY IRREVOCABLY ACCEPTS SUCH APPOINTMENT) AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF THE PROPERTY OF EACH SUCH FOREIGN BORROWER, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. NOTHING HEREIN, HOWEVER, SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT OR ANY LENDER TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY BORROWER IN ANY OTHER JURISDICTION.

(B) EACH BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (A) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(C) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

Section 12.09 Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Borrowers and the Administrative Agent.

Section 12.10 Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which each of the Borrowers, the Administrative Agent and the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the applicable Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written or telex notice (actually received) at such office that the same has been signed and mailed to it. The Administrative Agent will give each Borrower and each Lender prompt written notice of the occurrence of the Effective Date.

Section 12.11 Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

Section 12.12 Amendment and Waiver; Replacement of Lenders. (a) Amendment and Waiver. Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Borrowers and the Required Lenders (although (i) modifications to, or supplements of, the Annexes to the respective Security Documents may be made in accordance with the provisions of such Security Documents and (ii) additional parties may be added to, and Subsidiaries of Silgan may be released from, the respective Guaranties and the Security Documents in accordance with the provisions thereof, in each case without the consent of the other Credit Parties party thereto or the Required Lenders), provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than a Defaulting Lender except with respect to the following clauses (i) and (iii), but, in the case of such clause (iii), only to the extent that such change, waiver, discharge or termination relates to this parenthetical or following clause (i)) (with Obligations being directly affected thereby in the case of the following clauses (i), (iv) and (vii)):

(i) extend the final scheduled maturity of any Loan or Note or extend the stated maturity of any Letter of Credit, the Total Revolving Loan Commitment or the Total Canadian Revolving Loan Commitment beyond the Revolving Loan Maturity Date or reduce the rate, or extend the time of payment, of interest or of Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce the principal amount thereof (including the principal amount of any Unpaid Drawing) (it being understood that any amendment or modification to the financial definitions in this Agreement or to Section 12.07(a) shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i), notwithstanding the fact that such amendment or modification actually results in such a reduction);

(ii) release all or substantially all of the Collateral (except as authorized in Sections 8.15 or 11.10 or as otherwise expressly provided in the Credit Documents (x) in connection with the termination of all Commitments hereunder and repayment in full of all Obligations owing pursuant hereto and pursuant to the other Credit Documents and (y) with respect to sales or other dispositions of property otherwise permitted under the Credit Documents) under all the Security Documents;

(iii) amend, modify or waive any provision of this Section 12.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Term Loans and the respective Revolving Loan Commitments on the Effective Date);

(iv) reduce the percentage specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Term Loans and the respective Revolving Loan Commitments are included on the Effective Date);

(v) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement;

(vi) consent to the release of Silgan, Containers, Manufacturing, Plastics or CanCo from its obligations under the US Borrowers/Subsidiaries Guaranty except, in the case of Containers, Manufacturing, Plastics or CanCo, in connection with a sale of all or substantially all of the assets of, or all of the capital stock of, Containers, Manufacturing, Plastics or CanCo in a transaction permitted under this Agreement or that has been approved by the Required Lenders;

(vii) change Section 12.06 in a manner that would alter the pro rata sharing of payments or order of application required thereby; or

(viii) without the consent of the Lenders holding at least a majority of the outstanding Revolving Loan Commitments, amend, modify or waive any provision in

Section 6.02 or waive any Default or Event of Default if the effect of such amendment, modification or waiver is that the Revolving Lenders shall be required to fund Revolving Loans when such Lenders would otherwise not be required to do so;

provided further, that no such change, waiver, discharge or termination shall (t) increase the Commitments of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Commitment shall not constitute an increase of the Commitment of any Lender, and that an increase in the available portion of any Commitment of any Lender shall not constitute an increase in the Commitment of such Lender), (u) without the consent of the Swingline Lender, alter its rights or obligations with respect to Swingline Loans, (v) without the consent of each Issuing Lender amend, modify or waive any provision of Article III or alter its rights or obligations with respect to Letters of Credit, (w) without the consent of the Administrative Agent, amend, modify or waive any provision of Article XI as same applies to the Administrative Agent or any other provision as same relates to the rights or obligations of the Administrative Agent, (x) without the consent of the Collateral Agent, amend, modify or waive any provision relating to the rights or obligations of the Collateral Agent, (y) (A) except as provided in Section 2.18, without the consent of the Majority Lenders of each Tranche which is being allocated a lesser prepayment, repayment or commitment reduction as a result of the actions described below (or without the consent of the Majority Lenders of each Tranche in the case of an amendment to the definition of Majority Lenders), amend the definition of Majority Lenders or alter the required application of any prepayments or repayments (or commitment reduction), as between the various Tranches, pursuant to Section 5.01 or 5.02 (excluding Section 5.02(b), (c), (d) or (e)) (although the Required Lenders may waive, in whole or in part, any such prepayment, repayment or commitment reduction, so long, as the application, as amongst the various Tranches, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered) or (B) without the consent of the Majority Lenders of each Tranche, amend, modify or waive the definition of Sharing Event or the provisions of Section 2.16 (other than for technical amendments or modifications thereto that do not otherwise adversely affect the Lenders under any Tranche of Loans in a manner disproportionate from the effect on the Lenders under the other Tranches of Loans) or (z) without the consent of the Supermajority Lenders of the respective Tranche, (A) amend the definition of Supermajority Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Supermajority Lender on substantially the same basis as the extensions of Term Loans and the respective Revolving Loan Commitments are included on the Effective Date) or (B) reduce the amount of, or shorten or extend, any interim US A Term Loan Scheduled Repayment, Canadian A Term Loan Scheduled Repayment, Euro A Term Loan Scheduled Repayment or Incremental Term Loan Scheduled Repayment, as the case may be.

(b) Replacement of Lenders. If, in connection with any proposed change, waiver, discharge or termination to any of the provisions of this Agreement as contemplated by clauses (i) through (vii), inclusive, of the first proviso to Section 12.12(a), the consent of the Required Lenders is obtained but the consent of one or more of the other Lenders whose consent is required is not obtained, then Silgan shall have the right, so long as all Non-Consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such Non-Consenting Lender or Lenders (or, at the option of Silgan if the respective Lender’s consent is required with respect to less than all Tranches of Loans (or related Commitments), to replace only the respective Tranche of Commitments and/or Loans of the respective Non-Consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such Non-Consenting Lender’s Revolving Loan Commitment, Canadian Revolving Loan Commitment and/or Incremental Term Loan Commitment, as the case maybe (if such Lender’s consent is required as a result of its Revolving Loan Commitment, Canadian Revolving Loan Commitment and/or Incremental Term Loan Commitment) and/or repay each Tranche of outstanding Loans of such Lender which gave rise to the need to obtain such Lender’s consent and/or cash collateralize its applicable RL Percentage of the Letter of Credit of Outstandings, in accordance with Sections 4.02(b) and/or 5.01(b); provided that, unless the Commitments which are terminated and Loans which are repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of new Lenders or the increase of the Commitments and/or outstanding Loans of existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B) the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided further, that Silgan shall not have the right to replace a Lender, terminate its Commitments or repay its Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 12.12(a).

Section 12.13 Survival. All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11, 3.06, 5.04, 11.06 and 12.01 shall survive the execution and delivery of this Agreement and the Notes and the making and repayment of the Loans and all Unpaid Drawings hereunder and the termination of the Commitments.

Section 12.14 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 12.14 would, at the time of such transfer, result in increased costs under Section 2.10, 2.11, 3.06 or 5.04 from those being charged by the respective Lender prior to such transfer, then no Borrower shall be obligated to pay such increased costs (although each Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

Section 12.15 Confidentiality. (a) Subject to the provisions of clause (b) of this Section 12.15, each Lender agrees that it will not disclose without the prior consent of Silgan (other than on a confidential basis to its employees, partners, directors, officers, auditors or counsel or to another Lender or such Lender’s holding or parent company or to any credit insurance provider relating to the Borrower and the Obligations if such Lender determines in its sole discretion that any such party should have access to such information) any information with respect to Silgan or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document and which is either (x) financial information or statements or (y) designated by any Borrower to the Lender in writing as confidential, provided that any Lender may disclose any such information (i) as has become generally available to the public, (ii) as may be required in any report, statement or testimony submitted to any municipal, state or Federal regulatory body or self-regulatory authority having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board, the Federal Deposit Insurance Corporation or the NAIC or similar organizations (whether in the United States or elsewhere) or their successors or in connection with any pledge permitted under Section 12.04(d), (iii) as may be required in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) that is already in possession of such Lender on a non-confidential basis, (vi) that is provided to such Lender on a non-confidential basis by a Person who in doing so has not violated a duty of confidentiality owing to any Lender or to Silgan or any of its Subsidiaries, (vii) to the Administrative Agent or the Collateral Agent, (viii) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor), so long as such contractual counterparty (or such professional advisor) agrees to be bound by provisions substantially the same as this Section 12.15 and (ix) to any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Obligations or Commitments or any interest therein by such Lender, provided that such prospective transferee agrees with such Lender, to maintain confidentiality provisions substantially the same as this Section 12.15.

(b) Each Borrower hereby acknowledges and agrees that each Lender may share with any of its Affiliates (including, in the case of any Lender that is a fund, such Lender’s investment advisor) any information related to Silgan or any of its Subsidiaries (including, without limitation, any nonpublic customer information regarding the creditworthiness of Silgan and its Subsidiaries, provided that such affiliates shall be subject to the provision of clause (a) of this Section 12.15 to the same extent as such Lender).

Section 12.16 Register. Each Borrower hereby designates the Administrative Agent to serve as such Borrower’s agent, solely for purposes of this Section 12.16, to maintain a register (the “Register”) on which it will record the name, address and taxpayer identification number, if any, of each of the Lenders, the Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and any stated interest thereon and each repayment in respect of the principal amount of the Loans of each of the Lenders and any stated interest thereon. Failure to make any such recordation, or any error in such recordation, shall not affect such Borrower’s obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitment of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Commitment shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Commitment and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitment and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Commitment and Loan shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 12.04(b). Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lenders. Each Borrower agrees to indemnify the Administrative Agent from and against any and all losses, claims, damages and liabilities of whatsoever nature which may be imposed on, asserted against or incurred by the Administrative Agent in performing its duties under this Section 12.16, provided that no Borrower shall be liable for any portion of such losses, claims, damages and liabilities resulting from the Administrative Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

Section 12.17 The Patriot Act. Each Lender subject to the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (as amended from time to time, the “Patriot Act”) hereby notifies Silgan and each other Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Silgan and the other Credit Parties and other information that will allow such Lender to identify Silgan and the other Credit Parties in accordance with the Patriot Act.

Section 12.18 Judgment Currency. (a) Each Credit Party’s obligation hereunder and under the other Credit Documents to make payments in Dollars or in the case of an Alternate Currency Loan or Alternate Currency Unpaid Drawing, the applicable Alternate Currency (in any such case, the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the Collateral Agent, the respective Issuing Lender or the respective Lender of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent, the Collateral Agent, such Issuing Lender or such Lender under this Agreement or the other Credit Documents. If for the purpose of obtaining or enforcing judgment against any Credit Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the Relevant Currency Equivalent thereof or, in the case of a conversion into currencies other than Dollars, Canadian Dollars or a Primary Alternate Currency, at the rate of exchange quoted by the Administrative Agent (or, if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent), determined, in each case, as of the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the respective Borrower or Borrowers covenant and agree to pay such additional amounts, if any (but in any event not a lesser amount) as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining the Relevant Currency Equivalent or any other rate of exchange for this Section 12.18, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

Section 12.19 Euro. (a) If at any time that an Alternate Currency Loan denominated in a Currency other than Euros is outstanding, the relevant Alternate Currency is replaced as the lawful currency of the country that issued such Approved Currency (the “Issuing Country”) by the Euro so that all payments are to be made in the Issuing Country in Euros and not in the Alternate Currency previously the lawful currency of such country, then such Alternate Currency Loan shall be automatically converted into an Alternate Currency Loan denominated in Euros in a principal amount equal to the amount of Euros into which the principal amount of such Alternate Currency Loan would be converted pursuant to the EMU Legislation and thereafter no further Alternate Currency Loans will be available in such Alternate Currency, with the basis of accrual of interest, notice requirements and payment offices with respect to such converted Alternate Currency Loan to be that consistent with the convention and practices in the Euro-zone interbank market for Euro denominated loans.

(b) In each case, to the maximum extent permitted under Applicable Law, the applicable Borrowers shall from time to time, at the request of any Lender, pay to such Lender the amount of any losses, damages, liabilities, claims, reduction in yield, additional expense, increased cost, reduction in any amount payable, reduction in the effective return of its capital, the decrease or delay in the payment of interest or any other return forgone by such Lender or its affiliates with respect to an Alternate Currency Loan affected by this Section 12.19 as a result of the tax or currency exchange resulting from the introduction, changeover to or operation of the Euro in any applicable nation or eurocurrency market.

Section 12.20 Immunity. To the extent that any Foreign Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, or otherwise) with respect to itself or its property, the respective Foreign Borrower hereby irrevocably waives such immunity in respect of its obligations hereunder and under the other Credit Documents to which it is a party to the extent permitted by Applicable Law and, without limiting the generality of the foregoing, agrees that the waivers set forth in this Section 12.20 shall be to the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.

Section 12.21 Parallel Debt. (a) In respect of ensuring the validity and enforceability of any Security Document governed by the law of The Netherlands, each Credit Party hereby irrevocably and unconditionally undertakes to pay to the Collateral Agent amounts equal to the amounts payable by it in respect of its Corresponding Obligations as they may exist from time to time, which undertaking the Collateral Agent hereby accepts. Each payment undertaking of a Credit Party to the Collateral Agent under this Section 12.21(a) is hereinafter to be referred to as a “Parallel Debt”. Each Parallel Debt will be payable in the currency or currencies of the relevant Corresponding Obligation and will become due and payable as and when the Corresponding Obligation to which it corresponds becomes due and payable.

(b) Each of the parties to this Agreement hereby acknowledges that: (i) each Parallel Debt constitutes an undertaking, obligation and liability of the applicable Credit Party to the Collateral Agent which is separate and independent from, and without prejudice to, the Corresponding Obligation to which it corresponds; and (ii) each Parallel Debt represents the Collateral Agent’s own separate and independent claim to receive payment of such Parallel Debt from the applicable Credit Party.

(c) To the extent the Collateral Agent irrevocably receives any amount in payment of a Parallel Debt of a Credit Party, the Collateral Agent shall distribute such amount among the Lenders and the Agents who are creditors of the Corresponding Obligations of that Credit Party in accordance with the terms of this Agreement, as if such amount were received by the Collateral Agent in payment of the Corresponding Obligation to which it corresponds.

(d) Upon irrevocable receipt by a Lender of any amount on a distribution by the Collateral Agent under Section 12.21(c) in respect of a payment on a Parallel Debt, the Corresponding Obligation to which the Parallel Debt corresponds shall be reduced by the same amount.

Section 12.22 Payments Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent or any Lender, or the Administrative Agent or any Lender exercises its right to setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding of the type described in Section 10.05 or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

BORROWERS:

SILGAN HOLDINGS INC., as US Borrower

By:	/s/ Frank W. Hogan, III
Name:	Frank W. Hogan, III
Title:	Senior Vice President, General Counsel and Secretary

SILGAN CONTAINERS LLC
SILGAN PLASTICS LLC
SILGAN CONTAINERS MANUFACTURING CORPORATION
SILGAN CAN COMPANY, as US Borrowers

By:	/s/ Frank W. Hogan, III
Name:	Frank W. Hogan, III
Title:	Vice President and Secretary

SILGAN PLASTICS CANADA INC., as a Canadian Borrower

By:	/s/ Frank W. Hogan, III
Name:	Frank W. Hogan, III
Title:	Vice President and Secretary

SILGAN HOLDINGS B.V., as a Dutch Borrower

By:	/s/ Frank W. Hogan, III
Name:	Frank W. Hogan, III
Title:	Authorized Representative

Silgan Holdings Inc.

Credit Agreement

Signature Page

SILGAN INTERNATIONAL HOLDINGS B.V., as a Dutch Borrower

By:	/s/ Frank W. Hogan, III
Name:	Frank W. Hogan, III
Title:	Authorized Representative

Silgan Holdings Inc.

Credit Agreement

Signature Page

AGENTS AND LENDERS:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swingline Lender, Issuing Lender and Lender

By:	/s/ Jessica Belanger
Name:	Jessica Belanger
Title:	Vice President

Silgan Holdings Inc.

Credit Agreement

Signature Page

BANK OF AMERICA, N.A., as Lender

By:	/s/ Lindsay Kim
Name:	Lindsay Kim
Title:	Assistant Vice President

Silgan Holdings Inc.

Credit Agreement

Signature Page

Citibank, N.A., as Lender

By:	/s/ Paul L. Burroughs Jr.
Name:	Paul L. Burroughs Jr.
Title:	Vice President

Silgan Holdings Inc.

Credit Agreement

Signature Page

Goldman Sachs Bank USA, as Lender

By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

Silgan Holdings Inc.

Credit Agreement

Signature Page

CoBank, ACB, as Lender

By:	/s/ Hal Nelson
Name:	Hal Nelson
Title:	Vice President

Silgan Holdings Inc.

Credit Agreement

Signature Page

The Bank of Nova Scotia, as Lender

By:	/s/ Matt Macdonald
Name:	Matt Macdonald
Title:	Director
Commercial Banking

By:	/s/ Beatriz Martinez
Name:	Beatriz Martinez
Title:	Director
Credit Solutions Group

Silgan Holdings Inc.

Credit Agreement

Signature Page

HSBC Bank USA, N.A., as Lender

By:	/s/ Randolph E. Cates
Name:	Randolph E. Cates
Title:	Senior Vice President

Silgan Holdings Inc.

Credit Agreement

Signature Page

HSBC BANK CANADA, as Lender

By:	/s/ Aurelie Aldinger
Name:	Aurelie Aldinger
Title:	Senior Account Manager, Corporate Banking

By:	/s/ Grant McFarlane
Name:	Grant McFarlane
Title:	Assistant Vice President, Corporate Banking

Silgan Holdings Inc.

Credit Agreement

Signature Page

Cooperatieve Central Raiffeisen-Boerenleenbank B.A. “Rabobank Nederland”, New York Branch, as Lender

By:	/s/ Claire Laury
Name:	Claire Laury
Title:	Executive Director

By:	/s/ Betty Janelle
Name:	Betty Janelle
Title:	Executive Director

Silgan Holdings Inc.

Credit Agreement

Signature Page

BMO Harris Bank N.A. as Lender

By:	/s/ Edward McGuire
Name:	Edward McGuire
Title:	Managing Director

Silgan Holdings Inc.

Credit Agreement

Signature Page

Canadian Imperial Bank of Commerce, New York Branch, as Lender

By:	/s/ Gordon Eadon
Name:	Gordon Eadon
Title:	Authorized Signatory

By:	/s/ Josh Hogarth
Name:	Josh Hogarth
Title:	Authorized Signatory

Silgan Holdings Inc.

Credit Agreement

Signature Page

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Lender

By:	/s/ Pamela Donnelly
Name:	Pamela Donnelly
Title:	Managing Director

By:	/s/ Gordon Yip
Name:	Gordon Yip
Title:	Director

Silgan Holdings Inc.

Credit Agreement

Signature Page

MIZUHO BANK, LTD., as Lender

By:	/s/ Tenya Mitsuboshi
Name:	Tenya Mitsuboshi
Title:	Deputy General Manager

Silgan Holdings Inc.

Credit Agreement

Signature Page

Santander Bank, N.A., as Lender

By:	/s/ William Maag
Name:	William Maag
Title:	Senior Vice President

Silgan Holdings Inc.

Credit Agreement

Signature Page

SUMITOMO MITSUI BANKING CORPORATION, as Lender

By:	/s/ James D. Weinstein
Name:	James D. Weinstein
Title:	Managing Director

Silgan Holdings Inc.

Credit Agreement

Signature Page

SUNTRUST BANK, as Lender

By:	/s/ Vinay Desai
Name:	Vinay Desai
Title:	Vice President

Silgan Holdings Inc.

Credit Agreement

Signature Page

TD BANK, N.A., as Lender

By:	/s/ Michele Dragonetti
Name:	Michele Dragonetti
Title:	Senior Vice President

Silgan Holdings Inc.

Credit Agreement

Signature Page

The Bank of Tokyo-Mitsubishi UFJ, Ltd., as Lender

By:	/s/ Belinda Tucker
Name:	Belinda Tucker
Title:	Managing Director

Silgan Holdings Inc.

Credit Agreement

Signature Page

Compass Bank, as Lender

By:	/s/ Michael Dixon
Name:	Michael Dixon
Title:	Senior Vice President

Silgan Holdings Inc.

Credit Agreement

Signature Page

PNC Bank, National Association, as Lender

By:	/s/ Robert M. Martin
Name:	Robert M. Martin
Title:	Senior Vice President

Silgan Holdings Inc.

Credit Agreement

Signature Page

U.S. BANK NATIONAL ASSOCIATION, as Lender

By:	/s/ Steven L. Sawyer
Name:	Steven L. Sawyer
Title:	Senior Vice President

Silgan Holdings Inc.

Credit Agreement

Signature Page

Bank of China, New York Branch, as Lender

By:	/s/ Haifeng Xu
Name:	Haifeng Xu
Title:	Executive Vice President

Silgan Holdings Inc.

Credit Agreement

Signature Page

Bank of the West, as Lender

By:	/s/ Garry Weiss
Name:	Garry Weiss
Title:	Vice President

Silgan Holdings Inc.

Credit Agreement

Signature Page

THE NORTHERN TRUST COMPANY, as Lender

By:	/s/ Daniel J. Boote
Name:	Daniel J. Boote
Title:	Senior Vice President

Silgan Holdings Inc.

Credit Agreement

Signature Page

PEOPLE’S UNITED BANK, as Lender

By:	/s/ Yvette D. Hawkins
Name:	Yvette D. Hawkins
Title:	Vice President

Silgan Holdings Inc.

Credit Agreement

Signature Page

First Niagara Bank, N.A., as Lender

By:	/s/ Troy Jellerette
Name:	Troy Jellerette
Title:	Vice President

Silgan Holdings Inc.

Credit Agreement

Signature Page

DZ BANK AG
Deutsche Zentral-Genossenschaftsbank
Frankfurt am Main
New York Bank
as Lender

By:	/s/ Paul Fitzpatrick
Name:	Paul Fitzpatrick
Title:	Senior Vice President

By:	/s/ Oliver Hildenbrand
Name:	Oliver Hildenbrand
Title:	Senior Vice President

Silgan Holdings Inc.

Credit Agreement

Signature Page

RB International Finance (USA) LLC, as Lender

By:	/s/ Christoph Hoedl
Name:	Christoph Hoedl
Title:	First Vice President

By:	/s/ Randall Abrams
Name:	Randall Abrams
Title:	Vice President

Silgan Holdings Inc.

Credit Agreement

Signature Page

City National Bank, as Lender

By:	/s/ Jeanine A. Smith
Name:	Jeanine A. Smith
Title:	Vice President

Silgan Holdings Inc.

Credit Agreement

Signature Page

WEBSTER BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ John H. Frost
Name:	John H. Frost
Title:	Vice President

Silgan Holdings Inc.

Credit Agreement

Signature Page

CHANG HWA COMMERCIAL BANK, LTD., NEW YORK BRANCH, as Lender

By:	/s/ Eric Y.S. Tsai
Name:	Eric Y.S. Tsai
Title:	Vice President & General Manager

Silgan Holdings Inc.

Credit Agreement

Signature Page

SCHEDULE I

COMMITMENTS

Lender	Revolving Loan Commitment (USD$)	Canadian Revolving Loan Commitment (CAD$)		US A Term Loan Commitment (USD$)	Canadian A Term Loan (CAD$)		Euro A Term Loan (EUR€)
Wells Fargo Bank, National Association	$49,155,678.93	C$	0.00	$19,985,460.66	C$	0.00	€11,747,304.03
Bank of America, N.A.	49,155,678.93		0.00	19,985,460.66		0.00	11,747,304.01
Citibank, N.A.	43,372,657.88		0.00	17,634,229.99		0.00	10,365,268.24
Goldman Sachs Bank USA	43,372,657.88		0.00	17,634,229.99		0.00	10,365,268.24
CoBank, ACB	192,545,685.87		0.00	78,284,225.02		0.00	46,014,880.82
The Bank of Nova Scotia	21,310,154.98		15,000,000.00	11,889,461.39		14,739,982.95	0.00
HSBC Bank USA, N.A.	35,710,154.98		0.00	3,198,787.33		14,739,982.95	6,437,536.34
Cooperative Centrale Raiffeeisen-Boerenleenbank B.A. “Rabobank Nederland”, New York Branch	35,710,154.98		0.00	3,198,787.33		14,739,982.95	6,437,536.34
BMO Harris Bank N.A.	31,228,313.67		0.00	12,696,645.59		0.00	7,462,993.14
CIBC Inc.	31,228,313.67		0.00	10,397,261.78		12,890,025.57	0.00
Credit Agricole Corporate & Investment Bank	31,228,313.67		0.00	12,696,645.59		0.00	7,462,993.14
Mizuho Corporate Bank, Ltd.	31,228,313.67		0.00	12,696,645.59		0.00	7,462,993.14
Santander Bank, N.A.	31,228,313.67		0.00	12,696,645.59		0.00	7,462,993.14
Sumitomo Mitsui Banking Corporation	31,228,313.67		0.00	12,696,645.59		0.00	7,462,993.14
SunTrust Bank	31,228,313.67		0.00	12,696,645.58		0.00	7,462,993.15
TD Bank, N.A.	31,228,313.66		0.00	2,797,320.11		12,890,025.58	5,629,586.42
Bank of Tokyo-Mitsubishi UFJ	31,228,313.66		0.00	12,696,645.61		0.00	7,462,993.13
BBVA Compass	25,445,292.62		0.00	10,345,414.93		0.00	6,080,957.37
PNC Bank, National Association	25,445,292.62		0.00	10,345,414.93		0.00	6,080,957.37

Schedule I

Commitments

SCHEDULE I

Lender	Revolving Loan Commitment ($)	Canadian Revolving Loan Commitment (C$)		US A Term Loan Commitment ($)	Canadian A Term Loan (C$)		Euro A Term Loan (€)
US Bank, National Association	25,445,292.62		0.00	10,345,414.93		0.00	6,080,957.37
Bank of China, New York Branch	21,975,479.99		0.00	8,934,676.53		0.00	5,251,735.91
Bank of the West	20,240,573.68		0.00	8,229,307.33		0.00	4,837,125.18
The Northern Trust Company	20,240,573.68		0.00	8,229,307.33		0.00	4,837,125.18
People’s United Bank	20,240,573.68		0.00	8,229,307.33		0.00	4,837,125.18
First Niagara Bank, N.A.	16,770,761.05		0.00	6,818,568.93		0.00	4,007,903.72
DZ Bank AG, Deutsche Zentral-Genossenschaftsbank Frankfurt am Main New York Branch	14,457,552.63		0.00	0.00		0.00	7,809,220.27
RB International Finance (USA) LLC	14,457,552.63		0.00	0.00		0.00	7,809,220.27
City National Bank	12,144,344.21		0.00	8,855,655.79		0.00	0.00
Webster Bank, National Association	11,566,042.10		0.00	8,433,957.90		0.00	0.00
Chang Hwa Commercial Bank Ltd., New York Branch	5,783,021.05		0.00	2,351,230.67		0.00	1,382,035.76

Total	$985,600,000.00	C$	15,000,000.00	$365,000,000.00	C$	70,000,000.00	€220,000,000.00

Schedule I

Commitments

SCHEDULE II

EXISTING LETTERS OF CREDIT

L/C No.	Current Total	Issue Date	Expiry Date	Auto Extension/ Period/Notice	Beneficiary
Silgan Containers Manufacturing Corporation
DBS-13922	$9,000,000.00	03/14/2001	03/14/2014	Yes/Year/30 days	Zurich American Insurance Co.
DBS-17835	$9,940,000.00	01/29/2008	11/30/2014	Yes/Year/30 days	U.S. Fidelity & Guaranty Co.

Total	$18,940,000.00	Silgan Containers Manufacturing Corporation

Silgan Plastics LLC
DBS-07651	$398,290.00	03/01/1991	03/01/2014	Yes/Year/30 days	National Union Fire Insurance Co.
DBS-13783	$450,000.00	01/01/2001	10/31/2014	Yes/Year/30 days	U.S. Fidelity & Guaranty Co.
DBS-14496	$2,850,000.00	02/01/2002	11/30/2014	Yes/Year/30 days	U.S. Fidelity & Guaranty Co.
DBS-15028	$45,000.00	01/17/2003	11/01/2014	Yes/Year/60 days	Lumbermens Mutual, et. al.

Total	$3,743,290.00	Silgan Plastics LLC

TOTAL	$22,683,290.00		GRAND TOTAL ALL SILGAN LCS

Schedule II

Existing Letters of Credit

SCHEDULE III

INSURANCE

Insurance is maintained by each of the Borrowers and its Subsidiaries with the coverages and in the amounts insured as set forth on the insurance certificates delivered to the Administrative Agent.

Schedule III

Insurance

SCHEDULE IV

SUBSIDIARIES

*	Denotes a Material Subsidiary

Subsidiary	Classes of Capital Stock	Percentage Ownership By Silgan	Whether Ownership is Direct or Indirect	Jurisdiction of Organization and Organizational ID Number
Silgan Holdings LLC	Limited Liability Company Interests	100%	Direct	Delaware 5077587
Portola Packaging, Inc.	Common	100%	Direct	Delaware 2396586
Silgan Containers LLC*	Limited Liability Company Interests	100%	Indirect	Delaware 4630164
Silgan Plastics LLC*	Limited Liability Company Interests	100%	Indirect	Delaware 4630173
Silgan White Cap LLC	Limited Liability Company Interests	100%	Indirect	Delaware 4636159
Silgan Containers Manufacturing Corporation*	Common	100%	Indirect	Delaware 2832859
Silgan Can Company*	Common	100%	Indirect	Delaware 2896810
Silgan Can Holding Company	Common	100%	Indirect	Delaware 2900077
Silgan LLC	Limited Liability Company Interests	100%	Indirect	Delaware 2901589
Silgan Plastics Corporation*	Common	100%	Indirect	Delaware 0805494
Silgan Tubes Holding Company	Common	100%	Indirect	Delaware 3613226
Silgan White Cap Corporation*	Common	100%	Indirect	Delaware 3625860
Silgan Closures International Holding Company	Common	100%	Indirect	Delaware 3625862
Silgan White Cap Americas LLC	Limited Liability Company Interests	100%	Indirect	Delaware 3406909
Silgan Equipment Company	Common	100%	Indirect	Delaware 2464413
Silgan ipec Corporation	Common	100%	Indirect	Delaware 4311971
828745 Ontario Inc.	Common	100%	Direct	Ontario

Schedule IV

Subsidiaries

SCHEDULE IV

*	Denotes a Material Subsidiary

Subsidiary	Classes of Capital Stock	Percentage Ownership By Silgan	Whether Ownership is Direct or Indirect	Jurisdiction of Organization and Organizational ID Number
				828745
827599 Ontario Inc.	Common	100%	Indirect	Ontario 827599
Silgan Plastics Canada Inc.	Common	100%	Indirect	Ontario 1231760
Silgan Plastic Food Containers Corporation*	Common	100%	Indirect	Delaware 0861034
Thatcher Mexico, S. de R.L. de C.V.	Equity Quotas	100%	Indirect	Mexico N/A
Thatcher Investments, S. de R.L. de C.V.	Equity Quotas	100%	Indirect	Mexico N/A
Silgan Partnership C.V.	Membership Units	100%	Direct	Netherlands 59471239
Silgan International Holdings B.V.	Capital Shares	100%	Indirect	Netherlands 22059801
Silgan Europe Holdings B.V.	Capital Shares	100%	Indirect	Netherlands 34237485
Silgan White Cap Venezuela, S.A.	Common	100%	Indirect	Venezuela N/A
Silgan White Cap South East Asia, Inc.	Capital Shares	99.9999%	Indirect	Philippines AS095-10377
Silgan White Cap Properties, Inc.	Capital Shares	63.98%	Indirect	Philippines A1998-03183
SWC Holdings (Mauritius) Ltd	Capital Shares	100%	Indirect	Mauritius 62976 Cl/GBL
Silgan White Cap (Shanghai) Co., Ltd.	Registered Capital	100%	Indirect	China 310227607321193
Silgan White Cap GmbH	Capital Shares	100%	Indirect	Austria FN 27873lz
Silgan White Cap France S.A.S.	Capital Shares	100%	Indirect	France 389 152 315 RCS Toulouse
Silgan White Cap Deutschland GmbH	Capital Shares	100%	Indirect	Germany HRB 200996
Silgan White Cap Nordiska AB	Capital Shares	100%	Indirect	Sweden 556283-7764

Schedule IV

Subsidiaries

SCHEDULE IV

*	Denotes a Material Subsidiary

Subsidiary	Classes of Capital Stock	Percentage Ownership By Silgan	Whether Ownership is Direct or Indirect	Jurisdiction of Organization and Organizational ID Number
Silgan White Cap Italia S.r.l.	Capital Shares	100%	Indirect	Italy 1810486
Silgan White Cap Holdings Spain, S.L.	Capital Quotas	100%	Indirect	Spain N/A
Silgan White Cap Espana S.L.	Capital Quotas	100%	Indirect	Spain N/A
Silgan White Cap UK Limited	Capital Shares	100%	Indirect	UK 02416087
Silgan Ontas Ambalaj Sanayi ve Ticaret A.S.	Capital Shares	99.99975%	Indirect	Turkey 6590029550
Silgan White Cap Belgium NV	Capital Shares	100%	Indirect	Belgium 0460.686.058
Silgan White Cap Polska Sp. z o. o.	Capital Shares	100%	Indirect	Poland 0000258585
Silgan White Cap Holdings Cyprus Limited	Capital Shares	100%	Indirect	Cyprus HE 176602
Silgan White Cap Ukraine LLC	Participatory Interests	100%	Indirect	Ukraine 1070 105 002 002486
Silgan White Cap Rus o.o.o.	Participatory Interests	100%	Indirect	Russia 1075 034 003593
Silgan White Cap do Brasil Ltda.	Equity Quotas	100%	Indirect	Brazil 35.213.000.538
Silgan Holdings B.V.	Capital Shares	100%	Indirect	Netherlands 51062380
Silgan Holdings Austria GmbH	Capital Shares	100%	Indirect	Austria FN 320971t
Silgan Metal Packaging Mitterdorf GmbH	Capital Shares	100%	Indirect	Austria FN 74703h
Silgan Metal Packaging Grodno i.o.o.o.	Participatory Interests	100%	Indirect	Belarus 590682692
Silgan Metal Packaging Vertriebs GmbH	Capital Shares	100%	Indirect	Germany HRB 4239
Silgan Metal Packaging Meissen GmbH	Capital Shares	100%	Indirect	Germany HRB3786
Silgan Metal Packaging Leipzig GmbH	Capital Shares	100%	Indirect	Germany HRB 19303

Schedule IV

Subsidiaries

SCHEDULE IV

*	Denotes a Material Subsidiary

Subsidiary	Classes of Capital Stock	Percentage Ownership By Silgan	Whether Ownership is Direct or Indirect	Jurisdiction of Organization and Organizational ID Number
Rüma Industrieverpackung Leipzig GmbH	Capital Shares	100%	Indirect	Germany HRB 3000
ELSA Silgan Metal Packaging S.A.	Capital Shares	100%	Indirect	Greece 0660/002/B/86/0541
ATLAS Can - Vogel & Noot Metal Packaging Company A.E.	Capital Shares	100%	Indirect	Greece 07791/003/B/86/0072
Elsa - Silgan Metal Packaging S.A./Jordan	Capital Shares	100%	Indirect	Jordan 713
Silgan Metal Packaging d.o.o. Bitola	Capital Shares	100%	Indirect	Macedonia 6014496
Silgan Metal Packaging Szprotawa Sp. z o.o.	Capital Shares	100%	Indirect	Poland 169589
Silgan Metal Packaging Tczew S.A.	Capital Shares	99.99975%	Indirect	Poland HRB 0000002201
Silgan Metal Packaging d.o.o. Beograd	Capital Shares	100%	Indirect	Serbia 8811482
Silgan Metal Packaging Nove Mesto a.s.	Capital Shares	100%	Indirect	Slovakia 31 416 373
Silgan Metal Packaging Ljubljana d.o.o.	Capital Shares	100%	Indirect	Slovenia 5035830
VONORUS o.o.o.	Participatory Interests	100%	Indirect	Russia 107018089
Silgan Metal Packaging Brovary LLC	Participatory Interests	100%	Indirect	Ukraine 35167385
Silgan Metal Packaging Stupino o.o.o.	Participatory Interests	100%	Indirect	Russia OGRN1115045002357
Silgan Metal Packaging Enem o.o.o.	Participatory Interests	100%	Indirect	Russia OGRN1091090107001511
Portola Tech International, Inc.	Common	100%	Indirect	Rhode Island 000009251
Portola S.RO.	Registered Capital	100%	Indirect	Czech Republic 25478117

Schedule IV

Subsidiaries

SCHEDULE IV

*	Denotes a Material Subsidiary

Subsidiary	Classes of Capital Stock	Percentage Ownership By Silgan	Whether Ownership is Direct or Indirect	Jurisdiction of Organization and Organizational ID Number
Portola Packaging Canada Ltd./Emballages Portola Canada Ltd.	Common	100%	Indirect	British Columbia C0741141
Portola Limited	Ordinary and Preference Shares	100%	Indirect	England and Wales 4768339
Integra-Seal Industries LLC	Limited Liability Company Interests	100%	Indirect	Tennessee 372393
Portola Packaging Inc. Mexico, S.A. de C.V.	Capital Shares	100%	Indirect	Mexico Commercial Folio # 248*1
Limited Liability Company Portola (Russia)	Limited Liability Company Interests	100%	Indirect	Russia 1087746430078
Asesoria Maxima, S.A. de C.V.	Capital Shares	100%	Indirect	Mexico Commercial Folio # 21236*1
Portola Packaging Limited	Ordinary and Preference Shares	100%	Indirect	England and Wales 2607146
Portola (Asia Pacific) Holding Company Limited	Capital Shares	100%	Indirect	Hong Kong 745017
GuangDong Portola Packaging Company Limited	N/A1	100%	Indirect	PRC 440682400010734
Shanghai Portola Packaging Company Limited	N/A2	100%	Indirect	PRC 310000400196038

[1]	This subsidiary is in the process of being dissolved.
[2]	This subsidiary is in the process of being dissolved.

Schedule IV

Subsidiaries

SCHEDULE V

SILGAN HOLDINGS INC.

UCC, TAX AND JUDGMENT LIEN SEARCH LOCATIONS

To the extent any of the liens contained in this Annex A are permitted under clause (viii) or (x) of Section 9.01 of the Credit Agreement, such lien shall not be permitted under Section 9.01(iii) solely due to its inclusion on this Annex A.

Secured Party	Jurisdiction Searched	Filing Number	File Date	Subsequent Filings	Collateral
SILGAN CAN COMPANY
	DE – Secretary of State UCC Debtor Search

SILGAN CAN HOLDING COMPANY
	DE – Secretary of State UCC Debtor Search

SILGAN CLOSURES INTERNATIONAL HOLDING COMPANY
	DE – Secretary of State UCC Debtor Search

SILGAN CONTAINERS LLC
De Lage Landen Financial Services, Inc.		62757763	8/9/2006	Original UCC Filing	Equipment Lease
General Electric Capital Corporation		83364054	10/3/2008	Original UCC Filing	Equipment Lease
IBM Credit LLC		90157179	1/15/2009	Original UCC Filing	Equipment Lease
IBM Credit LLC		93188411	10/5/2009	Original UCC Filing	Equipment Lease
IBM Credit LLC		01690043	5/3/2010	Original UCC Filing	Equipment Lease
General Electric Capital Corporation		10865652	3/9/2011	Original UCC Filing	Equipment Lease
General Electric Capital Corporation		11767543	5/11/2011	Original UCC Filing	Equipment Lease
The Sutta Company	CA – Secretary of State UCC Debtor Search	087181270630	12/10/2008	Original UCC Filing	Equipment Lease
The Sutta Company		087181531690	12/12/2008	Original UCC Filing	Equipment Lease
Timepayment Corporation		097212419590	10/21/2009	Original UCC Filing	Equipment Lease

SILGAN CONTAINERS MANUFACTURING CORPORATION
Gelco Corporation DBA GE Capital Fleet Services	DE – Secretary of State UCC Debtor Search	10845391 61719608	8/1/2001 5/22/2006	Original UCC Filing Continuation	Equipment Lease

Schedule V

Permitted Liens

SCHEDULE V

Secured Party	Jurisdiction Searched	Filing Number	File Date	Subsequent Filings	Collateral
		12248196	6/13/2001	Continuation
Gelco Corporation DBA GE Capital Fleet Services		21205024 71061729	4/26/2002 3/21/2007	Original UCC Filing Continuation	Equipment Lease
Gelco Corporation DBA GE Capital Fleet Services		21206436 71061737	5/14/2002 3/21/2007	Original UCC Filing Continuation	In lieu filing-equipment lease
Gelco Corporation DBA GE Capital Fleet Services		22979684 73313839	11/14/2002 8/30/2007	Original UCC Filing Continuation	Equipment Lease
Gelco Corporation DBA GE Capital Fleet Services		23167636 73323531	12/4/2002 8/30/2007	Original UCC Filing Continuation	Equipment Lease
Gelco Corporation DBA GE Capital Fleet Services		31933665 81515913	7/28/2003 5/1/2008	Original UCC Filing Continuation	Equipment Lease
Gelco Corporation DBA GE Fleet Services		40741217 90530557	3/17/2004 2/18/2009	Original UCC Filing Continuation	Equipment Lease
Gelco Corporation DBA GE Fleet Services		40803561 90586831	3/23/2004 2/23/2009	Original UCC Filing Continuation	Equipment Lease
Gelco Corporation DBA GE Fleet Services		41363011 91225926	5/17/2004 4/17/2009	Original UCC Filing Continuation	Equipment Lease
Gelco Corporation DBA GE Fleet Services		43090786 93237515	11/3/2004 10/8/2009	Original UCC Filing Continuation	Equipment Lease
Gelco Corporation DBA GE Fleet Services		53637759 03755414	11/23/2005 10/27/2010	Original UCC Filing Continuation	Equipment Lease
Gelco Corporation DBA GE Fleet Services		71527034	4/24/2007	Original UCC Filing	Equipment Lease
General Electric Capital Corporation		90213063	1/22/2009	Original UCC Filing	Equipment Lease
General Electric Capital Corporation		90214350	1/22/2009	Original UCC Filing	Equipment Lease
General Electric Capital Corporation		90242567	1/23/2009	Original UCC Filing	Equipment Lease
General Electric Capital Corporation		90371416	1/23/2009	Original UCC Filing	Equipment Lease
Motion Industries Inc.		90969813	3/26/2009	Original UCC Filing	Equipment supplied by Secured Party under Consignment Agreement or Other Agreement
General Electric Capital Corporation		91665741	5/27/2009	Original UCC Filing	Equipment Lease

Schedule V

Permitted Liens

SCHEDULE V

Secured Party	Jurisdiction Searched	Filing Number	File Date	Subsequent Filings	Collateral
General Electric Capital Corporation		91698197	5/29/2009	Original UCC Filing	Equipment Lease
General Electric Capital Corporation		91705059	5/29/2009	Original UCC Filing	Equipment Lease
General Electric Capital Corporation		91803029	6/8/2009	Original UCC Filing	Equipment Lease
General Electric Capital Corporation		91880688	6/12/2009	Original UCC Filing	Equipment Lease
General Electric Capital Corporation		91883153	6/12/2009	Original UCC Filing	Equipment Lease
General Electric Capital Corporation		91885976	6/12/2009	Original UCC Filing	Equipment Lease
General Electric Capital Corporation		91985933	6/22/2009	Original UCC Filing	Equipment Lease
General Electric Capital Corporation		91988580	6/22/2009	Original UCC Filing	Equipment Lease
General Electric Capital Corporation		91988598	6/22/2009	Original UCC Filing	Equipment Lease
General Electric Capital Corporation		91989331	6/22/2009	Original UCC Filing	Equipment Lease
General Electric Capital Corporation		91989349	6/22/2009	Original UCC Filing	Equipment Lease
General Electric Capital Corporation		92552088	8/10/2009	Original UCC Filing	Equipment Lease
General Electric Capital Corporation		92958897	9/16/2009	Original UCC Filing	Equipment Lease
General Electric Capital Corporation		92958905	9/16/2009	Original UCC Filing	Equipment Lease
General Electric Capital Corporation		92965298	9/16/2009	Original UCC Filing	Equipment Lease
General Electric Capital Corporation		92965306	9/16/2009	Original UCC Filing	Equipment Lease
General Electric Capital Corporation		92965314	9/16/2009	Original UCC Filing	Equipment Lease
General Electric Capital Corporation		92971643	9/16/2009	Original UCC Filing	Equipment Lease

Schedule V

Permitted Liens

SCHEDULE V

Secured Party	Jurisdiction Searched	Filing Number	File Date	Subsequent Filings	Collateral
General Electric Capital Corporation		93995096	12/14/2009	Original UCC Filing	Equipment Lease
General Electric Capital Corporation		00645329	2/25/2010	Original UCC Filing	Equipment Lease
General Electric Capital Corporation		00648638	2/25/2010	Original UCC Filing	Equipment Lease
General Electric Capital Corporation		00758916	3/8/2010	Original UCC Filing	Equipment Lease
General Electric Capital Corporation		00759500	3/8/2010	Original UCC Filing	Equipment Lease
General Electric Capital Corporation		00870877	3/15/2010	Original UCC Filing	Equipment Lease
General Electric Capital Corporation		01230733	4/9/2010	Original UCC Filing	Equipment Lease
Samuel Strapping Systems		01351117	4/20/2010	Original UCC Filing	Equipment Lease
General Electric Capital Corporation		01414899	4/23/2010	Original UCC Filing	Equipment Lease
General Electric Capital Corporation		01415227	4/23/2010	Original UCC Filing	Equipment Lease
General Electric Capital Corporation		01415250]	4/23/2010	Original UCC Filing	Equipment Lease
General Electric Capital Corporation		01415268]	4/23/2010	Original UCC Filing	Equipment Lease
General Electric Capital Corporation		01706898	5/14/2010	Original UCC Filing	Equipment Lease
General Electric Capital Corporation		02972945	8/25/2010	Original UCC Filing	Equipment Lease
General Electric Capital Corporation		03062134	9/1/2010	Original UCC Filing	Equipment Lease
General Electric Credit Corporation of Tennessee		04083782	11/19/2010	Original UCC Filing	Equipment Lease
GE Capital Commercial, Inc.		10432248	2/4/2011	Original UCC Filing	Equipment Lease
General Electric Capital Corporation		11312613	4/8/2011	Original UCC Filing	Equipment Lease
Samuel Strapping Systems, Inc.		11558264	4/26/2011	Original UCC Filing	Equipment Lease
General Electric Credit Corporation of Tennessee		11619652	4/29/2011	Original UCC Filing	Equipment Lease
General Electric Credit Corporation		12101148	6/2/2011	Original UCC Filing	Equipment Lease

Schedule V

Permitted Liens

SCHEDULE V

Secured Party	Jurisdiction Searched	Filing Number	File Date	Subsequent Filings	Collateral
of Tennessee
General Electric Credit Corporation of Tennessee		12169111	6/7/2011	Original UCC Filing	Equipment Lease
GE Capital Commercial, Inc.		12169129	6/7/2011	Original UCC Filing	Equipment Lease
GE Capital Commercial, Inc.		12169806	6/7/2011	Original UCC Filing	Equipment Lease
General Electric Credit Corporation of Tennessee		12169814	6/7/2011	Original UCC Filing	Equipment Lease
GE Capital Commercial, Inc.		12176421	6/7/2011	Original UCC Filing	Equipment Lease
GE Capital Commercial, Inc.		12176470	6/7/2011	Original UCC Filing	Equipment Lease
GE Capital Commercial, Inc.		12370834	6/21/2011	Original UCC Filing	Equipment Lease
Timepayment Corporation	UCC Debtor Search CA – Secretary of State	097205692171	8/13/2009	Original UCC Filing	Equipment Lease
	IN – La Porte County Clerk State Tax Lien	4558507	5/3/2004		Lien in the amount of $459.78
State of Minnesota Department of Transportation	MN – Ramsey County UCC Debtor Search	2102610	3/1/2010	Original UCC Filing	Real Property

SILGAN CORPORATION
None	UCC Debtor Search DE – SECRETARY OF STATE	N/A	N/A	N/A	N/A

SILGAN EQUIPMENT COMPANY
None	UCC Debtor Search DE – SECRETARY OF STATE	N/A	N/A	N/A	N/A

SILGAN HOLDINGS INC.
None	UCC Debtor Search DE – SECRETARY OF STATE	N/A	N/A	N/A	N/A

SILGAN LLC.
De Lage Landen Financial Services, Inc.	UCC Debtor Search DE – SECRETARY OF STATE	62757763 12515214	8/9/2006 6/30/2011	Original UCC Filing Continuation	Equipment Lease
IBM Credit LLC		90157179	1/15/2009	Original UCC Filing	Equipment Lease
IBM Credit LLC		93188411	10/5/2009	Original UCC Filing	Equipment Lease
IBM Credit LLC		01690043	5/3/2010	Original UCC Filing	Equipment Lease
General Electric Capital Corporation		10865652	3/9/2011	Original UCC Filing	Equipment Lease
General Electric Capital		1 1767543	5/11/2011	Original UCC Filing	Equipment Lease

Schedule V

Permitted Liens

SCHEDULE V

Secured Party	Jurisdiction Searched	Filing Number	File Date	Subsequent Filings	Collateral
Corporation
SILGAN PLASTICS CORPORATION
General Electric Capital Corporation – Trade Payables Services Division		51278820 93497309 00037493	4/26/2005 10/30/2009 1/6/2010	Original UCC Filing Amendment Continuation	Equipment Lease Name change to Silgan Plastics LLC

Toyota Motor Credit Corporation		90022951	1/5/2009	Original UCC Filing	Equipment Lease
Chevron Phillips Chemic Company LP		91985040	6/22/2009
Toyota Motor Credit Corporation		93200125	10/6/2009	Original UCC Filing	Equipment Lease
Toyota Motor Credit Corporation		93709711	11/18/2009	Original UCC Filing	Equipment Lease
Incos Olefins & Polymers, a Division of INEOS USA LLC		00712327	3/3/2010	Original UCC Filing	Equipment Lease
Toyota Motor Credit Corporation		00715148	3/3/2010	Original UCC Filing	Equipment Lease
Toyota Motor Credit Corporation		01899966	6/1/2010	Original UCC Filing	Equipment Lease

Toyota Motor Credit Corporation		02980500	8/25/2010	Original UCC Filing	Equipment Lease
Toyota Motor Credit Corporation		10735277	2/28/2011	Original UCC Filing	Equipment Lease
U.S. Bancorp Business Equipment Finance Group		10943926	3/14/2011	Original UCC Filing	Equipment Lease
Toyota Motor Credit Corporation		10964638 10988652	3/15/2011 3/17/2011	Original UCC Filing Amendment	Equipment Lease
U.S. Bancorp Business Equipment Finance Group		11138992	3/28/2011	Original UCC Filing	Equipment Lease
U.S. Bancorp Business Equipment Finance Group		12613522	7/7/2011	Original UCC Filing	Equipment Lease
SILGAN PLASTICS LLC
General Electric Capital Corporation-Trade Payables Services Division		51278820 93497309 00037493	4/26/2005 10/30/2009 1/6/2010	Original UCC Filing Amendment Continuation	Accounts receivable with Honeywell, Inc. Name change

Citibank, N.A.		63306248 63306248 11789943	9/25/2006 5/12/2011 5/19/2011	Original UCC Filing Continuation Continuation	Accounts receivable with McCormick, Inc.
Toyota Motor Credit Corporation		90022951	1/5/2009	Original UCC Filing	Equipment Lease

Schedule V

Permitted Liens

SCHEDULE V

Secured Party	Jurisdiction Searched	Filing Number	File Date	Subsequent Filings	Collateral
Chevron Phillips Chemical Company LP		91985040	6/22/2009	Original UCC Filing	Equipment Lease
Toyota Motor Credit Corporation		93200125	10/6/2009	Original UCC Filing	Equipment Lease
Toyota Motor Credit Corporation		93709711	11/18/2009	Original UCC Filing	Equipment Lease
INEOS Olefins & Polymers, a Division of INEOS USA LLC		00712327	3/3/2010	Original UCC Filing	Consigned Goods
Toyota Motor Credit Corporation		00715148	3/3/2010	Original UCC Filing	Equipment Lease
Toyota Motor Credit Corporation		01899966	6/1/2010	Original UCC Filing	Equipment Lease
Toyota Motor Credit Corporation		02980500	8/25/2010	Original UCC Filing	Equipment Lease
Toyota Motor Credit Corporation		10735277	2/28/2011	Original UCC Filing	Equipment Lease
U.S. Bancorp Business Equipment Finance Group		10945926	3/14/2011	Original UCC Filing	Equipment Lease
Toyota Motor Credit Corporation		10964638 10988652	3/15/2011 3/17/2011	Original UCC Filing Amendment	Equipment Lease
Sumner Group Inc.	MO – Secretary of State UCC Debtor Search	2008009505M	1/25/2008	Original UCC Filing	Equipment Lease

SILGAN TUBES HOLDING COMPANY
None	UCC Debtor Search	N/A	N/A	N/A	N/A
	DE – SECRETARY
	OF STATE

SILGAN WHITE CAP AMERICAS LLC
Inx International Ink Co.		82764155	8/5/2008	Original UCC Filing	Equipment
Motion Industries Inc.		92858113	9/4/2009	Original UCC Filing	Equipment and Supplies
Toyota Motor Credit Corporation		11874299 11921447 11935546 11935561 11942310	5/18/2011 5/20/2011 5/21/2011 5/22/2011 5/23/2011	Original UCC Filing Amendment Amendment Amendment Amendment	Equipment Lease

SILGAN WHITE CAP CORPORATION
None	UCC Debtor Search	N/A	N/A	N/A	N/A
	DE – SECRETARY
	OF STATE

SILGAN WHITE CAP LLC

Schedule V

Permitted Liens

SCHEDULE V

Secured Party	Jurisdiction Searched	Filing Number	File Date	Subsequent Filings	Collateral
None	UCC Debtor Search	N/A	N/A	N/A	N/A
DE – SECRETARY
OF STATE

INTERNATIONAL PLASTICS AND EQUIPMENT CORP.
None	UCC Debtor Search	N/A	N/A	N/A	N/A
DE – SECRETARY
OF STATE

IPEC EXPORT CORPORATION
None	UCC Debtor Search	N/A	N/A	N/A	N/A
DE – SECRETARY
OF STATE

IPEC GLOBAL INC.
None	UCC Debtor Search	N/A	N/A	N/A	N/A
DE – SECRETARY
OF STATE

IPEC PROPERTY MANAGEMENT CORP
None	UCC Debtor Search PA – SECRETARY OF STATE

IPEC SERVICE CORP
None	UCC Debtor Search PA – SECRETARY OF STATE

SILGAN IPEC CORPORATION
Wells Fargo Bank, N.A. Wells Fargo Bank,	UCC Debtor Search DE – SECRETARY OF STATE	31369041 31499608	4/10/2013 4/18/2013	Original UCC Filing Original UCC Filing	Equipment Lease Equipment Lease

SILGAN HOLDINGS LLC
None	UCC Debtor Search DE – SECRETARY OF STATE	N/A	N/A	N/A	N/A

PORTOLA PACKAGING INC.
ExxonMobil Chemical Company (a Division of Exxon Mobil Corporation)	UCC Debtor Search DE – SECRETARY OF STATE	5186816 6	6/17/2005	Original UCC Filing	Consigned Goods
Toyota Motor Credit Corporation		90670650	3/3/2009	Original UCC Filing	Equipment Lease
Toyota Motor Credit Corporation		91313102	4/27/2009	Original UCC Filing	Equipment Lease
Nissan Motor Acceptance		94104060	12/22/2009	Original UCC Filing	Equipment Lease

Schedule V

Permitted Liens

SCHEDULE V

Secured Party	Jurisdiction Searched	Filing Number	File Date	Subsequent Filings	Collateral
Corporation
Toyota Motor Credit Corporation		11483448	4/20/2011	Original UCC Filing	Equipment Lease
Toyota Motor Credit Corporation		23145754	8/14/2012	Original UCC Filing	Equipment Lease
Nissan Motor Acceptance Corporation		30951294	3/12/2013	Original UCC Filing	Equipment Lease
Nissan Motor Acceptance Corporation		30951302	3/12/2013	Original UCC Filing	Equipment Lease
Nissan Motor Acceptance Corporation		32341503	4/8/2013	Original UCC Filing	Equipment Lease
Nissan Motor Acceptance Corporation		32013531	5/28/2013	Original UCC Filing	Equipment Lease
The Dow Chemical Company		32792589	7/19/2013	Original UCC Filing	Consigned Goods
The Dow Chemical Company		32792605	7/19/2013	Original UCC Filing	Security interest in consigned inventory

SILGAN PLASTIC FOOD CONTAINERS CORPORATION
None	Clear UCC Debtor Search DE – SECRETARY OF STATE	N/A	N/A	N/A	N/A

Schedule V

Permitted Liens

SCHEDULE VI

EXISTING INDEBTEDNESS

Borrower	Country	Bank (Creditor)	Currency	Facility Limit
Silgan White Cap Polska Sp. Z o.o.	Poland	Rabobank Polska S.A.	EUR	16,100,000
Silgan White Cap South East Asia Inc.	Philippines	Citibank, N.A. Manila	USD	8,000,000
Silgan White Cap (Shanghai) Co. Ltd.	China	HSBC Bank (China) Company Limited, Shanghai Branch	CNY	30,000,000	[3]
Silgan White Cap de Venezuela, S.A.	Venezuela	Banco Provincial	VEF	7,000,000
Silgan White Cap Holdings Spain, S.L.	Spain	Cooperatieve Centrale Raiffeisen-Boerenleenbank, B.A. Sucursal en España	EUR	7,475,000
Silgan White Cap Rus O.O.O.	Russia	ZAO Citibank	RUB	17,620,000
Silgan White Cap do Brasil Ltda	Brazil	Banco Citibank S.A.	BRL	1,500,000
Silgan Holdings Austria GmbH	Austria	UniCredit Austria	EUR	2,000,000
Silgan Holdings Austria GmbH	Austria	UniCredit Austria	EUR	3,000,000
Silgan Holdings Austria GmbH	Austria	RBI	EUR	20,000,000
Silgan Holdings Austria GmbH	Austria	RBI	EUR	17,000,000
Silgan Holdings Austria GmbH	Austria	RBI	EUR	8,000,000
Silgan Metal Packaging Mitterdorf GmbH	Austria	UniCredit Austria	EUR	4,000,000
Silgan Metal Packaging Mitterdorf GmbH	Austria	Erste Bank	EUR	5,000,000
Silgan Metal Packaging Mitterdorf GmbH	Austria	RBI	EUR	9,000,000
Silgan Metal Packaging Mitterdorf GmbH	Austria	RBI	EUR	910,000
Silgan Metal Packaging Nove Mesto a.s.	Slovakia	UniCredit Slovakia	EUR	7,000,000
Silgan Metal Packaging Nove Mesto a.s.	Slovakia	Tatra Banka	EUR	5,000,000
Silgan Metal Packaging Nove Mesto a.s.	Slovakia	VUB	EUR	7,000,000
SILGAN METAL PACKAGING LJUBLJANA d.o.o.	Slovenia	UniCredit Slowenija	EUR	500,000
SILGAN METAL PACKAGING LJUBLJANA d.o.o.	Slovenia	UniCredit Slowenija	EUR	1,500,000
ELSA Silgan Metal Packaging A.E.	Greece	Millennium	EUR	2,900,000

[3]	This line of credit recently expired but will be renewed and in place as existing indebtedness following the Closing.

Schedule VI

Existing Indebtedness

SCHEDULE VI

ELSA Silgan Metal Packaging A.E.	Greece	Alpha Bank	EUR	2,000,000
ELSA Silgan Metal Packaging A.E.	Greece	Eurobank	EUR	3,000,000
ELSA Silgan Metal Packaging A.E.	Greece	Emboriki	EUR	4,000,000
ELSA Silgan Metal Packaging A.E.	Greece	Emboriki	EUR	2,000,000
ELSA Silgan Metal Packaging A.E.	Greece	ABC Factors	EUR	2,500,000
Silgan Metal Packaging Vertriebs GmbH	Germany	HVB UniCredit	EUR	4,250,000
Silgan Metal Packaging Vertriebs GmbH	Germany	Baden Württemb. B.	EUR	4,250,000
Silgan Öntaş Ambalaj Sanayi ve Ticaret A.S.	Turkey	İŞ BANKASI	USD	1,400,000
Silgan Öntaş Ambalaj Sanayi ve Ticaret A.S.	Turkey	İŞ BANKASI	USD	1,500,000
Silgan Öntaş Ambalaj Sanayi ve Ticaret A.S.	Turkey	FINANSBANK	USD	1,000,000
Silgan Öntaş Ambalaj Sanayi ve Ticaret A.S.	Turkey	Citibank	USD	8,000,000
Silgan Öntaş Ambalaj Sanayi ve Ticaret A.S.	Turkey	Eurobank	EUR	357,142

Schedule VI

Existing Indebtedness

SCHEDULE VII

EXISTING INVESTMENTS

1.	Investments in the Subsidiaries set forth on Schedule IV to the Credit Agreement (other than Investments specifically permitted under Sections 9.05(viii) and (xiii) of the Credit Agreement)

Schedule VII

Existing Investments

SCHEDULE VIII

EXISTING INTERCOMPANY LOANS

Type	Lender	Borrower	Currency	Amount
Revolving	Silgan Partnership C.V.	Silgan International Holdings B.V.	EUR	200,000,000.00
Revolving	Silgan Partnership C.V.	Silgan Holdings B.V.	EUR	200,000,000.00
Revolving	Silgan Holdings B.V.	Silgan Holdings Austria GmbH	EUR	200,000,000.00
Revolving	Silgan Holdings Inc.	Silgan Holdings Austria GmbH	EUR	50,000,000.00
Revolving	Silgan Holdings Austria GmbH	Silgan Metal Packaging Mitterdorf GmbH	EUR	18,000,000.00
Revolving	Silgan Metal Packaging Mitterdorf GmbH	ELSA Silgan Metal Packaging S.A.	EUR	18,000,000.00
Revolving	Silgan White Cap Deutschland GmbH	Silgan Holdings Austria GmbH	EUR	18,000,000.00
Term	Silgan Partnership C.V.	Silgan Holdings B.V.	EUR	204,400,000.00
Term	Silgan Holdings B.V.	Silgan Holdings Austria GmbH	EUR	204,400,000.00
Term	Silgan Partnership C.V.	Silgan International Holdings B.V.	EUR	92,964,202.07
Term	Silgan International Holdings B.V.	Silgan White Cap Deutschland GmbH	EUR	28,674,000.00
Term	Silgan International Holdings B.V.	Silgan White Cap Italia, S.r.l.	EUR	26,400,000.00
Term	Silgan White Cap Holdings Spain S.L.	Silgan White Cap Polska Sp. z o.o.	EUR	47,312,886.48
Term	Silgan International Holdings B.V.	Silgan White Cap Holdings Spain, S.L.	EUR	47,312,886.48
Revolving	Silgan Holdings Inc.	Silgan International Holdings B.V.	EUR	100,000,000.00
Revolving	Silgan Holdings Inc.	Silgan Holdings B.V.	EUR	100,000,000.00
Revolving	Silgan International Holdings B.V.	Silgan White Cap Deutschland GmbH	EUR	50,000,000.00
Revolving	Silgan International Holdings B.V.	Silgan White Cap Italia S.r.l.	EUR	25,000,000.00
Revolving	Silgan White Cap Deutschland GmbH	Silgan White Cap Rus o.o.o.	EUR	450,000.00
Revolving	Silgan International Holdings B.V.	Silgan White Cap Polska Sp. z o.o.	EUR	25,000,000.00
Revolving	Silgan International Holdings B.V.	Silgan White Cap Holdings Spain, S.L.	EUR	25,000,000.00

Schedule VIII

Existing Intercompany Indebtedness

SCHEDULE VIII

Revolving	Silgan International Holdings B.V.	Silgan White Cap do Brasil Ltda.	EUR	25,000,000.00
Revolving	Silgan International Holdings B.V.	Silgan White Cap South East Asia, Inc.	EUR	25,000,000.00
Revolving	Silgan International Holdings B.V.	Portola Limited	EUR	25,000,000.00
Revolving	Silgan International Holdings B.V.	Portola S.R.O.	EUR	25,000,000.00
Revolving	Silgan International Holdings B.V.	Portola Packaging Limited	EUR	25,000,000.00
Term	Silgan White Cap Deutschland GmbH	ELSA Silgan Metal Packaging S.A.	EUR	10,000,000.00
Term	Silgan Holdings Inc.	Silgan Containers LLC	USD	310,250,000.00
Term	Silgan Holdings Inc.	Silgan Plastics LLC	USD	114,750,000.00
Term	Silgan Holdings Inc.	Silgan Containers LLC	USD	300,000,000.00
Revolving	Silgan Plastics Canada Inc.	Portola Packaging Canada Ltd.	CAD	25,000,000.00
Revolving	Silgan Plastics LLC	Silgan Plastics Canada Inc.	USD	50,000,000.00
Revolving	Portola Packaging, Inc.	Portola Packaging Inc. Mexico, S.A. de C.V.	USD	25,000,000.00
Revolving	Silgan Holdings Austria GmbH	Silgan Metal Packaging Grodno i.o.o.o.	EUR	475,000.00
Revolving	Silgan Holdings Austria GmbH	Silgan Metal Packaging Tczew S.A.	EUR	2,400,000.00
Revolving	Silgan Holdings Austria GmbH	ELSA Silgan Metal Packaging S.A. Jordan	EUR	13,029,200.00
Revolving	Silgan Holdings Austria GmbH	Silgan Metal Packaging Enem o.o.o.	EUR	3,500,000.00
Revolving	Silgan Holdings Austria GmbH	Silgan Metal Packaging Enem o.o.o.	EUR	5,000,000.00
Revolving	Silgan Holdings Austria GmbH	Silgan Metal Packaging Enem o.o.o.	EUR	3,000,000.00
Revolving	Silgan Holdings Austria GmbH	Silgan Metal Packaging Enem o.o.o.	EUR	10,000,000.00
Revolving	Silgan Holdings Austria GmbH	Silgan Metal Packaging Enem o.o.o.	EUR	10,000,000.00
Revolving	Silgan Holdings Austria GmbH	Silgan Metal Packaging Stupino o.o.o	EUR	150,000.00

Schedule VIII

Existing Intercompany Indebtedness

SCHEDULE VIII

Revolving	Silgan Holdings Austria GmbH	Silgan Metal Packaging Stupino o.o.o	EUR	1,000,000.00
Revolving	Silgan Holdings Austria GmbH	Silgan Metal Packaging Stupino o.o.o	EUR	2,000,000.00
Revolving	Silgan Holdings Austria GmbH	Silgan Metal Packaging Stupino o.o.o	EUR	850,000.00
Revolving	Silgan Holdings Austria GmbH	Silgan Metal Packaging Stupino o.o.o	EUR	5,000,000.00
Revolving	Silgan Holdings Austria GmbH	Silgan Metal Packaging Brovary LLC	EUR	5,000,000.00
Revolving	Silgan Holdings Austria GmbH	Silgan Metal Packaging Brovary LLC	EUR	8,000,000.00
Revolving	Silgan Holdings Austria GmbH	Silgan Metal Packaging Brovary LLC	EUR	5,000,000.00
Revolving	Silgan Metal Packaging Mitterdorf GmbH	Silgan Metal Packaging d.o.o. Bitola	EUR	1,700,000.00
Revolving	Silgan Metal Packaging Mitterdorf GmbH	Silgan Metal Packaging Szprotawa Sp. z o.o.	EUR	2,809,000.00
Revolving	Silgan Metal Packaging Mitterdorf GmbH	Silgan Metal Packaging Tczew S.A.	EUR	1,750,000.00
Revolving	Silgan Metal Packaging Vertriebs GmbH	Silgan Metal Packaging Mitterdorf GmbH	EUR	5,000,000.00
Revolving	Silgan Metal Packaging Ljubljana d.d.	Silgan Metal Packaging d.o.o. Beograd	EUR	1,000,000.00
Revolving	RUMA Industrieverpackung Leipzig GmbH	Silgan Metal Packaging Leipzig GmbH	EUR	1,432,143.95
Revolving	Portola Packaging Canada Ltd.	Portola Packaging Limited	CAD	10,000,000.00
Revolving	Portola Packaging, Inc.	Portola Packaging Inc. Mexico S.A. de C.V.	USD	20,000,000.00
Revolving	Portola Packaging, Inc.	Portola Packaging Limited	GBP	15,000,000.00
Revolving	Portola Packaging Limited	Portola S.R.O.	GBP	15,000,000.00
Revolving	Portola Packaging Limited	Limited Liability Company Portola (Russia)	GBP	500,000.00
Revolving	Portola Packaging Limited	Portola Limited UK	GBP	10,000,000.00
Revolving	Silgan Holdings Inc.	Silgan Containers LLC	USD	985,000,000.00
Revolving	Silgan Holdings Inc.	Silgan Containers Manufacturing Corporation	USD	985,000,000.00

Schedule VIII

Existing Intercompany Indebtedness

SCHEDULE VIII

Revolving	Silgan Holdings Inc.	Silgan Can Company	USD	985,000,000.00
Revolving	Silgan Holdings Inc.	Silgan White Cap LLC	USD	985,000,000.00
Revolving	Silgan Holdings Inc.	Silgan White Cap Corporation	USD	985,000,000.00
Revolving	Silgan Holdings Inc.	Silgan Equipment Company	USD	985,000,000.00
Revolving	Silgan Holdings Inc.	Silgan ipec Corporation	USD	985,000,000.00
Revolving	Silgan Holdings Inc.	Silgan Plastics LLC	USD	985,000,000.00
Revolving	Silgan Holdings Inc.	Silgan Plastics Corporation	USD	985,000,000.00
Revolving	Silgan Holdings Inc.	Silgan Plastic Food Containers Corporation	USD	985,000,000.00
Revolving	Silgan Holdings Inc.	Silgan Holdings LLC	USD	985,000,000.00
Revolving	Silgan Holdings Inc.	Portola Packaging, Inc.	USD	985,000,000.00
Revolving	Silgan Containers LLC	Silgan Containers Manufacturing Corporation	USD	985,000,000.00
Revolving	Silgan Containers LLC	Silgan Can Company	USD	985,000,000.00
Revolving	Silgan Containers LLC	Silgan White Cap LLC	USD	985,000,000.00
Revolving	Silgan Containers LLC	Silgan White Cap Corporation	USD	985,000,000.00
Revolving	Silgan Containers LLC	Silgan Equipment Company	USD	985,000,000.00
Revolving	Silgan Containers LLC	Silgan ipec Corporation	USD	985,000,000.00
Revolving	Silgan Containers LLC	Silgan Plastics LLC	USD	985,000,000.00
Revolving	Silgan Containers LLC	Silgan Plastics Corporation	USD	985,000,000.00
Revolving	Silgan Containers LLC	Silgan Plastic Food Containers Corporation	USD	985,000,000.00
Revolving	Silgan Containers LLC	Silgan Holdings LLC	USD	985,000,000.00
Revolving	Silgan Containers LLC	Portola Packaging, Inc.	USD	985,000,000.00
Revolving	Silgan Containers Manufacturing Corporation	Silgan Containers LLC	USD	985,000,000.00
Revolving	Silgan Containers Manufacturing Corporation	Silgan Can Company	USD	985,000,000.00
Revolving	Silgan Containers Manufacturing Corporation	Silgan White Cap LLC	USD	985,000,000.00
Revolving	Silgan Containers Manufacturing Corporation	Silgan White Cap Corporation	USD	985,000,000.00
Revolving	Silgan Containers Manufacturing Corporation	Silgan Equipment Company	USD	985,000,000.00
Revolving	Silgan Containers Manufacturing Corporation	Silgan ipec Corporation	USD	985,000,000.00

Schedule VIII

Existing Intercompany Indebtedness

SCHEDULE VIII

Revolving	Silgan Containers Manufacturing Corporation	Silgan Plastics LLC	USD	985,000,000.00
Revolving	Silgan Containers Manufacturing Corporation	Silgan Plastics Corporation	USD	985,000,000.00
Revolving	Silgan Containers Manufacturing Corporation	Silgan Plastic Food Containers Corporation	USD	985,000,000.00
Revolving	Silgan Containers Manufacturing Corporation	Silgan Holdings LLC	USD	985,000,000.00
Revolving	Silgan Containers Manufacturing Corporation	Portola Packaging, Inc.	USD	985,000,000.00
Revolving	Silgan Can Company	Silgan Containers LLC	USD	985,000,000.00
Revolving	Silgan Can Company	Silgan Containers Manufacturing Corporation	USD	985,000,000.00
Revolving	Silgan Can Company	Silgan White Cap LLC	USD	985,000,000.00
Revolving	Silgan Can Company	Silgan White Cap Corporation	USD	985,000,000.00
Revolving	Silgan Can Company	Silgan Equipment Company	USD	985,000,000.00
Revolving	Silgan Can Company	Silgan ipec Corporation	USD	985,000,000.00
Revolving	Silgan Can Company	Silgan Plastics LLC	USD	985,000,000.00
Revolving	Silgan Can Company	Silgan Plastics Corporation	USD	985,000,000.00
Revolving	Silgan Can Company	Silgan Plastic Food Containers Corporation	USD	985,000,000.00
Revolving	Silgan Can Company	Silgan Holdings LLC	USD	985,000,000.00
Revolving	Silgan Can Company	Portola Packaging, Inc.	USD	985,000,000.00
Revolving	Silgan White Cap LLC	Silgan Containers LLC	USD	985,000,000.00
Revolving	Silgan White Cap LLC	Silgan Containers Manufacturing Corporation	USD	985,000,000.00
Revolving	Silgan White Cap LLC	Silgan Can Company	USD	985,000,000.00
Revolving	Silgan White Cap LLC	Silgan White Cap Corporation	USD	985,000,000.00
Revolving	Silgan White Cap LLC	Silgan Equipment Company	USD	985,000,000.00
Revolving	Silgan White Cap LLC	Silgan ipec Corporation	USD	985,000,000.00
Revolving	Silgan White Cap LLC	Silgan Plastics LLC	USD	985,000,000.00
Revolving	Silgan White Cap LLC	Silgan Plastics Corporation	USD	985,000,000.00
Revolving	Silgan White Cap LLC	Silgan Plastic Food Containers Corporation	USD	985,000,000.00
Revolving	Silgan White Cap LLC	Silgan Holdings LLC	USD	985,000,000.00
Revolving	Silgan White Cap LLC	Portola Packaging, Inc.	USD	985,000,000.00

Schedule VIII

Existing Intercompany Indebtedness

SCHEDULE VIII

Revolving	Silgan White Cap Corporation	Silgan Containers LLC	USD	985,000,000.00
Revolving	Silgan White Cap Corporation	Silgan Containers Manufacturing Corporation	USD	985,000,000.00
Revolving	Silgan White Cap Corporation	Silgan Can Company	USD	985,000,000.00
Revolving	Silgan White Cap Corporation	Silgan White Cap LLC	USD	985,000,000.00
Revolving	Silgan White Cap Corporation	Silgan Equipment Company	USD	985,000,000.00
Revolving	Silgan White Cap Corporation	Silgan ipec Corporation	USD	985,000,000.00
Revolving	Silgan White Cap Corporation	Silgan Plastics LLC	USD	985,000,000.00
Revolving	Silgan White Cap Corporation	Silgan Plastics Corporation	USD	985,000,000.00
Revolving	Silgan White Cap Corporation	Silgan Plastic Food Containers Corporation	USD	985,000,000.00
Revolving	Silgan White Cap Corporation	Silgan Holdings LLC	USD	985,000,000.00
Revolving	Silgan White Cap Corporation	Portola Packaging, Inc.	USD	985,000,000.00
Revolving	Silgan Equipment Company	Silgan Containers LLC	USD	985,000,000.00
Revolving	Silgan Equipment Company	Silgan Containers Manufacturing Corporation	USD	985,000,000.00
Revolving	Silgan Equipment Company	Silgan Can Company	USD	985,000,000.00
Revolving	Silgan Equipment Company	Silgan White Cap LLC	USD	985,000,000.00
Revolving	Silgan Equipment Company	Silgan White Cap Corporation	USD	985,000,000.00
Revolving	Silgan Equipment Company	Silgan ipec Corporation	USD	985,000,000.00
Revolving	Silgan Equipment Company	Silgan Plastics LLC	USD	985,000,000.00
Revolving	Silgan Equipment Company	Silgan Plastics Corporation	USD	985,000,000.00
Revolving	Silgan Equipment Company	Silgan Plastic Food Containers Corporation	USD	985,000,000.00
Revolving	Silgan Equipment Company	Silgan Holdings LLC	USD	985,000,000.00
Revolving	Silgan Equipment Company	Portola Packaging, Inc.	USD	985,000,000.00
Revolving	Silgan ipec Corporation	Silgan Containers LLC	USD	985,000,000.00
Revolving	Silgan ipec Corporation	Silgan Containers Manufacturing Corporation	USD	985,000,000.00

Schedule VIII

Existing Intercompany Indebtedness

SCHEDULE VIII

Revolving	Silgan ipec Corporation	Silgan Can Company	USD	985,000,000.00
Revolving	Silgan ipec Corporation	Silgan White Cap LLC	USD	985,000,000.00
Revolving	Silgan ipec Corporation	Silgan White Cap Corporation	USD	985,000,000.00
Revolving	Silgan ipec Corporation	Silgan Equipment Company	USD	985,000,000.00
Revolving	Silgan ipec Corporation	Silgan Plastics LLC	USD	985,000,000.00
Revolving	Silgan ipec Corporation	Silgan Plastics Corporation	USD	985,000,000.00
Revolving	Silgan ipec Corporation	Silgan Plastic Food Containers Corporation	USD	985,000,000.00
Revolving	Silgan ipec Corporation	Silgan Holdings LLC	USD	985,000,000.00
Revolving	Silgan ipec Corporation	Portola Packaging, Inc.	USD	985,000,000.00
Revolving	Silgan Plastics LLC	Silgan Containers LLC	USD	985,000,000.00
Revolving	Silgan Plastics LLC	Silgan Containers Manufacturing Corporation	USD	985,000,000.00
Revolving	Silgan Plastics LLC	Silgan Can Company	USD	985,000,000.00
Revolving	Silgan Plastics LLC	Silgan White Cap LLC	USD	985,000,000.00
Revolving	Silgan Plastics LLC	Silgan White Cap Corporation	USD	985,000,000.00
Revolving	Silgan Plastics LLC	Silgan Equipment Company	USD	985,000,000.00
Revolving	Silgan Plastics LLC	Silgan ipec Corporation	USD	985,000,000.00
Revolving	Silgan Plastics LLC	Silgan Plastics Corporation	USD	985,000,000.00
Revolving	Silgan Plastics LLC	Silgan Plastic Food Containers Corporation	USD	985,000,000.00
Revolving	Silgan Plastics LLC	Silgan Holdings LLC	USD	985,000,000.00
Revolving	Silgan Plastics LLC	Portola Packaging, Inc.	USD	985,000,000.00
Revolving	Silgan Plastics Corporation	Silgan Containers LLC	USD	985,000,000.00
Revolving	Silgan Plastics Corporation	Silgan Containers Manufacturing Corporation	USD	985,000,000.00
Revolving	Silgan Plastics Corporation	Silgan Can Company	USD	985,000,000.00
Revolving	Silgan Plastics Corporation	Silgan White Cap LLC	USD	985,000,000.00
Revolving	Silgan Plastics Corporation	Silgan White Cap Corporation	USD	985,000,000.00
Revolving	Silgan Plastics Corporation	Silgan Equipment Company	USD	985,000,000.00
Revolving	Silgan Plastics Corporation	Silgan ipec Corporation	USD	985,000,000.00
Revolving	Silgan Plastics Corporation	Silgan Plastics LLC	USD	985,000,000.00
Revolving	Silgan Plastics Corporation	Silgan Plastic Food Containers Corporation	USD	985,000,000.00

Schedule VIII

Existing Intercompany Indebtedness

SCHEDULE VIII

Revolving	Silgan Plastics Corporation	Silgan Holdings LLC	USD	985,000,000.00
Revolving	Silgan Plastics Corporation	Portola Packaging, Inc.	USD	985,000,000.00
Revolving	Silgan Plastics Food Containers Corporation	Silgan Containers LLC	USD	985,000,000.00
Revolving	Silgan Plastics Food Containers Corporation	Silgan Containers Manufacturing Corporation	USD	985,000,000.00
Revolving	Silgan Plastics Food Containers Corporation	Silgan Can Company	USD	985,000,000.00
Revolving	Silgan Plastics Food Containers Corporation	Silgan White Cap LLC	USD	985,000,000.00
Revolving	Silgan Plastics Food Containers Corporation	Silgan White Cap Corporation	USD	985,000,000.00
Revolving	Silgan Plastics Food Containers Corporation	Silgan Equipment Company	USD	985,000,000.00
Revolving	Silgan Plastics Food Containers Corporation	Silgan ipec Corporation	USD	985,000,000.00
Revolving	Silgan Plastics Food Containers Corporation	Silgan Plastics LLC	USD	985,000,000.00
Revolving	Silgan Plastics Food Containers Corporation	Silgan Plastics Corporation	USD	985,000,000.00
Revolving	Silgan Plastics Food Containers Corporation	Silgan Holdings LLC	USD	985,000,000.00
Revolving	Silgan Plastics Food Containers Corporation	Portola Packaging, Inc.	USD	985,000,000.00
Revolving	Silgan Holdings LLC	Silgan Containers LLC	USD	985,000,000.00
Revolving	Silgan Holdings LLC	Silgan Containers Manufacturing Corporation	USD	985,000,000.00
Revolving	Silgan Holdings LLC	Silgan Can Company	USD	985,000,000.00
Revolving	Silgan Holdings LLC	Silgan White Cap LLC	USD	985,000,000.00
Revolving	Silgan Holdings LLC	Silgan White Cap Corporation	USD	985,000,000.00
Revolving	Silgan Holdings LLC	Silgan Equipment Company	USD	985,000,000.00
Revolving	Silgan Holdings LLC	Silgan ipec Corporation	USD	985,000,000.00
Revolving	Silgan Holdings LLC	Silgan Plastics LLC	USD	985,000,000.00
Revolving	Silgan Holdings LLC	Silgan Plastics Corporation	USD	985,000,000.00
Revolving	Silgan Holdings LLC	Silgan Plastic Food Containers Corporation	USD	985,000,000.00
Revolving	Silgan Holdings LLC	Portola Packaging, Inc.	USD	985,000,000.00

Schedule VIII

Existing Intercompany Indebtedness

SCHEDULE VIII

Revolving	Portola Packaging, Inc.	Silgan Containers LLC	USD	985,000,000.00
Revolving	Portola Packaging, Inc.	Silgan Containers Manufacturing Corporation	USD	985,000,000.00
Revolving	Portola Packaging, Inc.	Silgan Can Company	USD	985,000,000.00
Revolving	Portola Packaging, Inc.	Silgan White Cap LLC	USD	985,000,000.00
Revolving	Portola Packaging, Inc.	Silgan White Cap Corporation	USD	985,000,000.00
Revolving	Portola Packaging, Inc.	Silgan Equipment Company	USD	985,000,000.00
Revolving	Portola Packaging, Inc.	Silgan ipec Corporation	USD	985,000,000.00
Revolving	Portola Packaging, Inc.	Silgan Plastics LLC	USD	985,000,000.00
Revolving	Portola Packaging, Inc.	Silgan Plastics Corporation	USD	985,000,000.00
Revolving	Portola Packaging, Inc.	Silgan Plastic Food Containers Corporation	USD	985,000,000.00
Revolving	Portola Packaging, Inc.	Silgan Holdings LLC	USD	985,000,000.00

Schedule VIII

Existing Intercompany Indebtedness

SCHEDULE IX

ASSOCIATED COSTS RATE

1.	The Associated Costs Rate is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the UK Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or in the case of a Euro Denominated Swingline Loans, on each day on which such Loan is outstanding) (or, in either case, as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Associated Costs Rate will be calculated by the Administrative Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Euro Rate Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a lending office in a participating member state (as defined in the relevant EMU Legislation) will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Euro Rate Loans made from that lending office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that lending office.

4.	The Additional Cost Rate for any Lender lending from a lending office in the United Kingdom will be calculated by the Administrative Agent as follows:

a.	in relation to a Euro Rate Loan denominated in Pounds Sterling:

AB + C(B-D) + E x 0.01	per cent per annum
100-(A+C)

b.	in relation to a Euro Rate Loan in any Currency other than Pounds Sterling:

E x 0.01	per cent per annum
300

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Applicable Margin, the Associated Costs Rate and, if any portion of the Euro Rate Loan is overdue, the additional rate of interest specified in Section 2.08(c)) payable for the relevant Interest Period on the Euro Rate Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Lenders to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

Schedule IX

Associated Costs Rate

SCHEDULE IX

5.	For the purposes of this Schedule IX:

a.	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

b.	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

c.	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

d.	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e., 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Administrative Agent, each Lender shall, as soon as practicable after publication by the UK Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Lender to the UK Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the UK Financial Services Authority (calculated for this purpose by that Lender as being the average of the Fee Tariffs applicable to that Lender for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Lender.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

a.	the jurisdiction of its lending office for Euro Rate Loans made by such Lender; and

b.	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Lender for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a lending office in the same jurisdiction as its lending office.

10.	The Administrative Agent shall have no liability to any Person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

Schedule IX

Associated Costs Rate

SCHEDULE IX

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Associated Costs Rate to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Schedule IX in relation to a formula, the Associated Costs Rate, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties.

13.	Notwithstanding anything to the contrary contained in Section 12.12 of the Credit Agreement, the Administrative Agent may from time to time, after consultation with Silgan, each Foreign Borrower and the Lenders, determine and notify to Silgan, the Borrowers and the Lenders any amendments which are required to be made to this Schedule IX in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the UK Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties.

Schedule IX

Associated Costs Rate

SCHEDULE X

NOTICE ADDRESSES

If to the Borrowers:

Silgan Holdings Inc.

4 Landmark Square, Suite 400

Stamford, CT 06901

Attention of: Robert B. Lewis, Chief Financial Officer

Telephone No.: (203) 975-7110

Facsimile No.: (203) 975-7902

E-mail: rlewis@silgan.com

With copies to:

Attention of: Frank W. Hogan, III, General Counsel

Telephone No.: (203) 975-7110

Facsimile No.: (203) 975-4598

E-mail: fhogan@silgan.com

If to Wells Fargo as Administrative Agent or Collateral Agent:

Wells Fargo Bank, National Association

MAC D1109-019

1525 West W.T. Harris Blvd.

Charlotte, NC 28262

Attention of: Syndication Agency Services

Telephone No.: (704) 590-2703

Facsimile No.: (704) 715-0092

With copies to:

Wells Fargo Bank, National Association

375 Park Avenue, 3rd Floor

New York, NY 10152

Attention of: Jessica Belanger

Telephone No.: (212) 214-7244

Facsimile No.: (212) 214-7233

E-mail: Jessica.l.belanger@wellsfargo.com

Schedule X

Notice Addresses

SCHEDULE XI

INITIAL VOTING LENDER PARTICIPANTS

1.	AgFirst Farm Credit Bank

2.	AgStar Financial Services FLCA

3.	Badgerland Financial, FLCA

4.	Farm Credit Bank of Texas

5.	Farm Credit East, ACA

6.	United FCS, FLCA (f/k/a Farm Credit Services of Minnesota Valley, FLCA) dba FCS Commercial Finance Group

7.	Farm Credit Mid-America, FLCA, f/k/a Farm Credit Services of Mid-America, FLCA

8.	1st Farm Credit Services, FLCA

9.	Northwest Farm Credit Services, FLCA

10.	American AgCredit PCA and American AgCredit, FLCA

11.	Farm Credit West, FLCA

Schedule XI

Initial Voting Lender Participants

SCHEDULE XII

ERISA MATTERS

See Note 11 to the financial statements contained in the Form 10-K of Silgan filed with the SEC for the fiscal year ending December 31, 2012.

Schedule XII

ERISA Matters

EXHIBIT A-1

FORM OF NOTICE OF BORROWING

[Date]

Wells Fargo Bank, National Association,

as Administrative Agent

for the Lenders party to the Credit

Agreement referred to below

1525 West W.T. Harris Boulevard

MAC D1109-019

Charlotte, NC 28262

Attention: Syndication Agency Services

Ladies and Gentlemen:

The undersigned, [Name of Borrower]1 (the “Company”), refers to the Credit Agreement, dated as of January 14, 2014 (as amended, modified or supplemented from time to time, the “Credit Agreement”, the capitalized terms defined therein being used herein as therein defined), among the Company, [Silgan Holdings Inc., Silgan Containers LLC, Silgan Plastics LLC, Silgan Containers Manufacturing Corporation, Silgan Can Company, Silgan Plastics Canada Inc., Silgan Holdings B.V., Silgan International Holdings B.V.]2, each other Borrower from time to time party thereto, the lenders from time to time party thereto and you as Administrative Agent, and hereby gives you notice, irrevocably, pursuant to Section 2.03[(a)][(b)(i)] of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section 2.03[(a)][(b)(i)] of the Credit Agreement:

(i) The Business Day of the Proposed Borrowing is                  , 20    .3

(ii) The Currency for the Proposed Borrowing is         4 and the aggregate principal amount of the Proposed Borrowing is         .5

[1]	Insert the name of the applicable Borrower. Only Canadian Revolving Borrowers may incur Canadian Revolving Loans.
[2]	Modify appropriately depending on the Borrower requesting the Proposed Borrowing.
[3]	Shall be a Business Day at least one Business Day in the case of Base Rate Loans (or the same day in the case of Swingline Loans) and Canadian Prime Rate Loans and at least three Business Days in the case of Euro Rate Loans (other than Euro Denominated Swingline Loans) and at least three Business Days in the case of CDOR Rate Loans, in each case, after the date hereof; provided that (in each case) any such notice shall be deemed to have been given on a certain day only if given before 1:00 PM (Local Time) on such day (or (x) in the case of Dollar Denominated Swingline Loans, on or before 1:00 P.M. (Local Time) on such day or (y) in the case of Euro Denominated Swingline Loans, on or before 11:00 A.M. (London Time) on such day).
[4]	Shall be Dollars or, (a) in the case of Alternate Currency Loans, the respective (and permitted) Alternate Currency, or (b) in the case of Swingline Loans, Dollars or Euros.
[5]	Shall be stated in Dollars or, in the case of Alternate Currency Loans, in the respective Alternate Currency.

Exhibit A-1

(iii) The Proposed Borrowing shall consist of [US A Term Loans][Canadian A Term Loans][Euro A Term Loans][Incremental Term Loans designated as [Insert designation of relevant Tranche of Incremental Term Loans]][Revolving Loans][Canadian Revolving Loans][Swingline Loans][Euro Denominated Swingline Loans].

(iv) The Loans to be made pursuant to the Proposed Borrowing shall be initially maintained as [Base Rate Loans] [Euro Rate Loans] [Canadian Prime Rate Loans] [CDOR Rate Loans].

[(v) The initial Interest Period for the Proposed Borrowing is [[one] [two] [three] [six] [twelve] month(s)] [     days]6].7

The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing:

(A) the representations and warranties contained in the Credit Agreement and in the other Credit Documents are and will be true and correct in all material respects, both before and after giving effect to the Proposed Borrowing and to the application of the proceeds thereof, as though made on such date, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date; and

(B) no Default or Event of Default exists.

Very truly yours,

[NAME OF BORROWER]

By:
Name:
Title:

[6]	An Interest Period of less than one month is only available for Dollar Loans and Alternate Currency Loans (other than Canadian Loans and Euro Denominated Swingline Loans) to the extent provided in Section 2.09 of the Credit Agreement.
[7]	To be included for a Proposed Borrowing of Euro Rate Loans (other than Euro Denominated Swingline Loan), and CDOR Rate Loans, although an Interest Period of twelve months is only available to the extent provided in Section 2.09 of the Credit Agreement.

EXHIBIT A-2

FORM OF NOTICE OF CONVERSION/CONTINUATION

[Date]

Wells Fargo Bank, National Association,

as Administrative Agent

for the Lenders party to the Credit

Agreement referred to below

1525 West W.T. Harris Boulevard

MAC D1109-019

Charlotte, NC 28262

Attention: Syndication Agency Services

Ladies and Gentlemen:

The undersigned, [Name of Borrower]1 (the “Company”), refers to the Credit Agreement, dated as of January 14, 2014 (as amended, modified or supplemented from time to time, the “Credit Agreement,” the capitalized terms defined therein being used herein as therein defined), among the Company, [Silgan Holdings Inc., Silgan Containers LLC, Silgan Plastics LLC, Silgan Containers Manufacturing Corporation, Silgan Can Company, Silgan Plastics Canada Inc., Silgan Holdings B.V., Silgan International Holdings B.V.]2 each other Borrower from time to time party thereto, the lenders from time to time party thereto (the “Lenders”) and you as Administrative Agent, and hereby gives you notice, irrevocably, pursuant to Section [2.06] [2.09] of the Credit Agreement, that the undersigned hereby requests to [convert] [continue] the Borrowing of [US A Term Loans][Canadian A Term Loans][Euro A Term Loans][Incremental Term Loans designated as [Insert designation of relevant Tranche of Incremental Term Loans]][Revolving Loans][Canadian Revolving Loans] referred to below, and in that connection sets forth below the information relating to such [conversion] [continuation] (the “Proposed [Conversion] [Continuation]”) as required by Section [2.06] [2.09] of the Credit Agreement:

(i) The Proposed [Conversion] [Continuation] relates to the Borrowing of [US A Term Loans][Canadian A Term Loans][Euro A Term Loans][Incremental Term Loans designated as [Insert designation of relevant Tranche of Incremental Term Loans]][Revolving Loans][Canadian Revolving Loans] originally made on                  , 20     (the “Outstanding Borrowing”) in the principal amount of         3 and currently maintained as a Borrowing of [Base Rate Loans] [Eurodollar Loans with an Interest Period ending on                  ,         ] [Euro Rate Loans with an Interest Period ending on                  ,         ] [Canadian Prime Rate Loans] [CDOR Rate Loans with an interest period ending on                  ,         ].

[1]	Insert name of the applicable Borrower.
[2]	Modify appropriately depending on the Borrower requesting the Proposed Conversion or Continuation.
[3]	Insert the applicable amount stated in the Applicable Currency.

Exhibit A-2

(ii) The Business Day of the Proposed [Conversion] [Continuation] is                     .4

(iii) The Outstanding Borrowing shall be [continued as a Borrowing of [Euro Rate Loans with an Interest Period of                     ] [CDOR Rate Loans with an interest period of                     ]] [converted into a Borrowing of [Base Rate Loans] [Canadian Prime Rate Loans] [Eurodollar Loans with an Interest Period of                     ] [CDOR Rate Loans with an interest period of                     ]].5

[4]	Shall be a Business Day at least one Business Day after the date hereof (in the case of a conversion to Base Rate Loans or Canadian Prime Rate Loans) and at least three Business Days after the date hereof (in the case of a conversion to, or a continuation of, Eurodollar Loans or CDOR Rate Loans) and at least three Business Days after the date hereof (in the case of a continuation of Euro Rate Loans), provided that such notice shall be deemed to have been given on a certain day only if given before 1:00 P.M. (Local Time) on such day.
[5]	In the event that either (x) only a portion of the Outstanding Borrowing is to be so converted or continued or (y) the Outstanding Borrowing is to be divided into separate Borrowings with different Interest Periods, the applicable Borrower should make appropriate modifications to this clause to reflect same. Selection of the applicable length of the Interest Period also is subject to Section 2.09 of the Credit Agreement. Canadian Term Loans only may be continued as, or converted into, CDOR Rate Loans or Canadian Prime Rate Loans. Dollar Loans may not be converted into Canadian Prime Rate Loans or CDOR Rate Loans.

Exhibit A-2

[The undersigned hereby certifies that no Specified Default or Event of Default has occurred and is continuing on the date hereof or will have occurred and be continuing on the date of the Proposed [Conversion] [Continuation].]6

Very truly yours,

[NAME OF BORROWER]

By:
Name:
Title:

[6]	In the case of a Proposed Conversion or Continuation, insert this sentence only (i) in the event that the conversion is from a Base Rate Loan to a Eurodollar Loan or a Canadian Prime Rate Loan to a CDOR Rate Loan or (ii) in the case of a continuation of a Euro Rate Loan. Alternate Currency Loans may not be converted into Base Rate Loans.

EXHIBIT B-1

FORM OF US A TERM NOTE

$	New York, New York
,

FOR VALUE RECEIVED, SILGAN HOLDINGS INC., a Delaware corporation (the “Borrower”), hereby promises to pay to                      or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at the office of Wells Fargo Bank, National Association (the “Administrative Agent”) initially located at 1525 West W.T. Harris Boulevard, MAC D1109-019, Charlotte, NC 28262, on the Initial Term Loan Maturity Date (as defined in the Agreement referred to below) the principal sum of                      DOLLARS ($        ) or, if less, the then unpaid principal amount of all US A Term Loans (as defined in the Agreement) made by the Lender pursuant to the Agreement.

The Borrower promises also to pay interest on the unpaid principal amount of each US A Term Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.08 of the Agreement.

This Note is one of the US A Term Notes referred to in the Credit Agreement, dated as of January 14, 2014 (as from time to time in effect, the “Agreement”), among the Borrower, Silgan Containers LLC, Silgan Plastics LLC, Silgan Containers Manufacturing Corporation, Silgan Can Company, Silgan Plastics Canada Inc., Silgan Holdings B.V., Silgan International Holdings B.V., each other Borrower (as defined in the Agreement) from time to time party thereto, the lenders from time to time party thereto (including the Lender) and the Administrative Agent, and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Agreement). This Note is secured by certain of the Security Documents (as defined in the Agreement) and is entitled to the benefits of certain of the Guaranties (as defined in the Agreement), in each case as provided in the Agreement. As provided in the Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Initial Term Loan Maturity Date, in whole or in part.

In case an Event of Default (as defined in the Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

EXHIBIT B-1

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAWS PRINCIPLES.

SILGAN HOLDINGS INC.

By:
Name:
Title:

EXHIBIT B-2

FORM OF CANADIAN A TERM NOTE

C$	New York, New York
,

FOR VALUE RECEIVED, SILGAN PLASTICS CANADA INC., an Ontario corporation (the “Borrower”), hereby promises to pay to                      or its registered assigns (the “Lender”), in lawful money of Canada (except to the extent payments are otherwise required to be made in United States dollars in accordance with the provisions of the Agreement (as defined below)) in immediately available funds, at office of Wells Fargo Bank, National Association (the “Administrative Agent”) initially at 1525 West W.T. Harris Boulevard, MAC D1109-019, Charlotte, NC 28262, on the Initial Term Loan Maturity Date (as defined in the Agreement referred to below) the principal sum of                      CANADIAN DOLLARS (C$        ) or, if less, the then unpaid principal amount of all Canadian A Term Loans (as in the Agreement) made by the Lender pursuant to the Agreement.

The Borrower promises also to pay interest on the unpaid principal amount of each Canadian A Term Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.08 of the Agreement.

This Note is one of the Canadian A Term Notes referred to in the Credit Agreement, dated as of January 14, 2014 (as from time to time in effect, the “Agreement”), among the Borrower, Silgan Holdings Inc., Silgan Containers LLC, Silgan Plastics LLC, Silgan Containers Manufacturing Corporation, Silgan Can Company, Silgan Plastics Canada Inc., Silgan Holdings B.V., Silgan International Holdings B.V., each other Borrower (as defined in the Agreement) from time to time party thereto, the lenders from time to time party thereto (including the Lender) and the Administrative Agent, and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Agreement). This Note is secured by certain of the Security Documents (as defined in the Agreement) and is entitled to the benefits of certain of the Guaranties (as defined in the Agreement), in each case as provided in the Agreement. As provided in the Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Initial Term Loan Maturity Date, in whole or in part.

In case an Event of Default (as defined in the Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

EXHIBIT B-3

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAWS PRINCIPLES.

SILGAN PLASTICS CANADA INC.

By:
Name:
Title:

EXHIBIT B-3

FORM OF EURO A TERM NOTE

€	New York, New York
,

FOR VALUE RECEIVED, SILGAN HOLDINGS INC., a Delaware corporation (the “Borrower”), hereby promises to pay to                      or its registered assigns (the “Lender”), in Euros (as defined in the Agreement referred to below)(except to the extent payments are otherwise required to be made in United States dollars in accordance with the provisions of the Agreement (as defined below)) in immediately available funds, at office of Wells Fargo Bank, National Association (the “Administrative Agent”) initially at 1525 West W.T. Harris Boulevard, MAC D1109-019, Charlotte, NC 28262, on the Initial Term Loan Maturity Date (as defined in the Agreement referred to below) the principal sum of                      EUROS (€        ) or, if less, the then unpaid principal amount of all Euro A Term Loans (as in the Agreement) made by the Lender pursuant to the Agreement.

The Borrower promises also to pay interest on the unpaid principal amount of each Euro A Term Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.08 of the Agreement.

This Note is one of the Euro A Term Notes referred to in the Credit Agreement, dated as of January 14, 2014 (as from time to time in effect, the “Agreement”), among the Borrower, Silgan Containers LLC, Silgan Plastics LLC, Silgan Containers Manufacturing Corporation, Silgan Can Company, Silgan Plastics Canada Inc., Silgan Holdings B.V., Silgan International Holdings B.V., each other Borrower (as defined in the Agreement) from time to time party thereto, the lenders from time to time party thereto (including the Lender) and the Administrative Agent, and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Agreement). This Note is secured by certain of the Security Documents (as defined in the Agreement) and is entitled to the benefits of certain of the Guaranties (as defined in the Agreement), in each case as provided in the Agreement. As provided in the Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Initial Term Loan Maturity Date, in whole or in part.

In case an Event of Default (as defined in the Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

EXHIBIT B-3

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAWS PRINCIPLES.

SILGAN HOLDINGS INC.

By:
Name:
Title:

EXHIBIT B-4

FORM OF INCREMENTAL TERM NOTE

$	New York, New York
,

FOR VALUE RECEIVED, [NAME OF INCREMENTAL TERM LOAN BORROWER], a                          (the “Borrower”), hereby promises to pay to                      or its registered assigns (the “Lender”), in [Insert Applicable Currency] [(except to the extent payments are otherwise required to be made in United States dollars in accordance with the provisions of the Agreement (as defined below))]1 in immediately available funds, at the applicable Payment Office (as defined in the Agreement (as defined below)) of Wells Fargo Bank, National Association (the “Administrative Agent”), on                      [Insert the applicable Incremental Term Loan Maturity Date] (the “Incremented Term Loan Maturity Date”) the principal sum of                      (                    ) or, if less, the then unpaid principal amount of all                      [Insert the applicable description of the respective Tranche of Incremental Term Loans] (as defined in the Agreement) made by the Lender pursuant to the Agreement.

The Borrower promises also to pay interest on the unpaid principal amount of each Incremental Term Loan made by the Lender in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.08 of the Agreement.

This Note is one of the Incremental Term Notes referred to in the Credit Agreement, dated as of January 14, 2014 (as from time to time in effect, the “Agreement”), among the Borrower, [Silgan Holdings Inc.,] Silgan Containers LLC, Silgan Plastics LLC, Silgan Containers Manufacturing Corporation, Silgan Can Company, [Silgan Plastics Canada Inc.,] [Silgan Holdings B.V.,] [Silgan International Holdings B.V.,] each other Borrower (as defined in the Agreement) from time to time party thereto, the lenders from time to time party thereto (including the Lender) and the Administrative Agent, and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Agreement). This Note is secured by certain of the Security Documents (as defined in the Agreement) and is entitled to the benefits of certain of the Guaranties (as defined in the Agreement), in each case as provided in the Agreement. As provided in the Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Incremental Term Loan Maturity Date, in whole or in part.

In case an Event of Default (as defined in the Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

[1]	Insert in an Incremental Term Note denominated in a Currency other than Dollars.

EXHIBIT B-4

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAWS PRINCIPLES.

[NAME OF INCREMENTAL TERM LOAN BORROWER]

By:
Name:
Title:

EXHIBIT B-5

FORM OF REVOLVING NOTE

$	New York, New York
,

FOR VALUE RECEIVED, [NAME OF REVOLVING BORROWER], a                      (the “Borrower”), hereby promises to pay to                      or its registered assigns (the “Lender”), in lawful money of the respective Applicable Currency (as defined in the Agreement referred to below) of the Revolving Loans (as defined in the Agreement) from time to time evidenced hereby in immediately available funds, at the applicable Payment Office of Wells Fargo Bank, National Association (the “Administrative Agent”) on the Revolving Loan Maturity Date (as defined in the Agreement) the principal sum of                      DOLLARS          ($        ) or, if less, the then unpaid principal amount of all Revolving Loans (as defined in the Agreement) made by the Lender to the Borrower pursuant to the Agreement, provided that, notwithstanding the fact that the principal amount of this Note is denominated in Dollars (as defined in the Agreement), to the extent provided in the Agreement, all payments hereunder in respect of Primary Alternate Currency Revolving Loans (as defined in the Agreement) evidenced hereby shall be made in the Primary Alternate Currency in which such Primary Alternate Revolving Loans were made, whether or not the Dollar Equivalent (as defined in the Agreement) thereof, when added to the outstanding principal amount of all Dollar Revolving Loans (as defined in the Agreement) evidenced hereby, would exceed the stated principal amount of this Note (except to the extent that such payments are otherwise required to be made in Dollars in accordance with the provisions of the Agreement).

The Borrower promises also to pay interest on the unpaid principal amount of each Revolving Loan made by the Lender to the Borrower in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.08 of the Agreement.

This Note is one of the Revolving Notes referred to in the Credit Agreement, dated as of January 14, 2014 (as from time to time in effect, the “Agreement”), among the Borrower, [Silgan Holdings Inc.,] [Silgan Containers LLC,] [Silgan Plastics LLC,] [Silgan Containers Manufacturing Corporation,] [Silgan Can Company,] [Silgan Plastics Canada Inc.,] [Silgan Holdings B.V.,] [Silgan International Holdings B.V.,] each other Borrower (as defined in the Agreement) from time to time party thereto, the lenders from time to time party thereto (including the Lender) and the Administrative Agent, and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Agreement). This Note is secured by certain of the Security Documents (as defined in the Agreement) and is entitled to the benefits of certain of the Guaranties (as defined in the Agreement), in each case as provided in the Agreement. As provided in the Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Revolving Loan Maturity Date, in whole or in part.

EXHIBIT B-5

In case an Event of Default (as defined in the Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAWS PRINCIPLES.

[NAME OF REVOLVING BORROWER]

By:
Name:
Title:

EXHIBIT B-6

FORM OF CANADIAN REVOLVING NOTE

C$	New York, New York
,

FOR VALUE RECEIVED, [NAME OF CANADIAN REVOLVING BORROWER], a                      (the “Borrower”), hereby promises to pay to                      or its registered assigns (the “Lender”), in Canadian Dollars (as defined in the Agreement referred to below) (except to the extent payments are otherwise required to be made in United States dollars in accordance with the provisions of the Agreement (as defined below)) in immediately available funds, at the applicable Payment Office of the Administrative Agent (as defined in the Agreement) on the Revolving Loan Maturity Date (as defined in the Agreement) the principal sum of                      (                    ) or, if less, the then unpaid principal amount of all Canadian Revolving Loans (as defined in the Agreement) made by the Lender to the Borrower pursuant to the Agreement.

The Borrower promises also to pay interest on the unpaid principal amount of each Canadian Revolving Loan made by the Lender to the Borrower in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.08 of the Agreement.

This Note is one of the Canadian Revolving Notes referred to in the Credit Agreement, dated as of January 14, 2014 (as from time to time in effect, the “Agreement”), among the Borrower, Silgan Holdings Inc., Silgan Containers LLC, Silgan Plastics LLC, Silgan Containers Manufacturing Corporation, Silgan Can Company, [Silgan Plastics Canada Inc.,] Silgan Holdings B.V., Silgan International Holdings B.V., each other Borrower (as defined in the Agreement) from time to time party thereto, the lenders from time to time party thereto (including the Lender) and the Administrative Agent, and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Agreement). This Note is secured by certain of the Security Documents (as defined in the Agreement) and is entitled to the benefits of certain of the Guaranties (as defined in the Agreement), in each case as provided in the Agreement. As provided in the Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Revolving Loan Maturity Date, in whole or in part.

In case an Event of Default (as defined in the Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

EXHIBIT B-6

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAWS PRINCIPLES.

[NAME OF CANADIAN REVOLVING BORROWER]

By:
Name:
Title:

EXHIBIT B-7

FORM OF DUTCH REVOLVING NOTE

€	New York, New York
,

FOR VALUE RECEIVED, [NAME OF DUTCH REVOLVING BORROWER], a                      (the “Borrower”), hereby promises to pay to                      or its registered assigns (the “Lender”), in Euros (as defined in the Agreement referred to below) (except to the extent payments are otherwise required to be made in United States dollars in accordance with the provisions of the Agreement (as defined below)) in immediately available funds, at the applicable Payment Office of the Administrative Agent (as defined in the Agreement) on the Revolving Loan Maturity Date (as defined in the Agreement) the principal sum of                      EUROS (€        ) or, if less, the then unpaid principal amount of all Dutch Revolving Loans (as defined in the Agreement) made by the Lender to the Borrower pursuant to the Agreement.

The Borrower promises also to pay interest on the unpaid principal amount of each Dutch Revolving Loan made by the Lender to the Borrower in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.08 of the Agreement.

This Note is one of the Dutch Revolving Notes referred to in the Credit Agreement, dated as of January 14, 2014 (as from time to time in effect, the “Agreement”), among the Borrower, Silgan Holdings Inc., Silgan Containers LLC, Silgan Plastics LLC, Silgan Containers Manufacturing Corporation, Silgan Can Company, Silgan Plastics Canada Inc., [Silgan Holdings B.V.,] [Silgan International Holdings B.V.,] each other Borrower (as defined in the Agreement) from time to time party thereto, the lenders from time to time party thereto (including the Lender) and the Administrative Agent, and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Agreement). This Note is secured by certain of the Security Documents (as defined in the Agreement) and is entitled to the benefits of certain of the Guaranties (as defined in the Agreement), in each case as provided in the Agreement. As provided in the Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Revolving Loan Maturity Date, in whole or in part.

In case an Event of Default (as defined in the Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

EXHIBIT B-7

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAWS PRINCIPLES.

[NAME OF DUTCH REVOLVING BORROWER]

By:
Name:
Title:

EXHIBIT B-8

FORM OF SWINGLINE NOTE

$75,000,000	New York, New York
,

FOR VALUE RECEIVED, [NAME OF REVOLVING LOAN BORROWER], a                      (the “Borrower”), hereby promises to pay to WELLS FARGO BANK, NATIONAL ASSOCIATION or its registered assigns (the “Lender”), in lawful money of the respective Applicable Currency (as defined in the Agreement referred to below) of the Swingline Loans (as defined in the Agreement) in immediately available funds, at the office of Wells Fargo Bank, National Association (the “Administrative Agent”) initially located at 1525 West W.T. Harris Boulevard, MAC D1109-019, Charlotte, NC 28262 on the Swingline Expiry Date (as defined in the Agreement referred to below) the principal sum of SEVENTY-FIVE MILLION DOLLARS ($75,000,000) or, if less, the then unpaid principal amount of all Swingline Loans (as defined in the Agreement) made by the Lender to the Borrower pursuant to the Agreement, provided that, notwithstanding the fact that the principal amount of this Note is denominated in Dollars (as defined in the Agreement), to the extent provided in the Agreement, all payments hereunder in respect of Euro Denominated Swingline Loans (as defined in the Agreement) evidenced hereby shall be made in Euros (as defined in the Agreement), whether or not the Dollar Equivalent (as defined in the Agreement) thereof, when added to the outstanding principal amount of all Dollar Denominated Swingline Loans (as defined in the Agreement) evidenced hereby, would exceed the stated principal amount of this Note (except to the extent that such payments are otherwise required to be made in Dollars in accordance with the provisions of the Agreement).

The Borrower promises also to pay interest on the unpaid principal amount of each Swingline Loan made by the Lender to the Borrower in like money at said office from the date hereof until paid at the rates and at the times provided in Section 2.08 of the Agreement.

This Note is one of the Swingline Notes referred to in the Credit Agreement, as of January 14, 2014 (as from time to time in effect, the “Agreement”), among the Borrower, [Silgan Holdings Inc.,] [Silgan Containers LLC,] [Silgan Plastics LLC,] [Silgan Containers Manufacturing Corporation,] [Silgan Can Company,] [Silgan Plastics Canada Inc.,] [Silgan Holdings B.V.,] [Silgan International Holdings B.V.,] each other Borrower (as defined in the Agreement) from time to time party thereto, the lenders from time to time party thereto (including the Lender) and the Administrative Agent, and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Agreement). This Note is secured by certain of the Security Documents (as defined in the Agreement) and is entitled to the benefits of certain of the Guaranties (as defined in the Agreement), in each case as provided in the Agreement. As provided in the Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Swingline Expiry Date, in whole or in part.

EXHIBIT B-8

In case an Event of Default (as defined in the Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Agreement.

The Borrower hereby waives presentment, demand, protest or notice of any kind in connection with this Note.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAWS PRINCIPLES.

[NAME OF REVOLVING BORROWER]

By:
Name:
Title:

EXHIBIT C

FORM OF LETTER OF CREDIT REQUEST

Dated                     1

Wells Fargo Bank, National Association,

as Administrative Agent

for the Lenders party to the Credit

Agreement referred to below

1525 West W.T. Harris Boulevard

MAC D1109-019

Charlotte, NC 28262

Attention: Syndication Agency Services

Ladies and Gentlemen:

The undersigned, [Name of Revolving Borrower] (the “Company”), refers to the Credit Agreement, dated as of January 14, 2014 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among the Company, [Silgan Holdings Inc.,] [Silgan Containers LLC,] [Silgan Plastics LLC,] [Silgan Containers Manufacturing Corporation,] [Silgan Can Company,]2 Silgan Plastics Canada Inc., Silgan Holdings B.V., Silgan International Holdings B.V., each other Borrower from time to time party thereto, the lenders from time to time party thereto, and you as Administrative Agent. The undersigned hereby requests that                     3 in its individual capacity issue a sight [standby] [trade] Letter of Credit for its account on                     4 (the Date of Issuance”). The requested Letter of Credit shall be denominated in                     5 and shall have an aggregate Stated Amount of             .6

For purposes of this Letter of Credit Request, unless otherwise defined, all capitalized terms used herein which are defined in the Credit Agreement shall have the respective meaning provided therein.

[1]	Date of Letter of Credit Request.
[2]	Modify appropriately depending upon the Revolving Borrower requesting the respective Letter of Credit.
[3]	Insert the name of the applicable Issuing Lender.
[4]	Date of Issuance which shall be at least two Business Days from the date hereof.
[5]	Insert Dollars, Pounds Sterling or Euros.
[6]	Aggregate initial Stated Amount (in the Applicable Currency) shall not be less than $100,000 (or, in the case of a Primary Alternate Currency Letter of Credit, the Dollar Equivalent thereof) or such lesser amount as is acceptable to the respective Issuing Lender.

Exhibit C

The beneficiary of the requested Letter of Credit will be                     ,7 and such Letter of Credit will be in support of                         8 and will have a stated expiration date of                     9.

We hereby certify that:

(1) The representations and warranties contained in the Credit Agreement and in the other Credit Documents are and will be true and correct in all material respects, both before and after giving effect to the issuance of the Letter of Credit requested hereby, on the Date of Issuance (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date).

(2) No Default or Event of Default exists.

Copies of all documentation with respect to the supported transaction are attached hereto.

[NAME OF REVOLVING BORROWER]

By:
Title:

[7]	Insert name and address of beneficiary.
[8]	Insert description of supported Indebtedness and name of agreement to which it relates in the case of standby Letters of Credit and description of commercial transaction in the case of trade Letters of Credit.
[9]	Insert the last date upon which drafts may be presented which may not be later than the earlier of (A) in the case of standby Letters of Credit, the earlier of (x) one year after the Date of Issuance and (y) the Business Day immediately preceding the Revolving Loan Maturity Date and (B) in the case of trade Letters of Credit, the earlier of (x) 180 days after the Date of Issuance and (y) the 30th day preceding the Revolving Loan Maturity Date.

EXHIBIT D-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(NON-PARTNERSHIP FOREIGN LENDERS)

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of January 14, 2014 (the “Credit Agreement”), by and among Silgan Holdings Inc., a Delaware corporation (“Silgan”), Silgan Containers LLC, a Delaware limited liability company (“Containers”), Silgan Plastics LLC, a Delaware limited liability company (“Plastics”), Silgan Containers Manufacturing Corporation, a Delaware corporation (“Manufacturing”), Silgan Can Company, a Delaware corporation (“CanCo”), Silgan Plastics Canada Inc., an Ontario corporation (“Silgan Canada”), Silgan Holdings B.V., a private company with limited liability incorporated under the laws of The Netherlands (“Silgan B.V.”), Silgan International Holdings B.V., a private company with limited liability incorporated under the laws of The Netherlands (“Silgan International B.V.”), each other Revolving Borrower party thereto from time to time, each other Incremental Term Loan Borrower party thereto from time to time (together with Silgan, Containers, Plastics, Manufacturing, CanCo, Silgan Canada, Silgan B.V., Silgan International B.V. and each other Revolving Borrower, the “Borrowers,” and each individually, a “Borrower”), the lenders who are or may become a party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 5.04 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent (10%) shareholder of any of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code and (d) it is not a controlled foreign corporation related to any of the Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and each Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN (or any successor form). By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent and (b) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

Exhibit D-1

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20

EXHIBIT D-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(NON-PARTNERSHIP FOREIGN PARTICIPANTS)

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of January 14, 2014 (the “Credit Agreement”), by and among Silgan Holdings Inc., a Delaware corporation (“Silgan”), Silgan Containers LLC, a Delaware limited liability company (“Containers”), Silgan Plastics LLC, a Delaware limited liability company (“Plastics”), Silgan Containers Manufacturing Corporation, a Delaware corporation (“Manufacturing”), Silgan Can Company, a Delaware corporation (“CanCo”), Silgan Plastics Canada Inc., an Ontario corporation (“Silgan Canada”), Silgan Holdings B.V., a private company with limited liability incorporated under the laws of The Netherlands (“Silgan B.V.”), Silgan International Holdings B.V., a private company with limited liability incorporated under the laws of The Netherlands (“Silgan International B.V.”), each other Revolving Borrower party thereto from time to time, each other Incremental Term Loan Borrower party thereto from time to time (together with Silgan, Containers, Plastics, Manufacturing, CanCo, Silgan Canada, Silgan B.V., Silgan International B.V. and each other Revolving Borrower, the “Borrowers,” and each individually, a “Borrower”), the lenders who are or may become party a thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 5.04 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (b) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (c) it is not a ten percent (10%) shareholder of any of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code and (d) it is not a controlled foreign corporation related to the Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN (or any successor form). By executing this certificate, the undersigned agrees that (a) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (b) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

Exhibit D-2

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20

EXHIBIT D-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(FOREIGN PARTICIPANT PARTNERSHIPS)

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of January 14, 2014 (the “Credit Agreement”), by and among Silgan Holdings Inc., a Delaware corporation (“Silgan”), Silgan Containers LLC, a Delaware limited liability company (“Containers”), Silgan Plastics LLC, a Delaware limited liability company (“Plastics”), Silgan Containers Manufacturing Corporation, a Delaware corporation (“Manufacturing”), Silgan Can Company, a Delaware corporation (“CanCo”), Silgan Plastics Canada Inc., an Ontario corporation (“Silgan Canada”), Silgan Holdings B.V., a private company with limited liability incorporated under the laws of The Netherlands (“Silgan B.V.”), Silgan International Holdings B.V., a private company with limited liability incorporated under the laws of The Netherlands (“Silgan International B.V.”), each other Revolving Borrower party thereto from time to time, each other Incremental Term Loan Borrower party thereto from time to time (together with Silgan, Containers, Plastics, Manufacturing, CanCo, Silgan Canada, Silgan B.V., Silgan International B.V. and each other Revolving Borrower, the “Borrowers,” and each individually, a “Borrower”), the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 5.04 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the participation in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such participation, (c) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent (10%) shareholder of any of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN (or any successor form) or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN (or any successor form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (ii) the undersigned shall have at all times furnished such Lender with a properly completed and

Exhibit D-3

currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20

EXHIBIT D-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(FOREIGN LENDER PARTNERSHIPS)

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of January 14, 2014 (the “Credit Agreement”), by and among Silgan Holdings Inc., a Delaware corporation (“Silgan”), Silgan Containers LLC, a Delaware limited liability company (“Containers”), Silgan Plastics LLC, a Delaware limited liability company (“Plastics”), Silgan Containers Manufacturing Corporation, a Delaware corporation (“Manufacturing”), Silgan Can Company, a Delaware corporation (“CanCo”), Silgan Plastics Canada Inc., an Ontario corporation (“Silgan Canada”), Silgan Holdings B.V., a private company with limited liability incorporated under the laws of The Netherlands (“Silgan B.V.”), Silgan International Holdings B.V., a private company with limited liability incorporated under the laws of The Netherlands (“Silgan International B.V.”), each other Revolving Borrower party thereto from time to time, each other Incremental Term Loan Borrower party thereto from time to time (together with Silgan, Containers, Plastics, Manufacturing, CanCo, Silgan Canada, Silgan B.V., Silgan International B.V. and each other Revolving Borrower, the “Borrowers,” and each individually, a “Borrower”), the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

Pursuant to the provisions of Section 5.04 of the Credit Agreement, the undersigned hereby certifies that (a) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (b) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (c) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (d) none of its direct or indirect partners/members is a ten percent (10%) shareholder of any of the Borrowers within the meaning of Section 881(c)(3)(B) of the Code and (e) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrowers as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrowers with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (a) an IRS Form W-8BEN (or any successor form) or (b) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN (or any successor form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (i) if the

Exhibit D-4

information provided on this certificate changes, the undersigned shall promptly so inform the Borrowers and the Administrative Agent and (ii) the undersigned shall have at all times furnished the Borrowers and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two (2) calendar years preceding such payments.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20

EXHIBIT E

FORM OF OFFICERS’ CERTIFICATE

I, the undersigned, [President/Vice President] of [Name of Credit Party], a                      organized and existing under the laws of [                    ] (the “Company”), do hereby certify on behalf of the Company that:

1. This Certificate is furnished pursuant to the Credit Agreement, dated as of January 14, 2014 (such Credit Agreement, as in effect on the date of this Certificate, being herein called the “Credit Agreement”), among the Company, [Silgan Holdings Inc.,][Silgan Containers LLC,][Silgan Plastics LLC,][Silgan Containers Manufacturing Corporation,][Silgan Can Company,][Silgan Plastics Canada Inc.,] [Silgan Holdings B.V.], [Silgan International Holdings B.V.], each other Borrower from time to time party thereto, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent. Unless otherwise defined herein, capitalized terms used in this Certificate shall have the meanings set forth in the Credit Agreement.

2. The following named individuals are elected officers of the Company, each holds the office of the Company set forth opposite his name and has held such office as of the date of the signing of any Credit Document. The signature written opposite the name and title of each such officer is his genuine signature.

Name[1]	Office	Signature

3. Attached hereto as Exhibit A is a certified copy of the [Certificate of Incorporation] [Articles of Incorporation] [Certificate of Formation] of the Company, as filed in the Office of [                    ], together with all amendments thereto adopted through the date hereof.

4. Attached hereto as Exhibit B is a true and correct copy of the [By-Laws] [Operating Agreement] [Limited Partnership Agreement] of the Company which were duly adopted and are in full force and effect on the date hereof.

5. Attached hereto as Exhibit C is a true and correct copy of resolutions which were duly adopted on             , 20     [by unanimous written consent of the Board of Directors of the Company] [by a meeting of the Board of Directors of the

[1]	Include name, office and signature of each officer who will sign any Credit Document, including the officer who will sign the certification at the end of this Certificate or related documentation.

Exhibit E

Company at which a quorum was present and acting throughout] [by [insert appropriate limited liability company/limited partnership actions]], and said resolutions have not been rescinded, amended or modified. Except as attached hereto as Exhibit C, no resolutions have been adopted by the Board of Directors of the Company which deal with the execution, delivery or performance of any Credit Document by the Company.

6. On the date hereof, the representations and warranties contained in the Credit Agreement and in the other Credit Documents are true and correct in all material respects with the same effect as though such representations and warranties had been made on the date hereof, both before and after giving effect to the incurrence of Loans on the date hereof and the application of the proceeds thereof, unless stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

7. On the date hereof, no Default or Event of Default exists.

8. There is no proceeding for the dissolution or liquidation of the Company or threatening its existence.

[9. On the date hereof, all of the applicable conditions set forth in Sections 6.01(e), (j), (k) and (l) and 6.02 of the Credit Agreement have been satisfied.]2

* * *

[2]	Insert in Officer’s Certificate of Silgan.

Exhibit E

IN WITNESS WHEREOF, I have hereunto set my hand this      day of         , 20    .

[NAME OF CREDIT PARTY]

By:
Name:
Title:

Exhibit E

I, the undersigned, [officer] of the Company, do hereby certify on behalf of the Company that:

1. [Name of Person making above certifications] is the duly elected and qualified [Secretary/Assistant Secretary] of the Company and the signature above is his genuine signature.

2. The certifications made by [name of Person making above certifications] on behalf of the Company in Items 2, 3, 4, 5, 6, 7, [and] 8 [and 9] above are true and correct.

IN WITNESS WHEREOF, I have hereunto set my hand this      day of         , 20    .

[NAME OF CREDIT PARTY]

By:
Name:
Title:

EXHIBIT F-1

FORM OF US BORROWERS/SUBSIDIARIES GUARANTY

[See Attached]

US Borrowers/Subsidiaries Guaranty

Execution Version

US BORROWERS/SUBSIDIARIES GUARANTY

This US BORROWERS/SUBSIDIARIES GUARANTY, dated as of January 14, 2014 (as amended, modified or supplemented from time to time, this “Guaranty”), is made by each of the undersigned US Credit Parties (each, a “Guarantor” and, together with any other entity that becomes a guarantor hereunder pursuant to Section 25 hereof, the “Guarantors”), in favor of Wells Fargo Bank, National Association, as Administrative Agent (in such capacity and together with any successor administrative agent, the “Administrative Agent”), for the benefit of the Secured Creditors (as defined below). Except as otherwise defined herein, capitalized terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.

W I T N E S S E T H :

WHEREAS, Silgan Holdings Inc. (“Silgan”), Silgan Containers LLC (“Containers”), Silgan Plastics LLC (“Plastics”), Silgan Containers Manufacturing Corporation (“Manufacturing”), Silgan Can Company (“CanCo”), Silgan Plastics Canada Inc. (“Silgan Canada”), Silgan Holdings B.V. (“Silgan B.V.”), Silgan International Holdings B.V. (“Silgan International B.V.”), each other Borrower from time to time party thereto (together with Silgan, Containers, Plastics, Manufacturing, CanCo, Silgan Canada, Silgan B.V. and Silgan International B.V., the “Borrowers” and, each a “Borrower”), the lenders from time to time party thereto (the “Lenders”, and each, a “Lender”) and the Administrative Agent have entered into the Credit Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), providing for the making of Loans to, and the issuance of Letters of Credit for the account of, the Borrowers as contemplated therein. The Lenders, the Administrative Agent, the Collateral Agent, and the Issuing Lenders are collectively referred to herein as the “Lender Creditors”;

WHEREAS, one or more of the Borrowers or Subsidiaries thereof have entered into, or may from time to time after the date hereof enter into, one or more Interest Rate Protection Agreements or Other Hedging Agreements with any Lender or an affiliate of a Lender (each such Lender or Affiliate, even if the respective Lender subsequently ceases to be a Lender under the Credit Agreement for any reason, together with such Lender’s or Affiliate’s successors and assigns, are herein called the “Other Creditors” and, together with the Lender Creditors, are herein called the “Secured Creditors”);

WHEREAS, each Guarantor (other than Silgan) is a Subsidiary of Silgan;

WHEREAS, it is a condition precedent to the making of Loans to each Borrower and the issuance of, and participation in, Letters of Credit for the account of certain of the Revolving Borrowers under the Credit Agreement that each Guarantor shall have executed and delivered to the Administrative Agent this Guaranty; and

WHEREAS, each Guarantor will obtain benefits from the incurrence of Loans and the issuance of, and participation in, Letters of Credit under the Credit Agreement and the entering

1

into by one or more of the Borrowers or Subsidiaries thereof of Interest Rate Protection Agreements and Other Hedging Agreements and, accordingly, desires to execute this Guaranty in order to satisfy the conditions described in the preceding paragraph and to induce the Lenders to make the Loans and issue (and/or participate in) the Letters of Credit under the Credit Agreement and to induce the Other Creditors to enter into the Interest Rate Protection Agreements and Other Hedging Agreements;

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Guarantor, the receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby makes the following representations and warranties to the Secured Creditors and hereby covenants and agrees with each Secured Creditor as follows:

1. Each Guarantor, jointly and severally, absolutely, irrevocably and unconditionally, guarantees:

(a) to the Lender Creditors, the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, all principal, premium, interest (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Borrower or any Subsidiary thereof at the rate provided for in the Credit Documents, whether or not a claim for post-petition interest is allowed in any such proceeding), reimbursement obligations under Letters of Credit, fees, costs and indemnities) of each Borrower to the Lender Creditors, whether now existing or hereafter incurred under, arising out of, or in connection with, the Credit Agreement or any other Credit Document and the due performance and compliance by each Borrower with all of the terms, conditions and agreements contained in the Credit Agreement and in the other Credit Documents (all such obligations, liabilities and indebtedness under this clause (a), except to the extent consisting of obligations, liabilities or indebtedness with respect to Interest Rate Protection Agreements and Other Hedging Agreements entitled to the benefits of this Guaranty, being herein collectively called the “Credit Document Obligations”); and

(b) to the Other Creditors, the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Borrower or Subsidiary thereof at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding) owing by each Borrower and Subsidiary thereof to the Other Creditors under, or with respect to, each Interest Rate Protection Agreement and Other Hedging Agreement entitled to the benefits of this Guaranty, whether such Interest Rate Protection Agreement or Other Hedging Agreement is now in existence or hereafter arising, and the due performance and compliance by each Borrower and each Subsidiary thereof with all of the terms, conditions and agreements contained therein (all such obligations, liabilities and indebtedness described in this clause (b) being herein collectively called the “Other Obligations” and, together with the Credit Document Obligations, are herein collectively called the “Guaranteed Obligations”); provided that the Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations (as hereafter defined) with respect to such Guarantor.

2

Each Guarantor understands, agrees and confirms that the Secured Creditors may enforce this Guaranty up to the full amount of the Guaranteed Obligations against each Guarantor without proceeding against any other Guarantor, any Borrower, any Subsidiary thereof, against any security for the Guaranteed Obligations, or under any other guaranty covering all or a portion of the Guaranteed Obligations. All payments by each Guarantor under this Guaranty shall be made in the currency or currencies in which the respective Guaranteed Obligations are required to be paid and on the same basis as payments are made by the respective Borrowers under the Credit Agreement. For purposes of this Guaranty, the term “Guarantor” as applied to any Borrower party hereto shall refer to such Borrower as a guarantor of indebtedness incurred by each of the other Borrowers, as opposed to indebtedness directly incurred by it. This Guaranty constitutes a guaranty of payment, and not of collection.

2. Additionally, each Guarantor, jointly and severally, and absolutely, unconditionally and irrevocably, guarantees the payment of any and all Guaranteed Obligations to the Secured Creditors whether or not due or payable by any Borrower or any Subsidiary thereof upon the occurrence in respect of such Borrower or such Subsidiary of any of the events specified in Article X of the Credit Agreement, and absolutely, unconditionally and irrevocably, and jointly and severally, promises to pay such Guaranteed Obligations to the Secured Creditors, or to their order, on demand, in the currency or currencies in which the respective Guaranteed Obligations are required to be paid under the Credit Agreement.

3. The liability of each Guarantor hereunder is primary, absolute, irrevocable, joint and several and unconditional and is exclusive and independent of any security for or other guaranty of the Guaranteed Obligations whether executed by such Guarantor, any other Guarantor, any other guarantor or by any other party, and the liability of each Guarantor hereunder shall not be affected or impaired by any circumstance or occurrence whatsoever, including without limitation: (a) any direction as to application of payment by any Borrower, any Subsidiary thereof or by any other party, (b) any other continuing or other guaranty, undertaking or maximum liability of a Guarantor or of any other party as to the Guaranteed Obligations, (c) any payment on or in reduction of any such other guaranty or undertaking, (d) any dissolution, termination or increase, decrease or change in personnel by any Borrower or any Subsidiary thereof, (e) any payment made to any Secured Creditor on the Guaranteed Obligations which any Secured Creditor repays any Borrower, any Subsidiary thereof or any other Person pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, (f) any action or inaction by the Secured Creditors as contemplated by Section 5 hereof or (g) any law, regulation, decree or order of any jurisdiction, or any other event, affecting any term of any Guaranteed Obligation or any Secured Creditor’s rights thereto.

4. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other guarantor of the Guaranteed Obligations, any Borrower or any Subsidiary thereof, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor, any other guarantor of the Guaranteed Obligations, any Borrower or any Subsidiary thereof and whether or not any other Guarantor, any other guarantor of the Guaranteed Obligations, any Borrower or any Subsidiary thereof be joined in any such action or actions. Each Guarantor waives, to the fullest

3

extent permitted by law, the benefits of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by any Borrower or any Subsidiary thereof or any other circumstance which operates to toll any statute of limitations as to such Borrower or such Subsidiary shall, to the extent permitted by applicable law, operate to toll the statute of limitations as to each Guarantor.

5. Any Secured Creditor may (except as shall be required by applicable statute and cannot be waived) at any time and from time to time without the consent of, or notice to, any Guarantor (in its capacity as Guarantor), without incurring responsibility to such Guarantor, without impairing or releasing the obligations of such Guarantor hereunder, upon or without any terms or conditions and in whole or in part:

(a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increases or decreases in the rate of interest thereon or the principal amount thereof), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

(b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c) exercise or refrain from exercising any rights against any Borrower, any other Credit Party or any Subsidiary thereof or otherwise act or refrain from acting;

(d) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Borrower or any Subsidiary thereof to creditors of such Borrower or such Subsidiary other than the Secured Creditors;

(e) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Borrower or any Subsidiary thereof to the Secured Creditors regardless of what liabilities of such Borrower or such Subsidiary remain unpaid;

(f) consent to or waive any breach of any act, omission or default under any of the Interest Rate Protection Agreements, the Other Hedging Agreements, the Credit Documents or any of the instruments or agreements referred to therein, or otherwise amend, modify or supplement any of the Interest Rate Protection Agreements, the Other Hedging Agreements, the Credit Documents or any of such other instruments or agreements;

4

(g) act or fail to act in any manner which may deprive such Guarantor of its right to subrogation against any Borrower or any Subsidiaries thereof to recover full indemnity for any payments made pursuant to this Guaranty;

(h) release or substitute any one or more endorsers, Guarantors, other guarantors, any Borrower, any Subsidiary thereof or other obligors; and/or

(i) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of such Guarantor from its liabilities under this Guaranty.

6. No invalidity, irregularity, non-perfection or unenforceability of all or any part of the Guaranteed Obligations or of any security therefor shall affect, impair or be a defense to this Guaranty, and this Guaranty shall be primary, irrevocable, joint and several, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except indefeasible payment in full in cash of the Guaranteed Obligations.

7. This Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. No failure or delay on the part of any Secured Creditor in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which any Secured Creditor would otherwise have under any other Credit Document, any Interest Rate Protection Agreement, any Other Hedging Agreement, applicable law or otherwise. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Secured Creditor to any other or further action in any circumstances without notice or demand. It is not necessary for any Secured Creditor to inquire into the capacity or powers of any Guarantor, any Borrower or any Subsidiary thereof or the officers, directors, partners, members or agents acting or purporting to act on its or their behalf, in connection with the execution of the Credit Documents, the Interest Rate Protection Agreements or the Other Hedging Agreements, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

8. Any indebtedness, obligations or other liabilities of any Borrower or any Subsidiary thereof now or hereafter held by any Guarantor is hereby subordinated to the indebtedness, obligations or other liabilities of such Borrower or Subsidiary to the Secured Creditors under the Credit Agreement and other Credit Documents, and (a) if a Default or an Event of Default under Section 9.05 of the Credit Agreement exists, no Borrower or Subsidiary thereof (or any Person acting on behalf of any Borrower or any Subsidiary thereof) may make any payment of any kind or character in respect of such indebtedness, obligations or other liabilities and to the extent that any Guarantor (or any Person acting on behalf of any Guarantor) shall receive any such payment, such Guarantor shall hold such amounts in trust for the benefit of the Secured Creditors and shall immediately pay such amounts over to the Administrative

5

Agent on behalf of the Secured Creditors on account of the Guaranteed Obligations, or (b) if the Administrative Agent or the Collateral Agent, after the occurrence and during the continuance of any other Event of Default, so requests, all such indebtedness, obligations or other liabilities of such Borrower or Subsidiary shall be collected, enforced and received by such Guarantor as trustee for the Secured Creditors and be paid over to the Secured Creditors on account of the indebtedness, obligations or other liabilities of such Borrower or Subsidiary to the Secured Creditors, but (in each case) without affecting or impairing in any manner the liability of such Guarantor under the other provisions of this Guaranty. Prior to the transfer by any Guarantor of any note or negotiable instrument evidencing any indebtedness of any Borrower or any Subsidiary thereof to such Guarantor, such Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, each Guarantor hereby agrees with the Secured Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations have been indefeasibly paid in full in cash.

9. (a) Each Guarantor waives all rights (except as shall be required by applicable statute or law and cannot be waived) to require the Secured Creditors to: (i) proceed against any Borrower, any Subsidiary thereof, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party; (ii) proceed against or exhaust any security held from any Borrower, any Subsidiary thereof, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party; or (iii) pursue any other remedy in the Secured Creditors’ power whatsoever. Each Guarantor waives (to the fullest extent permitted by applicable law) any defense based on or arising out of any defense of any Borrower, any other Guarantor, any other guarantor of the Guaranteed Obligations, any Subsidiary of any Borrower or any other party other than the indefeasible payment in full in cash of the Guaranteed Obligations, including, without limitation, any defense based on or arising out of the disability of any Borrower, any other Subsidiary of any Borrower, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof for any reason or the cessation from any cause of the liability of any Borrower or any Subsidiary thereof other than the indefeasible payment in full in cash of the Guaranteed Obligations. The Secured Creditors may, at their election, foreclose on any security held by the Administrative Agent, the Collateral Agent or the other Secured Creditors by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, or exercise any other right or remedy the Secured Creditors may have against any Borrower, any Subsidiary thereof or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations have been indefeasibly paid in full in cash. Each Guarantor waives any defense arising out of any such election by the Secured Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any Borrower, any Subsidiary thereof or any other party or any security.

(b) Each Guarantor hereby waives (to the fullest extent permitted by applicable law) promptness, diligence, presentment, demands for payment or performance, protests and notices, including, without limitation, notices of nonpayment or nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guaranty, notices of any

6

liability to which it may apply, notices of the existence, creation or incurring of new or additional indebtedness, notices of suit or taking of other action by the Administrative Agent, the Collateral Agent or any other Secured Creditor against, and any other notice to, any party liable thereon (including such Guarantor, any other guarantor, any Borrower or any Subsidiary thereof). Each Guarantor assumes all responsibility for being and keeping itself informed of each Borrower’s and each Subsidiary’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that the Secured Creditors shall have no duty to advise any Guarantor of information known to them regarding such circumstances or risks.

Each Guarantor warrants and agrees that each of the waivers set forth above is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by law.

10. The Secured Creditors agree that this Guaranty may be enforced only by the action of the Administrative Agent or the Collateral Agent, in each case acting upon the instructions of the Required US Lenders and that no other Secured Creditor shall have any right individually to seek to enforce or to enforce this Guaranty or to realize upon the security to be granted by the Security Documents, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent or the Collateral Agent for the benefit of the Secured Creditors upon the terms of this Guaranty and the Security Documents. The Secured Creditors further agree that this Guaranty may not be enforced against any director, officer, employee, member, partner or stockholder of any Guarantor (except to the extent such member, partner or stockholder is also a Guarantor hereunder).

11. In order to induce the Lenders to make Loans and issue or participate in Letters of Credit pursuant to the Credit Agreement, and in order to induce the Other Creditors to execute, deliver and perform the Interest Rate Protection Agreements and Other Hedging Agreements, each Guarantor represents, warrants and covenants (as to itself and each of its Subsidiaries), in each case after giving effect to the transactions to occur on the Effective Date, that:

(a) Such Guarantor and each of its Subsidiaries (i) is a duly organized and validly existing corporation, partnership or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate, partnership or limited liability company power and authority, as the case may be, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified as a foreign corporation, partnership or limited liability company, as the case may be, and is in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except in those jurisdictions where the failure to be so qualified could not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect.

(b) Such Guarantor has the corporate, partnership or limited liability company, as the case may be, power and authority to execute, deliver and carry out the

7

terms and provisions of this Guaranty and each other Credit Document to which it is a party and has taken all necessary corporate, partnership or limited liability company action, as the case may be, to authorize the execution, delivery and performance by it of each such Credit Document. Such Guarantor has duly executed and delivered this Guaranty and each other Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Guarantor enforceable in accordance with its terms, except to the extent that the enforceability hereof or thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law).

(c) Neither the execution, delivery or performance by such Guarantor of this Guaranty or any other Credit Document to which it is a party, nor compliance by it with any of the terms and provisions hereof or thereof (i) will contravene any applicable provision of any law, statute, rule or regulation, or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of such Guarantor or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other material agreement, contract or instrument to which such Guarantor or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) will violate any provision of the certificate of incorporation or by-laws (or equivalent organizational documents) of such Guarantor or any of its Subsidiaries.

(d) No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made and except for any filings of financing statements and other documents required by the Security Documents, all of which have been made), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of this Guaranty or any other Credit Document to which such Guarantor is a party or (ii) the legality, validity, binding effect or enforceability of this Guaranty or any other Credit Document to which such Guarantor is a party.

(e) There are no actions, suits, investigations or proceedings pending or, to the best knowledge of such Guarantor, threatened (i) with respect to this Guaranty or any other Credit Document to which such Guarantor is a party or (ii) that are reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect.

12. Each Guarantor covenants and agrees that on and after the date hereof and until the termination of the Total Commitment and all Interest Rate Protection Agreements and Other Hedging Agreements (with respect to such Other Hedging Agreement consisting of any commodity swap agreement or other similar agreement or arrangement designed to protect against fluctuations in commodity prices only to the extent that such Other Hedging Agreement

8

specifically provides that it is entitled to the benefits of this Guaranty) entitled to the benefits of the Guaranty and when no Loan, Note or Letter of Credit remains outstanding and all Guaranteed Obligations have been indefeasibly paid in full in cash (other than indemnities described in Section 12.13 of the Credit Agreement and analogous provisions in the Security Documents which are not then due and payable), such Guarantor shall, and shall cause each of its Subsidiaries to take, or refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that neither such Guarantor nor any of its Subsidiaries are in violation of any provision, covenant or agreement contained in Article VIII or Article IX of the Credit Agreement, and so that no Default or Event of Default is caused by the actions of such Guarantor or any of its Subsidiaries.

13. The Guarantors hereby jointly and severally agree to pay all reasonable out-of-pocket costs and expenses of each Secured Creditor in connection with the enforcement of this Guaranty and of the Administrative Agent in connection with any amendment, waiver or consent relating hereto (including, without limitation, the reasonable fees and disbursements of counsel (including, without duplication, in-house counsel) and consultants employed or retained by the Administrative Agent and, after the occurrence of an Event of Default, one additional counsel employed or retained by the other Secured Creditors as a group).

14. This Guaranty shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the Secured Creditors and their successors and assigns, provided that no Guarantor may assign any of its rights or obligations hereunder, except in accordance with the terms of the Credit Agreement.

15. Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated except as provided in the Credit Agreement.

16. Each Guarantor acknowledges that an executed (or conformed) copy of each of the Credit Documents and Interest Rate Protection Agreements and Other Hedging Agreements entitled to the benefits of the Guaranty have been made available to its principal executive officers and such officers are familiar with the contents thereof.

17. In addition to any rights now or hereafter granted under applicable law (including, without limitation, Section 151 of the New York Debtor and Creditor Law) and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default (such term to mean and include any “Event of Default” as defined in the Credit Agreement or any payment default under any Interest Rate Protection Agreement or Other Hedging Agreement continuing after any applicable grace period), each Secured Creditor is hereby authorized at any time or from time to time, without notice to any Guarantor or to any other Person, any such notice being expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Secured Creditor to or for the credit or the account of such Guarantor, against and on account of the indebtedness, obligations and liabilities of such Guarantor to such Secured Creditor under this Guaranty, irrespective of whether or not such Secured Creditor shall have made any demand hereunder and although said indebtedness, obligations, liabilities, deposits or claims, or any of them, shall be contingent or unmatured.

9

18. All notices and communications hereunder shall be directed to the addresses and are otherwise made in accordance with Section 12.03 of the Credit Agreement; provided, that notices and communications to any Other Creditor shall be directed to the address such Other Creditor shall have specified in writing to Silgan, the Administrative Agent and the Collateral Agent; or in any case at such other address as any of the Persons listed above may hereafter notify the others in writing.

19. If claim is ever made upon any Secured Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including any Borrower or any Subsidiary thereof), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Guarantor, notwithstanding any revocation hereof or other instrument evidencing any liability of any Borrower or any Subsidiary thereof, and such Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

20. (a) THIS GUARANTY AND THE RIGHTS AND OBLIGATIONS OF THE SECURED CREDITORS AND OF THE UNDERSIGNED HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAWS PRINCIPLES. Any legal action or proceeding with respect to this Guaranty or any other Credit Document to which such Guarantor is a party shall be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, in each case which are located in the County of New York, Borough of Manhattan, and, by execution and delivery of this Guaranty, each Guarantor hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. Each Guarantor hereby further irrevocably waives any claim that any such courts lack personal jurisdiction over such Guarantor, and agrees not to plead or claim, in any legal action or proceeding with respect to this Guaranty or any other Credit Document to which such Guarantor is a party brought in any of the aforesaid courts, that any such court lacks personal jurisdiction over such Guarantor. Each Guarantor further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to each Guarantor at its address set forth above, such service to become effective 30 days after such mailing. Each Guarantor hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other Credit Document to which such Guarantor is a party that service of process was in any way invalid or ineffective. Nothing herein, however, shall affect the right of any of the Secured Creditors to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against each Guarantor in any other jurisdiction.

(b) Each Guarantor hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Guaranty or any other Credit Document brought in the

10

courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that such action or proceeding brought in any such court has been brought in an inconvenient forum.

21. In the event that all of the capital stock of one or more Guarantors is sold or otherwise disposed of or liquidated in compliance with the requirements of Section 9.02 of the Credit Agreement (or such sale or other disposition or liquidation has been approved in writing by the Required Lenders), upon the consummation of such sale, disposition or liquidation such Guarantor shall be released from this Guaranty and this Guaranty shall, as to each such Guarantor or Guarantors, terminate, and have no further force or effect (it being understood and agreed that the sale of one or more Persons that own, directly or indirectly, all of the capital stock or other equity interests of any Guarantor shall be deemed to be a sale of such Guarantor for the purposes of this Section 21).

22. This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with each Guarantor and the Administrative Agent.

23. EACH GUARANTOR AND EACH OF THE SECURED CREDITORS (BY THEIR ACCEPTANCE OF THE BENEFITS HEREOF) HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTY, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

24. All payments made by any Guarantor hereunder will be made without setoff, counterclaim or other defense.

25. It is understood and agreed that any Subsidiary of Silgan that is required to execute a counterpart of this Guaranty after the date hereof pursuant to the Credit Agreement shall automatically become a Guarantor hereunder by executing a counterpart hereof or joinder agreement, in form and substance reasonably satisfactory to the Administrative Agent, and delivering the same to the Administrative Agent.

26. At any time a payment in respect of the Guaranteed Obligations is made under this Guaranty, the right of contribution of each Guarantor against each other Guarantor shall be determined as provided in the immediately following sentence, with the right of contribution of each Guarantor to be revised and restated as of each date on which a payment (a “Relevant Payment”) is made on the Guaranteed Obligations under this Guaranty. At any time that a Relevant Payment is made by a Guarantor that results in the aggregate payments made by such Guarantor in respect of the Guaranteed Obligations to and including the date of the Relevant Payment exceeding such Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all Guarantors in respect of the Guaranteed Obligations to and including the date of the Relevant Payment (such excess, the “Aggregate Excess Amount”), each such Guarantor shall have a right of contribution against each other Guarantor who has made

11

payments in respect of the Guaranteed Obligations to and including the date of the Relevant Payment in an aggregate amount less than such other Guarantor’s Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all Guarantors in respect of the Guaranteed Obligations (the aggregate amount of such deficit, the “Aggregate Deficit Amount”) in an amount equal to (x) a fraction the numerator of which is the Aggregate Excess Amount of such Guarantor and the denominator of which is the Aggregate Excess Amount of all Guarantors multiplied by (y) the Aggregate Deficit Amount of such other Guarantors. A Guarantor’s right of contribution pursuant to the preceding sentences shall arise at the time of each computation, subject to adjustment to the time of any subsequent computation; provided, that no Guarantor may take any action to enforce such right until the Guaranteed Obligations have been indefeasibly paid in full in cash and the Total Commitment and all Letters of Credit and Interest Rate Protection Agreements and Other Hedging Agreements have been terminated, it being expressly recognized and agreed by all parties hereto that any Guarantor’s right of contribution arising pursuant to this Section 26 against any other Guarantor shall be expressly junior and subordinate to such other Guarantor’s indebtedness, obligations and liabilities in respect of the Guaranteed Obligations and any other obligations owing under this Guaranty or any other Credit Document to which such Guarantor is a party. As used in this Section 26: (i) each Guarantor’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) the Adjusted Net Worth (as defined below) of such Guarantor by (y) the aggregate Adjusted Net Worth of all Guarantors; (ii) the “Adjusted Net Worth” of each Guarantor shall mean the greater of (x) the Net Worth (as defined below) of such Guarantor and (y) zero; and (iii) the “Net Worth” of each Guarantor shall mean the amount by which the fair salable value of such Guarantor’s assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Guaranteed Obligations arising under this Guaranty and, to the maximum extent permitted by applicable law, any Additional Permitted Dutch Subordinated Indebtedness or any other indebtedness that is subordinated to the Guaranteed Obligations or any obligations arising under this Guaranty) on such date. All parties hereto recognize and agree that, except for any right of contribution arising pursuant to this Section 26, each Guarantor that makes any payment in respect of the Guaranteed Obligations shall have no right of contribution or subrogation against any other Guarantor in respect of such payment. Each of the Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. In this connection, each Guarantor has the right to waive its contribution right against any Guarantor to the extent that after giving effect to such waiver such Guarantor would remain solvent, in the reasonable determination of the Required Lenders.

27. Each Secured Creditor (by its acceptance of the benefits hereof) and each Guarantor hereby confirms that its intention is that this Guaranty not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Transfer Act or any similar federal or state law. To effectuate the foregoing intention, each Secured Creditor and each Guarantor hereby irrevocably agrees that the Guaranteed Obligations guaranteed by each Guarantor under this Guaranty shall be limited to such amount as will, after giving effect to such maximum amount and all of such Guarantor’s other (contingent or otherwise) liabilities that are relevant under such laws (but excluding, to the maximum extent permitted by applicable law, any Additional Permitted Dutch Subordinated Indebtedness or any other indebtedness that is subordinated to the Guaranteed Obligations or any obligations under this Guaranty), and after giving effect to any rights to contribution pursuant to any agreement

12

providing for an equitable contribution among the Guarantors (including pursuant to Section 26 hereof), result in the Guaranteed Obligations of such Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance.

28. (a) The Guarantors’ obligations hereunder to make payments in the respective currency or currencies in which the respective Guaranteed Obligations are required to be paid (such currency being herein called the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the Collateral Agent or the respective Secured Creditor of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent, the Collateral Agent or such other Secured Creditor under this Guaranty, the other Credit Documents, the Interest Rate Protection Agreements or Other Hedging Agreements, as applicable. If for the purpose of obtaining or enforcing judgment against any Guarantor in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the Relevant Currency Equivalent thereof or, in the case of a conversion into currencies other than Dollars, Canadian Dollars or a Primary Alternate Currency, the rate of exchange (quoted by the Administrative Agent) or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Guarantors jointly and severally covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate or exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining the Relevant Currency Equivalent or any other rate of exchange for this Section 28, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

29. Each Qualified ECP Guarantor (as defined below) hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds and other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guaranty and the other Credit Documents in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Guaranty or any other Credit Document, voidable under Debtor Relief Laws and not for any greater amount). Subject to Section 19, the obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until all of the Guaranteed Obligations and all the obligations of the Guarantors shall have

13

been indefeasibly paid in full in cash and the Commitments terminated. Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. For purposes of this Section, “Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

30. The following terms when used in this Guaranty shall have the meanings assigned to them below:

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et. seq.).

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, the Bankruptcy and Insolvency Act (Canada), the Winding-Up and Restructuring Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Dutch Bankruptcy Act (Faillissementswet) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Canada or other applicable jurisdictions from time to time in effect.

“Excluded Swap Obligation” shall mean, with respect to any US Credit Party, any Swap Obligation if and to the extent that, all or a portion of the liability of such US Credit Party for or the guarantee of such US Credit Party of, or the grant by such US Credit Party of a security interest to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such US Credit Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such Credit Party or the grant of such security interest becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable US Credit Party, including the keepwell provision in Section 29). If a Swap Obligation arises under a master agreement governing more than one swap, such extension shall apply only to a portion of such Swap Obligation that is attributable to swaps for which such guarantee or a security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

“Swap Obligations” shall mean, with respect to any US Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

[Remainder of page intentionally left blank; signature pages follow]

14

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be executed and delivered as of the date first above written

SILGAN HOLDINGS INC., as a Guarantor

By:
	Name:	Frank W. Hogan, III
	Title:	Senior Vice President

SILGAN HOLDINGS LLC, as a Guarantor

By:
	Name:	Frank W. Hogan, III
	Title:	Senior Vice President

Silgan Holdings, Inc.

US Borrowers/Subsidiaries Guaranty Agreement

Signature Page

SILGAN CONTAINERS LLC
SILGAN PLASTICS LLC
SILGAN CONTAINERS MANUFACTURING CORPORATION
SILGAN LLC
By: SILGAN CONTAINERS LLC, as Manager
SILGAN CLOSURES INTERNATIONAL HOLDING COMPANY
SILGAN EQUIPMENT COMPANY
SILGAN PLASTICS CORPORATION
SILGAN WHITE CAP LLC
SILGAN WHITE CAP CORPORATION
SILGAN WHITE CAP AMERICAS LLC
SILGAN CAN HOLDING COMPANY
SILGAN TUBES HOLDING COMPANY
SILGAN IPEC CORPORATION
SILGAN PLASTIC FOOD CONTAINERS CORPORATION
PORTOLA PACKAGING INC.
SILGAN CAN COMPANY, each as Guarantor

By:
Name:	Frank W. Hogan, III
Title:	Vice President

Silgan Holdings, Inc.

US Borrowers/Subsidiaries Guaranty Agreement

Signature Page

Accepted and agreed:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

Silgan Holdings, Inc.

US Borrowers/Subsidiaries Guaranty Agreement

Signature Page

EXHIBIT F-2

FORM OF CANADIAN BORROWERS/SUBSIDIARIES GUARANTEE

[See Attached]

Canadian Borrowers/Subsidiaries Guarantee

CANADIAN BORROWERS/SUBSIDIARIES GUARANTEE

This CANADIAN BORROWERS/SUBSIDIARIES GUARANTEE, dated as of January 14, 2014 (as amended, modified or supplemented from time to time, this “Guarantee”), is made by each of the undersigned Canadian Credit Parties (each, a “Guarantor” and, together with any other entity that becomes a guarantor hereunder pursuant to Section 25 hereof, the “Guarantors”), in favor of Wells Fargo Bank, National Association, as Administrative Agent (in such capacity and together with any successor administrative agent, the “Administrative Agent”), for the benefit of the Secured Creditors (as defined below). Except as otherwise defined herein, capitalized terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.

W I T N E S S E T H :

WHEREAS, Silgan Holdings Inc. (“Silgan”), Silgan Containers LLC (“Containers”), Silgan Plastics LLC (“Plastics”), Silgan Containers Manufacturing Corporation (“Manufacturing”), Silgan Can Company (“CanCo”), Silgan Plastics Canada Inc. (“Silgan Canada”), Silgan Holdings B.V. (“Silgan B.V.”), Silgan International Holdings B.V. (“Silgan International B.V.”), each other Borrower from time to time party thereto (together with Silgan, Containers, Plastics, Manufacturing, CanCo, Silgan Canada, Silgan B.V. and Silgan International B.V., the “Borrowers” and, each a “Borrower”), the lenders from time to time party thereto (the “Lenders”, and each, a “Lender”) and the Administrative Agent have entered into the Credit Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), providing for the making of Loans to, and the issuance of Letters of Credit for the account of, the Borrowers as contemplated therein. The Lenders, the Administrative Agent, the Collateral Agent, and the Issuing Lenders are collectively referred to herein as the “Lender Creditors”;

WHEREAS, one or more of the Borrowers or Subsidiaries thereof have entered into, or may from time to time after the date hereof enter into, one or more Interest Rate Protection Agreements or Other Hedging Agreements with any Lender or an Affiliate of a Lender (each such Lender or Affiliate, even if the respective Lender subsequently ceases to be a Lender under the Credit Agreement for any reason, together with such Lender’s or Affiliate’s successors and assigns, are herein called the “Other Creditors” and, together with the Lender Creditors, are herein called the “Secured Creditors”);

WHEREAS, each Guarantor is a Subsidiary of Silgan;

WHEREAS, it is a condition precedent to the making of Loans to each Borrower and the issuance of, and participation in, Letters of Credit for the account of certain of the Revolving Borrowers under the Credit Agreement that each Guarantor shall have executed and delivered to the Administrative Agent this Guarantee with respect to the obligations of the Canadian Borrowers under the Credit Agreement and the other Credit Documents to which each such Canadian Borrower is a party; and

WHEREAS, each Guarantor will obtain benefits from the incurrence of Loans and the issuance of, and participation in, Letters of Credit under the Credit Agreement and the entering into by one or more of the Borrowers or Subsidiaries thereof of Interest Rate Protection Agreements and Other Hedging Agreements and, accordingly, desires to execute this Guarantee in order to satisfy the conditions described in the preceding paragraph and to induce the Lenders to make the Loans and issue (and/or participate in) the Letters of Credit under the Credit Agreement and to induce the Other Creditors to enter into the Interest Rate Protection Agreements and Other Hedging Agreements;

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Guarantor, the receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby makes the following representations and warranties to the Secured Creditors and hereby covenants and agrees with each Secured Creditor as follows:

1. Each Guarantor, jointly and severally, absolutely, irrevocably and unconditionally, guarantees:

(a) to the Lender Creditors, the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, all principal, premium, interest (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Canadian Borrower at the rate provided for in the Credit Documents, whether or not a claim for post-petition interest is allowed in any such proceeding), reimbursement obligations under Letters of Credit, fees, costs and indemnities) of each Canadian Borrower to the Lender Creditors, whether now existing or hereafter incurred under, arising out of, or in connection with, the Credit Agreement or any other Credit Document to which such Canadian Borrower is a party and the due performance and compliance by each Canadian Borrower with all of the terms, conditions and agreements contained in the Credit Agreement and in the other Credit Documents (all such obligations, liabilities and indebtedness under this clause (a), except to the extent consisting of obligations, liabilities or indebtedness with respect to Interest Rate Protection Agreements and Other Hedging Agreements entitled to the benefits of this Guarantee, being herein collectively called the “Credit Document Obligations”); and

(b) to the Other Creditors, the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Canadian Borrower at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding) owing by each Canadian Borrower to the Other Creditors under, or with respect to, each Interest Rate Protection Agreement and Other Hedging Agreement entitled to the benefits of this Guarantee, whether such Interest Rate Protection Agreement or Other Hedging Agreement is now in existence or hereafter arising, and the due performance and compliance by each Canadian Borrower with all of the terms, conditions and agreements contained therein (all such obligations, liabilities and indebtedness described in this clause (b) being herein collectively called the “Other Obligations” and, together with the Credit Document Obligations, are herein collectively called the “Guaranteed Obligations”); provided that the Guaranteed Obligations of a Guarantor shall exclude any Excluded Swap Obligations (as hereafter defined) with respect to such Guarantor.

Each Guarantor understands, agrees and confirms that the Secured Creditors may enforce this Guarantee up to the full amount of the Guaranteed Obligations against each Guarantor without proceeding against any other Guarantor or any Canadian Borrower, against any security for the Guaranteed Obligations, or under any other guarantee covering all or a portion of the Guaranteed Obligations (including, without limitation, the US Borrowers/Subsidiaries Guaranty). All payments by each Guarantor under this Guarantee shall be made in the currency or currencies in which the respective Guaranteed Obligations are required to be paid and on the same basis as payments are made by the respective Canadian Borrower under the Credit Agreement. For purposes of this Guarantee, the term “Guarantor” as applied to any Canadian Credit Party party hereto shall refer to such Canadian Credit Party as a guarantor of indebtedness incurred by each of the other Canadian Borrowers, as opposed to indebtedness directly incurred by it. This Guarantee constitutes a guarantee of payment, and not of collection.

2. Additionally, each Guarantor, jointly and severally, and absolutely, unconditionally and irrevocably, guarantees the payment of any and all Guaranteed Obligations to the Secured Creditors whether or not due or payable by any Canadian Borrower upon the occurrence in respect of such Canadian Borrower of any of the events specified in Article X of the Credit Agreement, and absolutely, unconditionally and irrevocably, and jointly and severally, promises to pay such Guaranteed Obligations to the Secured Creditors, or to their order, on demand, in the currency or currencies in which the respective Guaranteed Obligations are required to be paid under the Credit Agreement.

3. The liability of each Guarantor hereunder is primary, absolute, irrevocable, joint and several and unconditional and is exclusive and independent of any security for or other guarantee of the Guaranteed Obligations whether executed by such Guarantor, any other Guarantor, any other guarantor or by any other party, and the liability of each Guarantor hereunder shall not be affected or impaired by any circumstance or occurrence whatsoever, including without limitation: (a) any direction as to application of payment by any Canadian Borrower or by any other party, (b) any other continuing or other guarantee, undertaking or maximum liability of a Guarantor or of any other party as to the Guaranteed Obligations, (c) any payment on or in reduction of any such other guarantee or undertaking, (d) any dissolution, termination or increase, decrease or change in personnel by any Canadian Borrower, (e) any payment made to any Secured Creditor on the Guaranteed Obligations which any Secured Creditor repays any Canadian Borrower or any other Person pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, (f) any action or inaction by the Secured Creditors as contemplated by Section 5 hereof or (g) any law, regulation, decree or order of any jurisdiction, or any other event, affecting any term of any Guaranteed Obligation or any Secured Creditor’s rights thereto.

4. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other guarantor of the Guaranteed Obligations and any Canadian Borrower, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor, any other guarantor of the Guaranteed Obligations or any Canadian Borrower and whether or not any other Guarantor, any other guarantor of the Guaranteed Obligations, any Canadian Borrower be joined in any such action or actions. Each Guarantor waives, to the fullest extent permitted by law, the benefits of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by any Canadian Borrower or any other circumstance which operates to toll any statute of limitations as to such Canadian Borrower shall, to the extent permitted by applicable law, operate to toll the statute of limitations as to each Guarantor.

5. Any Secured Creditor may (except as shall be required by applicable statute and cannot be waived) at any time and from time to time without the consent of, or notice to, any Guarantor (in its capacity as Guarantor), without incurring responsibility to such Guarantor, without impairing or releasing the obligations of such Guarantor hereunder, upon or without any terms or conditions and in whole or in part:

(a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increases or decreases in the rate of interest thereon or the principal amount thereof), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the guarantee herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

(b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c) exercise or refrain from exercising any rights against any Canadian Borrower or any other Credit Party or otherwise act or refrain from acting;

(d) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Canadian Borrower to creditors of such Canadian Borrower other than the Secured Creditors;

(e) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Canadian Borrower to the Secured Creditors regardless of what liabilities of such Canadian Borrower remain unpaid;

(f) consent to or waive any breach of any act, omission or default under any of the Interest Rate Protection Agreements, the Other Hedging Agreements, the Credit Documents or any of the instruments or agreements referred to therein, or otherwise amend, modify or supplement any of the Interest Rate Protection Agreements, the Other Hedging Agreements, the Credit Documents or any of such other instruments or agreements;

(g) act or fail to act in any manner which may deprive such Guarantor of its right to subrogation against any Canadian Borrower to recover full indemnity for any payments made pursuant to this Guarantee;

(h) release or substitute any one or more endorsers, Guarantors, other guarantors, any Canadian Borrower or other obligors; and/or

(i) take any other action which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of such Guarantor from its liabilities under this Guarantee.

6. No invalidity, irregularity, non-perfection or unenforceability of all or any part of the Guaranteed Obligations or of any security therefor shall affect, impair or be a defense to this Guarantee, and this Guarantee shall be primary, irrevocable, joint and several, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except indefeasible payment in full in cash of the Guaranteed Obligations.

7. This Guarantee is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. No failure or delay on the part of any Secured Creditor in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which any Secured Creditor would otherwise have under any other Credit Document, any Interest Rate Protection Agreement, any Other Hedging Agreement, applicable law or otherwise. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Secured Creditor to any other or further action in any circumstances without notice or demand. It is not necessary for any Secured Creditor to inquire into the capacity or powers of any Guarantor, any Borrower or any Subsidiary thereof or the officers, directors, partners, members or agents acting or purporting to act on its or their behalf, in connection with the execution of the Credit Documents, the Interest Rate Protection Agreements or the Other Hedging Agreements, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

8. Any indebtedness, obligations or other liabilities of any Canadian Borrower now or hereafter held by any Guarantor is hereby subordinated to the indebtedness,

obligations or other liabilities of such Canadian Borrower to the Secured Creditors under the Credit Agreement and other Credit Documents, and (a) if a Default or an Event of Default under Section 10.05 of the Credit Agreement exists, no Canadian Borrower (or any Person acting on behalf of any such Canadian Borrower) may make any payment of any kind or character in respect of such indebtedness, obligations or other liabilities and to the extent that any Guarantor (or any Person acting on behalf of any Guarantor) shall receive any such payment, such Guarantor shall hold such amounts in trust for the benefit of the Secured Creditors and shall immediately pay such amounts over to the Administrative Agent on behalf of the Secured Creditors on account of the Guaranteed Obligations, or (b) if the Administrative Agent or the Collateral Agent, after the occurrence and during the continuance of any other Event of Default, so requests, all such indebtedness, obligations or other liabilities of such Canadian Borrower shall be collected, enforced and received by such Guarantor as trustee for the Secured Creditors and be paid over to the Secured Creditors on account of the indebtedness, obligations or other liabilities of such Canadian Borrower to the Secured Creditors, but (in each case) without affecting or impairing in any manner the liability of such Guarantor under the other provisions of this Guarantee. Prior to the transfer by any Guarantor of any note or negotiable instrument evidencing any indebtedness of any Canadian Borrower to such Guarantor, such Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, each Guarantor hereby agrees with the Secured Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guarantee (whether contractual, under any applicable provision of law or otherwise) until all Guaranteed Obligations have been indefeasibly paid in full in cash.

9. (a) Each Guarantor waives all rights (except as shall be required by applicable statute or law and cannot be waived) to require the Secured Creditors to: (i) proceed against any any other Canadian Borrower, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party; (ii) proceed against or exhaust any security held from any Canadian Borrower, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party; or (iii) pursue any other remedy in the Secured Creditors’ power whatsoever. Each Guarantor waives (to the fullest extent permitted by applicable law) any defense based on or arising out of any defense of any Canadian Borrower, any other Guarantor, any other guarantor of the Guaranteed Obligations, or any other party other than the indefeasible payment in full in cash of the Guaranteed Obligations, including, without limitation, any defense based on or arising out of the disability of any Canadian Borrower, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof for any reason or the cessation from any cause of the liability of any Canadian Borrower other than the indefeasible payment in full in cash of the Guaranteed Obligations. The Secured Creditors may, at their election, foreclose on any security held by the Administrative Agent, the Collateral Agent or the other Secured Creditors by one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, or exercise any other right or remedy the Secured Creditors may have against any Canadian Borrower, or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations have been indefeasibly paid in full in cash. Each Guarantor waives any defense arising out of any such election by the Secured Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against any Canadian Borrower, or any other party or any security.

(b) Each Guarantor hereby waives (to the fullest extent permitted by applicable law) promptness, diligence, presentment, demands for payment or performance, protests and notices, including, without limitation, notices of nonpayment or nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Guarantee, notices of any liability to which it may apply, notices of the existence, creation or incurring of new or additional indebtedness, notices of suit or taking of other action by the Administrative Agent, the Collateral Agent or any other Secured Creditor against, and any other notice to, any party liable thereon (including such Guarantor, any other guarantor or any Canadian Borrower). Each Guarantor assumes all responsibility for being and keeping itself informed of each Canadian Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and agrees that the Secured Creditors shall have no duty to advise any Guarantor of information known to them regarding such circumstances or risks.

Each Guarantor warrants and agrees that each of the waivers set forth above is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by law.

10. The Secured Creditors agree that this Guarantee may be enforced only by the action of the Administrative Agent or the Collateral Agent, in each case acting upon the instructions of the Required Lenders and that no other Secured Creditor shall have any right individually to seek to enforce or to enforce this Guarantee or to realize upon the security to be granted by the Security Documents, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent or the Collateral Agent for the benefit of the Secured Creditors upon the terms of this Guarantee and the Security Documents. The Secured Creditors further agree that this Guarantee may not be enforced against any director, officer, employee, member, partner, stockholder or shareholder of any Guarantor (except to the extent such member, partner, stockholder or shareholder is also a Guarantor hereunder).

11. In order to induce the Lenders to make Loans and issue or participate in Letters of Credit pursuant to the Credit Agreement, and in order to induce the Other Creditors to execute, deliver and perform the Interest Rate Protection Agreements and Other Hedging Agreements, each Guarantor represents, warrants and covenants (as to itself and each of its Subsidiaries), in each case after giving effect to the transactions to occur on the Effective Date, that:

(a) Such Guarantor and each of its Subsidiaries (i) is a duly organized and validly existing corporation, partnership or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate, partnership or limited liability company power and authority, as the case may be, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified as a foreign corporation, partnership or limited liability company, as the case may be, and is in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except in those jurisdictions where the failure to be so qualified could not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect.

(b) Such Guarantor has the corporate, partnership or limited liability company, as the case may be, power and authority to execute, deliver and carry out the terms and provisions of this Guarantee and each other Credit Document to which it is a party and has taken all necessary corporate, partnership or limited liability company action, as the case may be, to authorize the execution, delivery and performance by it of each such Credit Document. Such Guarantor has duly executed and delivered this Guarantee and each other Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Guarantor enforceable in accordance with its terms, except to the extent that the enforceability hereof or thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law).

(c) Neither the execution, delivery or performance by such Guarantor of this Guarantee or any other Credit Document to which it is a party, nor compliance by it with any of the terms and provisions hereof or thereof (i) will contravene any applicable provision of any law, statute, rule or regulation, or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of such Guarantor or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other material agreement, contract or instrument to which such Guarantor or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) will violate any provision of the certificate of incorporation or by-laws (or equivalent organizational documents) of such Guarantor or any of its Subsidiaries.

(d) No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made and except for any filings of financing statements and other documents required by the Security Documents, all of which have been made), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of this Guarantee or any other Credit Document to which such Guarantor is a party or (ii) the legality, validity, binding effect or enforceability of this Guarantee or any other Credit Document to which such Guarantor is a party.

(e) There are no actions, suits, investigations or proceedings pending or, to the best knowledge of such Guarantor, threatened (i) with respect to this Guarantee or any other Credit Document to which such Guarantor is a party or (ii) that are reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect.

12. Each Guarantor covenants and agrees that on and after the date hereof and until the termination of the Total Commitment and all Interest Rate Protection Agreements and Other Hedging Agreements (with respect to such Other Hedging Agreement consisting of any commodity swap agreement or other similar agreement or arrangement designed to protect against fluctuations in commodity prices only to the extent that such Other Hedging Agreement specifically provides that it is entitled to the benefits of this Guarantee) entitled to the benefits of the Guarantee and when no Loan, Note or Letter of Credit remains outstanding and all Guaranteed Obligations have been indefeasibly paid in full in cash (other than indemnities described in Section 12.13 of the Credit Agreement and analogous provisions in the Security Documents which are not then due and payable), such Guarantor shall, and shall cause each of its Subsidiaries to take, or refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that neither such Guarantor nor any of its Subsidiaries are in violation of any provision, covenant or agreement contained in Article VIII or Article IX of the Credit Agreement, and so that no Default or Event of Default is caused by the actions of such Guarantor or any of its Subsidiaries.

13. The Guarantors hereby jointly and severally agree to pay all reasonable out-of-pocket costs and expenses of each Secured Creditor in connection with the enforcement of this Guarantee and of the Administrative Agent in connection with any amendment, waiver or consent relating hereto (including, without limitation, the reasonable fees and disbursements of counsel (including, without duplication, in-house counsel) and consultants employed or retained by the Administrative Agent and, after the occurrence of an Event of Default, one additional counsel employed or retained by the other Secured Creditors as a group).

14. This Guarantee shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the Secured Creditors and their successors and assigns, provided that no Guarantor may assign any of its rights or obligations hereunder, except in accordance with the terms of the Credit Agreement.

15. Neither this Guarantee nor any provision hereof may be changed, waived, discharged or terminated except as provided in the Credit Agreement.

16. Each Guarantor acknowledges that an executed (or conformed) copy of each of the Credit Documents and Interest Rate Protection Agreements and Other Hedging Agreements entitled to the benefits of the Guarantee have been made available to its principal executive officers and such officers are familiar with the contents thereof.

17. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default (such term to mean and include any “Event of Default” as defined in the Credit Agreement or any payment default under any Interest Rate Protection Agreement or Other

Hedging Agreement continuing after any applicable grace period), each Secured Creditor is hereby authorized at any time or from time to time, without notice to any Guarantor or to any other Person, any such notice being expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Secured Creditor to or for the credit or the account of such Guarantor, against and on account of the indebtedness, obligations and liabilities of such Guarantor to such Secured Creditor under this Guarantee, irrespective of whether or not such Secured Creditor shall have made any demand hereunder and although said indebtedness, obligations, liabilities, deposits or claims, or any of them, shall be contingent or unmatured.

18. All notices and communications hereunder shall be directed to the addresses and are otherwise made in accordance with Section 12.03 of the Credit Agreement; provided, that notices and communications to any Other Creditor shall be directed to the address such Other Creditor shall have specified in writing to Silgan, the Administrative Agent and the Collateral Agent; or in any case at such other address as any of the Persons listed above may hereafter notify the others in writing.

19. If claim is ever made upon any Secured Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including any Borrower or any Subsidiary thereof), then and in such event each Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Guarantor, notwithstanding any revocation hereof or other instrument evidencing any liability of any Borrower or any Subsidiary thereof, and such Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

20. (a) THIS GUARANTEE AND THE RIGHTS AND OBLIGATIONS OF THE SECURED CREDITORS AND OF THE UNDERSIGNED HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN, WITHOUT REGARD TO ITS CONFLICTS OF LAWS PRINCIPLES. Any legal action or proceeding with respect to this Guarantee shall be brought in the courts of the Province of Ontario sitting in Toronto, Ontario, and, by execution and delivery of this Guarantee, each Guarantor hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid courts. Each Guarantor hereby further irrevocably waives any claim that any such courts lack personal jurisdiction over such Guarantor, and agrees not to plead or claim, in any legal action or proceeding with respect to this Guarantee or any other Credit Document to which such Guarantor is a party brought in any of the aforesaid courts, that any such court lacks personal jurisdiction over such Guarantor. Each Guarantor further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to each Guarantor at its address set forth above, such service to become effective 30 days after such mailing. Each Guarantor hereby irrevocably waives any objection to such service of process and further irrevocably waives and agrees not to plead or claim in any action or proceeding commenced hereunder or under any other Credit Document to which such Guarantor is a party that service of process was in any way invalid or ineffective. Nothing herein, however, shall affect the right of any of the Secured Creditors to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against each Guarantor in any other jurisdiction.

(b) Each Guarantor hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Guarantee or any other Credit Document brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that such action or proceeding brought in any such court has been brought in an inconvenient forum.

21. In the event that all of the capital stock of one or more Guarantors is sold or otherwise disposed of or liquidated in compliance with the requirements of Section 9.02 of the Credit Agreement (or such sale or other disposition or liquidation has been approved in writing by the Required Lenders), upon the consummation of such sale, disposition or liquidation such Guarantor shall be released from this Guarantee and this Guarantee shall, as to each such Guarantor or Guarantors, terminate, and have no further force or effect (it being understood and agreed that the sale of one or more Persons that own, directly or indirectly, all of the capital stock or other equity interests of any Guarantor shall be deemed to be a sale of such Guarantor for the purposes of this Section 21).

22. This Guarantee may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with each Guarantor and the Administrative Agent.

23. EACH GUARANTOR AND EACH OF THE SECURED CREDITORS (BY THEIR ACCEPTANCE OF THE BENEFITS HEREOF) HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS GUARANTEE, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

24. All payments made by any Guarantor hereunder will be made without setoff, counterclaim or other defense.

25. It is understood and agreed that any Canadian Subsidiary of Silgan that is required to execute a counterpart of this Guarantee after the date hereof pursuant to the Credit Agreement shall automatically become a Guarantor hereunder by executing a counterpart hereof or joinder agreement, in form and substance reasonably satisfactory to the Administrative Agent, and delivering the same to the Administrative Agent.

26. At any time a payment in respect of the Guaranteed Obligations is made under this Guarantee, the right of contribution of each Guarantor against each other Guarantor shall be determined as provided in the immediately following sentence, with the right of contribution of each Guarantor to be revised and restated as of each date on which a payment (a “Relevant Payment”) is made on the Guaranteed Obligations under this Guarantee. At any time that a Relevant Payment is made by a Guarantor that results in the aggregate payments made by such Guarantor in respect of the Guaranteed Obligations to and including the date of the Relevant Payment exceeding such Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all Guarantors in respect of the Guaranteed Obligations to and including the date of the Relevant Payment (such excess, the “Aggregate Excess Amount”), each such Guarantor shall have a right of contribution against each other Guarantor who has made payments in respect of the Guaranteed Obligations to and including the date of the Relevant Payment in an aggregate amount less than such other Guarantor’s Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all Guarantors in respect of the Guaranteed Obligations (the aggregate amount of such deficit, the “Aggregate Deficit Amount”) in an amount equal to (x) a fraction the numerator of which is the Aggregate Excess Amount of such Guarantor and the denominator of which is the Aggregate Excess Amount of all Guarantors multiplied by (y) the Aggregate Deficit Amount of such other Guarantors. A Guarantor’s right of contribution pursuant to the preceding sentences shall arise at the time of each computation, subject to adjustment to the time of any subsequent computation; provided, that no Guarantor may take any action to enforce such right until the Guaranteed Obligations have been indefeasibly paid in full in cash and the Total Commitment and all Letters of Credit and Interest Rate Protection Agreements and Other Hedging Agreements have been terminated, it being expressly recognized and agreed by all parties hereto that any Guarantor’s right of contribution arising pursuant to this Section 26 against any other Guarantor shall be expressly junior and subordinate to such other Guarantor’s indebtedness, obligations and liabilities in respect of the Guaranteed Obligations and any other obligations owing under this Guarantee or any other Credit Document to which such Guarantor is a party. As used in this Section 26: (i) each Guarantor’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) the Adjusted Net Worth (as defined below) of such Guarantor by (y) the aggregate Adjusted Net Worth of all Guarantors; (ii) the “Adjusted Net Worth” of each Guarantor shall mean the greater of (x) the Net Worth (as defined below) of such Guarantor and (y) zero; and (iii) the “Net Worth” of each Guarantor shall mean the amount by which the fair salable value of such Guarantor’s assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Guaranteed Obligations arising under this Guarantee and, to the maximum extent permitted by applicable law, any Additional Permitted Dutch Subordinated Indebtedness or any other indebtedness that is subordinated to the Guaranteed Obligations or any obligations arising under this Guarantee) on such date. All parties hereto recognize and agree that, except for any right of contribution arising pursuant to this Section 26, each Guarantor that makes any payment in respect of the Guaranteed Obligations shall have no right of contribution or subrogation against any other Guarantor in respect of such payment. Each of the Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. In this connection, each Guarantor has the right to waive its contribution right against any Guarantor to the extent that after giving effect to such waiver such Guarantor would remain solvent, in the reasonable determination of the Required Lenders.

27. Each Secured Creditor (by its acceptance of the benefits hereof) and each Guarantor hereby confirms that its intention is that this Guarantee not constitute a fraudulent transfer or conveyance for purposes of Canadian Insolvency Law or any similar federal or provincial law. To effectuate the foregoing intention, each Secured Creditor and each Guarantor hereby irrevocably agrees that the Guaranteed Obligations guaranteed by each Guarantor under this Guarantee shall be limited to such amount as will, after giving effect to such maximum amount and all of such Guarantor’s other (contingent or otherwise) liabilities that are relevant under such laws (but excluding, to the maximum extent permitted by applicable law, any Additional Permitted Dutch Subordinated Indebtedness or any other indebtedness that is subordinated to the Guaranteed Obligations or any obligations under this Guarantee), and after giving effect to any rights to contribution pursuant to any agreement providing for an equitable contribution among the Guarantors (including pursuant to Section 26 hereof), result in the Guaranteed Obligations of such Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance.

28. (a) The Guarantors’ obligations hereunder to make payments in the respective currency or currencies in which the respective Guaranteed Obligations are required to be paid (such currency being herein called the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the Collateral Agent or the respective Secured Creditor of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent, the Collateral Agent or such other Secured Creditor under this Guarantee, the other Credit Documents, the Interest Rate Protection Agreements or Other Hedging Agreements, as applicable. If for the purpose of obtaining or enforcing judgment against any Guarantor in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the Relevant Currency Equivalent thereof or, in the case of a conversion into currencies other than Dollars, Canadian Dollars or a Primary Alternate Currency, the rate of exchange (quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Guarantors jointly and severally covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate or exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining the Relevant Currency Equivalent or any other rate of exchange for this Section 28, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

(d) For purposes of the Interest Act (Canada), whenever any interest or fee under this Guarantee is to be calculated on the basis of any period of time that is less than the actual number of days in the year (the “Lesser Period”), the yearly rate of interest or fee to which the rate used in such calculation is equivalent is the rate so used multiplied by the actual number of days in the calendar year in which the same is to be ascertained and divided by the number of days in the Lesser Period. The rates of interest under this Guarantee are nominal rates, and not effective rates or yields. The principle of deemed reinvestment of interest does not apply to any interest calculation under this Guarantee.

29. Each Qualified ECP Guarantor (as defined below) hereby jointly and severally, absolutely, unconditionally and irrevocably undertakes to provide such funds and other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guarantee and the other Credit Documents in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section, or otherwise under this Guarantee or any other Credit Document, voidable under Debtor Relief Laws and not for any greater amount). Subject to Section 19, the obligations of each Qualified ECP Guarantor under this Section shall remain in full force and effect until all of the Guaranteed Obligations and all the obligations of the Guarantors shall have been indefeasibly paid in full in cash and the Commitments terminated. Each Qualified ECP Guarantor intends that this Section constitute, and this Section shall be deemed to constitute, a “keepwell, support or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. For purposes of this Section, “Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other Person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another Person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

30. The following terms when used in this Guarantee shall have the meanings assigned to them below:

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et. seq.).

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, the Bankruptcy and Insolvency Act (Canada), the Winding-Up and Restructuring Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Canada or other applicable jurisdictions from time to time in effect.

“Excluded Swap Obligation” shall mean, with respect to any Canadian Borrower, any Swap Obligation if and to the extent that, all or a portion of the liability of such Canadian Borrower for or the guarantee of such Canadian Borrower of, or the grant by such Canadian Borrower of a security interest to secure, such Swap Obligation (or any liability or guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Canadian Borrower’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the liability for or the guarantee of such any Canadian Borrower or the grant of such security interest becomes effective with respect to such Swap Obligation (such determination being made after giving effect to any applicable keepwell, support or other agreement for the benefit of the applicable Canadian Borrower, including the keepwell provision in Section 29). If a Swap Obligation arises under a master agreement governing more than one swap, such extension shall apply only to a portion of such Swap Obligation that is attributable to swaps for which such guarantee or a security interest is or becomes illegal for the reasons identified in the immediately preceding sentence of this definition.

“Swap Obligations” shall mean, with respect to any Canadian Borrower, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

[Remainder of page intentionally left blank; signature pages follow]

* * * * * *

IN WITNESS WHEREOF, each Guarantor has caused this Guarantee to be executed and delivered as of the date first above written.

SILGAN PLASTICS CANADA INC. as a Guarantor

By:
Name:
Title:

827599 ONTARIO INC. as a Guarantor

By:
Name:
Title:

828745 ONTARIO INC. as a Guarantor

By:
Name:
Title:

PORTOLA PACKAGING CANADA LTD./EMBALLAGES PORTOLA CANADA LTEE as a Guarantor

By:
Name:
Title:

Accepted and agreed:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

EXHIBIT F-3

FORM OF DUTCH GUARANTEE

[See Attached]

Dutch Guarantee

DUTCH GUARANTEE

This DUTCH GUARANTEE, dated as of January     , 2014 (as amended, modified or supplemented from time to time, this “Dutch Guarantee”), is made by each of the undersigned Dutch Credit Parties (each, a “Dutch Guarantor” and, together with any other entity that becomes a guarantor hereunder pursuant to Section 24 hereof, the “Dutch Guarantors”), in favor of Wells Fargo Bank, National Association, as Administrative Agent (in such capacity and together with any successor administrative agent, the “Administrative Agent”), for the benefit of the Secured Creditors (as defined below). Except as otherwise defined herein, capitalized terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.

W I T N E S S E T H :

WHEREAS, Silgan Holdings Inc. (“Silgan”), Silgan Containers LLC (“Containers”), Silgan Plastics LLC (“Plastics”), Silgan Containers Manufacturing Corporation (“Manufacturing”), Silgan Can Company (“CanCo”), Silgan Plastics Canada Inc. (“Silgan Canada”), Silgan Holdings B.V. (“Silgan B.V.”), Silgan International Holdings B.V. (“Silgan International B.V.”; Silgan B.V. and Silgan International B.V. together also referred to as the “Dutch Borrowers”, and each of them a “Dutch Borrower”), each other Borrower from time to time party thereto (together with Silgan, Containers, Plastics, Manufacturing, CanCo, Silgan Canada and the Dutch Borrowers, the “Borrowers” and, each a “Borrower”), the lenders from time to time party thereto (the “Lenders”, and each, a “Lender”) and the Administrative Agent have entered into the Credit Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), providing for the making of Loans to, and the issuance of Letters of Credit for the account of, the Borrowers as contemplated therein. The Lenders, the Administrative Agent, the Collateral Agent, and the Issuing Lenders are collectively referred to herein as the “Lender Creditors”;

WHEREAS, one or more of the Dutch Borrowers have entered into, or may from time to time after the date hereof enter into, one or more Interest Rate Protection Agreements or Other Hedging Agreements with any Lender or an affiliate of a Lender (each such Lender or Affiliate, even if the respective Lender subsequently ceases to be a Lender under the Credit Agreement for any reason, together with such Lender’s or Affiliate’s successors and assigns, are herein called the “Other Creditors” and, together with the Lender Creditors, are herein called the “Secured Creditors”);

WHEREAS, each Dutch Guarantor is a Subsidiary of Silgan;

WHEREAS, it is a condition precedent to the making of Loans to each Borrower and the issuance of, and participation in, Letters of Credit for the account of certain of the Revolving Borrowers under the Credit Agreement that each Dutch Guarantor shall have executed and delivered to the Administrative Agent this Dutch Guarantee with respect to the obligations of each of the Dutch Borrowers under the Credit Agreement and the other Credit Documents to which it is a party; and

WHEREAS, each Dutch Guarantor will obtain benefits from the incurrence of Loans and the issuance of, and participation in, Letters of Credit under the Credit Agreement and the entering into by one or more of the Dutch Borrowers of Interest Rate Protection Agreements and Other Hedging Agreements and, accordingly, desires to execute this Guarantee in order to satisfy the conditions described in the preceding paragraph and to induce the Lenders to make the Loans and issue (and/or participate in) the Letters of Credit under the Credit Agreement and to induce the Other Creditors to enter into the Interest Rate Protection Agreements and Other Hedging Agreements;

NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Dutch Guarantor, the receipt and sufficiency of which are hereby acknowledged, each Dutch Guarantor hereby makes the following representations and warranties to the Secured Creditors and hereby covenants and agrees with each Secured Creditor as follows:

1. Each Dutch Guarantor, jointly and severally, absolutely, irrevocably and unconditionally, guarantees:

(a) to the Lender Creditors, the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, all principal, premium, interest (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Dutch Borrower, at the rate provided for in the Credit Documents, whether or not a claim for post-petition interest is allowed in any such proceeding), reimbursement obligations under Letters of Credit, fees, costs and indemnities) of each Dutch Borrower to the Lender Creditors, whether now existing or hereafter incurred under, arising out of, or in connection with, the Credit Agreement or any other Credit Document and the due performance of and compliance by each Dutch Borrower with all of the terms, conditions and agreements contained in the Credit Agreement and in the other Credit Documents (all such obligations, liabilities and indebtedness under this clause (a), except to the extent consisting of obligations, liabilities or indebtedness with respect to Interest Rate Protection Agreements and Other Hedging Agreements entitled to the benefits of this Dutch Guarantee, being herein collectively called the “Credit Document Obligations”); and

(b) to the Other Creditors, the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Dutch Borrower, at the rate provided for in the respective documentation, whether or not a claim for post-petition interest is allowed in any such proceeding) owing by each Dutch Borrower to the Other Creditors under, or with respect to, each Interest Rate Protection Agreement and Other Hedging Agreement entitled to the benefits of this Dutch Guarantee, whether such Interest Rate Protection Agreement or Other Hedging Agreement is now in existence or hereafter arising, and the due performance and compliance by each Dutch Borrower with all of the terms, conditions and agreements contained therein (all such obligations, liabilities and indebtedness described in this clause (b) being herein collectively called the “Other Obligations” and, together with the Credit Document Obligations, are herein collectively called the “Guaranteed Obligations”); provided that the Guaranteed Obligations of a

Guarantor shall exclude any Excluded Swap Obligations (as hereafter defined) with respect to such Guarantor.

Each Dutch Guarantor understands, agrees and confirms that the Secured Creditors may enforce this Dutch Guarantee up to the full amount of the Guaranteed Obligations against each Dutch Guarantor without proceeding against any other Dutch Guarantor, any Dutch Borrower, against any security for the Guaranteed Obligations, or under any other guarantee covering all or a portion of the Guaranteed Obligations. All payments by each Dutch Guarantor under this Dutch Guarantee shall be made in the currency or currencies in which the respective Guaranteed Obligations are required to be paid and on the same basis as payments are made by the respective Dutch Borrowers under the Credit Agreement. For purposes of this Dutch Guarantee, the term “Dutch Guarantor” as applied to any Dutch Borrower party hereto shall refer to such Dutch Borrower as a guarantor of indebtedness incurred by each of the other Dutch Borrowers, as opposed to indebtedness directly incurred by it. This Dutch Guarantee constitutes a guarantee of payment, and not of collection.

2. Additionally, each Dutch Guarantor, jointly and severally, and absolutely, unconditionally and irrevocably, guarantees the payment of any and all Guaranteed Obligations to the Secured Creditors whether or not due or payable by any Dutch Borrower upon the occurrence in respect of such Dutch Borrower of any of the events specified in Article X (Events of Default) of the Credit Agreement, and absolutely, unconditionally and irrevocably, and jointly and severally, promises to pay such Guaranteed Obligations to the Secured Creditors, or to their order, on demand, in the currency or currencies in which the respective Guaranteed Obligations are required to be paid under the Credit Agreement.

3. The liability of each Dutch Guarantor hereunder is primary, absolute, irrevocable, joint and several and unconditional and is exclusive and independent of any security for or other guarantee of the Guaranteed Obligations whether executed by such Dutch Guarantor, any other Dutch Guarantor, any other guarantor or by any other party, and the liability of each Dutch Guarantor hereunder shall not be affected or impaired by any circumstance or occurrence whatsoever, including without limitation: (a) any direction as to application of payment by any Dutch Borrower or by any other party, (b) any other continuing or other guarantee undertaking or maximum liability of a Guarantor or of any other party as to the Guaranteed Obligations, (c) any payment on or in reduction of any such other guaranty or undertaking, (d) any dissolution, termination or increase, decrease or change in personnel by any Dutch Borrower, (e) any payment made to any Secured Creditor on the Guaranteed Obligations which any Secured Creditor repays any Dutch Borrower or any other Person pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each Dutch Guarantor waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, (f) any action or inaction by the Secured Creditors as contemplated by Section 5 hereof or (g) any law, regulation, decree or order of any jurisdiction, or any other event, affecting any term of any Guaranteed Obligation or any Secured Creditor’s rights thereto.

4. The obligations of each Dutch Guarantor hereunder are independent of the obligations of any other Dutch Guarantor, any other guarantor of the Guaranteed Obligations, any Borrower or any Subsidiary thereof, and a separate action or actions may be brought and prosecuted against each Dutch Guarantor whether or not action is brought against any other Dutch Guarantor, any other guarantor of the Guaranteed Obligations, any Borrower or any Subsidiary thereof and whether or not any other Dutch Guarantor, any other guarantor of the Guaranteed Obligations, any Borrower or any Subsidiary thereof be joined in any such action or actions. Each Dutch Guarantor waives, to the fullest extent permitted by law, the benefits of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by any Dutch Borrower or any other circumstance which operates to toll any statute of limitations as to such Dutch Borrower shall, to the extent permitted by applicable law, operate to toll the statute of limitations as to each Dutch Guarantor.

5. Any Secured Creditor may (except as shall be required by applicable statute and cannot be waived) at any time and from time to time without the consent of, or notice to, any Dutch Guarantor (in its capacity as Dutch Guarantor), without incurring responsibility to such Dutch Guarantor, without impairing or releasing the obligations of such Dutch Guarantor hereunder, upon or without any terms or conditions and in whole or in part:

(a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including any increases or decreases in the rate of interest thereon or the principal amount thereof), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, renewed or altered;

(b) take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c) exercise or refrain from exercising any rights against any Dutch Borrower, any other Credit Party or any Subsidiary thereof or otherwise act or refrain from acting;

(d) settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Dutch Borrower to creditors of such Dutch Borrower other than the Secured Creditors;

(e) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Dutch Borrower to the Secured Creditors regardless of what liabilities of such Dutch Borrower remain unpaid;

(f) consent to or waive any breach of any act, omission or default under any of the Interest Rate Protection Agreements, the Other Hedging Agreements, the Credit Documents or any of the instruments or agreements referred to therein, or otherwise amend, modify or supplement any of the Interest Rate Protection Agreements, the Other

Hedging Agreements, the Credit Documents or any of such other instruments or agreements;

(g) act or fail to act in any manner which may deprive such Dutch Guarantor of its right to subrogation against any Dutch Borrower to recover full indemnity for any payments made pursuant to this Dutch Guarantee;

(h) release or substitute any one or more endorsers, Dutch Guarantors, other guarantors, any Dutch Borrower or other obligors; and/or

(i) take any other action which would, under otherwise applicable principles of reasonableness and fairness, give rise to a discharge of such Dutch Guarantor from its liabilities under this Dutch Guarantee.

6. No invalidity, irregularity, non-perfection or unenforceability of all or any part of the Guaranteed Obligations or of any security therefor shall affect, impair or be a defense to this Dutch Guarantee, and this Dutch Guarantee shall be primary, irrevocable, joint and several, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except indefeasible payment in full in cash of the Guaranteed Obligations.

7. This Dutch Guarantee is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. No failure or delay on the part of any Secured Creditor in exercising any right, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which any Secured Creditor would otherwise have under any other Credit Document, any Interest Rate Protection Agreement, any Other Hedging Agreement, applicable law or otherwise. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Secured Creditor to any other or further action in any circumstances without notice or demand. It is not necessary for any Secured Creditor to inquire into the capacity or powers of any Guarantor, any Borrower or any Subsidiary thereof or the officers, directors, partners, members or agents acting or purporting to act on its or their behalf, in connection with the execution of the Credit Documents, the Interest Rate Protection Agreements or the Other Hedging Agreements, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

8. Any indebtedness, obligations or other liabilities of any Dutch Borrower now or hereafter held by any Dutch Guarantor is hereby subordinated to the indebtedness, obligations or other liabilities of such Dutch Borrower or Subsidiary to the Secured Creditors under the Credit Agreement and the other Credit Documents, and (a) if a Default or an Event of Default under Section 10.05 of the Credit Agreement exists, no Dutch Borrower (or any Person acting on behalf of any Dutch Borrower ) may make any payment of any kind or character in respect of such indebtedness, obligations or other liabilities and to the extent that any Dutch

Guarantor (or any Person acting on behalf of any Dutch Guarantor) shall receive any such payment, such Dutch Guarantor shall hold such amounts in trust for the benefit of the Secured Creditors and shall immediately pay such amounts over to the Administrative Agent on behalf of the Secured Creditors on account of the Guaranteed Obligations, or (b) if the Administrative Agent or the Collateral Agent, after the occurrence and during the continuance of any other Event of Default, so requests, all such indebtedness, obligations or other liabilities of such Dutch Borrower shall be collected, enforced and received by such Dutch Guarantor as trustee for the Secured Creditors and be paid over to the Secured Creditors on account of the indebtedness, obligations or other liabilities of such Dutch Borrower to the Secured Creditors, but (in each case) without affecting or impairing in any manner the liability of such Dutch Guarantor under the other provisions of this Dutch Guarantee. Prior to the transfer by any Dutch Guarantor of any note or negotiable instrument evidencing any indebtedness of any Dutch Borrower to such Dutch Guarantor, such Dutch Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, each Dutch Guarantor hereby agrees with the Secured Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guarantee (whether contractual, under applicable legislation or otherwise) until all Guaranteed Obligations have been indefeasibly paid in full in cash.

9. (a) Each Dutch Guarantor waives all rights (except as shall be required by applicable statute or law and cannot be waived) to require the Secured Creditors to: (i) proceed against any Dutch Borrower, any other Dutch Guarantor, any other guarantor of the Guaranteed Obligations or any other party; (ii) proceed against or exhaust any security held from any Dutch Borrower, any other Dutch Guarantor, any other guarantor of the Guaranteed Obligations or any other party; or (iii) pursue any other remedy in the Secured Creditors’ power whatsoever. Each Dutch Guarantor waives (to the fullest extent permitted by applicable law) any defense based on or arising out of any defense of any Dutch Borrower, any other Dutch Guarantor, any other guarantor of the Guaranteed Obligations or any other party other than the indefeasible payment in full in cash of the Guaranteed Obligations, including, without limitation, any defense based on or arising out of the disability of any Dutch Borrower, any other Dutch Guarantor, any other guarantor of the Guaranteed Obligations or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof for any reason or the cessation from any cause of the liability of any Dutch Borrower other than the indefeasible payment in full in cash of the Guaranteed Obligations. To the fullest extent permitted by applicable law, the Secured Creditors may, at their election, foreclose on any security held by the Administrative Agent, the Collateral Agent or the other Secured Creditors by one or more judicial or non-judicial sales, whether or not every aspect of any such sale is commercially reasonable, or exercise any other right or remedy the Secured Creditors may have against any Borrower, any Subsidiary thereof or any other party, or any security, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Guaranteed Obligations have been indefeasibly paid in full in cash. Each Dutch Guarantor waives any defense arising out of any such election by the Secured Creditors, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of such Dutch Guarantor against any Dutch Borrower or any other party or any security.

(b) Each Dutch Guarantor hereby waives (to the fullest extent permitted by applicable law) promptness, diligence, presentment, demands for payment or performance,

protests and notices, including, without limitation, notices of non-payment or non-performance, notices of protest, notices of dishonor, notices of acceptance of this Dutch Guarantee, notices of any liability to which it may apply, notices of the existence, creation or incurring of new or additional indebtedness, notices of suit or taking of other action by the Administrative Agent, the Collateral Agent or any other Secured Creditor against, and any other notice to, any party liable thereon (including such Dutch Guarantor, any other Dutch Guarantor, any Dutch Borrower ). Each Dutch Guarantor assumes all responsibility for being and keeping itself informed of each Dutch Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of non-payment of the Guaranteed Obligations and the nature, scope and extent of the risks which such Dutch Guarantor assumes and incurs hereunder, and agrees that the Secured Creditors shall have no duty to advise any Dutch Guarantor of information known to them regarding such circumstances or risks.

Each Dutch Guarantor warrants and agrees that each of the waivers set forth above is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by law.

10. The Secured Creditors agree that this Dutch Guarantee may be enforced only by the action of the Administrative Agent or the Collateral Agent, in each case acting upon the instructions of the Required Lenders and that no other Secured Creditor shall have any right individually to seek to enforce or to enforce this Dutch Guarantee or to realize upon the security to be granted by the Security Documents, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent or the Collateral Agent for the benefit of the Secured Creditors upon the terms of this Dutch Guarantee and the Security Documents. The Secured Creditors further agree that this Dutch Guarantee may not be enforced against any director, officer, employee, member, partner or stockholder of any Dutch Guarantor (except to the extent such member, partner or stockholder is also a Dutch Guarantor hereunder).

11. In order to induce the Lenders to make Loans and issue or participate in Letters of Credit pursuant to the Credit Agreement, and in order to induce the Other Creditors to execute, deliver and perform the Interest Rate Protection Agreements and Other Hedging Agreements, each Dutch Guarantor represents, warrants and covenants (as to itself and each of its Subsidiaries), in each case after giving effect to the transactions to occur on the Effective Date, that:

(a) Such Dutch Guarantor and each of its Subsidiaries (i) is a duly organized and validly existing corporation, partnership or limited liability company, as the case may be, in good standing under the laws of the jurisdiction of its organization, (ii) has the corporate, partnership or limited liability company power and authority, as the case may be, to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified as a foreign corporation, partnership or limited liability company, as the case may be, and is in good standing in each jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except in those jurisdictions where the failure to be so qualified could not reasonably be expected to, either individually or in the aggregate, have a Material Adverse Effect.

(b) Such Dutch Guarantor has the corporate, partnership or limited liability company, as the case may be, power and authority to execute, deliver and carry out the terms and provisions of this Dutch Guarantee and each other Credit Document to which it is a party and has taken all necessary corporate, partnership or limited liability company action, as the case may be, to authorize the execution, delivery and performance by it of each such Credit Document. Such Dutch Guarantor has duly executed and delivered this Dutch Guarantee and each other Credit Document to which it is a party and each such Credit Document constitutes the legal, valid and binding obligation of such Dutch Guarantor enforceable in accordance with its terms, except to the extent that the enforceability hereof or thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting creditors’ rights generally and by equitable principles (regardless of whether enforcement is sought in equity or at law).

(c) Neither the execution, delivery or performance by such Dutch Guarantor of this Dutch Guarantee or any other Credit Document to which it is a party, nor compliance by it with any of the terms and provisions hereof or thereof (i) will contravene any applicable provision of any law, statute, rule or regulation, or any order, writ, injunction or decree of any court or governmental instrumentality, (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of such Dutch Guarantor or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other material agreement, contract or instrument to which such Dutch Guarantor or any of its Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject or (iii) will violate any provision of the certificate of incorporation or by-laws (or equivalent organizational documents) of such Dutch Guarantor or any of its Subsidiaries.

(d) No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made and except for any filings of financing statements and other documents required by the Security Documents, all of which have been made), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance of this Dutch Guarantee or any other Credit Document to which such Dutch Guarantor is a party or (ii) the legality, validity, binding effect or enforceability of this Dutch Guarantee or any other Credit Document to which such Dutch Guarantor is a party.

(e) There are no actions, suits, investigations or proceedings pending or, to the best knowledge of such Dutch Guarantor, threatened (i) with respect to this Dutch Guarantee or any other Credit Document to which such Dutch Guarantor is a party or (ii) that are reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect.

12. Each Dutch Guarantor covenants and agrees that on and after the date hereof and until the termination of the Total Commitment and all Interest Rate Protection

Agreements and Other Hedging Agreements (with respect to such Other Hedging Agreement consisting of any commodity swap agreement or other similar agreement or arrangement designed to protect against fluctuations in commodity prices only to the extent that such Other Hedging Agreement specifically provides that it is entitled to the benefits of this Dutch Guarantee) entitled to the benefits of this Dutch Guarantee and when no Loan, Note or Letter of Credit remains outstanding and all Guaranteed Obligations have been indefeasibly paid in full in cash (other than indemnities described in Section 12.13 of the Credit Agreement and analogous provisions in the Security Documents which are not then due and payable), such Dutch Guarantor shall, and shall cause each of its Subsidiaries to take, or refrain from taking, as the case may be, all actions that are necessary to be taken or not taken so that neither such Dutch Guarantor nor any of its Subsidiaries are in violation of any provision, covenant or agreement contained in Article VIII (Affirmative Covenants) or Article IX (Negative Covenants) of the Credit Agreement, and so that no Default or Event of Default is caused by the actions of such Dutch Guarantor or any of its Subsidiaries.

13. The Dutch Guarantors hereby jointly and severally agree to pay all reasonable out-of-pocket costs and expenses of each Secured Creditor in connection with the enforcement of this Dutch Guarantee and of the Administrative Agent in connection with any amendment, waiver or consent relating hereto (including, without limitation, the reasonable fees and disbursements of counsel (including, without duplication, in-house counsel) and consultants employed or retained by the Administrative Agent and, after the occurrence of an Event of Default, one additional counsel employed or retained by the other Secured Creditors as a group).

14. This Dutch Guarantee shall be binding upon each Dutch Guarantor and its successors and assigns and shall inure to the benefit of the Secured Creditors and their successors and assigns, provided that no Dutch Guarantor may assign any of its rights or obligations hereunder, except in accordance with the terms of the Credit Agreement.

15. Neither this Dutch Guarantee nor any provision hereof may be changed, waived, discharged or terminated except as provided in the Credit Agreement.

16. Each Dutch Guarantor acknowledges that an executed (or conformed) copy of each of the Credit Documents and Interest Rate Protection Agreements and Other Hedging Agreements entitled to the benefits of this Dutch Guarantee have been made available to its principal executive officers and such officers are familiar with the contents thereof.

17. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default (such term to mean and include any “Event of Default” as defined in the Credit Agreement or any payment default under any Interest Rate Protection Agreement or Other Hedging Agreement continuing after any applicable grace period), each Secured Creditor is hereby authorized at any time or from time to time, without notice to any Dutch Guarantor or to any other Person, any such notice being expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Secured Creditor to or for the credit or the account of such Dutch Guarantor, against and on account of the indebtedness, obligations and liabilities of such Guarantor to such Secured Creditor under this Dutch Guarantee, irrespective of whether or not such Secured Creditor shall have made any demand hereunder and although said indebtedness, obligations, liabilities, deposits or claims, or any of them, shall be contingent or unmatured.

18. All notices and communications hereunder shall be directed to the addresses and are otherwise made in accordance with Section 12.03 of the Credit Agreement; provided, that notices and communications to any Other Creditor shall be directed to the address such Other Creditor shall have specified in writing to Silgan, the Administrative Agent and the Collateral Agent; or in any case at such other address as any of the Persons listed above may hereafter notify the others in writing.

19. If claim is ever made upon any Secured Creditor for repayment or recovery of any amount or amounts received in payment or on account of any of the Guaranteed Obligations and any of the aforesaid payees repays all or part of said amount by reason of (i) any judgment, decree or order of any court or administrative body having jurisdiction over such payee or any of its property or (ii) any settlement or compromise of any such claim effected by such payee with any such claimant (including any Borrower or any Subsidiary thereof), then and in such event each Dutch Guarantor agrees that any such judgment, decree, order, settlement or compromise shall be binding upon such Dutch Guarantor, notwithstanding any revocation hereof or other instrument evidencing any liability of any Dutch Borrower , and such Dutch Guarantor shall be and remain liable to the aforesaid payees hereunder for the amount so repaid or recovered to the same extent as if such amount had never originally been received by any such payee.

20. (a) This Dutch Guarantee and the rights and obligations of the Secured Creditors and of the undersigned hereunder shall be construed in accordance with and be governed by the law of the Netherlands. Any legal action or proceeding with respect to this Dutch Guarantee shall be brought in the district court of Amsterdam, The Netherlands, and, by execution and delivery of this Dutch Guarantee, each Dutch Guarantor hereby irrevocably accepts for itself and in respect of its property, generally and unconditionally, the exclusive jurisdiction of the aforesaid court. Each Dutch Guarantor hereby further irrevocably waives any claim that any such courts lack personal jurisdiction over such Dutch Guarantor, and agrees not to plead or claim, in any legal action or proceeding with respect to this Dutch Guarantee brought in any of the aforesaid courts, that any such court lacks personal jurisdiction over such Dutch Guarantor. Nothing herein, however, shall affect the right of any of the Secured Creditors to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against each Dutch Guarantor in any other competent court.

(b) Each Dutch Guarantor hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Dutch Guarantee brought in the courts referred to in clause (a) above and hereby further irrevocably waives and agrees not to plead or claim in any such court that such action or proceeding brought in any such court has been brought in an inconvenient forum.

21. In the event that all of the capital stock of one or more Dutch Guarantors is sold or otherwise disposed of or liquidated in compliance with the requirements of Section 9.02 of the Credit Agreement (or such sale or other disposition or liquidation has been approved in writing by the Required Lenders), upon the consummation of such sale, disposition or liquidation such Dutch Guarantor shall be released from this Dutch Guarantee and this Dutch Guarantee shall, as to each such Dutch Guarantor or Dutch Guarantors, terminate, and have no further force or effect (it being understood and agreed that the sale of one or more Persons that own, directly or indirectly, all of the capital stock or other equity interests of any Dutch Guarantor shall be deemed to be a sale of such Dutch Guarantor for the purposes of this Section 21).

22. This Dutch Guarantee may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with each Dutch Guarantor and the Administrative Agent.

23. All payments made by any Dutch Guarantor hereunder will be made without setoff, counterclaim or other defense.

24. It is understood and agreed that any Dutch Subsidiary of Silgan that is required to execute a counterpart of this Dutch Guarantee after the date hereof pursuant to the Credit Agreement shall automatically become a Dutch Guarantor hereunder by executing a counterpart hereof or joinder agreement, in form and substance reasonably satisfactory to the Administrative Agent, and delivering the same to the Administrative Agent.

25. At any time a payment in respect of the Guaranteed Obligations is made under this Dutch Guarantee, the right of contribution of each Dutch Guarantor against each other Dutch Guarantor shall be determined as provided in the immediately following sentence, with the right of contribution of each Dutch Guarantor to be revised and restated as of each date on which a payment (a “Relevant Payment”) is made on the Guaranteed Obligations under this Dutch Guarantee. At any time that a Relevant Payment is made by a Dutch Guarantor that results in the aggregate payments made by such Dutch Guarantor in respect of the Guaranteed Obligations to and including the date of the Relevant Payment exceeding such Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all Dutch Guarantors in respect of the Guaranteed Obligations to and including the date of the Relevant Payment (such excess, the “Aggregate Excess Amount”), each such Dutch Guarantor shall have a right of contribution against each other Dutch Guarantor who has made payments in respect of the Guaranteed Obligations to and including the date of the Relevant Payment in an aggregate amount less than such other Dutch Guarantor’s Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all Dutch Guarantors in respect of the Guaranteed Obligations (the aggregate amount of such deficit, the “Aggregate Deficit Amount”) in an amount equal to (x) a fraction the numerator of which is the Aggregate Excess Amount of such Dutch Guarantor and the denominator of which is the Aggregate Excess Amount of all Dutch Guarantors multiplied by (y) the Aggregate Deficit Amount of such other Guarantors. A Dutch Guarantor’s right of contribution pursuant to the preceding sentences shall arise at the time of each computation, subject to adjustment to the time of any subsequent computation; provided, that no Dutch Guarantor may take any action to enforce such right until the Guaranteed Obligations have been indefeasibly paid in full in cash and the Total Commitment and all Letters of Credit and Interest Rate Protection Agreements and Other Hedging Agreements have been terminated, it being expressly recognized and agreed by all parties hereto that any Dutch Guarantor’s right of contribution arising pursuant to this Section 25 against any other Dutch Guarantor shall be expressly junior and subordinate to such other Dutch Guarantor’s indebtedness, obligations and liabilities in respect of the Guaranteed Obligations and any other obligations owing under this Dutch Guarantee or any other Credit Document to which such Dutch Guarantor is a party. As used in this Section 25: (i) each Dutch Guarantor’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) the Adjusted Net Worth (as defined below) of such Dutch Guarantor by (y) the aggregate Adjusted Net Worth of all Dutch Guarantors; (ii) the “Adjusted Net Worth” of each Dutch Guarantor shall mean the greater of (x) the Net Worth (as defined below) of such Dutch Guarantor and (y) zero; and (iii) the “Net Worth” of each Dutch Guarantor shall mean the amount by which the fair salable value of such Dutch Guarantor’s assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Guaranteed Obligations arising under this Dutch Guarantee and, to the maximum extent permitted by applicable law, any Additional Permitted Dutch Subordinated Indebtedness or any other indebtedness that is subordinated to the Guaranteed Obligations or any obligations arising under this Dutch Guarantee) on such date. All parties hereto recognize and agree that, except for any right of contribution arising pursuant to this Section 25, each Dutch Guarantor that makes any payment in respect of the Guaranteed Obligations shall have no right of contribution or subrogation against any other Dutch Guarantor in respect of such payment. Each of the Dutch Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. In this connection, each Dutch Guarantor has the right to waive its contribution right against any Dutch Guarantor to the extent that after giving effect to such waiver such Dutch Guarantor would remain solvent, in the reasonable determination of the Required Lenders.

26. Each Secured Creditor (by its acceptance of the benefits hereof) and each Dutch Guarantor hereby confirms that its intention is that this Dutch Guarantee not constitute a fraudulent transfer or conveyance for purposes of the Dutch Civil Code (Burgerlijk Wetboek) and/or the Dutch Bankruptcy Code (Faillissementswet). To effectuate the foregoing intention, each Secured Creditor and each Dutch Guarantor hereby irrevocably agrees that the Guaranteed Obligations guaranteed by each Guarantor under this Dutch Guarantee shall be limited to such amount as will, after giving effect to such maximum amount and all of such Dutch Guarantor’s other (contingent or otherwise) liabilities that are relevant under such laws (but excluding, to the maximum extent permitted by applicable law, any Additional Permitted Dutch Subordinated Indebtedness or any other indebtedness that is subordinated to the Guaranteed Obligations or any obligations under this Dutch Guarantee), and after giving effect to any rights to contribution pursuant to any agreement providing for an equitable contribution among the Dutch Guarantors (including pursuant to Section 25 hereof), result in the Guaranteed Obligations of such Dutch Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance.

27. (a) The Dutch Guarantors’ obligations hereunder to make payments in the respective currency or currencies in which the respective Guaranteed Obligations are required to be paid (such currency being herein called the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the Collateral Agent or the respective Secured Creditor of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent, the Collateral Agent or such other Secured Creditor under this Dutch Guarantee, the other Credit Documents, the Interest Rate Protection Agreements or Other Hedging Agreements, as applicable. If for the purpose of obtaining or enforcing judgment against any Dutch Guarantor in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made at the Relevant Currency Equivalent thereof or, in the case of a conversion into currencies other than Dollars, Canadian Dollars or a Primary Alternate Currency, the rate of exchange (quoted by the Administrative Agent) or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent) determined, in each case, as of the day on which the judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b) If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Dutch Guarantors jointly and severally covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate or exchange prevailing on the Judgment Currency Conversion Date.

(c) For purposes of determining the Relevant Currency Equivalent or any other rate of exchange for this Section 27, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

28. Parallel Debt. (a) In respect of ensuring the validity and enforceability of any Security Document governed by the law of The Netherlands, each Dutch Guarantor hereby irrevocably and unconditionally undertakes to pay to the Collateral Agent amounts equal to the amounts payable by it in respect of its Guaranteed Obligations as they may exist from time to time, which undertaking the Collateral Agent hereby accepts. Each payment undertaking of a Dutch Guarantor to the Collateral Agent under this Section 28 is hereinafter to be referred to as a “Parallel Debt”. Each Parallel Debt will be payable in the currency or currencies of the relevant Guaranteed Obligation and will become due and payable as and when the Guaranteed Obligation to which it corresponds becomes due and payable.

(b) Each of the parties to this Dutch Guarantee hereby acknowledges that: (i) each Parallel Debt constitutes an undertaking, obligation and liability of the applicable Dutch Guarantor to the Collateral Agent which is separate and independent from, and without prejudice to, the Guaranteed Obligation to which it corresponds; and (ii) each Parallel Debt represents the Collateral Agent’s own separate and independent claim to receive payment of such Parallel Debt from the applicable Dutch Guarantor.

(c) To the extent the Collateral Agent irrevocably receives any amount in payment of a Parallel Debt of a Dutch Guarantor, the Collateral Agent shall distribute such amount among the Lenders and the Agents who are creditors of the Guaranteed Obligations of that Dutch Guarantor in accordance with the terms of this Dutch Guarantee, as if such amount were received by the Collateral Agent in payment of the Guaranteed Obligation to which it corresponds.

(d) Upon irrevocable receipt by a Lender of any amount on a distribution by the Collateral Agent under Section 28 (c) in respect of a payment on a Parallel Debt, the Guaranteed Obligation to which the Parallel Debt corresponds shall be reduced by the same amount.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, each Dutch Guarantor has caused this Dutch Guarantee to be executed and delivered as of the date first above written

SILGAN HOLDINGS INC., in its capacity as general partner of SILGAN PARTNERSHIP C.V.
SILGAN INTERNATIONAL HOLDINGS B.V.
SILGAN EUROPE HOLDINGS B.V.
SILGAN HOLDINGS B.V. each as Guarantor

By:
	Name:	Frank W. Hogan
	Title:	Senior Vice President, General Counsel and Secretary for Silgan Holdings Inc. and as authorized representative for the other Guarantors

Dutch Guarantee

Signature Page

Accepted and agreed:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

Dutch Guarantee

Signature Page

EXHIBIT G

FORM OF US PLEDGE AGREEMENT

[See Attached]

US Pledge Agreement

Execution Version

US PLEDGE AGREEMENT

This US PLEDGE AGREEMENT, dated as of January 14, 2014 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), made by each of the undersigned US Credit Parties (each a “Pledgor” and, together with any other entity that becomes a pledgor hereunder pursuant to Section 30 hereof, the “Pledgors”) in favor of Wells Fargo Bank, National Association, as Collateral Agent (together with any successor collateral agent, the “Collateral Agent”), for the benefit of the Secured Creditors (as defined below).

W I T N E S S E T H:

WHEREAS, Silgan Holdings Inc. (“Silgan”), Silgan Containers LLC (“Containers”), Silgan Plastics LLC (“Plastics”), Silgan Containers Manufacturing Corporation (“Manufacturing”), Silgan Can Company (“CanCo”), Silgan Plastics Canada Inc. (“Silgan Canada”), Silgan Holdings B.V. (“Silgan B.V.”), Silgan International Holdings B.V. (“Silgan International B.V.”), each other Borrower from time to time party thereto (together with Silgan, Containers, Plastics, Manufacturing, CanCo, Silgan Canada, Silgan B.V. and Silgan International B.V., the “Borrowers” and, each a “Borrower”), the lenders from time to time party thereto (the “Lenders”, and each, a “Lender”) and the Collateral Agent, as Administrative Agent (in such capacity, and together with any successor administrative agent, the “Administrative Agent”) have entered into a Credit Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), providing for the making of Loans to, and the issuance of Letters of Credit for the account of, the Borrowers as contemplated therein (the Lenders, the Administrative Agent, the Issuing Lenders and the Collateral Agent are collectively referred to herein as the “Lender Creditors”);

WHEREAS, one or more of the Borrowers or Subsidiaries thereof have entered into, or may from time to time after the date hereof enter into, one or more Interest Rate Protection Agreements or Other Hedging Agreements (with respect to such Other Hedging Agreement consisting of any commodity swap agreement or other similar agreement or arrangement designed to protect against fluctuations in commodity prices only to the extent that such Other Hedging Agreement specifically provides that it is entitled to the benefits of this Agreement) with any Lender or an Affiliate of a Lender (each such Lender or Affiliate, even if the respective Lender subsequently ceases to be a Lender under the Credit Agreement for any reason, together with such Lender’s or Affiliate’s successors and assigns, are herein called the “Other Creditors” and, together with the Lender Creditors, are herein called the “Secured Creditors”);

WHEREAS, pursuant to the US Borrowers/Subsidiaries Guaranty, each Pledgor has jointly and severally guaranteed to the Secured Creditors the payment when due of all indebtedness, obligations and liabilities of each Borrower and Subsidiary thereof under or with respect to the Credit Documents, the Interest Rate Protection Agreements and the Other Hedging Agreements;

WHEREAS, it is a condition precedent to the making of Loans to each Borrower and the issuance of, and participation in, Letters of Credit for the account of certain of the Revolving

Borrowers under the Credit Agreement that the Pledgors shall have executed and delivered to the Collateral Agent this Agreement; and

WHEREAS, each Pledgor will obtain benefits from the incurrence of Loans by, and the issuance of, and participation in, Letters of Credit for the account of, the Borrowers under the Credit Agreement and the entering into by one or more of the Borrowers and/or Subsidiaries thereof of Interest Rate Protection Agreements and Other Hedging Agreements and, accordingly, each Pledgor desires to enter into this Agreement in order to satisfy the condition described in the preceding paragraph;

NOW, THEREFORE, in consideration of the benefits accruing to each Pledgor, the receipt and sufficiency of which are hereby acknowledged, each Pledgor hereby makes the following representations and warranties to the Collateral Agent for the benefit of the Secured Creditors and hereby covenants and agrees with the Collateral Agent for the benefit of the Secured Creditors as follows:

1. Security for Obligations. This Agreement is made by each Pledgor for the benefit of the Secured Creditors to secure:

(a) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, with-out limitation, principal, premium, interest (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Pledgor or any Subsidiary thereof at the rate provided for in any Credit Document, whether or not a claim for post-petition interest is allowed in any such proceeding), reimbursement obligations under Letters of Credit, fees, costs and indemnities) of such Pledgor to the Lender Creditors, whether now existing or hereafter incurred under, arising out of, or in connection with, the Credit Agreement and the other Credit Documents to which such Pledgor is a party (including, in the case of each Pledgor that is a Guarantor, all such obligations, liabilities and indebtedness of such Pledgor under the US Borrowers/Subsidiaries Guaranty) and the due performance and compliance by such Pledgor with all of the terms, conditions and agreements contained in the Credit Agreement and in such other Credit Documents (all such obligations, liabilities and indebtedness under this clause (a), except to the extent consisting of obligations, liabilities or indebtedness with respect to Interest Rate Protection Agreements or Other Hedging Agreements entitled to the benefits of this Agreement, being herein collectively called the “Credit Document Obligations”);

(b) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Pledgor or any Subsidiary thereof at the rate provided for in the Credit Documents, whether or not a claim for post-petition interest is allowed in any such proceeding) owing by such Pledgor to the Other Creditors under, or with respect to (including, in the case of each Pledgor that is a Guarantor, all such obligations, liabilities

2

and indebtedness of such Pledgor under the US Borrowers/Subsidiaries Guaranty), each Interest Rate Protection Agreement and Other Hedging Agreement entitled to the benefits of this Agreement, whether such Interest Rate Protection Agreement or Other Hedging Agreement is now in existence or hereafter arising, and the due performance and compliance by such Pledgor with all of the terms, conditions and agreements contained therein (all such obligations, liabilities and indebtedness described in this clause (b) being herein collectively called the “Other Obligations”);

(c) any and all sums advanced by the Collateral Agent in order to preserve the Collateral (as hereinafter defined) or preserve its security interest in the Collateral;

(d) in the event of any proceeding for the collection or enforcement of any indebtedness, obligations or liabilities of such Pledgor referred to in clauses (a), (b) and (c) above, after an Event of Default shall have occurred and be continuing, the reasonable expenses of retaking, holding, preparing for sale, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights hereunder, together with reasonable attorneys’ fees and court costs;

(e) all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement under Section 11 of this Agreement; and

(f) all amounts owing to any Agent or any of its affiliates pursuant to any of the Credit Documents in its capacity as such;

all such indebtedness, obligations, liabilities, sums and expenses set forth in clauses (a) through (f) of this Section 1 being herein collectively called the “Obligations”; it being acknowledged and agreed that the “Obligations” shall include extensions of credit of the types described above, whether outstanding on the date of this Agreement or extended from time to time after the date of this Agreement; provided that the Obligations of a Pledgor shall exclude any Excluded Swap Obligations (as defined in the US Borrowers/Subsidiaries Guaranty) with respect to such Pledgor.

2. Definitions. (a) Unless otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement shall be used herein as therein defined. The terms of Section 1.02 of the Credit Agreement are herein incorporated by reference as if fully set forth herein; provided that references therein to “Agreement” shall mean this Agreement.

(b) The following capitalized terms used herein shall have the definitions specified below:

“Administrative Agent” shall have the meaning provided in the recitals hereof.

“Adverse Claim” shall mean “adverse claim” as such term defined in Section 8-102(a)(1) of the UCC.

“Agreement” shall have the meaning provided in the first paragraph hereof.

“CanCo” shall have the meaning provided in the recitals hereof.

3

“Certificated Security” shall mean “certificated security” as such term is defined in Section 8-102(a)(4) of the UCC.

“Clearing Corporation” shall mean “clearing corporation” as such term is defined in Section 8-102(a)(5) of the UCC.

“Collateral Accounts” shall mean any Cash Collateral Account, any account relating to Cash Collateralization required pursuant to the terms of the Credit Agreement and any and all accounts established and maintained by the Collateral Agent in the name of any Pledgor to which Collateral may be credited.

“Collateral” shall have the meaning provided in Section 3.1 of this Agreement.

“Collateral Agent” shall have the meaning provided in the first paragraph of this Agreement.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et. seq.).

“Containers” shall have the meaning provided in the recitals hereof.

“Credit Agreement” shall have the meaning provided in the recitals hereof.

“Credit Document Obligations” shall have the meaning provided in Section 1 of this Agreement.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, the Bankruptcy and Insolvency Act (Canada), the Winding-Up and Restructuring Act (Canada), the Companies’ Creditors Arrangement Act (Canada), the Dutch Bankruptcy Act (Faillissementswet) and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States, Canada or other applicable jurisdictions from time to time in effect.

“Domestic Corporation” shall have the meaning provided in the definition of “Stock” in this Section 2.

“Excluded Entity” shall mean each of (a) Thatcher Mexico, S.A. de R.L. de C.V., (b) Thatcher Investments, S.A. de R.L. de C.V., (c) Portola Packaging Inc. Mexico S.A. de C.V., (d) Asesoria Maxima S.A. de C.V., (e) Integra-Seal Industries LLC, (f) Portola Tech International, Inc. and (g) Portola (Asia Pacific) Holding Company Limited (Hong Kong) so long as, in each case, (i) such entity either (x) conducts substantially no business other than in connection with its liquidation and distribution of its assets, if any, by transfer, dividend or merger or (y) is not a Material Subsidiary or (ii) the equity interests of such Subsidiary are permitted to be transferred pursuant to clause (vii) of the definition of Restructuring Transaction under the Credit Agreement.

4

“Event of Default” shall mean any Event of Default under, and as defined in, the Credit Agreement and shall in any event include, without limitation, any payment default on any of the Obligations after the expiration of any applicable grace period.

“Excluded Equity Interests” shall mean any Stock, Limited Liability Company Interest or Partnership Interest in any Person that is not a Subsidiary of Silgan to the extent that such equity interests are prohibited from being pledged hereunder by the terms of the respective stockholders agreement, partnership agreement, membership agreement, operating agreement, joint venture agreement or other agreement, as the case may be; provided that (i) any equity interests constituting Excluded Equity Interests shall only constitute Excluded Equity Interests until such time as such Person becomes a Subsidiary of Silgan or such Excluded Equity Interests are no longer subject to such prohibitions and (ii) notwithstanding the foregoing, any distributions or dividends received or to be received by a Pledgor in respect of an Excluded Equity Interest shall be subject to the security interests created by this Agreement (other than any such distributions or dividends paid in Stock, Limited Liability Company Interests or Partnership Interests, as applicable, of such Person).

“Financial Asset” shall mean “financial asset” as such term is defined in Section 8-102(a)(9) of the UCC.

“Foreign Corporation” shall have the meaning provided in the definition of “Stock” of this Agreement.

“Indemnitees” shall have the meaning provided in Section 11 of this Agreement.

“Instrument” shall mean “instrument” as such term is defined in Section 9-102(a)(47) of the UCC.

“Investment Property” shall mean “investment property” as such term is defined in Section 9-102(a)(49) of the UCC.

“Lender Creditors” shall have the meaning provided in the recitals hereof.

“Lenders” shall have the meaning provided in the recitals hereof.

“Limited Liability Company Assets” shall mean all assets, whether tangible or intangible and whether real, personal or mixed (including, without limitation, all limited liability company capital and interest in other limited liability companies), at any time owned or represented by any Limited Liability Company Interest.

“Limited Liability Company Interests” shall mean the entire limited liability company membership interest at any time owned by any Pledgor in any limited liability company.

“Location” of any Pledgor shall mean such Pledgor’s “location” as determined pursuant to Section 9-307 of the UCC.

“Manufacturing” shall have the meaning provided in the recitals hereof.

5

“Non-Voting Stock” shall mean all capital stock of a Foreign Corporation which is not Voting Stock.

“Obligations” shall have the meaning provided in Section 1 of this Agreement.

“Other Creditors” shall have the meaning provided in the recitals hereof.

“Other Obligations” shall have the meaning provided in Section 1 of this Agreement.

“Partnership Assets” shall mean all assets, whether tangible or intangible and whether real, personal or mixed (including, without limitation, all partnership capital and interest in other partnerships), at any time owned or represented by any Partnership Interest.

“Partnership Interest” shall mean the entire general partnership interest or limited partnership interest at any time owned by any Pledgor in any general partnership or limited partnership.

“Plastics” shall have the meaning provided in the recitals hereof.

“Pledgor” shall have the meaning provided in the first paragraph of this Agreement.

“Proceeds” shall mean all “proceeds” as such term is defined in Section 9- 102(a)(64) of the UCC and, in any event, shall also include, but not be limited to, (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Collateral Agent or any Pledgor from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due any payable to any Pledgor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any person acting under color of Governmental Authority) and (iii) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Registered Organization” shall mean “registered organization” as such term is defined in 9-102(a)(70) of the UCC.

“Secured Creditors” shall have the meaning provided in the recitals hereof.

“Secured Debt Agreements” shall have the meaning provided in Section 5 of this Agreement.

“Securities Account” shall mean “securities account” as such term is defined in Section 8-501(a) of the UCC.

“Securities Act” shall mean the Securities Act of 1933, as amended, as in effect from time to time.

6

“Securities Intermediary” shall mean “securities intermediary” as such term is defined in Section 8-102(a)(14) of the UCC.

“Security Entitlement” shall mean “security entitlement” as such term is defined in Section 8-102(a)(17) of the UCC.

“Security” shall mean a “security” as such term is defined in Section 8-102(a)(15) of the UCC and shall in any event include all Stock.

“Silgan” shall have the meaning provided in the recitals hereof.

“Silgan B.V.” shall have the meaning provided in the recitals hereof.

“Silgan Canada” shall have the meaning provided in the recitals hereof.

“Silgan International B.V.” shall have the meaning provided in the recitals hereof.

“Stock” shall mean (x) with respect to corporations incorporated under the laws of the United States or any State thereof (each a “Domestic Corporation”), all of the issued and outstanding shares of capital stock of any corporation at any time owned by any Pledgor of any Domestic Corporation, and (y) with respect to corporations not Domestic Corporations (each a “Foreign Corporation”), all of the issued and outstanding shares of capital stock at any time owned by any Pledgor of any Foreign Corporation.

“Swap Obligations” shall mean, with respect to any US Credit Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

“Termination Date” shall have the meaning provided in Section 20 of this Agreement.

“UCC” means the Uniform Commercial Code as in effect in the State of New York from time to time; provided that all references herein to specific sections or subsections of the UCC are references to such sections or subsections, as the case may be, of the Uniform Commercial Code as in effect in the State of New York on the date hereof.

“Uncertificated Security” shall mean an “uncertificated security” as such term is defined in Section 8-102(a)(18) of the UCC.

“Voting Stock” shall mean all classes of capital stock of any Foreign Corporation entitled to vote.

3. Pledge of Securities, Etc.

3.1 Pledge. To secure the Obligations now or hereafter owed or to be performed by any Borrower or any Pledgor, each Pledgor does hereby grant, pledge and assign to the Collateral Agent for the benefit of the Secured Creditors, and does hereby create, in each case a continuing security interest in favor of the Collateral Agent for the benefit of the Secured

7

Creditors in all of the right, title and interest of such Pledgor in and to the following, whether now existing or hereafter from time to time acquired (collectively, the “Collateral”):

(a) each of the Collateral Accounts, including any and all assets of whatever type or kind deposited by such Pledgor in any such Collateral Account, whether now owned or hereafter acquired, existing or arising, including, without limitation, all Financial Assets, Investment Property, monies, checks, drafts, Instruments, Securities or interests therein of any type or nature deposited or required by the Credit Agreement or any other Secured Debt Agreement to be deposited in any such Collateral Account, and all investments and all certificates and other Instruments (including depository receipts, if any) from time to time representing or evidencing the same, and all dividends, interest, distributions, cash and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing;

(b) all Securities held or owned by such Pledgor from time to time and all options and warrants owned by such Pledgor from time to time to purchase Securities;

(c) all Limited Liability Company Interests held or owned by such Pledgor from time to time and all of its right, title and interest in each limited liability company to which each such interest relates, whether now existing or hereafter acquired, including, without limitation:

(i) all the capital thereof and its interest in all profits, losses, Limited Liability Company Assets and other distributions to which such Pledgor shall at any time be entitled in respect of such Limited Liability Company Interests;

(ii) all other payments due or to become due to such Pledgor in respect of Limited Liability Company Interests, whether under any limited liability company agreement or otherwise, whether as contractual obligations, damages, insurance proceeds or otherwise;

(iii) all of its claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under any limited liability company agreement or operating agreement, or at law or otherwise in respect of such Limited Liability Company Interests;

(iv) all present and future claims, if any, of such Pledgor against any such limited liability company for monies loaned or advanced, for services rendered or otherwise;

(v) all of such Pledgor’s rights under any limited liability company agreement or operating agreement or at law to exercise and enforce every right, power, remedy, authority, option and privilege of such Pledgor relating to such Limited Liability Company Interests, including any power to terminate, cancel or modify any limited liability company agreement or operating agreement, to execute any instruments and to take any and all other action on behalf of and in the name of such Pledgor in respect of such Limited Liability Company Interests and any such limited liability company, to make determinations, to exercise any

8

election (including, but not limited to, election of remedies) or option or to give or receive any notice, consent, amendment, waiver or approval, together with full power and authority to demand, receive, enforce, collect or receipt for any of the foregoing or for any Limited Liability Company Asset, to enforce or execute any checks, or other instruments or orders, to file any claims and to take any action in connection with any of the foregoing; and

(vi) all other property hereafter delivered in substitution for or in addition to any of the foregoing, all certificates and instruments representing or evidencing such other property and all cash, securities, interest, dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof;

(d) all Partnership Interests held or owned by such Pledgor from time to time and all of its right, title and interest in each partnership to which each such interest relates, whether now existing or hereafter acquired, including, without limitation:

(i) all the capital thereof and its interest in all profits, losses, Partnership Assets and other distributions to which such Pledgor shall at any time be entitled in respect of such Partnership Interests;

(ii) all other payments due or to become due to such Pledgor in respect of Partnership Interests, whether under any partnership agreement or otherwise, whether as contractual obligations, damages, insurance proceeds or otherwise;

(iii) all of its claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under any partnership agreement or operating agreement, or at law or otherwise in respect of such Partnership Interests;

(iv) all present and future claims, if any, of such Pledgor against any such partnership for monies loaned or advanced, for services rendered or otherwise;

(v) all of such Pledgor’s rights under any partnership agreement or operating agreement or at law to exercise and enforce every right, power, remedy, authority, option and privilege of such Pledgor relating to such Partnership Interests, including any power to terminate, cancel or modify any partnership agreement or operating agreement, to execute any instruments and to take any and all other action on behalf of and in the name of such Pledgor in respect of such Partnership Interests and any such partnership, to make determinations, to exercise any election (including, but not limited to, election of remedies) or option or to give or receive any notice, consent, amendment, waiver or approval, together with full power and authority to demand, receive, enforce, collect or receipt for any of the foregoing or for any Partnership Asset, to enforce or execute any checks, or other instruments or orders, to file any claims and to take any action in connection with any of the foregoing (with all of the foregoing rights only to be

9

exercisable upon the occurrence and during the continuation of an Event of Default); and

(vi) all other property hereafter delivered in substitution for or in addition to any of the foregoing, all certificates and instruments representing or evidencing such other property and all cash, securities, interest, dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof;

(e) all Financial Assets and Investment Property of such Pledgor from time to time;

(f) all Security Entitlements of such Pledgor from time to time in any and all of the foregoing; and

(g) all Proceeds of any and all of the foregoing.

Notwithstanding anything to the contrary contained in (a) this Section 3.1 or in Section 3.3 hereof, (i) except as otherwise provided in Section 8.10 of the Credit Agreement and except to the extent that such pledge is to secure the obligations of a Foreign Credit Party (including any guaranty thereof by a US Credit Party), no Pledgor (to the extent that it is a US Borrower or a Domestic Subsidiary of a US Borrower) shall be required at any time to pledge hereunder, and clause (b) above shall not apply to, more than 65% of the Voting Stock of any first-tier Foreign Corporation, (ii) each Pledgor shall be required to pledge hereunder 100% of any Non-Voting Stock at any time and from time to time acquired by such Pledgor of any first-tier Foreign Corporation and (iii) in no event shall the term “Collateral” include, and no Pledgor shall be required to pledge, any Excluded Equity Interests (except as otherwise provided in the definition thereof) or (b) this Agreement or any other Security Document, the pledge by any Pledgor under this Agreement or under any other Security Document of the Voting Stock of any first-tier Foreign Corporation in excess of 65% of the Voting Stock of such Foreign Corporation, and the term “Collateral” (as defined herein or in any such other Security Document) to the extent including such excess, shall, in each case (except as otherwise permitted in Section 8.10 of the Credit Agreement), (I) only secure the obligations owing by a Foreign Credit Party to a Secured Creditor under any Credit Document (or any guaranty thereof by a US Credit Party) and (II) except as provided in preceding clause (I), not secure any obligations (direct or indirect) owing by a US Credit Party to a Secured Creditor under any Credit Document.

3.2 Procedures. (a) To the extent that any Pledgor at any time or from time to time owns, acquires or obtains any right, title or interest in any Collateral, such Collateral shall automatically (and without the taking of any action by the respective Pledgor) be pledged pursuant to Section 3.1 of this Agreement and, in addition thereto, such Pledgor shall (to the extent provided below) take the following actions as set forth below (as promptly as practicable and, in any event, within ten (10) Business Days after it obtains such Collateral) for the benefit of the Collateral Agent and the Secured Creditors:

(i) with respect to a Certificated Security (other than a Certificated Security credited on the books of a Clearing Corporation), the respective Pledgor shall physically

10

deliver such Certificated Security to the Collateral Agent, endorsed to the Collateral Agent or endorsed in blank;

(ii) with respect to an Uncertificated Security (other than an Uncertificated Security credited on the books of a Clearing Corporation), the respective Pledgor shall cause the issuer of such Uncertificated Security (or, in the case of an issuer that is not a Subsidiary of a Pledgor, use its reasonable efforts to cause such issuer) to duly authorize, execute and deliver to the Collateral Agent an agreement for the benefit of the Collateral Agent and the other Secured Creditors substantially in the form of Annex F hereto (appropriately completed to the satisfaction of the Collateral Agent and with such modifications, if any, as shall be satisfactory to the Collateral Agent) pursuant to which such issuer agrees to comply with any and all instructions originated by the Collateral Agent without further consent by the registered owner and not to comply with instructions regarding such Uncertificated Security (and any Partnership Interests and Limited Liability Company Interests issued by such issuer) originated by any other Person other than a court of competent jurisdiction;

(iii) with respect to a Certificated Security, Uncertificated Security, Partnership Interest or Limited Liability Company Interest credited on the books of a Clearing Corporation (including a Federal Reserve Bank, Participants Trust Company or The Depository Trust Company), the respective Pledgor shall promptly notify the Collateral Agent thereof and shall promptly take all actions required (A) to comply with the applicable rules of such Clearing Corporation and (B) to perfect the security interest of the Collateral Agent under Applicable Law (including, in any event, under Sections 9-314(a), (b) and (c), 9-106 and 8-106 (d) of the UCC). Each Pledgor further agrees to take such actions requested by the Collateral Agent as the Collateral Agent deems reasonably necessary or desirable to effect the foregoing; and

(iv) with respect to a Partnership Interest or a Limited Liability Company Interest (other than a Partnership Interest or Limited Liability Company Interest credited on the books of a Clearing Corporation), (1) if such Partnership Interest or Limited Liability Company Interest is represented by a certificate and is a Security for purposes of the UCC, the procedure set forth in Section 3.2(a)(i) hereof, and (2) if such Partnership Interest or Limited Liability Company Interest is not represented by a certificate or is not a Security for purposes of the UCC, the procedure set forth in Section 3.2(a)(ii) hereof.

(b) In addition to the actions required to be taken pursuant to Section 3.2(a) hereof, each Pledgor shall take the following additional actions with respect to the Securities and Collateral:

(i) with respect to all Collateral of such Pledgor of which the Collateral Agent may obtain “control” within the meaning of Section 8-106 of the UCC (or under any provision of the UCC as same may be amended or supplemented from time to time, or under the laws of any relevant State other than the State of New York), the respective Pledgor shall take all actions as may be reasonably requested from time to time by the Collateral Agent so that “control” of such Collateral is obtained and at all times held by the Collateral Agent; and

11

(ii) each Pledgor shall from time to time cause appropriate financing statements (on Form UCC-1 or other appropriate form) under the Uniform Commercial Code as in effect in the various relevant States, in form satisfactory to the Collateral Agent and covering all Collateral hereunder, to be filed in the relevant filing offices so that at all times the Collateral Agent has a security interest in all Investment Property and other Collateral which is perfected by the filing of such financing statements (in each case to the maximum extent perfection by filing may be obtained under the laws of the relevant States, including, without limitation, Section 9-312(a) of the UCC).

(c) Without limiting any provision of Section 7 hereof, the Collateral Agent hereby agrees that unless an Event of Default has occurred and is continuing, it will not assume exclusive control over any Securities Account of any Pledgor or any asset credited thereto or give any notice of exclusive control or similar notice to any Securities Intermediary or any issuer of an Uncertificated Security or any Clearing Corporation.

(d) Notwithstanding anything to the contrary contained in Section 3.2(a) hereto, no Pledgor shall be required to deliver to the Collateral Agent any stock certificate or control agreement representing the equity interests in any Excluded Entity (although such equity interests shall remain subject to the security interests created by this Agreement).

3.3 Subsequently Acquired Collateral. If any Pledgor shall acquire (by purchase, stock dividend or otherwise) any additional Collateral at any time or from time to time after the date hereof, such Collateral shall automatically (and without any further action required) be subject to the pledge and security interests created pursuant to Section 3.1 hereof and, furthermore, the Pledgor will promptly thereafter take (or cause to be taken) all action with respect to such Collateral in accordance with the procedures set forth in Section 3.2 hereof, and will promptly thereafter deliver to the Collateral Agent (a) a certificate executed by an authorized officer of such Pledgor describing such Collateral and certifying that the same has been duly pledged in favor of the Collateral Agent (for the benefit of the Secured Creditors) hereunder and (b) supplements to Annexes A through G hereto as are necessary to cause such annexes to be complete and accurate at such time.

3.4 Transfer Taxes. Each pledge of Collateral under Section 3.1 or Section 3.3 hereof shall be accompanied by any transfer tax stamps required in connection with the pledge of such Collateral.

3.5 [Reserved].

3.6 Certain Representations and Warranties Regarding the Collateral. Each Pledgor represents and warrants that on the date hereof (a) the exact legal name of such Pledgor, the type of organization of such Pledgor, whether or not such Pledgor is a Registered Organization, the jurisdiction of organization of such Pledgor, such Pledgor’s Location, and the organizational identification number (if any) of such Pledgor is listed on Annex A hereto; (b) each Subsidiary of such Pledgor, and the direct ownership thereof, is listed in Annex B hereto; (c) the Stock held by such Pledgor consists of the number and type of shares of the stock of the corporations as described in Annex C hereto; (d) such Stock referenced in clause (c) of this paragraph constitutes that percentage of the issued and outstanding capital stock of the issuing

12

corporation as is set forth in Annex C hereto; (e) the Limited Liability Company Interests held by such Pledgor consist of the number and type of interests of the Persons described in Annex D hereto; (f) each such Limited Liability Company Interest referenced in clause (e) of this paragraph constitutes that percentage of the issued and outstanding equity interest of the issuing Person as set forth in Annex D hereto; (g) the Partnership Interests held by such Pledgor consist of the number and type of interests of the Persons described in Annex E hereto; (h) each such Partnership Interest referenced in clause (g) of this paragraph constitutes that percentage or portion of the entire partnership interest of the Partnership as set forth in Annex E hereto; (i) such Pledgor has complied with the respective procedure set forth in Section 3.2(a) hereof with respect to each item of Collateral described in Annexes C through E hereto; (j) the Excluded Equity Interests owned by such Pledgor on the date hereof are described in Annex G hereto; and (k) other than Excluded Equity Interests, on the date hereof, such Pledgor owns no other Securities, Limited Liability Company Interests or Partnership Interests.

4. Appointment of Sub-Agents; Endorsements, Etc. If and to the extent necessary to enable the Collateral Agent to perfect its security interest in any of the Collateral or to exercise any of its remedies hereunder, the Collateral Agent shall have the right to appoint one or more sub-agents for the purpose of retaining physical possession of the Collateral, which may be held (in the discretion of the Collateral Agent) in the name of the relevant Pledgor, endorsed or assigned in blank or in favor of the Collateral Agent or any nominee or nominees of the Collateral Agent or a sub-agent appointed by the Collateral Agent.

5. Voting, Etc., While No Event of Default. Unless and until there shall have occurred and be continuing an Event of Default and written notice thereof shall have been given by the Collateral Agent to the relevant Pledgor (provided, that if an Event of Default specified in Section 10.05 of the Credit Agreement shall occur, no such notice shall be required), each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral owned by it, and to give consents, waivers or ratifications in respect thereof; provided that, in each case, no vote shall be cast or any consent, waiver or ratification given or any action taken or omitted to be taken which would violate or be inconsistent with any of the terms of this Agreement, the Credit Agreement, any other Credit Document or any Interest Rate Protection Agreement or Other Hedging Agreement entitled to the benefits of this Agreement (collectively, the “Secured Debt Agreements”), or which would have the effect of impairing the position or interests of the Collateral Agent or any other Secured Creditor in the Collateral. All such rights of each Pledgor to vote and to give consents, waivers and ratifications shall cease in case an Event of Default has occurred and is continuing and written notice thereof shall have been given to the relevant Pledgor as (but only to the extent) described above in this Section 5, and Section 7 hereof shall become applicable.

6. Dividends and Other Distributions. Unless and until there shall have occurred and be continuing an Event of Default, all cash dividends, cash distributions, cash Proceeds and other cash amounts payable in respect of the Collateral shall be paid to the respective Pledgor. The Collateral Agent shall be entitled to receive directly, and to retain as part of the Collateral:

(a) all other or additional stock, limited liability company interests, partnership interests, instruments or other securities or property (including, but not

13

limited to, cash dividends other than as set forth above) paid or distributed by way of dividend or otherwise in respect of the Collateral;

(b) all other or additional stock, limited liability company interests, partnership interests, instruments or other securities or property (including, but not limited to, cash other than as set forth above) paid or distributed in respect of the Collateral by way of stock-split, spin-off, split-up, reclassification, combination of shares or similar rearrangement; and

(c) all other or additional stock, limited liability company interests, partnership interests, instruments or other securities or property (including, but not limited to, cash other than as set forth above) which may be paid in respect of the Collateral by reason of any consolidation, merger, exchange of stock, conveyance of assets, liquidation or similar corporate reorganization.

Nothing contained in this Section 6 (other than as set forth in the first sentence hereof) shall limit or restrict in any way the Collateral Agent’s right to receive proceeds of the Collateral in any form in accordance with Section 3 of this Agreement. All dividends, distributions or other payments which are received by any Pledgor contrary to the provisions of this Section 6 and Section 7 hereof shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Pledgor and shall be forthwith paid over to the Collateral Agent as Collateral in the same form as so received (together with any necessary endorsement).

7. Remedies in Case of Event of Default. Each Pledgor agrees that, if any Event of Default shall have occurred and be continuing, then and in every such case, the Collateral Agent, in addition to any rights now or hereafter existing under Applicable Law, the other provisions of this Agreement or any other Secured Debt Agreement, shall be entitled to exercise all of the rights, powers and remedies (whether vested in it by this Agreement, any other Secured Debt Agreement or by Applicable Law) for the protection and enforcement of its rights in respect of the Collateral, and the Collateral Agent shall be entitled to exercise all the rights and remedies of a secured party under the Uniform Commercial Code as in effect in any relevant jurisdiction and also shall be entitled, without limitation, to exercise the following rights, which each Pledgor hereby agrees to be commercially reasonable:

(a) to receive all amounts payable in respect of the Collateral otherwise payable under Section 6 hereof to the respective Pledgor;

(b) to transfer all or any part of the Collateral into the Collateral Agent’s name or the name of its nominee or nominees (although the Collateral Agent agrees to promptly notify the relevant Pledgor after any such transfer; provided, however, that the failure to give such notice shall not affect the validity of any such transfer);

(c) subject to the giving of written notice in accordance with (and to the extent required by) Section 5 hereof, to vote all or any part of the Collateral (whether or not transferred into the name of the Collateral Agent) and give all consents, waivers and ratifications in respect of the Collateral and otherwise act with respect thereto as though it

14

were the outright owner thereof (each Pledgor hereby irrevocably constituting and appointing the Collateral Agent the proxy and attorney-in-fact of such Pledgor, with full power of substitution to do so);

(d) at any time and from time to time to sell, assign and deliver, or grant options to purchase, all or any part of the Collateral, or any interest therein, at any public or private sale, without demand of performance, advertisement or notice of intention to sell or of the time or place of sale or adjournment thereof or to redeem or otherwise purchase (all of which are hereby waived by each Pledgor), for cash, on credit or for other property, for immediate or future delivery without any assumption of credit risk, and for such price or prices and on such terms as the Collateral Agent in its absolute discretion may determine, provided that at least ten (10) Business Days’ written notice of the time and place of any such sale shall be given to the respective Pledgor. The Collateral Agent shall not be obligated to make any such sale of Collateral regardless of whether any such notice of sale has theretofore been given. Each Pledgor hereby waives and releases to the fullest extent permitted by Applicable Law any right or equity of redemption with respect to the Collateral, whether before or after sale hereunder, and all rights, if any, of marshalling the Collateral and any other security for the Obligations or otherwise. At any such sale, unless prohibited by Applicable Law, the Collateral Agent on behalf of the Secured Creditors may bid for and purchase all or any part of the Collateral so sold free from any such right or equity of redemption. Neither the Collateral Agent nor any other Secured Creditor shall be liable for failure to collect or realize upon any or all of the Collateral or for any delay in so doing nor shall any of them be under any obligation to take any action whatsoever with regard thereto;

(e) to set-off any and all Collateral against any and all Obligations, and to withdraw any and all cash or other Collateral from any and all Collateral Accounts and to apply such cash and other Collateral to the payment of any and all Obligations; and

(f) instruct all Securities Intermediaries which have entered into a control agreement with the Collateral Agent to transfer all securities held by such Securities Intermediary to a Collateral Account and/or otherwise assume exclusive control over any such accounts;

it being understood that each Pledgor’s obligation so to deliver the Collateral is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by such Pledgor of said obligation. By accepting the benefits of this Agreement and each other Security Document, the Secured Creditors expressly acknowledge and agree that this Agreement and each other Security Document may be enforced only by the action of the Administrative Agent or the Collateral Agent acting upon the instructions of the Required US Lenders and that no other Secured Creditor shall have any right individually to seek to enforce this Agreement or any other Security Document or to realize upon the security to be granted hereby or thereby, it being understood and agreed that such rights and remedies may be exercised by the Collateral Agent for the benefit of the Secured Creditors upon the terms of this Agreement and the other Security Documents.

15

8. Remedies, Etc., Cumulative. Each and every right, power and remedy of the Collateral Agent or any other Secured Creditor provided for in this Agreement or in any other Secured Debt Agreement, or now or hereafter existing at law or in equity or by statute shall be cumulative and concurrent and shall be in addition to every other such right, power or remedy. The exercise or beginning of the exercise by the Collateral Agent or any other Secured Creditor of any one or more of the rights, powers or remedies provided for in this Agreement or any other Secured Debt Agreement now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by the Collateral Agent or any other Secured Creditor of all such other rights, powers or remedies, and no failure or delay on the part of the Collateral Agent or any other Secured Creditor to exercise any such right, power or remedy shall operate as a waiver thereof. No notice to or demand on any Pledgor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Collateral Agent or any other Secured Creditor to any other or further action in any circumstances without notice or demand.

9. Application of Proceeds. (a) All monies collected by the Collateral Agent upon any sale or other disposition of the Collateral pursuant to the terms of this Agreement, together with all other monies received by the Collateral Agent hereunder, shall be applied in the manner provided in Section 10.12 of the Credit Agreement.

(b) It is understood and agreed that the Pledgors shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral hereunder and the aggregate amount of the Obligations.

10. Purchasers of Collateral. Upon any sale of the Collateral by the Collateral Agent hereunder (whether by virtue of the power of sale herein granted, pursuant to judicial process or otherwise), the receipt of the Collateral Agent or the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication or nonapplication thereof.

11. Indemnity. Each Pledgor jointly and severally agrees (a) to indemnify, reimburse and hold harmless the Collateral Agent in such capacity, each other Secured Creditor and their respective successors, assigns, employees, affiliates, agents and servants (hereinafter in this Section 11 referred to individually an “Indemnitee”, and, collectively the “Indemnitees”) from and against any and all liabilities, obligations, damages, injuries, penalties, claims, demands, actions, suits, judgments and losses of whatsoever kind or nature, and (b) to reimburse each Indemnitee for any and all costs, expenses and disbursements, including reasonable attorneys’ fees and expenses, in each case growing out of or resulting from this Agreement or the exercise by any Indemnitee of any right or remedy granted to it hereunder or under any other Secured Debt Agreement (but excluding any liabilities, obligations, damages, injuries, penalties, claims, demands, actions, suits, judgments, losses, expenses, costs or disbursements to the extent incurred by reason of gross negligence or willful misconduct of such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision)); provided that the indemnity described above shall not apply to any liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements incurred by,

16

imposed on or assessed as a result of, or arising out of, or in any way related to, or by reason of any litigation, proceeding or other action solely between or among the Lenders (excluding, however, any liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (all of which shall be covered by such indemnity) (x) incurred by, imposed on or assessed against the Administrative Agent, the Collateral Agent or any of their respective officers, directors, employees, affiliates, representatives or agents acting in their capacity as agent, collateral agent or arranger or (y) incurred by, imposed on or assessed against any Secured Creditor or any of its officers, directors, employees, affiliates, representatives or agents as a result of, or arising out of, or in any way related to, or by reason of any such litigation, proceeding or action to which any Secured Creditor (or any of its respective officers, directors, employees, affiliates, representatives or agents) is a party in its capacity as such to the extent (and only to the extent) that such litigation, proceeding or other action relates to, or arises from, any action or omission by Silgan or any of its Subsidiaries). In no event shall the Collateral Agent be liable, except in the case of its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision), for any matter or thing in connection with this Agreement other than to account for monies actually received by it in accordance with the terms hereof. If and to the extent that the obligations of any Pledgor under this Section 11 are unenforceable for any reason, such Pledgor hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

12. Pledgee Not a Partner or Limited Liability Company Member. (a) Nothing herein shall be construed to make the Collateral Agent or any other Secured Creditor liable as a member of any limited liability company or as a partner of any partnership and neither the Collateral Agent nor any other Secured Creditor by virtue of this Agreement or otherwise (except as referred to in the following sentence) shall have any of the duties, obligations or liabilities of a member of any limited liability company or as a partner in any partnership. The parties hereto expressly agree that, unless the Collateral Agent shall become the absolute owner of Collateral consisting of a Limited Liability Company Interest or Partnership Interest pursuant hereto, this Agreement shall not be construed as creating a partnership or joint venture among the Collateral Agent, any other Secured Creditor, any Pledgor and/or any other Person.

(b) Except as provided in the last sentence of paragraph (a) of this Section 12, the Collateral Agent, by accepting this Agreement, did not intend to become a member of any limited liability company or a partner of any partnership or otherwise be deemed to be a co-venturer with respect to any Pledgor or any limited liability company or partnership either before or after an Event of Default shall have occurred. The Collateral Agent shall have only those powers set forth herein and the Secured Creditors shall assume none of the duties, obligations or liabilities of a member of any limited liability company or as a partner of any partnership or any Pledgor except as provided in the last sentence of paragraph (a) of this Section 12.

(c) The Collateral Agent and the other Secured Creditors shall not be obligated to perform or discharge any obligation of any Pledgor as a result of the pledge hereby effected.

(d) The acceptance by the Collateral Agent of this Agreement, with all the rights, powers, privileges and authority so created, shall not at any time or in any event obligate

17

the Collateral Agent or any other Secured Creditor to appear in or defend any action or proceeding relating to the Collateral to which it is not a party, or to take any action hereunder or thereunder, or to expend any money or incur any expenses or perform or discharge any obligation, duty or liability under the Collateral.

13. Further Assurances; Power of Attorney. (a) Each Pledgor agrees to execute and deliver to the Collateral Agent such financing statements, in form reasonably acceptable to the Collateral Agent, as the Collateral Agent may from time to time reasonably request or as are reasonably necessary or desirable in the opinion of the Collateral Agent to establish and maintain a valid, enforceable, perfected security interest in the Collateral as provided herein and the other rights and security contemplated hereby. Each Pledgor will pay any applicable filing fees, recordation taxes and related expenses relating to its Collateral. Each Pledgor hereby authorizes the Collateral Agent to file any such financing statements without the signature of such Pledgor where permitted by Applicable Law (and such authorization includes describing the Collateral as “all assets” of such Pledgor).

(b) Each Pledgor hereby constitutes and appoints the Collateral Agent its true and lawful attorney, irrevocably, with full power after the occurrence of and during the continuance of an Event of Default (in the name of such Pledgor or otherwise) to act, require, demand, receive, compound and give acquaintance for any and all monies and claims for monies due or to become due to such Pledgor under or arising out of the Collateral, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings which the Collateral Agent may deem to be necessary or advisable to protect the interests of the Secured Creditors, which appointment as attorney is coupled with an interest.

14. Collateral Agent. The Collateral Agent will hold in accordance with this Agreement all items of the Collateral at any time received under this Agreement. It is expressly understood and agreed by each Secured Creditor that by accepting the benefits of this Agreement each such Secured Creditor acknowledges and agrees that the obligations of the Collateral Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement and in Article XI of the Credit Agreement. The Collateral Agent shall act hereunder on the terms and conditions set forth herein and in Article XI of the Credit Agreement.

15. Transfer by the Pledgors. No Pledgor will sell or otherwise dispose of, grant any option with respect to, or mortgage, pledge or otherwise encumber any of the Collateral or any interest therein (except as may be permitted in accordance with the terms of the Secured Debt Agreements).

16. Representations, Warranties and Covenants of the Pledgors. (a) Each Pledgor represents, warrants and covenants that:

(i) it is the legal, beneficial and record owner of, and has good and marketable title to, all Collateral pledged by it hereunder and that it has sufficient interest in all Collateral in which a security interest is purported to be created hereunder for such security interest to attach (subject, in each case, to no pledge, lien, mortgage,

18

hypothecation, security interest, charge, option, Adverse Claim or other encumbrance whatsoever, except the liens and security interests created by this Agreement);

(ii) it has full power, authority and legal right to pledge all the Collateral pledged by it pursuant to this Agreement;

(iii) this Agreement has been duly authorized, executed and delivered by such Pledgor and constitutes a legal, valid and binding obligation of such Pledgor enforceable against such Pledgor in accordance with its terms, except to the extent that the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law);

(iv) except to the extent already obtained or made and the filing of UCC financing statements with respect to that portion of the Collateral that may only be perfected by such filings (which filings will be made within ten (10) Business Days after the date hereof or, if later, within ten (10) Business Days after a Pledgor becomes a party hereto), no consent of any other party (including, without limitation, any stockholder, member, partner or creditor of such Pledgor or any of its Subsidiaries) and no consent, license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any Governmental Authority is required to be obtained by such Pledgor in connection with (A) the execution, delivery or performance of this Agreement, (B) the validity or enforceability of this Agreement (except as set forth in clause (iii) above), (C) the perfection or enforceability of the Collateral Agent’s security interest in the Collateral or (D) except for compliance with or as may be required by applicable securities laws, the exercise by the Collateral Agent of any of its rights or remedies provided herein;

(v) the execution, delivery and performance of this Agreement will not violate any provision of any Applicable Law or regulation or of any order, judgment, writ, award or decree of any court, arbitrator or Governmental Authority, domestic or foreign, applicable to such Pledgor, or of the certificate of incorporation, operating agreement, limited liability company agreement, partnership agreement or by-laws of such Pledgor or of any securities issued by such Pledgor or any of its Subsidiaries, or of any mortgage, deed of trust, indenture, lease, loan agreement, credit agreement or other material contract, agreement or instrument or undertaking to which such Pledgor or any of its Subsidiaries is a party or which purports to be binding upon such Pledgor or any of its Subsidiaries or upon any of their respective assets and will not result in the creation or imposition of (or the obligation to create or impose) any lien or encumbrance on any of the assets of such Pledgor or any of its Subsidiaries except as contemplated by this Agreement;

(vi) all of the Collateral (consisting of Securities, Limited Liability Company Interests or Partnership Interests) has been duly and validly issued and acquired, is fully paid and non-assessable and is subject to no options to purchase or similar rights;

19

(vii) the pledge, collateral assignment and delivery to the Collateral Agent of the Collateral consisting of Certificated Securities pursuant to this Agreement creates a valid and perfected first priority security interest in such Certificated Securities, and the proceeds thereof, subject to no prior Lien or encumbrance or to any agreement purporting to grant to any third party a Lien or encumbrance on the property or assets of such Pledgor which would include the Securities and the Collateral Agent is entitled to all the rights, priorities and benefits afforded by the UCC or other relevant law as enacted in any relevant jurisdiction to perfect security interests in respect of such Collateral; and

(viii) Subject to Section 3.2(d) hereof, “control” (as defined in Section 8-106 of the UCC) has been obtained by the Collateral Agent over all Collateral consisting of Securities with respect to which such “control” may be obtained pursuant to Section 8-106 of the UCC; provided that in the case of the Collateral Agent obtaining “control” over Collateral consisting of a Security Entitlement, such Pledgor shall have taken all steps in its control so that the Collateral Agent obtains “control” over such Security Entitlement.

(b) Each Pledgor covenants and agrees that it will defend the Collateral Agent’s right, title and security interest in and to the Securities and the proceeds thereof against the claims and demands of all persons whomsoever; and each Pledgor covenants and agrees that it will have like title to and right to pledge any other property at any time hereafter pledged to the Collateral Agent as Collateral hereunder and will likewise defend the right thereto and security interest therein of the Collateral Agent and the other Secured Creditors.

(c) Each Pledgor covenants and agrees that it will take no action which would violate any of the terms of any Secured Debt Agreement.

17. Legal Names; Type of Organization (and Whether a Registered Organization); Jurisdiction of Organization; Location; Organizational Identification Numbers; Changes Thereto, Etc. The exact legal name of each Pledgor, the type of organization of such Pledgor, whether or not such Pledgor is a Registered Organization, the jurisdiction of organization of such Pledgor, such Pledgor’s Location, the organizational identification number (if any) of each Pledgor is listed on Annex A hereto for such Pledgor. No Pledgor shall change its legal name, its type of organization, its status as a Registered Organization (in the case of a Registered Organization), its jurisdiction of organization, its Location, or its organizational identification number (if any) from that listed on Annex A hereto for such Pledgor, except that any such changes shall be permitted (so long as not in violation of the applicable requirements of the Secured Debt Agreements and so long as same do not involve (x) a Registered Organization ceasing to constitute same or (y) any Pledgor changing its jurisdiction of organization or Location from the United States or a State thereof to a jurisdiction of organization or Location, as the case may be, outside the United States or a State thereof) so long as the relevant Pledgor has taken the actions required by Section 8.09(e) of the Credit Agreement.

18. Pledgors’ Obligations Absolute, Etc. The obligations of each Pledgor under this Agreement shall be absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including, without limitation: (a) any renewal,

20

extension, amendment or modification of or addition or supplement to or deletion from any Secured Debt Agreement or any other instrument or agreement referred to therein, or any assignment or transfer of any thereof; (b) any waiver, consent, extension, indulgence or other action or inaction under or in respect of any such agreement or instrument including, without limitation, this Agreement; (c) any furnishing of any additional security to the Collateral Agent or its assignee or any acceptance thereof or any release of any security by the Collateral Agent or its assignee; (d) any limitation on any party’s liability or obligations under any such instrument or agreement or any invalidity or unenforceability, in whole or in part, of any such instrument or agreement or any term thereof; or (e) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to any Pledgor or any Subsidiary of any Pledgor, or any action taken with respect to this Agreement by any trustee or receiver, or by any court, in any such proceeding; whether or not such Pledgor shall have notice or knowledge of any of the foregoing.

19. Registration, Etc. (a) If there shall have occurred and be continuing an Event of Default then, and in every such case, upon receipt by any Pledgor from the Collateral Agent of a written request or requests that such Pledgor cause any registration, qualification or compliance under any Federal or state securities law or laws to be effected with respect to all or any part of the Collateral consisting of Securities, Limited Liability Company Interests or Partnership Interests, such Pledgor as soon as practicable and at its expense will use its reasonable efforts to cause such registration to be effected (and be kept effective) and will use its reasonable efforts to cause such qualification and compliance to be declared effected (and be kept effective) as may be so requested and as would permit or facilitate the sale and distribution of such Collateral, including, without limitation, registration under the Securities Act, as then in effect (or any similar statute then in effect), appropriate qualifications under applicable blue sky or other state securities laws and appropriate compliance with any other government requirements, provided, that the Collateral Agent shall furnish to such Pledgor such information regarding the Collateral Agent as such Pledgor may reasonably request in writing and as shall be required in connection with any such registration, qualification or compliance. Such Pledgor will cause the Collateral Agent to be kept reasonably advised in writing as to the progress of each such registration, qualification or compliance and as to the completion thereof, will furnish to the Collateral Agent such number of prospectuses, offering circulars or other documents incident thereto as the Collateral Agent from time to time may reasonably request, and will indemnify the Collateral Agent, each other Secured Creditor and all others participating in the distribution of such Collateral against all claims, losses, damages and liabilities caused by any untrue statement (or alleged untrue statement) of a material fact contained therein (or in any related registration statement, notification or the like) or by any omission (or alleged omission) to state therein (or in any related registration statement, notification or the like) a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same may have been caused by an untrue statement or omission based upon information furnished in writing to such Pledgor by the Collateral Agent or such other Secured Creditor expressly for use therein.

(b) If at any time when the Collateral Agent shall determine to exercise its right to sell all or any part of the Collateral consisting of Securities, Limited Liability Company Interests or Partnership Interests pursuant to Section 7 hereof, and the Collateral or the part thereof to be sold shall not, for any reason whatsoever, be effectively registered under the

21

Securities Act, as then in effect, the Collateral Agent may, in its sole and absolute discretion, sell such Collateral, as the case may be, or part thereof by private sale in such manner and under such circumstances as the Collateral Agent may deem necessary or advisable in order that such sale may legally be effected without such registration. Without limiting the generality of the foregoing, in any such event the Collateral Agent, in its sole and absolute discretion (i) may proceed to make such private sale notwithstanding that a registration statement for the purpose of registering such Collateral or part thereof shall have been filed under such Securities Act, (ii) may approach and negotiate with a single possible purchaser to effect such sale, and (iii) may restrict such sale to a purchaser who will represent and agree that such purchaser is purchasing for its own account, for investment, and not with a view to the distribution or sale of such Collateral or part thereof. In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Collateral at a price which the Collateral Agent, in its sole and absolute discretion, in good faith deems reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might be realized if the sale were deferred until after registration as aforesaid.

20. Termination; Release. (a) After the Termination Date, this Agreement shall terminate (provided that all indemnities set forth herein including, without limitation, in Section 11 hereof shall survive such termination) and the Collateral Agent, at the request and expense of the respective Pledgor, will promptly execute and deliver to such Pledgor a proper instrument or instruments (including Uniform Commercial Code termination statements on Form UCC-3) acknowledging the satisfaction and termination of this Agreement, and will duly release from the security interest created hereby and assign, transfer and deliver to such Pledgor (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the Collateral Agent and as has not theretofore been sold or otherwise applied or released pursuant to this Agreement. As used in this Agreement, “Termination Date” shall mean the date upon which the Total Commitment and all Interest Rate Protection Agreements and Other Hedging Agreements entitled to the benefits of this Agreement have been terminated, no Note, Loan or Letter of Credit is outstanding and all other Obligations (other than indemnities described in Section 11 hereof and described in Section 12.13 of the Credit Agreement, and any other indemnities set forth in any other Security Documents, in each case which are not then due and payable) have been paid in full in cash.

(b) In the event that any part of the Collateral is sold in connection with a sale permitted by Section 9.02 of the Credit Agreement or is otherwise released at the direction of the Required US Lenders, the Collateral Agent, at the request and expense of such Pledgor, will duly release from the security interest created hereby (and will execute and deliver such documentation, including UCC-3 termination or partial release statements and the like in connection therewith) and assign, transfer and deliver to such Pledgor (without recourse and without any representation or warranty) such of the Collateral as is then being (or has been) so sold or released and as may be in the possession of the Collateral Agent and has not theretofore been released pursuant to this Agreement.

(c) At any time that the respective Pledgor desires that Collateral be released as provided in the foregoing Section 20(a) or (b), it shall deliver to the Collateral Agent a certificate signed by an authorized officer of such Pledgor stating that the release of the respective Collateral is permitted pursuant to Section 20(a) or (b) hereof.

22

(d) The Collateral Agent shall have no liability whatsoever to any other Secured Creditor as the result of any release of Collateral by it in accordance with this Section 20.

21. Notices, Etc. All notices and communications hereunder shall be directed to the addresses and otherwise made in accordance with Section 12.03 of the Credit Agreement; provided, that notices and communications to:

(a) any Pledgor, shall be directed to such Pledgor, at the address of Silgan as provided in and in accordance with Section 12.03 of the Credit Agreement;

(b) the Collateral Agent, shall be directed to the Collateral Agent, at the address of Administrative Agent as provided in and in accordance with Section 12.03 of the Credit Agreement;

(c) any Lender Creditor, other than the Collateral Agent, shall be directed either (x) to the Administrative Agent, at the address of the Administrative Agent specified in the Credit Agreement or (y) at such address as such Lender Creditor shall have specified in the Credit Agreement;

(d) any Other Creditor, shall be directed to such address as such Other Creditor shall have specified in writing to Silgan and the Collateral Agent;

or at such other address as shall have been furnished in writing by any Person described above to the party required to give notice hereunder.

22. Waiver; Amendment. Except as provided in Sections 20 and 30 hereof, none of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever except in accordance with the terms of the Credit Agreement.

23. Successors and Assigns. This Agreement shall be binding upon each Pledgor and its successors and assigns (although no Pledgor may assign its rights and obligations hereunder except in accordance with the provisions of the Secured Debt Agreements) and shall inure to the benefit of the Collateral Agent and the other Secured Creditors and their respective successors and assigns. All agreements, statements, representations and warranties made by each Pledgor herein or in any certificate or other instrument delivered by such Pledgor or on its behalf under this Agreement shall be considered to have been relied upon by the Secured Creditors and shall survive the execution and delivery of this Agreement and the other Secured Debt Agreements regardless of any investigation made by the Secured Creditors or on their behalf.

24. Headings Descriptive. The headings of the several sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

25. GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO

23

ITS CONFLICTS OF LAWS PRINCIPLES. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, BOROUGH OF MANHATTAN, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PLEDGOR HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PLEDGOR HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PLEDGOR, AND AGREES NOT TO PLEAD OR CLAIM IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFORESAID COURTS THAT ANY SUCH COURT LACKS PERSONAL JURISDICTION OVER SUCH PLEDGOR. EACH PLEDGOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ANY SUCH PLEDGOR AT ITS ADDRESS FOR NOTICES AS PROVIDED IN SECTION 21 ABOVE, SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. EACH PLEDGOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SUCH SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN, HOWEVER, SHALL AFFECT THE RIGHT OF THE COLLATERAL AGENT UNDER THIS AGREEMENT, OR ANY SECURED CREDITOR, TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY PLEDGOR IN ANY OTHER JURISDICTION.

(b) EACH PLEDGOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

26. Pledgor’s Duties. It is expressly agreed, anything herein contained to the contrary notwithstanding, that each Pledgor shall remain liable to perform all of the obligations, if any,

24

assumed by it with respect to the Collateral and the Collateral Agent shall not have any obligations or liabilities with respect to any Collateral by reason of or arising out of this Agreement, nor shall the Collateral Agent be required or obligated in any manner to perform or fulfill any of the obligations of any Pledgor under or with respect to any Collateral.

27. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with each Pledgor and the Collateral Agent.

28. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

29. Recourse. This Agreement is made with full recourse to each Pledgor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Pledgor contained herein and in the other Secured Debt Agreements and otherwise in writing in connection herewith or therewith.

30. Additional Pledgors. It is understood and agreed that any Subsidiary of Silgan that is required to execute a counterpart of this Agreement after the date hereof pursuant to the requirements of the Credit Agreement or any other Credit Document shall automatically become a Pledgor hereunder by executing a counterpart hereof and delivering the same to the Collateral Agent. Silgan agrees that it shall, and shall cause any Subsidiary of Silgan that becomes a Pledgor hereunder to, (a) deliver supplements to all annexes hereto (including Annexes A through G hereto) as are necessary to cause such Annexes to be complete and accurate with respect to such additional Pledgor on such date and (ii) take all actions as specified in this Agreement as would have been taken by such Pledgor had it been an original party to this Agreement, in each case with all documents required above to be delivered to the Collateral Agent and with all documents and actions required above to be taken to the reasonable satisfaction of the Collateral Agent.

[Remainder of page intentionally left blank; signature pages follow]

25

IN WITNESS WHEREOF, each Pledgor and the Collateral Agent have caused this Agreement to be executed by their duly elected officers duly authorized as of the date first above written.

SILGAN HOLDINGS INC.,
as a Pledgor

By:
	Name:	Frank W. Hogan, III
	Title:	Senior Vice President

SILGAN HOLDINGS LLC, as a Pledgor

By:
	Name:	Frank W. Hogan, III
	Title:	Senior Vice President

Silgan Holdings Inc.

US Pledge Agreement

Signature Page

SILGAN CONTAINERS LLC
SILGAN PLASTICS LLC
SILGAN CONTAINERS MANUFACTURING
CORPORATION
SILGAN LLC
By:	SILGAN CONTAINERS LLC,
as Manager
SILGAN CLOSURES INTERNATIONAL
HOLDING COMPANY
SILGAN EQUIPMENT COMPANY
SILGAN PLASTICS CORPORATION
SILGAN WHITE CAP LLC
SILGAN WHITE CAP CORPORATION
SILGAN WHITE CAP AMERICAS LLC
SILGAN CAN HOLDING COMPANY
SILGAN TUBES HOLDING COMPANY
SILGAN IPEC CORPORATION
SILGAN PLASTIC FOOD CONTAINERS CORPORATION
PORTOLA PACKAGING INC.
SILGAN CAN COMPANY, each as a Pledgor

By:
Name:	Frank W. Hogan, III
Title:	Vice President

Silgan Holdings Inc.

US Pledge Agreement

Signature Page

Accepted and Agreed to:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:
Title:

Silgan Holdings Inc.

US Pledge Agreement

Signature Page

ANNEX A to PLEDGE AGREEMENT

SCHEDULE OF LEGAL NAMES, TYPE OF ORGANIZATION

(AND WHETHER A REGISTERED ORGANIZATION), JURISDICTION OF ORGANIZATION,

LOCATION AND ORGANIZATIONAL IDENTIFICATION NUMBERS

[Borrower to update]

Exact Legal Name of Each Pledgor	Type of Organization (or, if the Pledgor is an Individual, so indicate)	Registered Organization? (Yes/No)	Jurisdiction of Organization	Pledgor’s Location (for purposes of NY UCC § 9-307)	Pledgor’s Organization Identification Number (or, if it has none, so indicate)

ANNEX B TO THE PLEDGE AGREEMENT

LIST OF SUBSIDIARIES

[Borrower to update]

Pledgors	Subsidiaries	Direct/Indirect Ownership

ANNEX C TO THE PLEDGE AGREEMENT

LIST OF STOCK

[Borrower to update]

Pledgor	Number of Shares and Stock Certificate No.	Name of Issuer	Percentage Owned	Sub-clause of Section 3.2(a) of Pledge Agreement

ANNEX D TO THE PLEDGE AGREEMENT

LIST OF LIMITED LIABILITY COMPANY INTERESTS

[Borrower to update]

Pledgor	Name of Issuer	Type of Interest	Certificate No.	Percentage Owned	Sub-clause of Section 3.2(a) of Pledge Agreement

ANNEX E TO THE PLEDGE AGREEMENT

LIST OF PARTNERSHIP INTERESTS

[Borrower to update]

Pledgor	Name of Issuer	Type of Interest	Certificate No.	Percentage Owned	Sub-clause of Section 3.2(a) of Pledge Agreement

ANNEX F TO THE PLEDGE AGREEMENT

Form of Agreement Regarding Uncertificated Securities, Limited Liability

Company Interests and Partnership Interests

AGREEMENT (as amended, modified or supplemented from time to time, this “Agreement”), dated as of                  ,         , among [Named Pledgor] (the “Pledgor”), WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Collateral Agent (the “Collateral Agent”), and [                    ], as the issuer of the Uncertificated Securities, Limited Liability Company Interests and/or Partnership Interests (each as defined below) (the “Issuer”).

W I T N E S S E T H :

WHEREAS, the Pledgor, certain affiliates thereof and the Collateral Agent have entered into a US Pledge Agreement, dated as of January 14, 2014 (as amended, amended and restated, modified or supplemented from time to time, the “Pledge Agreement”), under which, among other things, in order to secure the payment of the Obligations (as defined in the Pledge Agreement), the Pledgor will pledge to the Collateral Agent for the benefit of the Secured Creditors (as defined in the Pledge Agreement), and grant a security interest in favor of the Collateral Agent for the benefit of the Secured Creditors in, all of the right, title and interest of the Pledgor in and to any and all [“uncertificated securities” (as defined in Section 8-102(a)(18) of the Uniform Commercial Code, as adopted in the State of New York) (“Uncertificated Securities”)] [Partnership Interests (as defined in the Pledge Agreement)] [Limited Liability Company Interests (as defined in the Pledge Agreement)] issued from time to time by the Issuer, whether now existing or hereafter from time to time acquired by the Pledgor (with all of such [Uncertificated Securities] [Partnership Interests] [Limited Liability Company Interests] being herein collectively called the “Issuer Pledged Interests”); and

WHEREAS, the Pledgor desires the Issuer to enter into this Agreement in order to perfect the security interest of the Collateral Agent under the Pledge Agreement in the Issuer Pledged Interests, to vest in the Collateral Agent control of the Issuer Pledge Interests and to provide for the rights of the parties under this Agreement;

NOW THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. The Pledgor hereby irrevocably authorizes and directs the Issuer, and the Issuer hereby agrees, to comply with any and all instructions and orders originated by the Collateral Agent (and its successors and assigns) regarding any and all of the Issuer Pledged Interests without the further consent by the registered owner (including the Pledgor), and not to comply with any instructions or orders regarding any or all of the Issuer Pledged Interests originated by any person or entity other than the Collateral Agent (and its successors and assigns) or a court of competent jurisdiction.

ANNEX F

To Pledge Agreement

2. The Issuer hereby certifies that (a) no notice of any security interest, lien or other encumbrance or claim affecting the Issuer Pledged Interests (other than the security interest of the Collateral Agent) has been received by it, and (b) the security interest of the Collateral Agent in the Issuer Pledged Interests has been registered in the books and records of the Issuer.

3. The Issuer hereby represents and warrants that (a) the pledge by the Pledgors of, and the granting by the Pledgor of a security interest in, the Issuer Pledged Interests to the Collateral Agent, for the benefit of the Secured Creditors, does not violate the charter, by-laws, partnership agreement, membership agreement or any other agreement governing the Issuer or the Issuer Pledged Interests, and (b) the Issuer Pledged Interests are fully paid and nonassessable.

4. All notices, statements of accounts, reports, prospectuses, financial statements and other communications to be sent to the Pledgor by the Issuer in respect of the Issuer will also be sent to the Collateral Agent at the following address:

Wells Fargo Bank, National Association

MAC D 1109-019

1525 West W.T. Harris Blvd.

Charlotte, North Carolina 28262

Tel: (704) 590-2703

Fax: (704) 715-0092

Attention: Syndication Agency Services

5. Until the Collateral Agent shall have delivered written notice to the Issuer that all of the Obligations have been paid in full and this Agreement is terminated, the Issuer will send any and all redemptions, distributions, interest or other payments in respect of the Issuer Pledged Interests from the Issuer for the account of the Pledgor only by wire transfers to such account as the Collateral Agent shall instruct.

6. Except as expressly provided otherwise in Sections 4 and 5, all notices, instructions, orders and communications hereunder shall be sent or delivered by mail, telex, telecopy or overnight courier service and all such notices and communications shall, when mailed, telexed, telecopied or sent by overnight courier, be effective when deposited in the mails or delivered to the overnight courier, prepaid and properly addressed for delivery on such or the next Business Day, or sent by telex or telecopier, except that notices and communications to the Collateral Agent shall not be effective until received by the Collateral Agent. All notices and other communications shall be in writing and addressed as follows:

(a) if to the Pledgor, at:

[Name of Pledgor]
[Address]
Attention:
Tel.:

ANNEX F

To Pledge Agreement

Fax:

(b) if to the Collateral Agent, at the address for the Collateral Agent set forth above:

(c) if to the Issuer, at:

[Name of Issuer] [Address]
Attention:
Telephone No.:
Telecopier No.:

or at such other address as shall have been furnished in writing by any Person described above to the party required to give notice hereunder. As used in this Section 6, “Business Day” means any day other than a Saturday, Sunday, or other day in which banks in New York are authorized to remain closed.

7. This Agreement shall be binding upon the successors and assigns of the Pledgor and the Issuer and shall inure to the benefit of and be enforceable by the Collateral Agent and its successors and assigns. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument. In the event that any provision of this Agreement shall prove to be invalid or unenforceable, such provision shall be deemed to be severable from the other provisions of this Agreement which shall remain binding on all parties hereto. None of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever except in writing signed by the Collateral Agent, the Issuer and the Pledgor which at such time owns any Issuer Pledged Interests.

8. This Agreement shall be construed in accordance with and be governed by the law of the State of New York, without regard to its conflicts of laws principles.

[Remainder of page intentionally left blank; signature page follows]

ANNEX F

To Pledge Agreement

IN WITNESS WHEREOF, the Pledgor, the Collateral Agent and the Issuer have caused this Agreement to be executed by their duly elected officers duly authorized as of the date first above written.

[	],

as Pledgor

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Collateral Agent

By:
Name:
Title:

[	],

the Issuer

By:
Name:
Title:

ANNEX G TO THE
PLEDGE AGREEMENT

LIST OF EXCLUDED EQUITY INTERESTS

EXHIBIT H

FORM OF CANADIAN PLEDGE AGREEMENT

[See Attached]

Canadian Pledge Agreement

CANADIAN PLEDGE AGREEMENT

This CANADIAN PLEDGE AGREEMENT, dated as of January     , 2014 (as amended, supplemented or otherwise modified from time to time, this “Agreement”), made by each of the undersigned Canadian Credit Parties (each a “Pledgor” and, together with any other entity that becomes a pledgor hereunder pursuant to Section 30 hereof, the “Pledgors”) in favor of Wells Fargo Bank, National Association, as Collateral Agent (together with any successor collateral agent, the “Collateral Agent”), for the benefit of the Secured Creditors (as defined below).

W I T N E S S E T H:

WHEREAS, Silgan Holdings Inc. (“Silgan”), Silgan Containers LLC (“Containers”), Silgan Plastics LLC (“Plastics”), Silgan Containers Manufacturing Corporation (“Manufacturing”), Silgan Can Company (“CanCo”), Silgan Plastics Canada Inc. (“Silgan Canada”), Silgan Holdings B.V. (“Silgan B.V.”), Silgan International Holdings B.V. (“Silgan International B.V.”), each other Borrower from time to time party thereto (together with Silgan, Containers, Plastics, Manufacturing, CanCo, Silgan Canada, Silgan B.V. and Silgan International B.V., the “Borrowers” and, each a “Borrower”), the lenders from time to time party thereto (the “Lenders”, and each, a “Lender”) and the Collateral Agent, as Administrative Agent (in such capacity, and together with any successor administrative agent, the “Administrative Agent”) have entered into a Credit Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), providing for the making of Loans to, and the issuance of Letters of Credit for the account of, the Borrowers as contemplated therein (the Lenders, the Administrative Agent, the Issuing Lenders and the Collateral Agent are collectively referred to herein as the “Lender Creditors”);

WHEREAS, one or more of the Borrowers or Subsidiaries thereof have entered into, or may from time to time after the date hereof enter into, one or more Interest Rate Protection Agreements or Other Hedging Agreements (with respect to such Other Hedging Agreement consisting of any commodity swap agreement or other similar agreement or arrangement designed to protect against fluctuations in commodity prices only to the extent that such Other Hedging Agreement specifically provides that it is entitled to the benefits of this Agreement) with any Lender or an Affiliate of a Lender (each such Lender or Affiliate, even if the respective Lender subsequently ceases to be a Lender under the Credit Agreement for any reason, together with such Lender’s or Affiliate’s successors and assigns, are herein called the “Other Creditors” and, together with the Lender Creditors, are herein called the “Secured Creditors”);

WHEREAS, pursuant to the Canadian Borrowers/Subsidiaries Guarantee, each Pledgor has jointly and severally guaranteed to the Secured Creditors the payment when due of all indebtedness, obligations and liabilities of each Canadian Borrower under or with respect to the Credit Documents, the Interest Rate Protection Agreements and the Other Hedging Agreements;

WHEREAS, it is a condition precedent to the making of Loans to each Borrower and the issuance of, and participation in, Letters of Credit for the account of certain of the Revolving Borrowers under the Credit Agreement that the Pledgors shall have executed and delivered to the Collateral Agent this Agreement; and

WHEREAS, each Pledgor will obtain benefits from the incurrence of Loans by, and the issuance of, and participation in, Letters of Credit for the account of, the Borrowers under the Credit Agreement and the entering into by one or more of the Borrowers and/or Subsidiaries thereof of Interest Rate Protection Agreements and Other Hedging Agreements and, accordingly, each Pledgor desires to enter into this Agreement in order to satisfy the condition described in the preceding paragraph;

NOW, THEREFORE, in consideration of the benefits accruing to each Pledgor, the receipt and sufficiency of which are hereby acknowledged, each Pledgor hereby makes the following representations and warranties to the Collateral Agent for the benefit of the Secured Creditors and hereby covenants and agrees with the Collateral Agent for the benefit of the Secured Creditors as follows:

1. Security for Obligations. This Agreement is made by each Pledgor for the benefit of the Secured Creditors to secure:

(a) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, principal, premium, interest (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Pledgor or any Subsidiary thereof organized under the laws of a Province of Canada at the rate provided for in any Credit Document, whether or not a claim for post-petition interest is allowed in any such proceeding), reimbursement obligations under Letters of Credit, fees, costs and indemnities) of such Pledgor to the Lender Creditors, whether now existing or hereafter incurred under, arising out of, or in connection with, the Credit Agreement and the other Credit Documents to which such Pledgor is a party (including, in the case of each Pledgor that is a Guarantor, all such obligations, liabilities and indebtedness of such Pledgor under the Canadian Borrowers/Subsidiaries Guarantee) and the due performance and compliance by such Pledgor with all of the terms, conditions and agreements contained in the Credit Agreement and in such other Credit Documents (all such obligations, liabilities and indebtedness under this clause (a), except to the extent consisting of obligations, liabilities or indebtedness with respect to Interest Rate Protection Agreements or Other Hedging Agreements entitled to the benefits of this Agreement, being herein collectively called the “Credit Document Obligations”);

(b) the full and prompt payment when due (whether at the stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, all interest that accrues after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Pledgor or any Subsidiary thereof organized under the laws of a Province of Canada at the rate provided for in the Credit Documents, whether or not a claim for post-petition interest is allowed in any such proceeding) owing by such Pledgor to the Other Creditors under, or with respect to (including, in the case of each Pledgor that is a Guarantor, all such obligations, liabilities and indebtedness of such Pledgor under the Canadian Borrowers/Subsidiaries Guarantee), each Interest Rate Protection Agreement and Other Hedging Agreement entitled to the benefits of this Agreement, whether such Interest Rate Protection Agreement or Other Hedging Agreement is now in existence or hereafter arising, and the due performance and compliance by such Pledgor with all of the terms, conditions and agreements contained therein (all such obligations, liabilities and indebtedness described in this clause (b) being herein collectively called the “Other Obligations”);

(c) any and all sums advanced by the Collateral Agent in order to preserve the Collateral (as hereinafter defined) or preserve its security interest in the Collateral;

(d) in the event of any proceeding for the collection or enforcement of any indebtedness, obligations or liabilities of such Pledgor referred to in clauses (a), (b) and (c) above, after an Event of Default shall have occurred and be continuing, the reasonable expenses of retaking, holding, preparing for sale, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights hereunder, together with reasonable attorneys’ fees and court costs;

(e) all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement under Section 11 of this Agreement; and

(f) all amounts owing by such Pledgor to any Agent or any of its affiliates pursuant to any of the Credit Documents in its capacity as such;

all such indebtedness, obligations, liabilities, sums and expenses set forth in clauses (a) through (f) of this Section 1 being herein collectively called the “Obligations”; it being acknowledged and agreed that the “Obligations” shall include extensions of credit of the types described above, whether outstanding on the date of this Agreement or extended from time to time after the date of this Agreement; provided that the Obligations of a Pledgor shall exclude any Excluded Swap Obligations (as defined in the Canadian Borrowers/Subsidiaries Guarantee) with respect to such such Pledgor.

2. Definitions. (a) Unless otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement shall be used herein as therein defined. The terms of Section 1.02 of the Credit Agreement are herein incorporated by reference as if fully set forth herein; provided that references therein to “Agreement” shall mean this Agreement.

(b) The following capitalized terms used herein shall have the definitions specified below:

“Administrative Agent” shall have the meaning provided in the recitals hereof.

“Agreement” shall have the meaning provided in the first paragraph hereof.

“CanCo” shall have the meaning provided in the recitals hereof.

“Certificated Security” shall mean “certificated security” as such term is defined in the STA.

“Collateral Accounts” shall mean any Cash Collateral Account, any account relating to Cash Collateralization required pursuant to the terms of the Credit Agreement and any and all accounts established and maintained by the Collateral Agent in the name of any Pledgor to which Collateral may be credited.

“Collateral” shall have the meaning provided in Section 3.1 of this Agreement.

“Collateral Agent” shall have the meaning provided in the first paragraph of this Agreement.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et. seq.).

“Containers” shall have the meaning provided in the recitals hereof.

“Credit Agreement” shall have the meaning provided in the recitals hereof.

“Credit Document Obligations” shall have the meaning provided in Section 1 of this Agreement.

“Event of Default” shall mean any Event of Default under, and as defined in, the Credit Agreement and shall in any event include, without limitation, any payment default on any of the Obligations after the expiration of any applicable grace period.

“Excluded Equity Interests” shall mean any Stock, Limited Liability Company Interest or Partnership Interest in any Person that is not a Subsidiary of Silgan to the extent that such equity interests are prohibited from being pledged hereunder by the terms of the respective stockholders agreement, shareholders agreement, partnership agreement, membership agreement, operating agreement, joint venture agreement or other agreement, as the case may be; provided that (i) any equity interests constituting Excluded Equity Interests shall only constitute Excluded Equity Interests until such time as such Person becomes a Subsidiary of Silgan or such Excluded Equity Interests are no longer subject to such prohibitions and (ii) notwithstanding the foregoing, any distributions or dividends received or to be received by a Pledgor in respect of an Excluded Equity Interest shall be subject to the security interests created by this Agreement (other than any such distributions or dividends paid in Stock, Limited Liability Company Interests or Partnership Interests, as applicable, of such Person).

“Financial Asset” shall mean “financial asset” as such term is defined in the STA.

“Indemnitees” shall have the meaning provided in Section 11 of this Agreement.

“Instrument” shall mean “instrument” as such term is defined in the PPSA.

“Investment Property” shall mean “investment property” as such term is defined in the PPSA.

“Lender Creditors” shall have the meaning provided in the recitals hereof.

“Lenders” shall have the meaning provided in the recitals hereof.

“Limited Liability Company Assets” shall mean all assets, whether tangible or intangible and whether real, personal or mixed (including, without limitation, all limited liability company capital and interest in other limited liability companies), at any time owned or represented by any Limited Liability Company Interest.

“Limited Liability Company Interests” shall mean the entire limited liability company membership interest at any time owned by any Pledgor in any limited liability company organized under the laws of a Province of Canada.

“Manufacturing” shall have the meaning provided in the recitals hereof.

“Obligations” shall have the meaning provided in Section 1 of this Agreement.

“Other Creditors” shall have the meaning provided in the recitals hereof.

“Other Obligations” shall have the meaning provided in Section 1 of this Agreement.

“Partnership Assets” shall mean all assets, whether tangible or intangible and whether real, personal or mixed (including, without limitation, all partnership capital and interest in other partnerships), at any time owned or represented by any Partnership Interest.

“Partnership Interest” shall mean the entire general partnership interest or limited partnership interest at any time owned by any Pledgor in any general partnership or limited partnership organized under the laws of a Province of Canada.

“Plastics” shall have the meaning provided in the recitals hereof.

“Pledgor” shall have the meaning provided in the first paragraph of this Agreement.

“PPSA” shall mean the Personal Property Security Act (Ontario).

“Proceeds” shall mean all “proceeds” as such term is defined in the PPSA and, in any event, shall also include, but not be limited to, (i) any and all proceeds of any insurance, indemnity, warranty or guarantee payable to the Collateral Agent or any Pledgor from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to any Pledgor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any

Governmental Authority (or any person acting under color of Governmental Authority) and (iii) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

“Secured Creditors” shall have the meaning provided in the recitals hereof.

“Secured Debt Agreements” shall have the meaning provided in Section 5 of this Agreement.

“Securities Account” shall mean “securities account” as such term is defined in the STA.

“Securities Intermediary” shall mean “securities intermediary” as such term is defined in the STA.

“Security Entitlement” shall mean “security entitlement” as such term is defined in the STA.

“Security” shall mean a “security” as such term is defined in the STA and shall in any event include all Stock.

“Silgan” shall have the meaning provided in the recitals hereof.

“Silgan B.V.” shall have the meaning provided in the recitals hereof.

“Silgan Canada” shall have the meaning provided in the recitals hereof.

“Silgan International B.V.” shall have the meaning provided in the recitals hereof.

“STA” shall mean the Securities Transfer Act (Ontario).

“Stock” shall mean all of the issued and outstanding shares of capital stock of any corporation at any time owned by any Pledgor in a corporation organized under the laws of a Province of Canada.

“Swap Obligations” shall mean, with respect to any Canadian Borrower, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Termination Date” shall have the meaning provided in Section 20 of this Agreement.

“Uncertificated Security” shall mean an “uncertificated security” as such term is defined in the STA.

3. Pledge of Securities, Etc.

3.1 Pledge. To secure the Obligations now or hereafter owed or to be performed by any Canadian Borrower or any Pledgor, each Pledgor does hereby grant, pledge and assign to the Collateral Agent for the benefit of the Secured Creditors, and does hereby create, in each case a continuing security interest in favor of the Collateral Agent for the benefit of the Secured Creditors in all of the right, title and interest of such Pledgor in and to the following, whether now existing or hereafter from time to time acquired (collectively, the “Collateral”):

(a) each of the Collateral Accounts, including any and all assets of whatever type or kind deposited by such Pledgor in any such Collateral Account, whether now owned or hereafter acquired, existing or arising, including, without limitation, all Financial Assets, Investment Property, monies, checks, drafts, Instruments, Securities or interests therein of any type or nature deposited or required by the Credit Agreement or any other Secured Debt Agreement to be deposited in any such Collateral Account, and all investments and all certificates and other Instruments (including depository receipts, if any) from time to time representing or evidencing the same, and all dividends, interest, distributions, cash and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing;

(b) all Securities held or owned by such Pledgor from time to time and all options and warrants owned by such Pledgor from time to time to purchase Securities;

(c) all Limited Liability Company Interests held or owned by such Pledgor from time to time and all of its right, title and interest in each limited liability company to which each such interest relates, whether now existing or hereafter acquired, including, without limitation:

(i) all the capital thereof and its interest in all profits, losses, Limited Liability Company Assets and other distributions to which such Pledgor shall at any time be entitled in respect of such Limited Liability Company Interests;

(ii) all other payments due or to become due to such Pledgor in respect of Limited Liability Company Interests, whether under any limited liability company agreement or otherwise, whether as contractual obligations, damages, insurance proceeds or otherwise;

(iii) all of its claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under any limited liability company agreement or operating agreement, or at law or otherwise in respect of such Limited Liability Company Interests;

(iv) all present and future claims, if any, of such Pledgor against any such limited liability company for monies loaned or advanced, for services rendered or otherwise;

(v) all of such Pledgor’s rights under any limited liability company agreement or operating agreement or at law to exercise and enforce every right,

power, remedy, authority, option and privilege of such Pledgor relating to such Limited Liability Company Interests, including any power to terminate, cancel or modify any limited liability company agreement or operating agreement, to execute any instruments and to take any and all other action on behalf of and in the name of such Pledgor in respect of such Limited Liability Company Interests and any such limited liability company, to make determinations, to exercise any election (including, but not limited to, election of remedies) or option or to give or receive any notice, consent, amendment, waiver or approval, together with full power and authority to demand, receive, enforce, collect or receipt for any of the foregoing or for any Limited Liability Company Asset, to enforce or execute any checks, or other instruments or orders, to file any claims and to take any action in connection with any of the foregoing; and

(vi) all other property hereafter delivered in substitution for or in addition to any of the foregoing, all certificates and instruments representing or evidencing such other property and all cash, securities, interest, dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof;

(d) all Partnership Interests held or owned by such Pledgor from time to time and all of its right, title and interest in each partnership to which each such interest relates, whether now existing or hereafter acquired, including, without limitation:

(i) all the capital thereof and its interest in all profits, losses, Partnership Assets and other distributions to which such Pledgor shall at any time be entitled in respect of such Partnership Interests;

(ii) all other payments due or to become due to such Pledgor in respect of Partnership Interests, whether under any partnership agreement or otherwise, whether as contractual obligations, damages, insurance proceeds or otherwise;

(iii) all of its claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under any partnership agreement or operating agreement, or at law or otherwise in respect of such Partnership Interests;

(iv) all present and future claims, if any, of such Pledgor against any such partnership for monies loaned or advanced, for services rendered or otherwise;

(v) all of such Pledgor’s rights under any partnership agreement or operating agreement or at law to exercise and enforce every right, power, remedy, authority, option and privilege of such Pledgor relating to such Partnership Interests, including any power to terminate, cancel or modify any partnership agreement or operating agreement, to execute any instruments and to take any and all other action on behalf of and in the name of such Pledgor in respect of such Partnership Interests and any such partnership, to make determinations, to exercise any election (including, but not limited to, election of remedies) or option or to give or receive any notice, consent, amendment, waiver or approval, together with full power and authority to demand, receive, enforce, collect or receipt for any of the foregoing or for any Partnership Asset, to enforce or execute any checks, or other instruments or orders, to file any claims and to take any action in connection with any of the foregoing (with all of the foregoing rights only to be exercisable upon the occurrence and during the continuation of an Event of Default); and

(vi) all other property hereafter delivered in substitution for or in addition to any of the foregoing, all certificates and instruments representing or evidencing such other property and all cash, securities, interest, dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all thereof;

(e) all Financial Assets and Investment Property of such Pledgor from time to time;

(f) all Security Entitlements of such Pledgor from time to time in any and all of the foregoing; and

(g) all Proceeds of any and all of the foregoing.

Notwithstanding anything to the contrary contained in this Section 3.1 or in Section 3.3 hereof, in no event shall the term “Collateral” include, and no Pledgor shall be required to pledge, any Excluded Equity Interests (except as otherwise provided in the definition thereof).

3.2 Procedures. (a) To the extent that any Pledgor at any time or from time to time owns, acquires or obtains any right, title or interest in any Collateral, such Collateral shall automatically (and without the taking of any action by the respective Pledgor) be pledged pursuant to Section 3.1 of this Agreement and, in addition thereto, such Pledgor shall (to the extent provided below) take the following actions as set forth below (as promptly as practicable and, in any event, within ten (10) Business Days after it obtains such Collateral) for the benefit of the Collateral Agent and the Secured Creditors:

(i) with respect to a Certificated Security (other than a Certificated Security credited on the books of a Securities Intermediary), the respective Pledgor shall physically deliver such Certificated Security to the Collateral Agent, endorsed to the Collateral Agent or endorsed in blank;

(ii) with respect to an Uncertificated Security (other than an Uncertificated Security credited on the books of a Securities Intermediary), the respective Pledgor shall cause the issuer of such Uncertificated Security (or, in the case of an issuer that is not a Subsidiary of a Pledgor, use its reasonable efforts to cause such issuer) to duly authorize, execute and deliver to the Collateral Agent an agreement for the benefit of the Collateral Agent and the other Secured Creditors substantially in the form of Annex F hereto

(appropriately completed to the satisfaction of the Collateral Agent and with such modifications, if any, as shall be satisfactory to the Collateral Agent) pursuant to which such issuer agrees to comply with any and all instructions originated by the Collateral Agent without further consent by the registered owner and not to comply with instructions regarding such Uncertificated Security (and any Partnership Interests and Limited Liability Company Interests issued by such issuer) originated by any other Person other than a court of competent jurisdiction;

(iii) with respect to a Certificated Security, Uncertificated Security, Partnership Interest or Limited Liability Company Interest credited on the books of a Securities Intermediary, the respective Pledgor shall promptly notify the Collateral Agent thereof and shall promptly take all actions required (A) to comply with the applicable rules of such Securities Intermediary and (B) to perfect the security interest of the Collateral Agent under Applicable Law. Each Pledgor further agrees to take such actions requested by the Collateral Agent as the Collateral Agent deems reasonably necessary or desirable to effect the foregoing; and

(iv) with respect to a Partnership Interest or a Limited Liability Company Interest (other than a Partnership Interest or Limited Liability Company Interest credited on the books of a Securities Intermediary), (1) if such Partnership Interest or Limited Liability Company Interest is represented by a certificate and is a Security for purposes of the STA, the procedure set forth in Section 3.2(a)(i) hereof, and (2) if such Partnership Interest or Limited Liability Company Interest is not represented by a certificate or is not a Security for purposes of the STA, the procedure set forth in Section 3.2(a)(ii) hereof.

(b) In addition to the actions required to be taken pursuant to Section 3.2(a) hereof, each Pledgor shall take the following additional actions with respect to the Securities and Collateral:

(i) with respect to all Collateral of such Pledgor of which the Collateral Agent may obtain “control” within the meaning of the STA (or under any provision of the STA as same may be amended or supplemented from time to time, or under the laws of any relevant Province other than the Province of Ontario), the respective Pledgor shall take all actions as may be reasonably requested from time to time by the Collateral Agent so that “control” of such Collateral is obtained and at all times held by the Collateral Agent; and

(ii) each Pledgor shall from time to time cause appropriate financing statements or financing change statements under the PPSA or other personal property security acts as in effect in the various relevant Provinces, in form satisfactory to the Collateral Agent and covering all Collateral hereunder, to be filed in the relevant filing offices so that at all times the Collateral Agent has a security interest in all Investment Property and other Collateral which is perfected by the filing of such financing statements or financing change statements (in each case to the maximum extent perfection by filing may be obtained under the laws of the relevant Provinces, including, without limitation, the PPSA).

(c) Without limiting any provision of Section 7 hereof, the Collateral Agent hereby agrees that unless an Event of Default has occurred and is continuing, it will not assume exclusive control over any Securities Account of any Pledgor or any asset credited thereto or give any notice of exclusive control or similar notice to any Securities Intermediary or any issuer of an Uncertificated Security.

(d) [Reserved].

3.3 Subsequently Acquired Collateral. If any Pledgor shall acquire (by purchase, stock dividend or otherwise) any additional Collateral at any time or from time to time after the date hereof, such Collateral shall automatically (and without any further action required) be subject to the pledge and security interests created pursuant to Section 3.1 hereof and, furthermore, the Pledgor will promptly thereafter take (or cause to be taken) all action with respect to such Collateral in accordance with the procedures set forth in Section 3.2 hereof, and will promptly thereafter deliver to the Collateral Agent (a) a certificate executed by an authorized officer of such Pledgor describing such Collateral and certifying that the same has been duly pledged in favor of the Collateral Agent (for the benefit of the Secured Creditors) hereunder and (b) supplements to Annexes A through G hereto as are necessary to cause such annexes to be complete and accurate at such time.

3.4 Transfer Taxes. Each pledge of Collateral under Section 3.1 or Section 3.3 hereof shall be accompanied by any transfer tax stamps required in connection with the pledge of such Collateral.

3.5 [Reserved].

3.6 Certain Representations and Warranties Regarding the Collateral. Each Pledgor represents and warrants that on the date hereof (a) the exact legal name of such Pledgor, the type of organization of such Pledgor, the jurisdiction of organization of such Pledgor, such Pledgor’s chief executive office, and the organizational identification number (if any) of such Pledgor is listed on Annex A hereto; (b) each Subsidiary of such Pledgor, and the direct ownership thereof, is listed in Annex B hereto; (c) the Stock held by such Pledgor consists of the number and type of shares of the stock of the corporations as described in Annex C hereto; (d) such Stock referenced in clause (c) of this paragraph constitutes that percentage of the issued and outstanding capital stock of the issuing corporation as is set forth in Annex C hereto; (e) the Limited Liability Company Interests held by such Pledgor consist of the number and type of interests of the Persons described in Annex D hereto; (f) each such Limited Liability Company Interest referenced in clause (e) of this paragraph constitutes that percentage of the issued and outstanding equity interest of the issuing Person as set forth in Annex D hereto; (g) the Partnership Interests held by such Pledgor consist of the number and type of interests of the Persons described in Annex E hereto; (h) each such Partnership Interest referenced in clause (g) of this paragraph constitutes that percentage or portion of the entire partnership interest of the Partnership as set forth in Annex E hereto; (i) such Pledgor has complied with the respective procedure set forth in Section 3.2(a) hereof with respect to each item of Collateral described in Annexes C through E hereto; (j) the Excluded Equity Interests owned by such Pledgor on the date hereof are described in Annex G hereto; and (k) other than Excluded Equity Interests, on the date hereof, such Pledgor owns no other Securities, Limited Liability Company Interests or Partnership Interests.

4. Appointment of Sub-Agents; Endorsements, Etc. If and to the extent necessary to enable the Collateral Agent to perfect its security interest in any of the Collateral or to exercise any of its remedies hereunder, the Collateral Agent shall have the right to appoint one or more sub-agents for the purpose of retaining physical possession of the Collateral, which may be held (in the discretion of the Collateral Agent) in the name of the relevant Pledgor, endorsed or assigned in blank or in favor of the Collateral Agent or any nominee or nominees of the Collateral Agent or a sub-agent appointed by the Collateral Agent.

5. Voting, Etc., While No Event of Default. Unless and until there shall have occurred and be continuing an Event of Default and written notice thereof shall have been given by the Collateral Agent to the relevant Pledgor (provided, that if an Event of Default specified in Section 10.05 of the Credit Agreement shall occur, no such notice shall be required), each Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Collateral owned by it, and to give consents, waivers or ratifications in respect thereof; provided that, in each case, no vote shall be cast or any consent, waiver or ratification given or any action taken or omitted to be taken which would violate or be inconsistent with any of the terms of this Agreement, the Credit Agreement, any other Credit Document or any Interest Rate Protection Agreement or Other Hedging Agreement entitled to the benefits of this Agreement (collectively, the “Secured Debt Agreements”), or which would have the effect of impairing the position or interests of the Collateral Agent or any other Secured Creditor in the Collateral. All such rights of each Pledgor to vote and to give consents, waivers and ratifications shall cease in case an Event of Default has occurred and is continuing and written notice thereof shall have been given to the relevant Pledgor as (but only to the extent) described above in this Section 5, and Section 7 hereof shall become applicable.

6. Dividends and Other Distributions. Unless and until there shall have occurred and be continuing an Event of Default, all cash dividends, cash distributions, cash Proceeds and other cash amounts payable in respect of the Collateral shall be paid to the respective Pledgor. The Collateral Agent shall be entitled to receive directly, and to retain as part of the Collateral:

(a) all other or additional stock, limited liability company interests, partnership interests, instruments or other securities or property (including, but not limited to, cash dividends other than as set forth above) paid or distributed by way of dividend or otherwise in respect of the Collateral;

(b) all other or additional stock, limited liability company interests, partnership interests, instruments or other securities or property (including, but not limited to, cash other than as set forth above) paid or distributed in respect of the Collateral by way of stock-split, spin-off, split-up, reclassification, combination of shares or similar rearrangement; and

(c) all other or additional stock, limited liability company interests, partnership interests, instruments or other securities or property (including, but not limited to, cash other than as set forth above) which may be paid in respect of the Collateral by reason of any consolidation, merger, exchange of stock, conveyance of assets, liquidation or similar corporate reorganization.

Nothing contained in this Section 6 (other than as set forth in the first sentence hereof) shall limit or restrict in any way the Collateral Agent’s right to receive proceeds of the Collateral in any form in accordance with Section 3 of this Agreement. All dividends, distributions or other payments which are received by any Pledgor contrary to the provisions of this Section 6 and Section 7 hereof shall be received in trust for the benefit of the Collateral Agent, shall be segregated from other property or funds of such Pledgor and shall be forthwith paid over to the Collateral Agent as Collateral in the same form as so received (together with any necessary endorsement).

7. Remedies in Case of Event of Default. Each Pledgor agrees that, if any Event of Default shall have occurred and be continuing, then and in every such case, the Collateral Agent, in addition to any rights now or hereafter existing under Applicable Law, the other provisions of this Agreement or any other Secured Debt Agreement, shall be entitled to exercise all of the rights, powers and remedies (whether vested in it by this Agreement, any other Secured Debt Agreement or by Applicable Law) for the protection and enforcement of its rights in respect of the Collateral, and the Collateral Agent shall be entitled to exercise all the rights and remedies of a secured party under the PPSA as in effect in any relevant jurisdiction and also shall be entitled, without limitation, to exercise the following rights, which each Pledgor hereby agrees to be commercially reasonable:

(a) to receive all amounts payable in respect of the Collateral otherwise payable under Section 6 hereof to the respective Pledgor;

(b) to transfer all or any part of the Collateral into the Collateral Agent’s name or the name of its nominee or nominees (although the Collateral Agent agrees to promptly notify the relevant Pledgor after any such transfer; provided, however, that the failure to give such notice shall not affect the validity of any such transfer);

(c) subject to the giving of written notice in accordance with (and to the extent required by) Section 5 hereof, to vote all or any part of the Collateral (whether or not transferred into the name of the Collateral Agent) and give all consents, waivers and ratifications in respect of the Collateral and otherwise act with respect thereto as though it were the outright owner thereof (each Pledgor hereby irrevocably constituting and appointing the Collateral Agent the proxy and attorney-in-fact of such Pledgor, with full power of substitution to do so);

(d) at any time and from time to time to sell, assign and deliver, or grant options to purchase, all or any part of the Collateral, or any interest therein, at any public or private sale, without demand of performance, advertisement or notice of intention to sell or of the time or place of sale or adjournment thereof or to redeem or otherwise purchase (all of which are hereby waived by each Pledgor), for cash, on credit or for other property, for immediate or future delivery without any assumption of credit risk, and for such price or prices and on such terms as the Collateral Agent in its absolute discretion may determine, provided that at least ten (10) Business Days’ written notice of the time and place of any such sale shall be given to the respective Pledgor. The Collateral Agent shall not be obligated to make any such sale of Collateral regardless of whether any such notice of sale has theretofore been given. Each Pledgor hereby waives and releases to the fullest extent permitted by Applicable Law any right or equity of redemption with respect to the Collateral, whether before or after sale hereunder, and all rights, if any, of marshalling the Collateral and any other security for the Obligations or otherwise. At any such sale, unless prohibited by Applicable Law, the Collateral Agent on behalf of the Secured Creditors may bid for and purchase all or any part of the Collateral so sold free from any such right or equity of redemption. Neither the Collateral Agent nor any other Secured Creditor shall be liable for failure to collect or realize upon any or all of the Collateral or for any delay in so doing nor shall any of them be under any obligation to take any action whatsoever with regard thereto;

(e) to set-off any and all Collateral against any and all Obligations, and to withdraw any and all cash or other Collateral from any and all Collateral Accounts and to apply such cash and other Collateral to the payment of any and all Obligations; and

(f) instruct all Securities Intermediaries which have entered into a control agreement with the Collateral Agent to transfer all securities held by such Securities Intermediary to a Collateral Account and/or otherwise assume exclusive control over any such accounts;

it being understood that each Pledgor’s obligation so to deliver the Collateral is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by such Pledgor of said obligation. By accepting the benefits of this Agreement and each other Security Document, the Secured Creditors expressly acknowledge and agree that this Agreement and each other Security Document may be enforced only by the action of the Administrative Agent or the Collateral Agent acting upon the instructions of the Required Lenders and that no other Secured Creditor shall have any right individually to seek to enforce this Agreement or any other Security Document or to realize upon the security to be granted hereby or thereby, it being understood and agreed that such rights and remedies may be exercised by the Collateral Agent for the benefit of the Secured Creditors upon the terms of this Agreement and the other Security Documents.

8. Remedies, Etc., Cumulative. Each and every right, power and remedy of the Collateral Agent or any other Secured Creditor provided for in this Agreement or in any other Secured Debt Agreement, or now or hereafter existing at law or in equity or by statute shall be cumulative and concurrent and shall be in addition to every other such right, power or remedy. The exercise or beginning of the exercise by the Collateral Agent or any other Secured Creditor of any one or more of the rights, powers or remedies provided for in this Agreement or any other Secured Debt Agreement now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by the Collateral Agent or any other Secured Creditor of all such other rights, powers or remedies, and no failure or delay on the part of the Collateral Agent or any other Secured Creditor to exercise any such right, power or remedy shall operate as a waiver thereof. No notice to or demand on any Pledgor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Collateral Agent or any other Secured Creditor to any other or further action in any circumstances without notice or demand.

9. Application of Proceeds. (a) All monies collected by the Collateral Agent upon any sale or other disposition of the Collateral pursuant to the terms of this Agreement, together with all other monies received by the Collateral Agent hereunder, shall be applied in the manner provided in Section 10.12 of the Credit Agreement.

(b) It is understood and agreed that the Pledgors shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral hereunder and the aggregate amount of the Obligations.

10. Purchasers of Collateral. Upon any sale of the Collateral by the Collateral Agent hereunder (whether by virtue of the power of sale herein granted, pursuant to judicial process or otherwise), the receipt of the Collateral Agent or the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication or nonapplication thereof.

11. Indemnity. Each Pledgor jointly and severally agrees (a) to indemnify, reimburse and hold harmless the Collateral Agent in such capacity, each other Secured Creditor and their respective successors, assigns, employees, affiliates, agents and servants (hereinafter in this Section 11 referred to individually an “Indemnitee”, and, collectively the “Indemnitees”) from and against any and all liabilities, obligations, damages, injuries, penalties, claims, demands, actions, suits, judgments and losses of whatsoever kind or nature, and (b) to reimburse each Indemnitee for any and all costs, expenses and disbursements, including reasonable attorneys’ fees and expenses, in each case growing out of or resulting from this Agreement or the exercise by any Indemnitee of any right or remedy granted to it hereunder or under any other Secured Debt Agreement (but excluding any liabilities, obligations, damages, injuries, penalties, claims, demands, actions, suits, judgments, losses, expenses, costs or disbursements to the extent incurred by reason of gross negligence or willful misconduct of such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision)); provided that the indemnity described above shall not apply to any liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements incurred by, imposed on or assessed as a result of, or arising out of, or in any way related to, or by reason of any litigation, proceeding or other action solely between or among the Lenders (excluding, however, any liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses and disbursements (all of which shall be covered by such indemnity) (x) incurred by, imposed on or assessed against the Administrative Agent, the Collateral Agent or any of their respective officers, directors, employees, affiliates, representatives or agents acting in their capacity as agent, collateral agent or arranger or (y) incurred by, imposed on or assessed against any Secured Creditor or any of its officers, directors, employees, affiliates, representatives or agents as a result of, or arising out of, or in any way related to, or by reason of any such litigation, proceeding or action to which any Secured Creditor (or any of its respective officers, directors, employees, affiliates, representatives or agents) is a party in its capacity as such to the extent (and only to the extent) that such litigation, proceeding or other action relates to, or arises from, any action or omission by Silgan or any of its Subsidiaries). In no event shall the Collateral Agent be liable, except in the case of its own gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision), for any matter or thing in connection with this Agreement other than to account for monies actually received by it in accordance with the terms hereof. If and to the extent that the obligations of any Pledgor under this Section 11 are unenforceable for any reason, such Pledgor hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under Applicable Law.

12. Pledgee Not a Partner or Limited Liability Company Member. (a) Nothing herein shall be construed to make the Collateral Agent or any other Secured Creditor liable as a member of any limited liability company or as a partner of any partnership and neither the Collateral Agent nor any other Secured Creditor by virtue of this Agreement or otherwise (except as referred to in the following sentence) shall have any of the duties, obligations or liabilities of a member of any limited liability company or as a partner in any partnership. The parties hereto expressly agree that, unless the Collateral Agent shall become the absolute owner of Collateral consisting of a Limited Liability Company Interest or Partnership Interest pursuant hereto, this Agreement shall not be construed as creating a partnership or joint venture among the Collateral Agent, any other Secured Creditor, any Pledgor and/or any other Person.

(b) Except as provided in the last sentence of paragraph (a) of this Section 12, the Collateral Agent, by accepting this Agreement, did not intend to become a member of any limited liability company or a partner of any partnership or otherwise be deemed to be a co-venturer with respect to any Pledgor or any limited liability company or partnership either before or after an Event of Default shall have occurred. The Collateral Agent shall have only those powers set forth herein and the Secured Creditors shall assume none of the duties, obligations or liabilities of a member of any limited liability company or as a partner of any partnership or any Pledgor except as provided in the last sentence of paragraph (a) of this Section 12.

(c) The Collateral Agent and the other Secured Creditors shall not be obligated to perform or discharge any obligation of any Pledgor as a result of the pledge hereby effected.

(d) The acceptance by the Collateral Agent of this Agreement, with all the rights, powers, privileges and authority so created, shall not at any time or in any event obligate the Collateral Agent or any other Secured Creditor to appear in or defend any action or proceeding relating to the Collateral to which it is not a party, or to take any action hereunder or thereunder, or to expend any money or incur any expenses or perform or discharge any obligation, duty or liability under the Collateral.

13. Further Assurances; Power of Attorney. (a) Each Pledgor agrees to execute and deliver to the Collateral Agent such financing statements or financing change statements, in form reasonably acceptable to the Collateral Agent, as the Collateral Agent may from time to time reasonably request or as are reasonably necessary or desirable in the opinion of the Collateral Agent to establish and maintain a valid, enforceable, perfected security interest in the Collateral as provided herein and the other rights and security contemplated hereby. Each Pledgor will pay any applicable filing fees, recordation taxes and related expenses relating to its Collateral. Each Pledgor hereby authorizes the Collateral Agent to file any such financing statements or financing change statements without the signature of such Pledgor where permitted by Applicable Law (and such authorization includes describing the Collateral as “all assets” of such Pledgor).

(b) Each Pledgor hereby constitutes and appoints the Collateral Agent its true and lawful attorney, irrevocably, with full power after the occurrence of and during the continuance of an Event of Default (in the name of such Pledgor or otherwise) to act, require, demand, receive, compound and give acquaintance for any and all monies and claims for monies due or to become due to such Pledgor under or arising out of the Collateral, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings which the Collateral Agent may deem to be necessary or advisable to protect the interests of the Secured Creditors, which appointment as attorney is coupled with an interest.

14. Collateral Agent. The Collateral Agent will hold in accordance with this Agreement all items of the Collateral at any time received under this Agreement. It is expressly understood and agreed by each Secured Creditor that by accepting the benefits of this Agreement each such Secured Creditor acknowledges and agrees that the obligations of the Collateral Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement and in Article XI of the Credit Agreement. The Collateral Agent shall act hereunder on the terms and conditions set forth herein and in Article XI of the Credit Agreement.

15. Transfer by the Pledgors. No Pledgor will sell or otherwise dispose of, grant any option with respect to, or mortgage, pledge or otherwise encumber any of the Collateral or any interest therein (except as may be permitted in accordance with the terms of the Secured Debt Agreements).

16. Representations, Warranties and Covenants of the Pledgors. (a) Each Pledgor represents, warrants and covenants that:

(i) it is the legal, beneficial and record owner of, and has good and marketable title to, all Collateral pledged by it hereunder and that it has sufficient interest in all Collateral in which a security interest is purported to be created hereunder for such security interest to attach (subject, in each case, to no pledge, lien, mortgage, hypothecation, security interest, charge, option, adverse claim or other encumbrance whatsoever, except the liens and security interests created by this Agreement);

(ii) it has full power, authority and legal right to pledge all the Collateral pledged by it pursuant to this Agreement;

(iii) this Agreement has been duly authorized, executed and delivered by such Pledgor and constitutes a legal, valid and binding obligation of such Pledgor enforceable against such Pledgor in accordance with its terms, except to the extent that the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law);

(iv) except to the extent already obtained or made and the filing of PPSA financing statements or financing change statements with respect to that portion of the Collateral that may only be perfected by such filings (which filings will be made when a Pledgor becomes a party hereto), no consent of any other party (including, without limitation, any stockholder, shareholder, member, partner or creditor of such Pledgor or any of its Subsidiaries) and no consent, license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any Governmental Authority is required to be obtained by such Pledgor in connection with (A) the execution, delivery or performance of this Agreement, (B) the validity or enforceability of this Agreement (except as set forth in clause (iii) above), (C) the perfection or enforceability of the Collateral Agent’s security interest in the Collateral or (D) except for compliance with or as may be required by applicable securities laws, the exercise by the Collateral Agent of any of its rights or remedies provided herein;

(v) the execution, delivery and performance of this Agreement will not violate any provision of any Applicable Law or regulation or of any order, judgment, writ, award or decree of any court, arbitrator or Governmental Authority, domestic or foreign, applicable to such Pledgor, or of the certificate of incorporation, operating agreement, limited liability company agreement, partnership agreement or by-laws of such Pledgor or of any securities issued by such Pledgor or any of its Subsidiaries, or of any mortgage, deed of trust, indenture, lease, loan agreement, credit agreement or other material contract, agreement or instrument or undertaking to which such Pledgor or any of its Subsidiaries is a party or which purports to be binding upon such Pledgor or any of its Subsidiaries or upon any of their respective assets and will not result in the creation or imposition of (or the obligation to create or impose) any lien or encumbrance on any of the assets of such Pledgor or any of its Subsidiaries except as contemplated by this Agreement;

(vi) all of the Collateral (consisting of Securities, Limited Liability Company Interests or Partnership Interests) has been duly and validly issued and acquired, is fully paid and non-assessable and is subject to no options to purchase or similar rights;

(vii) the pledge, collateral assignment and delivery to the Collateral Agent of the Collateral consisting of Certificated Securities pursuant to this Agreement creates a valid and perfected first priority security interest in such Certificated Securities, and the proceeds thereof, subject to no prior Lien or encumbrance or to any agreement purporting to grant to any third party a Lien or encumbrance on the property or assets of such Pledgor which would include the Securities and the Collateral Agent is entitled to all the rights, priorities and benefits afforded by the PPSA or other relevant law as enacted in any relevant jurisdiction to perfect security interests in respect of such Collateral; and

(viii) subject to Section 3.2(d) hereof, “control” (as defined in the STA) has been obtained by the Collateral Agent over all Collateral consisting of Securities with respect to which such “control” may be obtained pursuant to the STA; provided that in the case of the Collateral Agent obtaining “control” over Collateral consisting of a Security Entitlement, such Pledgor shall have taken all steps in its control so that the Collateral Agent obtains “control” over such Security Entitlement.

(b) Each Pledgor covenants and agrees that it will defend the Collateral Agent’s right, title and security interest in and to the Securities and the proceeds thereof against the claims and demands of all persons whomsoever; and each Pledgor covenants and agrees that it will have like title to and right to pledge any other property at any time hereafter pledged to the Collateral Agent as Collateral hereunder and will likewise defend the right thereto and security interest therein of the Collateral Agent and the other Secured Creditors.

(c) Each Pledgor covenants and agrees that it will take no action which would violate any of the terms of any Secured Debt Agreement.

17. Legal Names; Type of Organization; Jurisdiction of Organization; Chief Executive Office; Organizational Identification Numbers; Changes Thereto, Etc. The exact legal name of each Pledgor, the type of organization of such Pledgor, the jurisdiction of organization of such Pledgor, such Pledgor’s chief executive office, the organizational identification number (if any) of each Pledgor is listed on Annex A hereto for such Pledgor. No Pledgor shall change its legal name, its type of organization, its jurisdiction of organization, its chief executive office, or its organizational identification number (if any) from that listed on Annex A hereto for such Pledgor, except that any such changes shall be permitted (so long as not in violation of the applicable requirements of the Secured Debt Agreements and so long as same do not involve any Pledgor changing its jurisdiction of organization or chief executive office from Canada or a Province thereof to a jurisdiction of organization or chief executive office, as the case may be, outside Canada or a Province thereof) so long as the relevant Pledgor has taken the actions required by Section 8.09(e) of the Credit Agreement.

18. Pledgors’ Obligations Absolute, Etc. The obligations of each Pledgor under this Agreement shall be absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever, including, without limitation: (a) any renewal, extension, amendment or modification of or addition or supplement to or deletion from any Secured Debt Agreement or any other instrument or agreement referred to therein, or any assignment or transfer of any thereof; (b) any waiver, consent, extension, indulgence or other action or inaction under or in respect of any such agreement or instrument including, without limitation, this Agreement; (c) any furnishing of any additional security to the Collateral Agent or its assignee or any acceptance thereof or any release of any security by the Collateral Agent or its assignee; (d) any limitation on any party’s liability or obligations under any such instrument or agreement or any invalidity or unenforceability, in whole or in part, of any such instrument or agreement or any term thereof; or (e) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to any Pledgor or any Subsidiary of any Pledgor, or any action taken with respect to this

Agreement by any trustee or receiver, or by any court, in any such proceeding; whether or not such Pledgor shall have notice or knowledge of any of the foregoing.

19. Registration, Etc. (a) If there shall have occurred and be continuing an Event of Default then, and in every such case, upon receipt by any Pledgor from the Collateral Agent of a written request or requests that such Pledgor cause any registration, qualification or compliance under any federal or provincial securities law or laws to be effected with respect to all or any part of the Collateral consisting of Securities, Limited Liability Company Interests or Partnership Interests, such Pledgor as soon as practicable and at its expense will use its reasonable efforts to cause such registration to be effected (and be kept effective) and will use its reasonable efforts to cause such qualification and compliance to be declared effected (and be kept effective) as may be so requested and as would permit or facilitate the sale and distribution of such Collateral, including, without limitation, registration under Applicable Law as then in effect, appropriate qualifications under applicable blue sky or other securities laws and appropriate compliance with any other government requirements, provided, that the Collateral Agent shall furnish to such Pledgor such information regarding the Collateral Agent as such Pledgor may reasonably request in writing and as shall be required in connection with any such registration, qualification or compliance. Such Pledgor will cause the Collateral Agent to be kept reasonably advised in writing as to the progress of each such registration, qualification or compliance and as to the completion thereof, will furnish to the Collateral Agent such number of prospectuses, offering circulars or other documents incident thereto as the Collateral Agent from time to time may reasonably request, and will indemnify the Collateral Agent, each other Secured Creditor and all others participating in the distribution of such Collateral against all claims, losses, damages and liabilities caused by any untrue statement (or alleged untrue statement) of a material fact contained therein (or in any related registration statement, notification or the like) or by any omission (or alleged omission) to state therein (or in any related registration statement, notification or the like) a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same may have been caused by an untrue statement or omission based upon information furnished in writing to such Pledgor by the Collateral Agent or such other Secured Creditor expressly for use therein.

(b) If at any time when the Collateral Agent shall determine to exercise its right to sell all or any part of the Collateral consisting of Securities, Limited Liability Company Interests or Partnership Interests pursuant to Section 7 hereof, and the Collateral or the part thereof to be sold shall not, for any reason whatsoever, be effectively registered under Applicable Law, as then in effect, the Collateral Agent may, in its sole and absolute discretion, sell such Collateral, as the case may be, or part thereof by private sale in such manner and under such circumstances as the Collateral Agent may deem necessary or advisable in order that such sale may legally be effected without such registration. Without limiting the generality of the foregoing, in any such event the Collateral Agent, in its sole and absolute discretion (i) may proceed to make such private sale notwithstanding that a registration statement for the purpose of registering such Collateral or part thereof shall have been filed under Applicable Law, (ii) may approach and negotiate with a single possible purchaser to effect such sale, and (iii) may restrict such sale to a purchaser who will represent and agree that such purchaser is purchasing for its own account, for investment, and not with a view to the distribution or sale of such Collateral or part thereof. In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Collateral at a price which the Collateral Agent, in its sole and absolute discretion, in good faith deems reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might be realized if the sale were deferred until after registration as aforesaid.

20. Termination; Release. (a) After the Termination Date, this Agreement shall terminate (provided that all indemnities set forth herein including, without limitation, in Section 11 hereof shall survive such termination) and the Collateral Agent, at the request and expense of the respective Pledgor, will promptly execute and deliver to such Pledgor a proper instrument or instruments (including PPSA financing change statements) acknowledging the satisfaction and termination of this Agreement, and will duly release from the security interest created hereby and assign, transfer and deliver to such Pledgor (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the Collateral Agent and as has not theretofore been sold or otherwise applied or released pursuant to this Agreement. As used in this Agreement, “Termination Date” shall mean the date upon which the Total Commitment and all Interest Rate Protection Agreements and Other Hedging Agreements entitled to the benefits of this Agreement have been terminated, no Note, Loan or Letter of Credit is outstanding and all other Obligations (other than indemnities described in Section 11 hereof and described in Section 12.13 of the Credit Agreement, and any other indemnities set forth in any other Security Documents, in each case which are not then due and payable) have been paid in full in cash.

(b) In the event that any part of the Collateral is sold in connection with a sale permitted by Section 9.02 of the Credit Agreement or is otherwise released at the direction of the Required Lenders, the Collateral Agent, at the request and expense of such Pledgor, will duly release from the security interest created hereby (and will execute and deliver such documentation, including PPSA termination or partial release statements and the like in connection therewith) and assign, transfer and deliver to such Pledgor (without recourse and without any representation or warranty) such of the Collateral as is then being (or has been) so sold or released and as may be in the possession of the Collateral Agent and has not theretofore been released pursuant to this Agreement.

(c) At any time that the respective Pledgor desires that Collateral be released as provided in the foregoing Section 20(a) or (b), it shall deliver to the Collateral Agent a certificate signed by an authorized officer of such Pledgor stating that the release of the respective Collateral is permitted pursuant to Section 20(a) or (b) hereof.

(d) The Collateral Agent shall have no liability whatsoever to any other Secured Creditor as the result of any release of Collateral by it in accordance with this Section 20.

21. Notices, Etc. All notices and communications hereunder shall be directed to the addresses and otherwise made in accordance with Section 12.03 of the Credit Agreement; provided, that notices and communications to:

(a) any Pledgor, shall be directed to such Pledgor, at the address of Silgan as provided in and in accordance with Section 12.03 of the Credit Agreement;

(b) the Collateral Agent, shall be directed to the Collateral Agent, at the address of Administrative Agent as provided in and in accordance with Section 12.03 of the Credit Agreement;

(c) any Lender Creditor, other than the Collateral Agent, shall be directed either (x) to the Administrative Agent, at the address of the Administrative Agent specified in the Credit Agreement or (y) at such address as such Lender Creditor shall have specified in the Credit Agreement;

(d) any Other Creditor, shall be directed to such address as such Other Creditor shall have specified in writing to Silgan and the Collateral Agent;

or at such other address as shall have been furnished in writing by any Person described above to the party required to give notice hereunder.

22. Waiver; Amendment. Except as provided in Sections 20 and 30 hereof, none of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever except in accordance with the terms of the Credit Agreement.

23. Successors and Assigns. This Agreement shall be binding upon each Pledgor and its successors and assigns (although no Pledgor may assign its rights and obligations hereunder except in accordance with the provisions of the Secured Debt Agreements) and shall inure to the benefit of the Collateral Agent and the other Secured Creditors and their respective successors and assigns. All agreements, statements, representations and warranties made by each Pledgor herein or in any certificate or other instrument delivered by such Pledgor or on its behalf under this Agreement shall be considered to have been relied upon by the Secured Creditors and shall survive the execution and delivery of this Agreement and the other Secured Debt Agreements regardless of any investigation made by the Secured Creditors or on their behalf.

24. Headings Descriptive. The headings of the several sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

25. GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAWS OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN, WITHOUT REGARD TO ITS CONFLICTS OF LAWS PRINCIPLES. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE PROVINCE OF ONTARIO, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PLEDGOR HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PLEDGOR HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER

SUCH PLEDGOR, AND AGREES NOT TO PLEAD OR CLAIM IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFORESAID COURTS THAT ANY SUCH COURT LACKS PERSONAL JURISDICTION OVER SUCH PLEDGOR. EACH PLEDGOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ANY SUCH PLEDGOR AT ITS ADDRESS FOR NOTICES AS PROVIDED IN SECTION 21 ABOVE, SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. EACH PLEDGOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SUCH SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN, HOWEVER, SHALL AFFECT THE RIGHT OF THE COLLATERAL AGENT UNDER THIS AGREEMENT, OR ANY SECURED CREDITOR, TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY PLEDGOR IN ANY OTHER JURISDICTION.

(b) EACH PLEDGOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

26. Pledgor’s Duties. It is expressly agreed, anything herein contained to the contrary notwithstanding, that each Pledgor shall remain liable to perform all of the obligations, if any, assumed by it with respect to the Collateral and the Collateral Agent shall not have any obligations or liabilities with respect to any Collateral by reason of or arising out of this Agreement, nor shall the Collateral Agent be required or obligated in any manner to perform or fulfill any of the obligations of any Pledgor under or with respect to any Collateral.

27. Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with each Pledgor and the Collateral Agent.

28. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

29. Recourse. This Agreement is made with full recourse to each Pledgor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Pledgor contained herein and in the other Secured Debt Agreements and otherwise in writing in connection herewith or therewith.

30. Additional Pledgors. It is understood and agreed that any Subsidiary of Silgan that is organized under the laws of a Province of Canada that is required to execute a counterpart of this Agreement after the date hereof pursuant to the requirements of the Credit Agreement or any other Credit Document shall automatically become a Pledgor hereunder by executing a counterpart hereof and delivering the same to the Collateral Agent. Silgan agrees that it shall, and shall cause any Subsidiary of Silgan that becomes a Pledgor hereunder to, (a) deliver supplements to all annexes hereto (including Annexes A through G hereto) as are necessary to cause such Annexes to be complete and accurate with respect to such additional Pledgor on such date and (ii) take all actions as specified in this Agreement as would have been taken by such Pledgor had it been an original party to this Agreement, in each case with all documents required above to be delivered to the Collateral Agent and with all documents and actions required above to be taken to the reasonable satisfaction of the Collateral Agent.

[Remainder of page intentionally left blank; signature pages follow]

IN WITNESS WHEREOF, each Pledgor and the Collateral Agent have caused this Agreement to be executed by their duly elected officers duly authorized as of the date first above written.

SILGAN PLASTICS CANADA INC.,
as a Pledgor

By:
Name:
Title:

827599 ONTARIO INC., as a Pledgor

By:
Name:
Title:

828745 ONTARIO INC., as a Pledgor

By:
Name:
Title:

PORTOLA PACKAGING CANADA LTD./EMBALLAGES PORTOLA CANADA LTEE, as a Pledgor

By:
Name:
Title:

WITH RESPECT TO SECTION 30 ONLY:

SILGAN HOLDINGS INC.,

By:
Name:
Title:

Silgan Holdings Inc.

Canadian Pledge Agreement

Signature Page

Accepted and Agreed to:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Collateral Agent

By:
Name:
Title:

Silgan Holdings Inc.

Canadian Pledge Agreement

Signature Page

ANNEX A TO THE PLEDGE AGREEMENT

SCHEDULE OF LEGAL NAMES, TYPE OF ORGANIZATION, JURISDICTION OF ORGANIZATION,

CHIEF EXECUTIVE OFFICE AND ORGANIZATIONAL IDENTIFICATION NUMBERS

Exact Legal Name of Each Pledgor	Type of Organization (or, if the Pledgor is an Individual, so indicate)	Jurisdiction of Organization	Pledgor’s Chief Executive Office	Pledgor’s Organization Identification Number (or, if it has none, so indicate)

ANNEX B TO THE PLEDGE AGREEMENT

Pledgor	Subsidiary(ies)	Direct/Indirect Owner

ANNEX C TO THE PLEDGE AGREEMENT

LIST OF STOCK

Pledgor	Number of Shares and Share Certificate No.	Name of Issuer	Percentage Owned	Sub-clause of Section 3.2(a) of Pledge Agreement

ANNEX D TO THE PLEDGE AGREEMENT

LIST OF LIMITED LIABILITY COMPANY INTERESTS

Pledgor	Name of Issuer	Type of Interest	Certificate No.	Percentage Owned	Sub-clause of Section 3.2(a) of Pledge Agreement

ANNEX E TO THE PLEDGE AGREEMENT

LIST OF PARTNERSHIP INTERESTS

Pledgor	Name of Issuer	Type of Interest	Certificate No.	Percentage Owned	Sub-clause of Section 3.2(a) of Pledge Agreement

ANNEX F TO THE PLEDGE AGREEMENT

Form of Agreement Regarding Uncertificated Securities, Limited Liability

Company Interests and Partnership Interests

AGREEMENT (as amended, modified or supplemented from time to time, this “Agreement”), dated as of                  ,         , among [Named Pledgor] (the “Pledgor”), WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Collateral Agent (the “Collateral Agent”), and [                    ], as the issuer of the Uncertificated Securities, Limited Liability Company Interests and/or Partnership Interests (each as defined below) (the “Issuer”).

W I T N E S S E T H :

WHEREAS, the Pledgor, certain affiliates thereof and the Collateral Agent have entered into a Canadian Pledge Agreement, dated as of January [    ], 2014 (as amended, amended and restated, modified or supplemented from time to time, the “Pledge Agreement”), under which, among other things, in order to secure the payment of the Obligations (as defined in the Pledge Agreement), the Pledgor will pledge to the Collateral Agent for the benefit of the Secured Creditors (as defined in the Pledge Agreement), and grant a security interest in favor of the Collateral Agent for the benefit of the Secured Creditors in, all of the right, title and interest of the Pledgor in and to any and all [“uncertificated securities” (as defined in the Pledge Agreement) (“Uncertificated Securities”)] [Partnership Interests (as defined in the Pledge Agreement)] [Limited Liability Company Interests (as defined in the Pledge Agreement)] issued from time to time by the Issuer, whether now existing or hereafter from time to time acquired by the Pledgor (with all of such [Uncertificated Securities] [Partnership Interests] [Limited Liability Company Interests] being herein collectively called the “Issuer Pledged Interests”); and

WHEREAS, the Pledgor desires the Issuer to enter into this Agreement in order to perfect the security interest of the Collateral Agent under the Pledge Agreement in the Issuer Pledged Interests, to vest in the Collateral Agent control of the Issuer Pledge Interests and to provide for the rights of the parties under this Agreement;

NOW THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. The Pledgor hereby irrevocably authorizes and directs the Issuer, and the Issuer hereby agrees, to comply with any and all instructions and orders originated by the Collateral Agent (and its successors and assigns) regarding any and all of the Issuer Pledged Interests without the further consent by the registered owner (including the Pledgor), and not to comply with any instructions or orders regarding any or all of the Issuer Pledged Interests originated by any person or entity other than the Collateral Agent (and its successors and assigns) or a court of competent jurisdiction.

ANNEX F

To Pledge Agreement

2. The Issuer hereby certifies that (a) no notice of any security interest, lien or other encumbrance or claim affecting the Issuer Pledged Interests (other than the security interest of the Collateral Agent) has been received by it, and (b) the security interest of the Collateral Agent in the Issuer Pledged Interests has been registered in the books and records of the Issuer.

3. The Issuer hereby represents and warrants that (a) the pledge by the Pledgors of, and the granting by the Pledgor of a security interest in, the Issuer Pledged Interests to the Collateral Agent, for the benefit of the Secured Creditors, does not violate the charter, by-laws, partnership agreement, membership agreement or any other agreement governing the Issuer or the Issuer Pledged Interests, and (b) the Issuer Pledged Interests are fully paid and nonassessable.

4. All notices, statements of accounts, reports, prospectuses, financial statements and other communications to be sent to the Pledgor by the Issuer in respect of the Issuer will also be sent to the Collateral Agent at the following address:

Wells Fargo Bank, National Association

MAC D 1109-019

1525 West W.T. Harris Blvd.

Charlotte, North Carolina 28262

Tel: (704) 590-2703

Fax: (704) 715-0092

Attention: Syndication Agency Services

5. Until the Collateral Agent shall have delivered written notice to the Issuer that all of the Obligations have been paid in full and this Agreement is terminated, the Issuer will send any and all redemptions, distributions, interest or other payments in respect of the Issuer Pledged Interests from the Issuer for the account of the Pledgor only by wire transfers to such account as the Collateral Agent shall instruct.

6. Except as expressly provided otherwise in Sections 4 and 5, all notices, instructions, orders and communications hereunder shall be sent or delivered by mail, telex, telecopy or overnight courier service and all such notices and communications shall, when mailed, telexed, telecopied or sent by overnight courier, be effective when deposited in the mails or delivered to the overnight courier, prepaid and properly addressed for delivery on such or the next Business Day, or sent by telex or telecopier, except that notices and communications to the Collateral Agent shall not be effective until received by the Collateral Agent. All notices and other communications shall be in writing and addressed as follows:

(a) if to the Pledgor, at:

[Name of Pledgor]
[Address]
Attention:

ANNEX F

To Pledge Agreement

Tel.:
Fax:

(b) if to the Collateral Agent, at the address for the Collateral Agent set forth above:

(c) if to the Issuer, at:

[Name of Issuer] [Address]
Attention:

Telephone No.:
Telecopier No.:

or at such other address as shall have been furnished in writing by any Person described above to the party required to give notice hereunder. As used in this Section 6, “Business Day” means any day other than a Saturday, Sunday, or other day in which banks in New York or Toronto, Ontario are authorized to remain closed.

7. This Agreement shall be binding upon the successors and assigns of the Pledgor and the Issuer and shall inure to the benefit of and be enforceable by the Collateral Agent and its successors and assigns. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument. In the event that any provision of this Agreement shall prove to be invalid or unenforceable, such provision shall be deemed to be severable from the other provisions of this Agreement which shall remain binding on all parties hereto. None of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever except in writing signed by the Collateral Agent, the Issuer and the Pledgor which at such time owns any Issuer Pledged Interests.

8. This Agreement shall be construed in accordance with and be governed by the law of the Province of Ontario and the federal laws of Canada applicable therein, without regard to its conflicts of laws principles.

[Remainder of page intentionally left blank; signature page follows]

ANNEX F

To Pledge Agreement

IN WITNESS WHEREOF, the Pledgor, the Collateral Agent and the Issuer have caused this Agreement to be executed by their duly elected officers duly authorized as of the date first above written.

[	],

as Pledgor

By:
Name
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, not in its individual capacity but solely as Collateral Agent

By:
Name:
Title:

[	],

the Issuer

By:
Name:
Title:

ANNEX G TO THE PLEDGE AGREEMENT

LIST OF EXCLUDED EQUITY INTERESTS

EXHIBIT I

FORM OF DUTCH PLEDGE AGREEMENT

[See Attached]

Dutch Pledge Agreement

PLEASE NOTE: THIS IS NOT A NOTARIAL DEED

OR A TRUE COPY OF THE DEED AS EXECUTED IN NOTARIAL FORM

DEED OF PLEDGE OF SHARES

SILGAN HOLDINGS B.V.

On the fourteenth day of January two thousand and fourteen appear before me, Martijn Michiel van der Bie, civil law notary in Amsterdam, the Netherlands:

(1)	Gordon Clifford Tichelaar, candidate civil law notary, born in Amsterdam, the Netherlands, on the tenth day of September nineteen hundred and seventy-four, having his office address at Amstelplein 8A, 1096 BC Amsterdam, the Netherlands, for the purpose hereof acting as attorney authorised in writing of:

(a)	Silgan Holdings Inc., a company under the laws of the State of Delaware, United States of America, having its address at 4 Landmark Square, Suite 400, Stamford CT 06904, United States of America, registered with the Secretary of State of the State of Delaware, United States of America, under number 2192667, for the purpose hereof acting as general partner of Silgan Partnership C.V., a limited partnership (commanditaire vennootschap) under the laws of the Netherlands, established in the Netherlands, and having its address at Woudenbergseweg 11, 3953 ME Maarsbergen, the Netherlands, registered with the trade register under number 59471239 (the “Pledgor”);

(b)	Silgan Holdings B.V., a private limited liability company under the laws of the Netherlands, having its seat in Amsterdam, the Netherlands, and its address at Woudenbergseweg 11, 3953 ME Maarsbergen, the Netherlands, registered with the trade register under number 51062380 (the “Company”);

(2)	Pauline Henrieke Toet, born in The Hague, the Netherlands, on the fourth day of February nineteen hundred and eighty-six, having her office address at Amstelplein 8A, 1096 BC Amsterdam, the Netherlands, for the purpose hereof acting as attorney authorised in writing of:

Wells Fargo Bank, National Association, a company organised and existing under the laws of the State of North Carolina, United States of America, having its business office at MAC D1109-019, 1525 West W.T. Harris Boulevard, Charlotte, NC 28262, United States of America, acting in its capacity of Collateral Agent under the Credit Documents, (the “Pledgee”).

The existence of the powers of attorney appears from three private instruments, which are attached to this Deed (annexes).

The persons appearing declare that:

BACKGROUND

(A)

Silgan Holdings Inc., Silgan Containers LLC, Silgan Plastics LLC, Silgan Containers Manufacturing Corporation, Silgan Can Company, Silgan Plastics Canada Inc., Silgan Holdings B.V., Silgan International Holdings B.V., each other

1

PLEASE NOTE: THIS IS NOT A NOTARIAL DEED

OR A TRUE COPY OF THE DEED AS EXECUTED IN NOTARIAL FORM

Borrower party from time to time thereto, the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent, Bank of America, N.A., as Syndication Agent, Citigroup Global Markets Inc. and Goldman Sachs Bank USA as Co-Documentation Agents, and Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Goldman Sachs Bank USA, as Joint Lead Arrangers and Joint Book Managers, have entered into a Credit Agreement, dated as of the fourteenth day of January two thousand and fourteen (as amended, modified or supplemented from time to time, the “Credit Agreement”), providing for the making of Loans to, and the issuance of Letters of Credit for the account of, the Borrowers as contemplated therein;

(B)	In order to secure the prompt payment and performance of all amounts due from the Dutch Borrowers to the Pledgee under or pursuant to the Secured Obligations, the Pledgor has agreed to enter into this Deed and to grant security subject to the terms set forth herein;

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS AND INTERPRETATION

1.1.	Definitions

In this Deed (including the Background above):

“Articles of Association” means the articles of association (in Dutch: statuten) of the Company as in force at the date of this Deed and as amended from time to time.

“Business Day” means a day (other than a Saturday or a Sunday) on which banks are open for general business in Amsterdam, the Netherlands, and New York, New York, United States of America.

“DCC” means the Dutch Civil Code (in Dutch: Burgerlijk Wetboek).

“Deed” means this notarial deed of pledge of shares.

“Dispute” has the meaning attributed to that term in Clause 27.1 (Exclusive jurisdiction).

“Dividend Event Notice” has the meaning attributed to that term in Clause 5.1 (Entitlement to Dividends prior to a Dividend Event Notice).

“Dividends” means, in relation to any Share, all present and future dividends, cash dividends, distributions from reserves, repayments of share capital and all other distributions and payments that shall become payable on any or more of the Shares of any kind and in any form whatsoever.

“Enforcement Event” means an Event of Default that is continuing, provided that it also constitutes a default (in Dutch: verzuim) within the meaning of Sections 6:81 and 3:248 DCC with respect to the fulfillment of the Secured Obligations.

“Event of Default” has the meaning attributed to that term in Article X (Events of Default) of the Credit Agreement.

“Future Pledged Assets” means the Future Shares and any and all Dividends relating to the Future Shares.

“Future Shares” means:

2

PLEASE NOTE: THIS IS NOT A NOTARIAL DEED

OR A TRUE COPY OF THE DEED AS EXECUTED IN NOTARIAL FORM

a.	any and all issued shares in the capital of the Company that may be issued to or acquired by the Pledgor after the date of this Deed; and

b.	all warrants, options and other rights to subscribe for, purchase or otherwise acquire a share in the capital of the Company that may be issued to or acquired by the Pledgor after the date of this Deed.

“Parallel Debt Covenant” means (i) the Dutch Borrowers’ covenant to pay the Collateral Agent created pursuant to Section 12.21 (Parallel Debt) of the Credit Agreement and (ii) the Dutch Guarantors’ covenant to pay the Collateral Agent created pursuant to Section 28 (Parallel Debt) of the Dutch Guarantee.

“Parallel Obligations” means the full and prompt payment when due of any and all obligations to pay an amount of money (in Dutch: verplichtingen tot betaling van een geldsom), whether present or future, actual or contingent, that may at any time be owing by the Dutch Borrowers and the Dutch Guarantors or any of them to the Pledgee under or pursuant to the Parallel Debt Covenant.

“Pledge” means each pledge (in Dutch: pandrecht) created pursuant to this Deed.

“Pledged Assets” means the Shares and any and all Dividends.

“Present Shares” means all of the issued, registered and paid-up shares in the capital of the Company held by the Pledgor being eighteen thousand (18,000) shares, with a nominal value of one euro (EUR 1.00) each, numbered 1 up to and including 18,000.

“Secured Obligations” means the Parallel Obligations, the Corresponding Obligations to the extent owing to the Pledgee, and the Guaranteed Obligations (as defined in the Dutch Guarantee) to the extent owing to the Pledgee.

“Shares” means the Present Shares and the Future Shares collectively.

“Voting Rights” means all voting rights attached to the Shares held by the Pledgor from time to time.

“Voting Event Notice” has the meaning attributed to such term in Clause 4.1 (Transfer of Voting rights to the Pledgee).

1.2.	Defined and referred terms in this Deed

In this Deed all terms and expressions shall, in the absence of contrary intention or unless otherwise defined, have the meanings attributed to such terms and expressions in the Credit Agreement (including by reference to any other document) and such terms and expressions are deemed to be incorporated into this Deed.

1.3.	Construction

The provisions of Section 10.02 (Principles of Construction) of the Credit Agreement shall also apply to this Deed, mutatis mutandis.

1.4.	Acceptance of the terms of the Credit Documents

The Pledgor hereby declares that prior to the execution of this Deed it has read and understood the Credit Documents and hereby acknowledges and accepts as binding those terms and provisions that pertain to it.

1.5.	Headings and clauses

3

PLEASE NOTE: THIS IS NOT A NOTARIAL DEED

OR A TRUE COPY OF THE DEED AS EXECUTED IN NOTARIAL FORM

The headings in this Deed shall not affect its interpretation. References to Clauses in this Deed shall, unless the context otherwise requires, be construed as references to the Clauses of this Deed.

1.6.	Designation

In accordance with the Credit Agreement, each of the Parties designates this Deed as a Credit Document.

2.	UNDERTAKING TO PLEDGE

The Parties hereby agree that the Pledgor shall grant to the Pledgee a disclosed pledge (in Dutch: openbaar pandrecht) over its Pledged Assets, where relevant in advance (in Dutch: bij voorbaat), in order to secure the prompt payment of the Secured Obligations.

3.	CREATION OF THE PLEDGE

3.1.	Pledge and acceptance

The Pledgor hereby grants to the Pledgee a disclosed pledge (in Dutch: openbaar pandrecht) over the Pledged Assets, where relevant in advance (in Dutch: bij voorbaat), in order to secure the prompt payment of the Secured Obligations. The Pledgee hereby accepts such Pledge, where relevant in advance.

3.2.	Acknowledgement of the Pledge

The Company acknowledges the Pledge.

3.3.	Invalidity of Parallel Debt Covenant

The Pledgor and the Pledgee (for the purpose of this Clause 3.3, acting as agent for each of the Secured Creditors) agree that if and to the extent that at the time of the creation of the Pledge or at any time hereafter, a Corresponding Obligation cannot be validly secured through the Parallel Debt Covenant, such Corresponding Obligation itself shall be a Secured Obligation.

4.	VOTING RIGHTS

4.1.	Transfer of Voting Rights to the Pledgee

The Pledgor hereby transfers the Voting Rights to the Pledgee under the conditions precedent (in Dutch: opschortende voorwaarden) that (i) an Event of Default has occurred and is continuing and (ii) the Company and the Pledgor have been given notice thereof, such notice in this Deed referred to as a “Voting Event Notice”.

4.2.	Shareholders resolution to transfer the Voting Rights

The general meeting of the Company has granted its approval to the establishment of the Pledge and the conditional transfer of the Voting Rights as referred to in Clause 4.1 (Transfer of the Voting Rights to the Pledgee), by written resolution adopted on the tenth day of January two thousand and fourteen. A copy of which is attached to this Deed (annex).

4.3.	No rights of depositary receipt holders

Prior to a Voting Event Notice, the Pledgee shall not have the rights conferred by law on holders of depositary receipts for shares to which meeting rights as referred to in Section 2:227 paragraph 1 DCC (in Dutch: vergaderrecht) are attached.

4.4.	Voting Rights upon receipt of Voting Event Notice

4

PLEASE NOTE: THIS IS NOT A NOTARIAL DEED

OR A TRUE COPY OF THE DEED AS EXECUTED IN NOTARIAL FORM

Upon receipt of a Voting Event Notice by the Company and the Pledgor, the Pledgor shall no longer be entitled to exercise the Voting Rights pursuant to Clause 4.1 (Transfer of Voting Rights to the Pledgee). As from that moment, the Pledgee shall have the sole and exclusive right and authority to exercise the Voting Rights and shall be entitled to exercise or refrain from exercising such rights in such manner as the Pledgee may in its sole discretion deem fit.

4.5.	Voting Rights upon a remedy or waiver of an Event of Default

If an Event of Default has been remedied by a Credit Party or waived in accordance with the terms of the Credit Documents after the Voting Event Notice has been received by the Company and the Pledgor, the Pledgee shall promptly, after written request by the Pledgor, grant a revocable power of attorney to the Pledgor to exercise the Voting Rights, provided that such power of attorney shall be deemed revoked upon receipt by the Company and the Pledgor of another Voting Event Notice from the Pledgee.

4.6.	Voting Event Notice is sufficient proof

By signing this Deed, the Company confirms (and the Pledgor agrees) that receipt of the Voting Event Notice shall be sufficient for the Company to accept the Pledgee as being exclusively entitled to such rights and other powers as referred to in Clause 4.1 (Transfer of Voting Rights to the Pledgee).

5.	DIVIDENDS

5.1.	Entitlement to Dividends prior to a Dividend Event Notice

The Pledgee hereby authorises the Pledgor to collect, receive, retain and utilise any and all Dividends. The Pledgee may terminate the authorisation as referred to in the preceding sentence if an Event of Default has occurred that is continuing, by giving notice to that effect to the Company and the Pledgor, such notice in this Deed referred to as a “Dividend Event Notice”.

5.2.	Entitlement to Dividends following a Dividend Event Notice

If a Dividend Event Notice has been sent:

5.2.1	all rights of the Pledgor to receive Dividends it would otherwise be authorised to receive and retain pursuant to Clause 5.1 (Entitlement to dividends prior to a Dividend Event Notice) shall automatically cease, and thereupon the Pledgee shall have the sole right to receive and hold those Dividends; and

5.2.2	all Dividends that are received by the Pledgor contrary to the provisions of the preceding paragraph shall be received and held as custodian (in Dutch: bewaarnemer) for the benefit of the Pledgee, shall be segregated from the other assets and funds of the Pledgor, and shall be immediately paid or delivered (with any necessary endorsements) to the Pledgee or its authorised designee as Pledged Assets in the exact form as received, to be held by the Pledgee as Pledged Assets and as further collateral security for the Secured Obligations.

5.3.	Entitlement to Dividends following remedy or waiver

5

PLEASE NOTE: THIS IS NOT A NOTARIAL DEED

OR A TRUE COPY OF THE DEED AS EXECUTED IN NOTARIAL FORM

If, in the sole discretion of the Pledgee, an Event of Default has been remedied by a Credit Party in accordance with the terms of the Credit Documents, the Pledgee shall promptly, after written request by the Pledgor, authorise the Pledgor to receive, retain and utilise Dividends and the Dividend Event Notice shall then be deemed to have been withdrawn upon the receipt by the Company of a written notice from the Pledgee to that effect. Clause 5.1 (Entitlement to dividends prior to a Dividend Event Notice) and 5.2 (Entitlement to Dividends following a Dividend Event Notice) shall equally apply to any authorisation so granted.

5.4.	Dividend Event Notice is sufficient proof

By signing this Deed, the Company confirms (and the Pledgor agrees) that a Dividend Event Notice shall be sufficient for the Company to accept the Pledgee as being exclusively entitled to receive, retain and utilise any and all Dividends. Furthermore, the Company confirms that a written notice from the Pledgee stating that an Event of Default has been remedied shall be sufficient for the Company to accept the Pledgor as being exclusively entitled to the Dividends.

6.	REPRESENTATIONS AND WARRANTIES

6.1.	Reliance

The Pledgor makes each of the representations and warranties set out in this Clause 6 (Representations and warranties) to the Pledgee and acknowledges that the Pledgee has entered into this Deed and the documents provided for therein, in reliance on the representations and warranties set out herein.

6.2.	Representations and warranties of the Pledgor

The Pledgor represents and warrants that:

6.2.1	Status of the Pledgor: it has been duly incorporated and validly exists under the laws of its place of incorporation;

6.2.2	Status of the Company: the Company is a private company with limited liability (in Dutch: besloten vennootschap met beperkte aansprakelijkheid) incorporated and existing under Dutch law and the Company has not been dissolved, and no resolution has been adopted to dissolve the Company;

6.2.3	Capacity: it is the sole legal and beneficial owner of the Present Shares free and clear of any encumbrances, except for the security created pursuant to this Deed; the Pledgor is authorised to grant a first priority pledge on the Pledged Assets and has not transferred in advance pursuant to (in Dutch: bij voorbaat) any Future Pledged Assets, nor created in advance any encumbrances on such Future Pledged Assets; no depositary receipts (in Dutch: certificaten op naam van aandelen) have been issued with respect to the Pledged Assets or will be issued in respect thereof or in respect of Future Pledged Assets, and no person or entity has any right or option to purchase, subscribe, encumber or otherwise acquire any Pledged Assets except for the pledges created by this Deed or the security to be created in accordance with this Deed;

6

PLEASE NOTE: THIS IS NOT A NOTARIAL DEED

OR A TRUE COPY OF THE DEED AS EXECUTED IN NOTARIAL FORM

6.2.4	Due authorisation: it has taken all necessary corporate action to authorise the execution and performance of this Deed;

6.2.5	Shares: the Present Shares have been duly authorised, validly issued and fully paid;

6.2.6	No adverse claims or actions: it is not aware of any material adverse claims against any of the Pledged Assets and the Pledgor has not taken any action or allowed the Company or any of the managing directors of the Company to take any action that impedes the Pledgee’s rights under this Deed;

6.2.7	Ranking: the Pledge is a first ranking pledge (in Dutch: pandrecht eerste in rang);

6.2.8	No prior attachments and encumbrances: no attachments (in Dutch: beslagen) have been levied against the Pledged Assets, no limited rights in rem (in Dutch: beperkte rechten) have been created over the Pledged Assets, whether or not in advance, in favour of third parties, nor have any other rights been created over the Pledged Assets;

6.2.9	No prior transfer: it has not previously delivered, transferred or otherwise disposed of the Pledged Assets in whole or in part, whether or not in advance, to a third party or made any undertaking to third parties to do any of the foregoing;

6.2.10	Transferable assets: the Pledged Assets qualify as transferable assets (in Dutch: goederen die voor overdracht vatbaar zijn) as referred to in Section 3:228 in conjunction with Section 3:83 DCC;

6.2.11	Articles of Association: the Articles of Association are the articles of association of the Company as they read since the deed of incorporation of the Company, executed on the fifteenth day of October two thousand and ten before a deputy of P.H.N. Quist, civil law notary in Amsterdam, the Netherlands, and are in force on the date hereof; and

6.2.12	Authority to issue shares: the general meeting of the Company has not resolved to transfer the authority to issue shares in its share capital to another corporate body of the Company.

6.3.	Representations and warranties of the Company

The Company represents and warrants to the Pledgee that:

6.3.1	Status: it is a private company with limited liability (in Dutch: besloten vennootschap met beperkte aansprakelijkheid) incorporated and existing under Dutch law and the Company has not been dissolved;

6.3.2	No depositary receipts: no depositary receipts for shares (in Dutch: certificaten op naam van aandelen) to which meetings rights as referred to in Section 2:227 paragraph 2 DCC (in Dutch: vergaderrechten) have been issued;

6.3.3	Representations and warranties of the Pledgor are correct: all representations and warranties by the Pledgor contained in this Deed are correct and accurate; and

7

PLEASE NOTE: THIS IS NOT A NOTARIAL DEED

OR A TRUE COPY OF THE DEED AS EXECUTED IN NOTARIAL FORM

6.3.4	No legal merger of legal split: it has not authorised a legal merger (in Dutch: juridische fusie) or legal split (in Dutch: juridische splitsing) of the Company.

6.4.	Times for making representations

6.4.1	The representations and warranties set forth in this Clause 6 (Representations and warranties) are made by the Pledgor and the Company respectively on the date of this Deed and at any time Future Pledged Assets are being pledged pursuant to this Deed.

6.4.2	Each representation or warranty to be made after the date of this Deed shall be deemed to be made by reference to the facts and circumstances existing at the date the representation or warranty is deemed to be made.

7.	GENERAL UNDERTAKINGS

7.1.	Duration of the undertakings

The undertakings in this Clause 7 (General undertakings) and Clause 8 (Information undertakings) remain in force until the Secured Obligations have been fully and finally paid or discharged.

7.2.	Affirmative undertakings of the Pledgor

The Pledgor shall:

7.2.1	at its own expense execute and do all such acts as the Pledgee may request for creating, perfecting or protecting the Pledge, including but not limited to the signing of such additional deeds and/or documents that the Pledgee may require to be executed in respect of any Future Pledged Asset;

7.2.2	upon the request of the Pledgee, immediately provide whatever assistance is necessary in order to enable the Pledgee to exercise its rights.

7.3.	Negative undertakings of the Pledgor

Except with the written consent of the Pledgee, or as expressly provided in the Credit Documents, the Pledgor shall:

7.3.1	not pledge, otherwise encumber or transfer any Pledged Assets or Future Pledged Assets whether or not in advance, other than pursuant to this Deed or perform any act that may materially harm any right of the Pledgee or permit to subsist any kind of encumbrance over the Pledged Assets and Future Pledged Assets without the Pledgee’s prior written consent;

7.3.2	not co-operate in the issue of depositary receipts (in Dutch: certificaten op naam van aandelen) in respect of the Shares without the Pledgee’s prior written consent;

7.4.	Affirmative undertakings of the Company

The Company shall register the Pledge in its shareholders’ register.

7.5.	Negative undertakings of the Company

Except with the written consent of the Pledgee or as expressly provided in the Credit Documents, the Company shall not:

7.5.1	co-operate in the transfer of the Shares;

8

PLEASE NOTE: THIS IS NOT A NOTARIAL DEED

OR A TRUE COPY OF THE DEED AS EXECUTED IN NOTARIAL FORM

7.5.2	co-operate in the issue of depositary receipts (in Dutch: certificaten op naam van aandelen) in respect of the Shares.

8.	INFORMATION UNDERTAKINGS

8.1.	Pledgor to provide all general information

At the Pledgee’s first request, the Pledgor must provide all information, evidence and documents relating to the Pledged Assets that the Pledgee may deem necessary to exercise its rights under this Deed (including the enforcement of the Pledge) and the perfection or protection of its security over the Pledged Assets. Upon a written request the Pledgor shall provide the Pledgee with statements identifying all Pledged Assets and specifying, insofar as reasonably possible, such matters and information as the Pledgee may from time to time request. The Pledgee shall at all times during regular business hours be granted access to the premises of the Pledgor to inspect the books of the Pledgor relating to the Pledged Assets.

8.2.	Attachments and disputes in respect of the Pledged Assets

The Pledgor shall notify the Pledgee without delay of any attachment (in Dutch: beslag) levied on any Pledged Asset or any dispute with respect to any Pledged Asset. The Pledgor shall send the Pledgee a copy of the documents relating to such attachment or dispute.

8.3.	Duty to notify

The Pledgor shall immediately:

8.3.1	notify the Pledgee of all circumstances of which it becomes aware that could adversely affect the interests of the Pledgee, including but not limited to an application being filed for the Pledgor’s bankruptcy (in Dutch: faillissement) or provisional suspension of payments (in Dutch: voorlopige surseance van betaling) or suspension of payments (in Dutch: surseance van betaling), the Pledgor being adjudicated bankrupt, the Pledgor being granted (provisional) suspension of payments, the Pledgor being unable to fully pay its debts including, without limitation, taxes or social security premiums, or planning to notify the relevant authorities thereof, or an event analogous to any of the above occurring under the laws of any other jurisdiction than the Netherlands;

8.3.2	inform any and all persons who seek to assert a right in respect of the Pledged Assets of the Pledge, notwithstanding the right of the Pledgee to give such notice.

8.3.3	inform in writing persons such as a liquidator in bankruptcy (in Dutch: curator), an administrator in a (preliminary) suspension of payment (in Dutch: bewindvoerder) or similar officers under a jurisdiction other than the Dutch jurisdiction or persons making an attachment, of the existence of the rights of the Pledgee created pursuant to this Deed;

8.3.4	notify the Pledgee of any issue or acquisition of Future Shares; and

9

PLEASE NOTE: THIS IS NOT A NOTARIAL DEED

OR A TRUE COPY OF THE DEED AS EXECUTED IN NOTARIAL FORM

8.3.5	notify the Pledgee of any change in the facts and circumstances with respect to which representations and warranties have been made pursuant to this Deed.

9.	GENERAL PROVISIONS

Where any discharge (whether in respect of obligations under this Deed, any other security for any of the Secured Obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition that is subsequently avoided or must be restored on bankruptcy, liquidation or otherwise, the Pledge and the liability of the Pledgor shall continue as if there had been no discharge or arrangement and the foregoing shall serve as a condition precedent to any such discharge or arrangement.

10.	ENFORCEMENT AND APPLICATION OF PROCEEDS

10.1.	Entitlement of the Pledgee to enforce the Pledge

Upon the occurrence of an Enforcement Event the Pledgee shall be entitled to enforce the Pledge and cause the Pledged Assets to be sold, subject to mandatory provisions of Dutch law.

10.2.	No obligation to give prior notice of enforcement

In the event that the Pledgee proceeds to a sale, it shall not be bound by the period of notice of intent to sell as referred to in Section 3:249 paragraph 1 DCC, nor shall it be bound by the period of notice of sale set forth in Section 3:252 DCC.

10.3.	Pre-emption rights

To the extent permitted under the laws of the Netherlands, the Pledgor hereby irrevocably waives, renounces and agrees not to exercise any pre-emption rights or rights of first refusal (if any) upon such a sale by the Pledgee which waiver the Pledgee hereby accepts.

10.4.	Waiver of rights

10.4.1	The Pledgor hereby renounces its right to request the court to order that any of the Pledged Assets should be sold in a manner different from the manner referred to in Section 3:250 DCC.

10.4.2	The Pledgor hereby waives its rights under Section 3:234 DCC.

10.5.	Terms and conditions

Notwithstanding any other rights the Pledgee may have under Dutch law, the Pledgee, taking into consideration local practice and customary terms and conditions, shall determine the terms and conditions and location of the public sale. The Pledgee is hereby irrevocably authorised by the Pledgor in the event of such a sale:

10.5.1	to offer the Shares and, where applicable, the Dividends for sale in the manner prescribed by the Articles of Association or to seek the approval of the corporate body designated under the Articles of Association as empowered to approve all proposed transfers of Shares, as the case may be, and to exercise the Pledgor’s rights in connection with the sale and transfer of the Shares as provided in Section 2:198 paragraph 6 DCC;

10

PLEASE NOTE: THIS IS NOT A NOTARIAL DEED

OR A TRUE COPY OF THE DEED AS EXECUTED IN NOTARIAL FORM

10.5.2	to cause notice of such sale of the Shares and, where applicable, the Dividends, to be served, also on behalf the Pledgor, upon the Company in accordance with the laws of the Netherlands and the Articles of Association; and

10.5.3	to cause any of the Shares and, where applicable, the Dividends to be registered in the name of the new owners following the sale to the extent required on behalf of the Pledgor, to do all such acts and to sign all such documents as are necessary for that purpose pursuant to the laws of the Netherlands or the provisions of the Articles of Association.

10.6.	Permits, exemptions and consents

The Pledgor shall co-operate with the Pledgee in obtaining any necessary permits, exemptions or consents of competent authorities and in ensuring that the sale of the Shares and, where applicable, the Dividends does not violate any applicable securities laws.

10.7.	Application of proceeds

Without prejudice to the provisions of Section 3:253 DCC, the Pledgee shall apply all proceeds from the enforcement of the Pledge in accordance with the terms of Section 10.12 of the Credit Agreement.

11.	POWER OF ATTORNEY

11.1.	Pledgor and the Company granting a power of attorney to the Pledgee

The Pledgor and the Company hereby irrevocably appoint the Pledgee as their attorney - with full power to appoint substitutes - in order to, on behalf of the Pledgor and the Company, at any time and from time to time, carry out any and all acts relating to this Deed, and to perform all acts, and to draw up and execute all further documents that the Pledgee, in its sole discretion, may deem necessary or desirable in view of the performance of the obligations under and in connection with this Deed - including, but not limited to, the creation and acknowledging of any further pledges in accordance with this Deed - and to enable or to assist in any way in the exercise of the power of sale of the Pledged Assets, whether arising pursuant to this Deed, implied by Dutch law or otherwise.

11.2.	Limitation of power of attorney

The Pledgee shall only exercise the power of attorney referred to in this Clause 11 (Power of attorney) following the occurrence and during the continuation of an Event of Default, solely for the purposes of preservation or perfection of the Pledge or to secure the performance of an obligation of the Pledgor pursuant to this Deed, and provided that the Pledgor fails or unreasonably refuses to perform any of the foregoing after having received notice from the Pledgee to do the same.

11.3.	Pledgee may act as the Pledgor’s and the Company’s counterparty

The Parties agree that the Pledgee may act as a counterparty to any agreement the Pledgor and the Company may enter into when exercising the powers of attorney granted by the Pledgor and the Company to the Pledgee pursuant to this Deed.

12.	RELEASE AND TERMINATION OF THE PLEDGE

11

PLEASE NOTE: THIS IS NOT A NOTARIAL DEED

OR A TRUE COPY OF THE DEED AS EXECUTED IN NOTARIAL FORM

12.1.	Release

The Pledgee hereby agrees to release the Pledge if the Secured Obligations (together with all amounts due from the Pledgor hereunder) have been fully and finally paid or discharged and if all conditions for the release of security interests by the Pledgee referred to in the Credit Documents have been fulfilled. In such event the Pledgee agrees - at the Pledgor’s expense - to sign any documents and to take any other action as the Pledgor may reasonably request to accomplish and evidence the release of the Pledge.

12.2.	Termination

The Pledgee will be entitled to (partially or wholly) terminate (in Dutch: opzeggen) the Pledge in accordance with Section 3:81 paragraph 2 under (d) DCC at the Pledgor’s expense. The Pledgee can only terminate by providing a written notice to the Pledgor.

13.	EXCLUSION OF LIABILITY AND INDEMNIFICATION

13.1.	Exclusion of liability

Except to the extent of its willful misconduct or gross negligence, the Pledgee shall not be liable for any loss or damage resulting from any sale or disposal of the Pledged Assets (or any interest therein), or arising out of the exercise of or failure to exercise any of its powers pursuant to this Deed, or for any negligence or default in the payment of any amount or notification to the Pledgor of any such matter, or arising out of any failure to collect in full or in part any of the Pledged Assets, or for any other loss whatsoever in connection with the Pledged Assets.

13.2.	Indemnification

Except in the event of the willful misconduct or gross negligence of the Pledgee, the Pledgor shall indemnify (in Dutch: schadeloos stellen) the Pledgee against, and hold the Pledgee harmless from (in Dutch: vrijwaren), all losses, costs and damages of every nature and kind whatsoever, sustained or suffered by the Pledgee or for which the Pledgee has become liable in connection with enforcing its rights under this Deed, including such losses, costs and damages claimed by third parties and including legal costs to defend such claims.

14.	CONTINUATION OF RIGHTS

The Pledgor hereby acknowledges that, except as may be otherwise agreed between the Parties, any change, amendment, release, waiver or modification of the terms and conditions of this Deed and/or the other Credit Documents shall not discharge or otherwise prejudice the rights created pursuant to this Deed, nor shall the liability of the Pledgor hereunder be in any way lessened or affected by such change, amendment, release, waiver or modification except to the extent it follows expressly from any such change, amendment, release, waiver or modification.

15.	REPLACEMENT OF THE PLEDGEE

15.1.	Consent to a co-operation with transfer of rights

Subject to and insofar as permitted by the provisions of the Credit Documents, the Pledgee may transfer all or part of its contractual rights and obligations pursuant to

12

PLEASE NOTE: THIS IS NOT A NOTARIAL DEED

OR A TRUE COPY OF THE DEED AS EXECUTED IN NOTARIAL FORM

this Deed by means of assignment (in Dutch: cessie), transfer of debt (in Dutch: schuldoverneming) or a transfer of legal relationship (in Dutch: contractsoverneming). The Pledgor and the Company hereby in advance irrevocably (i) grant their consent (in Dutch: toestemming) to any such assignment or transfer by the Pledgee, and (ii) co-operate with (in Dutch: verleent medewerking aan) any such assignment or transfer by the Pledgee.

15.2.	Transferee’s entitlement to the Pledge

The Parties explicitly agree and declare that upon transfer, assignment or pledge of the Secured Obligations, or a part thereof, the transferee, assignee or pledgee will become entitled to the Pledge pro rata parte.

15.3.	Undertaking to transfer all rights and powers

If the Pledgee is replaced in the manner set forth in the Credit Documents, the Pledgor will co-operate with the Pledgee when the Pledgee procures that any successor of the Pledgee shall become vested with all the rights and powers of the Pledgee pursuant to this Deed. The costs for this replacement will be for the account of the Pledgee.

16.	RECOURSE AND SUBROGATION (NON-PETITION)

16.1.	Non-petition

Unless:

16.1.1	all amounts that may be or become payable by the Credit Parties under the Credit Documents have been irrevocably paid in full; or

16.1.2	the Pledgee otherwise directs, the Pledgor will not, after a claim has been made or by virtue of any payment or performance by it:

16.1.3	exercise any right of recourse (in Dutch: regres) or subrogation (in Dutch: subrogatie);

16.1.4	claim, rank, prove or vote as a creditor of any Credit Party in competition with any Lender, Agent or any other Secured Creditor; or

16.1.5	receive, claim or have the benefit of any payment, distribution or security from or on account of any Credit Party, or exercise any right of set-off (in Dutch: verrekening) against any Credit Party.

16.2.	Separate account

The Pledgor must hold in a segregated account and promptly pay or transfer to the Pledgee any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Pledgee under this Clause 16 (Recourse and subrogation (non-petition)).

17.	EVIDENCE OF SECURED OBLIGATIONS

An excerpt from the Pledgee’s books and records shall constitute full and conclusive evidence of the existence and amount of the Secured Obligations, subject to evidence to the contrary.

18.	WAIVER

13

PLEASE NOTE: THIS IS NOT A NOTARIAL DEED

OR A TRUE COPY OF THE DEED AS EXECUTED IN NOTARIAL FORM

The Pledgor irrevocably waives, to the fullest extent permitted by law, any right it may have at any time:

18.1.1	to rescind (in Dutch: ontbinden) the agreement to grant the Pledge pursuant to Section 6:265 DCC;

18.1.2	to suspend (in Dutch: opschorten) any of its obligations under this Deed pursuant to Section 6:52, 6:262 or 6:263 DCC or on any other ground; and

18.1.3	to nullify (in Dutch: vernietigen) the agreement to grant the Pledge or request the change thereof pursuant to Section 6:228 DCC.

19.	COSTS AND EXPENSES

19.1.	Transaction expenses

The Pledgor shall, promptly on demand, pay the Pledgee the amount of all costs and expenses (including, but not limited to legal fees, fees of the civil law notary (if applicable) and registration costs (if applicable)) reasonably incurred by the Pledgee in connection with the negotiation, preparation, execution and performance of this Deed and any other documents referred to in this Deed.

19.2.	Amendment costs

If: (a) the Pledgor requests an amendment, waiver or consent; or (b) the Pledgee requests any amendment, the Pledgor shall, within ten (10) Business Days of demand, reimburse the Pledgee for the amount of all costs and expenses (including legal fees and fees of the civil law notary (if applicable)) reasonably incurred by the Pledgee in responding to, evaluating, negotiating or complying with that request or requirement.

19.3.	Enforcement costs

The Pledgor shall, within ten (10) Business Days of demand, pay to the Pledgee the amount of all costs and expenses (including legal fees and fees of the civil law notary (if applicable)) incurred by the Pledgee in connection with the enforcement of, or the preservation of any rights under this Deed.

20.	NOTICES

20.1.	Communications in writing

All notices, demands, instructions and other communications required or permitted to made under or in connection with this Deed shall be made in writing in accordance with Section 12.03 of the Credit Agreement.

20.2.	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with this Deed is:

in the case of the Pledgor:

Address: 4 Landmark Square, Suite 400, Stamford CT 06901, United States of America

Fax: +1 203 975 4598

Attention of: General Counsel;

in the case of the Pledgee:

14

PLEASE NOTE: THIS IS NOT A NOTARIAL DEED

OR A TRUE COPY OF THE DEED AS EXECUTED IN NOTARIAL FORM

Address: MAC D1109-019, 1525 West W.T. Harris Blvd., Charlotte, NC 28262, United States of America

Fax: +1 704 715-0092

Attention of: Syndication Agency Services; and

in the case of Silgan Partnership CV:

Address: Silgan Holdings Inc., 4 Landmark Square, Suite 400, Stamford CT 06901, United States of America

Fax: +1 203 975 4598

Attention of: General Counsel,

or any substitute address or fax number or e-mail address or department or officer as a Party may notify the other Party by not less than five (5) Business Days’ notice.

20.3.	Delivery

Any communication or document made or delivered by one person to another under or in connection with this Deed will only be effective if received in legible form by the addressee and, if a particular department or officer is specified as part of its address details provided under Clause 20.2 (Addresses), if addressed to that department or officer.

20.4.	Language

Any notice given or documents provided under or in connection with this Deed must be in English or if not in English, and if so required by the Pledgee, accompanied by a certified translation into English at the expense of the Pledgor and, in this case, the English translation shall prevail unless the document is a constitutional, statutory or other official document.

21.	PARTIAL INVALIDITY

If, at any time, any provision of this Deed is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, this Deed shall be ineffective only in that jurisdiction and only to that extent, without invalidating the remainder of this Deed. The Parties shall in such event replace the illegal, invalid or unenforceable provision by a provision that is legal, valid and enforceable, and the effect of which, given the contents and purpose of this Deed, is to the greatest extent possible similar to the illegal, invalid or unenforceable provision.

22.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of the Pledgee, any right or remedy under this Deed shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Deed are cumulative and not exclusive of any rights or remedies provided by law or the Credit Documents.

23.	AMENDMENTS

The Parties hereby agree that any provisions of this Deed may only be amended by a written agreement between the Parties, to the extent required by Dutch law, executed before a Dutch civil law notary.

15

PLEASE NOTE: THIS IS NOT A NOTARIAL DEED

OR A TRUE COPY OF THE DEED AS EXECUTED IN NOTARIAL FORM

24.	ACQUISITION OF THE PRESENT SHARES

The Pledgor acquired the Present Shares pursuant to the issue upon the incorporation of the Company by deed, executed on the fifteenth day of October two thousand and ten before a deputy of P.H.N. Quist, civil law notary in Amsterdam, the Netherlands.

25.	INTERDISCIPLINARY COOPERATION

With reference to the Directive professional rules and rules of conduct, adopted by the Royal Notarial Professional Body the Parties expressly agree that CMS Derks Star Busmann N.V. advises the Pledgee with regard to this Deed and any related agreement, and will act for the Pledgee in the event of any dispute arising there from.

26.	GOVERNING LAW

26.1.	Governing law

This Deed and the relationship (including any non-contractual obligations) between the Parties in connection with this Deed are governed by and interpreted in accordance with Dutch law.

26.2.	Power of attorney

If a Party is represented by an attorney in connection with the execution of this Deed or any agreement or document pursuant hereto, and the power of attorney is expressed to be governed by Dutch law, it is hereby expressly acknowledged and accepted by the other Parties that the existence and extent of the attorney’s authority and the effects of the attorney’s exercise or purported exercise of his authority shall be governed by Dutch law, in accordance with Section 14 of the Hague Convention on the Law Applicable to Agency of fourteen March nineteen hundred seventy-eight.

27.	JURISDICTION

27.1.	Exclusive jurisdiction

The Parties agree that the courts of Amsterdam (subject to Clause 27.2 (Non exclusive jurisdiction for the Pledgee)) have exclusive jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute relating to the existence, validity or termination of this Deed or any non-contractual obligation arising out of or in connection with this Deed) (a “Dispute”) and for such purpose irrevocably submit to the jurisdiction of the courts of Amsterdam.

27.2.	Non exclusive jurisdiction for the Pledgee

The agreement contained in Clause 27.1 (Exclusive jurisdiction) is included for the benefit of the Pledgee only. Accordingly, notwithstanding the exclusive agreement in Clause 27.1 (Exclusive jurisdiction) the Pledgee shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Pledgee may take concurrent proceedings in any number of jurisdictions.

27.3.	Waiver of objections

Each of the Parties irrevocably waives any objections to the jurisdiction of any court referred to in this Clause 27 (Jurisdiction).

The persons appearing are known to me, civil law notary.

16

PLEASE NOTE: THIS IS NOT A NOTARIAL DEED

OR A TRUE COPY OF THE DEED AS EXECUTED IN NOTARIAL FORM

In witness whereof this Deed is executed in Amsterdam, the Netherlands, on the date first mentioned in the head of this Deed.

After having conveyed the contents of this Deed and having given an explanation thereto to the persons appearing, they declared unanimously that they have taken note of the contents of this Deed and agree with the same. Thereupon, immediately after limited reading of this Deed, it is signed by the persons appearing and by me, civil law notary.

17

Execution Version

JANUARY     , 2014

AGREEMENT

OF

DISCLOSED PLEDGE OF PARTNERSHIP CLAIMS

between

SILGAN HOLDINGS INC.

and

SILGAN HOLDINGS LLC

as Pledgors and

SILGAN PARTNERSHIP C.V.

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Pledgee

CMS Derks Star Busmann N.V.

(Amsterdam Office)

Mondriaan Tower

Amstelplein 8a

1096 BC, Amsterdam, the Netherlands

T +31 (0) 20 3016 301

F +31 (0) 20 3016 333

2

THIS AGREEMENT has been entered into on the date first mentioned above and made between:

(1)	Silgan Holdings Inc., a corporation incorporated and existing under the laws of the State of Delaware, United States of America, with its principal office at 4 Landmark Square, Suite 400, Stamford CT 06901, United States of America, acting in:

i.	its own capacity, hereinafter referred to as “Silgan Holdings Inc.”, and

ii.	its capacity as general partner of the party referred to under 3 below, hereinafter referred to as the “General Partner”;

(2)	Silgan Holdings LLC, a limited liability company incorporated and existing under the laws of the State of Delaware, United States of America, with its principal office at 4 Landmark Square, Suite 400, Stamford CT 06901, United States of America, hereinafter referred to as “Silgan Holdings LLC”;

Silgan Holdings Inc. and Silgan Holdings LLC are hereinafter collectively referred to as the “Pledgors” and each individually as a “Pledgor”;

(3)	Silgan Partnership C.V., a limited partnership organised and existing under the laws of the Netherlands, having its corporate seat at Amsterdam, the Netherlands (address: Woudenbergseweg 11, 3953 ME Maarsbergen, the Netherlands), trade register number 59471239), hereinafter referred to as “Silgan Partnership CV”, represented by the General Partner;

(4)	Wells Fargo Bank, National Association, a company organised and existing under the laws of the State of North Carolina, United States of America, having its business office at MAC D1109-019, 1525 West W.T. Harris Blvd., Charlotte, NC 28262, United States of America, acting in its capacity of Collateral Agent under the Credit Documents, hereinafter referred to as the “Pledgee”;

BACKGROUND

(A)	Silgan Holdings Inc., Silgan Containers LLC, Silgan Plastics LLC, Silgan Containers Manufacturing Corporation, Silgan Can Company, Silgan Plastics Canada Inc., Silgan Holdings B.V., Silgan International Holdings B.V., each other Borrower party from time to time thereto, the Lenders from time to time party thereto, and Wells Fargo Bank, National Association, as Administrative Agent, Bank of America, N.A., as Syndication Agent, Citigroup Global Markets Inc. and Goldman Sachs Bank USA as Co-Documentation Agents, and Wells Fargo Securities, LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and Goldman Sachs Bank USA, as Joint Lead Arrangers and Joint Book Managers, have entered into a Credit Agreement, dated as of January 14, 2014 (as amended, modified or supplemented from time to time, the “Credit Agreement”), providing for the making of Loans to, and the issuance of Letters of Credit for the account of, the Borrowers as contemplated therein;

(B)	In order to secure the prompt payment and performance of all amounts due from the Dutch Borrowers to the Pledgee under or pursuant to the Secured Obligations, the Pledgor has agreed to enter into this Deed and to grant security subject to the terms set forth herein;

(C)	it is a condition subsequent to the making of Loans to each Borrower, and the issuance of, and participation in, Letters of Credit for the account of each Revolving Borrower under the Credit Agreement that each of the Pledgors shall have executed and delivered to the Pledgee this Agreement;

3

(D)	each Pledgor will obtain benefits from the incurrence of Loans by and the issuance of, and participation in, Letters of Credit for the account of the Borrowers under the Credit Agreement and the entering into by one or more of the Borrowers and/or Subsidiaries thereof of Interest Rate Protection Agreements and Other Hedging Agreements and, accordingly, each Pledgor desires to execute this Agreement in order to satisfy the condition described in the preceding paragraph;

(E)	it has been agreed that each of the Pledgors will among other things pledge to the Pledgee all of its Collateral (as hereinafter defined);

IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1.	Unless the context requires otherwise, or unless defined in this Agreement, words and expressions defined in the Credit Agreement shall have the same meaning when used in this Agreement.

1.2.	In this Agreement (including the Background above):

“Collateral” means in respect of each Pledgor, 65% of its CV Rights and 65% of all rights including dependent and ancillary rights, privileges and actions attached thereto, meaning 65% of each claim which forms part of its CV Rights and of each right attached thereto;

“CV Rights” means all present and future claims (in Dutch: vorderingsrechten op naam) (whether actual or contingent) under or pursuant to the Partnership Agreement, including but not limited to the rights to receive profits, balance left after winding up, other distributions or proceeds under or pursuant to the Partnership Agreement;

“DCC” means the Dutch Civil Code (in Dutch: Burgerlijk Wetboek)

“Enforcement Event” means the occurrence and the continuance of an Event of Default as defined in Article X of the Credit Agreement which also constitutes a default (in Dutch: verzuim) in the fulfilment of the Secured Obligations within the meaning of Article 3:248 DCC;

“Parallel Debt Covenant” means (i) the Dutch Borrowers’ covenant to pay the Collateral Agent created pursuant to Section 12.21 (Parallel Debt) of the Credit Agreement and (ii) the Dutch Guarantors’ covenant to pay the Collateral Agent created pursuant to Section 28 (Parallel Debt) of the Dutch Guarantee;

“Parallel Obligations” means the full and prompt payment when due of any and all obligations to pay an amount of money (in Dutch: verplichtingen tot betaling van een geldsom), whether present or future, actual or contingent, that may at any time be owing by the Dutch Borrowers and the Dutch Guarantors or any of them to the Pledgee under or pursuant to the Parallel Debt Covenant;

“Partnership Agreement” means the association agreement of Silgan Partnership C.V. (a Dutch limited partnership; in Dutch: commanditaire vennootschap) dated the nineteenth day of December two thousand and thirteen made between Silgan Holdings Inc. and Silgan Holdings LLC;

“Secured Obligations” means the Parallel Obligations, the Corresponding Obligations to the extent owing to the Pledgee, and the Guaranteed Obligations (as defined in the Dutch Guarantee) to the extent owing to the Pledgee;

4

“Security Period” means the period beginning on the date of this Agreement and ending on the date upon which the Pledgee (acting reasonably) is satisfied that the Total Commitment under the Credit Agreement has been terminated and all Interest Rate Protection Agreements and Other Hedging Agreements entered into with any Other Creditor have been terminated, no Note under the Credit Agreement is outstanding and all Loans thereunder have been repaid in full, and all Letters of Credit issued under the Credit Agreement have been terminated and all Secured Obligations then due and payable have been paid in full;

1.3.	If a party to this Agreement is represented by an attorney in connection with the signing and/or execution of this Agreement or any other deed, agreement or document referred to herein or made pursuant hereto and the relevant power of attorney is governed by the laws of the Netherlands, it is hereby expressly acknowledged and accepted by the other parties hereto that such laws shall govern this existence and the extent of such attorney’s or attorney’s authority and the effects of the exercise hereof.

2.	CREATION OF PLEDGE

2.1.	As security for the Secured Obligations, each of the Pledgors hereby agrees to grant and hereby so grants to the Pledgee a disclosed right of pledge (in Dutch: een openbaar pandrecht) on its Collateral, which rights of pledge the Pledgee hereby accepts.

2.2.	As security for the Secured Obligations, each of the Pledgors hereby agrees to grant and hereby so grants to the Pledgee for the duration of the Security Period, to the extent legally possible, a disclosed right of pledge (in Dutch: een openbaar pandrecht) on its voting rights and discretionary rights under the Partnership Agreement up to a number of voting rights equal to 65% of its total voting rights under the Partnership Agreement and rounded down to the nearest integral, subject to the condition precedent (in Dutch: opschortende voorwaarden) that (i) an Event of Default has occurred and is continuing and (ii) a notice has been given by the Pledgee to each of the Pledgors and Silgan Partnership CV that it wishes to exercise such rights, which right of pledge the Pledgee hereby accepts.

2.3.	In so far as the voting rights and discretionary rights under the Partnership Agreement are attached to a good (in Dutch: goed) pledged by this Agreement (in the meaning of Article 3:247 DCC) each of the Pledgors and the Pledgee hereby agree that its voting rights and discretionary rights under the Partnership Agreement up to a number of voting rights equal to 65% of its total voting rights under the Partnership Agreement and rounded down to the nearest integral, are vested in (in Dutch: toekomen aan) the Pledgee subject to the conditions precedent (in Dutch: opschortende voorwaarden) (i) that an Event of Default has occurred and is continuing and (ii) a notice has been given by the Pledgee to each of the Pledgors and Silgan Partnership CV that it wishes to exercise such rights.

2.4.	Each of the Pledgors co-operates completely to the creation by the other Pledgor of the rights of pledge laid down in this Agreement.

2.5.	Silgan Partnership CV is hereby notified of the rights of pledge created or purported to be created pursuant to this Agreement.

3.	VOTING RIGHTS

3.1.

Pursuant to the rights of pledge created or purported to be created under this Agreement, the Pledgee is entitled to exercise the voting rights and discretionary rights pledged to it in paragraph 2 of Article 2 (Creation of pledge) to the extent legally possible, and/or vested in it

5

(in Dutch: toekomen aan) in paragraph 3 of Article 2 (Creation of pledge) in so far as applicable, under or pursuant to the Partnership Agreement, if an Event of Default has occurred and is continuing, and the Pledgee has given notice to each of the Pledgors and Silgan Partnership CV that it wishes to exercise such voting rights and discretionary rights.

3.2.	To the extent the Pledgee is not entitled to exercise the voting rights pursuant to the rights of pledge created or purported to be created under this Agreement and without limiting the generality of the power of attorney referred to in Article 13 (Irrevocable power of attorney), each of the Pledgors hereby irrevocably in the interest of the Pledgee grants an exclusive power of attorney to the Pledgee as long as the right of pledge on any of its Collateral remains in effect to exercise its voting rights and discretionary rights under or pursuant to the Partnership Agreement up to a number of voting rights equal to 65% of its total voting rights under the Partnership Agreement and rounded down to the nearest integral, on behalf of each of the Pledgors upon the occurrence and continuance of an Event of Default, and a notice being given by the Pledgee to each of the Pledgors and Silgan Partnership CV that it wishes to exercise such voting rights and discretionary rights.

4.	FURTHER ASSURANCES

Each of Silgan Partnership CV and the Pledgors shall from time to time and at its own expense, execute such further encumbrances, give such assurances and do all such things as the Pledgee may require or consider desirable to enable the Pledgee to perfect, preserve or protect the security over its Collateral or to exercise any of the rights conferred on the Pledgee or the Secured Creditors by this Agreement or by law and to that intent each of Silgan Partnership CV and the Pledgors shall execute all such instruments, deeds and agreements, obtain all consents, approvals and other authorisations necessary to create legally and validly, without any breach of contract or duty, the security over the Collateral intended to be created by this Agreement and shall give all such notices and directions as the Pledgee may consider expedient.

5.	REPRESENTATIONS AND WARRANTIES

5.1.	Each Pledgor represents and warrants to the Pledgee that on the date hereof:

5.1.1	it has - or in as far as it regards its CV Rights arising in the future, if any, will have -full, unencumbered legal title to its CV Rights subject only (in the case of its Collateral) to the rights of the Pledgee hereunder;

5.1.2	it creates - or in as far as it regards future claims, if any, will create - a first ranking right of pledge on its Collateral in favour of the Pledgee and that it has - or in as far as it regards future claims arising in the future, if any, will have - the power and authority to create a first ranking right of pledge on its Collateral in favour of the Pledgee;

5.1.3	except as pursuant to the Credit Documents and pursuant hereto, its CV Rights and the voting rights and discretionary rights under the Partnership Agreement are not - or in as far as it regards its CV Rights and its voting rights and discretionary rights under the Partnership Agreement arising in the future, if any, will not be - subject to any pledge or limited right (in Dutch: beperkt recht), or any agreement to grant a pledge or other limited right, nor has any attachment (in Dutch: beslag) been levied on any of its CV Rights and its voting rights and discretionary rights under the Partnership Agreement;

5.1.4	this Agreement creates a first-ranking right of pledge (in Dutch: pandrechten, eerste in

6

rang) on its Collateral;

5.1.5	this Agreement, to the extent legally possible, creates a first-ranking right of pledge (in Dutch: pandrechten, eerste in rang) on its voting rights and discretionary rights under the Partnership Agreement and/or in so far as paragraph 3 of Article 2 (Creation of Pledge) applies, the voting rights and discretionary rights under the Partnership Agreement are vested in (in Dutch: toekomen aan) the Pledgee in accordance with its terms, in each case up to a number of voting rights equal to 65% of its total voting rights under the Partnership Agreement and rounded down to the nearest integral;

5.1.6	it will defend the Pledgee’s right, title and security interest in and to its Collateral and the proceeds thereof against the claims and demands of all persons whomsoever; and

5.1.7	no resolution to dissolve Silgan Partnership CV or amend the Partnership Agreement has been adopted.

5.2.	Each Pledgor and Silgan Partnership CV furthermore represents and warrants to the Pledgee that:

5.2.1	Due incorporation: it is duly incorporated or formed, as the case may be, and validly existing under the laws of its incorporation or formation and has the power to carry on its business as it is now being conducted and to own its property and other assets;

5.2.2	Corporate power: it has the corporate power to execute this Agreement and to perform its obligations under this Agreement and all necessary corporate shareholder, board of director and other action has been taken to authorise the execution and performance of the same;

5.2.3	No conflict with other obligations: the execution of, the performance of its obligations under, and the compliance with the provisions of, this Agreement by it will not (i) contravene any existing applicable law, statute, rule or regulation or any judgement or decree to which it is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement, licence, permit or other instrument to which it is a party or is subject or by which it or any of its property is bound, (iii) contravene or conflict with any provisions of its articles of association or equivalent organizational documents; or (iv) result in the creation or imposition of or obligate it to create any encumbrance on any of its assets, rights or revenues, other than as created pursuant to this Agreement and pursuant to, or permitted to exist under, the Credit Documents;

5.2.4	Consents obtained: every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by it to authorise, or required by it in connection with, the execution, validity, enforceability or admissibility in evidence of this Agreement or the performance by it of its obligations under this Agreement, has been obtained or made and is in full force and effect and there has been no material default which is continuing in the observance of the conditions or restrictions (if any) imposed in, or in connection with, any of the same;

5.2.5

No litigation: no litigation, arbitration or administrative proceeding is taking place or pending or, to the best of its knowledge, threatened against it, which could or is reasonably likely to have a Material Adverse Effect on the position of the Pledgee

7

under this Agreement;

5.2.6	No filings required: it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement that it or any other instrument be filed, recorded, registered or enrolled in any court, public office or elsewhere in the Netherlands or that any stamp, registration or similar tax or charge be paid in the Netherlands on or in relation to this Agreement, and that this Agreement is in proper form for its enforcement in the courts of the Netherlands;

5.2.7	No dissolution: no corporate action nor any steps have been taken or legal proceedings have been instituted or threatened against any of the Pledgors for its dissolution (in Dutch: ontbinding), liquidation (in Dutch: vereffening), merger (including statutory merger (in Dutch: juridische fusie)), or demerger (in Dutch: splitsing), or any equivalent or analogous procedure under the law of any jurisdiction; and

5.2.8	No insolvency: no corporate action nor any steps have been taken or legal proceedings have been instituted or threatened against the Pledgors for the entering into a (provisional) suspension of payments or for bankruptcy or for the appointment of a receiver or similar officer of it or of any or all of its assets.

5.3.	Each Pledgor and Silgan Partnership CV hereby represent and warrant that the representations and warranties given by it in paragraph 1 and 2 of this Article 5 (Representation and warranties) shall remain true and accurate until all the Secured Obligations have been fulfilled in full and the Credit Agreement has been terminated in accordance with its terms.

6.	COVENANTS AND NEGATIVE UNDERTAKINGS

Each Pledgor and Silgan Partnership CV undertakes and covenants that it shall:

6.1.1	pay to the Pledgee, upon first demand, the amount of all expenses which the Pledgee may incur in connection with perfecting or enforcing its rights over the Collateral under this Agreement, as well as all costs (including attorney’s fees) which may arise in connection with the creation and enforcement of the right of pledge over the Collateral created by this Agreement;

6.1.2	if (i) this Agreement constitutes no valid and legally binding obligations, or is not enforceable in accordance with its terms, or (ii) the relative interest of a Pledgor under the Partnership Agreement changes, forthwith sign and complete all documents and do all acts and things which the Pledgee may require, in the Pledgee’s reasonable discretion, to supplement to the security granted pursuant to this Agreement;

6.1.3	forthwith sign and complete all documents and do all acts and things which the Pledgee may, in the Pledgee’s reasonable discretion, at any time and from time to time specify and/or require:

(i)	for enabling or assisting the Pledgee to perfect or improve its security interest over the Collateral;

(ii)	for enabling or assisting the Pledgee exercise the voting rights up to a number of voting rights equal to 65% of its total voting rights under the Partnership Agreement and rounded down to the nearest integral

(iii)	to exercise any rights or powers relating to the Collateral;

8

(iv)	after the occurrence and during the continuance of an Enforcement Event to foreclose the right of pledge over the Collateral, granted hereby to the Pledgee, including, without limitation, the right of the Pledgee to sell or dispose of the Collateral; or

(v)	otherwise to foreclose any of the rights of the Pledgee under or in connection with this Agreement;

6.1.4	other than constituting a Permitted Lien, not create or permit to exist any other pledge or security right or any other limited right (in Dutch: beperkt recht) whatsoever on or with respect to any of the CV Rights, except in favour of the Pledgee, pursuant to this Agreement;

6.1.5	except as permitted in the Credit Agreement, not sell, transfer, assign or otherwise dispose of or grant any option or any other right in relation to any of the CV Rights;

6.1.6	forthwith inform the Pledgee of any fact relevant to this Agreement, including but not limited to any attachment on or seizure of the CV Rights, or any asset of Silgan Partnership CV or any filing or request for bankruptcy or any other proceedings in furtherance of forced or voluntary liquidation, dissolution or winding-up of Silgan Partnership CV or the Pledgor;

6.1.7	not vote, or exercise any rights to give consents, waivers and ratifications with respect to the Collateral in such a manner as would violate or be inconsistent with the provisions or the purpose of this Agreement or of the Credit Documents or may have the effect of impairing the position or interests of the Pledgee or the value of the CV Rights;

6.1.8	in general, not do or cause or permit to be done anything, which will, or could be reasonably expected to, materially adversely affect the pledge over the Collateral, or the rights of the Pledgee thereunder or which in any way is inconsistent with or materially depreciates, jeopardizes or otherwise prejudices the right of pledge over the Collateral or the value of the Collateral, including but not limited to, in case of (i) Silgan Partnership CV making payments to any of the Pledgors and in case of (ii) the Pledgors receiving any payments from Silgan Partnership CV, relating to the Collateral, as long as pursuant to Article 7 (in Dutch: Distributions) of this Agreement no distributions are allowed to be made to the Pledgors in relation to the Collateral; and

6.1.9	except to the extent provided in the Credit Agreement amend or change the Partnership Agreement in any way.

7.	DISTRIBUTIONS

7.1.

As from the time of this Agreement, the Pledgee shall have the right to receive and collect payment (in Dutch: inningsbevoegdheid) of distributions made by Silgan Partnership CV in respect of the Collateral, including but not limited to any dividend payments, distributions from reserves, distributions upon liquidation of Silgan Partnership CV and any other payments or distributions and to exercise the rights related to the Collateral, provided that the Pledgee hereby grants permission within the meaning of Article 3:246, paragraph 4 DCC to each Pledgor to receive and collect all distributions made by Silgan Partnership CV in respect of its Collateral, including but not limited to any dividend payments, distributions from reserves, distributions

9

upon liquidation of Silgan Partnership CV and any other payments or distributions until such permission is withdrawn by written notice to the relevant Pledgor and Silgan Partnership CV which shall only be given if an Event of Default has occurred and is continuing. If and when an Event of Default has been remedied or waived pursuant to the terms of the Credit Documents, then the Pledgee shall promptly, after written request by the Pledgors, grant permission within the meaning of Article 3:246, paragraph 4 DCC to each Pledgor to receive and collect again all distributions made by Silgan Partnership CV in respect of its Collateral, including but not limited to any dividend payments, distributions from reserves, distributions upon liquidation of Silgan Partnership CV and any other payments or distributions.

7.2.	After the permission has been withdrawn in respect of a Pledgor by means of the notice referred to in paragraph 1 of this Article 7 (Distributions), the Pledgee shall be exclusively authorised to demand and accept payment of such Pledgor’s Collateral, to collect payment thereof by judicial or extrajudicial means, to grant discharge in respect thereof, to enter into compromises, settlements and other agreements with the debtors thereof and, generally, to exercise all rights of such Pledgor in connection with such Pledgor’s Collateral.

7.3.	Each of the Pledgors hereby waives its right under Article 3:246, paragraph 4, DCC, to petition to the Cantonal Judge to authorise it to collect and receive payment of its Collateral in deviation from this Agreement, which waiver is hereby accepted by the Pledgee.

7.4.	The Pledgee shall not, on any account whatsoever, be liable to the Pledgors or any one of them for any failure to collect or to collect in full any of the Collateral except for its wilful misconduct or gross negligence (in Dutch: opzet of grove schuld) or that of its directors.

8.	IMMEDIATE FORECLOSURE

8.1.	If an Enforcement Event has occurred and is continuing, the Pledgee shall be empowered, without notice or other demand, at its discretion, to cause all or a part of the Collateral to be sold in accordance with the provisions of the laws of the Netherlands.

8.2.	Each Pledgor hereby waives any rights it may have under or pursuant to Articles 3:233, 2:234 and 6:139 DCC, which waiver is hereby accepted by the Pledgee.

8.3.	The Pledgee shall not be obliged to give notice of an intended sale as provided for in Article 3:249 DCC, nor shall the Pledgee be obliged to give the notice following a sale as provided for in Article 3:252 DCC.

8.4.	No Pledgor shall be entitled to file a request with the interim provisions judge (in Dutch: voorzieningenrechter) requesting that the Collateral or part thereof be sold in a deviating manner as provided for in Article 3:251 DCC. Nothing in the preceding sentence shall limit the right of the Pledgee to file such request.

8.5.	Without prejudice to the provisions of Section 3:253 DCC, the Pledgee shall apply all proceeds from the enforcement of the Pledge in accordance with the terms of Section 10.12 of the Credit Agreement.

8.6.	Each of the Pledgors shall render such assistance and provide such information free of charge as the Pledgee may reasonably deem necessary in connection with the exercise of its rights, powers or remedies provided for in this Agreement.

8.7.	The Pledgee shall not be liable to any of the Pledgors for any damages caused by the sale of the Collateral or part thereof or any distribution made by it, unless caused by its gross negligence or

10

wilful misconduct (in Dutch: grove schuld of opzet) or that of its directors (as determined by a court of competent jurisdiction in a final and non-appealable decision).

9.	CONTINUING SECURITY AND OTHER MATTERS

9.1.	This Agreement shall extend to the ultimate balance from time to time of the Secured Obligations and shall be a continuing security, notwithstanding any intermediate payment, partial settlement or other matter whatsoever.

9.2.	If the Pledgee considers, that an amount paid to any Secured Creditor under any Credit Document is capable of being avoided or otherwise set aside on the liquidation or administration (or other similar proceeding) of the person by whom such amount was paid, then for the purposes of this Agreement, such amount shall be regarded as not having been irrevocably paid.

9.3.	This Agreement and the obligations of each of Silgan Partnership CV and the Pledgors under this Agreement shall not in any way be prejudiced or affected by the existence of any other security documents, encumbrances, rights or remedies or by the same being or becoming wholly or in part void, voidable or unenforceable on any ground whatsoever or by the Pledgee releasing, varying or failing to perfect or enforce any of the same, or giving time for payment or indulgence or dealing with any other person liable.

9.4.	The Pledgee shall not be obliged to resort to any other security or other means of payment now or hereafter held by or available to it before enforcing this Agreement and no action taken or omitted by the Pledgee in connection with any such other security or other means of payment shall discharge, reduce, prejudice or otherwise affect the rights of pledge hereby created.

9.5.	Each of Silgan Partnership CV and the Pledgors shall remain liable to perform all obligations, if any, assumed by it with respect to its Collateral and the Pledgee shall not have any obligation or liabilities with respect to the Collateral or any part thereof by reason of or arising out of this Agreement, nor shall the Pledgee be required or obligated in any manner to perform or fulfil any of the obligations of any of Silgan Partnership CV or the Pledgors under or with respect to any part of its Collateral.

9.6.	The security may be released, at the request and expense of the relevant Pledgor, upon (A) the expiry of the Security Period or (B) at any time prior to the expiry of the Security Period, upon the sale of the Collateral to a person (other than a Credit Party) in accordance with the Credit Documents.

10.	WAIVER OF THE PLEDGORS’ RIGHTS

10.1.	Each of the Pledgors hereby agrees not to exercise any rights of recourse (in Dutch: regresrechten) or any rights which it may acquire by way of subrogation under (or in connection with) this Agreement against any person liable for the Secured Obligations.

10.2.	As security for the Secured Obligations, each of the Pledgors agrees to grant and, to the extent legally possible, hereby so grants to the Pledgee a right of pledge (in Dutch: een pandrecht) on any and all of its rights of recourse (in Dutch: regresrechten) or any rights which it may acquire by way of subrogation under (or in connection with) this Agreement against any person liable for the Secured Obligations, which right of pledge the Pledgee hereby accepts.

10.3.

Each of the Pledgors represents and warrants to the Pledgee that it is or will be proprietor (in Dutch: rechthebbende) of the claims referred to in paragraph 2 of this Article 10 (Waiver of the Pledgors’ rights), that it has or will have full power to dispose (in Dutch: beschikkingsbevoegd)

11

of such claims, that it has or will have the power and authority to pledge such claims and that such claims are not and will not, other than a Permitted Lien, be subject to any pledge or other limited right (in Dutch: beperkt recht), or any agreement to grant a pledge or other limited right, nor has an attachment (in Dutch: beslag) been levied on any of such claims.

11.	COSTS AND INDEMNIFICATION

11.1.	Each of Silgan Partnership CV and the Pledgors is liable for and shall pay at first request of the Pledgee all reasonable costs, of whatever nature (including legal fees), incurred by the Pledgee in connection with the preparation, negotiation and signing of this Agreement or otherwise in connection with this Agreement, including costs in connection with Article 4 (Further assurances) of this Agreement, or the enforcement of its rights thereunder and/or any amendment of, supplement to or waiver in respect thereof.

11.2.	Each of Silgan Partnership CV or the Pledgors undertakes to indemnify the Pledgee in respect of all incurred costs, losses, actions, claims, expenses, demands and liabilities which may be incurred by the Pledgee (or by or against any person for whose act or omission it may be answerable) at any time relating to or arising out of this Agreement or as a consequence of anything done or omitted in the exercise or purported exercise of the powers contained in this Agreement or occasioned by any breach of any of Silgan Partnership CV or the Pledgors of any of its undertakings or other obligations under this Agreement, except in the case of gross negligence or wilful misconduct (opzet of grove schuld) on the part of the Pledgee or that of its directors.

12.	NOTICES

12.1.	All notices, demands, instructions and other communications required or permitted to made under or in connection with this Deed shall be made in writing in accordance with Section 12.03 of the Credit Agreement. For the purposes hereof, the addresses of the parties shall be as specified below:

if to Silgan Holdings Inc.:

Address:	4 Landmark Square, Suite 400, Stamford CT 06901, United States of America

Attn:	General Counsel

Tel. number:	+1 203 975 7110

Fax number:	+1 203 975 4598

if to Silgan Holdings LLC:

Address:	4 Landmark Square, Suite 400, Stamford CT 06901, United States of America

Attn:	General Counsel

Tel. number:	+1 203 975 7110

Fax number:	+1 203 975 4598

if to Silgan Partnership CV: Silgan Holdings Inc.

12

Address:	4 Landmark Square, Suite 400, Stamford CT 06901, United States of America

attn.:	General Counsel

Tel. number:	+1 203 975 7110

Fax number:	+1 203 975 4598

if to Wells Fargo Bank, National Association,

Address:	MAC D1109-019, 1525 West W.T. Harris Blvd., Charlotte, NC 28262, United States of America

Attn.:	Syndication Agency Services

Tel. number:	+1 704 590-2703

Fax number:	+1 704 715-0092

or at such other address as the party to be given notice may have notified to the other parties from time to time in accordance with this Article 12 (Notices) for that purpose.

12.2.	The provisions of this Article 12 (Notices) shall not apply in relation to the service of documents for the purpose of litigation.

13.	IRREVOCABLE POWER OF ATTORNEY

13.1.	Each of Silgan Partnership CV and the Pledgors irrevocably appoint the Pledgee on its behalf and in its name to do any and everything which such party is obliged to do under the terms of this Agreement or which such attorney considers necessary or desirable in order to exercise the rights conferred by or pursuant to this Agreement or by law.

13.2.	In connection with the powers of attorney contained in this Agreement, including but not limited to the powers of attorney contained in Article 3 (Voting Rights) and in paragraph 1 of this Article 13 (Irrevocable power of attorney), each of Silgan Partnership CV and the Pledgors agree with the Pledgee, that, even if there is a conflict between their interests, the Pledgee may act as counterparty of such party and, to the extent necessary, each of Silgan Partnership CV and the Pledgors hereby waives any rights it may have at any time under or pursuant to Article 3:68 DCC, which waiver is hereby accepted by the Pledgee.

14.	ASSIGNMENT

Each of Silgan Partnership CV and the Pledgors agree in advance to a transfer of the Pledgee’s rights and obligations under this Agreement or part thereof to a third party in accordance with the terms of the Credit Documents.

15.	NO NULLIFICATION/DISSOLUTION

Each of Silgan Partnership CV and the Pledgors hereby, to the extent legally possible, waives its right to nullify or have nullified or dissolve or have dissolved the legal acts represented by this Agreement pursuant to the Articles 6:228 and/or 6:265 DCC or on any other ground, which waiver is hereby accepted by the Pledgee.

16.	AMENDMENT AND WAIVER

None of the terms and conditions of this Agreement may be changed, waived, modified or

13

varied in any matter whatsoever save in accordance with, or as provided in, the terms of Section 12.12 of the Credit Agreement.

17.	PARTIAL INVALIDITY

In the event that a provision of this Agreement is invalid, illegal, not binding, or unenforceable (either in whole or in part), the remainder of this Agreement shall continue to be effective to the extent that, in view of the Agreement’s substance and purpose, such remainder is not inextricably related to and therefore inseverable from the invalid, illegal, not binding or unenforceable provision. The parties to this Agreement shall make every effort to reach agreement on a new clause which differs as little as possible from the invalid, illegal, not binding or unenforceable provision, taking into account the substance and purpose of this Agreement.

18.	RELEASE AND TERMINATION OF THE PLEDGE

18.1.	The Pledgee hereby agrees to release the Pledge if the Secured Obligations (together with all amounts due from the Pledgors hereunder) have been fully and finally paid or discharged and if all conditions for the release of security interests by the Pledgee referred to in the Credit Documents have been fulfilled. In such event the Pledgee agrees - at the Pledgor’s expense - to sign any documents and to take any other action as the Pledgors may reasonably request to accomplish and evidence the release of the Pledge.

18.2.	The Pledgee will be entitled to (partially or wholly) terminate (in Dutch: opzeggen) the Pledge in accordance with Section 3:81 paragraph 2 under (d) DCC at the Pledgors’ expense. The Pledgee can only terminate by providing a written notice to the Pledgors.

19.	ACKNOWLEDGEMENTS

19.1.	Silgan Partnership CV hereby declares that it acknowledges and agrees to the pledge of the Collateral by this Agreement.

19.2.	Silgan Partnership CV is hereby notified of the right of pledge created pursuant to this Agreement and hereby declares that it acknowledges that it has received notice of this Agreement and the right of pledge created pursuant thereto in accordance with Article 3:236, paragraph 2 DCC and Article 3:94, paragraph 1 DCC.

19.3.	Silgan Partnership CV acknowledges and agrees that, if an Event of Default has occurred and is continuing and a notice has being given by the Pledgee to each of the Pledgors and Silgan Partnership CV that it wishes to exercise in respect of a Pledgor, the voting rights and the discretionary rights up to a number of voting rights equal to 65% of its total voting rights under the Partnership Agreement and rounded down to the nearest integral, the Pledgee is entitled to exercise in respect of a Pledgor, the voting rights and discretionary rights up to a number of voting rights equal to 65% of its total voting rights under the Partnership Agreement and rounded down to the nearest integral. Any such notice will be sufficient for Silgan Partnership CV to accept the Pledgee as being exclusively entitled to exercise in respect of a Pledgor the voting rights and discretionary rights up to a number of voting rights equal to 65% of its total voting rights under the Partnership Agreement and rounded down to the nearest integral.

20.	GOVERNING LAW

This Agreement and any dispute, controversy, proceedings or claim of whatever nature arising out of or in any way relating to this Agreement and the rights of pledge created hereby shall be

14

governed by and construed in accordance with the laws of the Netherlands.

21.	JURISDICTION

21.1.	Any disputes arising out of or in connection with this Agreement or the right of pledge created hereby shall be submitted in first instance to the competent court at Amsterdam, the Netherlands.

21.2.	Nothing in paragraph 1 of this Article 21 (Jurisdiction) shall limit the Pledgee’s right to bring proceedings against a Pledgor in any other court of competent jurisdiction.

(signature page to follow)

15

SILGAN HOLDINGS INC.		SILGAN HOLDINGS LLC

represented by:		represented by:

Name:	Frank W. Hogan	Name:	Frank W. Hogan

Title:	Senior Vice President, General Counsel and Secretary	Title:	Senior Vice President, General Counsel and Secretary

SILGAN PARTNERSHIP C.V.

represented by: Silgan Holdings Inc., General Partner

Name:	Frank W. Hogan

Title:	Senior Vice President, General Counsel and Secretary

WELLS FARGO BANK, NATIONAL ASSOCIATION.

represented by:

Name:

Title:

16

EXHIBIT J-1

FORM OF ELECTION TO BECOME A REVOLVING BORROWER

Wells Fargo Bank, National Association,

as Administrative Agent

for the Lenders party to the Credit

Agreement referred to below

1525 West W.T. Harris Boulevard

MAC D1109-019

Charlotte, NC 28262

Attention: Syndication Agency Services

Ladies and Gentlemen:

The undersigned, [name of new Revolving Borrower], a                     , refers to the Credit Agreement, dated as of January 14, 2014 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among Silgan Holdings Inc. (“Silgan”), Silgan Containers LLC, Silgan Plastics LLC, Silgan Containers Manufacturing Corporation, Silgan Can Company, Silgan Plastics Canada Inc., Silgan Holdings B.V., Silgan International Holdings B.V., each other Borrower from time to time party thereto, the lenders from time to time party thereto (including the undersigned upon the effectiveness of this election) and you as Administrative Agent. All capitalized terms used herein and not otherwise defined herein shall have the meaning set forth in the Credit Agreement.

The undersigned, being a Wholly-Owned Domestic Subsidiary of Silgan, desires to become a Revolving Borrower for purposes of (and pursuant to Section 6.03(a) of) the Credit Agreement, effective from the date hereof and upon receiving the consent of the Administrative Agent. The undersigned confirms that the representations and warranties set forth in Article VII of the Credit Agreement are true and correct as to the undersigned and its Subsidiaries in all material respects as of the date hereof (unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), and the undersigned hereby agrees to comply with all of the obligations of a Revolving Borrower under and to be bound in all respects by the terms of, and understands that it will have all of the rights under, the Credit Agreement as if the undersigned were an original signatory thereto. The undersigned, simultaneously with its execution hereof, is delivering (i) the appropriate Revolving Notes and Swingline Note to the Administrative Agent for the account of each of the respective Lenders in accordance with the terms of Section 6.03(a)(ii) of the Credit Agreement to the extent requested by one or more of such Lenders and (ii) the documents and opinions referred to in Section 6.03(a)(iv) of the Credit Agreement. All notices and other communications provided for under the Credit Agreement may be sent to the address specified below.

Exhibit J-1

Very truly yours,

Address:	[NAME OF REVOLVING BORROWER]

By:
Name:
Title:

Acknowledged and Agreed:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

EXHIBIT J-2

FORM OF ELECTION TO BECOME A FOREIGN BORROWER

Wells Fargo Bank, National Association,

as Administrative Agent

for the Lenders party to the Credit

Agreement referred to below

1525 West W.T. Harris Boulevard

MAC D1109-019

Charlotte, NC 28262

Attention: Syndication Agency Services

Ladies and Gentlemen:

The undersigned, [name of new Foreign Borrower], a                     , refers to the Credit Agreement, dated as of January 14, 2014 (as amended, modified or supplemented from time to time, the “Credit Agreement”), among Silgan Holdings Inc. (“Silgan”), Silgan Containers LLC, Silgan Plastics LLC, Silgan Containers Manufacturing Corporation, Silgan Can Company, Silgan Plastics Canada Inc., Silgan Holdings B.V., Silgan International Holdings B.V., each other Borrower from time to time party thereto (including the undersigned upon effectiveness of this election), the lenders from time to time party thereto and you as Administrative Agent. All capitalized terms used herein and not otherwise defined herein shall have the meaning set forth in the Credit Agreement.

The undersigned, being a Wholly-Owned Foreign Subsidiary of Silgan, desires to become a [Foreign Revolving Borrower] [Foreign Incremental Term Loan Borrower] for purposes of (and pursuant to Section 6.03(b) of) the Credit Agreement, effective from the date hereof and upon receiving the consent of the Administrative Agent. The undersigned confirms that the representations and warranties set forth in Article VII of the Credit Agreement are true and correct as to the undersigned and its Subsidiaries in all material respects as of the date hereof (unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date), and the undersigned hereby agrees to comply with all of the obligations of a [Foreign Revolving Borrower] [Foreign Incremental Term Loan Borrower] under and to be bound in all respects by the terms of, and understands that it will have all of the rights under, the Credit Agreement as if the undersigned were an original signatory thereto. The undersigned, simultaneously with its execution hereof, is delivering (i) the appropriate [Revolving Notes and/or Swingline Note] [Canadian Revolving Notes][Incremental Term Notes] to the Administrative Agent for the account of each of the respective Lenders in accordance with the terms of Section 6.03(b)(ii) of the Credit Agreement to the extent requested by one or more of such Lenders, (ii) the documents and opinions referred to in Section 6.03(b)(iv) of the Credit Agreement and (iii) fully executed counterparts of the [Canadian Borrowers/Subsidiaries Guaranty] [Related Foreign Company Guaranty (if any)] and all applicable Foreign Security Documents pursuant to Section 6.03(b)(v) and (vi) of the Credit Agreement. All notices and other communications provided for under the Credit Agreement may be sent to the address specified below.

Exhibit J-1

Very truly yours,

Address:	[NAME OF REVOLVING BORROWER]

By:
Name:
Title:

Acknowledged and Agreed:

WELLS FARGO BANK NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

EXHIBIT K

FORM OF ASSIGNMENT

AND

ASSUMPTION AGREEMENT1

This Assignment and Assumption Agreement (this “Assignment”), is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (the “Assignor”) and [the] [each] Assignee identified in [item 2] [item 3] below ([the] [each an] “Assignee”). Capitalized terms used herein but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to [the] [each] Assignee, and [the] [each] Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of the Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, Letters of Credit and Swingline Loans) (the “Assigned Interest”). [Each] [Such] sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment, without representation or warranty by the Assignor.

1.	Assignor:

[2.	Assignee:	][2]

[2][3].	Credit Agreement: Credit Agreement, dated as of January 14, 2014, among Silgan Holdings Inc., Silgan Containers LLC, Silgan Plastics LLC, Silgan Containers Manufacturing Corporation, Silgan Can Company, Silgan Plastics Canada Inc., Silgan Holdings B.V., Silgan International Holdings B.V., each other Borrower from time to time party thereto, the lenders from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent.

[3.	Assigned Interest:[3]

[1]	This Form of Assignment and Assumption Agreement should be used by Lenders for an assignment to a single Assignee or to funds managed by the same or related investment managers.
[2]	Item 2 should list the Assignee, if the form is used for a single Assignee. In the case of an assignment to funds managed by the same or related investment managers, the Assignees should be listed in bracketed item 3.
[3]	Insert this chart if this Form of Assignment and Assumption Agreement is being used for assignment to funds managed by the same or related investment managers or for an assignment to multiple Assignors. Insert additional rows as needed.

Exhibit K

Assignor	Assignee	Tranche Assigned[4]	Aggregate Amount of Commitment/Loans under relevant Tranche for all Lenders	Amount of Commitment/Loans under relevant Tranche Assigned
[[Name of Assignor]	[[Name of Assignee]
[[Name of Assignor]	[[Name of Assignee]

[4.	Assigned Interest:[5]

Tranche Assigned	Aggregate Amount of Commitment/Loans under relevant Tranche for all Lenders		Amount of Commitment/Loans under relevant Tranche Assigned
US A Term Loans	$		$
Canadian A Term Loans	C$		C$
Euro A Term Loans	€		€
Revolving Loan Commitment	$		$
Canadian Revolving Loan Commitment	C$		C$
Relevant Tranche or Tranches of Incremental Term Loan Commitments (if not theretofore terminated) and related Incremental Term Loans[6]		[7]		[8]

Effective Date,             , 20    .

[4]	For complex multi-tranche assignments a separate chart for each tranche should be used for ease of reference.
[5]	Insert this chart if this Form of Assignment and Assumption Agreement is being used by a Lender for an assignment to a single Assignee.
[6]	Only set forth the amount of the outstanding applicable Incremental Term Loans if the Total Incremental Term Loan Commitment of the applicable Tranche has been terminated.
[7]	Insert amount in the Applicable Currency.
[8]	Insert amount in the Applicable Currency.

Exhibit K

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]	ASSIGNEE [NAME OF ASSIGNEE][9]

By:	By:
Name:	Name:
Title:	Title:

[Payment Instructions:

Attention:

Address for Notices:

Relationship Contact:	][10]

[9]	Add additional signature blocks, as needed, if this Form of Assignment and Assumption Agreement is being used by funds managed by the same or related investment managers.
[10]	This information should only be inserted, if this Form of Assignment and Assumption Agreement is being used by a Lender for an assignment to a single Assignee

Exhibit K

[Consented to and]11 Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

[SILGAN HOLDINGS INC.

By:
Name:
Title:][12]

[11]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[12]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX I

TO

EXHIBIT K

SILGAN HOLDINGS INC.

CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1. Representations and Warranties.

1.1. Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby, (iv) the consummation of the transactions contemplated hereby complies with Section 12.04(e) of the Credit Agreement and (v) it is [not] a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other instrument or document delivered pursuant thereto, other than this Assignment, or any collateral thereunder, (iii) the financial condition of the Borrowers, any of their respective Subsidiaries or affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrowers, any of their respective Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Documents.

1.2. Assignee. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Transferee under the Credit Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 8.01 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision (v) it is not a Person prohibited from purchasing such Assigned Interest under Section 12.04(e) of the Credit Agreement and (vi) if [any] [the] Assignee is lending to a US Borrower and [such] [the] Assignee is organized under the laws of a jurisdiction outside the United States, attached to this Assignment is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the] [each such] Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents

Annex I

To Exhibit K

and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payment. From and after the Effective Date, the Administrative Agent shall make all payment in respect to the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [each] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of the Assignment. THIS ASSIGNMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAWS PRINCIPLES.

*            *             *

EXHIBIT L

FORM OF INCREMENTAL TERM LOAN COMMITMENT AGREEMENT

[Name(s) of Lender(s)]

            ,

Silgan Holdings Inc.

4 Landmark Square

Suite 400

Stamford, Connecticut 06901

[and

Name and Address of Applicable

Foreign Incremental Term Loan Borrower]1

Re: Incremental Term Loan Commitments

Ladies and Gentlemen:

Reference is hereby made to the Credit Agreement, dated as of January 14, 2014 (as amended, supplemented and/or modified from time to time, the “Credit Agreement”), among Silgan Holdings Inc. (“Silgan”), Silgan Containers LLC (“Containers”), Silgan Plastics LLC (“Plastics”), Silgan Containers Manufacturing Corporation (“Manufacturing”), Silgan Can Company (“CanCo”), Silgan Plastics Canada Inc. (“Silgan Canada”), Silgan Holdings B.V. (“Silgan B.V.”), Silgan International Holdings B.V. (“Silgan International B.V.”), each other Borrower from time to time party thereto (together with Silgan, Containers, Plastics, Manufacturing, CanCo, Silgan Canada, Silgan B.V. and Silgan International B.V., the “Borrowers”, and each, a “Borrower”), the lenders from time to time party thereto (the “Lenders”, and each, a “Lender”) and Wells Fargo Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent. Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings set forth in the Credit Agreement.

Each Lender (each an “Incremental Term Loan Lender”) party to this letter agreement (this “Agreement”) hereby severally agrees to provide the Incremental Term Loan Commitment set forth opposite its name on Annex I attached hereto (for each such Incremental Term Loan Lender, its “Incremental Term Loan Commitment”). Each Incremental Term Loan Commitment provided pursuant to this Agreement shall be subject to all of the terms and conditions set forth in the Credit Agreement, including, without limitation, Sections 2.01(d) and 2.14 thereof.

[1]	Insert if the Incremental Term Loan Borrower is to be a Wholly-Owned Foreign Subsidiary of Silgan.

Exhibit L

Each Incremental Term Loan Lender, Silgan[, the Incremental Term Loan Borrower designated in Annex I attached hereto (the “Designated Incremental Term Loan Borrower”)]2 and the Administrative Agent acknowledge and agree that the Incremental Term Loan Commitments provided pursuant to this Agreement shall constitute Incremental Term Loan Commitments of the respective Tranche specified in Annex I attached hereto and, upon the incurrence of Incremental Term Loans pursuant to such Incremental Term Loan Commitments, shall constitute Incremental Term Loans under such specified Tranche for all purposes of the Credit Agreement and the other applicable Credit Documents. Each Incremental Term Loan Lender, Silgan [, the Designated Incremental Term Loan Borrower]2 and the Administrative Agent further agree that, with respect to the Incremental Term Loan Commitment provided by each Incremental Term Loan Lender pursuant to this Agreement, such Incremental Term Loan Lender shall receive from Silgan [and/or the Designated Incremental Term Loan Borrower]2 such upfront fees, unutilized commitment fees and/or other fees, if any, as may be separately agreed to in writing with Silgan [and/or the Designated Incremental Term Loan Borrower]2 and acknowledged by the Administrative Agent, all of which fees shall be due and payable to such Incremental Term Loan Lender on the terms and conditions set forth in each such separate agreement.

Furthermore, each of the parties to this Agreement hereby agree to the terms and conditions set forth on Annex I hereto in respect of each Incremental Term Loan Commitment provided pursuant to this Agreement.

Each Incremental Term Loan Lender party to this Agreement, to the extent not already a party to the Credit Agreement as a Lender thereunder, (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and to become a Lender under the Credit Agreement, (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and the other Credit Documents, (iii) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent and the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto, [and] (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the other Credit Documents are required to be performed by it as a Lender [, and (v) in the case of each Incremental Term Loan Lender organized under the laws of a jurisdiction outside the United States, attaches the forms and/or Certificates referred to in Section 5.04(b) of the Credit Agreement, certifying as to its entitlement as of the date hereof to a complete exemption from United States withholding taxes with respect

[2]	Insert if the Incremental Term Loan Borrower is to be a Wholly-Owned Foreign Subsidiary of Silgan.

Exhibit L

to all payments to be made to it by Silgan under the Credit Agreement and the other Credit Documents.]3

Upon the date of (i) the execution of a counterpart of this Agreement by each Incremental Term Loan Lender, the Administrative Agent, Silgan[, the Designated Incremental Term Loan Borrower]2 and each Guarantor, (ii) the delivery to the Administrative Agent of a fully executed counterpart (including by way of facsimile) hereof, together with all Annexes hereto, (iii) the payment of any fees then due and payable in connection herewith and (iv) the satisfaction of any other conditions precedent set forth in Section 10 of Annex I hereto (such date, the “Agreement Effective Date”), each Incremental Term Loan Lender party hereto (i) shall be obligated to make the Incremental Term Loans provided to be made by it as provided in this Agreement on the terms, and subject to the conditions, set forth in the Credit Agreement and in this Agreement and (ii) to the extent provided in this Agreement, shall have the rights and obligations of a Lender thereunder and under the other applicable Credit Documents.

[Silgan] [The Designated Incremental Term Loan Borrower] acknowledges and agrees that (i) it shall be liable for all Obligations with respect to the Incremental Term Loan Commitments provided hereby including, without limitation, all Incremental Term Loans made pursuant thereto, and (ii) all such Obligations (including all such Incremental Term Loans) shall be entitled to the benefits of the respective Security Documents and Guaranties as, and to the extent, provided in the Credit Agreement and in such other Credit Documents.

Each Guarantor acknowledges and agrees that all Obligations with respect to the Incremental Term Loan Commitments provided hereby and all Incremental Term Loans made pursuant thereto shall (i) be fully guaranteed pursuant to the respective Guaranties as, and to the extent, provided therein and in the Credit Agreement and (ii) be entitled to the benefits of the respective Security Documents as, and to the extent, provided therein and in the Credit Agreement.

Attached hereto as Annex II are true and correct copies of officer’s certificates, board of director resolutions and good standing certificates of the Credit Parties required to be delivered pursuant to clause (iv) of the definition of “Incremental Commitment Effectiveness Requirements” contained in the Credit Agreement.

Attached hereto as Annex III [is an opinion] [are opinions] of [insert name or names of counsel, including in-house counsel, who will be delivering opinions], counsel to the respective Credit Parties required to be delivered pursuant to clause (iii) of the definition of “Incremental Commitment Effectiveness Requirements” contained in the Credit Agreement.

Attached hereto as Annex IV is the officer’s certificate required to be delivered pursuant to the definition of “Incremental Commitment Effectiveness Requirements” contained in the Credit Agreement certifying that the conditions set forth in clause (i) of such definition have been satisfied.

[3]	Insert if Silgan is the Incremental Term Loan Borrower.

Exhibit L

[Attached hereto as Annex V is the officer’s certificate required to be delivered pursuant to clause (viii) of the definition of “Incremental Commitment Effectiveness Requirements” contained in the Credit Agreement certifying that the conditions set forth in clauses (vii) and (viii) of such definition have been satisfied (together with calculations demonstrating same (where applicable) in reasonable detail and copies of the certificates set forth in such clauses (vii) and (viii)).]4

The Obligations to be incurred pursuant to the Incremental Term Loan Commitments provided hereunder are in accordance with, will not violate the provisions of, the Senior Notes Documents and any Additional Permitted Indebtedness Document (in each case, to the extent that any of the foregoing are in effect), and will constitute “Senior Indebtedness” and “Designated Senior Indebtedness” (or any comparable terms) for the purpose of any Permitted Subordinated Indebtedness to the extent in effect.

You may accept this Agreement by signing the enclosed copies in the space provided below, and returning one copy of same to us before the close of business on             ,         . If you do not so accept this Agreement by such time, our Incremental Term Loan Commitments set forth in this Agreement shall be deemed canceled.

After the execution and delivery to the Administrative Agent of a fully executed copy of this Agreement (including by way of counterparts and by facsimile transmission) by the parties hereto, this Agreement may only be changed, modified or varied by written instrument in accordance with the requirements for the modification of Credit Documents pursuant to Section 12.12 of the Credit Agreement.

In the event of any conflict between the terms of this Agreement and those of the Credit Agreement, the terms of the Credit Agreement shall control.

*****

[4]	Insert this paragraph if any Incremental Term Loans are to be incurred on the Agreement Effective Date. In addition, this condition needs to be satisfied for each Incremental Term Loan Borrowing Date.

Exhibit L

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAWS PRINCIPLES.

Very truly yours,

[NAME OF EACH INCREMENTAL TERM LOAN LENDER]

By
Name:
Title

Agreed and Accepted

this      day of             ,         :

SILGAN HOLDINGS INC.

By:
Name:
Title:

[NAME OF INCREMENTAL TERM LOAN BORROWER

By:
Name:
Title:][5]

[5]	Insert if the Incremental Term Loan Borrower is to be a Wholly-Owned Foreign Subsidiary of Silgan.

Exhibit L

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

Exhibit L

Each Guarantor acknowledges and agrees to each the foregoing provisions of this Incremental Term Loan Commitment Agreement and to the incurrence of the Incremental Term Loans to be made pursuant thereto.

SILGAN HOLDINGS INC.,
as a Guarantor

By:
Name:
Title:

SILGAN CONTAINERS LLC, as a Guarantor

By:
Name:
Title:

SILGAN PLASTICS LLC, as a Guarantor

By:
Name:
Title:

SILGAN CAN COMPANY, as a Guarantor

By:
Name:
Title:

SILGAN CONTAINERS MANUFACTURING CORPORATION, as a Guarantor

By:
Name:
Title:

Exhibit L

SILGAN HOLDINGS LLC, as a Guarantor

By:
Name:
Title:

SILGAN CLOSURES INTERNATIONAL HOLDING COMPANY, as a Guarantor

By:
Name:
Title:

SILGAN EQUIPMENT COMPANY, as a Guarantor

By:
Name:
Title:

SILGAN TUBES HOLDING COMPANY, as a Guarantor

By:
Name:
Title:

SILGAN PLASTICS CORPORATION, as a Guarantor

By:
Name:
Title:

SILGAN WHITE CAP LLC, as a Guarantor

By:
Name:
Title:

Exhibit L

SILGAN WHITE CAP CORPORATION, as a Guarantor

By:
Name:
Title:

SILGAN WHITE CAP AMERICAS LLC, as a Guarantor

By:
Name:
Title:

SILGAN LLC, as a Guarantor

By: SILGAN CONTAINERS LLC, as Manager

By:
Name:
Title:

SILGAN CAN HOLDING COMPANY, as a Guarantor

By:
Name:
Title:

SILGAN IPEC CORPORATION, as a Guarantor

By:
Name:
Title:

Exhibit L

SILGAN PLASTIC FOOD CONTAINERS CORPORATION, as a Guarantor

By:
Name:
Title:

PORTOLA PACKAGING, INC., as a Guarantor

By:
Name:
Title:

[NAME OF OTHER GUARANTORS][6]

By:
Name:
Title:]

[6]	Insert names of all other then existing US Subsidiary Guarantors and, in the case of a Designated Incremental Term Loan Borrower, each of the existing Foreign Credit Parties as well.

ANNEX I TO EXHIBIT L

TERMS AND CONDITIONS FOR

INCREMENTAL TERM LOAN COMMITMENT AGREEMENT

Dated as of             ,

1. Name of Incremental Term Loan Borrower and jurisdiction of organization:1

2. Applicable Currency for the respective Tranche of Incremental Term Loans:2

3. Incremental Term Loan Commitment Amounts (as of the Agreement Effective Date):

Names of Incremental Term Loan Lenders	Amount of Incremental Term Loan Commitment stated in the Applicable Currency

Total:[3]

4. Designation of Tranche of Incremental Term Loan Commitments (and Incremental Term Loans to be funded thereunder)4:

5. Indicate whether the Incremental Term Loan Commitments to be provided hereunder are to be single draw commitments or multiple draw commitments and the date or dates by which such commitments must be utilized by:5

6. Incremental Term Loan Maturity Date:6

[1]	Shall be Silgan or, in the case of a Permitted Acquisition to be effected by a Wholly-Owned Foreign Subsidiary of Silgan, may be a Wholly-Owned Foreign Subsidiary of Silgan approved by the Administrative Agent and the respective Incremental Term Loan Lenders.
[2]	Shall be Dollars, Euros, Pounds Sterling and any other freely transferable currency to the extent that such currency is approved by the Administrative Agent and the respective Incremental Term Loan Lenders.
[3]	The aggregate amount of each Tranche of Incremental Term Loan Commitments must be at least $50,000,000 (or the Dollar Equivalent thereof) (or such lesser amount as is acceptable to the Administrative Agent).
[4]	Designate the respective Tranche for such Incremental Term Loan Commitments or indicate that it is to be added to (and form part of) an existing Tranche of Term Loans, provided in the case that the Incremental Term Loan Commitments to be provided pursuant to this Agreement are to be added to (and form a part of) an existing Tranche of Term Loans, the Incremental Term Loan Borrower and the Currency for such Incremental Term Loan Commitments shall be the same as for such existing Tranche of Term Loans.
[5]	Date cannot be later than [ ], 20[ ].
[6]

Insert Maturity Date for the Incremental Term Loans to be incurred pursuant to the Incremental Term Loan Commitments provided hereunder, provided that (i) such Incremental Term Loan Maturity Date shall be no earlier

Annex I to Exhibit L

7. Dates for, and amounts of, Incremental Term Loan Scheduled Repayments:7

8. [Basis for determining the relevant Euro Rate and]8 Applicable Margins:9

9. The proceeds of the Incremental Terms to be provided hereunder are to be used for:10

10. Other Conditions Precedent:11

11. Notice Office:12

12. Payment Office:13

than the Initial Term Loan Maturity Date and (ii) in the event the Incremental Term Loan Commitments to be provided pursuant to this Agreement are to be added to (and form a part of ) an existing Tranche of Term Loans, the Incremental Term Loan Maturity Date for the Incremental Term Loans to be incurred pursuant to such Incremental Term Loan Commitments shall be the same Maturity Date as for such existing Tranche of Term Loans.
[7]	Set forth the dates for Incremental Term Loan Scheduled Repayments and the principal amount (expressed as a numerical amount or as a percentage of the aggregate amount of Incremental Term Loans to be incurred pursuant to the Incremental Term Loan Commitments provided hereunder), provided that (i) to the extent the Incremental Term Loan Commitments being provided hereunder constitute a new Tranche of Term Loans, the Weighted Average Life to Maturity of such new Tranche shall be no less than the Weighted Average Life to Maturity as then in effect for the US A Term Loans, Canadian A Term Loans and Euro A Term Loans (as determined on a weighted average basis for all such Term Loans) and (ii) in the event the Incremental Term Loan Commitments to be provided hereunder are to be added to (and form a part of) an existing Tranche of Term Loans, (x) the Incremental Term Loan Scheduled Repayments for such Incremental Term Loans shall be the same (on a proportionate basis) as is theretofore applicable to the existing Tranche of Term Loans to which such new Incremental Term Loans are being added and (y) such Incremental Term Loans shall have the same Incremental Term Loan Scheduled Repayment Dates.
[8]	For Alternate Currency Incremental Term Loans that are denominated in an Other Alternate Currency, the Administrative Agent, the Incremental Term Loan Borrower and the Incremental Term Loan Lenders party to this Agreement shall agree on the basis for determining the Euro Rate applicable thereto.
[9]	Insert the Applicable Margins and any interest rate floors, if applicable, that shall apply to the Incremental Term Loans being provided hereunder, provided in the event the Incremental Term Loan Commitments to be provided hereunder are to be made under (and form a part of) an existing Tranche of Term Loans, the Incremental Term Loans to be incurred pursuant to such Incremental Term Loan Commitments shall have the same Applicable Margins and interest floors (if any) applicable to such existing Tranche of Term Loans.
[10]	Designate the specific use of the proceeds of the applicable Incremental Term Loans as provided in Section 7.10(a) of the Credit Agreement.
[11]	Insert any additional conditions precedent which may be required to be satisfied prior to the Agreement Effective Date.
[12]	The Notice Office for Incremental Term Loans incurred by Silgan shall be as set forth in clause (i) of the definition of “Notice Office” and the Notice Office for Incremental Term Loans incurred by a Foreign Incremental Term Loan Borrower shall be designated by the Administrative Agent.
[13]	The Payment Office for Incremental Term Loans incurred by Silgan shall be as set forth in clause (i) of the definition of “Payment Office” and the Payment Office for Incremental Term Loans incurred by a Foreign Incremental Term Loan Borrower shall be designated by the Administrative Agent.

Annex I to Exhibit L

13. Minimum Borrowing Amount:14

14. Minimum Voluntary Prepayment Amount under Section 5.01(a) of the Credit Agreement:15

[15. [Insert name of respective Incremental Term Loan Borrower] agrees to pay compensation as, and to the extent, provided in the last paragraph of Section 2.14(c) of the Credit Agreement.]16

[14]	The Administrative Agent and the Incremental Term Loan Lenders party to this Agreement shall designate the Minimum Borrowing Amount for the respective Tranche of Incremental Term Loans, which amount shall be determined in accordance with the definition of Minimum Borrowing Amount set forth in the Credit Agreement.
[15]	The Administrative Agent shall designate the minimum amount for partial voluntary prepayments pursuant to Section 5.01(a) of the Credit Agreement for the respective Tranche of Incremental Term Loans.
[16]	Insert if the respective Incremental Term Loan Commitments are to be added to (and form a part of) an existing Tranche of Term Loans and to the extent any related breakage type compensation is agreed to be paid by the respective Incremental Term Loan Borrower.

EXHIBIT M

FORM OF INCREMENTAL REVOLVING LOAN COMMITMENT AGREEMENT

[Name(s) of Lender(s)]

            ,

Silgan Holdings Inc.

4 Landmark Square

Suite 400

Stamford, Connecticut 06901

and

[Name and Address of each

Revolving Borrower]1

Re: Incremental Revolving Loan Commitments

Ladies and Gentlemen:

Reference is hereby made to the Credit Agreement, dated as of January 14, 2014 (as amended, supplemented and/or modified from time to time, the “Credit Agreement”), among Silgan Holdings Inc. (“Silgan”), Silgan Containers LLC (“Containers”), Silgan Plastics LLC (“Plastics”), Silgan Containers Manufacturing Corporation (“Manufacturing”), Silgan Can Company (“CanCo”), Silgan Plastics Canada Inc. (“Silgan Canada”), Silgan Holdings B.V. (“Silgan B.V.”), Silgan International Holdings B.V. (“Silgan International B.V.”), each other Borrower from time to time party thereto (together with Silgan, Containers, Plastics, Manufacturing, CanCo, Silgan Canada, Silgan B.V. and Silgan International B.V., the “Borrowers”, and each, a “Borrower”), the lenders from time to time party hereto (the “Lenders”, and each, a “Lender”) and Wells Fargo Bank, National Association, as Administrative Agent (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings set forth in the Credit Agreement.

Each Lender (each an “Incremental Revolving Lender”) party to this letter agreement (this “Agreement”) hereby severally agrees to provide the Incremental Revolving Loan Commitment set forth opposite its name on Annex I attached hereto (for each such Incremental Revolving Lender, its “Incremental Revolving Loan Commitment”). Each Incremental Revolving Loan Commitment provided pursuant to this Agreement shall be subject to all of the terms and conditions set forth in the Credit Agreement, including, without limitation, Sections 2.01(e) and 2.15 thereof.

[1]	Insert the name and address of each then existing Revolving Borrower.

Exhibit M

Each Incremental Revolving Lender, Silgan, each Revolving Borrower and the Administrative Agent acknowledge and agree that the Incremental Revolving Loan Commitments provided pursuant to this Agreement shall constitute Incremental Revolving Loan Commitments and, upon the Agreement Effective Date (as hereinafter defined), the Incremental Revolving Loan Commitment of each Incremental Revolving Lender shall become, or in the case of an existing Revolving Lender, shall be added to (and thereafter become a part of), the Revolving Loan Commitment of such Incremental Revolving Lender. Each Incremental Revolving Lender, Silgan, each other Revolving Borrower and the Administrative Agent further agree that, with respect to the Incremental Revolving Loan Commitment provided by each Incremental Revolving Lender pursuant to this Agreement, such Incremental Revolving Lender shall receive from Silgan and/or the other Revolving Borrowers such upfront fees and/or other fees, if any, as may be separately agreed to in writing with Silgan and/or the other Revolving Borrowers and acknowledged by the Administrative Agent, all of which fees shall be due and payable to such Incremental Revolving Lender on the terms and conditions set forth in each such separate agreement.

Furthermore, each of the parties to this Agreement hereby agree to the terms and conditions set forth on Annex I hereto in respect of each Incremental Revolving Loan Commitment provided pursuant to this Agreement.

Each Incremental Revolving Lender party to this Agreement, to the extent not already a party to the Credit Agreement as a Lender thereunder, (i) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and to become a Lender under the Credit Agreement, (ii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and the other Credit Documents, (iii) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent and the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto, (iv) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the other Credit Documents are required to be performed by it as a Lender, and (v) in the case of each Incremental Revolving Lender organized under the laws of a jurisdiction outside the United States, attaches the forms and/or Certificates referred to in Section 5.04(b) of the Credit Agreement, certifying as to its entitlement as of the date hereof to a complete exemption from United States withholding taxes with respect to all payments to be made to it by the Revolving Borrowers under the Credit Agreement and the other Credit Documents.

Upon the date of (i) the execution of a counterpart of this Agreement by each Incremental Revolving Lender, the Administrative Agent, Silgan, each other Revolving Borrower and each Guarantor, (ii) the delivery to the Administrative Agent of a fully executed counterpart (including by way of facsimile) hereof, together with all Annexes hereto, (iii) the payment of any

Exhibit M

fees then due and payable in connection herewith and (iv) the satisfaction of any other conditions precedent set forth in Section 2 of Annex I hereto (such date, the “Agreement Effective Date”), each Incremental Revolving Lender party hereto (i) shall be obligated to make the Revolving Loans provided to be made by it, and participate in Letters of Credit and Swingline Loans, in each case as provided in this Agreement on the terms, and subject to the conditions, set forth in the Credit Agreement and in this Agreement and (ii) to the extent provided in this Agreement, shall have the rights and obligations of a Lender thereunder and under the other applicable Credit Documents.

Each Revolving Borrower acknowledges and agrees that (i) it shall be liable for all Obligations with respect to the Incremental Revolving Loan Commitments provided hereby including, without limitation, all Revolving Loans made to it pursuant thereto, and (ii) all such Obligations (including all such Revolving Loans) shall be entitled to the benefits of the respective Security Documents and Guaranties as, and to the extent, provided in the Credit Agreement and in such other Credit Documents.

Each Guarantor acknowledges and agrees that all Obligations with respect to the Incremental Revolving Loan Commitments provided hereby and all Revolving Loans and other Credit Events made pursuant thereto shall (i) be fully guaranteed pursuant to the respective Guaranties as, and to the extent, provided therein and in the Credit Agreement and (ii) be entitled to the benefits of the respective Security Documents as, and to the extent, provided therein and in the Credit Agreement.

Attached hereto as Annex II are true and correct copies of officer’s certificates, board of director resolutions and good standing certificates of the Credit Parties required to be delivered pursuant to clause (iv) of the definition of “Incremental Commitment Effectiveness Requirements” contained in the Credit Agreement.

Attached hereto as Annex III [is an opinion] [are opinions] of [insert name or names of counsel, including in-house counsel, who will be delivering opinions], counsel to the respective Credit Parties required to be delivered pursuant to clause (iii) of the definition of “Incremental Commitment Effectiveness Requirements” contained in the Credit Agreement.

Attached hereto as Annex IV is the officer’s certificate required to be delivered pursuant to the definition of “Incremental Commitment Effectiveness Requirements” contained in the Credit Agreement certifying that the conditions set forth in clause (i) of such definition have been satisfied.

Attached hereto as Annex V is the officer’s certificate required to be delivered pursuant to clause (viii) of the definition of “Incremental Commitment Effectiveness Requirements” contained in the Credit Agreement certifying that the conditions set forth in clauses (vii) and (viii) of such definition have been satisfied (together with calculations demonstrating same (where applicable) in reasonable detail and copies of the certificates set forth in such clauses (vii) and (viii)).

Exhibit M

The Obligations to be incurred pursuant to the Incremental Revolving Loan Commitments provided hereunder are in accordance with, will not violate the provisions of, the Senior Notes Indenture and any Additional Permitted Indebtedness Document (in each case, to the extent that any of the foregoing are in effect), and will constitute “Senior Indebtedness” and “Designated Senior Indebtedness” (or any comparable terms) for the purpose of any Permitted Subordinated Indebtedness to the extent in effect.

You may accept this Agreement by signing the enclosed copies in the space provided below, and returning one copy of same to us before the close of business on             ,         . If you do not so accept this Agreement by such time, our Incremental Revolving Loan Commitments set forth in this Agreement shall be deemed canceled.

After the execution and delivery to the Administrative Agent of a fully executed copy of this Agreement (including by way of counterparts and by facsimile transmission) by the parties hereto, this Agreement may only be changed, modified or varied by written instrument in accordance with the requirements for the modification of Credit Documents pursuant to Section 12.12 of the Credit Agreement.

In the event of any conflict between the terms of this Agreement and those of the Credit Agreement, the terms of the Credit Agreement shall control.

*****

Exhibit M

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REGARD TO ITS CONFLICTS OF LAWS PRINCIPLES.

Very truly yours,

[NAME OF EACH INCREMENTAL REVOLVING LENDER]

By
Name:
Title

Agreed and Accepted

this      day of             ,         :

SILGAN HOLDINGS INC.

By:
Name:
Title:

[NAME OF EACH OTHER REVOLVING BORROWER]

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

Exhibit M

Each Guarantor acknowledges and agrees to each the foregoing provisions of this Incremental Revolving Loan Commitment Agreement and to the incurrence of the Revolving Loans and the other Credit Events to be made pursuant thereto.

SILGAN HOLDINGS INC.,
as a Guarantor

By:
Name:
Title:

SILGAN CONTAINERS LLC, as a Guarantor

By:
Name:
Title:

SILGAN PLASTICS LLC, as a Guarantor

By:
Name:
Title:

SILGAN CAN COMPANY, as a Guarantor

By:
Name:
Title:

SILGAN CONTAINERS MANUFACTURING CORPORATION, as a Guarantor

By:
Name:
Title:

Exhibit M

SILGAN HOLDINGS LLC, as a Guarantor

By:
Name:
Title:

SILGAN CLOSURES INTERNATIONAL HOLDING COMPANY, as a Guarantor

By:
Name:
Title:

SILGAN EQUIPMENT COMPANY, as a Guarantor

By:
Name:
Title:

SILGAN TUBES HOLDING COMPANY, as a Guarantor

By:
Name:
Title:

SILGAN PLASTICS CORPORATION, as a Guarantor

By:
Name:
Title:

SILGAN WHITE CAP LLC, as a Guarantor

By:
Name:
Title:

Exhibit M

SILGAN WHITE CAP CORPORATION, as a Guarantor

By:
Name:
Title:

SILGAN WHITE CAP AMERICAS LLC, as a Guarantor

By:
Name:
Title:

SILGAN LLC, as a Guarantor

By: SILGAN CONTAINERS LLC, as Manager

By:
Name:
Title:

SILGAN CAN HOLDING COMPANY, as a Guarantor

By:
Name:
Title:

SILGAN IPEC CORPORATION, as a Guarantor

By:
Name:
Title:

Exhibit M

SILGAN PLASTIC FOOD CONTAINERS CORPORATION, as a Guarantor

By:
Name:
Title:

PORTOLA PACKAGING, INC., as a Guarantor

By:
Name:
Title:

[NAME OF OTHER GUARANTORS][2]

By:
Name:
Title:]

[2]	Insert names of all other then existing US Subsidiary Guarantors and, in the case of a Designated Incremental Term Loan Borrower, each of the existing Foreign Credit Parties as well.

ANNEX I TO EXHIBIT M

TERMS AND CONDITIONS FOR

INCREMENTAL REVOLVING LOAN COMMITMENT AGREEMENT

Dated as of             ,

1. Incremental Revolving Loan Commitment Amounts (as of the Agreement Effective Date):

Names of Incremental Revolving Lenders	Amount of Incremental Revolving Loan Commitment

Total:[1]

2. Other Conditions Precedent:2

[1]	The aggregate amount of all Incremental Revolving Loan Commitments proceeds pursuant to this Agreement must be at least $50,000,000 (or such lesser amount as is acceptable to the Administrative Agent).
[2]	Insert any additional conditions precedent which may be required to be satisfied prior to the Agreement Effective Date.